Filed Pursuant to Rule 424(b)(3)
Registration No. 333-176673

TO THE STOCKHOLDERS OF NEOSTEM, INC.
AND THE STOCKHOLDERS OF AMORCYTE, INC.

A MERGER — YOUR VOTE IS VERY IMPORTANT!

The Board of Directors of NeoStem, Inc., a Delaware corporation (“NeoStem”), and the Board of Directors of Amorcyte, Inc., a Delaware corporation (“Amorcyte”), have approved the merger (the “Amorcyte Merger”) of Amo Acquisition Company I, Inc., a newly formed wholly-owned subsidiary of NeoStem (“Subco”), with and into Amorcyte, with Amorcyte surviving as a wholly-owned subsidiary of NeoStem, pursuant to an Agreement and Plan of Merger, dated July 13, 2011, as such agreement may be amended from time to time (the “Agreement and Plan of Merger”), among NeoStem, Amorcyte, Subco and Amo Acquisition Company II, LLC, another newly formed wholly-owned subsidiary of NeoStem (“Subco II”).

NeoStem continues to develop as a company in the cell therapy arena following its January 2011 completion of the Progenitor Cell Therapy, LLC (“PCT”) acquisition. NeoStem views the PCT acquisition as a foundation in achieving its strategic mission of capturing the paradigm shift to cell therapy. Amorcyte is a development stage cell therapy company focusing on novel treatments for cardiovascular disease. Amorcyte’s lead product candidate, AMR-001, is ready to initiate a Phase 2 study for the treatment of acute myocardial infarction (AMI).

Pursuant to the terms of the Amorcyte Merger, all of the shares of Amorcyte common stock and Amorcyte Series A Preferred Stock, all options and warrants to acquire equity of Amorcyte, and all debt obligations issued by Amorcyte that are convertible into Amorcyte Series A Preferred Stock (to the extent not already converted, being treated as if actually converted), in each case, issued and outstanding immediately prior to the effective time of the Amorcyte Merger (the “Effective Time”), will be converted into the right to receive, in the aggregate, (1) 6,821,283 shares of common stock, par value $0.001 per share, of NeoStem (“NeoStem Common Stock”), (2) warrants to purchase an aggregate of 1,881,008 shares of NeoStem Common Stock, (3) subject to the satisfaction of certain specified business milestones, up to 4,092,768 additional shares of NeoStem Common Stock, and (4) if and when Amorcyte’s lead product candidate AMR-001 is approved and commercialized, certain earn out payments equal to 10% of net sales of Amorcyte’s lead product candidate AMR-001. Pursuant to the Agreement and Plan of Merger, within 90 days after the Effective Time of the Amorcyte Merger, Amorcyte will be merged with and into Subco II (the “Subco II Merger”). Subco II, in its capacity as the wholly-owned subsidiary of NeoStem surviving the transactions contemplated by the Agreement and Plan of Merger, is hereinafter sometimes referred to as the “Surviving Company.”

This joint proxy statement/prospectus provides you with detailed information about the proposed Amorcyte Merger, a description of which begins on page 89. THE AMORCYTE MERGER AND THE BUSINESS OF THE COMBINED COMPANY INVOLVE A HIGH DEGREE OF RISK. You should carefully read the section entitled “Risk Factors” beginning on page 25 for a discussion of specific risks that you should consider in determining how to vote on the proposed Amorcyte Merger.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated September 16, 2011 and is first being mailed to stockholders of NeoStem and Amorcyte on or about September 20, 2011.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend either meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the NeoStem Annual Meeting and/or the Amorcyte Special Meeting, as appropriate. We strongly support the proposed transactions and join with our Boards of Directors or Managers, as applicable, in enthusiastically recommending that you vote in favor of the proposals presented to you for approval.

Robin L. Smith, M.D. Chief Executive Officer NeoStem, Inc.	Paul J. Schmitt Chief Executive Officer Amorcyte, Inc.

NEOSTEM, INC.

Notice of Annual Meeting of Stockholders
to be held October 14, 2011

To the Stockholders of NeoStem, Inc.:

NOTICE IS HEREBY GIVEN that an annual meeting of stockholders of NeoStem, Inc. (“NeoStem”) will be held at the offices of NeoStem, Inc., 420 Lexington Avenue, Suite 450, New York, NY 10170, on October 14, 2011, at 11:00 a.m., local time (the “NeoStem Annual Meeting”), for the following purposes:

1.	To approve the issuance of NeoStem Common Stock and warrants exercisable for NeoStem Common Stock pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of July 13, 2011, as such agreement may be amended from time to time (the “Agreement and Plan of Merger”), by and among NeoStem, Amorcyte, Inc. (“Amorcyte”), Amo Acquisition Company I, Inc., a wholly-owned subsidiary of NeoStem (“Subco”), and Amo Acquisition Company II, LLC, a wholly-owned subsidiary of NeoStem (“Subco II”), pursuant to which Subco will merge with and into Amorcyte, with Amorcyte surviving as a wholly-owned subsidiary of NeoStem (the “Amorcyte Merger”).
2.	To adopt an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to eliminate the classification of the NeoStem Board of Directors so that the terms of all directors expire at the NeoStem Annual Meeting.
3.	If NeoStem Proposal 2 is approved, to elect 7 nominees to the NeoStem Board of Directors, each to serve a one-year term extending until the 2012 annual meeting of NeoStem stockholders. If NeoStem Proposal 2 is not approved, to elect 2 nominees as Class II directors to the NeoStem Board of Directors, each to serve for a three-year term extending until the 2014 annual meeting of NeoStem stockholders.
4.	To approve an amendment to the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”) to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder by 6,000,000 shares.
5.	To ratify the appointment of Grant Thornton LLP as NeoStem’s independent registered public accounting firm for the fiscal year ending December 31, 2011.
6.	To approve the adjournment of the NeoStem Annual Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the NeoStem Annual Meeting to approve the proposals submitted at the NeoStem Annual Meeting.
7.	To transact such other business as may properly come before the NeoStem Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the joint proxy statement/prospectus that accompanies this notice. The NeoStem Board of Directors has fixed the close of business on August 17, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at this NeoStem Annual Meeting and at any adjournment or postponement thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS OF NEOSTEM, INC. TO BE HELD OCTOBER 14, 2011. THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY CARD ARE AVAILABLE AT HTTP://NEOSTEM2011.INVESTORROOM.COM. Under Securities and Exchange Commission rules, we are providing access to our proxy materials both by sending you this full set of proxy materials, and by notifying you of the availability of our proxy materials on the Internet.

By Order of the Board of Directors of NeoStem, Inc. Robin L. Smith, M.D. Chief Executive Officer New York, New York September 16, 2011

All NeoStem stockholders are cordially invited to attend the NeoStem Annual Meeting in person. Whether or not you expect to attend the NeoStem Annual Meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the NeoStem Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the NeoStem Annual Meeting, you must obtain from the record holder a proxy issued in your name.

AMORCYTE, INC.

Notice of Special Meeting of Stockholders
to be held October 14, 2011

To the Stockholders of Amorcyte, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Amorcyte, Inc. (“Amorcyte”) will be held at the offices of NeoStem, Inc., 420 Lexington Avenue, Suite 450, New York, NY 10170, on October 14, 2011, at 9:00 a.m., local time (the “Amorcyte Special Meeting”), for the following purposes:

1.	To adopt the Agreement and Plan of Merger, dated as of July 13, 2011, as such agreement may be amended from time to time (the “Agreement and Plan of Merger”), by and among Amorcyte, NeoStem, Inc. (“NeoStem”), Amo Acquisition Company I, Inc., a wholly-owned subsidiary of NeoStem (“Subco”), and Amo Acquisition Company II, LLC, a wholly-owned subsidiary of NeoStem (“Subco II”), pursuant to which Subco will merge with and into Amorcyte, with Amorcyte surviving as a wholly-owned subsidiary of NeoStem (the “Amorcyte Merger”). Adoption of the Agreement and Plan of Merger also will constitute approval of the Amorcyte Merger and the other transactions contemplated by the Agreement and Plan of Merger.
2.	To approve the adjournment of the Amorcyte Special Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Amorcyte Special Meeting to approve any of the proposals submitted at the Amorcyte Special Meeting.
3.	To transact such other business as may properly come before the Amorcyte Special Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the joint proxy statement/prospectus that accompanies this notice. The Amorcyte Board of Directors has fixed the close of business on August 17, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at this Amorcyte Special Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors of Amorcyte, Inc. Paul J. Schmitt Chief Executive Officer Allendale, New Jersey September 16, 2011

All Amorcyte stockholders are cordially invited to attend the Amorcyte Special Meeting in person. Whether or not you expect to attend the Amorcyte Special Meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the Amorcyte Special Meeting.

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THE NEOSTEM ANNUAL MEETING OF STOCKHOLDERS	80
Purpose of the NeoStem Annual Meeting	80
Record Date and Outstanding Shares	83
Stock Ownership of Management and Certain Stockholders	81
Voting Rights and Solicitation of Proxies; Expenses	83
Vote Required	81
Quorum; Abstentions; Broker Non-Votes	84
Voting of Proxies; Revocation of Proxies	84
THE AMORCYTE SPECIAL MEETING OF STOCKHOLDERS	83
Purpose of the Amorcyte Special Meeting	83
Record Date and Outstanding Shares	83
Ownership of Management	83
Voting Rights and Solicitation of Proxies; Expenses	83
Vote Required	84
Quorum; Abstentions; Broker Non-Votes	84
Voting of Proxies; Revocation of Proxies	84
Rights of Dissenting Stockholders	85
Appraisal Rights Procedures	85
NEOSTEM PROPOSAL 1 TO APPROVE THE ISSUANCE OF SECURITIES IN CONNECTION WITH THE AMORCYTE MERGER PURSUANT TO THE AGREEMENT AND PLAN OF MERGER -AND- AMORCYTE PROPOSAL 1 TO ADOPT THE AGREEMENT AND PLAN OF MERGER.	89
Background of the Amorcyte Merger	89
What Am I Being Asked to Consider and Vote Upon?	91
The Amorcyte Merger	92
Reasons for the Amorcyte Merger	96
General — Board Considerations	96
Joint Reasons for the Amorcyte Merger	96
Reasons of the NeoStem Board	97
Reasons of the Amorcyte Board	98
RECOMMENDATIONS OF THE NEOSTEM AND THE AMORCYTE BOARDS	99
Recommendation of the NeoStem Board	99
Recommendation of the Amorcyte Board	99
Vote Required	84
Existing Business Relationships Between NeoStem and Amorcyte	99
Interests of Certain Persons in the Amorcyte Merger	101
Material United States Federal Income Tax Consequences of the Amorcyte Merger and the Subco II Merger	103
Anticipated Accounting Treatment of the Amorcyte Merger	107
Governmental Approval of the Amorcyte Merger	107

AMORCYTE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	207
Results of Operations	207
Liquidity and Capital Resources	207
OTHER RELATIONSHIPS BETWEEN THE PARTIES	209
MANAGEMENT OF THE COMBINED COMPANY AFTER THE AMORCYTE MERGER	211
NEOSTEM CORPORATE GOVERNANCE	219
Director Independence	219
Board Leadership Structurs and Role in Risk Oversight	219
Committees	219
Audit Committee	219
Statement of Audit Committee	221
Compensation Committee	221
Nominating and Governance Committee	223
Qualifications for Board Membership	222
Diversity Considerations in Director Nominations	223
Nominating and Governance Committee Procedures	222
Procedures for Considering Nominations Made by Stockholders	223
Stockholder Communications	224
Board and Committee Meeting Attendance	224
Director Attendance at Annual Meetings	224
Section 16(a) Beneficial Ownership Reporting Compliance	224
Code of Ethics	224
CAPITALIZATION	225
NEOSTEM PROPOSAL 2 TO ADOPT AN AMENDMENT TO NEOSTEM’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE CLASSIFICATION OF THE NEOSTEM BOARD OF DIRECTORS SO THAT THE TERMS OF ALL DIRECTORS EXPIRE AT THE NEOSTEM ANNUAL MEETING.	226
NEOSTEM PROPOSAL 3. IF NEOSTEM PROPOSAL 2 IS APPROVED, TO ELECT 7 NOMINEES TO THE NEOSTEM BOARD OF DIRECTORS, EACH TO SERVE A ONE-YEAR TERM EXTENDING UNTIL THE 2012 ANNUAL MEETING OF NEOSTEM STOCKHOLDERS. IF NEOSTEM PROPOSAL 2 IS NOT APPROVED, TO ELECT 2 NOMINEES AS CLASS II DIRECTORS TO THE NEOSTEM BOARD OF DIRECTORS, EACH TO SERVE FOR A THREE-YEAR TERM EXTENDING UNTIL THE 2014 ANNUAL MEETING OF NEOSTEM STOCKHOLDERS.	228
NEOSTEM PROPOSAL 4 TO APPROVE AN AMENDMENT TO THE NEOSTEM, INC. 2009 EQUITY COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES OF NEOSTEM COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER BY 6,000,000 SHARES.	230
NEOSTEM PROPOSAL 5 TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS NEOSTEM’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.	238

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NEOSTEM PROPOSAL 6 TO APPROVE THE ADJOURNMENT OF THE NEOSTEM ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO APPROVE ANY OF THE NEOSTEM PROPOSALS.	241
NEOSTEM EXECUTIVE COMPENSATION	242
NeoStem Summary Compensation Table	242
Employment Agreements and Equity Grants	244
NeoStem’s Outstanding Equity Awards at Fiscal Year-End	248
NeoStem Equity Compensation Plan Information	251
NEOSTEM DIRECTOR COMPENSATION	252
NEOSTEM'S DIRECTOR INDEPENDENCE	253
AMORCYTE EXECUTIVE COMPENSATION	254
Amorcyte Summary Compensation Table	254
Amorcyte Compensatory Arrangements	254
Outstanding Equity Awards at Fiscal Year-End	256
PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION	257
NeoStem	257
Amorcyte	257
DESCRIPTION OF SECURITIES	258
Common Stock	258
Preferred Stock	258
Options	269
Warrants	269
Anti-Takeover Effect of Certain Provisions of Delaware Law and NeoStem's Certificate of Incorporation and Bylaws	280
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NEOSTEM	283
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF AMORCYTE	286
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	290
NeoStem	290
Amorcyte	293
AMORCYTE PROPOSAL 2 TO ADJOURN THE AMORCYTE SPECIAL MEETING IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO APPROVE THE AMORCYTE PROPOSAL	294
EXPERTS	295
LEGAL MATTERS	295
WHERE YOU CAN FIND MORE INFORMATION	295
STOCKHOLDER PROPOSALS	296
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS	296
TRANSACTION OF OTHER BUSINESS	296

NEOSTEM AND AMORCYTE: INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA	F-1
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F-2
NEOSTEM FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA	F-11
AMORCYTE FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA	F-92
AGREEMENT AND PLAN OF MERGER	Annex A
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE, SECTION 262, APPRAISAL RIGHTS	Annex B
CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (Declassification of NeoStem Board of Directors)	Annex C
AMENDMENT TO 2009 EQUITY COMPENSATION PLAN	Annex D

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about NeoStem from other documents filed with the Securities and Exchange Commission that is not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon oral or written request to:

For NeoStem Stockholders or Amorcyte Stockholders:
NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, NY 10170
(212) 584-4180

Attention:	Catherine M. Vaczy, Esq., Vice President and General Counsel

Stockholders Meetings:  To obtain timely delivery of such information, you must request the information no later than five business days before the NeoStem Annual Meeting of Stockholders or the Amorcyte Special Meeting Stockholders, as applicable. Accordingly, if you would like to request any information, please do so no later than October 7, 2011.

QUESTIONS AND ANSWERS ABOUT THE AMORCYTE MERGER AND OTHER PROPOSALS

Q1: What is the merger transaction?

A1: In general terms, pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of July 13, 2011, as such agreement may be amended from time to time (the “Agreement and Plan of Merger”), by and among NeoStem, Inc. (“NeoStem”), Amorcyte, Inc. (“Amorcyte”), Amo Acquisition Company I, Inc., a wholly-owned subsidiary of NeoStem (“Subco”) and Amo Acquisition Company II, LLC, another wholly-owned subsidiary of NeoStem (“Subco II”), Subco will merge (the “Amorcyte Merger”) with and into Amorcyte, with Amorcyte surviving as a wholly-owned subsidiary of NeoStem. Within 90 days after the effective time of the Amorcyte Merger (the “Effective Time”), Amorcyte will be merged with and into Subco II (the “Subco II Merger”). In its capacity as the wholly-owned subsidiary of NeoStem surviving the foregoing transactions, Subco II is sometimes referred to as the “Surviving Company.”

Q2: What will the stockholders of Amorcyte receive in the Amorcyte Merger?

A2: Pursuant to the terms of the Agreement and Plan of Merger, all of the shares of Amorcyte’s common stock, par value $0.001 per share (“Amorcyte Common Stock”), all of the shares of Amorcyte’s Series A Preferred Stock, par value $0.001 per share (“Amorcyte Series A Preferred Stock”), all options and warrants to acquire equity of Amorcyte, and all debt obligations issued by Amorcyte that are convertible into Amorcyte Series A Preferred Stock (to the extent not already converted, being treated as if they were actually converted), in each case, issued and outstanding immediately prior to the Effective Time, will, by virtue of the Amorcyte Merger, be cancelled and converted into the right to receive, in the aggregate:

(i)	6,821,283 shares of NeoStem Common Stock (subject to adjustment as described below) (the “Base Stock Consideration”);
(ii)	up to an additional 4,092,768 shares of NeoStem Common Stock (the “Contingent Shares”, and together with the Base Stock Consideration, the “Stock Consideration”), which Contingent Shares will only be issued if certain specified business milestones (described below) are accomplished;
(iii)	common stock purchase warrants to purchase 1,881,008 shares of NeoStem Common Stock exercisable over a seven (7) year period at an exercise price of $1.466 per share (the “Warrants”) (the terms of such Warrants to provide that the transfer of any shares of NeoStem Common Stock issued upon exercise of the Warrants will be restricted until one year after the closing date); and
(iv)	the earn out payments described below (the “Earn Out Payments”).

The Contingent Shares will be issued only if certain business milestones are achieved, as follows:

•	One-third of the Contingent Shares will be issued upon (a) the completion of Phase 2 clinical trial for Amorcyte’s product candidate AMR-001 and (b) issuance of a statistically significant analysis demonstrating satisfaction of the primary clinical end points from the Phase 2 clinical trial, which primary clinical endpoints are described in the Phase 2 clinical trial protocol submitted by Amorcyte to the FDA on July 5, 2011, and which may only be changed by a writing consented to by NeoStem and the Amorcyte Representative.
•	One-third of the Contingent Shares will be issued following a Type B End of Phase 2/Pre-Phase 3 meeting with the FDA wherein AMR-001 is acknowledged in writing by the FDA to be ready for Phase 3.
•	The remaining one-third of the Contingent Shares will be issued upon the first dosing of the first patient in the pivotal Phase 3 clinical study for AMR-001.

Within 90 days following the end of each calendar quarter, NeoStem will pay Earn Out Payments (to the Amorcyte Representative in trust for the benefit of the former Amorcyte Securityholders) equal to 10% of the net sales of AMR-001, which payment obligation will begin following the date of first commercial sale of AMR-001 and continue until the latest date that a valid patent claim exists on a country by country basis covering AMR-001, provided that if NeoStem licenses or otherwise grants an unaffiliated third party the right to commercialize or otherwise exploit AMR-001 or any portion of AMR-001 (including, without limitation, a sublicense for all or part of any territory for AMR-001) then the applicable Earn Out Payment will be equal to 30% of any sublicensing fees, royalties and milestone fees or profit sharing payment (but not payments for development costs) actually received by NeoStem. NeoStem will be entitled to recover direct out-of-pocket clinical development costs not previously paid or reimbursed and any costs, expenses, damages, liabilities, and settlement amounts arising out of or related to claims with respect to patent infringement or otherwise challenging Amorcyte’s ownership of or right to use intellectual property, by reducing any Earn Out Payments due by 50% until such costs have been recouped in full.

Pursuant to the Agreement and Plan of Merger, prior to closing all Amorcyte options and warrants will be modified in writings executed by each optionholder and warrantholder, so that effective upon the Effective Time, all Amorcyte options and warrants will, by virtue of the Amorcyte Merger, be converted into the right to receive the share of any Earn Out Payments that the holders of such options and warrants would have received if they had exercised their Amorcyte options and/or warrants, as applicable, prior to the Effective Time (after taking into account the payment of any exercise price due had they actually exercised). The holders of Amorcyte options and warrants will be entitled to the merger consideration similar to the holders of Amorcyte Common Stock, minus the exercise price of the options and warrants.

The Base Stock Consideration to be issued in the Amorcyte Merger is subject to certain escrow provisions. See Q4 below.

When the merger consideration is distributed to Amorcyte’s stockholders, the liquidation preference accorded by Amorcyte’s amended and restated certificate of incorporation, as amended, to the holders of Amorcyte Series A Preferred Stock must be satisfied before the holders of Amorcyte Common Stock will receive any of the merger consideration. In accordance with an August 2011 amendment to Amorcyte’s Amended and Restated Certificate of Incorporation, for purposes of the Series A liquidation preference, all NeoStem Common Stock and all NeoStem Warrants paid to Amorcyte stockholders will be valued at the values set forth in the Agreement and Plan of Merger (i.e. at $1.466 per share and $1.063 per Warrant, respectively, or $12 million in the aggregate). Based on a liquidation preference of $1,197.975 per share and 10,459 shares of Amorcyte Series A Preferred Stock outstanding, the first $12,529,620.53 of consideration received by the Amorcyte stockholders will be distributed entirely to the holders of Amorcyte Series A Preferred Stock. As a result, all of the Base Stock Consideration and all of the Warrants will be distributed to holders of Amorcyte Series A Preferred Stock.

Q3: Is any of the merger consideration subject to adjustment?

A3: The Base Stock Consideration is subject to adjustment, provided that in no event will NeoStem be required to issue as Base Stock Consideration more than 6,821,283 shares of NeoStem Common Stock. The Agreement and Plan of Merger provides that to the extent the amount of Amorcyte’s liabilities (as defined and calculated in the manner described in the Agreement and Plan of Merger) on the closing date are more than $478,000 (the “Target Liabilities”), the Base Stock Consideration will be decreased by two times (2x) the amount by which Amorcyte’s liabilities are greater than the Target Liabilities. Any such decrease will reduce the Base Stock Consideration by two dollars for every dollar by which Amorcyte’s liabilities are greater than the Target Liabilities, with each share of the Base Stock Consideration valued at $1.466 (the average of the closing prices of sales of NeoStem Common Stock on the NYSE-Amex for the 10 trading days ending on the trading day prior to the date of execution of the Agreement and Plan of Merger) (the “Parent Per Share Value”).

Q4: When will the former equity holders of Amorcyte receive their merger consideration?

A4: After the Amorcyte Merger has been completed, the former equityholders of Amorcyte will receive a letter of transmittal describing how they may obtain the NeoStem securities to which they are entitled. No merger consideration will be issued to a former equityholder of Amorcyte until NeoStem receives a letter of transmittal, duly executed and properly completed, from such person. See Q22, below. The Warrants to be issued to the Amorcyte stockholders upon the consummation of the Amorcyte Merger will be delivered as promptly as possible after the Effective Time, which delivery may be by book entry.

The Base Stock Consideration will be placed in escrow (the “Escrow Account”) pursuant to an escrow agreement to be executed at closing, for the purpose of paying any damages payable to NeoStem in accordance with the indemnification provisions contained in the Agreement and Plan of Merger. The escrow agent shall initially be NeoStem’s transfer agent (the “Escrow Agent”). The Escrow Account will continue from the closing until that date (the “Termination Date”) which is two (2) years and one day after the closing (the “Escrow Period”). Six months after the closing date, an aggregate of up to 20% of the shares of NeoStem Common Stock may be released from the Escrow Account and distributed to the Amorcyte Representative (as defined below) for distribution to Amorcyte’s former stockholders, optionholders and warrantholders (collectively, the “Amorcyte Securityholders”) in accordance with their proportional interests; provided, however, that NeoStem will not be required to release from escrow any shares of NeoStem Common Stock then being held with respect to pending claims by NeoStem. As soon as practicable after the one (1) year anniversary of the closing date (the “One-Year Release Date”), NeoStem will direct the Escrow Agent to release and distribute to the Amorcyte Representative for distribution to the former Amorcyte Securityholders in accordance with the terms of the Escrow Agreement all shares of NeoStem Common Stock then remaining in the Escrow Account except as follows: If no indemnification claims have been asserted by NeoStem prior to the One-Year Release Date, then NeoStem Common Stock with a Parent Per Share Value of $1,250,000 shall remain in the Escrow Account until the Termination Date. If any indemnification claims have been asserted by NeoStem prior to the One-Year Release Date, then NeoStem Common Stock with a Parent Per Share Value equal to the sum of (i) $2,500,000 plus (ii) the amount of any then pending indemnification claims shall remain in the Escrow Account until the Termination Date. As soon as practical after the Termination Date, all shares of NeoStem Common Stock then remaining in the Escrow Account will be released to the Amorcyte Representative for distribution to the former Amorcyte Securityholders; provided that NeoStem Common Stock representing 120% of the maximum amount of any claim made by NeoStem pursuant to the indemnification provisions of the Agreement and Plan of Merger during the Escrow Period will be withheld and remain in the Escrow Account pending resolution of such claim. In addition, a number of shares of NeoStem Common Stock in the Escrow Account which is necessary to satisfy any unsatisfied claims specified in any indemnification claim previously delivered by NeoStem prior to the Termination Date with respect to facts and circumstances existing prior to the expiration of the Escrow Period, shall remain in the Escrow Account until such claims have been resolved.

The Contingent Shares will be issued if and only if the business milestones specified in the Agreement and Plan of Merger are achieved. One-third of the Contingent Shares will be issued upon (a) the completion of Phase 2 clinical trial for Amorcyte’s product candidate AMR-001 and (b) issuance of a statistically significant analysis demonstrating satisfaction of the primary clinical end points from the Phase 2 clinical trial, which primary clinical endpoints are described in the Phase 2 clinical trial protocol submitted by Amorcyte to the FDA on July 5, 2011, and which may only be changed by a writing consented to by NeoStem and the Amorcyte Representative. One-third of the Contingent Shares will be issued following a Type B End of Phase 2/Pre-Phase 3 meeting with the FDA wherein AMR-001 is acknowledged in writing by the FDA to be ready for Phase 3. The remaining one-third of the Contingent Shares will be issued upon the first dosing of the first patient in the pivotal Phase 3 clinical study for AMR-001.

The Earn Out Payments will be made following approval and commercialization of Amorcyte’s lead product candidate, AMR-001, if ever. Within 90 days following the end of each calendar quarter, NeoStem will pay any Earn Out Payments (to the Amorcyte Representative in trust for the benefit of the former Amorcyte Securityholders) equal to 10% of the net sales of AMR-001, which payment obligation will begin following the date of first commercial sale of AMR-001 and continue until the latest date that a valid patent claim exists on a country by country basis covering AMR-001, provided that if NeoStem licenses or otherwise grants an unaffiliated third party the right to commercialize or otherwise exploit AMR-001 or any portion of AMR-001 (including, without limitation, a sublicense for all or part of any territory for AMR-001) then the applicable Earn Out Payment will be equal to 30% of any sublicensing fees, and provided further that NeoStem shall be entitled to deduct certain clinical development costs and other expenses.

Q5: Who is the Amorcyte Representative and what is his role?

A5: By approval of the Amorcyte Merger at the Amorcyte Special Meeting, each stockholder of Amorcyte will be deemed to have irrevocably constituted and appointed Paul Schmitt (currently the Chief Executive Officer and a director of Amorcyte, and the Managing Director of Novitas Capital, a substantial stockholder of Amorcyte), as the “Amorcyte Representative” under the Agreement and Plan of Merger. The Amorcyte Representative will act on behalf of all of the stockholders of Amorcyte in executing various closing documents and in reviewing and, if he deems it appropriate, disputing, any indemnification claims made against the Escrow Account after the closing.

Q6: Will NeoStem stockholders receive anything in the Amorcyte Merger?

A6: NeoStem stockholders will not receive any consideration in the Amorcyte Merger, and the number of shares of NeoStem Common Stock that they hold will be unaffected, but their percentage ownership will decrease due to the number of shares being issued in the Amorcyte Merger.

Q7: What are the significant risks involved in the Amorcyte Merger?

A7: The Amorcyte Merger involves significant risks. For a detailed discussion of the risks involved see the “Risk Factors” section beginning on page 25 of this joint proxy statement/prospectus.

Q8: What are the U.S. tax consequences of the Amorcyte Merger and the Subco II Merger?

A8: NeoStem and Amorcyte intend that the Amorcyte Merger and the Subco II Merger will be treated for U.S. federal income tax purposes as a single integrated transaction that qualifies as a reorganization. Such treatment would mean that a holder of shares of Amorcyte Common Stock and/or Amorcyte Series A Preferred Stock exchanging such shares for NeoStem Common Stock, NeoStem Warrants, and Earn Out Payments generally would recognize taxable gain (but not loss) equal to the lesser of: (i) the amount of cash the holder receives pursuant to the mergers; and (ii) the excess of the amount of cash and the fair market value of NeoStem Common Stock and Warrants received by the holder over the holder’s tax basis in the shares of Amorcyte stock surrendered. Amorcyte and NeoStem, however, generally would not recognize any gain or loss resulting from the mergers. In addition, holders of NeoStem Common Stock generally would not recognize any gain or loss solely as a result of owning NeoStem Common Stock prior to the mergers.

If the mergers were not to qualify as a reorganization, a holder of shares of Amorcyte Common Stock and/or Amorcyte Series A Preferred Stock that exchanges such shares for NeoStem Common Stock, NeoStem Warrants, and Earn Out Payments generally would have taxable gain or loss equal to the value of the consideration the holder receives less the tax basis that the holder had in the shares of Amorcyte stock surrendered. For further discussion, see “Material United States Federal Income Tax Consequences of the Amorcyte Merger and the Subco II Merger.”

Tax matters are very complicated, and the tax consequences of the Amorcyte Merger and the Subco II Merger to holders of Amorcyte stock will depend on the facts of the holder’s particular situation. Holders are encouraged to consult their own tax advisor regarding the specific tax consequences of the mergers, including the applicability and effect of any federal, state, local and foreign income and other tax laws.

Q9: What are NeoStem stockholders being asked to vote upon?

A9: NeoStem stockholders are being asked to consider and vote upon the following proposals:

1.	To approve the issuance of the NeoStem securities in connection with the Amorcyte Merger pursuant to the Agreement and Plan of Merger.
2.	To adopt an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to eliminate the classification of the NeoStem Board of Directors so that the terms of all directors expire at the NeoStem Annual Meeting.
3.	If NeoStem Proposal 2 is approved, to elect 7 nominees to the NeoStem Board of directors, each to serve a one-year term extending until the 2012 annual meeting of NeoStem stockholders. If

NeoStem Proposal 2 is not approved, to elect 2 nominees as Class II directors to the NeoStem Board of Directors, each to serve for a three-year term extending until the 2014 annual meeting of NeoStem stockholders.
4.	To approve an amendment to the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”) to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder by 6,000,000 shares.
5.	To ratify the appointment of Grant Thornton LLP as NeoStem’s independent registered public accounting firm for the fiscal year ending December 31, 2011.
6.	To approve the adjournment of the NeoStem Annual Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the NeoStem Annual Meeting to approve the proposals submitted at the NeoStem Annual Meeting.
7.	To transact such other business as may properly come before the NeoStem Annual Meeting or any adjournment or postponement thereof. NeoStem’s Board of Directors is not aware of any such other business.

Q10: Why are NeoStem’s stockholders being asked to adopt an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to eliminate the classification of the NeoStem Board of Directors so that the terms of all directors expire at the NeoStem Annual Meeting?

A10: In October 2009, the NeoStem stockholders approved an amendment to NeoStem’s Amended and Restated Certificate of Incorporation providing that, at each annual meeting of NeoStem stockholders commencing in 2010, directors elected to succeed those directors whose terms then expire would be elected annually for terms of three years. Thus, as result of the 2009 amendment, approximately one-third of the directors currently stand for election each year.

Classified or staggered boards of directors have been widely adopted. In submitting the proposal to the NeoStem stockholders in 2009 to install the classified board, the NeoStem Board of Directors believed that a classified board would promote continuity of management and, thereby enhance the ability of NeoStem to carry out long-range plans and goals for its benefit and the benefit of the NeoStem stockholders. The 2009 amendment installing the classified board was also designed to assist the NeoStem stockholders in obtaining fair and equitable treatment in the event of a takeover of NeoStem, although the amendment was not in response to any effort to obtain control of NeoStem.

The NeoStem Board of Directors continues to believe that a classified board of directors can have the positive effects referenced above. However, the NeoStem Board of Directors also recognizes that classified boards are viewed by some as having the effect of reducing the accountability of directors to stockholders because a classified board limits the ability of stockholders to elect all directors on an annual basis and eliminates the ability of stockholders to remove directors without cause. Additionally, some view classified boards as deterring proxy contests and some tender offers that could give stockholders the ability to sell their shares at premium.

The NeoStem Board of Directors continually reviews the developments in the area of corporate governance and continues to maintain its commitment to the highest standards of corporate governance. The NeoStem Board of Directors has considered carefully the advantages and disadvantages of maintaining a classified board structure and has determined that it is advisable to declassify the NeoStem Board of Directors.

If the amendment to NeoStem’s Certificate of Incorporation is approved by the stockholders of NeoStem at the NeoStem Annual Meeting, all of the NeoStem directors will be up for re-election at the NeoStem Annual Meeting.

Q11: Why are NeoStem’s stockholders being asked to approve an amendment to the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”) to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder by 6,000,000 shares?

A11: The 2009 Plan was adopted by the Board of Directors in April 2009, and stockholder approval was first obtained in May 2009. The general purpose of the 2009 Plan is to advance NeoStem’s interests by enhancing its ability to (a) attract and retain employees, consultants and directors who are in a position to make significant contributions to NeoStem’s success; (b) reward NeoStem’s employees, consultants and directors for these contributions; and (c) encourage employees, consultants and directors to take into account NeoStem’s long-term interests through ownership of shares.

Approval of the amendment to the 2009 Plan is intended to ensure that NeoStem can continue to provide an incentive to its U.S.-based employees, directors and consultants, including those employees who join NeoStem if the Amorcyte Merger is consummated, by enabling them to share in NeoStem’s future growth. Currently, a total of 17,750,000 shares of NeoStem Common Stock are authorized under the 2009 Plan. However, assuming the consummation of the Amorcyte Merger, NeoStem will be a larger company. In the viewpoint of the NeoStem Board of Directors, the likely size of the post-Amorcyte Merger company renders it advisable that the number of shares authorized for issuance under the 2009 Plan be increased from 17,750,000 shares to 23,750,000 shares. With a larger pool of issuable shares to draw upon, the plan administrator will be in a better position to adequately incentivize and reward the employees, consultants and directors of the combined company, and the ultimate objectives of the 2009 Plan will be better served.

The 17,750,000 shares currently authorized for issuance under the 2009 Plan represented approximately 27.6% of the outstanding shares of NeoStem Common Stock as of the date the 2009 Plan was last approved by the stockholders. If the 2009 Plan is amended pursuant to NeoStem Proposal 4, the 23,750,000 shares authorized for issuance under the 2009 Plan would represent approximately 22.6% of the outstanding shares of NeoStem following the Amorcyte Merger based on the number of shares of NeoStem Common Stock outstanding as of the record date.

In the event the proposal to increase the number of shares authorized for issuance under the 2009 Plan is approved by the stockholders, the NeoStem Board will decrease the number of shares of NeoStem Common Stock available for issuance under the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”) by 3,000,000 shares, from 8,700,000 shares to 5,700,000 shares. While this reduction is not required, it is contemplated in light of NeoStem’s plan to focus its business on cell therapy manufacturing and development and other related activities in the United States and NeoStem’s consideration of the possible divestiture of its 51% interest in Erye. If consummated, the divestiture would reduce NeoStem’s activities in China and decrease the number of non-U.S.-based employees, directors and consultants, resulting in a smaller number of eligible participants to whom NeoStem would seek to provide incentives under its 2009 Non-U.S. Plan.

Q12: What are Amorcyte’s stockholders being asked to vote upon?

A12: Amorcyte’s stockholders are being asked to consider and vote upon the adoption of the Agreement and Plan of Merger. They are also being asked to grant the proxies the authority to consider and vote upon a proposal to approve the adjournment of the Amorcyte Special Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Amorcyte Special Meeting to approve any of the proposals submitted at the Amorcyte Special Meeting.

Q13: Who can attend the NeoStem Annual Meeting, and what security procedures apply to attendees?

A13: All NeoStem stockholders as of the record date, or their duly appointed proxies, may attend the NeoStem Annual Meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your proxy card delivered to you by your broker or a legal proxy given to you by your broker and check in at the registration desk at the meeting.

You must comply with NeoStem’s pre-registration requirements. If you are a stockholder of record and plan to attend the NeoStem Annual Meeting, please contact Catherine M. Vaczy, Esq. by e-mail at cvaczy@neostem.com or by phone at (212) 584-4180 to register to attend the NeoStem Annual Meeting. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend, you must send a written request to attend either by regular mail or e-mail, along with proof of share ownership, such as a bank or brokerage firm account statement, confirming ownership to: NeoStem, Inc., 420 Lexington Avenue, Suite 450, New York, NY 10170, Attn: Catherine M. Vaczy, Esq., Vice President and General Counsel or cvaczy@neostem.com. In accordance with the security procedures of the building in which NeoStem’s offices are located, you will be required to present a form of government-issued photograph identification (such as a drivers’ license) to security on the day of the NeoStem Annual Meeting. Please plan your arrival at NeoStem’s offices so that you allow a reasonable amount of time before the start time of the meeting.

Q14: What vote is required to approve the NeoStem proposals?

A14: Holders of record of NeoStem Common Stock at the close of business on August 17, 2011 will be entitled to one vote for each share held on each matter submitted to a vote of the stockholders of NeoStem. Holders of record of NeoStem Series B Convertible Redeemable Preferred Stock (the “NeoStem Series B Preferred”) at the close of business on August 17, 2011 will be entitled to ten votes per share on each matter submitted to a vote of the stockholders of NeoStem. Shares of NeoStem Common Stock and NeoStem Series B Preferred vote together as one class. Unless the context otherwise requires, all references to NeoStem “stockholders” in this proxy statement refer to holders of NeoStem Common Stock and holders of NeoStem Series B Preferred. Cumulative voting by stockholders is not permitted. Assuming that a quorum is present, votes required to approve the proposals presented to the NeoStem stockholders are as follows:

•	The affirmative vote of the holders of a majority of the total votes cast in person or by proxy will be required for the approval of the issuance of NeoStem securities in connection with the Amorcyte Merger (NeoStem Proposal 1); approval of the amendment to the 2009 Plan to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder by 6,000,000 shares (NeoStem Proposal 4); and for the ratification of the appointment of Grant Thornton LLP as NeoStem’s independent registered public accounting firm for the fiscal year ending December 31, 2011 (NeoStem Proposal 5).

Abstentions and broker “non-votes” with regard to these proposals are not considered to have been voted on the respective proposal and therefore will not have any effect on the vote for such proposals.

•	The affirmative vote of the holders of a majority of the voting power outstanding as of the record date will be required for the approval of the amendment to NeoStem’s Amended and Restated Certificate of Incorporation to eliminate the classification of the NeoStem Board of Directors so that the terms of all the directors expire at the NeoStem Annual Meeting (NeoStem Proposal 2).

If you abstain or do not instruct your broker how to vote with respect to this proposal, your abstention or broker non-vote will have the same effect as a vote against this proposal.

•	Directors will be elected by plurality vote (NeoStem Proposal 3).

There is no right to cumulate votes in the election of directors. Abstentions and broker “non-votes” will not have an effect on the election of directors.

•	The affirmative vote of the holders of a majority of the shares present at the NeoStem Annual Meeting and entitled to vote will be required to approve an adjournment of the NeoStem Annual Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the NeoStem Annual Meeting to approve the proposals submitted at the NeoStem Annual Meeting (NeoStem Proposal 6).

NeoStem’s stockholders will not have any rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon at the NeoStem Annual Meeting.

Q15: Who can attend the Amorcyte Special Meeting and what security procedures apply to attendees?

A15: All Amorcyte stockholders as of the record date, or their duly appointed proxies, may attend the Amorcyte Special Meeting.

In accordance with the security procedures of the building in which the Amorcyte Special Meeting will be held, you will be required to present a form of government-issued photograph identification (such as a drivers’ license) to security on the day of the Amorcyte Special Meeting. Please plan your arrival so that you allow a reasonable amount of time before the start time of the meeting.

Q16: What vote is required to approve the Amorcyte proposals?

A16: The approval of the proposal to adopt the Agreement and Plan of Merger will require the affirmative vote of (A) a majority of the outstanding voting power of the Amorcyte Common Stock and Amorcyte Series A Preferred Stock, voting together as a single class, with each share of Amorcyte Series A Preferred Stock treated on an “as if converted” basis AND (B) the holders of a majority of the outstanding voting power of the Amorcyte Series A Preferred Stock, voting as a separate class. If you abstain or do not vote, your abstention or non-vote will have the same effect as a vote against the adoption of the Agreement and Plan of Merger.

Pursuant to a Right of First Refusal and Co-Sale Agreement among Amorcyte and certain of its stockholders, as amended, holders of a sufficient number of shares of Amorcyte Common Stock and Amorcyte Series A Preferred Stock to adopt the Agreement and Plan of Merger have agreed to vote all of the shares of Amorcyte capital stock held by them in favor of any “Change of Control Transaction” (which as defined includes the proposed Amorcyte Merger) that is approved by Amorcyte’s board of directors and by a majority of the holders of Amorcyte Series A Preferred Stock.

In addition, pursuant to a voting agreement (the “Amorcyte Voting Agreement”) dated the same date as the Agreement and Plan of Merger, holders of a sufficient number of shares of Amorcyte Common Stock and Amorcyte Series A Preferred Stock to adopt the Agreement and Plan of Merger have irrevocably agreed to vote in favor of the adoption of the Agreement and Plan of Merger. Such stockholders’ votes will be sufficient without any other votes to adopt the Agreement and Plan of Merger, and approve the Amorcyte Merger and all the transactions contemplated by the Agreement and Plan of Merger.

The proposal regarding the approval of an adjournment of the Amorcyte Special Meeting, if necessary, will require the affirmative vote of the holders of a majority of the outstanding voting power of Amorcyte Common Stock and Amorcyte Series A Preferred Stock treated on an “as if converted” basis, unless there is less than a quorum present, in which case the affirmative vote of the holders of a majority of the total voting power of Amorcyte Common Stock and Amorcyte Series A Preferred Stock present in person or by proxy will be required.

Q17: What constitutes a quorum at the NeoStem Annual Meeting?

A17: A quorum must exist for the transaction of business at the NeoStem Annual Meeting (other than consideration of a motion to adjourn the meeting). For NeoStem, the presence at the meeting, in person or by proxy, of the holders of a majority of the shares of capital stock of NeoStem issued and outstanding and entitled to vote at the NeoStem Annual Meeting is necessary to constitute a quorum for the transaction of business at the NeoStem Annual Meeting. Abstentions and broker “non-votes” (as defined below) are counted as present and entitled to vote for purposes of determining a quorum. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be considered part of the quorum.

Q18: What constitutes a quorum at the Amorcyte Special Meeting?

A18: A quorum must exist for the transaction of business at the Amorcyte Special Meeting (other than consideration of a motion to adjourn the meeting). For Amorcyte, a quorum will require the presence in person or by proxy of the holders of at least a majority of the outstanding stock entitled to vote at the Amorcyte Special Meeting. Abstentions and broker “non-votes” (as defined below) are counted as present and entitled to vote for purposes of determining a quorum. If you submit a properly executed proxy card, even if you abstain from voting, your Amorcyte stock will be considered part of the quorum.

Q19: What do I need to do now?

A19: After you read and consider the information in this joint proxy statement/prospectus, please submit your proxy in the manner described herein as soon as possible. If you are a NeoStem stockholder of record, you may submit a proxy by (i) marking, signing and dating the NeoStem proxy card enclosed herewith and returning it to NeoStem in the postage-paid envelope provided before the NeoStem Annual Meeting or (ii) following the instructions to submit proxies by telephone, internet or fax that appear on your proxy card.

If you are an Amorcyte stockholder of record, you may submit a proxy by (i) marking, signing and dating the Amorcyte proxy card enclosed herewith and returning it to Amorcyte in the postage-paid envelope provided before the Amorcyte Special Meeting or (ii) following the instructions to submit proxies by fax that appear on your proxy card.

Q20: If my shares of NeoStem Common Stock are held in “street name” by my broker, will my broker vote my shares for me?

A20: If you hold shares of NeoStem Common Stock through a broker, bank or other representative, generally the broker, bank or representative may only vote the NeoStem Common Stock that it holds for you in accordance with your instructions. However, if the broker, bank or representative has not timely received your instructions, it may vote on certain matters for which it has discretionary voting authority. A broker “non-vote” on a matter occurs when a broker, bank or your representative may not vote on a particular matter because it does not have discretionary voting authority and has not received instructions from the beneficial owner.

Q21: What do I do if I want to change my vote after I have sent in my proxy card?

A21: You can change your vote at any time before your proxy is voted at the appropriate stockholders meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card with a later date. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to NeoStem or Amorcyte, as the case may be, before the applicable stockholders meeting. Finally, you can attend either the NeoStem Annual Meeting or the Amorcyte Special Meeting, as applicable, and vote in person. Simply attending your stockholders meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q22: If I am an Amorcyte stockholder, how do I get my NeoStem Common Stock certificates and Warrants?

A22: After the Amorcyte Merger has been completed, you will receive a letter of transmittal describing how you may obtain the NeoStem securities to which you are entitled. As described elsewhere herein, the shares of NeoStem Common Stock issuable as the “Base Stock Consideration” to which you will be entitled after the Amorcyte Merger will be held in escrow for a specified period. Upon receipt of an executed letter of transmittal, you will receive the Warrants to which you are entitled. Warrants may be issued in book entry form. The pro rata portion of any Contingent Shares and/or Earn Out Payments to which you may be entitled will be delivered if and only if the requisite conditions precedent to such delivery are achieved. Your signature to the letter of transmittal must be guaranteed by a commercial bank, unless this requirement is waived. The executed letter of transmittal must:

•	provide NeoStem and its transfer agent with your address, tax identification number, and any other information NeoStem may have reasonably requested in its letter of transmittal;
•	release NeoStem and Amorcyte from all claims other than claims arising out of the Agreement and Plan of Merger; and
•	acknowledge that the portion of the Base Stock Consideration to which you will be entitled following the Amorcyte Merger will be held in escrow for a specified period and permit NeoStem to make all Earn Out Payments to the Amorcyte Representative.

If you do not execute and deliver an acceptable letter of transmittal to NeoStem within two years of the completion of the Amorcyte Merger, the shares of NeoStem Common Stock to which you were entitled may be cancelled and you will have no right to receive any payments.

Q23: Whom may I call with questions?

A23: If you have any questions regarding the proposals or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact the individuals listed below:

If you are a NeoStem stockholder and you have questions regarding the proposals or the solicitation of your proxy, you should contact:

NeoStem, Inc. 420 Lexington Avenue, Suite 450 New York, NY 10170
Attention:	Catherine M. Vaczy, Esq. Vice President and General Counsel
Telephone:	(212) 584-4180

If you are an Amorcyte stockholder and you have questions regarding the Amorcyte Merger, or questions regarding the solicitation of your proxy, you should contact:

Amorcyte, Inc. 4 Pearl Court, Suite C Allendale, NJ 07401
Attention:	Paul J. Schmitt Chief Executive Officer
Telephone:	(201) 883-1406

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this document and may not contain all of the information that is important to you. Even though we have highlighted what we believe is the most important information, we encourage you to read the entire joint proxy statement/prospectus for a complete understanding of the proposed transactions for your consideration. You should also review the other available information referred to in “Where You Can Find More Information” on page 295 and the Risk Factors on page 25.

THE COMPANIES

ABOUT NEOSTEM, INC.

Overview

NeoStem, Inc. (“we,” “NeoStem” or the “Company”) continues to develop its core capabilities in cell therapy to capitalize on the paradigm shift that we see occurring in medicine. Our acquisition of Progenitor Cell Therapy, LLC (“PCT”) provides the foundation to achieve our mission to become a premier cell therapy company. While our origins are in adult stem cell research, collection and storage, we came to understand that the catalyst for storage is therapy. People want to see that there are and will be uses for their cells should they need them in the future. NeoStem today has deployed significant resources to meet the basic research, manufacturing, regulatory, clinical and logistical demands of an integrated cell therapeutics company.

Currently, we operate our business in three reportable segments: (i) Cell Therapy — United States; (ii) Regenerative Medicine — China; and (iii) Pharmaceutical Manufacturing — China.

Cell Therapy — United States

PCT Merger

On January 19, 2011 we completed our acquisition of PCT (the “PCT Merger”) As a result of the consummation of the PCT Merger, PCT is now a wholly-owned subsidiary of our Company.

Founded by Dr. Andrew L. Pecora and Robert A. Preti, Ph.D., PCT became an internationally recognized cell therapy services and development company. It sought to create a business for “as needed” development and manufacturing services for the emerging cell therapy industry and to prepare for eventual commercialization. With its cell therapy manufacturing facilities and team of professionals, PCT offers a platform that can facilitate the preclinical and clinical development and commercialization of cellular therapies for clients throughout the world. Dr. Preti now serves as PCT’s President and Chief Scientific Officer and Dr. Pecora as its part-time Chief Medical Officer (and effective August 17, 2011, Dr. Pecora also serves as Chief Medical Officer of NeoStem).

PCT is engaged in a broad range of services in the cell therapy market for the treatment of human disease, PCT offers current Good Manufacturing Practices (cGMP)-compliant cell transportation, manufacturing, storage, and distribution services and supporting clinical trial design, product process development, logistics, regulatory and quality systems development services. In addition, through its network of contacts throughout the cell therapy industry, PCT is able to identify early stage development opportunities in the cell therapy field and opportunistically develop these cell therapies through proof of concept where they can be further developed and ultimately commercialized through NeoStem’s developing commercial structure. PCT’s expertise in the cell therapy arena includes therapeutic vaccines (oncology), various related cell therapeutics, cell diagnostics, and regenerative medicine. From this platform, we hope to develop product based therapeutics. Our goal is to develop internally, or through partnerships, allogeneic (cells from a third-party donor) or autologous (cells from oneself) therapeutic technologies that, in the aggregate, comprise the Cell Therapy — United States reportable segment of our business.

Cell Collection, Processing and Storage Business

In the United States, we are a provider of family banking offering adult stem cell collection, processing and storage services for newborns as well as adults. This enables healthy individuals to donate and store their stem cells for personal therapeutic use in the future, if needed. Similar to the banking of cord blood, pre-donating cells at a younger age helps to ensure a supply of one’s own stem cells should they be needed for future medical treatment. We have established a network of adult stem cell collection centers in the U.S. With our acquisition of PCT, we acquired the expertise of cGMP cord blood banking. NeoStem Family Storage (formerly DomaniCell, LLC), a wholly owned subsidiary of PCT, assists hospitals by providing umbilical cord blood unit collection and long-term storage services to patients for potential future therapeutic use.

In July 2010, we were named “Best Stem Cell Company, 2010,” in the New Economy’s Biotech Awards.

Stem Cell Research

NeoStem conducts research and development activities in its own laboratory facilities In addition, through collaborations, we pursue therapeutic and potentially diagnostic applications for adult stem cells, including applications using our own VSELTM Technology (very small embryonic-like stem cells). VSELTM Technology, licensed from the University of Louisville, represents NeoStem’s proprietary pre-clinical platform. We believe VSEL stem cells hold significant potential for the Company, affording entry into the regenerative medicine arena with a cell product that may open up new areas in regenerative medicine. In April 2009, we entered into a License Agreement with Vincent Falanga, M.D., pursuant to which we acquired a world-wide, exclusive license to certain innovative stem cell technologies and applications for wound healing. In conjunction with that license we entered into a multi-year sponsored research agreement with the Roger Williams Medical Center in Providence, Rhode Island and Dr. Falanga’s laboratory, funded by the Department of Defense, to study the use of mesenchymal cells and VSEL stem cellsfor the treatment of chronic wounds. We have also in-licensed more mature technologies that use stem cells for regenerative applications, including rebuilding cartilage, repairing fractures and rejuvenating aging skin. Some of these products or treatments have recently launched commercially in Asia.

Regenerative Medicine — China

We are presently applying our cellular therapies in the People’s Republic of China (“China” or “PRC”). In 2009, we began several China-based, adult stem cell initiatives including: (i) creating a separate China-based stem cell operation, (ii) constructing a stem cell research and development laboratory and processing and manufacturing facility in Beijing, (iii) establishing relationships with hospitals to provide stem cell-based therapies, and (iv) obtaining product licenses covering several adult stem cell therapeutics focused on regenerative medicine. In 2010, we began offering our adult stem cell storage and anti-aging and cosmetic applications in Taiwan through an agreement with Enhance Biomedical Holdings. In June 2010 we launched a collaboration with Shandong Wendeng Orthopaedic Hospital, or Wendeng Hospital, which was the first hospital in the network we are establishing to offer orthopaedic treatments in China. In December 2010, we entered into the second hospital cooperation agreement with Shijiazhuang Third Hospital in the provincial capital of Hebei Province. We entered into a third hospital collaboration agreement in mid-2011. In the third quarter of 2010, Weihai Municipal Price Bureau, the local authority in charge of pricing for public medical services in Wendeng, approved the pricing for single side and bilateral arthroscopic orthopedic autologous adult stem cell based treatment licensed by us which is being administered at Wendeng Hospital. Importantly, the Weihai Municipal Labor Bureau Medical Insurance Office approved Wendeng Hospital’s application for reimbursement whereby patients are eligible to receive reimbursement for up to 80% of the cost of the orthopedic procedure under the new technology category.

Pharmaceutical Manufacturing — China

We acquired a 51% ownership interest in Suzhou Erye Pharmaceutical Company Ltd. (“Erye”) in October 2009. Erye was founded more than 50 years ago and represents an established, vertically-integrated pharmaceutical business. Historically, Erye has concentrated its efforts on manufacturing and distributing of generic antibiotic products. It has received more than 160 production certificates from the State Food and Drug Administration of China, or SFDA, covering both antibiotic prescription drugs and active pharmaceutical intermediates (APIs). Our current senior executive management team at Erye, Mr. Shi, Chairman, and Madame Zhang, General Manager, joined Erye in 1998, and in conjunction with others bought it from the PRC government in 2003. A majority of the drugs that Eyre manufactures are on China’s “essential drug” list, and Erye’s new facility under construction will enable greater production.

As part of our plan to focus our business on cell therapy manufacturing, development and other related activities, we are pursuing strategic alternatives with respect to Erye. In June 2011 we engaged a financial advisor to lead the effort to pursue the possible divestiture of our 51% interest in Erye, though we have not yet determined to sell our interest in Erye.

NeoStem Corporate Information

Our principal executive offices are located at 420 Lexington Avenue, Suite 450, New York, New York 10170, and our telephone number is (212) 584-4180. NeoStem Common Stock is currently traded on the NYSE Amex under the symbol “NBS.” We maintain a corporate website at www.neostem.com. The contents of our website are not incorporated by reference into this joint proxy statement/prospectus and should not be considered to be a part hereof or relied upon in connection herewith.

NeoStem, Inc. was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc. and commenced operations in the adult stem cell collection, processing and storage services business in January 2006.

This joint proxy statement/prospectus and the information incorporated by reference includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this joint proxy statement/prospectus are the property of their respective owners.

ABOUT AMORCYTE, INC.

Overview

Amorcyte is a clinical stage therapeutics company pursuing cell-based therapies for cardiovascular diseases. Its therapeutic strategy focuses on developing product candidates designed to prevent subsequent major adverse cardiac events following a significant AMI by preserving heart muscle tissue. Amorcyte’s most advanced product candidate is AMR-001, a chemotactic hematopoietic stem cell product comprising autologous bone marrow-derived, CD34+/CXCR-4+ stem cells selected to treat damaged heart muscle following acute myocardial infarction (“AMI”). AMR-001 works by increasing microvascular blood flow in the myocardium (heart muscle) via neoangiogenesis (development and formation of new blood vessels), thereby reversing post-heart attack induced ischemia (restriction of blood supply) and rescuing tissue from hibernation and preventing eventual cell death (apoptosis). Amorcyte is developing a therapeutic to prevent the post-AMI deterioration of cardiac function by injecting a potent dose of autologous bone marrow (“BM”) derived CD34+/CXCR-4+ cells 7 – 11 days post AMI (the repair phase) into the peri-infarct zone (that is, the living tissue on the periphery of the dead tissue), which restores perfusion (or blood flow) surrounding the site of the heart attack.

Amorcyte successfully completed a Phase 1 trial of AMR-001 for the treatment of damaged heart muscle following AMI, and is preparing to move into Phase 2 testing. Amorcyte believes that its Phase 1 study is the first stem cell trial to show dose-related, statistically significant, improvement in perfusion following AMI, which remains a significant cause of morbidity and mortality in the United States and world-wide. Current interventions or medications have limited ability to prevent progressive myocardial cell apoptosis leading to cardiac functional deterioration and downstream major adverse cardiac events (“MACE”). Amorcyte also believes that there are applications for AMR-001 in congestive heart failure.

PCT, a cGMP cell manufacturer accredited by the Foundation for the Accreditation of Cell Therapies (“FACT”), did the manufacturing of cells for Amorcyte’s Phase 1 trial and will continue to offer its expertise in cell therapy and core process development to provide a cost advantage for AMR-001 manufacturing for Phase 2 through commercialization.

Anticipated Phase 2 Trial of AMR-001

By no later than the end of first quarter of 2012, Amorcyte expects to commence a 160 patient Phase 2 multicenter, blinded, prospective, randomized, controlled U.S. clinical trial to evaluate the efficacy and safety of a single intra-coronary infusion of 10 million cells of AMR-001 post AMI in subjects with ejection fractions of 48% or less. The objective of the Phase 2 study will be to determine the effect of a 10 million cell infusion of CD34+/CXCR4+ enriched cells on cardiac function and outcomes of patients after significant AMI. The primary assessment for the effect of AMR-001 on cardiac function will be improvement in cardiac perfusion. Amorcyte also intends to evaluate the impact of AMR-001 on cardiac function and adverse events post-myocardial infarction as defined by reduction in cumulative MACE at 6, 12, 18 and 24 months, premature death, recurrent heart attack, congestive heart failure, significant arrhythmias, and acute coronary syndrome.

In order to accelerate Amorcyte's ability to commence the Phase 2 clinical trial of AMR-001, NeoStem has agreed to provide loans to Amorcyte prior to the closing to be used in connection with the Phase 2 trial. Pursuant to a Loan Agreement entered into on September 9, 2011, Amorcyte may from time to time request loans from NeoStem up to an aggregate principal amount of $350,000. The borrowings will accrue interest at a rate of 6% per annum through December 31, 2011 and at a rate of 9% per annum thereafter. Amounts repaid by Amorcyte may not be reborrowed. Monthly interest payments commence in January 2012, with the entire unpaid principal balance of the loans (together with accrued but unpaid interest) becoming due on August 31, 2012. Amorcyte gave NeoStem a Convertible Promissory Note to evidence the loans, which affords NeoStem the right at any time after January 1, 2012 to convert unpaid Loan Agreement obligations into Amorcyte Common Stock and Amorcyte Series A Preferred Stock.

Plans for Future Development

If successful in Phase 2, Amorcyte plans to proceed with a later stage trial(s) to demonstrate meaningful clinical benefit and seek approval to commercialize AMR-001 to prevent the adverse consequences of a large AMI.

Amorcyte Corporate Information

Amorcyte’s headquarters are located at 4 Pearl Court, Suite C, Allendale, NJ 07401 and its telephone number is (201) 883-1406.

Comparative Per Share Market Price and Dividend Information (page 257)

NeoStem Common Stock trades on the NYSE-Amex under the symbol “NBS.” Amorcyte Common Stock is not publicly traded.

The following table sets forth the high and low sales prices of NeoStem Common Stock for each quarterly period presented, as reported by the NYSE-Amex.

	NeoStem Common Stock
2011	High	Low
First Quarter	$2.10	$1.14
Second Quarter	$2.08	$1.31
Third Quarter (through August 30, 2011)	$1.55	$0.60

2010	High	Low
First Quarter	$2.15	$1.26
Second Quarter	$3.50	$1.58
Third Quarter	$2.15	$1.52
Fourth Quarter	$2.15	$1.10

2009	High	Low
First Quarter	$1.08	$0.43
Second Quarter	$2.72	$0.80
Third Quarter	$2.33	$1.40
Fourth Quarter	$2.50	$1.28

The following table sets forth the last sale prices of NeoStem Common Stock as reported on the NYSE-Amex on (1) July 13, 2011, the last trading day before the public announcement of the Amorcyte Merger and (2) September 14, 2011, the last trading day before the effective date of this joint proxy statement/prospectus. We urge you to obtain current market quotations for the NeoStem Common Stock.

When the merger consideration is distributed to Amorcyte’s stockholders, the liquidation preference accorded by Amorcyte’s amended and restated certificate of incorporation, as amended, to the holders of

Amorcyte Series A Preferred Stock must be satisfied before the holders of Amorcyte Common Stock will receive any of the merger consideration. All NeoStem Common Stock and all NeoStem Warrants paid to Amorcyte stockholders will be valued at the values set forth in the Agreement and Plan of Merger (i.e. at $1.466 per share and $1.063 per Warrant, respectively). Based on a liquidation preference of $1,197.975 per share and 10,459 shares of Amorcyte Series A Preferred Stock outstanding, the first $12,529,620.53 of consideration received by the Amorcyte stockholders will be distributed entirely to the holders of Amorcyte Series A Preferred Stock. As a result, since the combined value of the Base Stock Consideration $10 million (6,821,283 shares @ $1.466) and the Warrants $2 million (1,881,008 warrants @ $1.063) is less than the aggregate liquidation preference, all Base Stock Consideration and Warrants will be distributed to holders of Amorcyte Series A Preferred Stock. The Contingent Shares and Earn Out Payments will be distributed to the Amorcyte Series A Preferred Stock holders until they receive aggregate consideration (inclusive of the value of the Base Stock Consideration actually received by them) of $12,529,620.53 in satisfaction of their liquidation preference. After that, Amorcyte Series A Preferred Stock holders and Amorcyte Common Stock holders will receive payments of any remaining Contingent Shares and Earn Out Payments on a proportionate basis (with Amorcyte Series A Preferred Stock holders being treated on an as converted basis). Amorcyte Options holders will receive distributions of a portion of any Contingent Shares and Earn Out Payments as if they had exercised their options only after the Amorcyte Common Stock holders have first received Contingent Shares and/or Earnout Payments equal to the exercise or strike price applicable to such Amorcyte Options.

		Merger Consideration Per Share for Series A Preferred Shareholders		Merger Consideration Per Share of Amortcyte Common Stock and Option Holders
	NeoStem Common Stock	Base Stock Consideration and Warrant Consideration(1)	Contingent Shares and Earn Out Payment Consideration(2)	Base Stock Consideration and Warrant Consideration(1)	Contingent Shares and Earn Out Payment Consideration(2)
July 13, 2011	$1.44	1,126.99	*	—	*
September 14, 2011	$0.65	497.13	*	—	*

*	The Contingent Shares and Earn Out Payment per share amounts will be determined once the remaining liquidation preference is paid to the Amorcyte Series A Preferred Stock Holders and the conditions to payment are satisfied.
(1)	The Merger Consideration for Base Stock Consideration and Warrant Consideration will be distributed to Series A Preferred Shareholders only, based on liquidation preferences. Values have not been adjusted for any Base Consideration adjustements. The Agreement and Plan of Merger provides that to the extent the amount of Amorcyte’s liabilities (as defined and calculated in the manner described in the Agreement and Plan of Merger) on the closing date are more than $478,000 (the “Target Liabilities”), the Base Stock Consideration will be decreased by two times (2x) the amount by which Amorcyte’s liabilities are greater than the Target Liabilities. Any such decrease will reduce the Base Stock Consideration by two dollars for every dollar by which Amorcyte’s liabilities are greater than the Target Liabilities, with each share of the Base Stock Consideration valued at $1.466 (the average of the closing prices of sales of NeoStem Common Stock on the NYSE-Amex for the 10 trading days ending on the trading day prior to the date of execution of the Amorcyte Merger Agreement). The value of Base Stock Consideration and Warrant Consideration on July 13, 2011 and September 14, 2011 should not viewed as a measurement of the reduction in the liquidation preferences due the Series A Preferred Shareholders; rather, the amount of value to be associated with the satisfaction of the Series A liquidation preferences upon the issuance of Base Stock Consideration and Warrant Consideration is determined by values defined in the Fifth Certificate of Amendment to the Certificate of Incorporation of Amorcyte, Inc.
(2)	The Merger Consideration for Contingent Shares and Earn Out Payments will be distributed to Amorcyte Series A Preferred Stock holders, Amorcyte Stock Holders, and Amorcyte Option Holders on a proportionate basis once the remaining liquidation preference is paid to the Amorcyte Series A Preferred Stock Holders and the conditions to payment are satisfied. The equivalent implied per share data is not determinable until such time as Contingent Shares are issued and Earn Out Payments are realized.

NeoStem has never paid a dividend on NeoStem Common Stock and does not anticipate paying dividends on NeoStem Common Stock following the completion of the Amorcyte Merger.

Selected Unaudited Pro Forma Condensed Combined Financial Information

The following selected unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined financial information presented for NeoStem and Amorcyte in this joint proxy statement/prospectus. (Please read and refer to the unaudited proforma condensed combined financial information and accompanying discussion and notes included in this joint proxy statement/prospectus.)

	As of and for the Six Months Ended June 30, 2011	For the Year Ended December 31, 2010
(In thousands, except per share figures)
Pro Forma Statement of Income Data
Revenues	$37,991.7	$69,821.3
Net loss attributable to common shareholders	(22,007.0)	(24,647.0)
Basic and diluted net loss per common share	(0.27)	(0.43)
Cash dividends per common share	—	—
Pro Forma Balance Sheet Data
Total assets	180,235.9
Total liabilities	79,697.6

Comparative Per Share Data

The following table presents, for the six months ended June 30, 2011 and for the year ended December 31, 2010, selected historical per share data of NeoStem and Amorcyte as well as similar information, reflecting the combination of NeoStem and Amorcyte, as if the transaction had been effective for the period presented, which we refer to as the “unaudited pro forma condensed combined financial information”.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The December 31, 2010 selected comparative per share information displayed below, was derived for NeoStem from NeoStem’s audited consolidated financial statements, and for Amorcyte such information was derived from Amorcyte’s audited financial statements, both of which are included elsewhere herein. The June 30, 2011 selected comparative share information of NeoStem and Amorcyte set forth below was derived from each company’s unaudited interim financial statements included elsewhere herein. In the opinion of NeoStem’s and Amorcyte’s management, respectively, the unaudited interim financial statements have been prepared on the same basis as their respective audited financial statements. You should read the information in this section along with NeoStem’s and Amorcyte’s historical consolidated financial statements and accompanying notes for the period referred to above included in the documents described under “Where You Can Find More Information”. You should also read the unaudited pro forma condensed combined financial information and accompanying discussion and notes included in this joint proxy statement/prospectus.

	For the Six Months Ended June 30, 2011	For the Year Ended December 31, 2010
Basic and Diluted Loss Per Share
NeoStem historical	$(0.27)	$(0.46)
Amorcyte historical	(111.33)	(141.05)
Pro forma combined	(0.27)	(0.43)
Amorcyte equivalent(1)	(0.01)	(0.02)
Dividends Per Share
NeoStem historical	$—	$—
Amorcyte historical	—	—
Pro forma combined	—	—
Amorcyte equivalent(1)	—	—
Book Value Per Share at Period End
NeoStem historical	$0.83
Amorcyte historical	(147.60)
Pro forma combined	0.83
Amorcyte equivalent(2)	(0.01)

(1)	Proforma effect of Amorcyte’s loss on NeoStem net loss per share if the Amorcyte Merger had been completed as of January 1, 2011 or January 1, 2010.
(2)	Proforma effect of the acquisition of Amorcyte’s net assets if the Amorcyte Merger had been completed as of June 30, 2011.

Structure of the Amorcyte Merger (page 108)

In general terms, the proposed Amorcyte Merger involves the merger of Subco, a wholly-owned subsidiary of NeoStem, with and into Amorcyte, with Amorcyte surviving the Amorcyte Merger as a wholly-owned subsidiary of NeoStem, pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger. Within 90 days after the effective Time of the Amorcyte Merger, Amorcyte will be merged with and into Subco II, another wholly-owned subsidiary of NeoStem.

The Terms of the Agreement and Plan of Merger

The Agreement and Plan of Merger is attached as Annex A to this joint proxy statement/prospectus. All references to and descriptions of the “Agreement and Plan of Merger” are references to and descriptions of the Agreement and Plan of Merger as such agreement may be amended from time to time. We encourage you to read the Agreement and Plan of Merger, as it is the legal document that governs the Amorcyte Merger.

Conversion of Equity Interests of Amorcyte; Adjustments (page 108)

Aggregate Consideration.  Pursuant to the terms of the Agreement and Plan of Merger, all of the shares of Amorcyte Common Stock and Amorcyte Series A Preferred Stock, all options and warrants to acquire equity of Amorcyte, and all debt obligations issued by Amorcyte that are convertible into Amorcyte Series A Preferred Stock (to the extent not already converted, being treated as if it were actually converted), in each case, issued and outstanding immediately prior to the Effective Time, will, by virtue of the Amorcyte Merger, be cancelled and converted into the right to receive, in the aggregate:

(i)	6,821,283 shares of NeoStem Common Stock (subject to adjustment as described below) (the “Base Stock Consideration”);
(ii)	up to an additional 4,092,768 shares of NeoStem Common Stock (the “Contingent Shares”, and together with the Base Stock Consideration, the “Stock Consideration”), which Contingent Shares will only be issued if certain specified business milestones (described below) are accomplished;
(iii)	common stock purchase warrants to purchase 1,881,008 shares of NeoStem Common Stock exercisable over a seven (7) year period at an exercise price of $1.466 per share (the “Warrants”) (the terms of such Warrants to provide that the transfer of any shares of NeoStem Common Stock issued upon exercise of the Warrants will be restricted until one year after the closing date); and
(iv)	the earn out payments described below (the “Earn Out Payments”).

Pursuant to the Agreement and Plan of Merger, prior to closing all Amorcyte options and warrants will be modified in writings executed by each optionholder and warrantholder, so that effective upon the Effective Time, all Amorcyte options and warrants will, by virtue of the Amorcyte Merger, be converted into the right to receive the share of any Earn Out Payments that the holders of such options and warrants would have received if they had exercised their Amorcyte options and/or warrants, as applicable, prior to the Effective Time (after taking into account the payment of any exercise price due had they actually exercised). The holders of Amorcyte options and warrants will be entitled to the merger consideration similar to the holders of Amorcyte Common Stock, minus the exercise price of the options and warrants.

Adjustment to Base Stock Consideration.  The Base Stock Consideration is subject to adjustment, provided that in no event will NeoStem be required to issue as Base Stock Consideration more than 6,821,283 shares of NeoStem Common Stock. The Agreement and Plan of Merger provides that to the extent the amount of Amorcyte’s liabilities (as defined and calculated in the manner described in the Agreement and Plan of Merger) on the closing date are more than $478,000 (the “Target Liabilities”), the Base Stock Consideration will be decreased by two times (2x) the amount by which Amorcyte’s liabilities are greater than the Target Liabilities. Any such decrease will reduce the Base Stock Consideration by two dollars for every dollar by which Amorcyte’s liabilities are greater than the Target Liabilities, with each share of the Base Stock Consideration valued at $1.466 (the average of the closing prices of sales of NeoStem Common Stock on the NYSE-Amex for the 10 trading days ending on the trading day prior to the date of execution of the Agreement and Plan of Merger) (the “Parent Per Share Value”).

Contingent Share Milestones.  The Contingent Shares will be issued only if certain business milestones are achieved, as follows:

•	One-third of the Contingent Shares will be issued upon (a) the completion of Phase 2 clinical trial for Amorcyte’s product candidate AMR-001 and (b) issuance of a statistically significant analysis demonstrating satisfaction of the primary clinical end points from the Phase 2 clinical trial, which primary clinical endpoints are described in the Phase 2 clinical trial protocol submitted by Amorcyte to the FDA on July 5, 2011, and which may only be changed by a writing consented to by NeoStem and the Amorcyte Representative.
•	One-third of the Contingent Shares will be issued following a Type B End of Phase 2/Pre-Phase 3 meeting with the FDA wherein AMR-001 is acknowledged in writing by the FDA to be ready for Phase 3.
•	The remaining one-third of the Contingent Shares will be issued upon the first dosing of the first patient in the pivotal Phase 3 clinical study for AMR-001.

Upon achievement of these specified contingencies, the Contingent Shares will be issued to the former stockholders of Amorcyte.

Procedures for Earn Out Payments.  Within 90 days following the end of each calendar quarter, NeoStem will pay Earn Out Payments (to the Amorcyte Representative in trust for the benefit of the former Amorcyte Securityholders) equal to 10% of the net sales of AMR-001, which payment obligation will begin following the date of first commercial sale of AMR-001 and continue until the latest date that a valid patent claim exists on a country by country basis covering AMR-001, provided that if NeoStem licenses or otherwise grants an unaffiliated third party the right to commercialize or otherwise exploit AMR-001 or any portion of AMR-001 (including, without limitation, a sublicense for all or part of any territory for AMR-001) then the applicable Earn Out Payment will be equal to 30% of any sublicensing fees, royalties and milestone fees or profit sharing payment (but not payments for development costs) actually received by NeoStem. NeoStem will be entitled to recover direct out-of-pocket clinical development costs not previously paid or reimbursed and any costs, expenses, damages, liabilities, and settlement amounts arising out of or related to claims with respect to patent infringement or otherwise challenging Amorcyte’s ownership of or right to use intellectual property, by reducing any Earn Out Payments due by 50% until such costs have been recouped in full.

The Amorcyte Representative (Paul Schmitt or his duly appointed successor) (the “Amorcyte Representative”) shall be solely responsible for the distribution of the Earn Out Payments to the former Amorcyte Securityholders. At closing, for informational purposes, the Amorcyte Representative will deliver to NeoStem a certification setting forth the percentage of the aggregate Earn Out Payments to which each former Amorcyte Securityholder is entitled (subject to amendment to reflect the effects of any financing conducted by Amorcyte), which certification shall be conclusive and binding on the Amorcyte Securityholders (the “Earn Out Payment Certification”). Within 90 days following the end of each calendar quarter, NeoStem will send the Earn Out Payments, if any, to the Amorcyte Representative (who will be responsible for the appropriate division and distribution of the Earn Out Payments received by him, as well as any tax withholding or reporting related thereto).

Liquidation Preference of Amorcyte Series A Preferred Stock.  When the merger consideration is distributed to Amorcyte’s stockholders, the liquidation preference accorded by Amorcyte’s amended and restated certificate of incorporation, as amended, to the holders of Amorcyte Series A Preferred Stock must be satisfied before the holders of Amorcyte Common Stock will receive any of the merger consideration. In accordance with an August 2011 amendment to Amorcyte’s Amended and Restated Certificate of Incorporation, for purposes of the Series A liquidation preference, all NeoStem Common Stock and all NeoStem Warrants paid to Amorcyte stockholders will be valued at the values set forth in the Agreement and Plan of Merger (i.e. at $1.466 per share and $1.063 per Warrant, respectively, or $12 million in the aggregate). Based on a liquidation preference of $1,197.975 per share and 10,459 shares of Amorcyte Series A Preferred Stock outstanding, the first $12,529,620.53 of consideration received by the Amorcyte stockholders will be distributed entirely to the holders of Amorcyte Series A Preferred Stock. As a result, all of the Base Stock Consideration and all of the Warrants will be distributed to holders of Amorcyte Series A Preferred Stock.

Escrow of Base Stock Consideration

The Agreement and Plan of Merger provides that the Base Stock Consideration will be placed in escrow (the “Escrow Account”) pursuant to an escrow agreement to be executed at closing, for the purpose of paying any damages payable to NeoStem in accordance with the indemnification provisions contained in the Agreement and Plan of Merger. The escrow agent shall initially be NeoStem’s transfer agent (the “Escrow Agent”). The Escrow Account will continue from the closing until that date (the “Termination Date”) which is two (2) years and one day after the closing (the “Escrow Period”). Six months after the closing date, an aggregate of up to 20% of the shares of NeoStem Common Stock may be released from the Escrow Account and distributed to the Amorcyte Representative (as defined below) for distribution to Amorcyte’s former stockholders, optionholders and warrantholders (collectively, the “Amorcyte Securityholders”) in accordance with their proportional interests; provided, however, that NeoStem will not be required to release from escrow any shares of NeoStem Common Stock then being held with respect to pending claims by NeoStem. As soon as practicable after the one (1) year anniversary of the closing date (the “One-Year Release Date”), NeoStem will direct the Escrow Agent to release and distribute to the Amorcyte Representative for distribution to the former Amorcyte Securityholders in accordance with the terms of the Escrow Agreement all shares of NeoStem Common Stock then remaining in the Escrow Account except as follows: If no indemnification claims have been asserted by NeoStem prior to the One-Year Release Date, then NeoStem Common Stock with a Parent Per Share Value of $1,250,000 shall remain in the Escrow Account until the Termination Date. If any indemnification claims have been asserted by NeoStem prior to the One-Year Release Date, then NeoStem Common Stock with a Parent Per Share Value equal to the sum of (i) $2,500,000 plus (ii) the amount of any then pending indemnification claims shall remain in the Escrow Account until the Termination Date. As soon as practical after the Termination Date, all shares of NeoStem Common Stock then remaining in the Escrow Account will be released to the Amorcyte Representative for distribution to the former Amorcyte Securityholders; provided that NeoStem Common Stock representing 120% of the maximum amount of any claim made by NeoStem pursuant to the indemnification provisions of the Agreement and Plan of Merger during the Escrow Period will be withheld and remain in the Escrow Account pending resolution of such claim. In addition, a number of shares of NeoStem Common Stock in the Escrow Account which is necessary to satisfy any unsatisfied claims specified in any indemnification claim previously delivered by NeoStem prior to the Termination Date with respect to facts and circumstances existing prior to the expiration of the Escrow Period, shall remain in the Escrow Account until such claims have been resolved.

By adopting the Agreement and Plan of Merger at the Amorcyte Meeting, each stockholder of Amorcyte will be deemed to have irrevocably constituted and appointed Paul Schmitt (currently the Chief Executive Officer and a director of Amorcyte, and the Managing Director of Novitas Capital, a substantial stockholder of Amorcyte), as the “Amorcyte Representative” under the Agreement and Plan of Merger. The Amorcyte Representative will act on behalf of all of the stockholders of Amorcyte in executing various closing documents and in reviewing and, if he deems it appropriate, disputing, any indemnification claims made against the Escrow Account after the closing.

Conditions to the Amorcyte Merger (page 116).

The obligations of Amorcyte, NeoStem, Subco and Subco II to consummate the transactions contemplated by the Agreement and Plan of Merger shall be subject to the satisfaction (or waiver by each party, to the extent such conditions can be waived) of the following conditions, among others:

•	the Agreement and Plan of Merger, the Amorcyte Merger and the transactions contemplated thereby shall have been approved and adopted by the requisite vote of the Amorcyte stockholders and the issuance of NeoStem securities in the Amorcyte Merger shall have been approved by the requisite vote of NeoStem stockholders; and
•	all authorizations, consents, orders, approvals, declarations, filings and expiration of waiting periods imposed by applicable law necessary for the consummation of the transactions contemplated by the Agreement and Plan of Merger shall have been obtained or made or shall have occurred.

The obligations of NeoStem and Subco to consummate the transactions contemplated by the Agreement and Plan of Merger shall be subject to the fulfillment (or waiver by NeoStem) of the following conditions, among others:

•	The termination of Amorcyte’s Amended and Restated License from Baxter Healthcare Corporation (as amended to date, the “Baxter License Agreement”) shall be effective in accordance with the terms of the Baxter License Agreement with no liability to NeoStem or any of NeoStem’s affiliates;
•	NeoStem and Subco shall have received evidence reasonably satisfactory to them that Amorcyte has entered into an agreement with a supplier for cell sorting for Amorcyte’s anticipated Phase 2 trial that is reasonably acceptable to NeoStem and on terms and conditions reasonably acceptable to NeoStem (the “Supplier Agreement”);
•	Amorcyte stockholders entitled to 1% or more of the aggregate Stock Consideration (i.e., the Base Stock Consideration and the Contingent Shares) shall not have voted against the adoption of the Agreement and Plan of Merger or withheld their consent thereto in writing or otherwise remain eligible to perfect appraisal rights in accordance with the General Corporation Law of the State of Delaware (the “DGCL”); and holders who represent more than 5% of the issued and outstanding Amorcyte Common Stock shall not have voted against the adoption of the Agreement and Plan of Merger or withheld their consent thereto in writing or otherwise remain eligible to perfect appraisal rights in accordance with the DGCL;
•	No holders of the issued and outstanding Amorcyte Series A Preferred Stock shall have requested Amorcyte to redeem any shares of Amorcyte Series A Preferred Stock (nor shall any such shares have been redeemed);
•	Amorcyte’s estimated liabilities at closing shall not exceed $728,000; and
•	NeoStem and Subco shall have received proof reasonably satisfactory to them that all Amorcyte options and Amorcyte warrants have been modified in writings executed by each optionholder and warrantholder, so that effective upon the Effective Time of the Amorcyte Merger, all Amorcyte options and warrants will, by virtue of the Amorcyte Merger, be converted into the right to receive the share of any Earn Out Payments that the holders of such options and warrants would have received if they had exercised their Amorcyte options and/or warrants, as applicable, prior to the Effective Time (after taking into account the payment of any exercise price due had they actually exercised).

See the section entitled “The Agreement and Plan of Merger — Termination,” beginning on page 118 for a discussion of these and other rights of the respective parties to terminate the Agreement and Plan of Merger.

Termination (page 118).

NeoStem and Amorcyte can jointly agree to terminate the Agreement and Plan of Merger at any time prior to the Effective Time. Either company may also terminate the Agreement and Plan of Merger if the closing does not occur on or prior to January 31, 2012 (provided that the party seeking to so terminate is not then in material breach of any material representation or warranty) or under other circumstances described in this document. Under certain circumstances if Amorcyte declines to close the Amorcyte Merger and instead is acquired in another acquisition transaction, Amorcyte may be required to pay NeoStem a termination fee of $1,500,000. See the section entitled “The Agreement and Plan of Merger — Termination” beginning on page 118 for a discussion of these and other rights of each of NeoStem and Amorcyte in connection with termination of the Agreement and Plan of Merger.

The Reasons the Board of Directors of NeoStem and the Board of Directors of Amorcyte Approved the Amorcyte Merger and the Agreement and Plan of Merger (page 96)

The NeoStem Board of Directors and the Amorcyte Board of Directors approved the Amorcyte Merger and the Agreement and Plan of Merger based on a number of factors, including, among other things, their belief that the combination of NeoStem and Amorcyte will create a stronger, more successful company, with enhanced prospects for continued viability, will be accretive in nature and will provide the stakeholders of both NeoStem and Amorcyte with the potential for more financial success than either company has on its own.

Each Board also considered separate reasons for the Amorcyte Merger. The NeoStem Board ultimately determined that the Amorcyte Merger furthers NeoStem’s goal of focusing its business on cell therapy technologies. The NeoStem board considered the promise of Amorcyte’s stem cell therapy technologies and its successful Phase 1 trial. The NeoStem Board recognized that the acquisition of Amorcyte would give NeoStem the opportunity to pursue a cell therapy product (AMR-001) that is ready to initiate an already-designed Phase 2 study. The Amorcyte Board ultimately determined that the Amorcyte Merger may serve to protect and potentially diversify the value held by its securityholders, while the alternative to approving the Amorcyte Merger may expose Amorcyte to a significant decrease in value, particularly if it could not find financing for the planned Phase 2 trial of AMR-001 on its own. The Amorcyte Board recognized that Amorcyte securityholders will receive shares and other securities of NeoStem, an NYSE Amex listed adult stem cell company with market liquidity.

Fees and Expenses (page 119).

Unless the Amorcyte Merger is consummated, NeoStem and Amorcyte will each pay its own expenses incident to the Agreement and Plan of Merger and the transactions contemplated thereby. Amorcyte transaction expenses are included in determining Amorcyte’s closing date liabilities. See “The Agreement and Plan of Merger — The Amorcyte Merger” for a description of an adjustment to the Base Stock Consideration based on Amorcyte’s closing date liabilities.

Interests of Certain Persons in the Amorcyte Merger (page 101)

Directors and officers of Amorcyte collectively beneficially own 10,463.9 shares of Amorcyte Common Stock and 6,671.7 shares of Amorcyte Series A Preferred Stock, representing approximately 64.9% and 63.8% of such classes of stock, respectively. See the section entitled “Security Ownership of Certain Beneficial Owners and Management of Amorcyte” for further details.

During June 2010, NeoStem’s subsidiary PCT made an investment in Amorcyte through the purchase for $50,000 of 62.6 shares of Amorcyte’s Series A Redeemable Preferred Stock.

In June and July of 2011, respectively, Novitas Capital III, L.P. and Darren Blanton, each a substantial beneficial owner of Amorcyte Series A Preferred Stock, invested $1,000,000 and $350,000, respectively, in private placements of NeoStem Common Stock. In addition, in this same private placement, Crown Oaks Inc. Profit Sharing Plan & Trust and the William Herbert Hunt Trust Estate, each a substantial Amorcyte stockholder, invested $250,000 and $128,000, respectively, in NeoStem Common Stock.

Additionally, Robert A. Preti, Ph.D, an officer of NeoStem’s subsidiary PCT, beneficially owns 27.5 shares (or 0.3%) of Amorcyte Series A Preferred Stock and 1,219.7 shares (or 15.6%) of Amorcyte Common Stock. Dr. Preti also benefically owns 2,129,966 shares (or 2.2%) of the outstanding NeoStem Common Stock.

Currently Dr. Andrew Pecora (who is the Chief Scientific Officer of Amorcyte, the Chief Medical Officer of NeoStem and an officer of NeoStem’s subsidiary PCT) and Mr. George Goldberger (who is the Chief Financial Officer of Amorcyte and an officer of NeoStem’s subsidiary PCT) beneficially own 2,370,672 and 309,192 shares, respectively, of NeoStem’s Common Stock, representing respectively 2.4% and 0.3% of NeoStem’s outstanding Common Stock. Dr. Pecora’s beneficial ownership includes 78,125 shares of NeoStem Common Stock purchased by him in a NeoStem private placement consummated on March 3, 2011 at a price of $1.28 per share.

The Recommendations of the Board of Directors of NeoStem (page 99):

The Audit Committee of NeoStem’s Board of Directors considered and evaluated potential conflicts of interest presented by the Amorcyte Merger and unanimously determined that the Amorcyte Merger is fair to NeoStem and its stockholders. After evaluating the proposed transaction and the terms thereof (and considering the determination of the Audit Committee), the Mergers & Acquisitions Committee of the NeoStem Board has unanimously determined that the terms of the Agreement and Plan of Merger and the Amorcyte Merger are advisable for, and in the best interests of, NeoStem and the NeoStem stockholders. Upon such determinations, the NeoStem Board unanimously recommends that NeoStem stockholders vote FOR the proposal to approve the issuance of NeoStem Common Stock and Warrants pursuant to the Agreement and Plan of Merger.

The NeoStem Board of Directors believes that adopting an amendment to NeoStem’s Amended and Restated Certificate of Incroproation to eliminate the classification of the NeoStem Board of Directors so that the terms of all directors expire at the NeoStem Annual Meeting, is in the best interests of NeoStem and its stockholders, has unanimously voted to approve the amendment, and unanimously recommends that the stockholders of NeoStem vote FOR the adoption of the amendment to NeoStem’s Certificate of Incorporation declassifying the NeoStem Board of Directors.

Upon the recommendation of its Nominating and Corporate Governance Committee, the NeoStem Board of Directors believes that the director candidates nominated as set forth in NeoStem Proposal 3 have the skills, attributes and qualifications necessary and desirable for service on the NeoStem Board, and the NeoStem Board unanimously recommends that the stockholders of NeoStem vote FOR the election of such director candidates as set forth in NeoStem Proposal 3.

The NeoStem Board of Directors believes that amending the 2009 Plan to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder by 6,000,000 shares, is in the best interests of NeoStem and its stockholders, has unanimously voted to approve such amendment to the 2009 Plan, and unanimously recommends that the stockholders of NeoStem approve such amendment.

Upon the recommendation and approval of its Audit Committee, the NeoStem Board of Directors believes that ratification of the appointment of Grant Thornton LLP as NeoStem’s independent registered public accounting firm for the fiscal year ending December 31, 2011 is in the best interests of NeoStem and its stockholders, has unanimously voted to appoint Grant Thornton LLP as NeoStem’s auditor for the 2011 fiscal year, and unanimously recommends that the stockholders of NeoStem ratify such appointment.

The NeoStem Board of Directors believes that approving the adjournment of the NeoStem Annual Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the NeoStem Annual Meeting to approve the proposals submitted at the special meeting is in the best interests of NeoStem and its stockholders, has unanimously voted to approve the proposal and unanimously recommends that NeoStem stockholders vote FOR the approval of this proposal.

The Recommendations of the Board of Directors of Amorcyte (page 99):

The Amorcyte Board of Directors believes that the Amorcyte Merger is fair to, advisable for, and in the best interests of Amorcyte and its stockholders. The Amorcyte Board of Directors has unanimously voted to approve the Agreement and Plan of Merger, and unanimously recommends that the stockholders of Amorcyte vote FOR the adoption of the Agreement and Plan of Merger and approval of the Amorcyte Merger, including all transactions contemplated thereby. The Amorcyte Board of Directors believes that approving the adjournment of the Amorcyte Special Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger is in the best interest of Amorcyte and its stockholders, has unanimously voted to approve the proposal and unanimously recommends that Amorcyte’s stockholders vote FOR the approval of this proposal.

Risk Factors Related to the Amorcyte Merger (page 25)

THE AMORCYTE MERGER AND THE BUSINESS OF THE COMBINED COMPANY INVOLVE A HIGH DEGREE OF RISK.

The “Risk Factors” beginning on page 25 should be considered carefully by both NeoStem stockholders and Amorcyte stockholders in evaluating whether to approve the issuance of the NeoStem securities, in the case of the NeoStem stockholders, and whether to approve the adoption of the Agreement and Plan of Merger, in the case of the Amorcyte stockholders. These risk factors should be considered along with any other information included herein, including in conjunction with forward-looking statements made herein.

The Stockholders Meetings (pages 80 and 83)

The annual meeting of the stockholders of NeoStem will be held on October 14, 2011 at 11:00 a.m., local time, at the offices of NeoStem, Inc. located at 420 Lexington Avenue, Suite 450, New York, NY 10170.

The special meeting of the stockholders of Amorcyte will be held on October 14, 2011 at 9:00 a.m., local time, at the offices of NeoStem, Inc. located at 420 Lexington Avenue, Suite 450, New York, NY 10170.

Accounting Treatment (page 107)

For accounting purposes, NeoStem will be the “accounting acquirer” of Amorcyte. The Amorcyte Merger will be accounted for under the “purchase” method of accounting. Under the purchase method of accounting, the assets and liabilities of Amorcyte, as of the completion of the Amorcyte Merger, will be recorded at their fair values and the excess of purchase price over the fair value of net assets will be allocated to goodwill and any other applicable intangible assets.

Governmental Approval of the Amorcyte Merger (page 107)

NeoStem and Amorcyte have determined that filing of a notification under the HSR Act is not required in connection with the Amorcyte Merger.

Appraisal Rights (page 85)

Under Delaware law, NeoStem stockholders do not have appraisal rights in connection with the issuance of the securities of NeoStem in connection with the Amorcyte Merger.

Under Delaware law, the holders of Amorcyte Common Stock and Amorcyte Series A Preferred Stock will have appraisal rights and may be entitled to receive cash equal to the fair market value of their Amorcyte Common Stock or Amorcyte Series A Preferred Stock, as applicable. To do so, they must follow the procedures set forth under Section 262 of the General Corporation Law of the State of Delaware. The text of Section 262 is attached as Annex B to this joint proxy statement/prospectus.

Setion 4.9 of Amorcyte’s Amended and Restated Certificate of Incorporation filed on May 19, 2006, as amended, contains certain drag along rights under which the holders of greater than fifty percent (50%) of the Series A Preferred Stock have the right to require the other Amorcyte stockholders to vote their capital stock in favor of, and participate in, any offer to purchase all of the capital stock of Amorcyte.

Section 4 of Amorcyte’s Right of First Refusal and Co-Sale Agreement contains certain drag along rights under which each of the signatories to such agreement agreed to: (a) consent to and vote all of their shares in favor of any “Change of Control Transaction” which includes a merger; and (b) waive any dissenters’ rights, appraisal rights or similar rights in connection with such transaction, in each case in the event that such merger is approved by the Amorcyte Board of Directors and investors holding at least two-thirds (2/3) of the Series A Preferred Stock then outstanding.

RISK FACTORS

You should carefully consider the risks described below regarding the Amorcyte Merger and the NeoStem business post merger, together with all of the other information included in this joint proxy statement/prospectus, before making a decision about voting on the proposals submitted for your consideration.

RISKS RELATED TO THE AMORCYTE MERGER

Although NeoStem raised approximately $14.6 million in net proceeds in its July 2011 underwritten offering, NeoStem anticipates that it will need substantial additional financing in the future to continue its operations and, assuming the Amorcyte Merger is consummated, to continue the operations of the combined company. If NeoStem is unable to raise additional capital as needed, the combined company may be forced to delay, reduce or eliminate one or more of its product development programs, cell therapy initiatives or commercialization efforts.

NeoStem anticipates that (even after taking into account its recent July 2011 underwritten offering) it will require additional capital to fund the current operating plan, including NeoStem’s existing U.S.-based cell therapy operations (such as development of NeoStem’s VSELTM technology and a T-cell therapeutic, the stem cell collection and storage business, and cell manufacturing and processing operations) and NeoStem’s China-based initiatives.

In addition, the Amorcyte business to be acquired by NeoStem will require significant additional financing. Amorcyte is a development stage companywith no commercial products. Amorcyte’s product candidate, AMR-001, is being developed and will require significant investment before it can be commercialized. Amorcyte anticipates that AMR-001 will not be commercially available for several years, if ever.

The combined company’s research and development expenses will increase with the addition of the ongoing activities of the Amorcyte business, particularly as the Phase 2 clinical trial commences with respect to AMR-001. Even if NeoStem raises additional capital, in the event that Amorcyte’s Phase 2 clinical trial of AMR-001 produces positive results, it is anticipated it will be necessary to enter into one or more collaboration agreements with one or more third parties to conduct and fund additional clinical trials, including larger, potentially pivotal Phase 3 clinical trials. If NeoStem is not able to enter into collaboration agreements on terms that are acceptable to NeoStem, it will need to raise additional capital to fund these trials or otherwise delay or abandon the trials. In addition, subject to obtaining regulatory approval of any present or future Amorcyte product candidate, the combined company expects to incur significant commercialization expenses for product sales and marketing.

The future capital requirements of the combined company will depend on many factors, including:

•	The scope, progress and results of NeoStem’s historic cell therapy research, development, processing and manufacturing programs (including any revenues generated by NeoStem’s subsidiary PCT) and its adult and cord blood stem cell collection and storage business;
•	the scope, progress and results of development programs being conducted by Amorcyte;
•	the scope, progress, results, costs, timing and outcomes of the clinical trials of AMR-001 and any other product candidates;
•	the timing of entering into, and the terms of, any collaboration agreements with one or more third parties for one or more product candidates;
•	the timing of and the costs involved in obtaining regulatory approvals for the combined company’s product candidates, a process which could be particularly lengthy or complex given the FDA’s limited experience with marketing approval for cell therapy products;
•	the costs of operating, expanding and enhancing the combined company’s manufacturing facilities and capabilities to support the combined company’s clinical activities and, if any product candidates are approved, the combined company’s commercialization activities;

•	the costs of maintaining, expanding and protecting the combined company’s intellectual property portfolio, including potential litigation costs and liabilities;
•	revenues received from sales of the combined company’s product candidates, if approved by the FDA;
•	if and when there is a divestiture of Erye; and
•	the progress of the Company’s regenerative medicine initiatives in China.

NeoStem would likely seek such funding through public or private financings or some combination of the two. The combined company may also seek funding through collaborative arrangements if NeoStem determines them to be necessary or appropriate. Additional funding may not be available to NeoStem on acceptable terms, or at all. If NeoStem obtains capital through collaborative arrangements, these arrangements could require NeoStem to relinquish rights to the combined company’s technology or product candidates and could result in NeoStem’s receiving only a portion of the revenues associated with the partnered product. If NeoStem raises capital through the sale of equity, or securities convertible into equity, it would result in dilution to NeoStem’s then existing stockholders. Issuances of NeoStem securities in connection with any future capital raise may additionally cause antidilution adjustments to NeoStem’s outstanding Series E 7% Senior Convertible Preferred Stock and to the warrants issued in connection therewith. If NeoStem raises additional capital through the incurrence of indebtedness, the documents governing the terms of such debt would likely contain terms restricting NeoStem’s business activities, and holders of debt instruments would have rights and privileges senior to those of NeoStem’s equity investors. In addition, servicing the interest and principal repayment obligations under debt facilities could divert funds that would otherwise be available to support research and development, clinical or commercialization activities.

Cash requirements of the combined company may vary materially from those now planned because of expenses relating to marketing, advertising, sales, distribution, research and development and regulatory affairs (including the expenses related to clinical trials), as well as the costs of maintaining, expanding and protecting NeoStem’s intellectual property portfolio, including potential litigation costs and liabilities. Additional financing may not be available when needed or may not be available on terms acceptable to NeoStem. The combined company’s inability to obtain necessary capital or financing to fund these needs could adversely affect the combined company’s business, results of operations and financial condition.

The consummation of the transactions contemplated by the Agreement and Plan of Merger is dependent upon NeoStem and Amorcyte obtaining all relevant and necessary consents and approvals.

A condition to consummation of the Amorcyte Merger is that NeoStem or Amorcyte obtains certain consents or approvals from third parties. In addition, the stockholders of NeoStem must approve the issuance of NeoStem securities pursuant to the Agreement and Plan of Merger. The stockholders of Amorcyte must adopt the Agreement and Plan of Merger and approve the Amorcyte Merger to be consummated pursuant thereto (and Amorcyte’s governing documents afford class voting rights to the holders of Amorcyte Series A Preferred Stock), but a Voting Agreement has been entered into pursuant to which holders of a sufficient number of shares of Amorcyte Common Stock and Amorcyte Series A Preferred Stock have agreed to vote such shares in favor of the transactions. There can be no assurance that NeoStem or Amorcyte will be able to obtain all such relevant consents and approvals on a timely basis or at all. NeoStem has incurred, and expects to continue to incur, significant costs and expenses in connection with the proposed Amorcyte Merger. Any failure to obtain, or delay in obtaining, the necessary consents or approvals would prevent NeoStem from being able to consummate, or delay the consummation of, the transactions contemplated by the Agreement and Plan of Merger, which could materially adversely affect the business, financial condition and results of operations of NeoStem. There is no guarantee that such approvals will be obtained or that such conditions will be satisfied.

Failure to satisfy closing conditions and complete the Amorcyte Merger could cause NeoStem’s stock price to decline and could harm NeoStem’s business and operating results.

The Agreement and Plan of Merger contains conditions which NeoStem or Amorcyte, respectively, must meet in order to consummate the transactions. No assurance can be given that every closing condition will be satisfied or waived. In addition, the Agreement and Plan of Merger may be terminated by either NeoStem or Amorcyte under certain circumstances.

If the Amorcyte Merger is not completed for any reason, NeoStem may be subject to a number of risks, including the following:

•	the market price of NeoStem Common Stock may decline to the extent that the relevant current market price previously reflected a market assumption that the Amorcyte Merger will be completed;
•	many costs related to the Amorcyte Merger, such as legal, accounting and financial printing fees, must be paid regardless of whether the transactions completed; and
•	there may be substantial disruption to the business of NeoStem and distraction of its workforce and management team.

Any acquisition exposes a company to additional risks.

Acquisitions may entail numerous risks for NeoStem, including:

•	competing claims for capital resources;
•	difficulties in assimilating acquired operations, technologies or products;
•	diversion of management’s attention from NeoStem’s core business;
•	risks of undertaking activities or entering markets in which NeoStem has limited or no prior experience; and
•	NeoStem’s management team has limited experience in purchasing and integrating new businesses.

NeoStem’s failure to successfully complete the integration of Amorcyte could have a material adverse effect on NeoStem’s business, financial condition and operating results.

Failure of the Amorcyte Merger to achieve potential benefits could harm the business and operating results of the combined company.

NeoStem and Amorcyte expect that the combination of their businesses will result in potential benefits for the combined company. Achieving these potential benefits will depend on a number of factors, some of which include:

•	the success of the AMR-001 Phase 2 trial;
•	retention of key management, marketing and technical personnel after the transactions;
•	the ability of the combined company to increase the sales of products and services; and
•	competitive conditions in the cell therapy industry.

The failure to achieve anticipated benefits could harm the business, financial condition and operating results of the combined company.

NeoStem’s outstanding warrants may negatively affect NeoStem’s ability to raise additional capital.

As part of the Amorcyte Merger, NeoStem will be issuing warrants to purchase up to an additional 1,881,008 shares of NeoStem Common Stock. NeoStem already had, at August 17, 2011, approximately 54,470,909 stock options and warrants outstanding. Holders of NeoStem’s outstanding warrants are given the opportunity to profit from a rise in the market price of NeoStem Common Stock. As long as these warrants are outstanding, the terms on which NeoStem could obtain additional capital may be adversely affected. The holders of these warrants might be expected to exercise them at a time when NeoStem would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by these warrants.

If the market for the combined company’s products and/or technology (including AMR-001 and any other product candidates) does not experience significant growth or if the combined company’s products and/or technology do not achieve broad acceptance, the combined company’s operations will suffer.

NeoStem and Amorcyte cannot accurately predict the future growth rate or the size of the market for the combined company’s products and technology. The expansion of this market depends on a number of factors, such as:

•	the results of clinical trials;
•	the cost, performance and reliability of the combined company’s products/technologies, and the products/technologies offered by competitors;
•	customers’ perceptions regarding the benefits of the combined company’s products and technologies;
•	public perceptions regarding the use of the combined company’s products and technologies;
•	customers’ satisfaction with the products and technologies; and
•	marketing efforts and publicity regarding the products and technologies.

While the acquisition of Amorcyte will further NeoStem’s strategy of focusing its business on cell therapies, the development and marketing of cell therapies is a new business direction for NeoStem.

Beginning with its January 2011 acquisition of PCT, NeoStem began to shift its business plan to focus on capturing the paradigm shift to cell therapies. It is anticipated that NeoStem’s acquisition of Amorcyte will help to further NeoStem’s expansion into the cell therapy field. However, NeoStem has limited experience in the areas of cell therapy development and marketing of cell therapy products, and the related regulatory issues and processes. While the current officers of PCT, including Dr. Andrew Pecora, Amorcyte’s Chief Scientific Officer, will continue to provide services to Amorcyte following the acquisition, and while Amorcyte will continue to rely on the expertise of PCT and its other current consultants and service providers, NeoStem can provide no assurances that its management will successfully oversee Amorcyte’s clinical development activities and integrate Amorcyte into the NeoStem business.

NeoStem is contemplating a possible significant change in the nature of its business.

As part of our plan to focus its business on capturing the paradigm shift to cell therapies following its January 2011 acquisition of PCT, NeoStem is pursuing strategic alternatives with respect to its 51% interest in Erye. NeoStem is planning to devote its resources and management efforts to cell therapy manufacturing and development, and other related activities, including adult stem cell collection and storage, and in further developing the Company’s regenerative medicine business in China. NeoStem believes that the proposed acquisition of Amorcyte is in keeping with NeoStem’s strategic mission. NeoStem also believes that if the Company could monetize Erye, NeoStem would have additional capital needed to pursue the development of multiple cell therapies. To that end, in June 2011, NeoStem engaged a financial advisor to lead the effort to pursue the possible divesture of its 51% interest in Erye. Marketing efforts have commenced; however, in addition to the factors set forth below, it is too early to determine whether such efforts will lead to a proposal to purchase at a price and on terms that NeoStem would consider acceptable or whether, in the event a proposal or proposals on prices and terms acceptable to NeoStem are received, whether a transaction would be completed.

Any sale of NeoStem’s interest would also be subject to a right of first refusal held by Suzhou Erye Economy & Co. Ltd. (“EET”) pursuant to the terms of the Joint Venture Agreement between a subsidiary of NeoStem and EET. EET owns the remaining 49% interest in Erye. A number of issues have arisen between EET and NeoStem with respect to the operation and financing of Erye. For instance, while EET is required to lend back to Erye dividends received by it to finance Erye’s move to its new facilities, Erye has recently reported to NeoStem that such arrangement is no longer tax efficient in light of the ratio of Erye’s shareholder loans to its registered capital. In connection with exploring ways to remedy the additional tax burden caused by the level of shareholder loans and in preparing for a sale process, other issues have also surfaced, including the issue of NeoStem and Erye needing to obtain all Chinese regulatory approvals (and associated registrations) required to reflect the legal title of NeoStem’s 51% interest in Erye as being held by the proper entity within NeoStem’s group which is its current beneficial owner as that term is used under U.S. law. NeoStem and Erye are determining what government approvals (and associated registrations) will need to be issued by the Suzhou Municipal Bureau of Foreign Investment and Commerce and the Suzhou Administration for Industry and Commerce to remediate these deficiencies. NeoStem’s management believes these regulatory deficiencies can be remediated within a reasonable period of time and should not delay a sale of NeoStem’s interest in Erye. However, no assurance can be given that any unremediated regulatory deficiencies would not have an adverse effect on the operating results and liquidity of Erye and NeoStem and will not impede or delay efforts to divest NeoStem’s interest in Erye. In addition, the remediation process is expected to trigger certain tax liabilities and penalties.

NeoStem has not yet determined to sell its interest in Erye, and will not do so until it can assess the level of interest generated, the potential price and transaction terms it might be offered and any regulatory impediments to a transaction. A sale of NeoStem’s interest in Erye, if a sale can be consummated, would have a material effect on the business, results of operations and balance sheet of NeoStem. Factors that may impede a sale may include, but not be limited to, EET’s right of first refusal and the significant time and money that exercise of such right could cause a potential purchaser, the need for any purchaser to negotiate a new Joint Venture Agreement and a shareholder loan repayment schedule with EET if EET does not wish to either sell its interest or exercise its right of first refusal, recent regulatory changes in China which reduce prices that may be charged for certain of Erye’s products and limit use of antibiotics, tax or regulatory issues affecting Erye, including those described above and other tax increases described in our filings which will adversely affect Erye going forward, availability of financing for a potential purchaser, and other factors typical of any sale process.

If the combined company is unable to manage growth in its business, its prospects may be limited and its future results of operations may be adversely affected.

The combined company intends to expand its processing and manufacturing activities, its research and development platform to provide innovative therapies, its sales and marketing programs and other activities as needed to meet future demand. Any significant expansion may strain the combined company’s managerial, financial and other resources. If the combined company is unable to manage its growth, its business, operating results and financial condition could be adversely affected. The combined company will need to improve continually its operations, financial and other internal systems to manage its growth effectively, and any failure to do so may lead to inefficiencies and redundancies, and result in reduced growth prospects and diminished operational results.

Certain current officers and directors of Amorcyte beneficially own large quantities of Amorcyte capital stock. Additionally, the Amorcyte Merger presents conflicts of interest that may cause the transactions contemplated by the Agreement and Plan of Merger to have consequences to NeoStem that are less favorable than might be attained in comparable transactions where such potential conflicts are absent.

The transactions contemplated by the Agreement and Plan of Merger present potential conflicts of interest, or, at a minimum, the appearance of conflicts of interest. For example, Paul Schmitt, currently a director and the CEO of Amorcyte, is also a managing director to the advisor of Novitas Capital III, L.P., which fund holds 3,693.7 shares of Amorcyte’s Series A Preferred Stock, representing 35.3% of the outstanding shares of such class. Darren Blanton, currently a director of Amorcyte, is also the founder and managing partner of Colt Ventures, Ltd. This entity’s ownership of 939.7 shares of Amorcyte’s Series A Preferred Stock, together with beneficial ownership of an additional 500.8 shares of Series A through two family trusts, results in Mr. Blanton having beneficial ownership of approximately 13.8% of Amorcyte’s outstanding Series A Preferred shares. Michael Starcher, an Amorcyte director, is the president of the general partner of CCP-AMOR, L.P., which fund owns 1,252.1 Series A shares of Amorcyte, resulting in Mr. Starcher’s beneficial ownership of approximately 11.8% of such class. Dr. Andrew L. Pecora, who is currently the Chief Scientific Officer of Amorcyte, the Chief Medical Officer of NeoStem, and the

Chief Medical Officer of NeoStem’s subsidiary PCT, and who it is expected will be appointed in 2011 to NeoStem’s board of directors pursuant to the agreement governing NeoStem’s acquisition of PCT, beneficially owns 58.8 Amorcyte Series A shares (0.6% of the class), 1,219.7 of Amorcyte’s common shares (15.6% of the class), and 2,370,672 shares of NeoStem Common Stock (2.4% of the outstanding NeoStem Common Stock) including 78,125 shares of NeoStem Common Stock purchased in a March 2011 private placement. In June and July of 2011, respectively, Novitas Capital III, L.P. and Darren Blanton, each a substantial beneficial owner of Amorcyte Series A Preferred Stock, invested $1,000,000 and $350,000, respectively, in private placements of NeoStem Common Stock.

Amorcyte was initially formed as a wholly-owned subsidiary of PCT, and was spun off to PCT’s members in 2005. In January 2011, NeoStem acquired PCT. Certain current officers of NeoStem’s subsidiary PCT (including Dr. Pecora and Mr. Goldberger) provide services to Amorcyte pursuant to agreements with PCT. Dr. Pecora had also entered into an oral consulting arrangement with Amorcyte providing for compensation of $50,000 per year for serving as Amorcyte’s Chief Scientific Officer. By written agreement with Amorcyte, Dr. Pecora has relinquished all rights he had with respect to such compensation, while continuing to serve as Amorcyte’s Chief Scientific Officer. NeoStem’s subsidiary PCT is Amorcyte’s exclusive provider of cell processing services, which are performed entirely at PCT’s facilities. PCT is the holder of 62.6 shares of Amorcyte Series A Preferred Stock.

These relationships create, or, at a minimum, appear to create potential conflicts of interest with respect to the Agreement and Plan of Merger and the transactions contemplated thereby, as the persons involved have been faced with (or will face, on a going-forward basis, as applicable) decisions that could have different implications for Amorcyte, NeoStem, and any other entities with which such persons are associated.

Although NeoStem and Amorcyte have both established procedures designed to ensure that material related party transactions are fair to the respective company, no assurance can be given as to how potentially conflicted board members or officers of either company will evaluate the fiduciary duties owed by them to NeoStem, Amorcyte, and other entities to which they may owe fiduciary duties, respectively, or how such individuals will act in such circumstances.

Furthermore, the appearance of conflicts, even if such conflicts ultimately do not harm the combined company, might adversely affect the public’s perception of the combined company’s business, as well as its relationships with existing customers, licensors, licensees, and service providers and its ability to enter into new relationships in the future.

The Amorcyte Merger will result in dilution of the ownership interests of current NeoStem stockholders.

As a result of the Amorcyte Merger, the former equity holders of Amorcyte will have the right to receive approximately 6.5% of the outstanding NeoStem Common Stock immediately following the consummation of the transactions based on the number of shares outstanding as of the record date of August 17, 2011 (exclusive of the 1,881,008 shares of NeoStem common stock underlying the warrants to be issued to the Amorcyte equity holders and the maximum of 4,092,768 “Contingent Shares” that may be issued to Amorcyte equity holders in the event certain milestones specified in the Agreement and Plan of Merger are achieved). This represents dilution of the ownership interests and voting power of the current NeoStem stockholders.

Future sales of the combined company’s common stock may depress its stock price.

The shares of NeoStem Common Stock constituting the Base Stock Consideration issued at the closing of the Amorcyte Merger for the benefit of Amorcyte’s former equity holders will be freely tradable in the public market once released from escrow (approximately 20% to be released six months after closing; with additional shares to be released one year after closing such that $1.25 million in shares (852,660 shares in accordance with the escrow valuation mechanism) shall remain in the escrow if no indemnification claims have been asserted by NeoStem, provided that in the event NeoStem has asserted any indemnification claims within one year following the closing, in such case an amount of shares representing $2.5 million (1,705,320 shares in accordance with the escrow valuation mechanism) plus the amount of pending claims shall remain in escrow remaining in escrow; and the remainder of shares to be released two years after closing). The market price of NeoStem Common Stock could fall in response to sales of a large number of shares of NeoStem Common Stock in the market after the release of the shares or in response to the perception that sales of a large number of shares could occur. In addition, these sales could create the perception by the public of difficulties or problems with NeoStem’s products and services. As a result, these sales also might make it more difficult for NeoStem to sell equity or equity-related securities in the future at a time and price that its board of directors deems appropriate.

Any adverse development relating to any of the combined company’s product candidates, such as a significant clinical trial failure, could substantially depress NeoStem’s stock price and prevent NeoStem from raising additional capital.

The combined company’s ability to progress as a company will be significantly dependent on its product candidates, and on clinical trials. Any clinical, regulatory or other development that significantly delays or prevents the combined company from completing any of its trials, any material safety issue or adverse side effect to any study participant in any of these trials, or the failure of these trials to show the results expected would likely depress NeoStem’s stock price significantly and could prevent NeoStem from raising the substantial additional capital the combined company will need to further develop its product candidates and technologies. Moreover, any material adverse occurrence in early-phase clinical trials could substantially impair the combined company’s ability to initiate additional clinical trials to test its product candidates, whether for new indications or otherwise. This, in turn, could adversely impact NeoStem’s ability to raise additional capital and pursue the planned research and development efforts of the combined company.

The nature of Amorcyte’s business which is being acquired by NeoStem could subject the trading prices of NeoStem Common Stock to additional volatility.

The market price of NeoStem Common Stock has been historically volatile. The stock market in general and the market for biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The clinical trials and other development activities intended to be undertaken by the combined company may contribute to additional volatility of the market price of NeoStem Common Stock, as investors react to the results of the combined company’s clinical trials of product candidates and those of NeoStem’s competitors. In addition to the foregoing, factors that could contribute to enhanced volatility of the combined company’s stock price include:

•	regulatory or legal developments in the United States and foreign countries;
•	variations in the combined company’s financial results or those of companies that are perceived to be similar to NeoStem;
•	changes in the structure of healthcare payment systems;
•	announcements by the combined company of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
•	market conditions in the pharmaceutical and biotechnology sectors and issuance of securities analysts’ reports or recommendations;
•	sales of substantial amounts of NeoStem Common Stock by current stockholders;
•	sales of NeoStem securities by insiders and large stockholders;
•	general economic, industry and market conditions;
•	additions or departures of key personnel;
•	intellectual property, product liability or other litigation against the combined company;
•	expiration or termination of the combined company’s potential relationships with collaborators; and
•	the other factors described in this “Risk Factors” section.

In addition, in the past stockholders have initiated class action lawsuits against biotechnology and pharmaceutical companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against the combined company, could cause NeoStem to incur substantial costs and divert management’s attention and resources.

RISKS RELATED TO AMORCYTE’S BUSINESS

If the Amorcyte Merger is consummated, the business of Amorcyte will be highly speculative and subject to a high degree of risk. The risks and uncertainties described below are not the only ones that could affect Amorcyte. Additional risks and uncertainties of which Amorcyte is unaware, or currently believes are immaterial, may become important factors affecting Amorcyte’s business. If any of the following risks occur, Amorcyte’s business, financial condition and/or operating results could be materially harmed, or differ materially from those expressed in any forward-looking statements.

Risks Related to Amorcyte’s Clinical Development Activities

If clinical trials of Amorcyte’s product candidate AMR-001 or any future product candidates fail to demonstrate safety and efficacy to the satisfaction of the FDA or do not otherwise produce positive results, Amorcyte may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of its product candidates.

Before obtaining regulatory approval for the sale of AMR-001 or any other product candidate, Amorcyte must conduct, at its own expense, extensive clinical trials to demonstrate the safety and efficacy of the product candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. A failure of one or more clinical trials conducted by or on behalf of Amorcyte can occur at any stage of testing. Amorcyte may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent its ability to receive regulatory approval or commercialize its product candidates, including the following:

•	regulators or institutional review boards may not authorize Amorcyte or its investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;
•	clinical trials of product candidates may produce negative or inconclusive results, and Amorcyte may decide, or regulators may require it, to conduct additional clinical trials or abandon product development programs that it expects to be pursuing;
•	the number of patients required for clinical trials of product candidates may be larger than Amorcyte anticipates, enrollment in these clinical trials may be slower than Amorcyte anticipates, or participants may drop out of these clinical trials at a higher rate than Amorcyte anticipates;
•	third party contractors may fail to comply with regulatory requirements or meet their contractual obligations to Amorcyte in a timely manner or at all;
•	Amorcyte might have to suspend or terminate clinical trials of its product candidates for various reasons, including a finding that the participants are being exposed to unacceptable health risks;
•	regulators or institutional review boards may require that Amorcyte or its investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;
•	the cost of clinical trials of Amorcyte’s product candidates may be greater than anticipated;
•	Amorcyte may be subject to a more complex regulatory process, since stem cell-based therapies are relatively new and regulatory agencies have less experience with them than with traditional pharmaceutical products;
•	the supply or quality of Amorcyte’s product candidates or other materials necessary to conduct clinical trials of these product candidates may be insufficient or inadequate; and
•	Amorcyte’s product candidates may have undesirable side effects or other unexpected characteristics, causing Amorcyte or its investigators to halt or terminate the trials.

After completion of Amorcyte’s Phase 1 trials of AMR-001, the FDA issued a clinical hold notice on August 31, 2010 effective until Amorcyte submits information acceptable to the FDA on its plans to manufacture AMR-001 with an appropriate cell separation device, disposables and reagent kit and the FDA lifts the clinical hold. Amorcyte is negotiating an alternative supply agreement for the needed kits and disposables for the Phase 2 trials. A response to the clinical hold was submitted to the FDA on July 5 and 6,

2011. On August 5, 2011, Amorcyte received a letter from the FDA advising it that all clinical hold issues had been satisfactorily addressed, the clinical hold was removed and Amorcyte could proceed with its study.

During Amorcyte’s Phase 1 trial of AMR-001, serious adverse events in the treatment group were not significantly different in number compared to the placebo group. However, serious adverse events during the Phase 1 trial that occurred included one treatment group subject death from ventricular fibrillation soon after cell infusion that was attributed to recurrent myocardial infarction from stent thrombosis preceding cell infusion. This subject’s death resulted in a clinical hold during the Phase 1 trial; the hold letter was dated August 31, 2007. The hold was removed upon FDA’s review of the complete documentation on the patient and changes to enrollment procedures for additional subjects that was submitted by Amorcyte. Another treatment group subject was withdrawn because of acute stent thrombosis before cell infusion. One control subject and two additional treatment subjects experienced in-stent restenosis. One treatment subject experienced worsening of congestive heart failure.

There can be no assurance that similar or other events will not occur in future clinical trials of Amorcyte’s product candidates that could give rise to safety concerns, particularly in light of the impaired heart function of patients who will be the target subject population of Amorcyte’s future planned clinical trials.

If Amorcyte is required to conduct additional clinical trials or other testing of AMR-001 beyond those that Amorcyte currently contemplates, or if Amorcyte is required to conduct additional trials or testing of future product candidates more than Amorcyte expects, or if Amorcyte is unable to successfully complete clinical trials of its product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive, or if there are safety concerns, Amorcyte may:

•	be delayed in obtaining marketing approval for AMR-001 (or any future product candidate);
•	not be able to obtain marketing approval;
•	obtain approval for indications that are not as broad as intended;
•	have the product removed from the market after obtaining marketing approval;
•	be subject to additional post-marketing testing requirements; or
•	be subject to restrictions on how the product is distributed or used.

Amorcyte’s product development costs will also increase if Amorcyte experiences delays in testing or approvals. Amorcyte cannot predict whether any clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant clinical trial delays also could shorten any periods during which Amorcyte may have the exclusive right to commercialize product candidates or allow its competitors to bring products to market before Amorcyte does and impair Amorcyte’s ability to commercialize its product candidates and may harm Amorcyte’s business and results of operations.

The initiation of a pivotal Phase 3 clinical trial for AMR-001 will require the validation and establishment of manufacturing controls that may delay product development.

Amorcyte currently expects to initiate a Phase 2 clinical trial of AMR-001 by no later than the end of the first quarter of 2012. If the results of the Phase 2 clinical trial are positive and support Phase 3 development, Amorcyte intends to initiate and complete one or more pivotal Phase 3 clinical trials before seeking regulatory approval to commercialize AMR-001. Amorcyte is required to have certain validated and established manufacturing controls with respect to AMR-001 related to its safety, purity and potency when administered to patients. Manufacturing control issues will need to be addressed and resolved with the FDA if Amorcyte seeks to initiate a Phase 3 clinical trial of AMR-001. Specifically, Amorcyte must develop a potency assay for AMR-001 and lot release specifications that correlate with AMR-001 activity or clinical response. Amorcyte may not be successful in its efforts to address these chemistry, manufacturing and controls (“CMC”) issues for AMR-001 in a manner satisfactory to the FDA. If Amorcyte cannot initiate, or if it is delayed in initiating, a pivotal Phase 3 clinical program of AMR-001, as a result of its failure to satisfy the FDA’s CMC concerns or otherwise, the timing of Amorcyte’s regulatory submission for commercialization of AMR-001 could be delayed, or Amorcyte may not be able to seek regulatory approval to commercialize AMR-001 at all.

Development of Amorcyte’s AMR-001 and potential future product candidates is subject to uncertainty because the CD34+ cells are derived from human bone marrow, a source material that is inherently variable.

The number of CD34+/CXCR-4+cells and the composition of the CD34+ cell population from bone marrow vary from patient to patient. These cells are the basis of Amorcyte’s product candidate AMR-001, and may also be used in future product candidates. Such variability in composition could adversely affect the ability of Amorcyte to manufacture its product candidates derived from a patient’s bone marrow or to establish and meet acceptable specifications for release of the product candidate for treatment of a particular patient. As a consequence, the development and regulatory approval process for these product candidates could be delayed or may never be completed.

The results of preclinical studies may not correlate with the results of human clinical trials. In addition, early stage clinical trial results do not ensure success in later stage clinical trials, and interim trial results are not necessarily predictive of final trial results.

To date, Amorcyte has not completed the development of any products through regulatory approval. While Amorcyte and others have analyzed the potential of AMR-001 in preclinical studies with animals, the potential efficacy of AMR-001 in humans has only been evaluated in a Phase 1 clinical trial. The results of preclinical studies evaluating AMR-001 in animals may not be predictive of results in a clinical trial involving a small number of human subjects. Likewise, the outcomes of early clinical trials may not be predictive of the success of later clinical trials. The safety and efficacy data from Amorcyte’s anticipated Phase 2 clinical trials of AMR-001 may be less favorable than the data observed in the Phase 1 clinical trial of this product candidate, which was based on smaller numbers of patients. There can be no assurances that the clinical trials of any product candidate of Amorcyte will ultimately be successful. New information regarding the safety and efficacy of such product candidate may be less favorable than the data observed to date.

Amorcyte may experience delays in enrolling patients in its clinical trials, which could delay or prevent the receipt of necessary regulatory approvals.

Amorcyte may not be able to initiate or continue clinical trials of AMR-001 (or any future product candidate) if Amorcyte is unable to locate and enroll a sufficient number of eligible patients to participate in the clinical trials required by the FDA or other regulatory authorities. Amorcyte may also be unable to engage a sufficient number of clinical trial sites to conduct its trials. The challenge of enrolling patients will become more difficult if Amorcyte is required by the FDA or a similar regulatory agency outside the United States to conduct a trial on a larger population than it currently anticipates. In that event, Amorcyte might be required to seek patients to participate in its trials from Europe or other foreign jurisdictions, which could raise regulatory uncertainties and increase clinical trial costs. Moreover, because PCT does not currently have FDA registered manufacturing facilities outside of the United States, Amorcyte’s ability to conduct trials outside of the U.S. may be constrained by the capability of transporting trial materials to foreign destinations within the expiry period of such materials.

Amorcyte and its investigators may also face challenges in enrolling patients to participate in Amorcyte’s clinical trials due to the novelty of its stem cell-based therapies. Some patients may have concerns regarding stem cells that may negatively affect their perception of therapies under development and their decision to enroll in the trials. Furthermore, patients suffering from diseases within target indications may enroll in competing clinical trials, which could negatively affect Amorcyte’s ability to complete enrollment of its trials.

Additional factors that may affect the ability of Amorcyte to enroll patients in clinical trials include:

•	the size of the patient population;
•	patients’ willingness to receive a placebo or other inactive control on the control arm of a clinical study;
•	the distance between patients and clinical test sites; and
•	the eligibility criteria for the trial.

Enrollment delays in clinical trials may result in increased development costs for product candidates, and inability to enroll a sufficient number of patients for any current or future clinical trials would result in significant delays or may require one or more clinical trials to be abandoned altogether.

The cell sorting system Amorcyte intends to use in the Phase 2 clinical trial is owned by an unaffiliated third party.

Amorcyte intends to obtain from a third party the essential cell sorting system that it expects to use in its Phase 2 clinical trial of AMR-001. Amorcyte currently does not have any agreement in place permitting it to use this system although negotiations are underway. Moreover, Amorcyte will need to provide the FDA with certain information regarding the design, use and operation of a device. The unavailability of the system, for any reason, would have a material adverse effect on Amorcyte’s AMR-001 product development and commercialization efforts. Although there are other available systems in the marketplace, Amorcyte has not evaluated their costs or safety and effectiveness, or whether AMR-001 would be compatible with such systems. Moreover, if the system becomes unavailable during or after Phase 2, Amorcyte would need to demonstrate that the Phase 2 data obtained with this system are still relevant to future trials with other systems.

Amorcyte has relied in the past, and expects to continue to rely, on research institutions, treatment centers, and contracted resources to conduct and oversee clinical trials of AMR-001, and in some case, to maintain regulatory files for the product candidate. If Amorcyte is not able to secure and maintain agreements with suitable research institutions, treatment centers, or contracted resources on acceptable terms to conduct and/or oversee its clinical trials, if these institutions do not perform as required, or if these institutions fail to timely transfer files/data held by them to Amorcyte, then Amorcyte may not be able to obtain regulatory approval for, or commercialize, its product candidates.

With respect to its planned Phase 2 clinical trial of AMR-001, Amorcyte holds the IND and will rely on additional entities to conduct the clinical trial. Amorcyte expects to enroll patients in its clinical trials of AMR-001 at numerous trial sites across the United States. The reliance of Amorcyte upon research institutions, hospitals and clinics provides Amorcyte with less control over the timing and cost of clinical trials and the ability to recruit subjects. If Amorcyte is unable to enter into and maintain agreements with these entities on acceptable terms, or if any engagement is terminated, Amorcyte may be unable to enroll patients on a timely basis or otherwise conduct its clinical trials in the manner it anticipates.

In addition, there is no guarantee that these entities or any other third parties, including contracted entities for clinical monitoring and operations, imaging support, data management and biostatistics, upon which Amorcyte relies for administration and conduct of clinical trials, will devote adequate time and resources to the clinical trials or perform as required by contract or in accordance with regulatory requirements. If these third parties fail to meet expected deadlines, fail to adhere to the clinical protocols or fail to act in accordance with regulatory requirements, or if they otherwise perform in a substandard manner, clinical trials of Amorcyte product candidates may be extended, delayed or terminated, and as a result Amorcyte may not be able to commercialize AMR-001 or other future product candidates.

If the potential of product candidates to address the indications that Amorcyte is pursuing is not realized, or if Amorcyte is unable to demonstrate in clinical trials that AMR-001 is safe and effective for the indications pursued, the value of Amorcyte’s technology and its development programs could be significantly reduced.

Amorcyte is currently exploring the potential of AMR-001 to address certain targeted cardiovascular indications, and Amorcyte may in the future study the safety and efficacy of other product candidates, which may also be based on CD34+ cell technology. AMR-001 and the underlying CD34+/CXCR-4+ cell technology is still in early stages of discovery and development, and Amorcyte has not proven in clinical trials that its product candidate will be safe and effective for the indications for which Amorcyte intends to seek approval. AMR-001 (and potential future Amorcyte product candidates) are susceptible to various risks, including undesirable and unintended side effects, inadequate therapeutic efficacy or other characteristics that may prevent or limit their marketing approval or commercial use. Amorcyte has not treated a sufficient number of patients to allow Amorcyte to evaluate the most frequent or most serious adverse events that could occur with AMR-001. Any undesirable side effects that might be caused by AMR-001 (or future product candidates) could interrupt, delay or halt clinical trials and could result in the denial of regulatory approval by the FDA or other regulatory authorities for any or all targeted indications. Amorcyte could also be required to change the manner in which a product candidate is administered, which could require that additional clinical trials be conducted. If the potential of AMR-001 and the CD34+/CXCR-4+ technology is not realized, whether as a result of unintended consequences or otherwise, the value of Amorcyte’s technology and development programs could be significantly reduced.

Risks Related to the Commercialization of Amorcyte’s Product Candidate

Amorcyte’s product candidate is based on novel stem cell technologies that are inherently risky and may not be understood or accepted by the marketplace.

Amorcyte is subject to the risks of failure inherent in the development and commercialization of therapeutic products based on new technologies. The novel nature of Amorcyte’s therapeutics based on adult stem cells creates significant challenges with regards to product development and optimization, manufacturing, government regulation, third-party reimbursement and market acceptance. For example, the FDA has relatively limited experience regulating therapies based on adult stem cells, and there are few approved treatments utilizing stem cells.

Even if Amorcyte successfully develops and obtains regulatory approval for AMR-001 or any future product candidate, the market may not understand or accept them, which could adversely affect future sales. The degree of market acceptance of any such product candidates will depend on a number of factors, including:

•	the clinical safety and effectiveness of the product candidates, the availability of alternative treatments and the perceived advantages of the particular Amorcyte product candidates over alternative treatments;
•	the relative convenience and ease of administration of the product candidates;
•	the ability of Amorcyte to separate the product candidates, which are based on adult stem cells, from the ethical and political controversies associated with stem cell product candidates derived from human embryonic or fetal tissue;
•	ethical concerns that may arise regarding our commercial use of stem cells, including adult stem cells, in the manufacture of the product candidates;
•	the frequency and severity of adverse events or other undesirable side effects involving the product candidates or the products or product candidates of others that are stem cell-based; and
•	the cost of the products, the reimbursement policies of government and third-party payors and the ability of Amorcyte to obtain sufficient third-party coverage or reimbursement.

Amorcyte faces substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than they do.

The cell therapy industry is subject to rapid and intense technological change. Amorcyte faces, and will continue to face, intense competition from pharmaceutical, biopharmaceutical and biotechnology companies, as well as numerous academic and research institutions and governmental agencies engaged in drug discovery activities or funding, both in the United States and abroad. Some of these competitors are pursuing the development of drugs and other therapies that target the same diseases and conditions that Amorcyte is targeting with its product candidate AMR-001.

Amorcyte’s product candidates generally target patients without other revascularization options. Therefore, Amorcyte does not believe that its product candidates will compete directly with pharmaceutical therapies being developed to treat less severe stages of Amorcyte’s target indications. However, to the extent that therapies are developed that reverse the progression of the ischemic damage or improve blood flow, they could have the effect of reducing demand for Amorcyte’s product candidates. In addition, because Amorcyte’s product candidates require the removal of bone marrow from the patient, potential competing products that do not require this invasive procedure may have a competitive advantage against Amorcyte products. New pharmaceutical agents or devices that improve the repair of cardiac injury after a heart attack, with the result that fewer patients develop ischemic heart failure, would also represent a competitive threat for AMR-001. Furthermore, cell-based therapies, such as skeletal myoblasts, bone marrow-derived stem cells and adipose cells are being pursued by companies such as Aastrom Biosciences, Inc., Angioblast Systems, Inc., Athersys, Inc., Pluristem Therapeutics, Inc., ReNeuron Group, Stemedica Cell Technologies Inc. and Bioheart, Inc. Some other companies, such as Cytori and Miltenyi, are developing devices to facilitate the production of therapeutic cell populations by clinicians for the treatment of Amorcyte’s target indications. Such devices may be approved by the FDA under a less rigorous regulatory process, and less extensive clinical testing and manufacturing controls than Amorcyte is required to pursue for AMR-001. Development and approval of such a device on the basis of this more limited dataset may take less time than development of AMR-001 and substantially affect Amorcyte’s ability to market its product candidate if approved.

Amorcyte may also face competition in the future from other companies that are researching and developing stem cell therapies. Amorcyte is aware of many companies working in this area. Many of the companies competing against Amorcyte have financial and other resources substantially greater than Amorcyte’s. In addition, many of these competitors have significantly greater experience in testing pharmaceutical and other therapeutic products, obtaining FDA and other regulatory approvals of products, and marketing and selling those products. If Amorcyte obtains necessary regulatory approval and commences significant commercial sales of any products, Amorcyte will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which Amorcyte has limited or no commercial-scale experience. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated by Amorcyte’s competitors. Competition may increase further as a result of advances made in the commercial applicability of Amorcyte technologies and greater availability of capital for investment in these fields.

As a result, competitors of Amorcyte may:

•	develop products that are safer or more effective than Amorcyte’s;
•	obtain FDA and other regulatory approvals or reach the market with their products more rapidly than Amorcyte can, reducing the potential sales of Amorcyte product candidates;
•	develop new or improved technologies and scientific advances;
•	obtain patent protection that could impact the ability of Amorcyte to market its product candidates;
•	devote greater resources to market or sell their products;
•	initiate or withstand substantial price competition more successfully than Amorcyte can;
•	recruit skilled scientific workers from the limited pool of available talent; and
•	take advantage of acquisition or other opportunities more readily than Amorcyte can.

The successful commercialization of AMR-001 (and any future Amorcyte product candidates), if any, will depend on obtaining reimbursement from third-party payors.

If it successfully obtains the necessary regulatory approvals, Amorcyte intends to sell AMR-001 initially in the United States. In the United States, the market for any pharmaceutical or biologic product is affected by the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers, health maintenance organizations and pharmacy benefit management companies. Amorcyte anticipates that AMR-001 and any future products, if approved, will be expensive. If Amorcyte cannot demonstrate a favorable cost-benefit relationship, it may have difficulty obtaining adequate reimbursement for Amorcyte products from these payors. Third-party payors may also deny coverage or offer inadequate levels of reimbursement for any potential product if they determine that the product is experimental, unnecessary or inappropriate.

Should Amorcyte seek to expand its commercialization internationally, it would be subject to the regulations of the European Union and other countries, where the pricing of prescription pharmaceutical products and services and the level of government reimbursement may be subject to governmental control. In these countries, pricing negotiations with governmental authorities can take six to twelve months or longer after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, Amorcyte may be required to conduct one or more clinical trials that compares the cost effectiveness of the respective product candidate or product to other available therapies. Conducting one or more of these clinical trials would be expensive and result in delays in commercialization of the products.

Managing and reducing healthcare costs has become a major priority of federal and state governments in the United States. As a result of healthcare reform efforts, Amorcyte might become subject to future regulations or other cost-control initiatives that materially restrict the price that Amorcyte can receive for its products. Third-party payors may also limit access and reimbursement for newly approved healthcare products generally or limit the indications for which they will reimburse patients who use any products that Amorcyte may develop. Cost control initiatives could decrease the price for products that Amorcyte may develop, which would result in lower product revenues to Amorcyte.

In the event of regulatory approval, Amorcyte may not be able to manufacture AMR-001 at commercial scale (or any other product that may be approved) in compliance with evolving regulatory standards or in quantities sufficient for commercial sale.

Components of therapeutic products approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with current good manufacturing practices, or cGMP, as required by the FDA. Manufacturers of cell-based product candidates such as AMR-001 also must comply with the FDA’s current good tissue practices, or cGTP. In addition, Amorcyte may be required to modify its manufacturing process from time to time for its product candidates in response to FDA requests. Manufacture of live cellular-based products is complex and subjects Amorcyte to significant regulatory burdens that may change over time. Amorcyte may encounter difficulties in the production of its product candidates due to its limited manufacturing experience. Although Amorcyte has negotiated an Amended and Restated Cell Processing Agreement with PCT, whereby PCT is engaged as Amorcyte’s exclusive provider of all cell processing services, Amorcyte (through PCT) may not have sufficient manufacturing capacity to meet any commercial demand that might develop should AMR-001demonstrate efficacy, receive necessary approvals and be cleared for commercialization. These difficulties could reduce sales of Amorcyte products, if any are approved for marketing, increase costs or cause production delays, any of which could damage the reputation and hurt the profitability of Amorcyte.

Amorcyte expects that it would need to significantly expand its manufacturing capabilities to meet potential demand for any products that might attain regulatory approval. Such expansion would require additional regulatory approvals. Amorcyte may also encounter difficulties in the commercial-scale manufacture that may be required following any regulatory approval. Amorcyte and PCT are currently developing new processes and are in discussions with other companies to develop new instruments to improve manufacturing efficiency. Improving the speed and efficiency of Amorcyte’s manufacturing process (through PCT) and the cell sorters and other instruments PCT uses in connection with Amorcyte production is a key element of Amorcyte’ business plan. Neither Amorcyte nor PCT can provide assurances that it will be able to develop process enhancements that are acceptable to the FDA, on a timely basis, on commercially reasonable terms, or at all. If they fail to develop these improvements, Amorcyte could face significantly higher capital expenditures than it anticipates, increased facility and personnel costs and other increased operating expenses. Amorcyte may need to demonstrate that product candidates manufactured using new processes or instruments are comparable to the product candidates used in clinical trials. Depending on the type and degree of differences, Amorcyte may be required to conduct additional studies or clinical trials to demonstrate comparability.

In addition, some changes in Amorcyte’s manufacturing processes or procedures, including a change in the location where a product candidate is manufactured, generally require FDA or foreign regulatory authority review and approval prior to implementation. Amorcyte may need to conduct additional preclinical studies and clinical trials to support approval of any such changes. Furthermore, this review process could be costly and time-consuming and could delay or prevent the commercialization of product candidates.

If PCT’s Allendale, New Jersey or Mountain View, California manufacturing facilities are damaged or destroyed, Amorcyte’s business and prospects would be negatively affected.

AMR-001 for Amorcyte’s clinical trials is produced by PCT at PCT’s facilities, pursuant to an Amended and Restated Cell Processing Agreement between Amorcyte and PCT. Because PCT serves as Amorcyte’s exclusive provider of all cell processing services (including production of AMR-001 for clinical trials), Amorcyte relies on PCT’s Allendale or Mountain View facilities and on the continuing suitability of PCT’s facility to provide necessary services. If PCT’s Allendale or Mountain View facilities (or the equipment therein) are significantly damaged or destroyed, Amorcyte will likely experience significant disruptions to the manufacturing capacity for AMR-001, which capacity might not be quickly or inexpensively replaced. In such a situation, Amorcyte may be required to negotiate new agreements for cell processing services, and Amorcyte may not be able to obtain terms as favorable as it obtains from PCT. In the event of a temporary or protracted loss of PCT’s facility or equipment, Amorcyte might not be able to transfer manufacturing to a third party. Even if Amorcyte could transfer manufacturing to a third party, the shift would likely be expensive and time-consuming, particularly since the new facility would need to comply with the necessary regulatory requirements and Amorcyte would need FDA approval before selling any products manufactured at that facility. Such an event could delay clinical trials or, if any Amorcyte product candidates are approved by the FDA, reduce sales of such products.

Following the Amorcyte Merger, NeoStem intends to institute coverage totaling $5,000,000 to cover business interruption and research and development restoration expenses prior to the initiation of Phase 2 trials. For its Allendale location, PCT maintains insurance coverage totaling $3,000,000 with respect to improvements and $600,000 for office and laboratory contents and equipment. If Amorcyte (or PCT, Amorcyte’s provider of cell processing services) has underestimated its respective insurance needs or fails to get such insurance in connection with interruption to clinical manufacturing of Amorcyte product candidates, there may not be adequate coverage for losses.

Amorcyte may use third-party collaborators to help it develop or commercialize AMR-001 or future product candidates, and Amorcyte’s ability to commercialize such candidates may be impaired or delayed if collaborations are unsuccessful.

Amorcyte may in the future selectively pursue strategic collaborations for the development and commercialization of AMR-001 or other product candidates and for the international development and commercialization of such product candidates. For example, Amorcyte anticipates that it would need to enter into a collaboration agreement with a third party to conduct and fund one or more pivotal Phase 3 clinical trials of AMR-001. In addition, Amorcyte may not be able to commercialize AMR-001 successfully without entering into an arrangement with a third party to provide an approved method of administration.

There can be no assurance that Amorcyte will be able to identify suitable collaborators or negotiate collaboration agreements on terms that are acceptable to Amorcyte, or at all. In any future third-party collaboration, Amorcyte would be dependent upon the success of the collaborators in performing their responsibilities and their continued cooperation. Such collaborators may not cooperate or perform their obligations under their agreements with Amorcyte. Amorcyte cannot control the amount and timing of its collaborators’ resources that will be devoted to performing their responsibilities under their agreements with them. Collaborators may choose to pursue alternative technologies in preference to those being developed in collaboration with Amorcyte. The development and commercialization of product candidates will be delayed if collaborators fail to conduct their responsibilities in a timely manner or in accordance with applicable regulatory requirements or if they breach or terminate their collaboration agreements. Disputes with collaborators could also result in product development delays, decreased revenues and litigation expenses.

If AMR-001 or a future Amorcyte product candidate receives marketing approval from the FDA, we would need either to hire a sales force with expertise in biologic products or to contract with a third party to provide a sales force to meet its needs.

Amorcyte does not currently have a sales or marketing organization, and Amorcyte has no experience in the selling, marketing or distribution of biologic products, nor does NeoStem. To achieve commercial success for any product that might be approved in the future for marketing, we would be required either to develop a sales and marketing organization or to outsource these functions to third parties.

Amorcyte (and post merger, NeoStem) may be unable to establish marketing, sales and distribution capabilities necessary to commercialize and gain market acceptance for any of its product candidates and to be competitive. In addition, co-promotion or other marketing arrangements with third parties to commercialize product candidates could significantly limit the revenues derived by Amorcyte from such product candidates, and these third parties may fail to commercialize the product candidates successfully.

Ethical and other concerns surrounding the use of stem cell-based therapy may negatively affect public perception of Amorcyte and/or its product candidates, thereby reducing potential demand for Amorcyte products.

The commercial success of Amorcyte’s product candidates, which are based on adult stem cells, will depend in part on general public acceptance of the use of stem cell-based therapy for the prevention or treatment of human diseases. The use of embryonic stem cells and fetal tissue for research and stem cell therapy has been the subject of substantial national and international debate regarding related ethical, legal and social issues. Although Amorcyte does not use embryonic stem cells or fetal tissue in any product candidate, the public may not be able to, or may fail to, differentiate Amorcyte’s use of adult stem cells from the use by others of embryonic stem cells or fetal tissue. This could result in a negative perception of Amorcyte’s product candidates.

The use of Amorcyte’s product candidates in human subjects may expose Amorcyte to product liability claims, for which Amorcyte may not be able to obtain adequate insurance.

Amorcyte faces an inherent risk of product liability exposure related to the testing of its product candidates in human clinical trials and will face an even greater risk if Amorcyte commercially sells any products that it may develop following requisite approvals therefor. No Amorcyte product candidate (including AMR-001) has been widely used over an extended period of time, and therefore safety data is limited. Amorcyte derives the raw materials for manufacturing of its product candidates from human cell sources, and therefore the manufacturing process and handling requirements are extensive, which increases the risk of quality failures and subsequent product liability claims.

Amorcyte intends to obtain product liability insurance upon initiation of the Phase 2 clinical trial with an aggregate limit of $5.0 million for its product candidates that are in clinical testing. Amorcyte will need to increase its insurance coverage when it begins commercializing its product candidates, if ever. Amorcyte may not be able to obtain or maintain product liability insurance on acceptable terms with adequate coverage or at all. If Amorcyte is unable to obtain and maintain adequate insurance, or if claims against Amorcyte substantially exceed its coverage, then Amorcyte’s financial position could be significantly impaired.

Whether or not Amorcyte is ultimately successful in any product liability litigation, such litigation could consume substantial amounts of Amorcyte’s financial and managerial resources and could result in:

•	decreased demand for any products or product candidates it may develop;
•	significant awards against it;
•	substantial litigation costs;
•	injury to its reputation; and
•	withdrawal of clinical trial participants.

Risks Related to Amorcyte’s Intellectual Property

If Amorcyte’s patent position does not adequately protect its product candidates or any future products, others could compete against Amorcyte more directly, which would harm Amorcyte’s businesses.

The success of Amorcyte depends, in large part, on its ability to obtain and maintain patent protection for its product candidates. Issued patents may be challenged by third parties, resulting in patents being deemed invalid, unenforceable or narrowed in scope, or a third party may circumvent any such issued patents. The patent position of biotechnology companies is generally highly uncertain, involves complex legal and factual questions and has been the subject of much litigation and recent court decisions introduce uncertainty in the strength of patents owned by biotechnology companies. The legal systems of some foreign countries do not favor the aggressive enforcement of patents, and the laws of foreign countries may not protect Amorcyte’s rights to the same extent as the laws of the United States. Therefore, any patents that Amorcyte owns or licenses may not provide sufficient protection against competitors.

The claims of the issued patents, and the claims of any patents which may issue in the future and be owned by or licensed to Amorcyte, may not confer on Amorcyte significant commercial protection against competing products. Also, any pending patent applications may not issue, and Amorcyte may not receive any additional patents. The patents might not contain claims that are sufficiently broad to prevent others from utilizing the covered technologies. For instance, patents relating to Amorcyte’s AMR-001 product candidate are limited to isolation of a nonexpanded population of autologous mononuclear cells enriched for CD34+ cells, which further contains a subpopulation of potent CD34+/CXCR-4+ cells that have CXCR-4-mediated chemotactic activity. Consequently, Amorcyte’s competitors may independently develop competing products that do not infringe Amorcyte’s patents or other intellectual property. To the extent a competitor can develop similar products using a different chemistry, these patents will not prevent others from directly competing with Amorcyte.

Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any Amorcyte product candidates can be commercialized, any related patent may expire or remain in force for only a short period following commercialization of such product candidates, thereby reducing any advantages of the patent. For instance, one of Amorcyte’s patents relating to its technology will expire in 2028, subject to extension of the patent term for regulatory delay for any approved product for which Amorcyte is eligible. To the extent Amorcyte’s product candidates based on that technology are not commercialized significantly ahead of this date, or to the extent Amorcyte has no other patent protection on such product candidates, those product candidates would not be protected by patents beyond 2028 and Amorcyte would then rely solely on other forms of exclusivity, such as regulatory exclusivity provided by the Federal Food, Drug and Cosmetic Act, which may provide less protection of Amorcyte’s competitive position.

Similar considerations apply in any other country where Amorcyte is prosecuting patents, has been issued patents, or has licensed patents or patent applications relating to its technology. The laws of foreign countries may not protect intellectual property rights to the same extent as do laws of the United States.

If Amorcyte is unable to protect the confidentiality of its proprietary information and know-how, Amorcyte’s competitive position would be impaired.

A significant amount of Amorcyte’s technology, especially regarding manufacturing processes, is unpatented and is maintained as trade secrets. The background technologies used in the development of Amorcyte’s product candidates are known in the scientific community, and it is possible to duplicate the methods that Amorcyte uses to create its product candidates. In an effort to protect these trade secrets, Amorcyte requires its employees, consultants and contractors to execute confidentiality agreements. These agreements require that all confidential information developed by the individual or made known to the individual by the disclosing company during the course of the individual’s relationship with such company be kept confidential and not disclosed to third parties. These agreements, however, may not provide Amorcyte with adequate protection against improper use or disclosure of confidential information, and these agreements may be breached. Adequate remedies may not exist in the event of unauthorized use or disclosure of confidential information. A breach of confidentiality could affect Amorcyte’s competitive position. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom employees, consultants, collaborators or advisors have previous employment or consulting relationships. Also, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to Amorcyte’s trade secrets. The disclosure of Amorcyte’s trade secrets would impair Amorcyte’s competitive position.

If Amorcyte infringes or is alleged to infringe intellectual property rights of third parties, Amorcyte’s business may be adversely affected.

The research, development and commercialization activities of Amorcyte, including any product candidates resulting from these activities, may infringe or be claimed to infringe patents or other proprietary rights owned by third parties and to which Amorcyte does not hold licenses or other rights. There may be applications that have been filed but not published that, when issued, could be asserted against Amorcyte. These third parties could bring claims against Amorcyte that would cause Amorcyte to incur substantial expenses and, if successful, could cause Amorcyte to pay substantial damages. Further, if a patent infringement suit were brought against Amorcyte, Amorcyte could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

Amorcyte has not conducted an exhaustive search or analysis of third-party patent rights to determine whether its research, development or commercialization activities, including any product candidates resulting from these activities, may infringe or be alleged to infringe any third-party patent rights.

As a result of intellectual property infringement claims, or in order to avoid potential claims, Amorcyte may choose, or be required, to seek a license from the third party. These licenses may not be available on acceptable terms, or at all. Even if Amorcyte is able to obtain a license, the license would likely obligate the licensee to pay license fees or royalties or both, and the rights granted to the licensee might be nonexclusive, which could result in competitors gaining access to the same intellectual property. Ultimately, Amorcyte could be prevented from commercializing a product, or be forced to cease some aspect of its business operations, if, as a result of actual or threatened patent infringement claims, Amorcyte is unable to enter into licenses on acceptable terms. All of the issues described above could also affect potential collaborators to the extent Amorcyte has any collaborations then in place, which would also affect the success of the collaboration and therefore the success of Amorcyte.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. In addition to infringement claims, Amorcyte may become a party to other patent litigation and other proceedings, including interference or reexamination proceedings declared by the U. S. Patent and Trademark Office and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to its product candidates and technology. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on the ability of Amorcyte to compete in the marketplace.

Amorcyte may become involved in lawsuits to protect or enforce patents (including the patents of potential collaborators or licensors), which could be expensive and time consuming.

Competitors may infringe patents held by, or the patents of the respective potential collaborators or licensors of, Amorcyte. As a result, Amorcyte may be required to file infringement claims to counter infringement or unauthorized use. The cost of any patent litigation or other proceeding, even if resolved in Amorcyte’s favor, could be substantial. Some of Amorcyte’s competitors may be able to sustain the costs of such litigation or proceedings more effectively than Amorcyte can because of their substantially greater financial resources. Patent litigation and other proceedings may also absorb significant management time. In addition, in an infringement proceeding, a court may decide that a patent is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that patents used by Amorcyte do not cover Amorcyte’s technology. An adverse determination of any litigation or defense proceedings could put one or more of such patents at risk of being invalidated or interpreted narrowly and could put patent applications at risk of not issuing. Amorcyte is aware of several companies that are employing stem cell sorting technology in their research and product development efforts. If these companies commercialize products that use cell sorting technology similar to that of Amorcyte, there can be no assurance that Amorcyte would have a basis for initiating patent infringement proceedings or that if initiated they would prevail in such proceedings.

Interference proceedings conducted within the U.S. Patent and Trademark Office may be necessary to determine the priority of inventions with respect to our patent applications or those of Amorcyte’s potential collaborators or licensors. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distraction to Amorcyte’s management. Amorcyte may not be able, alone or with its potential collaborators and licensors, to prevent misappropriation of its proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Amorcyte’s confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments.

Amorcyte relies on its ability to stop others from competing by enforcing its patents; however, some jurisdictions may require patent holders to grant licenses to third parties. Such compulsory licenses could be extended to include Amorcyte’s product candidates including AMR-001, which may limit potential revenue opportunities of Amorcyte.

Many countries, including some countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, most countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may be limited to monetary relief and may be unable to enjoin infringement, which could materially diminish the value of the patent. Compulsory licensing of life-saving products is also becoming increasingly popular in developing countries, either through direct legislation or international initiatives. Such compulsory licenses could be extended to include Amorcyte’s respective product candidates, which may limit Amorcyte’s potential revenue opportunities, including with respect to any future revenues which may result from AMR-001.

Risks Related to Regulatory Approval and Other Government Regulations

Amorcyte’s business and product candidates are subject to extensive regulatory scrutiny. If Amorcyte is not able to obtain the necessary regulatory approvals for AMR-001 or future product candidates, Amorcyte may not be able to continue its business operations.

Amorcyte’s product candidates, and the activities associated with their development and commercialization, including their testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA and other regulatory agencies in the United States and by comparable authorities in states and in other countries. The failure of Amorcyte to obtain regulatory approval for a product candidate will prevent Amorcyte from commercializing the product candidate. Amorcyte has not received regulatory approval to market AMR-001 or any other product candidate in any jurisdiction. Securing FDA approval typically requires the submission of extensive preclinical and clinical data and supporting information to the FDA for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing FDA approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the FDA. AMR-001 and Amorcyte’s future products may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude the obtaining of regulatory approval or may prevent or limit commercial use.

The process of obtaining FDA and other regulatory approvals is expensive, often takes many years, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved and challenges by competitors. In Amorcyte’s case, because all of its product candidates are based on its CD34+ stem cell technology, any adverse events in Amorcyte’s clinical trials of one of its product candidates could negatively affect the clinical trials and approval process for Amorcyte’s other product candidates. Changes in regulatory approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application or may make it easier for Amorcyte’s competitors to gain regulatory approval to enter the marketplace. The FDA has substantial discretion in the approval process and may refuse to accept any application or may decide that Amorcyte’s data are insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying agency interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent regulatory approval of a product candidate. Any regulatory approval Amorcyte ultimately obtains may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.

Any of the following factors, among others, may cause regulatory approval for Amorcyte’s product candidates to be delayed, limited or denied:

•	Amorcyte’s product candidates require significant clinical testing to demonstrate safety and effectiveness before applications for marketing approval can be filed with the FDA;
•	data obtained from preclinical and nonclinical animal testing and clinical trials can be interpreted in different ways, and the FDA may not agree with Amorcyte’s respective interpretations or may require it to conduct additional testing;
•	it may take many years to complete the testing of product candidates, and failure can occur at any stage of the process;
•	negative or inconclusive results or the occurrence of serious or unexpected adverse events during a clinical trial could cause Amorcyte to delay or terminate development efforts for a product candidate; and
•	commercialization may be delayed if the FDA requires any expansion of the size and scope of the clinical trials.

Any difficulties that Amorcyte encounters in obtaining regulatory approval could have a substantial adverse impact on Amorcyte’s ability to generate product sales, and could make any search for a collaborative partner more difficult.

If Amorcyte or any of its investigators are not able to conduct the clinical trials of its product candidates in accordance with regulations and accepted standards, and on schedule, regulatory approval by the FDA and other regulatory authorities may be delayed or denied.

To obtain marketing approvals for its product candidates in the United States, Amorcyte must, among other requirements, complete adequate and well-controlled clinical trials sufficient to demonstrate to the FDA that the product candidate is safe and effective, for each indication for which approval is sought. Several factors could prevent completion or cause significant delay of these trials, including an inability to enroll the required number of patients or failure to demonstrate adequately that Amorcyte’s product candidates are safe and effective for use in humans. Negative or inconclusive results from, or serious adverse events during, a clinical trial could cause the clinical trial to be repeated or a development program to be terminated, even if other studies or trials relating to the program are successful. A serious adverse event is an event that results in significant medical consequences, such as hospitalization, disability or death, and must be reported to the FDA. Amorcyte cannot predict whether safety concerns regarding its product candidates will or will not develop. The FDA can place a clinical trial on hold if, among other reasons, it finds that patients enrolled in the trial are or would be exposed to an unreasonable and significant risk of illness or injury. If safety concerns develop, Amorcyte may, or the FDA or an institutional review board may require Amorcyte to, stop the affected trials before completion.

One treatment group subject in the AMR-001 Phase 1 study died soon after cell infusion from ventricular fibrillation that was attributed to recurrent myocardial infarction from stent thrombosis preceding cell infusion. This subject’s death resulted in a clinical hold during the Phase 1 trial; the hold letter was dated August 31, 2007. The hold was removed upon FDA’s review of the complete documentation on the patient and changes to the enrollment process that were submitted by Amorcyte.

The completion of Amorcyte’s clinical trials may be delayed or terminated for many reasons, including if:

•	the FDA or other regulatory authority does not grant permission to proceed and places the trial on clinical hold;
•	subjects do not enroll in our clinical trials at the rate expected;
•	subjects experience an unacceptable rate or severity of adverse side effects;
•	third-party clinical investigators do not perform the clinical trials on the anticipated schedule or consistent with the clinical trial protocol, good clinical practices required by the FDA and other regulatory requirements, or other third parties do not perform data collection and analysis in a timely or accurate manner;
•	inspections of clinical trial sites by the FDA or by institutional review boards of research institutions participating in the clinical trials, reveal regulatory violations that require the sponsor of the trial to undertake corrective action, suspend or terminate one or more sites, or prohibit use of some or all of the data in support of marketing applications; or
•	the FDA or one or more institutional review boards suspends or terminates the trial at an investigational site, precludes enrollment of additional subjects or withdraws its approval of the trial.

Amorcyte’s development costs will increase if there are material delays in its clinical trials, or if Amorcyte is required to modify, suspend, terminate or repeat a clinical trial. If Amorcyte is unable to conduct its clinical trials properly and on schedule, marketing approval may be delayed or denied by the FDA.

Any product for which Amorcyte obtains marketing approval will be subject to extensive ongoing regulatory requirements, and Amorcyte may be subject to penalties if it fails to comply with regulatory requirements or if it experiences unanticipated problems with its products, when and if any of them are approved.

Any product for which Amorcyte obtains marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, will be subject to continual requirements of and review by, the FDA and comparable regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration requirements, cGMP and cGTP requirements relating to quality control, quality assurance and corresponding maintenance of records and documents, requirements relating to product labeling, advertising and promotion, and recordkeeping. Even if regulatory approval of a product is granted, the approval may be subject to additional limitations on the indicated uses for which the product may be marketed or to other conditions of approval. In addition, approval may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Discovery after approval of previously unknown problems with any such products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in actions such as:

•	restrictions on such products’ manufacturing processes;
•	restrictions on the marketing of a product;

•	restrictions on product distribution;
•	requirements to conduct post-marketing clinical trials;
•	warning letters;
•	withdrawal of the products from the market;
•	refusal to approve pending applications or supplements to approved applications that Amorcyte submits;
•	recall of products;
•	fines, restitution or disgorgement of profits or revenue;
•	suspension or withdrawal of regulatory approvals;
•	refusal to permit the import or export of Amorcyte’s products;
•	product seizure;
•	injunctions; or
•	imposition of civil or criminal penalties.

Failure to obtain regulatory approval in international jurisdictions would prevent Amorcyte from marketing products abroad.

Amorcyte may in the future seek to market AMR-001 or other product candidates outside the United States. In order to market such product candidates in the European Union and many other jurisdictions, Amorcyte must submit clinical data concerning its product candidates and obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval from foreign regulators may be longer than the time required to obtain FDA approval. The regulatory approval process outside the United States may include all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, it is required that the product candidate be approved for reimbursement before it can be approved for sale in that country. In some cases this may include approval of the intended price to be charged for the product, if approved. Amorcyte may not obtain approvals from regulatory authorities outside the United States on a timely basis, or at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA, but a failure or delay in obtaining regulatory approval in one country may negatively affect the regulatory process in other countries. Amorcyte may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize any products in any market and therefore may not be able to generate sufficient revenues to support its business.

Amorcyte’s business involves the use of hazardous materials that could expose the company to environmental and other liability.

The PCT facility located in Allendale, New Jersey at which Amorcyte’s cell processing functions are conducted, is subject to various local, state and federal laws and regulations relating to safe working conditions, laboratory and manufacturing practices and the use and disposal of hazardous or potentially hazardous substances, including chemicals, micro-organisms and various radioactive compounds used in connection with Amorcyte’s research and development activities. In the United States, these laws include the Occupational Safety and Health Act, the Toxic Test Substances Control Act and the Resource Conservation and Recovery Act. No assurances can be given that accidental contamination or injury to employees, service providers and third parties from hazardous materials will not occur. Amorcyte does not have insurance to cover claims arising from our use and disposal of these hazardous substances.

Any regulatory exclusivity that Amorcyte may obtain upon approval of AMR-001 or any other product candidates may not adequately protect Amorcyte’s future products; accordingly, others could compete against Amorcyte more directly.

The success of Amorcyte will depend in large part on Amorcyte’s ability to obtain and maintain the regulatory exclusivity provided by the Public Health Service Act upon approval by the FDA of a biologics license application, or BLA, for its product candidates. This regulatory exclusivity is new, involves complex legal and factual questions and will likely be the subject of much litigation, and court decisions may introduce uncertainty in the enforceability or scope of regulatory exclusivity provided to an approved biologic product. Therefore, enforceability or scope of any regulatory exclusivity for an approved biologic product in the United States cannot be predicted with certainty, and may not provide sufficient protection against competitors.

Risks Related to Amorcyte’s Financial Condition

Amorcyte has experienced a history of significant recurring losses since inception. Amorcyte has limited resources to fund clinical operation and expects to continue to incur such losses for the foreseeable future and may never achieve or maintain profitability.

Amorcyte has incurred losses in each year since its inception and expects to continue to experience losses over the next several years. Amorcyte’s net losses were approximately $870,800 for the six months ended June 30, 2011, $1,103,300 for the year ended December 31, 2010 and $1,452,700 for the year ended December 31, 2009. As of June 30, 2011, Amorcyte had accumulated a deficit of approximately $9,670,900 during the development stage (i.e., since its inception on June 29, 2004).

To date, Amorcyte has financed its operations primarily through privately placed convertible stock sales. Additionally, Amorcyte received a grant of $298,200 for the funded period 2006-2007 from the State of New Jersey’s Commission on Science and Technology, and an award of $244,479 during 2010 under the federal government’s Qualifying Therapeutic Discovery Program (QTDP) initiative. Amorcyte’s losses have resulted principally from costs incurred in its research and development programs and from general and administrative expenses. Amorcyte has devoted substantially all of its time, money and efforts to the research and development of its product candidates. Amorcyte has no product revenue and to date has not received regulatory approval to commercialize any of its products under development. Amorcyte has not completed development of any of its product candidates. Because of the numerous risks associated with drug and biologics development, Amorcyte is unable to predict whether its development efforts will be successful. Amorcyte’s history of recurring losses from operations, its limited capital resources to fund clinical operations, and a provision in its certificate of incorporation requiring Amorcyte to redeem its Series A Preferred Stock over a three year period if requested by a majority of the preferred stockholders, raise substantial doubt about Amorcyte’s ability to continue as a going concern.

Amorcyte expects to continue to incur significant operating expenses and anticipates that its expenses and losses will increase in the foreseeable future as Amorcyte seeks to:

•	initiate Phase 2 clinical trials of AMR-001;
•	continue to support investigator-sponsored clinical studies exploring the mechanism of action, route of administration and safety of CD34+ cells and evaluate additional clinical trials if warranted by the results and by other business considerations;
•	gain regulatory approvals for any product candidates that successfully complete clinical trials;
•	expand its manufacturing capabilities and capacity;
•	maintain, expand and protect its intellectual property portfolio;
•	commercialize selected products for which it may obtain regulatory approval;
•	hire additional clinical, quality control, scientific and management personnel; and
•	add operational, financial, accounting, facilities engineering and information systems personnel, consistent with expanding Amorcyte’s operations.

To become and remain profitable, Amorcyte must succeed in developing and eventually commercializing products with significant market potential. This will require Amorcyte to be successful in a range of challenging activities, including successfully completing clinical trials of AMR-001 and future product candidates, obtaining regulatory approval for product candidates and manufacturing, marketing and selling any products for which such regulatory approval may be obtained. Amorcyte is only in the preliminary stages of many of these activities. Amorcyte may never succeed in these activities and may never generate revenues that are significant or large enough to achieve profitability. Even if Amorcyte does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. The failure of Amorcyte to become and remain profitable would depress the value of its business and could impair its ability to raise capital, expand its business or continue its operations.

RISKS RELATED TO NEOSTEM’S BUSINESS AND FINANCIAL CONDITION

Risks Related to NeoStem’s Financial Condition

We are a company with a limited operating history and have incurred substantial losses and negative cash flow from operations in the past, and expect to continue to incur losses and negative cash flow for the near term.

We are a company with a limited operating history, limited capital, and limited sources of revenue. Since our inception in 1980, we have incurred net losses of approximately $116.5 million through June 30, 2011. We incurred net losses attributable to common shareholders of approximately $21.1 million for the six months ended June 30, 2011, approximately $23.5 million for the year ended December 31, 2010, approximately $31.8 million for the year ended December 31, 2009 and approximately $9.2 million for the year ended December 31, 2008, and we expect to incur additional operating losses and negative cash flow in the future. The revenues from our United States Cell Therapy segment are not sufficient to cover costs attributable to that business. We expect to incur losses and negative cash flow for the foreseeable future as a result of development activities associated with our VSELTM Technology, a T-cell therapeutic and other research and development efforts to advance cell therapeutics, including those associated with AMR-001. We also expect to continue to incur significant expenses related to sales, marketing, general and administrative and product research and development in connection with the development of our business.

Although Erye, a Chinese pharmaceutical company in which we acquired a 51% interest, had revenues of approximately $34.3 million for the six months ended June 30, 2011, approximately $69.6 million for the year ended December 31, 2010 and $11.4 million in revenues for the year ended December 31, 2009 (this reflects Erye’s operations for the two months ended December 31, 2009 since the acquisition was effective October 30, 2009), it has only a limited history of earnings. Moreover, Erye is expected to incur significant expenses in the near term due to: (1) costs related to stabilizing and streamlining its operations; (2) costs related to the relocation of its production operations to a new facility; (3) research and development costs related to new drug projects; (4) costs related to expanding its existing sales network for new drug distribution; and (5) increased tax costs. Pursuant to the current joint venture agreement that governs the ownership and management of Erye, or the Joint Venture Agreement, for the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement became effective distributions are made as follows: (i) 49% of undistributed profits, after tax, will be distributed to Suzhou Erye Economy and Trading Co. Ltd., or EET, which owns the remaining 49% of Erye, and loaned back to Erye for use in connection with its construction of and relocation to the new Erye facility; (ii) 45% of the net profit after tax due to the Company will be provided to Erye as part of the new facility construction fund, which will be characterized as paid-in capital for our 51% interest in Erye; and (iii) only 6% of the net profit will be distributed to us directly for our operating expenses. Further, Erye has not yet distributed the 6% to us for 2010. As a result, we will not be able to supplement our cash flow fully from the income expected to be generated by Erye.

PCT became a wholly-owned subsidiary of NeoStem on January 19, 2011, upon the closing of the PCT Merger. PCT has not generated any significant amount of revenue nor been profitable in any quarter since inception.

We cannot provide any assurance that we will generate a profit from our operations in the near future to fund our growth.

Erye may require additional lines of credit and bank loans.

Due to a number of factors including tightening of monetary policy in China, government-imposed pricing constraints on certain of its products, the additional expenses described above, and constraints on certain bank accounts arising from the Welman litigation described below under “Legal Proceedings”, Erye has experienced cash flow constraints and is seeking additional lines of credit. No assurances can be given that it will be able to secure additional credit on satisfactory terms, or at all.

If we are unable to manage the growth of our business, our prospects may be limited and the results of our operations and ability to continue as a going concern may be materially and adversely affected.

We intend to expand our sales and marketing programs, manufacturing capacity, and portfolios of innovative stem cell-based therapies and pharmaceutical products to meet future demand in the U.S. and China. Any significant expansion may strain our managerial, financial and other resources. If we are unable to manage our growth, our business, operating results and financial condition could be materially adversely affected. We will need to continually improve our operations, financial and other internal systems to manage our growth effectively, and any failure to do so may result in slower growth, diminished operating results and a failure to achieve profitability, which would materially and adversely affect our ability to continue as a going concern.

The first mortgage on the Allendale facility of our PCT subsidiary contains various covenants that limit PCT’s ability to take certain actions and PCT’s failure to comply with any of the covenants could have a material adverse effect on our business and financial condition.

The first of the two mortgages on PCT’s Allendale facility contains debt coverage and total debt to tangible net worth financial covenants which limit PCT’s ability to incur additional debt and make capital expenditures. Historically, PCT has not been able to meet one or both covenants and PCT did not meet them at June 30, 2011. While the bank has been willing to waive compliance in the past, no assurance can be given that the bank will continue to waive such compliance in the future. Additionally, the second mortgage also contains certain financial covenants which will need to be met in the future. Further, the Allendale subsidiary is restricted from taking certain actions without bank consent, including certain asset transfers.

Acquisitions intended to grow our business may expose us to additional risks.

We will continue to review acquisition prospects and other reorganizing activities that could complement or streamline our current business, increase the size and geographic scope of our operations or otherwise offer revenue generating or other growth opportunities. Any increase in debt in connection with an acquisition could result in increased interest expense. Additionally, acquisitions may dilute the interests of our stockholders, place additional constraints on our available cash and entail other risks, including: difficulties in assimilating acquired operations, technologies or products; the loss of key employees from acquired businesses; diversion of management’s attention from our core business; risks of successor liability for unknown claims; and risks of entering markets, including international markets, in which we have limited or no prior experience.

A significant portion of our PCT subsidiary’s current revenues are derived from a small number of customers.

PCT’s billings for the six months ended June 30, 2011 and for the years ended December 31, 2010 and 2009 are concentrated with three customers. These three customers make up 21.1%, 18% and 15.4% of billings (a total of 54.5% for all three) for the six months ended June 30, 2011 and 18%, 15% and 12% of billings (a total of 45% for all three) for the year ended December 31, 2010 and 18%, 15% and 12% of billings (a total of 45% for all three) for the year ended December 31, 2009. One of these customers is Amorcyte. Following the Amorcyte Merger, revenues of PCT attributable to Amorcyte will be eliminated as a result of the consolidation of Amorcyte in NeoStem’s financial statements. The loss of one or more of these customers or material changes to the contracts with or payment terms of these customers may result in significant business downturn through reduced revenues, reduced cash flows, and delays in revenues or cash flows, and such delays or reductions could have a material impact on our future revenue growth and profitability.

Risks Related to Cell Therapy — United States

Cell therapy is still a developing field and a significant global market for our services has yet to emerge.

Cell therapy is still a developing area of research, with few cell therapy products approved for clinical use. At the PCT level, the current market and current contracts principally consist of providing manufacturing of cell and tissue-based therapeutic products in clinical trial and processing of stem cell products for transplantation programs. We also provide services related to the collection and storage of umbilical cord blood units and adult stem cells. There currently is no significant global market for stem cell processing or their collection and storage, nor is there any guarantee that such markets will develop in the near future or at all. Major medical institutions currently do not recommend private storage generally, and we believe that the medical community is supportive of the public cord blood collective system. Patients can donate their cord blood to the system without charge. The market for cell and tissue-based therapies is early-stage, substantially research oriented, and financially speculative. Very few companies have been successful in their efforts to develop and commercialize a stem cell product. Stem cell products in general may be susceptible to various risks, including undesirable and unintended side effects, unintended immune system responses, inadequate therapeutic efficacy, or other characteristics that may prevent or limit their approval or commercial use. The demand for stem cell processing and the number of people who may use cell or tissue-based therapies is difficult to forecast. As there are no real experts who can forecast this market with accuracy, there is limited data from which the future use of our services may be forecasted. Our success is dependent on the establishment of a large global market for our products and services and our ability to capture a share of this market.

The University of Louisville has the ability to exercise significant influence over the future development of our VSELTM Technology.

The terms of our exclusive license of the VSELTM Technology from the University of Louisville provide for a collaborative approach on development decisions. For example, should we seek to collaborate with a third party on the VSELTM Technology programs, prior approval of the University of Louisville would be required for any sublicensing agreement. There can be no assurance they would grant approval for decisions requiring their consent. In addition, we entered into a sponsored research agreement with the University of Louisville, pursuant to which they perform certain research activities for us. Accordingly, although we engage in our own independent research and development activities with respect to the VSELTM Technology and have entered into additional sponsored research agreements, we are highly dependent on the University’s cooperation and performance in developing the VSELTM Technology. Further, the VSELTM Technology license agreement requires the payment of certain license fees, royalties and milestone payments, payments for patent filings and applications and the use of due diligence in developing and commercializing the VSELTM Technology. The sponsored research agreement requires other periodic payments. Our failure to meet our financial or other obligations under the license or sponsored research agreement in a timely manner could result in the loss of some or all of our rights to proprietary technology, such as the loss of exclusive rights or even termination of the agreements, and/or we could lose our right to have the University of Louisville conduct research and development efforts on our behalf.

We have a very limited history of conducting our own research and development activities.

To support our own research and development activities for our VSELTM Technology and other stem cell technologies, in September 2009 we signed a lease for approximately 8,000 square feet of office and laboratory space in Cambridge, Massachusetts that has served as our research and development headquarters. The Company is assessing its need for the Cambridge facility going forward given the acquisition of PCT with its Allendale, NJ and Mountain View, CA facilities. In May 2011 we sublet a portion of our Cambridge facility to another life science company. To pursue our current business strategy, we must have in place appropriate research capabilities, either on our own or through relationships with third parties. There can be no assurance that we will be successful in these efforts. Our additional research and development capacity also will require adequate sources of funding. There can be no assurance that any of these development efforts will produce a successful product or technology. Our failure to develop new products would have a material adverse effect on our business, operating results and financial condition.

Even if we are successful in developing a therapeutic application using our VSELTM Technology or other potential stem cell technologies, we still may be unsuccessful in creating a commercially viable and profitable business.

The commercial viability of our VSELTM Technology and other stem cell technologies may depend upon our ability to successfully isolate and expand the number of stem cells collected through adult stem cell collection processes in order to achieve a therapeutically-viable dose. Today, the number of very small embryonic-like stem cells that can be isolated from the peripheral blood of an adult donor is relatively small and this volume of cells may not be sufficient for therapeutic applications. A critical component of our adult stem cell collection, processing and storage services relating to the VSELTM Technology and other potential stem cell technologies could therefore be the utilization of stem cell expansion processes. There are many biotechnology laboratories attempting to develop stem cell expansion technology, but to date stem cell expansion techniques remain very inefficient. There can be no assurance that such technology will be effective or available at all. The failure of cost effective and reliable expansion technologies to become available could severely limit the commercial opportunities of our VSELTM Technology programs and other potential stem cell technologies and limit our business prospects, which could have a material adverse effect on our business, operating results and financial condition.

Moreover, stem cell collection techniques are rapidly developing and could undergo significant change in the future. Such rapid technological development could result in our technologies becoming obsolete. Successful biotechnology development in general is highly uncertain and is dependent on numerous factors, many of which are beyond our control. While our VSELTM Technology and other stem cell technologies appear promising, such technologies may fail to be successfully commercialized for numerous reasons, including, but not limited to, competing technologies for the same indication. There can be no assurance that we will be able to develop a commercially successful therapeutic application for this technology or other potential stem cell technologies.

Our research and development activities using adult stem cells in therapeutic indications present additional risks.

Our research and development activities relating to our VSELTM Technology and other populations of adult stem cells are subject to many of the same risks as our stem cell collection, processing and storage business, and additional risks related to requirements for preclinical and clinical testing by regulatory authorities including the United States Food and Drug Administration, or FDA, to demonstrate the safety and efficacy of the underlying therapy. The development of new drugs and therapies is often a long, expensive and difficult process and most attempts fail. Our VSELTM Technology is in the very early stages of development and will require many steps, tests and processes before we will be able to commence clinical testing in humans. There can be no assurance that a biologics license application, or BLA, with the FDA will not be required for our VSELTM Technology or our other stem cell technologies. The approval process for a BLA can take years, require human clinical trials and cost several million dollars. There also can be no assurance that we independently, or through collaborations, will successfully develop, commercialize or market our VSELTM Technology or other stem cells for any therapeutic indication. Should we fail to develop our VSELTM Technology or other adult stem cell technologies pursued by us, our business prospects, operating results and financial condition will be materially and adversely affected.

Technological and medical developments or improvements in conventional therapies could render the use of stem cells and our services and planned products obsolete.

Advances in other treatment methods or in disease prevention techniques could significantly reduce or entirely eliminate the need for our stem cell services, planned products and therapeutic efforts. Additionally, technological or medical developments may materially alter the commercial viability of our technology or services, and require us to incur significant costs to replace or modify equipment in which we have a substantial investment. In either event, we may experience a material adverse effect on our business, operating results and financial condition.

If safety problems are encountered by us or others developing new stem cell-based therapies, our stem cell initiatives could be materially and adversely affected.

The use of stem cells for therapeutic indications is still in the very early stages of development. If an adverse event occurs during clinical trials related to one of our product candidates or those of others, the FDA and other regulatory authorities may halt our clinical trials or require additional studies. The occurrence of any of these events would delay, and increase the cost of, our product development and may render the commercialization of our product candidates impractical or impossible.

Future therapies using adult stem cells may not develop, and demand for adult stem cell collection, processing and storage may never develop.

The value of our stem cell collection, processing and storage business and our development programs could be significantly impaired, and our ability to become profitable and continue our business could be materially and adversely affected, if cell therapies under development by us or by others to treat disease are not proven effective, demonstrate unacceptable risks or side effects or, where required, fail to receive regulatory approval. The therapeutic application of stem cells to treat serious diseases is currently being explored using adult stem cells like those that are the focus of our business, as well as embryonic stem cells. Cells collected and used for the same individual are referred to as autologous cells and those collected from an individual who is not the user of the cells are referred to as allogeneic cells. To our knowledge, the only allowed therapeutic uses of stem cells in the U.S., other than in connection with clinical trials, involves hematopoietic stem cell transplants to treat certain types of blood-based cancers (hematopoietic stem cells are the stem cells from which all blood cells are made) and adult autologous cultured cartilage cells for implantation for the repair of symptomatic cartilage defects of the femoral condyle (the distal end of the femur). No other stem cell therapeutic products have received regulatory approval for sale in the U.S. While stem cell-based therapy has been reported to be susceptible to various risks, including some undesirable side effects and immune system responses, these problems have been primarily associated with allogeneic use. Inadequate therapeutic efficacy also is a risk that may prevent or limit approval or commercial use of adult stem cells, whether for autologous use or allogeneic use. In addition, the time and cost necessary to complete the clinical development and to obtain regulatory approval of new therapies using stems cells are expected to be significant.

The demand for PCT’s services depends in part on our customers’ research and development and marketing efforts. Our business, financial condition and results of operations may be harmed if our customers spend less on, or are less successful in, these activities.

Many of PCT’s customers are engaged in research, development, production and marketing. The amount of customer spending on research, development, production and marketing has a large impact on our revenues and profitability, particularly the amount customers choose to spend on outsourcing. Customers determine the amounts that they will spend based upon, among other things, available resources and their need to develop new products, which, in turn, is dependent upon a number of factors, including their competitors’ research, development and production initiatives, and the anticipated reimbursement scenarios for specific products and therapeutic areas. In addition, consolidation in the industries in which our customers operate may have an impact on such spending as customers integrate acquired operations, including research and development departments and their budgets. Our customers finance their research and development spending from private and public sources. A reduction in spending by our customers could have a material adverse effect on our business, financial condition and results of operations. If our customers are not successful in attaining or retaining product sales due to market conditions, reimbursement issues or other factors, our results of operations may be materially impacted.

The nature and duration of PCT’s contracts can yield varying revenues and profits.

PCT’s contracts with customers may be subject to repeated renegotiation and amendments which change the objectives of our work and the milestones which determine when revenues are received by us. Due to the fact that our customers are engaged in businesses that are in many instances experimental, the objectives of such customer relationships with us are subject to change as customer research and development and business models develop. Additionally, most of these customers are subject to regulatory controls and approval processes over their businesses and products. If such customers fail to comply with such processes or do not receive necessary approvals, we may be required to alter or halt the activities for which such customers have contracted with us. Each of these factors may have an adverse affect on our revenues.

Side effects or limitations of our stem cell collection process or a failure in the performance of the cryopreservation storage facility or systems of our service providers could harm our reputation and business.

Customers may experience adverse outcomes from our adult stem cell collection and storage process. These include: (i) the possibility of an infection acquired from the apheresis process, which is the process of extracting stem cells from a patient’s whole blood and it is an integral part of our collection process; (ii) collection of insufficient quantities of stem cells for therapeutic applications; (iii) failure of the equipment supporting our cryopreservation storage service to function properly and thus maintain a supply of usable adult stem cells; and (iv) specimen damage, including contamination or loss in transit to us. Should any of these events occur, our reputation could be harmed, our operations could be adversely affected and litigation could be filed against us. Our systems and operations are vulnerable to damage or interruption from fire, flood, equipment failure, break-ins, tornadoes and similar events for which we do not have redundant systems or a formal disaster recovery plan. Any claim of adverse side effects or limitations or material disruption in our ability to maintain continued uninterrupted storage systems could have a material adverse effect on our business, operating results and financial condition.

Our adult stem cell collection, processing and storage business was not contemplated by many existing laws and regulations, and our ongoing compliance, therefore, is subject to interpretation and risk.

Our adult stem cell collection, processing and storage service is not a medical treatment, although it involves medical procedures. Our stem cell-related business is relatively new and is not addressed by many of the regulations applicable to our field. As a result, there is often considerable uncertainty as to the applicability of regulatory requirements. Although we have devoted significant resources to ensuring compliance with those laws that we believe to be applicable, it is possible that regulators may disagree with our interpretations, prompting additional compliance requirements or even enforcement actions.

We believe that the adult stem cells collected, processed and stored through our collection services are properly classified under the FDA’s human cells, tissues and cellular- and tissue-based products, or HCT/P, regulatory paradigm and should not be classified as a medical device, biologic or drug. There can be no assurance that the FDA will not reclassify the adult stem cells collected, processed and stored through our collection services. Any such reclassification could have adverse consequences for us and make it more difficult or expensive for us to conduct our business by requiring regulatory clearance, approval and/or compliance with additional regulatory requirements.

The costs of compliance with such additional requirements or such enforcement may have a material adverse effect on our operations or may require restructuring of our operations or impair our ability to operate profitably.

We operate in a highly regulated environment and may be unable to comply with applicable federal and state regulations, registrations and approvals or the standards of private accrediting entities. Failure to comply with applicable licensure, registration, certification, and accreditation standards may result in loss of licensure, certification or accreditation or other government enforcement actions.

Since January of 2004, registration with the FDA is required by facilities engaged in the recovery, processing, storage, labeling, packaging or distribution of any HCT/Ps, or the screening or testing of a donor. Any third party retained by us to process our samples must be similarly registered with the FDA and comply with HCT/P regulations. If we, or any third-party processors, fail to register or update registration information in a timely way, we will be out of compliance with FDA regulations which could adversely affect our business. The FDA also adopted rules in May 2005 that regulate current Good Tissues Practices, or cGTP. Adverse events in the field of stem cell therapy that may occur could result in greater governmental regulation of our business, creating increased expenses and potential delays relating to the approval or licensing of any or all of the processes and facilities involved in our stem cell collection and storage services.

Though not implicated for our adult stem cell collection services, our manufacture of certain cellular therapy products for ourselves or on behalf of our customers may trigger additional FDA requirements applicable to HCT/Ps, or products comprised of HCT/Ps, which are regulated as a drug, biological product, or medical device. FDA current Good Manufacturing Practices, or cGMP, requirements, set forth in Title 21, Parts 210 and 211, of the Code of Federal Regulations (21 C.F.R. Pts. 210 and 211) are federal regulations that govern the manufacture, processing, packaging and holding of drug and cell therapy products. We must comply with cGMP requirements demanded by customers and enforced by the FDA through its facilities inspection program. These requirements include quality control, quality assurance and the maintenance of records and documentation. We may be unable to comply with these cGMP requirements and with other FDA, state and foreign regulatory requirements. These requirements may change over time and we or third-party manufacturers may be unable to comply with the revised requirements.

We also are subject to state and federal laws regulating the proper disposal of biohazardous materials. Although we believe we are currently in compliance with all such applicable laws, a violation of such laws, or the future enactment of more stringent laws or regulations, could subject us to liability for noncompliance and may require us to incur significant costs.

Some states impose additional regulation and oversight of clinical laboratories and stem cell laboratories operating within their borders and impose regulatory compliance obligations on out-of-state laboratories providing services to their residents. Many of the states in which we, our strategic partners or members of our collection network, engage in collection, processing or storage activities have licensing requirements with which we must comply. Additionally, there may be state regulations affecting the use of HCT/Ps that would affect our business. Certain licensing requirements require employment of medical directors and others with certain training and technical backgrounds and there can be no assurance that such individuals can be retained or will remain retained or that the cost of retaining such individuals will not materially and adversely affect our ability to market or perform our services or our ability to do so profitably. There can be no assurance that we, our strategic partners or members of our collection center network, will be able to obtain or maintain any necessary licenses required to conduct business in any states or that the cost of compliance will not materially and adversely affect our ability to market or perform our services or our ability to do so profitably.

Currently, PCT is licensed as a blood bank with respect to its activities in New Jersey, as a tissue bank with respect to its activities in New York and as a drug manufacturer with respect to its facility in California. We believe that PCT and NeoStem Family Storage, LLC are in material compliance with current federal, state, and local stem cell laboratory licensure requirements. However, the licensing requirements in the states where we are currently licensed may change, and PCT and/or NeoStem Family Storage, LLC may become subject to the additional licensing, registration and/or compliance requirements of other states, local governments and/or the federal government as PCT and/or NeoStem Family Storage, LLC expands its network and as new regulations are implemented. If we fail to comply with the various licensure requirements, certification and accreditation standards to which we are subject, we may be subject to a loss of licensure, certification, or accreditation that could adversely affect them.

Additionally, certain private entities have promulgated standards for certification, accreditation and licensing of cord blood businesses that may apply to our operations. These organizations include, but may not be limited to, AABB, formerly the American Association of Blood Banks, the Foundation for the Accreditation of Cellular Therapy (FACT), and the American Association of Tissue Banks (AATB). While our compliance with the standards of these organizations currently are voluntary, in some cases compliance with such standards may be necessary for a cord blood business to be accepted and competitive in the marketplace. Compliance with these standards and obtaining the applicable accreditation, certification, or license from such private organizations can be costly and time-consuming. These accreditation, certification, or license requirements may also change and new standards may be developed. If we fail to comply with applicable standards, or fail to obtain or maintain applicable accreditations, certifications, or licenses, our business may be adversely affected.

There can be no assurance that we will be able, or will have the resources, to continue to comply with regulations that govern our operations currently, or that we will be able to comply with new regulations that govern our operations, or that the cost of compliance will not materially and adversely affect our ability to market or perform our services or our ability to do so profitably. A failure to comply with these requirements may result in fines and civil or criminal penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval. If the safety of any materials supplied by third parties is compromised due to their failure to adhere to applicable laws or for other reasons, we may not be able to obtain regulatory approval for, or successfully commercialize, product candidates that we may develop.

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, requires that our business comply with state and federal privacy laws which increase the cost and administrative burden of providing stem cell banking services.

We are subject to state and federal privacy laws related to the protection of our customers’ personal health information and state and federal laws related to the security of such personal health information and other personal data to which we would have access through the provision of our services. Currently, we are obligated to comply with privacy and security standards adopted under HIPAA. Certain of these regulatory obligations will be changing over the next year as a result of amendments to HIPAA under the American Recovery and Reinvestment Act of 2009. Consequently, our compliance burden will increase, and we will be subject to audit and enforcement by the federal government and, in some cases, enforcement by state authorities. We will also be obligated to publicly disclose wrongful disclosures or losses of personal health information. We may be required to spend substantial amounts of time and money to comply with these requirements, any regulations and licensing requirements, as well as any future legislative and regulatory initiatives. Failure by us or our business partners to comply with these or other applicable regulatory requirements or any delay in compliance may result in, among other things, injunctions, operating restrictions, and civil fines and criminal prosecution and have a material adverse effect on the marketing and sales of our services and our ability to operate profitably or at all.

We have limited manufacturing capabilities.

We believe that we can provide services and produce materials for clinical trials and for human use at our existing facilities, which we believe are compliant with FDA requirements for cGMP and cGTP. We also believe that we have sufficient capacity to meet expected near term demand. However, we may need to, depending on demand, expand our manufacturing capabilities for cell therapy services and products in the future. In 2007, PCT acquired an additional facility in Allendale, New Jersey, which became a cGMP compliant facility in 2010. The demand for our services and products could, at times, exceed existing manufacturing capacity. If we do not meet rising demand for products and services on a timely basis or are not able to maintain cGMP compliance standards, then our clients and potential clients may elect to obtain the products and services from competitors, which could materially and adversely affect our revenues.

If our processing and storage facilities are damaged or destroyed, our business, programs, and prospects could be negatively affected and could adversely affect our value.

We process and store adult autologous stem cells from our network of U.S. adult stem cell collection centers and the umbilical cord blood of customers of NeoStem Family Storage, LLC at PCT’s facility in Allendale, New Jersey, and may do so at PCT’s Mountain View, California, facility in the future. We also process and store cellular therapy products for clinical trials at PCT’s facility in Allendale, New Jersey, and may do so at PCT’s Mountain View, California, facility. If these facilities or the equipment in these facilities was to be significantly damaged or destroyed, we could suffer a loss of some or all of the stored adult autologous stem cells, cord blood units, and cellular therapy products. Depending on the extent of loss, such an event could reduce the ability of us, NeoStem Family Storage, LLC, and PCT to provide stem cells when requested, could expose us, NeoStem Family Storage, LLC, and PCT to significant liability from our customers, and could affect the ability to continue to provide adult autologous stem cells and umbilical cord blood preservation services and manufacturing of cellular therapy services and products. While we believe that we have insured against losses from damage to or destruction of our facilities consistent with typical industry practices, if we have underestimated our insurance needs, we may not have sufficient insurance to cover losses beyond the limits on its policies. Such events could have a material adverse effect on our value.

We and our customers conduct business in a heavily regulated industry. If we or one or more of our customers fail to comply with applicable current and future laws and government regulations, our business and financial results could be adversely affected.

The healthcare industry is one of the most highly regulated industries in the United States. The federal government, individual state and local governments and private accreditation organizations all oversee and monitor the activities of individuals and businesses engaged in the delivery of health care products and services. Current laws, rules and regulations that could directly or indirectly affect our ability and the ability of our strategic partners and customers to operate each of their businesses could include, without limitation, the following:

•	State and local licensure, registration and regulation of laboratories, the collection, processing and storage of human cells and tissue and cord blood, and the development and manufacture of pharmaceuticals and biologics;
•	The federal Clinical Laboratory Improvement Act and amendments of 1988;
•	Laws and regulations administered by the FDA, including the Federal Food Drug and Cosmetic Act and related laws and regulations;
•	The Public Health Service Act and related laws and regulations;
•	Laws and regulations administered by the United States Department of Health and Human Services, including the Office for Human Research Protections;
•	State laws and regulations governing human subject research;
•	Occupational Safety and Health requirements;
•	State and local laws and regulations dealing with the handling and disposal of medical waste;
•	The federal Medicare and Medicaid Anti-Kickback Law and similar state laws and regulations;
•	Federal and state coverage and reimbursement laws and regulations, including laws and regulations administered by the Centers for Medicare & Medicaid Services;
•	The federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including the amendments included in the American Recovery and Reinvestment Act of 2009, commonly known as the HITECH Act, and regulations promulgated thereunder;
•	The federal physician self-referral prohibition, commonly known as the Stark Law, and state equivalents of the Stark Law;
•	State funding decisions on stem cell research and the development of cellular therapies; and
•	The Intermediate Sanctions rules of the IRS providing for potential financial sanctions with respect to “Excess Benefit Transactions” with HUMC or other tax-exempt organizations.

In addition, as we expand into other parts of the world (in addition to China), we will need to comply with the applicable laws and regulations in such foreign jurisdictions. We have not yet thoroughly explored the requirements or feasibility of such compliance. It is possible that we may not be permitted to expand our business into one or more foreign jurisdictions.

Although we intend to conduct our business in compliance with applicable laws and regulations and believe that we are in material compliance with applicable governmental healthcare laws and regulations, the laws and regulations affecting our business and relationships are complex, and many aspects of such relationships have not been the subject of judicial or regulatory interpretation. Furthermore, the cell therapy industry is the topic of significant government interest, and thus the laws and regulations applicable to us and our strategic partners and customers and to their business are subject to frequent change and/or reinterpretation and there can be no assurance that the laws and regulations applicable to us and our strategic partners and customers will not be amended or interpreted in a manner that adversely affects our business, financial condition, or operating results. For example, the federal government could issue tighter restrictions on private cord blood banking that prevents NeoStem Family Storage, LLC from collecting cord blood for private banking. While we are not aware of any such developments or that any court or federal or state government is reviewing our operations, it is possible that such a review could result in a determination that would have a material adverse effect on our business, financial condition and operating results. Thus, there can be no assurance that we and our strategic partners and customers will be able to maintain compliance with all such healthcare laws and regulations. Failure to comply with such healthcare laws and regulations, as well as the costs associated with such compliance or with enforcement of such healthcare laws and regulations, may have a material adverse effect on our operations or may require restructuring of our operations or impair our ability to operate profitably.

It is uncertain to what extent the government, private health insurers and third-party payors will approve coverage or provide reimbursement for the therapies and products to which our services relate. Availability for such reimbursement may be further limited by an increasing uninsured population and reductions in Medicare and Medicaid funding in the United States.

To the extent that the health care provider customers cannot obtain coverage or reimbursement for our therapies and products, they may elect not to provide such therapies and products to their patients and, thus, may not need our services. Further, as cost containment pressures are increasing in the health care industry, government and private payors adopt strategies designed to limit the amount of reimbursement paid to health care providers. Such cost containment measures may include:

•	Reducing reimbursement rates;
•	Challenging the prices charged for medical products and services;
•	Limiting services covered;
•	Decreasing utilization of services;
•	Negotiating prospective or discounted contract pricing;
•	Adopting capitation strategies; and
•	Seeking competitive bids.

Similarly, the trend toward managed health care and bundled pricing for health care services in the United States, which may accelerate under the health reform legislation approved by Congress on March 23, 2010 and thereafter signed into law (“Health Reform”), could significantly influence the purchase of healthcare services and products, resulting in lower prices and reduced demand for cancer therapies.

We currently receive a small portion of our revenues from services rendered to patients enrolled in federal health care programs, such as Medicare, and we may also directly or indirectly receive revenues from federal health care programs. Federal health care programs are subject to changes in coverage and reimbursement rules and procedures, including retroactive rate adjustments. These contingencies could materially decrease the range of services covered by such programs or the reimbursement rates paid directly or indirectly for our products and services. To the extent that any health care reform favors the reimbursement of other cancer therapies over stem cell therapies, such reform could affect our ability to sell our services, which may have a material adverse effect on our revenues.

The limitation on reimbursement available from private and government payors may reduce the demand for, or the price of, our services, which would have a material adverse effect on our revenues. Additional legislation or regulation relating to the health care industry or third-party coverage and reimbursement may be enacted in the future which could adversely affect the revenues generated from the sale of our products and services.

Furthermore, there has been a trend in recent years towards reductions in overall funding for Medicare and Medicaid. There has also been an increase in the number of people who do not have any form of health care coverage in recent years and who are not eligible for or enrolled in Medicare, Medicaid or other governmental programs. The extent to which the reforms brought about under Health Reform may be successful in reducing the number of such uninsured is unclear, and the reduced funding of governmental programs and increase in uninsured populations could have a negative impact on the demand for our services to the extent they relate to products and services which are reimbursed by government and private payors.

Health care companies have been the subjects of federal and state investigations, and we could become subject to investigations in the future.

Both federal and state government agencies have heightened civil and criminal enforcement efforts. There are numerous ongoing investigations of health care companies, as well as their executives and managers. In addition, amendments to the Federal False Claims Act, including under Health Reform, have made it easier for private parties to bring “qui tam” (whistleblower) lawsuits against companies under which the whistleblower may be entitled to receive a percentage of any money paid to the government. The Federal False Claims Act provides, in part, that an action can be brought against any person or entity that has knowingly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or who has made a false statement or used a false record to get a claim approved. The government has taken the position that claims presented in violation of the federal anti-kickback law, Stark Law or other healthcare-related laws, including laws enforced by the FDA, may be considered a violation of the Federal False Claims Act. Penalties include substantial fines for each false claim, plus three times the amount of damages that the federal government sustained because of the act of that person or entity and/or exclusion from the Medicare program. In addition, a majority of states have adopted similar state whistleblower and false claims provisions.

We are not aware of any government investigations involving any of our facilities or management. While management believes that we are in material compliance with applicable governmental healthcare laws and regulations, any future investigations of our business or executives could cause us to incur substantial costs, and result in significant liabilities or penalties, as well as damage to our reputation.

Unintended consequences of recently adopted health reform legislation in the U.S. may adversely affect our business.

The healthcare industry is undergoing fundamental changes resulting from political, economic and regulatory influences. In the U.S., comprehensive programs are under consideration that seek to, among other things, increase access to healthcare for the uninsured and control the escalation of healthcare expenditures within the economy. On March 23, 2010, health reform legislation was approved by Congress and has been signed into law. While we do not believe this legislation will have a direct impact on our business, the legislation has only recently been enacted and requires the adoption of implementing regulations, which may have unintended consequences or indirectly impact our business. For instance, the scope and implications of the recent amendments pursuant to the Fraud Enforcement and Recovery Act of 2009 (“FERA”), have yet to be fully determined or adjudicated and as a result it is difficult to predict how future enforcement initiatives may impact our business. Also, in some instances our clients may be health insurers that will be subject to limitations on their administrative expenses and new federal review of “unreasonable” rate increases which could impact the prices they pay for our services. If the legislation causes such unintended consequences or indirect impact, it could have a material adverse effect on our business, financial condition and results of operations.

Recent legislation regarding the establishment and funding of public cord blood collection and storage may adversely affect the business of NeoStem Family Storage, LLC.

The Stem Cell Therapeutic and Research Act of 2005 established requirements for a national donor bank of cord blood and for a national network for matching cord blood to patients. The federal government has entered into contracts with the National Marrow Donor Program (NMDP) to carry out the provisions of this legislation. Under these contracts, the NMDP acts as the nation’s Cord Blood Coordinating Center and actively recruits parents for cord blood donations. The NMDP also administers the National Cord Blood Inventory (NCBI), which has a goal of collecting 150,000 cord blood units that may be used for patients throughout the United States. The legislation also authorized federal funding to support its goals and requirements. Parents may opt to donate their newborn’s cord blood to the public registry and to use the public registry if stem cells from cord blood are needed for treatment purposes. In this regard, an important advantage of the national, public cord blood collection system is that it costs nothing for patients to donate their cord blood. This national, public cord blood registry has also been widely accepted and supported by the medical community, so physicians and others in the health care community may be less willing to use or recommend a private cord blood facility when public collection is available. Additionally, major medical organizations, including the American Academy of Pediatrics (AAP), the American Medical Association (AMA), the American College of Obstetricians and Gynecologists (ACOG), and the American Society of Blood and Marrow Transplantation (ASBMT) do not recommend private storage, except in very limited instances. Further, we believe that the medical community is currently supportive of public cord blood donation and the national cord blood registry that is administered by the National Marrow Donor Program. For these reasons, a significant number of patients may choose to use to donate their cord blood to the national, public cord registry instead of privately banking cord blood. The medical community could also issue stronger recommendations and opinions that favor the use of the national registry. Therefore, the existence and proliferation of the national registry may adversely affect our business.

The market for services related to the preservation and expansion of stem cells has become increasingly competitive. Our competitors may have greater resources or capabilities or better technologies than do we, or may succeed in developing better service than do we and we may not be successful in competing with them.

The biotechnology and life science industries are highly competitive. They include multinational biotechnology and life science, pharmaceutical and chemical companies, academic and scientific institutions, governmental agencies, and public and private research organizations. Many of these companies or entities have significantly greater financial and technical resources and production and marketing capabilities than do we. The biotechnology and life science industries are characterized by extensive research and development, and rapid technological progress. Competitors may successfully develop services or products superior or less expensive than cell therapy services or products, rendering our services less valuable or marketable.

Historically in the U.S. we have faced competition from other established operators of stem cell preservation businesses and providers of stem cell storage services. Today, there is an established and growing market for cord blood stem cell banking. We are also aware of another company with established stem cell banking services that processes and stores stem cells collected from adipose, or fat, tissue. This type of stem cell banking requires harvesting fat by a liposuction procedure. Embryonic stem cells represent yet another alternative to pre-donated and stored adult stem cells. As techniques for expanding stem cells improve, thereby allowing therapeutic doses, the use of embryonic stem cells and other collection techniques of adult stem cells could increase and compete with our services. Finally, we are aware that other technologies are being developed to turn skin cells into cells that behave like embryonic stem cells or to harvest stem cells from the pulp of baby teeth. While these and other approaches remain in early stages of development, they may one day be competitive.

In addition, cord blood banks such as ViaCord, a PerkinElmer company, or LifebankUSA, a Celgene company, easily could enter the field of adult stem cell collection because of their processing labs, storage facilities and customer lists. We estimate that, combined, there are approximately 75 cord blood banks in the U.S., approximately 36 of which are private autologous banks, meaning that the donor and recipient are the same, and approximately 39 of which are public allogeneic banks, meaning that the donor and recipient are not the same. Hospitals that have transplant centers to serve cancer patients may elect to provide some or all of the services that we provide. According to the National Marrow Donor Program, there are approximately 52 hospitals in the U.S. with stem cell transplant centers. These competitors may have better experience and access to greater financial resources than do we. In addition, other established companies may enter our markets and compete with us. There can be no assurance that we will be able to compete successfully.

The private umbilical cord banking business is a relatively new, highly competitive, and evolving field. NeoStem Family Storage, LLC competes with companies such as ViaCell, Inc., a subsidiary of the Perkin-Elmer Corporation, CBR Systems, Cryo-Cell International, Inc., CorCell, Inc., a subsidiary of Cord Blood America Inc., and LifeBank USA, a division of Celgene Cellular Therapeutics, a wholly owned subsidiary of Celgene Corporation. Any of these companies may choose to invest more in sales, marketing, and research and product development than NeoStem Family Storage, LLC.

NeoStem Family Storage, LLC will also have to compete with the national, public cord blood banking program, which has the support of the medical community and which receives federal funding. In this regard, NeoStem Family Storage, LLC also competes with public cord blood banks such as the New York Blood Center (National Cord Blood Program), University of Colorado Cord Blood Bank, Milan Cord Blood Bank, Dusseldorf Cord Blood Bank, and other public cord blood banks around the world. Public cord blood banks provide families with the option of donating their cord blood for public use at no cost. The Stem Cell Therapeutic Act provides financing for a national system of public cord blood banks in the United States to encourage cord blood donations from an ethnically diverse population. In addition, many states are evaluating the feasibility of establishing cord blood repositories for transplantation purposes. An increase in the number and diversity of publicly available cord blood units from public banks would increase the probability of finding suitably matched cells for a family member, which may result in a decrease in the demand for private cord blood banking. If the science of human leukocyte antigens, or HLA, typing advances, then unrelated cord blood transplantation may become safer and more efficacious, similarly reducing the clinical advantage of related cord blood transplantation. Such events could negatively affect our business and revenues.

Ethical and other concerns surrounding the use of stem cell therapy may negatively impact the public perception of our stem cell services, thereby suppressing demand for our services.

Although our stem cell business pertains to adult stem cells only, and does not involve the more controversial use of embryonic stem cells, the use of adult human stem cells for therapy could give rise to similar ethical, legal and social issues as those associated with embryonic stem cells, which could adversely affect its acceptance by consumers and medical practitioners. Additionally, it is possible that our business could be negatively impacted by any stigma associated with the use of embryonic stem cells if the public fails to appreciate the distinction between adult and embryonic stem cells. Delays in achieving public acceptance may materially and adversely affect the results of our operations and profitability.

Building market acceptance of our U.S. autologous adult stem cell collection, processing and storage services, may be more costly and take longer than we expect.

The success of our U.S. autologous adult stem cell business depends on continuing and growing market acceptance of our collection, processing and storage services as well as stem cell therapy generally. Increasing the awareness and demand for our services requires expenditures for marketing and education of consumers and medical practitioners who, under present law, must order stem cell collection and treatment on behalf of a potential customer. The time and expense required to educate and to build awareness of our services and their potential benefits, and about stem cell therapy in general, could significantly delay market acceptance and our ultimate profitability. The successful commercialization of our services will also require that we satisfactorily address the concerns of medical practitioners in order to avoid resistance to recommendations for our services and ultimately reach our potential consumers. No assurances can be given that our business plan and marketing efforts will be successful, that we will be able to commercialize our services, or that there will be market or clinical acceptance of our services by potential customers or physicians, respectively, sufficient to generate any material revenues for us. To date, only a minimal number of collections have been performed at the collection centers in our network.

Technologies for the treatment of cancer and other diseases and processes used by us are subject to rapid change, and the development of treatment strategies that are more effective than our products and services could render our services obsolete. Given our focus on the field of cell therapy, such obsolescence could jeopardize our success or future results.

Our activities involve treatment modalities and protocols influenced by advancements in technology. Various methods for treating cancer and other diseases, of which cell therapy is but only one, currently are, and in the future may be expected to be, the subject of extensive research and development. There is no assurance that cell therapies will achieve the degree of success envisioned by us in the treatment of cancer and other diseases. Nor is there any assurance that new technological improvements and techniques will not render processes currently used by us obsolete. In addition, the successful development and acceptance of any one or more alternative forms of treatment could render the need for our services obsolete. We are focused on cell therapy, and if this field is substantially unsuccessful, this could jeopardize our success or future results.

There is a scarcity of experienced professionals in the field of cell therapy and we may not be able to retain key officers or employees or hire new key officers or employees needed to implement our business strategy and develop our products and businesses. If we are unable to retain or hire key officers or employees, we may be unable to continue to grow this business or to implement our business strategy, and our business may be materially and adversely affected.

Given the specialized nature of cell therapy and the fact that it is a young field, there is an inherent scarcity of experienced personnel in the field. The Company is substantially dependent on the skills and efforts of current senior management for their management and operations, as well as for the implementation of their business strategy. As a result of the difficulty in locating qualified new management, the loss or incapacity of existing members of management or unavailability of qualified management or as replacements for management who resign or are terminated could adversely affect the Company’s operations. The future success of the Company also depends upon our ability to attract and retain additional qualified personnel (including medical, scientific, technical, commercial, business and administrative personnel) necessary to support our anticipated growth, develop our business, perform contractual obligations under our University of Louisville and other license agreements and maintain appropriate licensure, on acceptable terms. There can be no assurance that we will be successful in attracting or retaining personnel required by us to continue and grow our operations. The loss of a key employee, the failure of a key employee to perform in his or her current position or our inability to attract and retain skilled employees, as needed, could result in our inability of to continue to grow our business or to implement our business strategy, or may have a material adverse effect on our business, financial condition and operating results.

Current cell therapy products have a limited biologic shelf life as a result of which there are constraints on transit times between the time stem cells are extracted from a patient and the time that a processed product leaves our facility and arrives for re-infusion in the patient. Thus, our current business model has to assume that, in order to effectively provide many of our services in a market, we need to have a suitable facility that can provide timely service in such market. This could add significantly to our capital requirements and be a limiting factor on our future growth and profitability.

Current cell therapy products have a limited shelf life, in certain instances limited to less than 12 hours. Thus, there are constraints on transit times between the time the cell product is extracted from a patient and the product arrives at one of our facilities for processing, as well as constraints on the time that a processed product leaves our facility and arrives for re-infusion in the patient. Therefore, cell therapy facilities need to be located in major population centers in which patients of the cell therapy products are likely to be located and within close proximity of major airports from which they can be timely delivered. Building new facilities requires significant commitments of time and capital, which we may not have available in a timely manner. Even if such new facilities are established, there may be challenges to ensuring that they are compliant with cGMP, other FDA requirements, and/or applicable state or local regulatory requirements. We cannot be certain that we would be able to recoup the costs of establishing a facility and attaining regulatory compliances in a given market. Thus, the limited biologic shelf life of cell therapy products is a hindrance on the rate at which we can expand our cell processing and manufacturing services into new geographic markets and requires significant capital risk by us, which we may or may not be able to recover.

Commercially available transportation systems are not set up for shipment of biological or other perishable goods and will not be able to meet the demands of the emerging cell therapy market. To succeed, the large-scale commercialization of cell therapy products will need to overcome the present weaknesses of the major air carriers.

Weaknesses in our existing transportation carriers include the lack of a true point-to-point chain of control, non-controlled X-ray and inspection, no guarantee of package orientation, handling or storage conditions and in many cases no standard, documented and tracked operating procedures. While reliable ground carriers with experience in the transport of blood products already exist in major metropolitan areas of the country, air carriers meeting such needs are limited. We evaluated the major domestic express carriers, and concluded that even their highest-level services are inadequate to meet the sector’s needs. However, we identified and validated only one specialty air carrier as a transportation partner, which specializes in shipping medical products, including whole blood and blood products, tissue for transplantation, and diagnostic specimens. There are presently few alternative sources for the safe transportation of cell therapy products. If this carrier should cease its medical shipping operations or otherwise be unable to properly meet our transportation needs, the lack of access to safe and effective transportation options could adversely affect our business.

Failure of the PCT Merger to achieve potential benefits could harm the business and operating results of the Company.

We expect that the combination of the respective businesses of PCT and NeoStem will result in potential benefits for our Company. Achieving these potential benefits will depend on a number of factors, some of which include:

•	retention of key management, marketing and technical personnel;
•	the ability of the Company to increase its customer base and to increase the sales of products and services; and
•	competitive conditions in the industry surrounding the collection, processing, and storage of stem cells.

The failure to achieve anticipated benefits could harm the business, financial condition and operating results of the Company.

We may experience difficulties in integrating PCT’s business and could fail to realize the potential benefits of the PCT Merger.

Achieving the anticipated benefits of the PCT Merger will depend in part upon whether we are able to integrate PCT’s business in an efficient and effective manner. We may not be able to accomplish this integration process smoothly or successfully. The difficulties of combining the two companies’ businesses could include, among other things:

•	the fact that the two companies are geographically separate organizations, with possible differences in corporate cultures and management philosophies;
•	the significant demands that will be placed on management resources, which may distract management’s attention from day-to-day business operations;
•	differences in the disclosure systems, accounting systems, and accounting controls and procedures of the two companies, which may interfere with our ability to make timely and accurate public disclosure; and
•	the demand of managing new locations and new lines of business acquired in the PCT Merger.

Any inability to realize the potential benefits of the PCT Merger, as well as any delay in successfully integrating the two companies, could have an adverse effect upon the Company’s revenues, level of expenses and operating results, which could adversely affect the value of our Common Stock.

If the market for the Company’s products and/or technology does not experience significant growth or if the Company’s products and/or technology do not achieve broad acceptance, the Company’s operations will suffer.

We cannot accurately predict the future growth rate or the size of the market for the Company’s products and technology. The expansion of this market depends on a number of factors, such as:

•	the cost, performance and reliability of the Company’s products/technologies, and the products/technologies offered by competitors;
•	customers’ perceptions regarding the benefits of the Company’s products and technologies;
•	public perceptions regarding the use of the Company’s products and technologies;
•	customers’ satisfaction with the products and technologies; and
•	marketing efforts and publicity regarding the products and technologies.

Our success in developing future therapeutics will depend in part on establishing and maintaining effective strategic partnerships and collaborations, which may impose restrictions on our business and subject us to additional regulation.

A key aspect of our business strategy is to establish strategic relationships in order to gain access to critical supplies, to expand or complement our research and development or commercialization capabilities, and to reduce the cost of research and development. There can be no assurance that we will enter into such relationships, that the arrangements will be on favorable terms or that such relationships will be successful. If any of our research partners terminate their relationship with us or fail to perform their obligations in a timely manner, our research and development activities or commercialization of our services may be substantially impaired or delayed.

Relationships with licensed professionals such as physicians may be subject to state and federal laws restricting the referral of business, prohibiting certain payments to physicians, or otherwise limiting such collaborations. If our services become approved for reimbursement by government or private insurers, we could be subject to additional regulation and perhaps additional limitations on our ability to structure relationships with physicians. Additionally, state regulators may impose restrictions on the business activities and relationships of licensed physicians or other licensed professionals. For example, many states restrict or prohibit the employment of licensed physicians by for-profit corporations, or the “corporate practice of medicine.” If we fail to structure our relationships with physicians in accordance with applicable laws or other regulatory requirements, it could have a material adverse effect on our business. Even if we do enter into these arrangements, we may not be able to maintain these relationships or establish new ones in the future on acceptable terms.

We have a limited marketing staff and budget.

The degree of market acceptance of our products and services depends upon a number of factors, including the strength of our sales and marketing support. If our marketing is not effective, our ability to generate revenues could be significantly impaired. Due to capital constraints, our marketing and sales activities have been somewhat limited and thus we may not be able to make our services known to a sufficient number of potential customers and partners. Limitations in our marketing and sales activities, and the failure to attract enough customers, will affect our ability to operate profitably.

There is significant uncertainty about the validity and permissible scope of patents in the biotechnological industry and we may not be able to obtain patent protection.

We own or hold exclusive rights to 30 issued patents and over 80 pending patent applications. Given the nature of our therapeutic programs, our patents and patent applications cover certain methods of isolating, storing and using stem cells, including very small embryonic stem cells, as well as compositions and methods relating to T regulatory cells. There can be no assurance that the patent applications to which we hold rights will result in the issuance of patents, or that any patents issued or licensed to us will not be challenged and held to be invalid or of a scope of coverage that is different from what we believe the patent’s scope to be. Our success will depend, in part, on whether we can: obtain patents to protect our own products and technologies; obtain licenses to use the technologies of third parties if necessary, which may be protected by patents; and protect our trade secrets and know-how. Our inability to obtain and rely upon patents essential to our business may have a material adverse effect on our business, operating results and financial condition.

We may be unable to protect our intellectual property from infringement by third parties.

Despite our efforts to protect our intellectual property, third parties may infringe or misappropriate our intellectual property. Our competitors may also independently develop similar technology, duplicate our processes or services or design around our intellectual property rights. We may have to litigate to enforce and protect our intellectual property rights to determine their scope, validity or enforceability. Intellectual property litigation is costly, time-consuming, diverts the attention of management and technical personnel and could result in substantial uncertainty regarding our future viability. The loss of intellectual property protection or the inability to secure or enforce intellectual property protection would limit our ability to develop or market our services in the future. This would also likely have an adverse effect on the revenues generated by any sale or license of such intellectual property. Furthermore, any public announcements related to such litigation or regulatory proceedings could adversely affect the price of our Common Stock.

Third parties may claim that we infringe on their intellectual property.

We may be subject to costly litigation in the event our technology is claimed to infringe upon the proprietary rights of others. Third parties may have, or may eventually be issued, patents that would be infringed by our technology. Any of these third parties could make a claim of infringement against us with respect to our technology. We may also be subject to claims by third parties for breach of copyright, trademark or license usage rights. Litigation and patent interference proceedings could result in substantial expense to us and significant diversion of efforts by our technical and management personnel. An adverse determination in any such proceeding or in patent litigation could subject us to significant liabilities to third parties or require us to seek licenses from third parties. Such licenses may not be available on acceptable terms or at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from commercializing our products, which would have a material adverse affect on our business, operating results and financial condition.

We may be unable to maintain our licenses, patents or other intellectual property and could lose important protections that are material to continuing our operations and growth and our ability to achieve profitability.

Our license agreement with the University of Louisville and other license agreements require us to pay license fees, royalties and milestone payments and fees for patent filings and applications. Obtaining and maintaining patent protection and licensing rights also depends, in part, on our ability to pay the applicable filing and maintenance fees. Our failure to meet financial obligations under our license agreements in a timely manner or our non-payment or delay in payment of our patent fees, could result in the loss of some or all of our rights to proprietary technology or the inability to secure or enforce intellectual property protection. Additionally, our license agreements require us to meet certain diligence obligations in the development of the licensed products. Our failure to meet these diligence obligations under our license agreements could result in the loss of some or all of our rights under the license agreements. The loss of any or all of our intellectual property rights could materially limit our ability to develop and/or market our services, which would materially and adversely affect our business, operating results and financial condition.

Our inability to obtain reimbursement for our therapies from private or governmental insurers, could negatively impact demand for our services.

Successful sales of health care services and products generally depends, in part, upon the availability and amounts of reimbursement from third party healthcare payor organizations, including government agencies, private healthcare insurers and other healthcare payors, such as health maintenance organizations and self-insured employee plans. Uncertainty exists as to the availability of reimbursement for new therapies such as stem cell-based therapies. There can be no assurance that such reimbursement will be available in the future at all or without substantial delay or, if such reimbursement is provided, that the approved reimbursement amounts will be sufficient to support demand for our services at a level that will be profitable.

We may be subject to significant product liability claims and litigation.

Our business exposes us to potential product liability risks inherent in the testing, processing and marketing of cell therapy products. Such liability claims may be expensive to defend and result in large judgments against us. We presently have product liability insurance limited to $10 million per incident and $10 million in annual aggregate. We also maintain errors and omissions, directors and officers, workers’ compensation and other insurance appropriate to our business activities. If we were to be subject to a claim in excess of this coverage or to a claim not covered by our insurance and the claim succeeded, we would be required to pay the claim from our own limited resources, which could have a material adverse effect on our financial condition, results of operations and business. Additionally, liability or alleged liability could harm our business by diverting the attention and resources of our management and damaging our reputation and that of our subsidiaries.

Risks Related to Doing Business in China

Our operations are subject to risks associated with emerging markets.

The Chinese economy is not well established and is only recently emerging and growing as a significant market for consumer goods and services. Accordingly, there is no assurance that the market will continue to grow. Perceived risks associated with investing in China, or a general disruption in the development of China’s markets could materially and adversely affect the business, operating results and financial condition of Erye and us.

A significant portion of our assets is located in the PRC, and investors may not be able to enforce federal securities laws or their other legal rights.

A substantial portion of our assets is located in the PRC. As a result, it may be difficult for investors in the U.S. to enforce their legal rights, to effect service of process upon certain of our directors or officers or to enforce judgments of U.S. courts predicated upon civil liabilities and criminal penalties against our directors and officers located outside of the U.S.

The PRC government has the ability to exercise significant influence and control over our operations in China.

In recent years, the PRC government has implemented measures for economic reform, the reduction of state ownership of productive assets and the establishment of corporate governance practices in business enterprises. However, many productive assets in China are still owned by the PRC government. In addition, the government continues to play a significant role in regulating industrial development by imposing business regulations. It also exercises significant control over the country’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

There can be no assurance that China’s economic, political or legal systems will not develop in a way that becomes detrimental to our business, results of operations and financial condition. Our activities may be materially and adversely affected by changes in China’s economic and social conditions and by changes in the policies of the government, such as measures to control inflation, changes in the rates or method of taxation and the imposition of additional restrictions on currency conversion.

Additional factors that we may experience in connection with having operations in China that may adversely affect our business and results of operations include:

•	our inability to enforce or obtain a remedy under any material agreements;
•	PRC restrictions on foreign investment that could impair our ability to conduct our business or acquire or contract with other entities in the future;
•	restrictions on currency exchange that may limit our ability to use cash flow most effectively or to repatriate our investment;
•	fluctuations in currency values;
•	cultural, language and managerial differences that may reduce our overall performance; and
•	political instability in China.

Cultural, language and managerial differences may adversely affect our overall performance.

We have experienced difficulties in assimilating cultural, language and managerial differences with our subsidiaries in China. Personnel issues have developed in consolidating management teams from different cultural backgrounds. In addition, language translation issues from time to time have caused miscommunications. These factors make the management of our operations in China more difficult. Difficulties in coordinating the efforts of our U.S.-based management team with our China-based management team may cause our business, operating results and financial condition to be materially and adversely affected.

We may not be able to enforce our rights in China.

China’s legal and judicial system may negatively impact foreign investors. The legal system in China is evolving rapidly, and enforcement of laws is inconsistent. It may be impossible to obtain swift and equitable enforcement of laws or enforcement of the judgment of one court by a court of another jurisdiction. China’s legal system is based on civil law or written statutes and a decision by one judge does not set a legal precedent that must be followed by judges in other cases. In addition, the interpretation of Chinese laws may vary to reflect domestic political changes.

There are substantial uncertainties regarding the interpretation and application to our business of PRC laws and regulations, since many of the rules and regulations that companies face in China are not made public. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that apply to future businesses may be applied retroactively to existing businesses. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The laws of China are likely to govern many of our material agreements, including, without limitation the Joint Venture Agreement. We cannot assure you that we will be able to enforce our interests or our material agreements or that expected remedies will be available. The inability to enforce or obtain a remedy under any of our future agreements may have a material adverse impact on our operations.

Our businesses in China are subject to government regulation that limit or prohibit direct foreign investment, limiting our ability to control these businesses, as well as our ability to pursue new ventures and expand further into the Chinese market.

The PRC government has imposed regulations in various industries, including medical research and the stem cell business, that limit foreign investors’ equity ownership or prohibit foreign investments altogether in companies that operate in such industries. As a result, our ability to control our existing China-based businesses as well as pursue new ventures and expand further into the Chinese market may be limited.

If new laws or regulations or policies forbid foreign investment in industries in which we want to expand or complete a business combination, they could severely impair our ability to grow our business. Additionally, if the relevant Chinese authorities find us or such business combination to be in violation of any laws or regulations, they would have broad discretion in dealing with such violation, including, without limitation: (i) levying fines; (ii) revoking our business and other licenses; (iii) requiring that we restructure our ownership or operations; and (iv) requiring that we discontinue any portion or all of our business. Accordingly, any of these regulations or violations could have a material adverse effect on our business, operating results and financial condition.

The import into China or export from China of technology relating to stem cell therapy may be prohibited or restricted.

The Chinese Ministry of Commerce, or MOFCOM, and Ministry of Science and Technology of China, or MOST, jointly publish the Catalogue of Technologies the Export of which from China is Prohibited or Restricted, and the Catalogue of Technologies the Import of which into China Prohibited or Restricted. Stem cell-related technologies are not listed in the current versions of these catalogues, and therefore their import or export should not be forbidden or require the approval of MOFCOM and MOST. However, these catalogues are subject to revision and, as the PRC authorities develop policies concerning stem cell technologies, it is possible that the categories would be amended or updated should the PRC government want to regulate the export or import of stem cell related technologies to protect material state interests or for other reasons. Should the catalogues be updated so as to bring any activities of the planned stem cell processing, storage and manufacturing operation in Beijing and related research and development activities under their purview, any such limitations or restrictions imposed on the operations and related activities could materially and adversely affect our business, financial condition and results of operations.

The PRC government does not permit direct foreign investment in stem cell research and development businesses. Accordingly, we operate these businesses through local companies with which we have contractual relationships but in which we do not have controlling equity ownership.

PRC regulations prevent foreign companies from directly engaging in stem cell-related research, development and commercial applications in China. Therefore, to perform these activities, we operate our current stem cell-related business in China through domestic variable interest entities, or VIEs: Tianjin Niou Bio-Technology Ltd., or Tianjin Neo Bio-Technology, and Beijing Ruijieao Bio-Technology Ltd., or Beijing Ruijieao, each a Chinese domestic company controlled by the Chinese employees of NeoStem (China), Inc., our wholly foreign-owned entity, or the WFOE, through various business agreements, referred to, collectively, as the VIE documents. Tianjin Neo-Biotechnology conducts operations formerly conducted by another Company VIE, Qingdao Neo Biotechnology. We control these companies and operate these businesses through contractual arrangements with the companies and their individual owners, but we have no direct equity ownership or control over these companies. Our contractual arrangements may not be as effective in providing control over these entities as direct ownership. For example, the VIEs could fail to take actions required for our business or fail to conduct business in the manner we desire despite their contractual obligation to do so. These companies are able to transact business with parties not affiliated with us. If these companies fail to perform under their agreements with us, we may have to rely on legal remedies under PRC law, which may not be effective. In addition, we cannot be certain that the individual equity owners of the VIEs would always act in our best interests, especially if they have no other relationship with us.

Although other foreign companies have used WFOEs and VIE structures similar to ours and such arrangements are not uncommon in connection with business operations of foreign companies in China in industry sectors in which foreign direct investments are limited or prohibited, recently there has been greater scrutiny by the business community of the VIE structure and, additionally, the application of a VIE structure to control companies in a sector in which foreign direct investment is specifically prohibited carries increased risks.

For example, if our structure is deemed in violation of PRC law, the PRC government could revoke the business license of the WFOE, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our business, corporate structure or operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us. We may also encounter difficulties in enforcing related contracts. Any of these events could materially and adversely affect our business, operating results and financial condition.

Due to the relationship between the WFOE and the VIEs, the PRC tax authorities may challenge our VIE structure, including the transfer prices used for related party transactions among our entities in China.

Substantially all profits generated from the VIEs will be paid to the WFOE in China through related party transactions under contractual agreements. We believe that the terms of these contractual agreements are in compliance with the laws in China. However, the tax authorities in China have not examined these contractual agreements. Due to the uncertainties surrounding the interpretation of the transfer pricing rules relating to related party transactions in China, it is possible that the tax authorities in China could challenge the transfer prices that we will use for related party transactions among our entities in China and this could increase our tax liabilities and diminish the profitability of our business in China, which would materially and adversely affect our operating results and financial condition.

We expect to rely, in part, on dividends paid by our WFOE and/or Erye to supply cash flow for our U.S. business, and statutory or contractual restrictions may limit their ability to pay dividends to us.

We expect to rely partly on dividends paid to us by the WFOE under the contracts with the VIEs, and under the Joint Venture Agreement, attributable to our 51% ownership interest in Erye, to meet our future cash needs. However, there can be no assurance that the WFOE in China will receive payments uninterrupted or at all as arranged under the contracts with the VIEs. In addition, pursuant to the Joint Venture Agreement that governs the ownership and management of Erye, for the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement became effective distributions are made as follows:

(i) 49% of undistributed profits (after tax) will be distributed to EET and loaned back to Erye for use in connection with its construction of the new Erye facility; (ii) 45% of the net profit after tax will be provided to Erye as part of the new facility construction fund, which will be characterized as paid-in capital for our 51% interest in Erye; and (iii) only 6% of the net profit will be distributed to us directly for our operating expenses.

The payment of dividends by entities organized under PRC law to non-PRC entities is subject to limitations. Regulations in the PRC currently permit payment of dividends by our WFOE and Erye only out of accumulated distributable earnings, if any, as determined in accordance with accounting standards and regulations in China. Moreover, our WFOE and Erye are required to appropriate from PRC GAAP profit after tax to other non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits (i.e., 50% of the registered capital of relevant company), the general reserve fund requires annual appropriation at 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end); the appropriation to the other funds are at the discretion of WFOE and Erye. In addition, if Erye incurs additional debt on its own behalf to finance the building of the new facility in the future, the instruments governing the debt may restrict Erye’s or the joint venture’s ability to pay dividends or make other distributions to us. This may diminish the cash flow we receive from Erye’s operations, which would have a material adverse effect on our business, operating results and financial condition.

Restrictions on currency exchange may limit our ability to utilize our cash flow effectively.

Our interests in China will be subject to China’s rules and regulations on currency conversion. In particular, the initial capitalization and operating expenses of the VIEs are funded by our WFOE. In China, the State Administration for Foreign Exchange, or the SAFE, regulates the conversion of the Chinese Renminbi into foreign currencies and the conversion of foreign currencies into Chinese Renminbi. Currently, foreign investment enterprises are required to apply to the SAFE for Foreign Exchange Registration Certificates, or IC Cards of Enterprises with Foreign Investment. Foreign investment enterprises holding such registration certificates, which must be renewed annually, are allowed to open foreign currency accounts including a “basic account” and “capital account.” Currency translation within the scope of the “basic account,” such as remittance of foreign currencies for payment of dividends, can be effected without requiring the approval of the SAFE. However, conversion of currency in the “capital account,” including capital items such as direct investments, loans, and securities, require approval of the SAFE. According to the Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues Concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises promulgated on August 29, 2008, or the SAFE Notice 142, to apply to a bank for settlement of foreign currency capital, a foreign invested enterprise shall submit the documents certifying the uses of the RMB funds from the settlement of foreign currency capital and a detailed checklist on use of the RMB funds from the last settlement of foreign currency capital. It is stipulated that only if the funds for the settlement of foreign currency capital are of an amount not more than US$50,000 and are to be used for enterprise reserve, the above documents may be exempted by the bank. This SAFE Notice 142, along with the recent practice of Chinese banks of restricting foreign currency conversion for fear of “hot money” going into China, limits and may continue to limit our ability to channel funds to the VIE entities for their operation. There can be no assurance that the PRC regulatory authorities will not impose further restrictions on the convertibility of the Chinese currency. Future restrictions on currency exchanges may limit our ability to use our cash flow for the distribution of dividends to our stockholders or to fund operations we may have outside of China, which could materially adversely affect our business and operating results.

Fluctuations in the value of the Renminbi relative to the U.S. dollar could affect our operating results.

We prepare our financial statements in U.S. dollars, while our underlying businesses operate in two currencies, U.S. dollars and Chinese Renminbi. It is anticipated that our Chinese operations will conduct their operations primarily in Renminbi and our U.S. operations will conduct their operations in dollars. At the present time, we do not expect to have significant cross currency transactions that will be at risk to foreign currency exchange rates. Nevertheless, the conversion of financial information using a functional currency of Renminbi will be subject to risks related to foreign currency exchange rate fluctuations. The value of

Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions and supply and demand in local markets. As we have significant operations in China, and will rely principally on revenues earned in China, any significant revaluation of the Renminbi could materially and adversely affect our financial results. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations.

Beginning in July of 2005, the PRC government changed its policy of pegging the value of Renminbi to the U.S. dollar. Under the new policy, the value of the Renminbi has fluctuated within a narrow and managed band against a basket of certain foreign currencies. However, the Chinese government has come under increasing U.S. and international pressure to revalue the Renminbi or to permit it to trade in a wider band, which many observers believe would lead to substantial appreciation of the Renminbi against the U.S. dollar and other major currencies. There can be no assurance that Renminbi will be stable against the U.S. dollar. On June 19, 2010 the central bank of China announced that it will gradually modify its monetary policy and make the Renminbi’s exchange rate more flexible and allow the Renminbi to appreciate in value in line with its economic strength.

If China imposes economic restrictions to reduce inflation, future economic growth in China could be severely curtailed, reducing the profitability of our operations in China.

Rapid economic growth can lead to growth in the supply of money and rising inflation. If prices for any products or services in China are unable, for any reason, to increase at a rate that is sufficient to compensate for any increase in the costs of supplies, materials or labor, it may have an adverse effect on the profitability of Erye and our stem cell activities in China would be adversely affected. In order to control inflation in the past, China has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending and could adopt additional measures to further combat inflation. Such measures could harm the economy generally and hurt our business by (i) limiting the income of our customers available to spend on our products and services, (ii) forcing us to lower our profit margins, and (iii) limiting our ability to obtain credit or other financing to pursue our expansion plans or maintain our business. We cannot predict with any certainty the degree to which our business will be adversely affected by slower economic growth in China.

Erye’s manufacturing operations in China may be adversely affected by changes in PRC government policies regarding ownership of assets and allocation of resources to various industries and companies.

While the PRC government has implemented economic and market reforms, a substantial portion of productive assets in China are still owned by the PRC government. The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency and providing preferential treatment to particular industries or companies. Should the PRC government change its policies regarding economic growth and private ownership of manufacturing and other assets of Erye, we may be unable to execute our business plan, we may lose rights to certain business assets and our business, operating results and financial condition may be materially harmed.

If there are any adverse public health developments in China, our business and operations may be disrupted and medical tourism in China may decline, which could delay the launch of our stem cell therapies in China.

Any prolonged occurrence of avian flu, severe acute respiratory syndrome, or SARS, or other adverse public health developments in China or other regions where we operate could disrupt our business and have a material adverse effect on our business and operating results. These could include the ability of our personnel to travel or to promote our services within China or in other regions where we operate, as well as temporary closure of our facilities.

Any closures or travel or other operational restrictions would severely disrupt our business operations and adversely affect our results of operations.

If the anticipated growth of medical tourism in China does not occur, or if fewer people travel abroad for the purpose of cosmetic or medical therapies for any reason, including limitations imposed by governmental authorities, we may not achieve our revenue and profit expectations.

One part of our business plan involves launching innovative, safe, and effective cell therapies in China that have not yet been approved in the U.S., to generate sales revenues in advance of obtaining U.S. regulatory approvals. Different countries have different regulatory requirements and pathways resulting in the availability of therapeutics in one market prior to another. This phenomenon has led to the growth of an industry called “medical tourism” where patients travel to foreign locations and receive treatments that have not yet been approved in their home countries.

If the anticipated growth of medical tourism in China does not occur, or if fewer people travel abroad for the purpose of cosmetic or medical therapies for any reason, including limitations imposed by governmental authorities, we may not achieve our revenue and profit expectations. Any setbacks to the implementation of our business plan could materially and adversely affect our business, operating results and financial condition.

China is a developing nation governed by a one-party communist government and susceptible to political, economic, and social upheaval that could disrupt the economy.

China is a developing country governed by a one-party government. China is also a country with an extremely large population, wide income gaps between rich and poor and between urban and rural residents, minority ethnic and religious populations, and growing access to information about the different social, economic, and political systems found in other countries. China has also experienced extremely rapid economic growth over the last decade, and its legal and regulatory systems have had to change rapidly to accommodate this growth. If China experiences political or economic upheaval, labor disruptions or other organized protests, nationalization of private businesses, civil strife, strikes, acts of war and insurrections, this may disrupt China’s economy and could materially and adversely affect our financial performance.

If political relations between China and the U.S. deteriorate, our business in China may be materially and adversely affected.

The relationship between China and the U.S. is subject to periodic tension. Relations may also be compromised if the U.S. becomes a more active advocate of Taiwan or if either government pressures the other regarding its monetary, economic or social policies. Changes in political conditions in China and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations or financial condition. In addition, because of our involvement in the Chinese market, any deterioration in political relations might cause a public perception in the U.S. or elsewhere that might cause the goods or services we may offer to become less attractive. If any of these events were to occur, it could materially and adversely affect our business, operating results and financial condition.

China’s State Food and Drug Administration’s regulations may limit our ability to develop, license, manufacture and market our products and services.

Some or all of our operations in China will be subject to oversight and regulation by the PRC’s State Food and Drug Administration (“SFDA”). Government regulations, among other things, cover the inspection of and controls over testing, manufacturing, safety and environmental considerations, efficacy, labeling, advertising, promotion, record keeping and sale and distribution of pharmaceutical products. Such government regulations may increase our costs and prevent or delay the licensing, manufacturing and marketing of any of our products or services. In the event we seek to license, manufacture, sell or distribute new products or services, we likely will need approvals from certain government agencies such as the SFDA. The future growth and profitability of any operations in China would be contingent on obtaining the requisite approvals. There can be no assurance that we will obtain such approvals.

In 2004, the SFDA implemented new guidelines for the licensing of pharmaceutical products. All existing manufacturers with licenses were required to apply for the Good Manufacturing Practices, or cGMP, certifications. Erye has received the requisite certifications. However, should Erye fail to maintain its cGMP certifications or fail to obtain cGMP and other certifications for its new production facilities, this would have a material adverse effect on Erye’s and our business, results of operations and financial condition.

In addition, delays, product recalls or failures to receive approval may be encountered based upon additional government regulation, legislative changes, administrative action or changes in governmental policy and interpretation applicable to the Chinese pharmaceutical industry. Our pharmaceutical activities also may subject us to government regulations with respect to product prices and other marketing and promotional related activities. Government regulations may substantially increase our costs for developing, licensing, manufacturing and marketing any products or services, which could have a material adverse effect on our business, operating results and financial condition.

The SFDA and other regulatory authorities in China have implemented a series of new punitive and stringent measures regarding the pharmaceuticals industry to redress certain past misconducts in the industry and certain deficiencies in public health reform policies. Given the nature and extent of such new enforcement measures, the aggressive manner in which such enforcement is being conducted and the fact that newly-constituted local level branches are encouraged to issue such punishments and fines, there is the possibility of large scale and significant penalties being levied on manufacturers. These new measures may include fines, restriction and suspension of operations and marketing and other unspecified penalties. This new regulatory environment has added significantly to the risks of our businesses in China and may have a material adverse effect on our business, operating results and financial condition.

Changes to PRC policies regarding drug pricing may have a material adverse effect on Erye’s and our results of operations and financial condition.

Erye’s financial performance is heavily dependent on government pricing policies and procedures, which are subject to change. The Rules on Introduction of Suzhou’s Local Enterprises Produced Drugs into Suzhou’s Local Medical Insurance Drugs Catalogue, which was promulgated in 2006, may soon cease to be effective. The cancellation of such Rules would reduce Erye’s sales and profits by an estimated $2 million and $1 million, respectively, calculated based on Erye’s sales and profits for 2010. On March 2, 2011, the National Development and Reform Commission issued price cuts for drugs covered by national medical insurance which greatly influences two of Erye’s drugs. It is anticipated that the price of Piperacillin Sodium Sulbactum Sodium will decrease by 50% and the price of Ligustrazine Phosphate will be cut by 75%. In 2010 Piperacillin Sodium Sulbactum Sodium accounted for approximately 3% of sales and Ligustrazine Phosphate accounted for approximately 2.5% of sales.

Erye’s production will be concentrated in two production lines and Erye will be operating in a new facility.

Erye began transferring its operations to its new manufacturing facility in January 2010. The relocation is continuing as the new production lines are completed and receive cGMP certification through 2011. In January 2010, Suzhou Erye received notification that the SFDA has approved Suzhou Erye’s application for cGMP certification to manufacture solvent crystallization sterile penicillin and freeze dried raw sterile penicillin at the new facility, which provides 50% and 100% greater manufacturing capacity, respectively, than its original facility. In June 2010, Suzhou Erye passed the government inspection by the SFDA to manufacture penicillin and cephalosporin powder for injection at the new facility. In May 2011, Suzhou Erye received cGMP production certification for freeze dried powder for injection issued by SFDA at the new facility. The facility is fully operational with respect to these lines. The combined production lines now certified by the SFDA were responsible for approximately 99% of Erye’s 2010 revenues with two of them responsible for over 90% of Erye’s 2010 revenues. Any interruptions in production with respect to those lines at the new facility will have a material adverse effect on Erye’s business and ours. There are inherent problems in commencing operations at any new production facility. If Erye encounters operational difficulties in commencing production at its new facility, it could have a material adverse effect on Erye’s business and ours.

As a result of Erye’s relocation to a new manufacturing facility, Erye may experience certain delays and disruptions in its manufacturing operations which could adversely affect our business.

Erye has built a new production facility for purposes of manufacturing its products and relocated substantially all of its manufacturing operations from its existing facility to the new facility. The new facility is expected to be fully operational in 2011. As a result of this relocation, Erye has and may continue to experience certain delays and disruptions in its manufacturing operations which may adversely impact our business.

In China, we may conduct research and development activities related to cell therapy in cooperation with a domestic Chinese company. If these activities are regarded by PRC government authorities as “human genetic resources research and development activities,” additional approvals by PRC government authorities will be required.

Our research and development activities in cell therapy in China may be conducted in cooperation with Beijing Ruijieao Biotechnology Ltd. Pursuant to the Interim Measures for the Administration of Human Genetic Resources, or the Measures, that took effect on June 10, 1998, China maintains a reporting and registration system on important pedigrees and genetic resources in specified regions. All entities and individuals involved in sampling, collecting, researching, developing, trading or exporting human genetic resources or taking such resources outside China must abide by the Measures. “Human genetic resources” refers to genetic materials such as human organs, tissues, cells, blood specimens, preparations or any type of recombinant DNA constructs, which contain human genome, genes or gene products as well as to the information related to such genetic materials.

It is possible that our research and development activities conducted by the Lab in cooperation with us in China may be regarded by PRC government authorities as human genetic resources research and development activities, and thus will be subject to approval by PRC government authorities. The sharing of patents or other corresponding intellectual property rights derived from such research and development operations is also subject to various restrictions and approval requirements established under the Measures.

With regard to the ownership of intellectual property rights derived from human genetic resources research and development, the Measures provide that the China-based research and development institution shall have priority access to information about the human genetic resources within China, particularly the important pedigrees and genetic resources in the specified regions and the relevant data, information and specimens and any transfer of such human genetic resources to other institutions shall be prohibited without obtaining corresponding approval from the Human Genetic Resource Administration Office of China, among other governmental authorities or agencies. No foreign collaborating institution or individual that has access to the above-mentioned information may publicize, publish, apply for patent rights or disclose it by any other means without obtaining government approval. In a collaborative research and development project involving human genetic resources of China between any Chinese and foreign institutions, intellectual property rights shall be allocated according to the following principles: (i) patent rights shall be jointly applied for by both parties and the resulting patent rights shall be owned by both parties if an achievement resulting from the collaboration is patentable; (ii) either party has the right to exploit such patent separately or jointly in its own country, subject to the terms of the collaboration; however, the transfer of such patent to any third party or authorizing any third party to implement such patent shall be carried out upon agreement of both parties, and the benefits obtained thereof shall be shared in accordance with their respective contributions; and (iii) the right of utilizing, transferring and sharing any other scientific achievement resulted from the collaboration shall be specified in the collaborative contract or agreement signed by both parties. Both parties are equally entitled to make use of the achievement which is not specified in the collaborative contract or agreement; however, the transfer of such achievement to any third party shall be carried out upon agreement of both parties, and the benefits obtained thereof shall be shared in accordance with their respective contributions.

If the research and development operations conducted by the Lab in cooperation with us in China are regarded by PRC government authorities as human genetic resources research and development activities, we may be required to obtain approval from PRC governmental authorities to continue such operations and the Measures may adversely affect our rights to intellectual property developed from such operations. Our inability to access intellectual property, or our inability to obtain required approvals on a timely basis, or at all, could materially and adversely affect our operations in China, and our operating results and financial condition.

Erye has lost certain preferential tax concessions, which will cause its tax liabilities to increase and profitability to decline.

The National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, or the EIT Law, that went into effect on January 1, 2008. Domestic-invested enterprises and foreign-invested entities now are subject to enterprise income tax at a uniform rate of 25% unless they qualify for limited exceptions.

During the transition period for enterprises established before March 16, 2007, the tax rate is subject to a gradual increase which started in 2008 and will be equal to the new tax rate in 2011 or 2012. As a result, Erye has lost its preferential tax rates.

Because of the EIT Law, the tax liabilities of Erye have increased. Any future increase in the enterprise income tax rate applicable to Erye or other adverse tax treatments could increase Erye’s tax liabilities and reduce its net income, which could have a material adverse effect on Erye’s and our results of operations and financial condition.

Foreign-invested enterprises in China will be subject to city maintenance and construction tax and education expenses surtax starting from December 1, 2010.

According to relevant tax rules in China, foreign-invested enterprises (e.g., WFOE) were not subject to city maintenance and construction tax and education expenses surtax in the past; however, the State Council of PRC issued the Notice regarding Unifying Rules of City Maintenance and Construction Tax and Education Expenses Surtax Applicable to Foreign-invested Enterprises and Domestic Enterprises and Individuals (Guo Fa (2010) 35) on October 18, 2010, or the State Council Notice No. 35. According to the State Council Notice No. 35, starting from December 1, 2010, the Interim Measures on City Maintenance and Construction Tax promulgated by the State Council in the year of 1985 and the Interim Rules on Levying Education Expenses Surtax promulgated by the State Council in the year of 1986, and relevant rules, measures promulgated thereafter shall also apply to foreign-invested enterprises, foreign enterprises and foreign individuals. Accordingly, foreign-invested enterprises will be subject to city maintenance and construction tax and education expenses surtax starting from December 1, 2010 (Erye was already subject to such taxes). Both city maintenance and construction tax and education expense surtax are levied based on the value-added tax, consumer tax and business tax actually paid by the tax payer, depending on location of the tax payer, the tax rate of city maintenance and construction tax applicable could be 7%, 5% or 1%, and the tax rate of education expense surtax applicable is currently 3%.

Because of the State Council Notice No. 35, we expect that the tax liabilities of WFOE will increase, which could have a material adverse effect on our results of operations and financial condition.

Some of the laws and regulations governing our business in China are vague and subject to risks of interpretation.

Some of the PRC laws and regulations governing our business operations in China are vague and their official interpretation and enforcement may involve substantial uncertainty. These include, but are not limited to, laws and regulations governing our business and the enforcement and performance of our contractual arrangements in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. Despite their uncertainty, we will be required to comply.

New laws and regulations that affect existing and proposed businesses may be applied retroactively. Accordingly, the effectiveness of newly enacted laws, regulations or amendments may not be clear. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

In addition, pursuant to China’s Administrative Measures on the Foreign Investment in Commercial Sector, foreign enterprises are permitted to establish or invest in wholly foreign-owned enterprises or joint ventures that engage in wholesale or retail sales of pharmaceuticals in China subject to the implementation of relevant regulations. However, no specific regulations in this regard have been promulgated to date, which creates uncertainty. If specific regulations are not promulgated, or if any promulgated regulations contain clauses that cause an adverse impact to our operations in China, then our business, operating results and financial condition could be materially and adversely affected.

The laws and regulations governing the therapeutic use of stem cells in China are evolving. New PRC laws and regulations may impose conditions or requirements with which could materially and adversely affect our business.

As the stem cell therapy industry is at an early stage of development in China, new laws and regulations may be adopted in the future to address new issues that arise from time to time. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future

PRC laws and regulations applicable to the stem cell therapy industry. There is no way to predict the content or scope of future Chinese stem cell regulation. There can be no assurance that the PRC government authorities will not issue new laws or regulations that impose conditions or requirements with which we cannot comply. Noncompliance could materially and adversely affect our business, results of operations and financial condition.

We may be subject to fines and legal sanctions imposed by the SAFE or other PRC government authorities if we or our PRC employees fail to comply with recent PRC regulations relating to employee stock options granted by offshore listed companies to PRC citizens.

On April 6, 2007, the SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company,” referred to as Circular 78. It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from the SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with the SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. The 2009 Non-U.S. Plan authorizes the grant of certain equity awards to our officers, directors and employees, some of whom are PRC citizens. Circular 78 may require our officers, directors and employees who receive option grants and are PRC citizens to register with the SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our officers, directors and employees through equity compensation would be hindered and our business operations may be adversely affected.

Failure to comply with the U.S. Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the U.S. Foreign Corrupt Practices Act, which generally prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. There can be no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO NEOSTEM SECURITIES

The market price and trading volume of NeoStem Common Stock has been and may continue to be volatile and issuances of large amounts of shares of NeoStem Common Stock could cause the market price of the NeoStem Common Stock to decline.

As of August 17, 2011, 98,232,590 shares of NeoStem Common Stock were outstanding. From January 1, 2011 through August 17, 2011, NeoStem Common Stock traded as low as $0.60 and as high as $2.10. In 2010, NeoStem Common Stock traded as low as $1.10 and as high as $3.50, and in 2009 traded as low as $0.43 and as high as $2.72. In addition to our low stock trading volume, some of the other factors contributing to our stock’s price volatility include the issuance of a significant number of shares of NeoStem Common Stock or securities convertible into NeoStem Common Stock in a short period of time, announcements of government regulation, new products or services introduced by us or by our competition, healthcare legislation, trends in health insurance, litigation, fluctuations in operating results, our success in commercializing our business, market conditions for healthcare stocks in general as well as economic recession. We cannot assure you that the market price of our shares of common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our shares of common stock include those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and in the information incorporated and deemed to be incorporated by reference herein.

Management will have broad discretion as to the use of the proceeds from our recent underwritten offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from our recent July 2011 Underwritten Offering of NeoStem Common Stock and warrants, and could spend the proceeds in ways that do not improve our results of operations or enhance the value of the NeoStem Common Stock. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates and cause the price of the NeoStem Common Stock to decline.

Holders of NeoStem Common Stock will experience dilution upon the issuance of common stock upon the conversion or in connection with redemption or dividend payments under our Series E Preferred Shares, if we issue additional equity securities in future fundraising transactions, if the Amorcyte Merger is consummated and if shares of our common stock underlying our significant number of outstanding warrants are purchased by the holders thereof.

The issuance of NeoStem Common Stock as mandatory redemption payments, dividend payments or upon conversion of some or all of our Series E Preferred Shares (as of August 17, 2011 convertible into an aggregate of 5,132,370 shares of NeoStem Common Stock) issued in November 2010 will dilute the ownership interests of our existing holders of shares of NeoStem Common Stock. We have, and expect to continue to make almost all of the mandatory redemption payments under the terms of the Series E Preferred Shares in shares of NeoStem Common Stock. Although the dollar amount of such redemption payments are known, the number of shares to be issued in connection with such redemption payments will fluctuate based on our stock price. Any sales or perceived sales in the public market of our shares of NeoStem Common Stock issuable upon such mandatory redemption payments or upon conversion could adversely affect prevailing market prices of shares of NeoStem Common Stock. The issuance of NeoStem Common Stock upon conversion of the Series E Preferred Shares or upon such redemption payments may also have the effect of reducing our net income per share. In addition, the existence of the Series E Preferred Shares may encourage short selling by market participants because the conversion of the Series E Preferred Shares or the existence of the redemption payments could depress the market price of the NeoStem Common Stock. The number of shares issuable upon conversion of the Series E Preferred Shares will be subject to weighted average antidilution adjustment. Additionally, pursuant to the Amorcyte Merger we may issue up to 12,795,059 shares of NeoStem Common Stock (including up to 4,092,768 Contingent Shares and warrants to purchase up to 1,881,008 shares of NeoStem Common Stock).

If in the future we issue additional NeoStem Common Stock, or securities convertible into or exchangeable or exercisable for NeoStem Common Stock, our stockholders will experience additional dilution, and any such issuances may result in downward pressure on the price of the NeoStem Common Stock.

In addition, we have a significant number of outstanding securities convertible into, or allowing the purchase of NeoStem Common Stock.

Investors will be subject to increased dilution upon conversion of our outstanding Series B preferred stock and upon the exercise of outstanding stock options and warrants. There were 98,232,590 shares of NeoStem Common Stock outstanding as of August 17, 2011. As of that date, Series B preferred stock outstanding could be converted into 10,000 shares of NeoStem Common Stock and stock options and warrants outstanding represented an additional 54,470,909 shares of NeoStem Common Stock that could be issued in the future. The number of shares issuable upon exercise of warrants issued with the Series E Preferred Stock are subject to weighted average antidilution adjustment. Most of the outstanding shares of NeoStem Common Stock, as well as the vast majority of the shares of NeoStem Common Stock that may be issued under our outstanding options and warrants, are not restricted from trading or have the contractual right to be registered. Also, the issuance of additional shares as a result of such conversion or purchase, or their subsequent sale, could adversely affect the price of the NeoStem Common Stock.

Any significant increase in the number of shares offered for sale could cause the supply of NeoStem Common Stock available for purchase in the market to exceed the purchase demand for NeoStem Common Stock. Such supply in excess of demand could cause the market price of the NeoStem Common Stock to decline.

Future sales of a significant number of shares of NeoStem Common Stock in the public markets, or the perception that such sales could occur, could depress the market price of shares of NeoStem Common Stock.

Sales of a substantial number of shares of NeoStem Common Stock in the public markets, or the perception that such sales could occur, could depress the market price of the NeoStem Common Stock and impair our ability to raise capital through the sale of additional equity securities. It is anticipated that the purchasers of the Series E Preferred Shares will be selling shares of NeoStem Common Stock issued to them as mandatory redemption shares on each mandatory redemption date. A substantial number of shares of NeoStem Common Stock are issuable in connection with the Amorcyte Merger and we cannot predict if and when the receipients of the merger consideration may sell such shares of NeoStem Common Stock in the public markets. We cannot predict the number of these shares that might be sold nor the effect that future sales of shares of NeoStem Common Stock would have on the market price of the NeoStem Common Stock.

We have never paid dividends on the NeoStem Common Stock and we do not anticipate paying any cash dividends on the NeoStem Common Stock in the foreseeable future.

We have never declared or paid cash dividends on the NeoStem Common Stock. We do not anticipate paying any cash dividends on NeoStem Common Stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of NeoStem Common Stock stock will be our stockholders’ sole source of gain for the foreseeable future.

There is no public market for the warrants to purchase NeoStem Common Stock that will be issued in connection with the Amorcyte Merger.

There is no established public trading market for the warrants to be issued in connection with the Amorcyte Merger pursuant to the Agreement and Plan of Merger, and we do not expect a market to develop. In addition, we do not intend to apply for listing the warrants on any national securities exchange, including NYSE Amex. Without an active market, the liquidity of the warrants will be limited.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We had concluded that we did not have effective internal control over financial reporting as of December 31, 2010 as a result of a material weakness in our accounting for share-based payment arrangements, which the Company concluded was fully remediated as of March 31, 2011. However, if we fail to maintain the adequacy of internal control over our financial reporting, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, as such standards are modified, supplemented or amended from time to time.

As a private company, PCT was not (and Amorcyte is not) subject to the requirements of Section 404 of the Sarbanes-Oxley Act. Now that the PCT Merger has been consummated (and upon consummation of the proposed Amorcyte Merger), we expect to devote management time and other resources to ensure that the combined company complies with the requirements of Section 404. During the course of testing our disclosure controls and procedures and internal control over financial reporting, we may identify and disclose material weaknesses or significant deficiencies in internal control over financial reporting (which may or may not be related to PCT or Amorcyte) that will have to be remedied. Implementing any appropriate changes to our internal control may require specific compliance training of our directors, officers and employees, entail substantial costs in order to modify our existing accounting systems, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal control over financial reporting, and any failure to maintain that adequacy or inability to produce accurate financial statements on a timely basis could result in our financial statements being unreliable, increase our operating costs and materially impair our ability to operate our business.

Failure to achieve and maintain effective internal control over financial reporting could result in a loss of investor confidence in our financial reports and could have a material adverse effect on our stock price. Additionally, failure to maintain effective internal control over our financial reporting could result in government investigation or sanctions by regulatory authorities.

Actual and beneficial ownership of large quantities of NeoStem Common Stock by our executive officers and directors may substantially reduce the influence of other stockholders.

As of August 17, 2011, our executive officers and directors collectively owned 32,622,363 shares of NeoStem Common Stock, representing approximately 33.2% of the outstanding NeoStem Common Stock. As of such date, our executive officers and directors collectively beneficially owned 44,114,830 shares of NeoStem Common Stock. These beneficial holdings represent approximately 40.2% of the NeoStem Common Stock. As a result, such persons may have the ability to exercise enhanced control over the approval process for actions that require stockholder approval, including: the election of our directors and the approval of mergers, sales of assets or other significant corporate transactions or other matters submitted for stockholder approval. Because of the beneficial ownership position of these persons, other stockholders may have less influence over matters submitted for stockholder approval. Furthermore, at certain times the interests of our substantial stockholders may conflict with the interests of our other stockholders.

Some of our directors and officers have positions of responsibility with other entities, and therefore have loyalties and fiduciary obligations to both our company and such other entities. These dual positions subject such persons to conflicts of interest in related party transactions which may cause such related party transactions to have consequences to our company that are less favorable than those which we could have attained in comparable transactions with unaffiliated entities.

Eric H.C. Wei, a member of our Board of Directors, is also the Managing Partner of RimAsia Capital Partners, L.P., or RimAsia. RimAsia, a substantial stockholder of our company, beneficially owns approximately 25.9% of the NeoStem Common Stock as of August 17, 2011. Mr. Shi Mingsheng (the Chairman of the Board of Erye, and who became a director of our company in March 2010) and Madam Zhang Jian (our Vice President of Pharmaceutical Operations and the General Manager of Erye), together with certain other persons, have shared voting and dispositive power over the shares of NeoStem Common Stock held by Fullbright Finance Limited, or Fullbright. Fullbright is a substantial stockholder of our company, and together with Mr. Shi, and Madam Zhang, beneficially owns approximately 5.2% of the NeoStem Common Stock as of August 17, 2011. These relationships create, or, at a minimum, appear to create potential conflicts of interest when members of our company’s senior management are faced with decisions that could have different implications for our company and the other entities with which our directors or officers are associated.

Although our company has established procedures designed to ensure that material related party transactions are fair to the company, no assurance can be given as to how potentially conflicted board members or officers will evaluate their fiduciary duties to our company and to other entities that they may owe fiduciary duties, respectively, or how such individuals will act in such circumstances. Furthermore, the appearance of conflicts, even if such conflicts ultimately do not harm our company, might adversely affect the public’s perception of our business, as well as its relationship with its existing customers, licensors, licensees and service providers and its ability to enter into new relationships in the future.

We may not have the cash necessary to redeem the Series E Preferred Shares.

We have the obligation to make monthly redemption payments on the Series E Preferred Shares, which mandatory redemption payments may be made at our option in cash or in shares of NeoStem Common Stock at a discounted formula price, except that our right to make payment in shares of NeoStem Common Stock is dependent upon our satisfying certain Equity Conditions (defined in the certificate of designations for the Series E Preferred Stock) and is also subject to certain Dollar Volume Limitations (as defined). If we cannot satisfy the Equity Conditions, or if our trading prices and volume are such that we do not meet the Dollar Volume Limitations necessary for us to be able to make our monthly mandatory redemption payments in stock, we may be forced to make such monthly payments in cash. We may not have sufficient cash resources at the applicable time to make those cash payments, or to make such cash payments in full. Further, any failure to pay any amounts due to the holders of the Series E Preferred Shares, as well as certain other Trigger Events (as defined in the certificate of designations), including without limitation certain change in control transactions, our failure to timely deliver shares, our suspension of trading, and breaches of certain representations, warranties and covenants that are not timely cured, where a cure period is permitted, would permit the holders of our Preferred Shares to compel repurchase of such Series E Preferred Shares at a price per share equal to the sum of the liquidation preference plus accrued dividends plus the then applicable prepayment premium (15%, or 10% if the repurchase occurs more than 12 months after the initial issuance date). If we are required to repurchase the Series E Preferred Shares in cash prior to maturity, no assurance can be given that we would have the cash or financial resources available to us to make such a payment, and such an acceleration could have a material adverse effect on our business and financial condition and may impair our ability to continue in business as a going concern.

The Series E Preferred Shares are senior obligations of ours, and rank prior to the NeoStem Common Stock with respect to dividends, distributions and payments upon liquidation.

The rights of the holders of the Series E Preferred Shares rank senior to the obligations to holders of NeoStem Common Stock. Upon our liquidation, the holders of Series E Preferred Shares are entitled to receive a liquidation preference of $1.00 per share, plus all accrued but unpaid dividends at the rate of 7% per annum prior and in preference to any distribution to the holders of any other class of our equity securities. Further, no dividends can be paid without the consent of the holders of a majority of the outstanding Series E Preferred Shares, and the holders of Series E Preferred Shares, as well as the holders of the warrants being issued to the purchasers of Series E Preferred Shares, have the right to participate in any payment of dividends or other distributions made to the holders of NeoStem Common Stock to the same extent as if they had converted the Series E Preferred Shares or exercised the warrants. The existence of such a senior security could have an adverse effect on the value of the NeoStem Common Stock.

Holders of the Series E Preferred Shares have rights that may restrict our ability to operate our business.

Under the securities purchase agreement pursuant to which the Series E Preferred Shares were sold, we are subject to certain covenants that limit our ability to create new series of preferred stock, other than series junior to the Series E Preferred Shares. We are also limited, with certain exceptions, in our ability and the ability of our subsidiaries (other than Erye) to incur debt and to pledge our assets. Such restrictions may have an adverse effect on our ability to operate our business while the Series E Preferred Shares are outstanding.

The repurchase right in the Series E Preferred Shares triggered by a change in control could discourage a potential acquiror.

The repurchase rights in the Series E Preferred Shares triggered by certain change in control transactions could discourage a potential acquiror. The interests of the holders of the Series E Preferred Shares in deciding to exercise their repurchase right may not align with your interests as a holder of NeoStem Common Stock in potential change of control transactions. The holders of Series E Preferred Shares may exercise their repurchase right which may discourage potential acquirors even in situations where the holders of NeoStem Common Stock may have the opportunity to realize a premium in connection with such change in control transaction.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this joint proxy statement/prospectus, including the risk factors in this section, contains forward-looking statements that involve risks and uncertainties. These statements relate to, among other things, consummation of the Amorcyte Merger, future financial and operating results of the combined company and benefits of the pending Amorcyte Merger. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these terms and other comparable terminology. These statements are only predictions. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including the risks factors described below, elsewhere in this joint proxy statement/prospectus and in NeoStem’s periodic filings with the SEC. Before making a decision regarding the Amorcyte Merger, you should be aware that the occurrence of the events described in these risk factors could harm NeoStem’s business, operating results, and financial condition.

THE NEOSTEM ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the NeoStem Board of Directors for use at the annual meeting of stockholders (the “NeoStem Annual Meeting”) to be held on October 14, 2011, at 11:00 a.m., local time, or at any postponement or adjournment thereof. The meeting will be held at the offices of NeoStem, Inc. located at 420 Lexington Avenue, Suite 450, New York, NY 10170. NeoStem’s telephone number is (212) 584-4180.

These proxy solicitation materials will be mailed on or about September 20, 2011 to all stockholders entitled to vote at the meeting.

Purpose of the NeoStem Annual Meeting

The purpose of the NeoStem Annual Meeting is to consider and vote upon proposals:

1.	To approve the issuance of NeoStem Common Stock and warrants exercisable for NeoStem Common Stock pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of July 13, 2011, as such agreement may be amended from time to time (the “Agreement and Plan of Merger”), by and among NeoStem, Amorcyte, Inc. (“Amorcyte”), Amo Acquisition Company I, Inc., a wholly-owned subsidiary of NeoStem (“Subco”), and Amo Acquisition Company II, LLC, a wholly-owned subsidiary of NeoStem (“Subco II”), pursuant to which Subco will merge with and into Amorcyte, with Amorcyte surviving as a wholly-owned subsidiary of NeoStem (the “Amorcyte Merger”).
2.	To adopt an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to eliminate the classification of the NeoStem Board of Directors so that the terms of all directors expire at the NeoStem Annual Meeting.
3.	If NeoStem Proposal 2 is approved, to elect 7 nominees to the NeoStem Board of Directors, each to serve a one-year term extending until the 2012 annual meeting of NeoStem stockholders. If NeoStem Proposal 2 is not approved, to elect 2 nominees as Class II directors to the NeoStem Board of Directors, each to serve for a three-year term extending until the 2014 annual meeting of NeoStem stockholders.
4.	To approve an amendment to the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”) to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder by 6,000,000 shares.
5.	To ratify the appointment of Grant Thornton LLP as NeoStem’s independent registered public accounting firm for the fiscal year ending December 31, 2011.
6.	To approve the adjournment of the NeoStem Annual Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the NeoStem Annual Meeting to approve the proposals submitted at the NeoStem Annual Meeting.
7.	To transact such other business as may properly come before the NeoStem Annual Meeting or any adjournment or postponement thereof.

Record Date and Outstanding Shares

The close of business on August 17, 2011 has been fixed by the NeoStem Board of Directors as the record date for determination of the stockholders of NeoStem entitled to notice of, and to vote at, the NeoStem Annual Meeting or any postponement or adjournment of the NeoStem Annual Meeting. Holders of record of NeoStem Common Stock and NeoStem Series B Preferred at the close of business on the record date are entitled to notice of, and to vote at, the NeoStem Annual Meeting. As of the record date, there were approximately 1,171 stockholders of record holding an aggregate of 98,232,590 shares of NeoStem Common Stock, and approximately one stockholder of record holding an aggregate of 10,000 shares of NeoStem Series B Preferred.

Stock Ownership of Management and Certain Stockholders

As of August 17, 2011, NeoStem’s executive officers and directors collectively owned 32,622,363 shares of NeoStem Common Stock, representing approximately 33.2% of the outstanding NeoStem Common Stock. As of such date, NeoStem’s executive officers and directors collectively beneficially owned 44,114,830 shares of NeoStem Common Stock. These beneficial holdings represent approximately 40.2% of the NeoStem Common Stock.

Voting Rights and Solicitation of Proxies; Expenses

This solicitation of proxies is made on behalf of the NeoStem Board of Directors and the cost thereof will be borne by NeoStem. Expenses will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the special meeting to beneficial owners of NeoStem Common Stock and NeoStem Series B Preferred. Further solicitation of proxies may be made personally, by email or by telephone by NeoStem’s directors, officers and employees who will not receive additional compensation for the solicitation. NeoStem has engaged Alliance Advisors, a proxy solicitation firm, to provide services as proxy solicitor in connection with this joint proxy statement/prospectus, for a fee of approximately $5,000 plus reasonable and approved expenses. If you need assistance with the voting of your shares you may contact Alliance Advisors toll free at: (877) 777-4575.

Holders of record of NeoStem Common Stock at the close of business on the record date will be entitled to one vote for each share held on each matter submitted to a vote of the stockholders of NeoStem. Holders of record of NeoStem Series B Preferred will be entitled to ten votes per share on each matter submitted to a vote of the stockholders of NeoStem. Shares of NeoStem Common Stock and NeoStem Series B Preferred vote together as one class. Unless the context otherwise requires, all references to NeoStem “stockholders” in this proxy statement refer to holders of NeoStem Common Stock and NeoStem Series B Preferred. Cumulative voting by stockholders is not permitted. The holders of Series E Preferred Shares have no voting rights at the NeoStem Annual Meeting.

Vote Required

Votes required to approve the proposals presented to the NeoStem stockholders are as follows:

(a) The affirmative vote of a majority of the total votes cast in person or by proxy will be required for the approval of each of the following proposals:

•	The issuance of NeoStem securities in connection with the Amorcyte Merger (NeoStem Proposal 1);
•	Approval of the amendment to the 2009 Plan to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder by 6,000,000 shares (NeoStem Proposal 4); and
•	The ratification of the appointment of Grant Thornton LLP as NeoStem’s independent registered public accounting firm for the fiscal year ending December 31, 2011 (NeoStem Proposal 5).

Abstentions and broker “non-votes” with regard to any such proposals are not considered to have been voted on the proposals.

(b) The affirmative vote of the holders of a majority of the voting power outstanding as of the record date will be required for the approval of the amendment to NeoStem’s Amended and Restated Certificate of Incorporation to eliminate the classification of the NeoStem Board of Directors so that the terms of all the directors expire at the NeoStem Annual Meeting (NeoStem Proposal 2).

If you abstain or do not instruct your broker how to vote with respect to this proposal, your abstention or broker non-vote will have the same effect as a vote against this proposal.

(c) Directors will be elected by plurality vote (NeoStem Proposal 3).

There is no right to cumulate votes in the election of directors. Abstentions and broker “non-votes” will not have an effect on the election of directors.

(d) The affirmative vote of the holders of a majority of the shares present at the NeoStem Annual Meeting and entitled to vote will be required to approve an adjournment of the NeoStem Annual Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the NeoStem Annual Meeting to approve the proposals submitted at the NeoStem Annual Meeting (NeoStem Proposal 6).

NeoStem’s stockholders will not have any rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon at the NeoStem Annual Meeting.

Quorum; Abstentions; Broker Non-Votes

A quorum must exist for the transaction of business at the NeoStem Annual Meeting. The presence at the meeting, in person, by remote communication or by proxy, of the holders of a majority of the of the shares of capital stock of NeoStem issued and outstanding and entitled to vote at the NeoStem Annual Meeting, is necessary to constitute a quorum for the transaction of business at the NeoStem Annual Meeting. Abstentions and broker “non-votes” (as defined below) are counted as present and entitled to vote for purposes of determining a quorum. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be considered part of the quorum.

Voting of Proxies; Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the NeoStem Board of Directors for use at the meeting. Please complete, date, and sign the accompanying proxy card and promptly return it in the enclosed envelope or otherwise mail it to NeoStem, or follow the instructions to submit your proxy by telephone, internet or fax that appear on the accompanying proxy card.

•	All properly signed proxies that NeoStem receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, will be voted FOR (1) the approval of the issuance of NeoStem securities in connection with the Amorcyte Merger; (2) adoption of the amendment to NeoStem’s Amended and Restated Certificate of Incorporation to eliminate the classification of the NeoStem Board of Directors so that the terms of all directors expire at the NeoStem Annual Meeting; (3) the director nominees as set forth in Proposal 3; (4) approval of an amendment to the 2009 Plan to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder by 6,000,000 shares; (5) ratification of the appointment of Grant Thornton LLP as NeoStem’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and (6) the adjournment of the NeoStem Annual Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the NeoStem Annual Meeting to approve the proposals submitted at the NeoStem Annual Meeting.

You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

•	delivering a written notice to the secretary of NeoStem by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;
•	signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or
•	attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank, or other nominee confirming your beneficial ownership of the shares.

The NeoStem Board of Directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

THE AMORCYTE SPECIAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Amorcyte Board of Directors for use at the special meeting of stockholders (the “Amorcyte Special Meeting”) to be held on October 14, 2011, at 9:00 a.m., local time, or at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders. The Amorcyte Special Meeting will be held at the offices of NeoStem, Inc. located at 420 Lexington Avenue, Suite 450, New York, NY 10170.

This joint proxy statement/prospectus and proxy card will be mailed on or about September 20, 2011 to all stockholders of Amorcyte entitled to vote at the Amorcyte Special Meeting.

Purpose of the Amorcyte Special Meeting

The purpose of the Amorcyte Special Meeting is to consider and vote upon proposals:

1.	To adopt the Agreement and Plan of Merger, dated as of July 13, 2011, as such agreement may be amended from time to time (the “Agreement and Plan of Merger”), by and among Amorcyte, NeoStem, Inc. (“NeoStem”), Amo Acquisition Company I, Inc., a wholly-owned subsidiary of NeoStem (“Subco”), and Amo Acquisition Company II, LLC, a wholly-owned subsidiary of NeoStem (“Subco II”), pursuant to which Subco will merge with and into Amorcyte, with Amorcyte surviving as a wholly-owned subsidiary of NeoStem (the “Amorcyte Merger”). Adoption of the Agreement and Plan of Merger also will constitute approval of the Amorcyte Merger and the other transactions contemplated by the Agreement and Plan of Merger.
2.	To approve the adjournment of the Amorcyte Special Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Amorcyte Special Meeting to approve any of the proposals submitted at the Amorcyte Special Meeting.
3.	To transact such other business as may properly come before the Amorcyte Special Meeting or any adjournment or postponement thereof.

Record Date and Outstanding Shares

The close of business on August 17, 2011 has been fixed by the Amorcyte Board of Directors as the record date for determination of the stockholders of Amorcyte entitled to notice of, and to vote at, the Amorcyte Special Meeting or any postponement or adjournment of the Amorcyte Special Meeting. Holders of record of Amorcyte Common Stock and Amorcyte Series A Preferred Stock at the close of business on the record date are entitled to notice of, and to vote at, the Amorcyte Special Meeting. As of the record date, there were: (1) approximately 208 holders of record of Amorcyte Common Stock, holding an aggregate of 7,821.5 shares of Amorcyte Common Stock, and (2) approximately 38 holders of record of Amorcyte Series A Preferred Stock, holding an aggregate of 10,459 shares of Amorcyte Series A Preferred Stock.

Ownership of Management

As of the record date, the members of the Amorcyte Board of Directors and the executive officers of Amorcyte collectively owned beneficially approximately 64.9% of the outstanding Amorcyte Common Stock and approximately 63.8% of the Amorcyte Series A Preferred Stock. See the section titled “Security Ownership of Certain Beneficial Owners and Management of Amorcyte” for further details.

Voting Rights and Solicitation of Proxies; Expenses

This solicitation of proxies is made on behalf of the Amorcyte Board of Directors and the cost thereof will be borne by Amorcyte. Further solicitation of proxies may be made personally, by email or by telephone by Amorcyte’s Board of Managers, officers and employees who will not receive additional compensation for the solicitation.

On the record date, there were outstanding 7,821.5 shares of Amorcyte Common Stock and 10,459 shares of Amorcyte Series A Preferred Stock, all of which are entitled to vote with respect to the proposals presented in this joint proxy statement/prospectus. Each holder of record of Amorcyte Common Stock at the close of business on the record date is entitled to one vote for each share of Amorcyte Common Stock held. With respect to any proposal on which the Amorcyte Series A Preferred Stock votes together with the Amorcyte Common Stock as a single class, each holder of record of Amorcyte Series A Preferred Stock at the close of business on the record date is entitled to 1.0414 votes for each share of Amorcyte Series A Preferred Stock held.

Vote Required

The approval of the proposal to adopt the Agreement and Plan of Merger will require the affirmative vote of (A) a majority of the outstanding Amorcyte Common Stock and Amorcyte Series A Preferred Stock, voting together as a single class, with each share of Amorcyte Series A Preferred Stock treated on an “as if converted” basis AND (B) the holders of a majority of the outstanding Series A Preferred Stock, voting as a separate class. If you abstain or do not vote, your abstention or non-vote will have the same effect as a vote against the Amorcyte Merger.

Pursuant to a Right of First Refusal and Co-Sale Agreement among Amorcyte and certain of its stockholders, as amended, holders of a sufficient number of shares of Amorcyte Common Stock and Amorcyte Series A Preferred Stock to adopt the Agreement and Plan of Merger have agreed to vote all of the shares of Amorcyte capital stock held by them in favor of any “Change of Control Transaction” (which as defined includes the proposed Amorcyte Merger) that is approved by Amorcyte’s board of directors and by a majority of the holders of Amorcyte’s Series A Preferred Stock.

In addition, pursuant to a voting agreement (the “Amorcyte Voting Agreement”) dated the same date as the Agreement and Plan of Merger, holders of a sufficient number of shares of Amorcyte Common Stock and Amorcyte Series A Preferred Stock to adopt the Agreement and Plan of Merger have irrevocably agreed to vote in favor of adoption of the Agreement and Plan of Merger. Such stockholders’ votes will be sufficient without any other votes to approve the Agreement and Plan of Merger, the Amorcyte Merger and all the transactions contemplated by the Agreement and Plan of Merger.

The proposal regarding the approval of an adjournment of the Amorcyte Special Meeting, if necessary, will require the affirmative vote of the holders of a majority of the outstanding voting power of Amorcyte Common Stock and Amorcyte Series A Preferred Stock treated on an “as if converted” basis, unless there is less than a quorum present, in which case the affirmative vote of the holders of a majority of the total voting power of Amorcyte Common Stock and Amorcyte Series A Preferred Stock present in person or by proxy will be required.

Quorum; Abstentions; Broker Non-Votes

A quorum must exist for the transaction of business at the Amorcyte Special Meeting (other than consideration of a mortion to adjourn the meeting). For Amorcyte, a quorum is the presence in person or by proxy of the holders of at least a majority of the outstanding stock entitled to vote at the Amorcyte Special Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be considered part of the quorum.

Voting of Proxies; Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Amorcyte Board of Directors for use at the Amorcyte Special Meeting. Please complete, date, and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Amorcyte. All properly signed proxies that Amorcyte receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, will be voted FOR (1) the adoption of the Agreement and Plan of Merger and (2) the adjournment of the Amorcyte Special Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Amorcyte Special Meeting to approve any of the proposals submitted at the Amorcyte Special Meeting.

You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

•	delivering a written notice to the secretary of Amorcyte by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;
•	signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or
•	attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

The Amorcyte Board of Directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Rights of Dissenting Stockholders

The General Corporation Law of the State of Delaware grants appraisal rights in the Amorcyte Merger to the holders of Amorcyte Common Stock and Amorcyte Series A Preferred Stock. Under the General Corporation Law of the State of Delaware, Amorcyte stockholders may demand in writing that Amorcyte pay the fair value of their shares, together with interest, if any, as determined by the Delaware Court of Chancery. Fair value takes into account all relevant factors but excludes any appreciation or depreciation from the accomplishment or expectation of the Amorcyte Merger. Stockholders who elect to exercise appraisal rights must comply with all of the procedures to preserve those rights. Amorcyte has attached a copy of the text of Section 262 of the General Corporation Law of the State of Delaware (which sets forth the appraisal rights) as Annex B to this joint proxy statement/prospectus.

Section 262 sets forth the required procedure a stockholder requesting appraisal rights must follow. The procedural rules are specific and must be followed completely. Failure to comply with the procedure may cause a termination of your appraisal rights. Amorcyte is providing you only a summary of your rights and the procedure. The following information is qualified in its entirety by the provisions of Section 262. Please review Section 262 for the complete procedure. Neither NeoStem nor Amorcyte will give you any notice other than as described in this joint proxy statement/prospectus and as required by the General Corporation Law of the State of Delaware.

Setion 4.9 of Amorcyte’s Amended and Restated Certificate of Incorporation filed on May 19, 2006, as amended, contains certain drag along rights under which the holders of greater than fifty percent (50%) of the Series A Preferred Stock have the right to require the other Amorcyte stockholders to vote their capital stock in favor of, and participate in, any offer to purchase all of the capital stock of Amorcyte.

Section 4 of Amorcyte’s Right of First Refusal and Co-Sale Agreement contains certain drag along rights under which each of the signatories to such agreement agreed to: (a) consent to and vote all of their shares in favor of any “Change of Control Transaction” which includes a merger; and (b) waive any dissenters’ rights, appraisal rights or similar rights in connection with such transaction, in each case in the event that such merger is approved by the Amorcyte Board of Directors and investors holding at least two-thirds (2/3) of the Series A Preferred Stock then outstanding.

Appraisal Rights Procedures

If you are an Amorcyte stockholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the General Corporation Law of the State of Delaware. Section 262 requires, in part, the following:

•	Your written demand for appraisal: You must deliver a written demand for appraisal to Amorcyte before the vote is taken at the special meeting of stockholders. The written demand must be separate and apart from any vote against the Amorcyte Merger.

•	You refrain from voting for approval of the Amorcyte Merger: You must not vote for approval of the adoption of the Agreement and Plan of Merger. If you vote in favor of the Agreement and Plan of Merger, your right to appraisal will terminate, even if you previously filed a written demand for appraisal.
•	You continuously hold your Amorcyte shares: You must continuously hold your shares of Amorcyte stock from the date you make the demand for appraisal through the closing of the Amorcyte Merger. You should read the paragraphs below for more details on making a demand for appraisal.
•	A written demand for appraisal of Amorcyte stock is only effective if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must be signed as the stockholder’s name appears on its stock certificate(s). If you are the beneficial owner of Amorcyte stock but not the stockholder of record, you must have the stockholder of record sign a demand for appraisal.
•	If you own Amorcyte stock in a fiduciary capacity, such as a trustee, guardian, or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.
•	If you own Amorcyte stock with more than one person, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stock holder of record; however, the agent must expressly disclose who the stockholder of record is and that he is signing the demand as that stockholder’s agent.
•	If you are a record owner, such as a broker, who holds Amorcyte stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not expressly specify the number of shares, Amorcyte will assume that your written demand covers all the shares of Amorcyte stock that are in your name.
•	If you are a Amorcyte stockholder, you should address the written demand to Amorcyte, Inc., 4 Pearl Court, Suite C, Allendale, NJ 07401, Attention: Paul J. Schmitt, Chief Executive Officer. It is important that Amorcyte receive all written demands before the vote concerning the Agreement and Plan of Merger is taken. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of such stockholder’s shares.
•	If you fail to comply with any of these conditions and the Amorcyte Merger becomes effective, you will only be entitled to receive the merger consideration provided in the Agreement and Plan of Merger.
•	Written Notice: Within ten days after the Effective Time of the Amorcyte Merger, Amorcyte must give written notice that the Amorcyte Merger has become effective to each stockholder who has fully complied with the conditions of Section 262, including not voting in favor of the adoption of the Agreement and Plan of Merger.
•	Petition with the Chancery Court: Within 120 days after the Effective Time of the Amorcyte Merger, either Amorcyte or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. This petition should request that the Chancery Court determine the value of the shares of Amorcyte stock held by all of the stockholders who are entitled to appraisal rights. If you intend to exercise your rights of appraisal, you should file such a petition in the Chancery Court. Amorcyte has no obligation, and has no intention at this time, to file such a petition. Because Amorcyte has no obligation to file such a petition, if no stockholder files such a petition within 120 days after the Effective Time, you will lose your rights of appraisal.

•	Withdrawal of Demand: If you change your mind and decide you no longer want appraisal rights, and you have not filed a petition in the Court of Chancery or joined such a proceeding, you may withdraw your demand for appraisal rights at any time within 60 days after the Effective Time of the Amorcyte Merger. You may also withdraw your demand for appraisal rights after 60 days after the Effective Time of the Amorcyte Merger, but only with the written consent of Amorcyte. If you withdraw your demand for appraisal rights, you will be entitled to receive the merger consideration (without interest) provided in the Agreement and Plan of Merger.
•	Request for Appraisal Rights Statement: If you have complied with the conditions of Section 262, you are entitled to receive a statement from Amorcyte. This statement will set forth the aggregate number of shares not voted in favor of the Amorcyte Merger and with respect to which demands for appraisal have been received, and the aggregate number of stockholders who own those shares. In order to receive this statement, you must send a written request to Amorcyte within 120 days after the Effective Time of the Amorcyte Merger. After the Amorcyte Merger, Amorcyte has ten days after receiving a request to mail the statement to the stockholder.
•	Chancery Court Procedures: If you properly file a petition for appraisal in the Chancery Court and deliver a copy to Amorcyte, Amorcyte will then have 20 days to provide the Chancery Court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with Amorcyte as to the value of their shares. The Chancery Court will then send notice of the time and place fixed for the hearing of the petition to all of the stockholders who have demanded appraisal rights. If the Chancery Court decides it is appropriate, it has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the General Corporation Law of the State of Delaware and whether they are entitled to appraisal rights under that section. The Chancery Court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Chancery Court’s directions, you may be dismissed from the proceeding.
•	Appraisal of Chancery Shares: After the Chancery Court determines which stockholders are entitled to appraisal rights, the Chancery Court will appraise the shares of stock. To determine the fair value of the shares, the Chancery Court will consider all relevant factors except for any appreciation or depreciation due to the accomplishment or expectation of the Amorcyte Merger. After the Chancery Court determines the fair value of the shares, it will direct Amorcyte to pay that value to the stockholders who are entitled to appraisal rights, together with interest, if any. Unless the Chancery Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve Discount Rate (including any surcharge). In order to receive the fair value for your shares, you must surrender your stock certificates to Amorcyte.
•	The Chancery Court could determine that the fair value of shares of Amorcyte stock is more than, the same as, or less than the merger consideration. In other words, if you demand appraisal rights, you could receive less consideration than you would under the Agreement and Plan of Merger. Although Amorcyte believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Chancery Court, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither NeoStem nor Amorcyte anticipate offering more than the applicable merger consideration to any stockholder of Amorcyte exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of stock of Amorcyte is less than the applicable merger consideration. The Delaware courts have stated that the methods which are generally considered acceptable in the financial community and otherwise admissible in court may be considered in the appraisal proceedings. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

•	Costs and Expenses of Appraisal Proceeding: The costs (which do not include attorneys’ or experts’ fees) of the appraisal proceeding may be assessed against Amorcyte and the stockholders participating in the appraisal proceeding, as the Chancery Court deems equitable under the circumstances. You may also request that the Chancery Court allocate the expense of the appraisal action incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.
•	Loss of Stockholders’ Rights: If you demand appraisal rights, after the Effective Time of the Amorcyte Merger you will not be entitled to:
º	vote your shares of stock, for any purpose, for which you have demanded appraisal rights;
º	receive payment of dividends or any other distribution with respect to such shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the Effective Time of Amorcyte Merger; or
º	receive the payment of the consideration provided for in the Agreement and Plan of Merger.

An appraisal proceeding in the Chancery Court cannot be dismissed unless the Chancery Court approves. The Chancery Court may condition its approval upon any terms that it deems just.

•	If you fail to comply strictly with these procedures you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, Amorcyte strongly urges you to consult a legal advisor before attempting to exercise your appraisal rights.

NEOSTEM PROPOSAL 1
TO APPROVE THE ISSUANCE OF SECURITIES IN CONNECTION WITH THE AMORCYTE
MERGER PUSUANT TO THE AGREEMENT AND PLAN OF MERGER

-AND-

AMORCYTE PROPOSAL 1
TO ADOPT THE AGREEMENT AND PLAN OF MERGER

This section of the joint proxy statement/prospectus describes the proposed Amorcyte Merger. While NeoStem and Amorcyte believe that the description in this section covers the material terms of the Amorcyte Merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents NeoStem and Amorcyte have referred to in this joint proxy statement/prospectus for a more complete understanding of the Amorcyte Merger. The Agreement and Plan of Merger, dated as of July 13, 2011, is attached to this joint proxy statement/prospectus as Annex A.

Background of the Amorcyte Merger

Through the purchase of Progenitor Cell Therapy, LLC (“PCT”) in January 2011, NeoStem had the core expertise internally to cost effectively develop its own cell therapies. Having signed the PCT acquisition agreement in September 2010, in December 2010 NeoStem began to explore the possibility of acquiring more mature assets in the promising cell therapy field.

NeoStem was already aware of Amorcyte at the beginning of its search. Amorcyte had initially been formed in 2004 as a subsidiary of PCT, and was spun off to PCT’s members in 2005. In completing its Phase 1 study of its lead product candidate AMR-001 and preparing for a Phase 2 trial, Amorcyte used PCT as Amorcyte’s exclusive provider of cell processing and manufacturing services pursuant to a contractual arrangement. PCT and Amorcyte worked closely together during all phases of Amorcyte’s product development. Amorcyte also contracted with PCT to provide certain administrative functions. As a result, Dr. Andrew Pecora, who is currently PCT’s Chief Medical Officer in a part-time capacity, is Amorcyte’s founder and its Chief Scientific Officer, and George Goldberger, currently the Vice President-Business Development of PCT, also serves as Amorcyte’s Chief Financial Officer. In the view of the management of both NeoStem and Amorcyte, a merger would yield operational efficiencies and provide access to unique sources of investor capital supporting further product development. From the perspective of NeoStem, a merger would provide the capability to further its goal of being a therapeutics company and increase its suite of potential products. From the perspective of Amorcyte, a merger between the parties would enable it to secure funding for the Phase 2 trials of AMR-001.

Dr. Robin Smith, CEO of NeoStem, met with Dr Pecora, Paul Schmitt, CEO of Amorcyte, and Hans Muller, Chairman of Amorcyte, on December 22, 2010 to get a better understanding of the status of the Amorcyte business. NeoStem also began a process at about this time of exploring the potential acquisition of other cell therapies which continued through the first half of 2011. During this period, NeoStem entered into confidentiality agreements with 6 other companies involving possible acquisitions.

Jason Kolbert, who had been an analyst for 20 years, joined NeoStem in March 2011 as Vice President of Strategic Business Development, in part to assist the Company in determining the right therapeutic assets for NeoStem and to work with an investment banking firm that had been retained by NeoStem to source acquisition targets (although no investment banking firm was engaged by NeoStem with respect to Amorcyte). Amorcyte engaged Torrea Partners, an investment bank, to assist them as financial advisor in the potential transaction led by Tim Opler. Discussions with Amorcyte began in March 2011 among the parties’ principals and professionals with respect to financial and deal structure issues, including consideration, tax, accounting, securities and regulatory issues. Amorcyte’s negotiating team was led by Paul Schmitt, its CEO and Dr. Robin Smith, represented NeoStem. A first draft of a term sheet was provided on or about March 4, 2011. Later in the process, NeoStem also involved Catherine Vaczy, its General Counsel, Larry May, its Chief Financial Officer and Dr. Alan Harris, NeoStem’s Vice President of Regenerative Medicine, Drug Development and Regulatory Affairs. Dr. Andrew Pecora and Dr. Robert Preti, PCT’s President, provided information to the parties on request, but recused themselves from the negotiations for Amorcyte due to conflicts of interest.

In March 2011 the parties also began to discuss intellectual property and regulatory diligence issues. Jason Kolbert and Alan Harris, were charged with assessing Amorcyte’s science and clinical development and began reviewing available information about AMR-001. On March 9, Mr. Kolbert received from Amorcyte a background report on AMR-001. Mr. Kolbert and Dr. Smith met with Mr. Schmitt and Tim Opler of Torreya Partners on March 10, 2011 to discuss the proposed acquisition, followed by discussions between Mr. Kolbert and Mr. Schmitt on March 17 and 18 regarding science and clinical development activities. On March 18 Mr. Schmitt debriefed Dr. Smith on information and new ideas resulting from a teleconference of the Amorcyte Scientific Advisory Board held on March 15.

On March 22, NeoStem management held a call to discuss Amorcyte and other potential acquisitions, which discussion included a comparative analysis of the various candidates. The next day, NeoStem received from Mr. Schmitt product rationale and published clinical data in respect of Amorcyte’s technology. Mr. Kolbert and Dr. Harris continued to review AMR-001 and other product candidates from other companies under consideration throughout the spring.

A revised draft of a summary term sheet was circulated on or about April 6. During this time NeoStem continued to evaluate other potential acquisitions, comparing such opportunities against the proposed Amorcyte transaction. On April 19 and 21, Dr. Smith and Mr. Schmitt discussed further revisions to the draft term sheet. Discussions continued on May 6 and 10. During this time Mr. Kolbert and Dr. Harris continued to have calls and meetings with experts, including Dr. Douglas LoSordo, a member of NeoStem’s Scientific Advisory Board and Director, The Feinberg Cardiovascular Research Institute of the Feinberg School of Medicine at Northwestern University to further analyze Amorcyte’s science and clinical development activities.

During early May 2011, there were also numerous conversations among Dr. Smith, Mr. Schmitt, and their respective counsel, Lowenstein Sandler PC and LeClair Ryan, regarding legal structure and terms of a possible transaction. After further discussion between the parties, more analysis of initial diligence materials, and additional negotiation, a further revised summary term sheet was circulated on May 19, 2011 and Amorcyte gave NeoStem a letter agreeing to an exclusive negotiation period. The summary term sheet provided for Amorcyte to receive total equity consideration of up to $18 million, consisting of (i) up to $16 million in NeoStem Common Stock (representing $10 million of base consideration to be held in escrow, together with $6 million in contingent shares subject to vesting conditions), plus (ii) up to $2 million in warrants to purchase NeoStem Common Stock. The term sheet also provided for a contingent payment for the benefit of Amorcyte’s stockholders on net sales equal to (i) 10% of net sales of AMR-001 actually received by NeoStem (if commercialized) or (ii) a share of payments equal to 30% of any sublicensing fees, royalties and milestone fees or profit sharing payments (but not payments for development costs) actually received by NeoStem if NeoStem were to outlicense or enter into an agreement with a third party to commercialize AMR-001; provided that NeoStem would be entitled to recover direct out-of-pocket clinical development costs not previously paid or reimbursed by reducing the payments to Amorcyte by 50% until such costs are recouped.

At a NeoStem Board meeting held on May 19, 2011, Dr. Smith reviewed a number of potential acquisitions with the Board, including Amorcyte. The Board discussed possible terms of an Amorcyte transaction and authorized management of NeoStem to move forward with discussions with Amorcyte and two other parties to see if a business arrangement could be reached on satisfactory terms. After the May 19, 2011 board meeting, NeoStem instructed Lowenstein Sandler to begin drafting a definitive merger agreement.

In May and June 2011, Amorcyte continued providing diligence materials to NeoStem, including financial statements, various corporate documents, material contracts and intellectual property information, regulatory documents and other information with respect to Amorcyte, especially with regard to the progress of the development of their lead drug candidate for acute myocardial infarction and congestive heart failure, AMR-001. Key in these discussions was the results of the Phase 1 trial for AMR-001 and the path forward for the Phase 2 trial, including with respect to optimal trial design. At this time, NeoStem’s Associate General Counsel and Counsel, Therapeutic Product Development became increasingly involved with the diligence process as did NeoStem’s outside FDA Regulatory counsel and Intellectual Property counsel. Over the next several weeks the companies engaged in due diligence, financial and otherwise, and further discussions relating to the terms and structure of the deal. During this period of time, NeoStem continued to review other acquisition opportunities and reviewed proposals with respect to financing activities.

On or about June 8, 2011, Lowenstein Sandler circulated a first draft of a merger agreement to Amorcyte and its counsel, LeClair Ryan.

At a telephonic meeting of Amorcyte’s Board on June 13, management of Amorcyte updated their Board on the status of negotiations for the final deal structure.

On June 15, 2011, NeoStem held another conference call with Dr. Losordo to discuss Amorcyte’s clinical trial design, and diligence with respect to the product and comparisons with other product candidates continued for the balance of the month. On June 20, 2011, counsel for NeoStem received a revised draft merger agreement from LeClair Ryan. On June 28, 2011, there was a conference call among counsel to negotiate the open issues in the merger agreement, including indemnification and share escrow provisions, triggers for release of the contingent shares, levels of assumed Amorcyte liabilities, third party contracts, treatment of outstanding Amorcyte stock options, and closing conditions.

On July 5, 2011, a conference call took place among Dr. Smith, Mr. May and Ms. Vaczy, for NeoStem, Mr. Schmitt, for Amorcyte, and representatives of Lowenstein Sandler, LeClair Ryan, Deloitte & Touche LLP, NeoStem’s auditors for 2010, and EisnerAmper LLP, Amorcyte’s auditors to discuss the merger agreement and the related SEC filing requrements. The parties discussed the necessary financial statements and disclosures for a transaction. The business parties and counsel reviewed the draft merger agreement and discussed outstanding transaction issues including those related to securities matters, indemnification, conditions to the merger, share escrow, levels of Amorcyte liabilities, and other deal terms. The merger agreement was finalized by the parties in the days following this call by NeoStem and its counsel Lowenstein Sandler, on the one hand, and Amorcyte and its counsel LeClairRyan, on the other hand.

On July 5, 2011 at a meeting of NeoStem’s Board of Directors, the Agreement and Plan of Merger was discussed. After discussion, the Board approved the Agreement and Plan of Merger, subject to any changes to the terms thereof that Mergers & Acquisitions Committee (the “M&A Committee”) of the NeoStem Board might approve. The Board appointed Robin Smith, Ed Geehr, Richard Berman and Steven Myers as the members of the M&A Committee. Following the July 5 board meeting, the members of NeoStem’s Audit Committee considered and evaluated certain potential conflicts of interest presented by the Amorcyte Merger, and on July 13, 2011, pursuant to a Unanimous Written Consent of the Audit Committee, the Audit Committee determined that the Agreement and Plan of Merger and the transactions contemplated thereby are fair to, advisable for and in the best interests of NeoStem and its stockholders. Also on July 13, 2011, the M&A Committee met and discussed a revised draft of the Agreement and Plan of Merger. After discussion, the M&A Committee unanimously approved the transaction and recommended that issuance of the consideration thereunder be submitted to the NeoStem stockholders for approval.

Amorcyte obtained the unanimous consent of its Board as of July 11, 2011.

On July 13, 2011, the Agreement and Plan of Merger and related documents, including the Voting Agreement, were formally executed. The transaction was announced on July 14, 2011.

What Am I Being Asked to Consider and Vote Upon?

NeoStem Stockholders

NeoStem stockholders, in considering NeoStem Proposal 1, are being asked to consider and vote upon the issuance of the NeoStem securities in connection with the Amorcyte Merger pursuant to the Agreement and Plan of Merger, as further described below.

Amorcyte Stockholders

Amorcyte stockholders, in considering Amorcyte Proposal 1, are being asked to consider and vote upon the adoption of the Agreement and Plan of Merger and the approval of the Amrocyte Merger. Approval of the proposal to adopt the Agreement and Plan of Merger will constitute approval of all transactions contemplated by the Agreement and Plan of Merger.

The Amorcyte Merger

General

The Board of Directors of NeoStem, Inc., a Delaware corporation (“NeoStem”), and the Board of Directors of Amorcyte, Inc., a Delaware corporation (“Amorcyte”), have approved the merger (the “Amorcyte Merger”) of Amo Acquisition Company I, Inc., a newly formed wholly-owned subsidiary of NeoStem (“Subco”), with and into Amorcyte pursuant to an Agreement and Plan of Merger, dated July 13, 2011, as such agreement may be amended from time to time (the “Agreement and Plan of Merger”), among NeoStem, Amorcyte, Subco and Amo Acquisition Company II, LLC, another newly formed wholly-owned subsidiary of NeoStem (“Subco II”). Pursuant to the Agreement and Plan of Merger, within 90 days after the Effective Time of the Amorcyte Merger, Amorcyte will be merged with and into Subco II (the “Subco II Merger”). Subco II, in its capacity as the wholly-owned subsidiary of NeoStem surviving the transactions contemplated by the Agreement and Plan of Merger, is hereinafter sometimes referred to as the “Surviving Company.”

Amorcyte was initially formed as a wholly-owned subsidiary of Progenitor Cell Therapy, LLC (“PCT”). Amorcyte was spun off to PCT’s members during 2005. PCT, now a wholly-owned subsidiary of NeoStem, was acquired by NeoStem on January 19, 2011.

Aggregate Consideration

Pursuant to the terms of the Agreement and Plan of Merger, all of the shares of Amorcyte Common Stock and Amorcyte Series A Preferred Stock, all options and warrants to acquire equity of Amorcyte, and all debt obligations issued by Amorcyte that are convertible into Amorcyte Series A Preferred Stock (to the extent not already converted, being treated as if it were actually converted), in each case, issued and outstanding immediately prior to the Effective Time, will, by virtue of the Amorcyte Merger, be cancelled and converted into the right to receive, in the aggregate:

(i)	6,821,283 shares of the common stock, par value $0.001 per share, of NeoStem (“NeoStem Common Stock”) (subject to adjustment as described below) (the “Base Stock Consideration”);
(ii)	4,092,768 shares of NeoStem Common Stock (the “Contingent Shares”, and together with the Base Stock Consideration, the “Stock Consideration”), which Contingent Shares will only be issued only if certain specified business milestones (described below) are accomplished;
(iii)	common stock purchase warrants to purchase 1,881,008 shares of NeoStem Common Stock exercisable over a seven (7) year period at an exercise price of $1.466 per share (the “Warrants”) (the terms of such Warrants to provide that the transfer of any shares of NeoStem Common Stock issued upon exercise of the Warrants will be restricted until one year after the closing date); and
(iv)	the earn out payments described below (the “Earn Out Payments”).

Pursuant to the Agreement and Plan of Merger, prior to closing all Amorcyte options and warrants will be modified in writings executed by each optionholder and warrantholder, so that effective upon the Effective Time, all Amorcyte options and warrants will, by virtue of the Amorcyte Merger, be converted into the right to receive the share of any Earn Out Payments that the holders of such options and warrants would have received if they had exercised their Amorcyte options and/or warrants, as applicable, prior to the Effective Time (after taking into account the payment of any exercise price due had they actually exercised). The holders of Amorcyte options and warrants will be entitled to the merger consideration similar to the holders of Amorcyte Common Stock, minus the exercise price of the options and warrants.

The NeoStem Common Stock that the securityholders of Amorcyte will be entitled to receive as a result of the Amorcyte Merger, and upon the exercise of the Warrants issued in the Amorcyte Merger, is traded and quoted on the NYSE Amex under the market symbol “NBS.”

Adjustment to Base Stock Consideration

The Base Stock Consideration is subject to adjustment, provided that in no event will NeoStem be required to issue as Base Stock Consideration more than 6,821,283 shares of NeoStem Common Stock. The Agreement and Plan of Merger provides that to the extent the amount of Amorcyte’s liabilities (as defined and calculated in the manner described in the Agreement and Plan of Merger) on the closing date are more than $478,000 (the “Target Liabilities”), the Base Stock Consideration will be decreased by two times (2x) the amount by which Amorcyte’s liabilities are greater than the Target Liabilities. Any such decrease will reduce the Base Stock Consideration by two dollars for every dollar by which Amorcyte’s liabilities are greater than the Target Liabilities, with each share of the Base Stock Consideration valued at $1.466 (the average of the closing prices of sales of NeoStem Common Stock on the NYSE-Amex for the 10 trading days ending on the trading day prior to the date of execution of the Agreement and Plan of Merger) (the “Parent Per Share Value”).

Escrow of Base Stock Consideration

The Agreement and Plan of Merger provides that the Base Stock Consideration will be placed in escrow (the “Escrow Account”) pursuant to an escrow agreement to be executed at closing, for the purpose of paying any damages payable to NeoStem in accordance with the indemnification provisions contained in the Agreement and Plan of Merger. The escrow agent shall initially be NeoStem’s transfer agent (the “Escrow Agent”). The Escrow Account will continue from the closing until that date (the “Termination Date”) which is two (2) years and one day after the closing (the “Escrow Period”). Six months after the closing date, an aggregate of up to 20% of the shares of NeoStem Common Stock may be released from the Escrow Account and distributed to the Amorcyte Representative (as defined below) for distribution to Amorcyte’s former stockholders, optionholders and warrantholders (collectively, the “Amorcyte Securityholders”) in accordance with their proportional interests; provided, however, that NeoStem will not be required to release from escrow any shares of NeoStem Common Stock then being held with respect to pending claims by NeoStem. As soon as practicable after the one (1) year anniversary of the closing date (the “One-Year Release Date”), NeoStem will direct the Escrow Agent to release and distribute to the Amorcyte Representative for distribution to the former Amorcyte Securityholders in accordance with the terms of the Escrow Agreement all shares of NeoStem Common Stock then remaining in the Escrow Account except as follows: If no indemnification claims have been asserted by NeoStem prior to the One-Year Release Date, then NeoStem Common Stock with a Parent Per Share Value of $1,250,000 shall remain in the Escrow Account until the Termination Date. If any indemnification claims have been asserted by NeoStem prior to the One-Year Release Date, then NeoStem Common Stock with a Parent Per Share Value equal to the sum of (i) $2,500,000 plus (ii) the amount of any then pending indemnification claims shall remain in the Escrow Account until the Termination Date. As soon as practical after the Termination Date, all shares of NeoStem Common Stock then remaining in the Escrow Account will be released to the Amorcyte Representative for distribution to the former Amorcyte Securityholders; provided that NeoStem Common Stock representing 120% of the maximum amount of any claim made by NeoStem pursuant to the indemnification provisions of the Agreement and Plan of Merger during the Escrow Period will be withheld and remain in the Escrow Account pending resolution of such claim. In addition, a number of shares of NeoStem Common Stock in the Escrow Account which is necessary to satisfy any unsatisfied claims specified in any indemnification claim previously delivered by NeoStem prior to the Termination Date with respect to facts and circumstances existing prior to the expiration of the Escrow Period, shall remain in the Escrow Account until such claims have been resolved.

Contingent Share Milestones

The Contingent Shares will be issued only if certain business milestones are achieved, as follows:

•	One-third of the Contingent Shares will be issued upon (a) the completion of Phase 2 clinical trial for Amorcyte’s product candidate AMR-001 and (b) issuance of a statistically significant analysis demonstrating satisfaction of the primary clinical end points from the Phase 2 clinical trial, which primary clinical endpoints are described in the Phase 2 clinical trial protocol submitted by Amorcyte to the FDA on July 5, 2011, and which may only be changed by a writing consented to by NeoStem and the Amorcyte Representative.

•	One-third of the Contingent Shares will be issued following a Type B End of Phase 2/Pre-Phase 3 meeting with the FDA wherein AMR-001 is acknowledged in writing by the FDA to be ready for Phase 3.
•	The remaining one-third of the Contingent Shares will be issued upon the first dosing of the first patient in the pivotal Phase 3 clinical study for AMR-001.

Upon achievement of these specified contingencies, the Contingent Shares will be issued to the former stockholders of Amorcyte.

Procedures for Earn Out Payments

Within 90 days following the end of each calendar quarter, NeoStem will pay Earn Out Payments (to the Amorcyte Representative in trust for the benefit of the former Amorcyte Securityholders) equal to 10% of the net sales of AMR-001, which payment obligation will begin following the date of first commercial sale of AMR-001 and continue until the latest date that a valid patent claim exists on a country by country basis covering AMR-001, provided that if NeoStem licenses or otherwise grants an unaffiliated third party the right to commercialize or otherwise exploit AMR-001 or any portion of AMR-001 (including, without limitation, a sublicense for all or part of any territory for AMR-001) then the applicable Earn Out Payment will be equal to 30% of any sublicensing fees, royalties and milestone fees or profit sharing payment (but not payments for development costs) actually received by NeoStem. NeoStem will be entitled to recover direct out-of-pocket clinical development costs not previously paid or reimbursed and any costs, expenses, damages, liabilities, and settlement amounts arising out of or related to claims with respect to patent infringement or otherwise challenging Amorcyte’s ownership of or right to use intellectual property, by reducing any Earn Out Payments due by 50% until such costs have been recouped in full.

The Amorcyte Representative (Paul Schmitt or his duly appointed successor) (the “Amorcyte Representative”) shall be solely responsible for the distribution of the Earn Out Payments to the former Amorcyte Securityholders. At closing, for informational purposes, the Amorcyte Representative will deliver to NeoStem a certification setting forth the percentage of the aggregate Earn Out Payments to which each former Amorcyte Securityholder is entitled (subject to amendment to reflect the effects of any financing conducted by Amorcyte), which certification shall be conclusive and binding on the Amorcyte Securityholders (the “Earn Out Payment Certification”). Within 90 days following the end of each calendar quarter, NeoStem will send the Earn Out Payments, if any, to the Amorcyte Representative (who will be responsible for the appropriate division and distribution of the Earn Out Payments received by him, as well as any tax withholding or reporting related thereto).

Liquidation Preference of Amorcyte Series A Preferred Stock

When the merger consideration is distributed to Amorcyte’s stockholders, the liquidation preference accorded by Amorcyte’s amended and restated certificate of incorporation, as amended, to the holders of Amorcyte Series A Preferred Stock must be satisfied before the holders of Amorcyte Common Stock will receive any of the merger consideration. In accordance with an August 2011 amendment to Amorcyte’s Amended and Restated Certificate of Incorporation, for purposes of the Series A liquidation preference, all NeoStem Common Stock and all NeoStem Warrants paid to Amorcyte stockholders will be valued at the values set forth in the Agreement and Plan of Merger (i.e. at $1.466 per share and $1.063 per Warrant, respectively, or $12 million in the aggregate). Based on a liquidation preference of $1,197.975 per share and 10,459 shares of Amorcyte Series A Preferred Stock outstanding, the first $12,529,620.53 of consideration received by the Amorcyte stockholders will be distributed entirely to the holders of Amorcyte Series A Preferred Stock. As a result, all of the Base Stock Consideration and all of the Warrants will be distributed to holders of Amorcyte Series A Preferred Stock.

Subject to Closing Conditions

The consummation of the transactions is subject to various conditions, including the approval by Amorcyte’s stockholders of the Amorcyte Merger and the Agreement and Plan of Merger; approval by NeoStem’s stockholders of the issuance of NeoStem securities in connection with the Amorcyte Merger; Amorcyte having terminated (with no liability to NeoStem) its Amended and Restated License, as amended to date, from Baxter Healthcare Corporation; receipt by NeoStem of evidence reasonably satisfactory to it that

Amorcyte has entered into an agreement with a supplier for cell sorting on terms and conditions reasonably acceptable to NeoStem; the full payment and satisfaction by Amorcyte of all payables due to NeoStem’s subsidiary PCT through the closing date; the absence of any order or legal proceeding preventing consummation of the Amorcyte Merger; and other legal and regulatory requirements. Additionally, it is a condition to NeoStem’s and Subco’s obligations to close that (A) (i) holders of Amorcyte Common Stock and holders of Amorcyte Series A Preferred Stock entitled to 1% or more of the aggregate Stock Consideration shall not have voted against the adoption of the Agreement and Plan of Merger or withheld their consent thereto in writing or otherwise remain eligible to perfect appraisal rights in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and (ii) holders who represent more than 5% of the issued and outstanding Amorcyte Common Stock shall not have voted against the adoption of the Agreement and Plan of Merger or withheld their consent thereto in writing or otherwise remain eligible to perfect appraisal rights in accordance with the DGCL, and that (B) no holders of the issued and outstanding Amorcyte Series A Preferred Stock shall have had any of their shares redeemed nor shall any holder of the Amorcyte Series A Preferred Stock have requested that Amorcyte redeem any shares of Amorcyte Series A Preferred Stock. Either NeoStem or Amorcyte may terminate the Agreement and Plan of Merger and the transactions contemplated thereby at any time prior to the Effective Time, if the closing does not occur on or prior to January 31, 2012; provided that the party seeking to terminate is not at such time in material breach of any material representation or warranty contained in the Agreement and Plan of Merger.

Voting Agreements

Pursuant to a Right of First Refusal and Co-Sale Agreement among Amorcyte and certain of its stockholders, as amended, holders of a sufficient number of shares of Amorcyte Common Stock and Amorcyte Series A Preferred Stock have agreed to vote all of the shares of Amorcyte capital stock held by them in favor of any “Change of Control Transaction” (which as defined includes the proposed Amorcyte Merger) that is approved by Amorcyte’s board of directors and by a majority of the holders of Amorcyte’s Series A Preferred Stock.

In addition, pursuant to a voting agreement (the “Amorcyte Voting Agreement”) dated the same date as the Agreement and Plan of Merger, holders of a sufficient number of shares of Amorcyte Common Stock and Amorcyte Series A Preferred Stock to approve the Amorcyte Merger and the Agreement and Plan of Merger have irrevocably agreed to vote in favor of the Amorcyte Merger and adoption of the Agreement and Plan of Merger at any meeting of the stockholders of Amorcyte called to for such purpose (or in connection with any written consent of Amorcyte stockholders for such purpose) (the “Amorcyte Meeting”) and agreed to certain transfer restrictions with respect to their Amorcyte securities prior to the closing.

Amorcyte Representative

By adoption of the Agreement and Plan of Merger at the Amorcyte Meeting, each stockholder of Amorcyte will be deemed to have irrevocably constituted and appointed Paul Schmitt (currently the Chief Executive Officer and a director of Amorcyte, and the Managing Director of Novitas Capital, a substantial stockholder of Amorcyte), as the “Amorcyte Representative” under the Agreement and Plan of Merger. The Amorcyte Representative will act on behalf of all of the stockholders of Amorcyte in executing various closing documents and in reviewing and, if he deems it appropriate, disputing, any indemnification claims made against the Escrow Account after the closing.

Covenant to Develop AMR-001

Pursuant to the Agreement and Plan of Merger, NeoStem covenants to use commercially reasonable efforts to develop AMR-001 (currently, Amorcyte’s lead product candidate) or to use commercially reasonable efforts to locate a partner to develop AMR-001, and if and only if commercially reasonable, to file a Biologics License Application or its equivalent with the FDA for marketing and sale of AMR-001 in the United States, obtain approval for such marketing and sale in the United States and in such other territories to be agreed to by the parties, and commercialize or cause the commercialization of AMR-001 in the United States and in such additional territories, all in a timely fashion to the extent commercially reasonable.

Additional Information

For further detail regarding the Amorcyte Merger and the transactions contemplated thereby, see the section “The Agreement and Plan of Merger,” below. Any summary information contained in this joint proxy statement/prospectus may not contain all of the information that is important to the stockholders of NeoStem and Amorcyte and thus any such descriptions are qualified in their entirety by reference to the Agreement and Plan of Merger, attached as Annex A hereto, which you are urged to read carefully and in its entirety.

Reasons for the Amorcyte Merger

General — Board Considerations

The NeoStem Board, at a meeting held on July 5, 2011, authorized NeoStem’s acquisition of Amorcyte, subject to the authority of the Mergers & Acquisitions Committee of the NeoStem Board to approve the Agreement and Plan of Merger. On July 13, 2011, the Mergers & Acquisitions Committee approved the Agreement and Plan of Merger and determined that the Amorcyte Merger is fair, advisable for, and in the best interests of, NeoStem and its stockholders, and unanimously resolved to recommend that the stockholders of NeoStem approve the issuance of the NeoStem Common Stock and Warrants issuable pursuant to the Agreement and Plan of Merger.

The Amorcyte Board, by unanimous written consent on July 11, 2011, unanimously approved the Agreement and Plan of Merger, and determined that the Amorcyte Merger is fair, advisable for, and in the best interests of, Amorcyte and its stockholders, and unanimously resolved to recommend that the stockholders of Amorcyte adopt and approve the Agreement and Plan of Merger and the Amorcyte Merger and all transactions related to the consummation of the Amorcyte Merger.

In reaching its separate decision, each Board (or committee thereof) consulted with its senior management and legal advisors, and considered a number of factors. In view of the complexity and wide variety of information and factors, both positive and negative, considered by each Board, neither Board found it practical to qualify, rank or otherwise assign any relative or specific weights to the factors it considered. In addition, neither Board reached any specific conclusion with respect to each of the factors it considered, or any aspect of any particular factor. Instead, each Board conducted an overall analysis of the factors it considered. In considering those factors, individual members of each Board may have given weight to different factors. Each Board considered all of those factors as a whole and believed that those factors supported its decision.

The factors considered by one Board were not identical to the factors considered by the other Board. However, both Boards identified certain material benefits, common to both companies and their respective stockholders, that both Boards expect will result from the Amorcyte Merger, as well as certain risks affecting both companies in connection with the Amorcyte Merger and certain other considerations common to both companies. These benefits, risks and other considerations are described immediately below. Following the discussion of those matters, the separate factors, both positive and negative, that each Board separately considered are described. This section, read as a whole, includes the material factors considered by each Board in approving the Amorcyte Merger.

Joint Reasons for the Amorcyte Merger

The NeoStem Board of Directors (as well as its Mergers & Acquisition Committee) and the Amorcyte Board of Directors approved the Amorcyte Merger based on a number of factors, including, among other things, their belief that the combination of NeoStem and Amorcyte will create a stronger, more successful company, with enhanced prospects for continued viability, will be accretive in nature and will provide the stakeholders of both NeoStem and Amorcyte with the potential for more financial success than either company might have on its own.

Both Boards also recognize the risks inherent in the transaction, including:

•	the risk that the combined company may not be able to realize, fully or at all, the potential benefits of the combination;
•	the possibility that even if the Amorcyte Merger is approved by the stakeholders of both companies, it may not be completed;

•	the substantial charges to be incurred in connection with the Amorcyte Merger, including transaction expenses;
•	the risk that the potential benefits of the Amorcyte Merger may not be realized, including that the combined company might not be able to raise additional capital as may be required to fund the development of AMR-001 or other products of Amorcyte, or that such development efforts may be unsuccessful; and
•	the other risks described under “Risks Related to the Amorcyte Merger” beginning on page 25.

Both Boards determined that the potential benefits of the Amorcyte Merger outweigh the potential risks. In the course of their separate deliberations, each Board also considered the following factors:

•	historical information concerning the businesses, operations, financial condition, results of operations, technology, management, competitive positions, and prospects of NeoStem and Amorcyte as stand-alone businesses, including results of operations during their most recent fiscal periods;
•	the current and historical economic and market conditions and industry environment in the business of each company; and
•	the results of their respective due diligence process.

Each Board also determined that the provisions of the Agreement and Plan of Merger, including the purchase price, the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were the reasonable product of vigorous arms-length negotiations. Each Board concluded that the provisions of the relevant documents reasonably protected the interests of the applicable company’s stakeholders and did not present any significant impediments to proceeding with the Amorcyte Merger considering all of the circumstances.

Reasons of the NeoStem Board

In the course of its deliberations, the NeoStem Board considered the following additional factors:

•	NeoStem’s plans to move toward becoming a “one-stop-shop” for global cell therapy would be advanced.
•	The promise of Amorcyte’s stem cell therapy and its successful Phase 1 trial.
•	New management need not be added since PCT was already involved in the development of AMR-001.
•	The potential to increase its portfolio of stem cell therapies when considered in combination with Athelos and its VSELTM technologies.
•	The Board’s recognition that Amorcyte is a unique asset with tremendous expertise in cell manufacturing (through PCT) and the regulatory approval process. This expertise combined with the right proprietary cell based therapeutic represent the potential to create substantial value for the NeoStem.
•	Amorcyte as a company is virtual, providing ease and lower cost of integration.
•	The Amorcyte asset, AMR-001 was developed and manufactured with PCT personnel, optimizing its fit going forward.
•	The asset met NeoStem’s key criteria to focus on assets that have strong intellectual property (AMR-001 has a composition of matter patent) and assets that are mature (AMR-001 is ready to move into a Phase 2 clinical trial).
•	The biological mechanism of action is well documented and understood, which is key in successfully navigating the drug approval process.

•	There is an established biological threshold dose and therapeutic potential seen in a well-designed albeit small, Phase 1 study in acute myocardial infarction patients. In doing so, the asset meets not only all of NeoStem’s investment criteria but goes beyond in demonstrating proof of concept in a Phase 1 trial.
•	The Phase 2 study is already designed, and in-place and replicates the design of the Phase 1 study thus enabling NeoStem to more expeditiously move it forward than if NeoStem were starting without the designed plan.
•	Historical precedent for Amorcytes product (CD34+) cell exists in both the literature and real world which also impressed NeoStem and reduces development risk.

The NeoStem Board also considered a number of risks and potentially negative factors in its deliberations concerning the Amorcyte Merger, including the risk factors described elsewhere in this joint proxy statement/prospectus, and in particular:

•	the risk that the development of AMR-001 will not be successful;
•	the risk that the cell therapy industry itself may take an unexpectedly longer period of time to further develop and mature;
•	the risk that certain financial obligations associated with the Phase 2 trial for AMR-001 will make it more difficult for the combined company to succeed financially; and
•	other applicable risks described in this joint proxy statement/prospectus statement under “Risk Factors” beginning on page 25.

Based on its consideration of these factors, the NeoStem Board determined that the Amorcyte Merger is desirable to the company and its shareholders.

Reasons of the Amorcyte Board

In the course of its deliberations, the Amorcyte Board considered the following additional factors:

Amorcyte views the proposed Amorcyte Merger as being in the best interests of Amorcyte and its stakeholders. Amorcyte security holders will receive shares and other securities of NeoStem, an NYSE Amex listed adult stem cell company with market liquidity. In addition, Amorcyte security holders may also receive certain Earn Out Payments as more particularly described in Q-2 of the section entitled “Questions and Answers About the Amorcyte Merger and Other Proposals.” With added assets from Amorcyte, the Amorcyte Board believes NeoStem and its intellectual property portfolio will be greatly strengthened and will aim to move to the next stage of growth.

Additionally, with this transaction, Amorctye will be relieved of the need to obtain further funding on its own to develop its products. The Amorcyte Merger is a transaction in which the Amorcyte Board strongly believes that security holders’ value may be better protected and potentially enhanced and diversified. The alternative to approving the Amorcyte Merger may expose Amorcyte to a significant decrease in value, particularly if it could not find financing for the Phase 2 trial of AMR-001 on its own.

After serious consideration, the Amorcyte Board unanimously endorsed this transaction and recommended that its stockholders approve the Amorcyte Merger.

The Amorcyte Board also considered a number of risks and potentially negative factors in its deliberations concerning the Amorcyte Merger, including the risk factors described elsewhere in this joint proxy statement/prospectus, and in particular:

•	the risk that NeoStem will not have adequate capital to fully fund the AMR-001 trials or that certain liabilities of NeoStem will make it more difficult for the combined company to succeed financially;
•	other applicable risks described in this joint proxy statement/prospectus statement under “Risk Factors” beginning on page 25.

Based on its consideration of these factors, the Amorcyte Board determined that the Amorcyte Merger is preferable to the other alternatives which might be available to Amorcyte, such as remaining independent and growing internally and through future mergers or financings, or engaging in a capital-raising transaction.

RECOMMENDATIONS OF THE NEOSTEM AND THE AMORCYTE BOARDS

Recommendation of the NeoStem Board

The Audit Committee of NeoStem’s Board of Directors considered and evaluated conflicts of interest presented by the Amorcyte Merger and unanimously determined that the Amorcyte Merger is fair to NeoStem and its stockholders. After evaluating the proposed transaction and the terms thereof (and considering the determination of the Audit Committee), the Mergers & Acquisitions Committee of the NeoStem Board has unanimously determined that the terms of the Agreement and Plan of Merger and the Amorcyte Merger are advisable for, and in the best interests of, NeoStem and the NeoStem stockholders. Upon such determinations, the NeoStem Board unanimously recommends that NeoStem stockholders vote FOR the proposal to approve the issuance of NeoStem Common Stock and Warrants pursuant to the Agreement and Plan of Merger.

Recommendation of the Amorcyte Board

The Amorcyte Board has unanimously determined that the terms of the Agreement and Plan of Merger and the Amorcyte Merger are fair to, advisable for, and in the best interests of Amorcyte and the Amorcyte stockholders. The Amorcyte Board recommends that Amorcyte stockholders vote FOR the proposal to adopt the Agreement and Plan of Merger and approve the Amorcyte Merger. Approval of the proposal to adopt the Agreement and Plan of Merger will constitute approval of all transactions contemplated by the Agreement and the Plan of Merger.

Vote Required

NeoStem

The affirmative vote of a majority of the total votes cast in person or by proxy will be required to approve the issuance of the NeoStem securities in connection with the Amorcyte Merger pursuant to the Agreement and Plan of Merger. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of quorum. Abstentions and broker “non-votes” for such proposal are not considered to have been voted on the proposal.

Amorcyte

The approval of the proposal to adopt the Agreement and Plan of Merger will require the affirmative vote of (A) a majority of the outstanding Amorcyte Common Stock and Amorcyte Series A Preferred Stock, voting together as a single class, with each share of Amorcyte Series A Preferred Stock treated on an “as if converted” basis AND (B) the holders of a majority of the outstanding Amorcyte Series A Preferred Stock, voting as a separate class. If you abstain or do not vote, your abstention or non-vote will have the same effect as a vote against the Amorcyte Merger.

Pursuant to a Right of First Refusal and Co-Sale Agreement among Amorcyte and certain of its stockholders, as amended, holders of a sufficient number of shares of Amorcyte Common Stock and Amorcyte Series A Preferred Stock to adopt the Agreement and Plan of Merger have agreed to vote all of the shares of Amorcyte capital stock held by them in favor of any “Change of Control Transaction” (which as defined includes the proposed Amorcyte Merger) that is approved by Amorcyte’s board of directors and by a majority of the holders of the Amorcyte Series A Preferred Stock.

In addition, pursuant to a voting agreement (the “Amorcyte Voting Agreement”) dated the same date as the Agreement and Plan of Merger, holders of a sufficient number of shares of Amorcyte Common Stock and Amorcyte Series A Preferred Stock to adopt the Agreement and Plan of Merger have irrevocably agreed to vote in favor of adoption of the Agreement and Plan of Merger. Such stockholders’ votes will be sufficient without any other votes to adopt the Agreement and Plan of Merger, the Amorcyte Merger and all the transactions contemplated by the Agreement and Plan of Merger.

Existing Business Relationships Between NeoStem and Amorcyte

Amorcyte was initially formed as a wholly owned subsidiary of Progenitor Cell Therapy, LLC (“PCT”) and was spun off to PCT’s members during 2005. PCT (now a wholly-owned subsidiary of NeoStem) was acquired by NeoStem on January 19, 2011. The Amorcyte spin off was an example of PCT’s strategy, which historically has included the periodic formation of companies intended to develop specific therapeutic products, which companies could subsequently be spun-out while remaining revenue-generating clients of PCT. Through its acquisition of PCT, NeoStem has an ownership interest in Amorcyte consisting of 62.6 shares of Amorcyte’s Series A Preferred Stock owned by PCT (representing less than 1% of Amorcyte’s outstanding Series A shares). Additionally, Amorcyte is now a NeoStem customer (through NeoStem’s subsidiary PCT), resulting in revenues to NeoStem for R&D services of $105,329 during fiscal year 2010. Former members of PCT have remained stockholders of Amorcyte post spin-off.

Since its spin-off from PCT, Amorcyte has remained dependent on PCT for certain administrative and development services. For example, on May 31, 2005, Amorcyte entered into a Cell Processing Agreement with PCT (subsequently amended and restated effective March 13, 2009), pursuant to which PCT is the exclusive evergreen provider of cell processing services and related services to Amorcyte at rates specified in the Agreement and anticipates processing the cells for the 150 patients expected to be enrolled in Amorcyte’s Phase 2 trial expected to start by the end of first quarter 2012. In exchange for entering into this Agreement, Amorcyte paid PCT $200,000. The rates set forth by the Agreement initially included $25,000 per month during the clinical trial period for oversight services. This monthly fee was amended to $22,000 (or less if Amorcyte asked PCT to perform a lesser amount of services) in 2008 through March 2011. Under the March 13, 2009 agreement Amorcyte has contracted with PCT to provide certain administrative financial and accounting functions and use of certain space at PCT’s Allendale, New Jersey facility at a fee of $15,000 per month. Fees for additional services are determined by mutual agreement of the parties. Costs incurred by Amorcyte (and corresponding revenues recognized by PCT) under this Agreement amounted to $45,000 for each of the three month periods ended March 31, 2011 and 2010, $180,000 for each of the years ended December 31, 2010 and 2009, and approximately $1,269,000 since Amorcyte’s inception. Since the execution of the Amended and Restated Cell Processing Agreement, PCT and Amorcyte have mutually agreed on various proposals provided to Amorcyte by PCT addressing various services, including process development and preparatory services related to anticipated Phase 2 trials of AMR-001.

Certain officers of NeoStem’s subsidiary PCT provide services to Amorcyte pursuant to this arrangement. For example, George Goldberger, currently PCT’s Vice President — Business Development, also serves as the Chief Financial Officer of Amorcyte. Dr. Andrew L. Pecora, who currently serves in a part-time capacity as PCT’s Chief Medical Officer and as of August 17, 2011 is also NeoStem’s Chief Medical Officer and who pursuant to the agreement governing NeoStem’s January 2011 acquisition of PCT will be invited to join NeoStem’s board of directors (appointment anticipated during 2011), also serves as Amorcyte’s Chief Scientific Officer. Pursuant to an oral consulting agreement with Amorcyte, Dr. Pecora was to receive $50,000 per year in compensation for service as Amorcyte’s Chief Scientific Officer, but by written agreement Dr. Pecora has relinquished all rights he had with respect to such compensation, while continuing to serve as Amorcyte’s Chief Scientific Officer.

On May 19, 2006, PCT entered into a line of credit agreement with Amorcyte, whereby PCT agreed to loan Amorcyte up to $500,000 at an annual interest rate of 5%. The line of credit agreement was a condition to Amorcyte closing a Series A Preferred Stock Financing completed during 2006. To date, PCT has not loaned any amount to Amorcyte under this agreement. The line of credit agreement expires on the earlier of (i) the date on which PCT declares the outstanding principal and accrued interest due and payable based on an event of default as defined within the agreement, or (ii) the date of closing of the first debt or equity financing of Amorcyte following the initial borrowing of the principal. These events have not occurred to date.

Pursuant to the Agreement and Plan of Merger, the full payment and satisfaction by Amorcyte of all payables due to NeoStem’s subsidiary PCT through the closing date is a condition to NeoStem’s obligation to close the Amorcyte Merger.

During June 2010, PCT made an investment in Amorcyte through the purchase for $50,000 of 62.6 shares of Amorcyte Series A Preferred Stock.

In June and July of 2011, respectively, Novitas Capital III, L.P. and Darren Blanton, each a substantial beneficial owner of Amorcyte Series A Preferred Stock, invested $1,000,000 and $350,000, respectively, in private placements of NeoStem Common Stock. In addition, in this same private placement, Crown Oaks Inc.

Profit Sharing Plan & Trust and the William Herbert Hunt Trust Estate, each a substantial Amorcyte stockholder, invested $250,000 and $128,000, respectively, in NeoStem Common Stock.

Additionally, Robert A. Preti, Ph.D., an officer of NeoStem’s subsidiary PCT, beneficially owns 27.5 shares (or 0.3%) of Amorcyte Series A Preferred Stock and 1,219.7 shares (or 15.6%) of Amorcyte Common Stock. Dr. Preti also beneficially owns 2,129,966 shares (or 2.2%) of the outstanding NeoStem Common Stock.

In accordance with the terms of the agreement (the “PCT Merger Agreement”) governing NeoStem’s acquisition of PCT (which closed on January 19, 2011) (the “PCT Merger”), the stock consideration paid by NeoStem in exchange for the membership interests of PCT was deposited into an escrow account for eventual distribution to the former members of PCT. Dr. Pecora, Dr. Robert A. Preti (PCT’s President and Chief Scientific Officer prior to the PCT merger, and who following the PCT merger serves as PCT’s President pursuant to an employment agreement that became effective upon the closing of the PCT Merger and also as PCT’s Chief Scientific Officer) and Mr. Goldberger beneficially owned approximately 17.2%, 17.0% and 2.5%, respectively, of the membership interests of PCT that were outstanding immediately prior to the closing of the PCT Merger. Certain of the shares of NeoStem Common Stock issued to these three individuals in connection with the January 2011 PCT Merger have been and/or will be released from escrow earlier than the first release of shares for other former members of PCT for the purpose of enabling them to pay taxes that will be due as a result of the PCT merger. Currently Dr. Pecora, Dr. Preti and Mr. Goldberger beneficially own 2,370,672, 2,129,966 and 309,192 shares, respectively, of NeoStem’s Common Stock, representing respectively 2.4%, 2.2% and 0.3% of NeoStem’s outstanding Common Stock. Dr. Pecora’s beneficial ownership includes 78,125 shares of NeoStem Common Stock purchased by him in a NeoStem private placement consummated on March 3, 2011 at a price of $1.28 per share.

Pursuant to the PCT Merger Agreement, NeoStem agreed to pay off PCT’s credit line with Northern New Jersey Cancer Associates (“NNJCA”), in an amount up to $3,000,000, shortly after the closing of the PCT Merger. On January 21, 2011, NeoStem paid NNJCA $3,000,000 in full satisfaction of all of borrower PCT’s obligations to lender NNJCA arising from the underlying line of credit and security agreement. Dr. Pecora has served as Managing Partner of NNJCA since 1996.

In order to accelerate Amorcyte's ability to commence the Phase 2 clinical trial of AMR-001, NeoStem has agreed to provide loans to Amorcyte prior to the closing to be used in connection with the Phase 2 trial. Pursuant to a Loan Agreement entered into on September 9, 2011, Amorcyte may from time to time request loans from NeoStem up to an aggregate principal amount of $350,000. The borrowings will accrue interest at a rate of 6% per annum through December 31, 2011 and at a rate of 9% per annum thereafter. Amounts repaid by Amorcyte may not be reborrowed. Monthly interest payments commence in January 2012, with the entire unpaid principal balance of the loans (together with accrued but unpaid interest) becoming due on August 31, 2012. Amorcyte gave NeoStem a Convertible Promissory Note to evidence the loans, which affords NeoStem the right at any time after January 1, 2012 to convert unpaid Loan Agreement obligations into Amorcyte Common Stock and Amorcyte Series A Preferred Stock.

Interests of Certain Persons in the Amorcyte Merger

Interests of Certain Amorcyte Officers and Directors

Beneficial Ownership of Amorcyte Capital Stock.  Certain Amorcyte officers and directors beneficially own Amorcyte Common Stock and Amorcyte Series A Preferred Stock, as follows:

Name of Stockholder	Common Shares(1)	Percentage of Class	Series A Preferred Shares		Percentage of Class
Dr. Andrew L. Pecora	1,219.7	15.6%	58.8		0.6%
Paul Schmitt	0.0	0.0%	3,693.7	(2)	35.3%
George S. Goldberger	177.1	2.3%	38.8		0.4%
Darren Blanton	0.0	0.0%	939.7	(3)	9.0%
Desmond O’Connell	0.0	0.0%	187.8	(4)	1.8%
Michael Starcher	0.0	0.0%	1,252.1	(5)	12.0%

(1)	Excludes shares issuable upon conversion of Amorcyte Series A Preferred Stock. Also excludes shares of Amorcyte common stock issuable upon the exercise of options, which are described in the immediately following paragraph.
(2)	These shares are owned by Novitas Capital III, L.P. The general partner of Novitas Capital III, L.P. is Novitas Capital III GP, L.P., the general partner of which is Novitas Capital III GP Manager, LLC, and the advisor to these entities is PA-ESP Investment Management LLC of which Paul Schmitt is the managing director.
(3)	Includes (i) 939.7 shares owned by Colt Ventures, Ltd. (of which fund Mr. Blanton is a managing partner), and (ii) 250.4 shares owned by the Darren & Julie Blanton Children’s Trust and 250.4 shares owned by the Darren & Julie Blanton 2001 Descendant’s Trust, of which Mr. Blanton’s brother is a trustee. Mr. Blanton disclaims any beneficial ownership with respect to both of these trusts.
(4)	125.2 of these shares are held in Mr. O’Connell’s IRA account.
(5)	These shares are owned by CCP-AMORC, L.P. The general partner of CCP-AMORC, L.P. is CCP-AMORC GP, LLC of which Michael Starcher is the president.

Also, the following Amorcyte directors and officers hold options to purchase shares of common stock of Amorcyte in the following quantities: Dr. Andrew Pecora (1,069 options), Darren Blanton (152 options), Paul Schmitt (1,389 options), Dr. Hans Mueller (602 options), Dr. Thomas Moss (152 options), Michael Starcher (152 options), and Desmond O’Connell (152 options). In addition, Astrid Werner, a former Amorcyte consultant, and Dr. Linda Nardone, Amorcyte’s former Vice President of Operations and currently an Amorcyte consultant, each holds an option to purchase 152 shares of Amorcyte common stock. Each of the foregoing options is exercisable at $185.87 per share.

For further details with respect to the beneficial ownership of Amorcyte’s directors and officers, see the section captioned “Security Ownership of Certain Beneficial Owners and Management of Amorcyte.”

Additional Cross-Ownership.  During June 2010, NeoStem’s subsidiary PCT made an investment in Amorcyte through the purchase for $50,000 of 62.6 shares of Amorcyte Series A Preferred Stock.

In June and July of 2011, respectively, Novitas Capital III, L.P. and Darren Blanton, each a substantial beneficial owner of Amorcyte Series A Preferred Stock, invested $1,000,000 and $350,000, respectively, in private placements of NeoStem Common Stock. In addition, in this same private placement, Crown Oaks Inc. Profit Sharing Plan & Trust and the William Herbert Hunt Trust Estate, each a substantial Amorcyte stockholder, invested $250,000 and $128,000, respectively, in NeoStem Common Stock.

Currently Dr. Pecora (who is the Chief Scientific Officer of Amorcyte, the Chief Medical Officer of NeoStem and an officer of NeoStem’s subsidiary PCT) and Mr. Goldberger (who is the Chief Financial Officer of Amorcyte and an officer of NeoStem’s subsidiary PCT) beneficially own 2,370,672 and 309,192 shares, respectively, of NeoStem’s Common Stock, representing respectively 2.4% and 0.3% of NeoStem’s outstanding Common Stock. Dr. Pecora’s beneficial ownership includes 78,125 shares of NeoStem Common Stock purchased by him in a NeoStem private placement consummated on March 3, 2011 at a price of $1.28 per share.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE
AMORCYTE MERGER AND THE SUBCO II MERGER

The following is a general summary of the material United States (“U.S.”) federal income tax consequences of the Amorcyte Merger and the Subco II Merger (together, the “Transaction”) to U.S. Holders (as defined below) that exchange Amorcyte Common Stock and/or Amorcyte Series A Preferred Stock (together, “Amorcyte Stock”) for NeoStem Common Stock, NeoStem Warrants, and Earn Out Payments pursuant to the Transaction.

This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations of the U.S. Treasury Department (“Treasury Regulations”), Internal Revenue Service (“IRS”) rulings, and judicial and administrative rulings and decisions in effect on the date of this joint proxy statement/prospectus. These authorities may change at any time, possibly retroactively, and any change could affect the continuing validity of this discussion. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, nor does it address any U.S. federal laws other than U.S. federal income tax laws. In addition, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a particular U.S. Holder in light of the U.S. Holder’s personal circumstances. Further, this discussion does not address the tax consequences that may be relevant to a U.S. Holder that receives special treatment under some U.S. federal income tax laws. Holders receiving this special treatment include, but are not limited to, the following:

•	partnerships and other pass-through entities;
•	persons who are not “United States persons” (as defined in Section 7701(a)(30) of the Code);
•	financial institutions;
•	tax-exempt organizations;
•	insurance companies;
•	mutual funds;
•	traders in securities that elect to apply a mark-to-market method of accounting;
•	dealers in securities or foreign currencies;
•	persons who are subject to alternative minimum tax;
•	holders of options or warrants granted by Amorcyte, or persons who received their Amorcyte Stock through the exercise of employee stock options or otherwise as compensation;
•	persons who have a functional currency other than the U.S. dollar;
•	persons who hold Amorcyte Stock as part of a hedge, constructive sale, straddle, conversion transaction or other integrated transaction; and
•	certain U.S. expatriates.

This discussion assumes that U.S. Holders hold their Amorcyte Stock as capital assets within the meaning of Section 1221 of the Code (generally, as property held as an investment and not as a dealer or for sale to customers in the ordinary course of the U.S. Holder’s trade or business), and will hold their NeoStem Common Stock and Warrants as capital assets as well. This discussion does not address the receipt of NeoStem Common Stock, Warrants, or Earn Out Payments by anyone other than in their capacity as a U.S. Holder, or the receipt of NeoStem Common Stock, Warrants or Earn Out Payments in exchange for services, or in exchange for property other than Amorcyte Stock.

None of the analysis in this discussion will be binding on the IRS. NeoStem does not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Transaction. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this summary.

Holders of Amorcyte Stock are strongly urged to consult with their own tax advisors as to the tax consequences of the Transaction under U.S. federal, state, local, foreign, and other tax laws in light of their particular circumstances.

As used in this summary, the term “U.S. Holder” means a beneficial owner of Amorcyte Stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;
•	a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust if either (a) it is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all of its substantial decisions, or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Material Federal Income Tax Consequences of the Transaction to Amorcyte, NeoStem, U.S. Holders, and Holders of NeoStem Common Stock

NeoStem and Amorcyte intend that the Transaction will be treated for U.S. federal income tax purposes as a single integrated transaction that qualifies as a reorganization pursuant to Section 368(a) of the Code (a “Reorganization”), but it is unclear under present U.S. federal tax law whether the Transaction will so qualify.

The discussion below under “Tax Treatment if the Transaction Qualifies as a Reorganization” assumes that the Transaction qualifies as a Reorganization. The discussion below under “Effects of Failure to Qualify as a Reorganization” provides a brief explanation of how the Transaction could fail to qualify as a Reorganization and explains the tax consequences to U.S. Holders if the Transaction fails to qualify as a Reorganization.

Tax Treatment if the Transaction Qualifies as a Reorganization

Exchange of Amorcyte Common Stock for a Combination of NeoStem Common Stock, NeoStem Warrants, and Cash. Except as discussed below under “Imputed Interest”, “Cash in Lieu of Fractional Shares”, and “Cash in Satisfaction of Dissenters’ Rights”, if the Transaction were to qualify as a Reorganization a U.S. Holder generally would recognize taxable gain, but not loss, equal to the lesser of:

•	the amount of cash that the U.S. Holder receives pursuant to the Transaction; and
•	the excess of the amount of cash and the fair market value of NeoStem Common Stock and Warrants received by the U.S. Holder over the U.S. Holder’s tax basis in the Amorcyte Stock surrendered.

Imputed Interest.  A portion of the consideration (including a portion of the NeoStem Common Stock) received in the Transaction may be treated as imputed interest income, which is subject to tax at ordinary income tax rates. Any amount so treated would not count as consideration received by the U.S. Holder in calculating the amount of gain recognized by the U.S. Holder as a result of the Transaction or in calculating the U.S. Holder’s tax basis in the NeoStem Common Stock and Warrants received.

Tax Basis and Holding Period.  A U.S. Holder’s aggregate tax basis in the NeoStem Common Stock and Warrants that the U.S. Holder receives in the Transaction would equal the aggregate basis that such U.S. Holder had in the shares of Amorcyte Stock surrendered in the Transaction, reduced by the amount of any cash received and increased by any gain recognized by such stockholder in the Transaction. Such basis must be allocated between the NeoStem Common Stock and Warrants received based upon the relative fair market values of each. The holding period of a U.S. Holder in the shares of NeoStem Common Stock and Warrants received in the Transaction would include the holding period for the shares of Amorcyte Stock surrendered in exchange therefor. Any U.S. Holder having varying bases or holding periods in respect of the U.S. Holder’s shares of Amorcyte Stock, or a U.S. Holder owning both Amorcyte Common Stock and Amorcyte Series A Preferred Stock, should consult the U.S. Holder’s tax advisors prior to the exchange in order to identify the bases or holding periods of the particular shares of NeoStem Common Stock and the particular NeoStem Warrants received in the Transaction.

Character of Recognized Gain.  Subject to the above discussion regarding imputed interest, any gain that a U.S. Holder recognizes will be treated as capital gain unless the receipt of cash by the U.S. Holder has the effect of the distribution of a dividend for U.S. federal income tax purposes. Capital gain will be long-term capital gain if the U.S. Holder’s holding period in the Amorcyte Stock surrendered is greater than one year as of the Effective Time. In the case of certain non-corporate U.S. Holders, long-term capital gain is currently eligible for reduced rates of U.S. federal income tax. U.S. Holders that acquired Amorcyte Stock at different times are urged to consult their tax advisors regarding the treatment of any gain as long-term or short-term capital gain.

If the receipt of an Earn Out Payment has the effect of the distribution of a dividend, the gain therefrom will be treated as dividend income to the extent of the U.S. Holder’s share of Amorcyte’s accumulated earnings and profits. While the law is unclear on this point, NeoStem’s accumulated earnings and profits may also have to be included in determining the extent to which an Earn Out Payment results in dividend income. To the extent that the U.S. Holder’s recognized gain exceeds the U.S. Holder’s share of Amorcyte’s (and, possibly, NeoStem’s) accumulated earnings and profits, such gain will be treated as capital gain. In the case of certain non-corporate U.S. Holders, dividends from domestic corporations are currently eligible for reduced rates of U.S. federal income tax. Absent further legislative action, the reduced rates of U.S. federal income tax on dividends will not apply for taxable years of a U.S. Holder beginning after December 31, 2012.

In general, the determination of whether the receipt of an Earn Out Payment has the effect of the distribution of a dividend for federal income tax purposes will depend upon whether and to what extent the Earn Out Payment reduces the U.S. Holder’s deemed percentage stock ownership of NeoStem. For purposes of this determination, the U.S. Holder is treated as if such U.S. Holder first exchanged all of such U.S. Holder’s shares of Amorcyte Stock solely for NeoStem Common Stock and Warrants and NeoStem then immediately redeemed (the “deemed redemption”) a portion of the NeoStem Common Stock in exchange for the Earn Out Payment. The gain recognized in the exchange followed by the deemed redemption will be not be treated as having the effect of the distribution of a dividend if the deemed redemption is (i) substantially disproportionate with respect to the U.S. Holder, or (ii) not essentially equivalent to a dividend.

The deemed redemption generally will be substantially disproportionate with respect to a U.S. Holder if, immediately after the deemed redemption, the U.S. Holder owns, actually or constructively, (i) less than 50% of the total combined voting power of all classes of NeoStem stock entitled to vote and (ii) less than 80% of the percentage of NeoStem stock the stockholder actually or constructively owned before the deemed redemption.

Whether the deemed redemption is not essentially equivalent to a dividend with respect to a U.S. Holder will depend upon the particular circumstances of the U.S. Holder. At a minimum, however, in order for the deemed redemption to be not essentially equivalent to a dividend, the deemed redemption must result in a “meaningful reduction” in the U.S. Holder’s actual and constructive percentage stock ownership of NeoStem stock. In general, that determination requires a comparison of (i) the percentage of the outstanding stock of NeoStem the U.S. Holder is deemed to own (actually and constructively) immediately before the deemed redemption, and (ii) the percentage of the outstanding stock of NeoStem the U.S. Holder is deemed to own (actually and constructively) immediately after the deemed redemption.

In determining whether the deemed redemption is substantially disproportionate or not essentially equivalent to a dividend, a U.S. Holder is deemed to own NeoStem stock actually owned and, in some cases, constructively owned, by certain family members, by certain estates and trusts of which the stockholder is a beneficiary, and by certain affiliated entities. As these rules are complex, each U.S. Holder potentially subject to these rules should consult the U.S. Holder’s tax advisor.

Installment Method for Earn Out Payments.  The installment method may allow a U.S. Holder receiving Earn Out Payments after the taxable year of the U.S. Holder in which the Transaction is consummated to allocate a portion of the U.S. Holder’s taxable gain from the Transaction to the taxable year(s) in which such Earn Out Payments are received. U.S. Holders should consult their own tax advisors concerning the applicability and tax consequences of the installment method of reporting (including the advisability of electing out of the installment method with respect to the U.S. Holder’s gain arising from the Transaction) in their individual circumstances.

Cash in Lieu of Fractional Shares.  If a U.S. Holder receives cash instead of a fractional share of Amorcyte Stock, the U.S. Holder will recognize a taxable gain or loss equal to the difference between the amount of cash that the U.S. Holder receives with respect to such fractional share and the basis allocated to such fractional share.

Cash in Satisfaction of Dissenters’ Rights.  The cash received by a dissenting U.S. Holder in exchange for its Amorcyte Common Stock would be treated as having been received by such shareholder as a distribution in redemption of such U.S. Holder’s Amorcyte Stock, except to the extent deemed a dividend under Section 302 of the Code. The tax consequences of cash received, whether treated as a dividend or as received in exchange for Amorcyte Stock, may vary depending on the individual circumstances of the U.S. Holder. Each U.S. Holder who contemplates exercising statutory dissenters’ rights should consult the U.S. Holder’s tax advisor as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.

Treatment of Amorcyte and NeoStem.  No gain or loss would be recognized by Amorcyte or NeoStem solely as a result of the Transaction.

Treatment of Holders of NeoStem Common Stock.  No gain or loss would be recognized by holders of NeoStem Common Stock solely as a result of holding NeoStem Common Stock prior to the Transaction.

Two-Step Merger.  The goal of the two-step merger structure (i.e., the Amorcyte Merger followed by the Subco II Merger) is to qualify the Transaction as a Reorganization while reducing the risk that Amorcyte would incur corporate-level income tax if the Transaction does not qualify as a Reorganization. If the Transaction were not treated as a Reorganization and the Amorcyte Merger were deemed (independently of the Subco II Merger) a “qualified stock purchase” under Section 338 of the Code: (i) the Amorcyte Merger likely would be treated as a purchase of Amorcyte Stock by NeoStem, and (ii) the Subco II Merger likely would be treated as a tax-free liquidation of Amorcyte into NeoStem pursuant to Section 332 of the Code. By contrast, if the acquisition of Amorcyte were structured as a single forward merger of Amorcyte into Subco II, and such merger were to fail to qualify as a Reorganization, corporate-level tax generally would result.

Certain Reporting Obligations.  Certain U.S. Holders may be required to attach a statement to their tax returns for the year in which the Transaction is consummated that contains the information listed in Section 1.368-3(b) of the Treasury Regulations, if applicable. U.S. Holders are urged to consult their own tax advisors with respect to the applicable reporting requirements.

Effects of Failure to Qualify as a Reorganization

The Transaction will qualify as a Reorganization only if the Transaction satisfies the “continuity of interest” requirement specified in Section 1.368-1(e) of the Treasury Regulations — i.e., if NeoStem acquires a “proprietary interest” in Amorcyte in exchange for NeoStem Common Stock. The determination of whether NeoStem has acquired a “proprietary interest” in Amorcyte in exchange for NeoStem Common Stock generally is based on the percentage (by value) of the consideration paid by NeoStem that consists of NeoStem Common Stock (as compared to the percentage that consists of NeoStem Warrants and Earn Out Payments). For example, if NeoStem were to acquire all of the Amorcyte Stock in exchange solely for cash, NeoStem would not have acquired a “proprietary interest” in Amorcyte in exchange for NeoStem Common Stock. The percentage of consideration paid by NeoStem that must consist of NeoStem Common Stock in order to satisfy the “continuity of interest” requirement is based on all of the facts and circumstances, and therefore cannot be determined with certainty. Treasury Regulations, however, indicate that total consideration consisting of at least 40% NeoStem Common Stock would satisfy the continuity of interest requirement.

A portion of the consideration to be paid by NeoStem in the Transaction will consist of the contingent right to receive cash (i.e., the Earn Out Payments). In addition, 100% of the Base Stock Consideration will be placed in escrow, subject to forfeiture, and the remaining stock consideration (i.e., the Contingent Shares) may or may not be issued. Consequently, it will be unclear as of the Effective Time what the mix of stock and cash consideration will be. If the mix is such that NeoStem has not acquired a proprietary interest in Amorcyte in exchange for NeoStem Common Stock, the Transaction will not qualify as a Reorganization.

If the Transaction were not to qualify as a Reorganization, a U.S. Holder generally would recognize taxable gain or loss equal to the difference, if any, between (i) the amount of cash and the fair market value of the NeoStem Common Stock and Warrants received by the U.S. Holder and (ii) the U.S. Holder’s tax basis in the Amorcyte Stock surrendered.

Backup Withholding

A U.S. Holder may be subject to backup withholding at a rate of 28% on the consideration received in connection with the Amorcyte Merger (which may increase for consideration received after December 31, 2012), unless the U.S. Holder certifies its exemption from backup withholding or provides a correct taxpayer identification number and certain other certifications, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide the U.S. Holder’s correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

The preceding discussion does not purport to be a complete analysis or discussion of all potential tax consequences relevant to the Transaction. Moreover, the discussion does not address any non-income tax consequences nor any foreign, state or local tax consequences. Again, you are urged to consult your own tax advisor as to the specific consequences of the Transaction to you, including tax return and information reporting requirements, the applicability and effect of federal, state, local, and other tax laws, the effects of any proposed changes in the tax laws, and your obligation to retain information regarding the Transaction.

Anticipated Accounting Treatment of the Amorcyte Merger

For accounting purposes, NeoStem will be the “accounting acquirer” of Amorcyte. The Amorcyte Merger will be accounted for under the “purchase” method of accounting. Under the purchase method of accounting, the assets and liabilities of Amorcyte, as of the completion of the Amorcyte Merger, will be recorded at their fair values and the excess of purchase price over the fair value of net assets will be allocated to goodwill and any other applicable intangible assets.

Governmental Approval of the Amorcyte Merger

NeoStem and Amorcyte have determined that filing of a notification under the HSR Act is not required in connection with the Amorcyte Merger.

THE AGREEMENT AND PLAN OF MERGER

The following is a summary of the material provisions of the Agreement and Plan of Merger. This summary may not contain all of the information that is important to the stockholders of NeoStem and Amorcyte and thus this description is qualified in its entirety by reference to the Agreement and Plan of Merger, attached as Annex A hereto, which you are urged to read carefully and in its entirety.

The Amorcyte Merger

The Board of Directors of NeoStem, Inc., a Delaware corporation (“NeoStem”) and the Board of Directors of Amorcyte, Inc. (“Amorcyte”), have approved the merger (the “Amorcyte Merger”) of Amo Acquisition Company I, Inc., a newly formed wholly-owned subsidiary of NeoStem (“Subco”), with and into Amorcyte pursuant to an Agreement and Plan of Merger, dated July 13, 2011, as such agreement may be amended from time to time (the “Agreement and Plan of Merger”), among NeoStem, Amorcyte, Subco and Amo Acquisition Company II, LLC, another newly formed wholly-owned subsidiary of NeoStem (“Subco II”). Pursuant to the Agreement and Plan of Merger, within 90 days after the Effective Time of the Amorcyte Merger, Amorcyte will be merged with and into Subco II (the “Subco II Merger”). Subco II, in its capacity as the wholly-owned subsidiary of NeoStem surviving the transactions contemplated by the Agreement and Plan of Merger, is hereinafter sometimes referred to as the “Surviving Company.”

Amorcyte was initially formed as a wholly-owned subsidiary of Progenitor Cell Therapy, LLC (“PCT”). Amorcyte was spun off to PCT’s members during 2005. PCT, now a wholly-owned subsidiary of NeoStem, was acquired by NeoStem on January 19, 2011.

Aggregate Consideration

Pursuant to the terms of the Agreement and Plan of Merger, all of the shares of Amorcyte common stock and Amorcyte Series A Preferred Stock, all options and warrants to acquire equity of Amorcyte, and all debt obligations issued by Amorcyte that are convertible into Amorcyte Series A Preferred Stock (to the extent not already converted, being treated as if it were actually converted), in each case, issued and outstanding immediately prior to the Effective Time, will, by virtue of the Amorcyte Merger, be cancelled and converted into the right to receive, in the aggregate:

(i)	6,821,283 shares of the common stock, par value $0.001 per share, of NeoStem (“NeoStem Common Stock”) (subject to adjustment as described below) (the “Base Stock Consideration”);
(ii)	4,092,768 shares of NeoStem Common Stock (the “Contingent Shares”, and together with the Base Stock Consideration, the “Stock Consideration”), which Contingent Shares will only be issued only if certain specified business milestones (described below) are accomplished;
(iii)	common stock purchase warrants to purchase 1,881,008 shares of NeoStem Common Stock exercisable over a seven (7) year period at an exercise price of $1.466 per share (the “Warrants”) (the terms of such Warrants to provide that the transfer of any shares of NeoStem Common Stock issued upon exercise of the Warrants will be restricted until one year after the closing date); and
(iv)	the earn out payments described below (the “Earn Out Payments”).

Pursuant to the Agreement and Plan of Merger, prior to closing all Amorcyte options and warrants will be modified in writings executed by each optionholder and warrantholder, so that effective upon the Effective Time, all Amorcyte options and warrants will, by virtue of the Amorcyte Merger, be converted into the right to receive the share of any Earn Out Payments that the holders of such options and warrants would have received if they had exercised their Amorcyte options and/or warrants, as applicable, prior to the Effective Time (after taking into account the payment of any exercise price due had they actually exercised). The holders of Amorcyte options and warrants will be entitled to the merger consideration similar to the holders of Amorcyte common stock, minus the exercise price of the options and warrants.

The NeoStem Common Stock that the equityholders of Amorcyte will be entitled to receive as a result of the Amorcyte Merger, and upon the exercise of the Warrants issued in the Amorcyte Merger, is traded and quoted on the NYSE Amex under the market symbol “NBS.”

Adjustment to Base Stock Consideration

The Base Stock Consideration is subject to adjustment, provided that in no event will NeoStem be required to issue as Base Stock Consideration more than 6,821,283 shares of NeoStem Common Stock. The Agreement and Plan of Merger provides that to the extent the amount of Amorcyte’s liabilities (as defined and calculated in the manner described in the Agreement and Plan of Merger) on the closing date are more than $478,000 (the “Target Liabilities”), the Base Stock Consideration will be decreased by two times (2x) the amount by which Amorcyte’s liabilities are greater than the Target Liabilities. Any such decrease will reduce the Base Stock Consideration by two dollars for every dollar by which Amorcyte’s liabilities are greater than the Target Liabilities, with each share of the Base Stock Consideration valued at $1.466 (the average of the closing prices of sales of NeoStem Common Stock on the NYSE-Amex for the 10 trading days ending on the trading day prior to the date of execution of the Agreement and Plan of Merger) (the “Parent Per Share Value”).

Escrow of Base Stock Consideration

The Agreement and Plan of Merger provides that the Base Stock Consideration will be placed in escrow (the “Escrow Account”) pursuant to an escrow agreement to be executed at closing, for the purpose of paying any damages payable to NeoStem in accordance with the indemnification provisions contained in the Agreement and Plan of Merger. The escrow agent shall initially be NeoStem’s transfer agent (the “Escrow Agent”). The Escrow Account will continue from the closing until that date (the “Termination Date”) which is two (2) years and one day after the closing (the “Escrow Period”). Six months after the closing date, an aggregate of up to 20% of the shares of NeoStem Common Stock may be released from the Escrow Account and distributed to the Amorcyte Representative (as defined below) for distribution to Amorcyte’s former stockholders, optionholders and warrantholders (collectively, the “Amorcyte Securityholders”) in accordance with their proportional interests; provided, however, that NeoStem will not be required to release from escrow any shares of NeoStem Common Stock then being held with respect to pending claims by NeoStem. As soon as practicable after the one (1) year anniversary of the closing date (the “One-Year Release Date”), NeoStem will direct the Escrow Agent to release and distribute to the Amorcyte Representative for distribution to the former Amorcyte Securityholders in accordance with the terms of the Escrow Agreement all shares of NeoStem Common Stock then remaining in the Escrow Account except as follows: If no indemnification claims have been asserted by NeoStem prior to the One-Year Release Date, then NeoStem Common Stock with a Parent Per Share Value of $1,250,000 shall remain in the Escrow Account until the Termination Date. If any indemnification claims have been asserted by NeoStem prior to the One-Year Release Date, then NeoStem Common Stock with a Parent Per Share Value equal to the sum of (i) $2,500,000 plus (ii) the amount of any then pending indemnification claims shall remain in the Escrow Account until the Termination Date. As soon as practical after the Termination Date, all shares of NeoStem Common Stock then remaining in the Escrow Account will be released to the Amorcyte Representative for distribution to the former Amorcyte Securityholders; provided that NeoStem Common Stock representing 120% of the maximum amount of any claim made by NeoStem pursuant to the indemnification provisions of the Agreement and Plan of Merger during the Escrow Period will be withheld and remain in the Escrow Account pending resolution of such claim. In addition, a number of shares of NeoStem Common Stock in the Escrow Account which is necessary to satisfy any unsatisfied claims specified in any indemnification claim previously delivered by NeoStem prior to the Termination Date with respect to facts and circumstances existing prior to the expiration of the Escrow Period, shall remain in the Escrow Account until such claims have been resolved.

Contingent Share Milestones

The Contingent Shares will be issued only if certain business milestones are achieved, as follows:

•	One-third of the Contingent Shares will be issued upon (a) the completion of Phase 2 clinical trial for Amorcyte’s product candidate AMR-001 and (b) issuance of a statistically significant analysis demonstrating satisfaction of the primary clinical end points from the Phase 2 clinical trial, which primary clinical endpoints are described in the Phase 2 clinical trial protocol submitted by Amorcyte to the FDA on July 5, 2011, and which may only be changed by a writing consented to by NeoStem and the Amorcyte Representative.

•	One-third of the Contingent Shares will be issued following a Type B End of Phase 2/Pre-Phase 3 meeting with the FDA wherein AMR-001 is acknowledged in writing by the FDA to be ready for Phase 3.
•	The remaining one-third of the Contingent Shares will be issued upon the first dosing of the first patient in the pivotal Phase 3 clinical study for AMR-001.

Upon achievement of these specified contingencies, the Contingent Shares will be issued to the former stockholders of Amorcyte.

Procedures for Earn Out Payments

Within 90 days following the end of each calendar quarter, NeoStem will pay Earn Out Payments (to the Amorcyte Representative in trust for the benefit of the former Amorcyte Securityholders) equal to 10% of the net sales of AMR-001, which payment obligation will begin following the date of first commercial sale of AMR-001 and continue until the latest date that a valid patent claim exists on a country by country basis covering AMR-001, provided that if NeoStem licenses or otherwise grants an unaffiliated third party the right to commercialize or otherwise exploit AMR-001 or any portion of AMR-001 (including, without limitation, a sublicense for all or part of any territory for AMR-001) then the applicable Earn Out Payment will be equal to 30% of any sublicensing fees, royalties and milestone fees or profit sharing payment (but not payments for development costs) actually received by NeoStem. NeoStem will be entitled to recover direct out-of-pocket clinical development costs not previously paid or reimbursed and any costs, expenses, damages, liabilities, and settlement amounts arising out of or related to claims with respect to patent infringement or otherwise challenging Amorcyte’s ownership of or right to use intellectual property, by reducing any Earn Out Payments due by 50% until such costs have been recouped in full.

The Amorcyte Representative (Paul Schmitt or his duly appointed successor) (the “Amorcyte Representative”) shall be solely responsible for the distribution of the Earn Out Payments to the former Amorcyte Securityholders. At closing, for informational purposes, the Amorcyte Representative will deliver to NeoStem a certification setting forth the percentage of the aggregate Earn Out Payments to which each former Amorcyte Securityholder is entitled (subject to amendment to reflect the effects of any financing conducted by Amorcyte), which certification shall be conclusive and binding on the Amorcyte Securityholders (the “Earn Out Payment Certification”). Within 90 days following the end of each calendar quarter, NeoStem will send the Earn Out Payments, if any, to the Amorcyte Representative (who will be responsible for the appropriate division and distribution of the Earn Out Payments received by him, as well as any tax withholding or reporting related thereto).

Liquidation Preference of Amorcyte Series A Preferred Stock

When the merger consideration is distributed to Amorcyte’s stockholders, the liquidation preference accorded by Amorcyte’s amended and restated certificate of incorporation, as amended, to the holders of Amorcyte Series A Preferred Stock must be satisfied before the holders of Amorcyte Common Stock will receive any of the merger consideration. In accordance with an August 2011 amendment to Amorcyte’s Amended and Restated Certificate of Incorporation, for purposes of the Series A liquidation preference, all NeoStem Common Stock and all NeoStem Warrants paid to Amorcyte stockholders will be valued at the values set forth in the Agreement and Plan of Merger (i.e. at $1.466 per share and $1.063 per Warrant, respectively, or $12 million in the aggregate). Based on a liquidation preference of $1,197.975 per share and 10,459 shares of Amorcyte Series A Preferred Stock outstanding, the first $12,529,620.53 of consideration received by the Amorcyte stockholders will be distributed entirely to the holders of Amorcyte Series A Preferred Stock. As a result, all of the Base Stock Consideration and all of the Warrants will be distributed to holders of Amorcyte Series A Preferred Stock.

Subject to Closing Conditions

The consummation of the transactions is subject to various conditions, including the approval by Amorcyte’s stockholders of the Amorcyte Merger and the Agreement and Plan of Merger; approval by NeoStem’s stockholders of the issuance of NeoStem securities in connection with the Amorcyte Merger; Amorcyte having terminated (with no liability to NeoStem) its Amended and Restated License, as amended to date, from Baxter Healthcare Corporation; receipt by NeoStem of evidence reasonably satisfactory to it that

Amorcyte has entered into an agreement with a supplier for cell sorting on terms and conditions reasonably acceptable to NeoStem; the full payment and satisfaction by Amorcyte of all payables due to NeoStem’s subsidiary PCT through the closing date; the absence of any order or legal proceeding preventing consummation of the Amorcyte Merger; and other legal and regulatory requirements. Additionally, it is a condition to NeoStem’s and Subco’s obligations to close that (A) (i) holders of Amorcyte Common Stock and holders of Amorcyte Series A Preferred Stock entitled to 1% or more of the aggregate Stock Consideration shall not have voted against adoption of the Agreement and Plan of Merger or withheld their consent thereto in writing or otherwise remain eligible to perfect appraisal rights in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and (ii) holders who represent more than 5% of the issued and outstanding Amorcyte Common Stock shall not have voted against the adoption of the Agreement and Plan of Merger or withheld their consent thereto in writing or otherwise remain eligible to perfect appraisal rights in accordance with the DGCL, and that (B) no holders of the issued and outstanding Amorcyte Series A Preferred Stock shall have had any of their shares redeemed nor shall any holder of Amorcyte Series A Preferred Stock have requested that Amorcyte redeem any shares of Amorcyte Series A Preferred Stock. Either NeoStem or Amorcyte may terminate the Agreement and Plan of Merger and the transactions contemplated thereby at any time prior to the Effective Time, if the closing does not occur on or prior to January 31, 2012; provided that the party seeking to terminate is not at such time in material breach of any material representation or warranty contained in the Agreement and Plan of Merger.

Voting Agreements

Pursuant to a Right of First Refusal and Co-Sale Agreement among Amorcyte and certain of its stockholders, as amended, holders of a sufficient number of shares of Amorcyte Common Stock and Amorcyte Series A Preferred Stock have agreed to vote all of the shares of Amorcyte capital stock held by them in favor of any “Change of Control Transaction” (which as defined includes the proposed Amorcyte Merger) that is approved by Amorcyte’s board of directors and by a majority of the holders of Amorcyte’s Series A Preferred Stock.

In addition, pursuant to a voting agreement (the “Amorcyte Voting Agreement”) dated the same date as the Agreement and Plan of Merger, holders of a sufficient number of shares of Amorcyte Common Stock and Amorcyte Series A Preferred Stock to approve the Amorcyte Merger and the Agreement and Plan of Merger have irrevocably agreed to vote in favor of the Amorcyte Merger and adoption of the Agreement and Plan of Merger at any meeting of the stockholders of Amorcyte called to for such purpose (or in connection with any written consent of Amorcyte stockholders for such purpose) (the “Amorcyte Meeting”) and agreed to certain transfer restrictions with respect to their Amorcyte securities prior to the closing.

Amorcyte Representative

By adoption of the Agreement and Plan of Merger at the Amorcyte Meeting, each stockholder of Amorcyte will be deemed to have irrevocably constituted and appointed Paul Schmitt (currently the Chief Executive Officer and a director of Amorcyte, and the Managing Director of Novitas Capital, a substantial stockholder of Amorcyte), as the “Amorcyte Representative” under the Agreement and Plan of Merger. The Amorcyte Representative will act on behalf of all of the stockholders of Amorcyte in executing various closing documents and in reviewing and, if he deems it appropriate, disputing, any indemnification claims made against the Escrow Account after the closing.

Covenant to Develop AMR-001

Pursuant to the Agreement and Plan of Merger, NeoStem covenants to use commercially reasonable efforts to develop AMR-001 (currently, Amorcyte’s lead product candidate) or to use commercially reasonable efforts to locate a partner to develop AMR-001, and if and only if commercially reasonable, to file a Biologics License Application or its equivalent with the FDA for marketing and sale of AMR-001 in the United States, obtain approval for such marketing and sale in the United States and in such other territories to be agreed to by the parties, and commercialize or cause the commercialization of AMR-001 in the United States and in such additional territories, all in a timely fashion to the extent commercially reasonable.

Description of Warrants to be Issued in the Amorcyte Merger

General.  The Warrants will be evidenced by a “Global Warrant” and delivered following the effective time in book entry form to the former stockholders of Amorcyte, such delivery subject to NeoStem’s receipt of appropriate letters of transmittal from the former stockholders. Each Warrant will entitle the holder to purchase one share of NeoStem Common Stock at an exercise price per share of $1.466. The exercise price per share of each Warrant will be subject to adjustment upon the occurrence of certain events as provided in the form of global Warrant certificate and summarized below. The Warrants may be exercised at any time during their seven year term, unless redeemed; provided, however, that transfer of any shares of NeoStem Common Stock issuable upon exercise of the Warrants will be restricted until the one year anniversary of the closing date of the Amorcyte Merger. The Warrants which have not been previously exercised will expire at the expiration date. A Warrant holder will not be deemed to be a holder of the underlying NeoStem Common Stock for any purpose until the Warrant is exercised.

Redemption.  In the event NeoStem Common Stock is trading at a per share price equal to or exceeding the redemption threshold of $3.466 per share for twenty (20) out of thirty (30) consecutive trading days, NeoStem has the option to call the Warrants. If the holders of Warrants have not exercised the Warrants within 14 days of the redemption notice, NeoStem may redeem the Warrants at $0.0001 per warrant. NeoStem will send the redemption notice by first class mail to Warrant holders at their last known addresses appearing on the registration records maintained by the transfer agent of the Warrants. No other form of notice by publication or otherwise will be required. If NeoStem calls any Warrants for redemption, they will be exercisable until close of business on the business day next preceding the specified redemption date.

Adjustments of Exercise Price.  The exercise price and redemption price of the Warrants will be subject to adjustment in specified circumstances, including in the event (i) there is a merger or consolidation and NeoStem is not the surviving corporation; (ii) there is subdivision, combination or reclassification of securities, recapitalization, automatic conversion, or other similar event affecting the number or character of outstanding shares of NeoStem Common Stock; or (iii) NeoStem declares any stock dividend to stockholders or effects any split or reverse split with respect to the NeoStem Common Stock after the issuance thereof. The Warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of NeoStem Common Stock for less than the exercise price of the Warrants or the current market price of the NeoStem Common Stock.

No Voting and Dividend Rights.  Until exercised, the Warrants will have no voting, dividend or other stockholder rights.

Registration Rights.  NeoStem shall use commercially reasonable efforts to maintain the effectiveness of the Registration Statement on Form S-4 which covers the shares of NeoStem Common Stock underlying the Warrants or file and maintain the effectiveness of another registration statement covering the shares of NeoStem Common Stock issuable upon exercise of the Warrants at any time that both (a) the Warrants are exercisable and (b) the exercise price of the Warrants is less than 105% of the price at which the NeoStem Common Stock is trading on the NYSE Amex (or if the NeoStem Common Stock is no longer trading on the NYSE Amex, such other stock exchange on which such shares trade). In no event will any holder of a Warrant be entitled to receive a “net cash settlement” in lieu of physical settlement in shares of NeoStem Common Stock regardless of whether NeoStem complies with the obligation described in the preceding sentence.

Date of Closing; Record Date

The Agreement and Plan of Merger provides that the Amorcyte Merger will close as soon as practicable (but in any event within five business days) following the date on which each of the conditions to the Amorcyte Merger, including the approval and adoption of the Agreement and Plan of Merger by the stockholders of Amorcyte and the approval of the issuance of NeoStem securities in connection with the Amorcyte Merger by the stockholders of NeoStem. The Agreement and Plan of Merger provides that within 90 days after the Effective Time of the Amorcyte Merger, Amorcyte will be merged with and into Subco II.

Each of the NeoStem Board of Directors and the Amorcyte Board of Directors has fixed the close of business on August 17, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the applicable stockholders meeting, and at any adjournment or postponement thereof.

Management of NeoStem Following the Amorcyte Merger

The management of NeoStem will not change as a result of the Amorcyte Merger. Pursuant to the Agreement and Plan of Merger, on or prior to the closing date, Amorcyte shall deliver to NeoStem a written resignation from each director and officer of Amorcyte; provided, however, that is a condition to NeoStem’s obligations to close the Amorcyte Merger (i) that Andrew L. Pecora, M.D. (currently Amorcyte’s Chief Scientific Officer) shall have entered into an amendment to his existing employment agreement with NeoStem and PCT, effective upon closing, reflecting his additional duties as Chief Scientific Officer of Amorcyte for no additional consideration, and (ii) that Thomas J. Moss, M.D. (currently Amorcyte’s Chief Medical Officer) shall have given NeoStem a written acknowledgement providing for the continuation of his existing offer letter with Amorcyte and Dr. Moss’s agreement to supervise Amorcyte’s anticipated Phase II trial. Individuals designated by NeoStem prior to the Effective Time of the Amorcyte Merger will be the officers and directors of NeoStem after the Effective Time. Following the merger of Amorcyte into Subco II, the manager and the officers of Subco II will continue as the manager and officers of Subco II.

Exchange for NeoStem Common Stock

After the Amorcyte Merger has been completed, the former equityholders of Amorcyte will receive a letter of transmittal describing how they may obtain the NeoStem securities to which they are entitled. As described elsewhere herein, the shares of NeoStem Common Stock issuable as the “Base Stock Consideration” to be distributed to the former equityholders of Amorcyte after the Amorcyte Merger will be held in escrow for a specified period. Upon receipt of an executed letter of transmittal, the Warrants will be issued in book entry form to the former Amorcyte equityholders. The pro rata portion of any Contingent Shares and/or Earn Out Payments to which former Amorcyte equityholders may be entitled will be delivered if and only if the requisite conditions precedent to such delivery are achieved. Each former Amorcyte equityholder’s signature to the letter of transmittal must be guaranteed by a commercial bank, unless this requirement is waived. The executed letter of transmittal must:

•	provide NeoStem and its transfer agent with the Amorcyte equityholder’s address, tax identification number, and any other information NeoStem may have reasonably requested in its letter of transmittal;
•	release NeoStem and Amorcyte from all claims other than claims arising out of the Agreement and Plan of Merger; and
•	acknowledge that the portion of the Base Stock Consideration to which the former Amorcyte equityholder will be entitled following the Amorcyte Merger will be held in escrow for a specified period and permit NeoStem to make all Earn Out Payments to the Amorcyte Representative.

If any former Amorcyte equityholder does not execute and deliver an acceptable letter of transmittal to NeoStem within two years of the completion of the Amorcyte Merger, the shares of NeoStem Common Stock to which such former Amorcyte equityholder was entitled may be cancelled.

After the completion of the Amorcyte Merger, each share of capital stock will be deemed, for all purposes, to evidence only the right to receive the portion of the merger consideration that the holder of such formerly-outstanding share of Amorcyte capital stock is entitled to receive. No former Amorcyte equityholder will be issued any shares of NeoStem Common Stock or Warrants until NeoStem receives a properly completed, duly executed letter of transmittal from such former equityholder.

Representations and Warranties

NeoStem, Subco and Amorcyte made a number of mutual, customary representations and warranties in the Agreement and Plan of Merger regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the Amorcyte Merger. Such representations and warranties are qualified by confidential disclosure schedules that were exchanged by NeoStem and Amorcyte. The representations of

NeoStem and Subco to Amorcyte and of Amorcyte to NeoStem and Subco cover the following topics, among others, as they relate to each company and its subsidiaries:

•	corporate organization, good standing and qualification to do business;
•	capitalization;
•	authority to enter into the Agreement and Plan of Merger;
•	the absence of conflicts under the company’s charter documents, applicable laws or material obligations to third parties;
•	required consents or approvals and violations of any instruments or law;
•	financial statements and filings and reports with the SEC;
•	internal control over financial reporting;
•	the absence of material changes or events in the business since December 31, 2010;
•	taxes and tax returns;
•	ownership of real property, personal property and assets;
•	intellectual property owned or used by the company;
•	compliance with laws and governmental permit requirements;
•	the absence of material litigation;
•	absence of brokers, finders, or financial advisors;
•	employee benefit plans and employment agreements;
•	the absence of liens;
•	environmental matters;
•	labor matters;
•	material contracts and commitments;
•	material suppliers and customers;
•	insurance;
•	related party transactions; and
•	information supplied by either party for use in this joint proxy statement/prospectus and the related registration statement filed by NeoStem.

Conduct of Business Before Completion of the Amorcyte Merger

Amorcyte agreed that prior to the closing of the Amorcyte Merger, it will, among other things:

•	carry on its business only in the ordinary and usual course;
•	use commercially reasonable efforts to keep intact its corporate existence and all material rights, franchises, intellectual property rights, and goodwill relating to the businesses;
•	endeavor to retain its employees and compensate employees consistent with past practice and to preserve present relationships with customers and suppliers;
•	maintain intellectual property rights so as not to adversely affect the validity or enforcement thereof; and
•	use commercially reasonable efforts to obtain all necessary consents, authorizations and approvals to consummate the Amorcyte Merger, and to make all necessary applications and filings;

•	notify NeoStem if, prior to the closing of the Amorcyte Merger, to Amorcyte’s knowledge, any of Amorcyte’s representations and warranties contained in the Agreement and Plan of Merger cease to be materially accurate and complete and if, to Amorcyte’s knowledge, Amorcyte fails to comply with any material covenant or condition contained in the Agreement and Plan of Merger; and
•	promptly pay all amounts due to PCT.

In addition, Amorcyte agreed that prior to the closing of the Amorcyte Merger, it will not:

•	incur or create any encumbrances, liens, pledges or security interest on assets;
•	incur any indebtedness, or increase the outstanding amount of any existing indebtedness; provided that Amorcyte may issue additional Amorcyte Series A Preferred Stock (or convertible debt or preferred stock with terms identical to the Amorcyte Series A Preferred Stock) in an amount up to $1,200,000, subject to certain conditions;
•	merge or consolidate with, purchase substantially all of the assets of, or otherwise acquire any business or any proprietorship, firm, association, limited liability company, corporation or other business organization;
•	make any representation to anyone indicating any intention of NeoStem to retain, institute or provide any employee benefit plans;
•	after the registration statement and/or joint proxy statement is filed, issue any, issue any equity interests of any kind of Amorcyte, except for stock issuable upon exercise of a stock option or warrant outstanding on the date of the Agreement Plan of Merger;
•	issue or grant any subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contractsw or any other agreements obligating Amorcyte to issue, any equity, or securities convertible into any equity;
•	modify, amend or terminate any material contract other than in the ordinary course of business, consistent with past practices;
•	declare or pay any dividend or make any distribution with respect to, or purchase or redeem, equity interests of Amorcyte;
•	sell or dispose or license any assets otherwise than in the ordinary course of Amorcyte’s business;
•	make any capital expenditure other than in the ordinary course of business, consistent with past practices, and in no event in excess of $25,000 in the aggregate; or
•	except as described in the Agreement and Plan of Merger, take any action or omit to take any action which would materially interfere with NeoStem’s rights to compel performance of Amorcyte’s obligations under the Agreement and Plan of Merger.

NeoStem agreed that until the closing of the Amorcyte Merger, it and its subsidiaries will, among other things:

•	conduct its business of in the ordinary and regular course of business;
•	use commercially reasonable efforts to obtain all necessary consents, authorizations and approvals to consummate the Amorcyte Merger, and to make all necessary applications and filings; and
•	notify Amorcyte if, prior to the closing of the Amorcyte Merger, to NeoStem’s knowledge, any of NeoStem’s representations and warranties contained in the Agreement and Plan of Merger cease to be materially accurate and complete and if, to NeoStem’s knowledge, NeoStem fails to comply with any material covenant or condition contained in the Agreement and Plan of Merger.

In addition, NeoStem agreed that until the closing of the Amorcyte Merger, it will not:

•	take any action that would likely result in its representations and warranties becoming false or inaccurate in any material respect; or

•	except as described in the Agreement and Plan of Merger, take any action or omit to take any action which would materially interfere with Amorcyte’s rights to compel performance of NeoStem’s obligations under the Agreement and Plan of Merger.

Stockholders Meetings

NeoStem and Amorcyte agreed to take all action necessary in accordance with Delaware law and their respective organizational documents to convene meetings of their respective stockholders to be held as promptly as practicable after the registration statement of which this joint proxy statement/prospectus is a part is declared effective, for the purpose of voting on a proposal to approve the Amorcyte Merger and adopt the Agreement and Plan of Merger, in the case of Amorcyte, and the issuance of NeoStem securities in connection with the Amorcyte, in the case of NeoStem. Subject to the limitations set forth below, NeoStem and Amorcyte agreed to use commercially reasonable efforts to solicit from their respective stockholders proxies in favor of their respective merger proposals and to take all other action necessary or advisable to secure the vote required to approve such proposals.

Conditions

The obligations of Amorcyte, NeoStem, Subco and Subco II to consummate the transactions contemplated by the Agreement and Plan of Merger shall be subject to the satisfaction (or waiver by each party, to the extent such conditions can be waived) of the following conditions, among others:

•	the Agreement and Plan of Merger, the Amorcyte Merger and the transactions contemplated thereby shall have been approved and adopted by the requisite vote of the Amorcyte stockholders and the issuance of NeoStem securities in the Amorcyte Merger shall have been approved by the requisite vote of NeoStem stockholders;
•	the SEC shall have declared effective the registration statement of which this joint proxy statement/prospectus is a part, and no stop order or similar restraining order suspending the effectiveness of such registration statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC or any state securities administrator;
•	the shares of NeoStem Common Stock required to be issued pursuant to the Agreement and Plan of Merger shall have been approved for listing on the NYSE-Amex or other stock exchange on which the NeoStem Common Stock is listed or quoted, subject to official notice of issuance;
•	all authorizations, consents, orders, approvals, declarations, filings and expiration of waiting periods imposed by applicable law necessary for the consummation of the transactions contemplated by the Agreement and Plan of Merger shall have been obtained or made or shall have occurred; and
•	the Escrow Agreement shall have been executed by the parties.

The obligations of NeoStem and Subco to consummate the transactions contemplated by the Agreement and Plan of Merger shall be subject to the fulfillment (or waiver by NeoStem) of the following conditions, among others:

•	The termination of Amorcyte’s Amended and Restated License from Baxter Healthcare Corporation (as amended to date, the “Baxter License Agreement”) shall be effective in accordance with the terms of the Baxter License Agreement with no liability to NeoStem or any of NeoStem’s affiliates;
•	NeoStem and Subco shall have received evidence reasonably satisfactory to them that Amorcyte has entered into an agreement with a supplier for cell sorting for Amorcyte’s anticipated Phase 2 trial that is reasonably acceptable to NeoStem and on terms and conditions reasonably acceptable to NeoStem (the “Supplier Agreement”);
•	Amorcyte stockholders entitled to 1% or more of the aggregate Stock Consideration (i.e., the Base Stock Consideration and the Contingent Shares) shall not have voted against the Amorcyte Merger or withheld their consent thereto in writing or otherwise remain eligible to perfect appraisal rights in accordance with the General Corporation Law of the State of Delaware (the “DGCL”); and holders who represent more than 5% of the issued and outstanding Amorcyte common stock shall not have voted against the Amorcyte Merger or withheld their consent thereto in writing or otherwise remain eligible to perfect appraisal rights in accordance with the DGCL;
•	No holders of the issued and outstanding Amorcyte Series A Preferred Stock shall have redeemed ro requested Amorcyte to redeem any shares of Series A Preferred Stock;
•	Amorcyte’s estimated liabilities at closing shall not exceed $728,000;
•	NeoStem shall have received an opinion or opinions from counsel to Amorcyte, in the form and substance satisfactory to NeoStem, including opinions regarding the Amorcyte Merger, Amorcyte’s outstanding equity and the absence of any material legal actions against Amorcyte;
•	NeoStem and Subco shall have received proof reasonably satisfactory to them that all Amorcyte options and Amorcyte warrants have been modified in writings executed by each optionholder and warrantholder, so that effective upon the Effective Time of the Amorcyte Merger, all Amorcyte options and warrants will, by virtue of the Amorcyte Merger, be converted into the right to receive the share of any Earn Out Payments that the holders of such options and warrants would have received if they had exercised their Amorcyte options and/or warrants, as applicable, prior to the Effective Time (after taking into account the payment of any exercise price due had they actually exercised);
•	NeoStem shall have received a letter from Amorcyte’s independent auditor permitting NeoStem to include certain of Amorcyte’s financial statements and the opinion of Amorcyte’s independent auditor with respect to those financial statements in NeoStem’s filings with the SEC;
•	Andrew L. Pecora, M.D. shall have entered into an amendment to his existing employment agreement with NeoStem and PCT, effective upon closing, reflecting his additional duties as Chief Scientific Officer of Amorcyte for no additional consideration;
•	Unless waived by NeoStem, NeoStem and Subco shall have received an executed copy of a written acknowledgement from Thomas Moss, M.D. providing for the continuation of his existing offer letter with Amorcyte and Dr. Moss’s agreement to supervise Amorcyte’s anticipated Phase II trial;
•	Paul Schmitt, Hans Mueller, Ph.D. and Thomas Moss, M.D. shall have executed a non-compete and non-solicitation agreement in the form of NeoStem’s standard non-compete and non-solicitation agreement to be provided, and each person designated by Subco shall have executed a non-disclosure and confidentiality agreement and an assignment of inventions in form satisfactory to NeoStem and Subco; and
•	the result of any and all regulatory and intellectual property due diligenc, shall be satisfactory to NeoStem, in its sole discretion.

The obligations of Amorcyte to consummate the transactions contemplated by the Agreement and Plan of Merger shall be subject to the fulfillment (or waiver by Amorcyte) of each of the following conditions, among others:

•	All authorizations, consents, waivers, approvals or other actions legally required in connection with the execution, delivery and performance by NeoStem and Subco of the Agreement and Plan of Merger and the consummation by NeoStem and Subco of the transactions contemplated thereby shall have been obtained and shall be in full force and effect; and
•	Amorcyte shall have received, in the form and substance satisfactory to Amorcyte, a certificate of the corporate secretary or assistant corporate secretary of NeoStem certifying the NeoStem and Subco resolutions approving the Agreement and Plan of Merger and setting forth an incumbency certificate with respect to any of the officers of NeoStem and Subco who will sign the transaction documents.

Any of the conditions in the Agreement and Plan of Merger may be waived by the party benefited thereby, except those conditions imposed by law.

Termination

The Agreement and Plan of Merger provides that it may be terminated and the Amorcyte Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval by NeoStem’s stockholders and/or Amorcyte’s stockholders):

•	by mutual written consent of Amorcyte and NeoStem;
•	by either Amorcyte or NeoStem if there shall be any law or regulation that, as supported by the written opinion of outside legal counsel, makes consummation of the Amorcyte Merger or the subsequent merger of Amorcyte with and into Subco II illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent governmental authority enjoining Amorcyte or NeoStem from consummating the Amorcyte Merger or the merger of Amorcyte with and into Subco II shall have been entered and such judgment, injunction, order or decree shall have become final and non-appealable, provided that the party seeking to terminate the Agreement and Plan of Merger shall have used reasonable commercial efforts to remove or lift such injunction, order, decree or ruling;
•	by either Amorcyte or NeoStem if the requisite vote (under all applicable laws) of the Amorcyte stockholders to approve the Amorcyte Merger and the transactions contemplated by the Agreement and Plan of Merger shall not have been obtained;
•	by either Amorcyte or NeoStem if the closing does not occur on or prior to January 31, 2012; provided that, in each case, the party seeking to terminate the Agreement and Plan of Merger is not then in material breach of any material representation or warranty contained in the Agreement and Plan of Merger;
•	by either Amorcyte or NeoStem if any representation or warranty made in the Agreement and Plan or Merger for the benefit of the other party is untrue in any material respect (other than representations and warranties which are qualified as to materiality, which representations and warranties will give rise to a right to terminate if untrue in any respect); provided that, in each case, (i) the party seeking to terminate is not then in material breach of any material representation or warranty contained in the Agreement and Plan of Merger, and (ii) such untrue representation or warranty cannot be or has not been cured within 30 days after receipt of written notice of such breach;
•	by either Amorcyte or NeoStem if the other party shall have defaulted in the performance of any material covenant or agreement set forth in the Agreement and Plan of Merger, provided that, in each case, (i) the party seeking to terminate has complied with its covenants and agreements under the Agreement and Plan of Merger in all material respects and (ii) such failure to comply cannot be or has not been cured within 30 days after receipt of written notice of such default;
•	by NeoStem if any authorization, consent, waiver or approval required for the consummation of the transactions contemplated by the Agreement and Plan of Merger shall impose any material condition or requirement, which condition or requirement, would be reasonably likely to have a “Material Adverse Effect” (as defined in the Agreement and Plan of Merger) after the Effective Time giving effect to consummation of the transactions contemplated by the Agreement and Plan of Merger;
•	by NeoStem, in the event that the conditions to its obligations to close have not been satisfied or waived by the date set for the closing, provided that NeoStem is not then in material breach of any material representation, warranty, covenant or other agreement contained in the Agreement and Plan of Merger; and
•	by Amorcyte, in the event that the conditions to its obligations to close have not been satisfied or waived by the date set for the closing, provided that Amorcyte is not then in material breach of any material representation, warranty, covenant or other agreement contained in the Agreement and Plan of Merger.

For purposes of the Agreement and Plan of Merger, an “Amorcyte Acquisition Proposal” means any proposal for a merger or other business combination involving Amorcyte or any of its affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in Amorcyte or any of its affiliates, any voting securities of Amorcyte or any of its affiliates or a substantial portion of the assets of Amorcyte or a license to Amorcyte’s intellectual property.

Pursuant to the Agreement and Plan of Merger, Amorcyte agrees that it will not, nor will it authorize or permit any affiliate, stockholder, officer, director, employee, investment banker, attorney or other adviser or representative to (i) solicit, initiate, or encourage the submission of any Amorcyte Acquisition Proposal, (ii) enter into any agreement or understanding with respect to any Amorcyte Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Amorcyte Acquisition Proposal. Amorcyte has the obligation to cease and cause to be terminated in all respects all existing discussions or negotiations with any parties conducted before the signing of the Agreement and Plan of Merger with respect to an Amorcyte Acquisition Proposal.

The Agreement and Plan of Merger provides that the parties will be entitled to an injunction to prevent breaches of the Agreement and Plan of Merger and to enforce specifically the terms and provisions of the Agreement and Plan of Merger, in addition to any other remedies to which they are entitled to in law or in equity. Included within this right is NeoStem’s right to have specific enforcement of the provisions prohibiting Amorcyte’s pursual of an Amorcyte Acquisition Proposal. If Amorcyte breaches the obligations with respect to the prohibitions against pursual of an Amorcyte Acquisition Proposal and if such obligations are not specifically enforced in accordance with the Agreement and Plan of Merger, then, if Amorcyte consummates a transaction related to or arising out of an Amorcyte Acquistion Proposal, upon the closing of such transaction, Amorcyte shall pay to NeoStem an amount equal to $1,500,000.

Expenses

Unless the Amorcyte Merger is consummated, NeoStem and Amorcyte will each pay its own expenses incident to the Agreement and Plan of Merger and the transactions contemplated thereby. Amorcyte Expenses are included in determining Amorcyte’s closing date liabilities. See “The Agreement and Plan of Merger — The Amorcyte Merger” for a description of an adjustment to the Base Stock Consideration based on Amorcyte’s closing date liabilities. “Amorcyte Expenses” is defined in the Agreement and Plan of Merger as all costs and expenses incurred by Amorcyte in connection with the negotiation, preparation and execution of the Agreement and Plan of Merger and the consummation of the transactions contemplated thereby or obtaining any requisite consents or approvals of the Agreement and Plan of Merger or the transactions contemplated thereby, including any brokerage, investment bankers or similar fees and any attorneys’ or accounting fees, but excluding the “NeoStem Related Expenses,” which consist of expenses first incurred by Amorcyte after the date of the Agreement and Plan of Merger that are required solely for NeoStem to comply with its obligations under federal securities laws but not expenses related to the Amorcyte Merger and obtaining approval of the Amorcyte Merger, such as the Forms 8-K required to be filed as a result of the execution of the Agreement and Plan of Merger and the closing of the Amorcyte Mergers, this joint proxy statement/prospectus, and other Amorcyte Expenses.

Amendment

The Agreement and Plan of Merger may not be amended except by an instrument in writing signed by the party against whom enforcement of such amendment or modification is sought. After the adoption of the Agreement and Plan of Merger by the stockholders of Amorcyte, no amendment shall be made to the Agreement and Plan of Merger, which by law requires the approval or authorization of the stockholders of Amorcyte, without such further approval or authorization.

Any of the terms or conditions of the Agreement and Plan of Merger maybe waived at any time by the party or parties entitled to the benefit thereof. Any agreement on the part of a party or parties to the Agreement and Plan of Merger to a waiver shall be valid only if set forth in a written instrument signed by the party or parties waiving such terms or conditions.

Voting Agreement

Voting.  Pursuant to a voting agreement (the “Amorcyte Voting Agreement”) dated the same date as the Agreement and Plan of Merger, holders of a sufficient number of shares of Amorcyte Common Stock and Amorcyte Series A Preferred Stock to approve the Amorcyte Merger and adopt the Agreement and Plan of Merger have irrevocably agreed to vote in favor of the Amorcyte Merger and the Agreement and Plan of Merger at any meeting of the stockholders of Amorcyte called to for such purpose (or in connection with any written consent of Amorcyte stockholders for such purpose) (the “Amorcyte Meeting”) and agreed to certain transfer restrictions with respect to their Amorcyte securities prior to the closing.

Proxy.  Each of the Amorcyte stockholders who executed the Amorcyte Voting Agreement agreed to execute, upon request, a proxy for use at the Amorcyte Special Meeting to adopt the Agreement and Plan of Merger.

Restrictions on Transfer of Equity Interests.  Each of the Amorcyte stockholders who executed the Amorcyte Voting Agreement agreed that until the earlier of the consummation of the Amorcyte Merger or termination of the Agreement and Plan of Merger (the occurrence of the earlier of such events, the “Termination Date”), such stockholder shall not, directly or indirectly, (i) except for certain permitted transfers described in the Amorcyte Voting Agreement, and except as contemplated by the Agreement and Plan of Merger, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of any such stockholder’s equity interests in Amorcyte, whether such equity interests were owned as of the date of the Amorcyte Voting Agreement or are acquired by such stockholder after such date, (ii) except as contemplated by the Amorcyte Voting Agreement, grant any proxies or powers of attorney, deposit any Amorcyte shares into a voting trust or enter into a voting agreement with respect to such equity interests, (iii) to the extent such stockholder owns any shares of Amorcyte Series A Preferred Stock, redeem or request Amorcyte to redeem any such shares of Amorcyte Series A Preferred Stock, or (iv) take any action that would make any representation or warranty of such stockholder contained in the Amorcyte Voting Agreement untrue or incorrect or have the effect of preventing or disabling such stockholder from performing such stockholder’s obligations under the Amorcyte Voting Agreement.

Termination.  The voting agreements and the accompanying proxies, and all obligations of the parties thereunder, shall terminate immediately, without any further action being required, upon the earlier of the date which the Agreement and Plan of Merger is terminated or the Amorcyte Merger becomes effective.

COMPARISON OF RIGHTS OF HOLDERS OF NEOSTEM COMMON STOCK AND
HOLDERS OF AMORCYTE CAPITAL STOCK

This section of the joint proxy statement/prospectus describes material differences between the rights of holders of NeoStem Common Stock and the rights of holders of the capital stock of Amorcyte. Upon consummation of the Amorcyte Merger, the stockholders of Amorcyte will become stockholders of NeoStem. The rights of NeoStem stockholders are governed by and subject to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and NeoStem’s amended and restated certificate of incorporation, as amended, and by-laws. The rights of Amorcyte stockholders are governed by and subject to the provisions of the DGCL, Amorcyte’s amended and restated certificate of incorporation, as amended, and by-laws. In addition, certain Amorcyte stockholders have agreed to be bound to the terms and conditions of Amorcyte’s Investors’ Rights Agreement, as amended (the “Investors’ Rights Agreement”) and Amorcyte’s Right of First Refusal and Co-Sale Agreement, as amended (the “Right of First Refusal Agreement”), which agreements will be terminated on or prior to the consummation of the Amorcyte Merger and the stockholders that were parties to such agreements will have no further rights or obligations thereunder. While NeoStem and Amorcyte believe that these descriptions address the material differences, this summary may not contain all of the information that is important to stockholders of NeoStem and stockholders of Amorcyte. NeoStem stockholders and Amorcyte stockholders should read this entire document and the documents referred to in this summary carefully for a more complete understanding of the differences between the rights of NeoStem stockholders, on the one hand, and Amorcyte stockholders, on the other hand.

NeoStem	Amorcyte
GENERAL
• NeoStem is a Delaware corporation and a public company subject to the provisions of the DGCL.

•

Amorcyte is a Delaware corporation that is not registered under the Securities Exchange Act of 1934, as amended, and has not registered any offering of securities under the Securities Act of 1933, as amended.

• The rights of NeoStem stockholders are governed by NeoStem’s amended and restated certificate of incorporation and bylaws, in addition to the DGCL.

•

The rights of Amorcyte stockholders are governed by Amorcyte’s amended and restated certificate of incorporation and bylaws, in addition to the DGCL. In addition, certain Amorcyte stockholders have agreed to be bound by the Investors’ Rights Agreement and the Right of First Refusal Agreement and, accordingly, they have certain rights and obligations under such agreements to which they are parties.

• NeoStem’s certificate of incorporation and by-laws will not be affected by the Amorcyte Merger.

•

Upon consummation of the Amorcyte Merger, Amo Acquisition Company I, LLC will merge with and into Amorcyte, the stockholders of Amorcyte will become stockholders of NeoStem, and the Amorcyte certificate of incorporation, as amended, Amorcyte’s by-laws, the Investors’ Rights Agreement and the Right of First Refusal Agreement will no longer be in effect.

NeoStem	Amorcyte
AUTHORIZED EQUITY INTERESTS

•

The authorized capital stock of NeoStem consists of 500,000,000 shares of common stock, par value $0.001 per share, (the “NeoStem Common Stock”) and 20,000,000 shares of preferred stock, par value $0.01 per share (the “NeoStem Preferred Stock”), of which 825,000 shares are designated as Series B Convertible Preferred Stock (the “NeoStem Series B Preferred Stock”) and 10,582,011 shares are designated as Series E 7% Senior Convertible Preferred Stock (“NeoStem Series E Preferred Stock”).

•

The authorized capital stock of Amorcyte consists of 31,000 shares of common stock, $.001 par value per share (“Amorcyte Common Stock”) and 11,000 shares of preferred stock, $.001 par value per share, all of which are designated Series A Preferred Stock, $.001 par value per share (“Amorcyte Series A Preferred Stock”).

•

The NeoStem Board of Directors is authorized, without further action by the stockholders, and subject to any limitations prescribed by law, to designate and issue the NeoStem Preferred Stock in one or more series, and can fix the voting power, the designations and the relative preferences, powers, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, of the shares of each said series. The NeoStem Board of Directors may authorize the issuance of preferred stock with voting, conversion or other rights that could adversely impact the voting power or other rights of the holders of NeoStem Common Stock.

•

Because all of the authorized shares of preferred stock have been designated as Amorcyte Series A Preferred Stock in Amorcyte’s certificate of incorporation, as amended, Amorcyte’s Board of Directors is not authorized, without further action by Amorcyte’s stockholders, to designate and issue any series of preferred stock, other than Amorcyte Series A Preferred Stock.

•

As of August 17, 2011, there were outstanding 98,232,590 shares of NeoStem Common Stock, 10,000 shares of NeoStem Series B Preferred Stock and 8,622,381 shares of NeoStem Series E Preferred Stock. As of such date, the outstanding shares of NeoStem Series B Preferred Stock were convertible into 10,000 shares of NeoStem Common Stock, and the outstanding shares of Series E Preferred Stock were convertible into 5,132,370 shares of NeoStem Common Stock.

•

As of August 17, 2011, there were outstanding 7,821.5 shares of Amorcyte Common Stock and 10,459 shares of Amorcyte Series A Preferred Stock outstanding. As of such date, the outstanding shares of Amorcyte Series A Preferred Stock were convertible into 10,892 shares of Amorcyte Common Stock.

•

As of August 17, 2011, NeoStem has reserved 25,532,106 shares of NeoStem Common Stock for issuance pursuant to its 2009 Plan, 2009 Non-U.S. Plan and 2003 Equity Participation Plan and 35,349,581 shares of NeoStem Common Stock for issuance pursuant to outstanding warrants (exclusive of Warrants issuable in the Amorcyte Merger).

•

As of August 17, 2011, Amorcyte has reserved 5,000 shares of Amorcyte Common Stock for issuance to its employees, consultants and directors under its Performance Recognition Plan, pursuant to which options to purchase an aggregate of 3,972 shares of Amorcyte Common Stock are currently outstanding.

NeoStem	Amorcyte

•

The provisions governing NeoStem’s capital stock (including conversion and redemption of preferred stock), options and warrants are described in greater particularity in the discussion set forth under the caption “Description of Securities.”

•

Pursuant to the Amorcyte certificate of incorporation, as amended, a holder of Amorcyte Series A Preferred Stock shares has the right to convert Amorcyte Series A Preferred Stock shares, at the option of such holder, at any time, into shares of Amorcyte Common Stock. Each Amorcyte Series A Preferred Stock share will automatically be converted into shares of Amorcyte Common Stock, at its then effective conversion rate, upon the earlier to occur of (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 under the Securities Act, covering the offer and sale of Amorcyte Common Stock to the public for the account of Amorcyte, or (ii) the date upon which the holders of at least two-thirds (2/3) of the then outstanding Amorcyte Series A Preferred Stock shares elect to convert their shares. The total number of shares of Amorcyte Common Stock into which each share of Amorcyte Series A Preferred Stock may be converted is determined by dividing $798.65 per share by the “Conversion Price.” The Conversion Price is currently $766.90, after giving effect to certain anti-dilution adjustments in connection with prior issuances of capital stock by the Amorcyte. The Conversion Price is subject to adjustments for subsequent Amorcyte Common Stock splits, combinations, dividends or recapitalizations, as well as for certain Amorcyte Common Stock issuances below the then effective Conversion Price.

NeoStem	Amorcyte

•

Pursuant to the Amorcyte certificate of incorporation, as amended, upon receipt of a written request from the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock (the “Redemption Request”), at any time after the fifth (5th) anniversary of the date on which Amorcyte first issued shares of Series A Preferred Stock (which was in June 2005), Amorcyte will redeem all outstanding shares of Series A Preferred Stock in three (3) equal annual installments (each installment or payment date, a “Redemption Date”). Amorcyte will on each such Redemption Date redeem up to the maximum amount that Amorcyte may lawfully redeem out of funds legally available therefor. The Redemption Price will be an amount equal to the lesser of: (i) $798.65 per share plus an additional amount equal to any dividends declared but unpaid on each such share; and (ii) the then current fair market value of such share. In the event that Amorcyte fails to redeem the total number of Amorcyte Series A Preferred Stock shares required to be redeemed on a Redemption Date, or if the funds of Amorcyte legally available for the redemption of Amorcyte Series A Preferred Stock shares on any Redemption Date are insufficient to redeem the total number of shares of Amorcyte Series A Preferred Stock required to be redeemed on such date, then upon the request of at least two-thirds (2/3) of the shares of Amorcyte Series A Preferred Stock then outstanding, the number of directors will be increased by one member, and the holders of shares of Series A Preferred Stock, voting separately as a single class will have the power to elect an individual to fill such vacancy. The director so elected by the holders of shares of Amorcyte Series A Preferred Stock will be entitled to cast a number of votes on each matter considered by the Board of Directors equal to the sum of the number of votes entitled to be cast by all of the other then serving directors plus one (1). This special right terminates when all shares of Amorcyte Series A Preferred Stock have been redeemed and paid in full by Amorcyte.

• The holders of Amorcyte Common Stock have no right to require the redemption of such shares under Amorcyte’s certificate of incorporation, as amended.

NeoStem	Amorcyte
AMENDMENT OF GOVERNING DOCUMENTS

•

The DGCL requires a vote of the corporation’s board of directors followed by the affirmative vote of a majority in voting power of the outstanding stock entitled to vote, and the affirmative vote of a majority in voting power of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation.

•

The DGCL requires a vote of the corporation’s board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote, and the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation.

NeoStem	Amorcyte

•

NeoStem’s Amended and Restated Certificate of Incorporation may be amended, altered, changed or repealed in the manner now or hereafter prescribed by law and all rights conferred on officers, directors and stockholders therein are granted subject to such reservation.

•

Amorcyte’s certificate of incorporation, as amended to date, may be further amended, altered, changed or repealed in the manner now or hereafter prescribed by law and all rights conferred on officers, directors and stockholders therein are granted subject to such reservation. However, so long as any shares of Amorcyte Series A Preferred Stock are outstanding, Amorcyte may not, without the consent of holders of at least a majority of the shares of Amorcyte Series A Preferred Stock, voting as a single class and on an as-converted basis, either directly or by amendment, merger, consolidation or otherwise, take any of the following actions: (i) amend Amorcyte’s certificate of incorporation, as previously amended, in a way that materially and adversely affects the rights, preferences or privileges of the Amorcyte Series A Preferred Stock; (ii) additional issuances of equity securities which rank senior or pari passu to the Amorcyte Series A Preferred Stock; (iii) dividends or distributions on, or redemptions of, Amorcyte’s capital stock (other than as required by Amorcyte’s certificate of incorporation, as previously amended, or pursuant to repurchase rights in favor of Amorcyte with respect to stock issued to employees, directors, consultants and advisors); (iv) extraordinary corporate transactions, including the sale or exclusive license of all or substantially all of the assets of Amorcyte, mergers, consolidations and liquidations; (v) increase the number of authorized shares; or (vi) increase the number of directors. In addition, Amorcyte’s certificate of incorporation, as amended, provides that: (a) each holder of Amorcyte Series A Preferred Stock will be entitled to the number of votes equal to the whole shares of Amorcyte Common Stock into which the shares of Amorcyte Series A Preferred Stock held by such holder are then convertible, and (b) except as provided by law, as described above or by the provisions establishing any other series of Amorcyte preferred stock, holders of Amorcyte Series A Preferred Stock will vote together with the holders of Amorcyte Common Stock as a single class on all actions taken, or to be considered, by stockholders of Amorcyte (including, but not limited to, actions amending the Amorcyte’s certificate of incorporation, as previously amended, to increase or decrease the number of authorized shares of Amorcyte Common Stock).

NeoStem	Amorcyte

•

The NeoStem Board of Directors has authority to make, alter or repeal NeoStem’s bylaws by a vote of the NeoStem Board of Directors. The NeoStem stockholders also may alter, amend or repeal or adopt new bylaws by the affirmative vote of the holders of at least 75% of the voting power of all the then outstanding shares of capital stock of NeoStem entitled to vote at any regular meeting of stockholders or at any special meeting of stockholders, voting together as a single class; provided notice of such alteration, repeal or adoption of new bylaws shall have been stated in the notice of such meeting.

•

Except as otherwise provided in the Amorcyte certificate of incorporation, as amended, the Amorcyte stockholders may alter, amend or repeal or adopt new bylaws by the affirmative vote of a majority of the holders of the Amorcyte shares of capital stock at the time entitled to vote in the election of any directors. Amorcyte’s bylaws may also be amended or repealed or new bylaws adopted by Amorcyte’s Board of Directors, provided that any bylaw adopted by the affirmative vote of a majority of the Board of Directors may be amended by Amorcyte’s stockholders entitled to vote thereon.

DIRECTORS
Size of Board

•

The number of directors which shall constitute the whole NeoStem Board of Directors shall be determined by resolution of the NeoStem Board of Directors, but in no event shall be less than three. Subject to the preceding sentence, the number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation or removal or expiration of the term of one or more directors. Currently, NeoStem has seven directors.

•

Pursuant to Amorcyte’s certificate of incorporation, as amended, Amorcyte’s whole Board of Directors consists of seven (7) directors, four of whom are elected by holders of shares of Amorcyte Common Stock and three (3) of whom (the “Series A Directors”) are elected by holders of Amorcyte Series A Preferred Stock. Currently Amorcyte has five directors.

Classified Board

•

NeoStem’s directors are currently divided into three classes and are elected to three-year terms. The classes are elected on a rotating or staggered basis, with each class being elected at the annual stockholder meeting coinciding with the expiration of that class’s term. In the event NeoStem Proposal 2 is approved by the stockholders, NeoStem’s Amended and Restated Certificate of Incorporation will be amended to eliminate the classification of NeoStem’s board of directors so that, beginning with the NeoStem Annual Meeting to which this joint proxy statement/prospectus relates, directors will be elected annually at each annual meeting of stockholders to hold office for a one-year term expiring at the next annual meeting, with each director to hold office until his or her successor is duly elected and qualified.

•

Amorcyte does not have a classified Board of Directors. However, pursuant to Amorcyte’s certificate of incorporation, as amended, Amorcyte’s whole Board of Directors consists of seven (7) directors, four of whom are elected by holders of shares of Amorcyte Common Stock and three (3) of whom are elected by holders of Amorcyte Series A Preferred Stock.

NeoStem	Amorcyte
Election of Directors

•

Assuming a quorum is present at the annual or special meeting of stockholders called for the purposes of electing directors to serve on the Board; directors will be elected by a plurality vote. NeoStem stockholders do not have cumulative voting rights.

•

Assuming a quorum is present at the annual or special meeting of stockholders called for the purposes of electing directors to serve on the Board, directors will be elected by the plurality vote of the shares of the applicable class of capital stock voting for directors. Amorcyte stockholders do not have cumulative voting rights.

Removal of Directors

•

Currently, under NeoStem’s certificate of incorporation, members of the board of directors may be removed by the stockholders before the expiration of their terms only for cause. If Proposal 2 is approved, NeoStem’s certificate of incorporation will be amended to provide that any director (other than those who may be elected by the holders of any classes or series of stock having a preference over the NeoStem Common Stock as to dividends or upon liquidation) may be removed from office at any time, with or without cause by the affirmative vote of at least a majority of the voting power of the then outstanding capital stock entitled to vote on the matter, voting together as a single class.

•

Under Amorcyte’s certificate of incorporation, as amended, members of Amorcyte’s Board of Directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares of the class or series that elected such director.

Vacancies

•

Unless and until filled by the stockholders, any vacancy on the NeoStem Board of Directors, however occurring, including a vacancy resulting from an enlargement thereof, may be filed only by vote of a majority of the NeoStem directors then in office, although less than a quorum, or by a sole remaining NeoStem director. A NeoStem director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office or until his or her earlier death, resignation or removal. A NeoStem director chosen to fill a position resulting from an increase in the number of NeoStem directors shall hold office until the remainder of the full term of the class of directors in which the new directorship was created, or until his or her earlier death, resignation or removal.

•

Vacancies in Amorcyte’s Board of Directors may be filled by a majority of the remaining directors originally elected by the same series or class of shares that elected the member who created the vacancy (or the remaining director so elected, if there is but one, or if there is no such director remaining, by the affirmative vote of the holders of a majority of the shares of that class or series). The stockholders entitled to vote upon the election of directors may elect directors at any time to fill any vacancies not filled by the directors. A director who is elected or otherwise appointed to fill in a vacancy, will hold office until the next annual meeting of stockholders and until such director’s successor is qualified, or until such director’s earlier death, resignation or removal.

NeoStem	Amorcyte
Board Quorum and Vote Requirements

•

A majority of the total number of directors then in office shall constitute a quorum. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each so disqualified; provided, however, that in no case shall less than one third of the entire board of directors constitute a quorum for the transaction of business.

• A majority of the total number of directors then in office shall constitute a quorum.
• NeoStem’s bylaws provide that the act of a majority of NeoStem’s directors present at any meeting at which there is quorum shall be the act of its board of directors.

•

Amorcyte’s bylaws provide that the act of a majority of all of the directors (not just a majority of the quorum) shall be the act of Amorcyte’s Board of Directors, except as specifically provided by statute or by Amorcyte’s certificate of incorporation, as amended.

Limitation of Personal Liability

•

Pursuant to NeoStem’s Amended and Restated Certificate of Incorporation, a NeoStem director shall not be personally liable to NeoStem or its stockholders for monetary damages for breach of fiduciary duty except: (i) for any breach of the director’s duty of loyalty to NeoStem or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for any unlawful payment of dividends or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

•

Pursuant to Amorcyte’s certificate of incorporation, as amended, to the fullest extent permitted by the DGCL, as currently in effect and as it may subsequently be amended, an Amorcyte director will not be personally liable to Amorcyte or its stockholders for monetary damages for breach of fiduciary duty as a director.

NeoStem	Amorcyte
Indemnification

•

Pursuant to NeoStem’s Amended and Restated Certificate of Incorporation, NeoStem has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of NeoStem, or is or was serving at the request of NeoStem as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, upon a plea of nolo contendere or equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful. NeoStem has entered into indemnification agreements with certain of its officers and other employees and each of its directors pursuant to which NeoStem has agreed to indemnify such party to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is our director, officer, employee, agent or fiduciary.

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Pursuant to Amorcyte’s certificate of incorporation, as amended, Amorcyte, to the fullest extent permitted by applicable law, is authorized to provide indemnification of, and advancement of expenses to, directors, officers, employees and other agents of Amorcyte to which the DGCL permits Amorcyte to provide indemnification. Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

NeoStem	Amorcyte
Transactions with Officers and Directors/Conflicts of Interest

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The DGCL provides that a transaction between a corporation and one of its directors or officers or between the corporation and an entity with which a director or officer is affiliated shall not be void or voidable solely for such reason, or soley because the director or officer participates in the meeting or solely because the director’s or officer’s votes are counted, if:

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The DGCL provides that a transaction between a corporation and one of its directors or officers or between the corporation and an entity with which a director or officer is affiliated shall not be void or voidable solely for such reason, or soley because the director or officer participates in the meeting or solely because the director’s or officer’s votes are counted, if:

• the director/officer discloses the material facts to the board of directors and the transaction is approved in good faith by a majority of disinterested directors, even though less than a quorum;	• the director/officer discloses the material facts to the board of directors and the transaction is approved in good faith by a majority of disinterested directors, even though less than a quorum;
• the director/officer discloses the material facts to the stockholders and the stockholders approve in good faith the transaction; or	• the director/officer discloses the material facts to the stockholders and the stockholders approve in good faith the transaction; or
• the transaction is fair to the corporation as of the time it is authorized, approved, or ratified by the directors or the stockholders.	• the transaction is fair to the corporation as of the time it is authorized, approved, or ratified by the directors or the stockholders.

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Under certain circumstances, the Investors’ Rights Agreement requires Amorcyte Board approval, including the affirmative vote of a majority of the Series A Directors, in order to authorize certain related party transactions.

STOCKHOLDERS
Special Meeting of Stockholders

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Special meetings of the NeoStem stockholders may, unless otherwise prescribed by law or by NeoStem’s Amended and Restated Certificate of Incorporation, be called by the NeoStem Chairman of the Board (if any), the NeoStem Board of Directors or the NeoStem Chief Executive Officer and shall be held at such place, on such date and at such time as shall be fixed by the NeoStem Board of Directors or the person calling the meeting. Business transacted at any special meeting shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting

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Special meetings of the Amorcyte stockholders may, unless otherwise prescribed by law or by Amorcyte’s certificate of incorporation, as amended, be called by Amorcyte’s Chief Executive Officer, and shall be called by the Chief Executive Officer, the President or the Secretary of Amorcyte at the request in writing of a majority of the Amorcyte Board of Directors or at the request in writing of stockholders owning a majority in amount of the entire capital stock of Amorcyte issued and outstanding and entitled to vote. Such meetings shall be held at such place, on such date and at such time as shall be set forth in the notice of meeting or in a duly executed waiver of notice. Business transacted at any special meeting shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.

NeoStem	Amorcyte
Inspection of Books and Records

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Under the DGCL, stockholders of NeoStem may inspect the books and records of NeoStem during normal business hours as long as such inspection is for a proper purpose, and as long as the stockholder has made proper written demand stating the purpose of the inspection. A proper purpose is any purpose reasonably related to the interests of the inspecting person as a stockholder.

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Under the DGCL, stockholders of Amorcyte may inspect the books and records of Amorcyte during normal business hours as long as such inspection is for a proper purpose, and as long as the stockholder has made proper written demand stating the purpose of the inspection. A proper purpose is any purpose reasonably related to the interests of the inspecting person as a stockholder. Any holder of at least one hundred twenty five (125) shares of Amorcyte Series A Preferred Stock has the right, under the Investors’ Rights Agreement, in addition to such holder’s rights under the DGCL, to visit and inspect Amorcyte’s properties, to examine its books of account and records and to discuss Amorcyte’s affairs, finances and accounts with Amorcyte’s officers, at such reasonable times as may be requested by such holder; provided that Amorcyte shall not be obligated to provide such access, under the Investors’ Rights Agreement, to any information that it reasonably considers in good faith to be a trade secret or similar confidential information.

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Pursuant to NeoStem’s bylaws, any stockholder may inspect the complete list of stockholders and the number of share held by each, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the stockholder meeting and during such meeting.

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Pursuant to Amorcyte’s bylaws, any stockholder may inspect the complete list of stockholders and the number of share held by each, for any purpose germane to the meeting, during ordinary business hours, during the time of the stockholder meeting and for a period of at least ten (10) days prior to the stockholder meeting.

NeoStem	Amorcyte
Notice Requirements for Stockholder Proposals, Including Director Nominations

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Nominations of persons for election to the NeoStem Board of Directors may be made by any stockholder of NeoStem who was a stockholder of record at the time of giving of notice provided for herein, who is entitled to vote at the meeting and who complies with the notice procedures. For nominations, the stockholder must have given timely notice thereof in writing to the Secretary of the NeoStem. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of NeoStem not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting; provided, however, that if either (i) the date of the annual meeting is more than 30 days before or more than 60 days after such an anniversary date or (ii) no proxy statement was delivered to stockholders in connection with the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of (x) the 60th day prior to such annual meeting and (y) the 10th day following the day on which public announcement of the date of such meeting is first made by NeoStem. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such stockholder, as they appear on NeoStem’s books, and of such beneficial owner and (ii) the class and number of shares of capital stock of NeoStem that are owned beneficially and held of record by such stockholder and such beneficial

• Neither Amorcyte’s certificate of incorporation, as amended, nor its bylaws, provide for any procedures for nominating persons for election to its Board of Directors.
• As described below under the caption “Investors’ Rights Agreement,” the Investors’ Rights Agreement obligates the parties to vote their shares in favor of certain nominees for director.

NeoStem	Amorcyte
owner. In the event that the number of directors to be elected to the Board of Directors of NeoStem is increased and there is no public announcement by NeoStem naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year’s annual meeting (or, if the annual meeting is held more than 30 days before or 60 days after such anniversary date, at least 70 days prior to such annual meeting), a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive office of NeoStem not later than the close of business on the 10th day following the day on which such public announcement is first made by NeoStem.

NeoStem	Amorcyte

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Other business may be properly brought before an annual meeting of stockholders by any stockholder of NeoStem who was a stockholder of record at the time of giving of notice provided for herein, who is entitled to vote at the meeting and who complies with the notice procedures. For other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the NeoStem. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of NeoStem not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting; provided, however, that if either (i) the date of the annual meeting is more than 30 days before or more than 60 days after such an anniversary date or (ii) no proxy statement was delivered to stockholders in connection with the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of (x) the 60th day prior to such annual meeting and (y) the 10th day following the day on which public announcement of the date of such meeting is first made by NeoStem. Such stockholder’s notice shall set forth (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and address of such stockholder, as they appear on NeoStem’s books, and of such beneficial owner and (ii) the class and number of shares of capital stock of NeoStem that are owned beneficially and held of record by such stockholder and such beneficial owner.

• Neither Amorcyte’s certificate of incorporation, as amended, nor its bylaws, provide for any procedures for bringing other business before an annual meeting of stockholders by any stockholder.

NeoStem	Amorcyte
Appraisal or Dissenters’ Rights
• Under the DGCL, NeoStem stockholders do not have appraisal rights in connection with the issuance of the securities of NeoStem in connection with the Amorcyte Merger.

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Under Delaware law, the holders of Amorcyte Common Stock and Amorcyte Series A Preferred Stock will have appraisal rights and may be entitled to receive cash equal to the fair market value of their Amorcyte Common Stock or Amorcyte Series A Preferred Stock, as applicable. To do so, they must follow the procedures set forth under Section 262 of the General Corporation Law of the State of Delaware. The text of Section 262 is attached as Annex B to this joint proxy statement/prospectus.

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Section 4.9 of Amorcyte’s Amended and Restated Certificate of Incorporation filed on May 19, 2006, as amended, contains certain drag along rights under which the holders of greater than fifty percent (50%) of the Series A Preferred Stock have the right to require the other Amorcyte stockholders to vote their capital stock in favor of, and participate in, any offer to purchase all of the capital stock of Amorcyte.

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Section 4 of Amorcyte’s Right of First Refusal and Co-Sale Agreement contains certain drag along rights under which each of the signatories to such agreement agreed to: (a) consent to and vote all of their shares in favor of any “Change in Control Transaction” which includes a merger; and (b) waive any dissenters’ rights, appraisal rights or similar rights in connection with such transaction, in each case in the event that such merger is approved by the Amorcyte Board of Directors and investors holding at least two-thirds (2/3) of the Series A Preferred Stock then outstanding.

NeoStem	Amorcyte
Stockholder Action Without Meeting

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The NeoStem bylaws provide that NeoStem stockholders may not take any action by written consent in lieu of a meeting and that the affirmative vote of holders of at least 75% of the votes which all the NeoStem stockholders should be entitled to cast at any annual election of directors or class of directors is required to amend or repeal, or to adopt any provision inconsistent with the foregoing.

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The Amorcyte bylaws provide that whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action by any provision of law, the meeting and vote of stockholders may be dispensed with if the written consent of the holders of such number of shares as would have been required to approve the action at a meeting is obtained, provided that prompt notice must be given to all stockholders of the taking of corporate action without a meeting and by less than unanimous written consent.

Dividends and Distributions

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The DGCL allows directors, subject to restrictions in a corporation’s certificate of incorporation, to declare and pay dividends upon the shares of its capital stock, either out of its surplus or, in case there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

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The DGCL allows directors, subject to restrictions in a corporation’s certificate of incorporation, to declare and pay dividends upon the shares of its capital stock, either out of its surplus or, in case there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

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The NeoStem Amended and Restated Certificate of Incorporation restricts the NeoStem Board of Directors’ ability to declare dividends on the NeoStem Common Stock or series of NeoStem Preferred Stock ranking junior to the NeoStem Series B Preferred Stock, where the NeoStem Board of Directors does not declare a dividend on NeoStem Series B Preferred Stock.

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As further described in the next bullet point, Amorcyte’s certificate of incorporation, as amended, restricts Amorcyte’s Board of Directors’ ability to declare dividends on the Amorcyte Common Stock or any other class or series of stock (other than a dividend payable solely in shares of Amorcyte Common Stock), where the Amorcyte Board of Directors does not declare a dividend on Amorcyte Series A Preferred Stock.

NeoStem	Amorcyte

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In addition, the NeoStem Amended and Restated Certificate of Incorporation provides that the holders of Series E Preferred Stock are entitled to receive dividends payable in cash (or, at NeoStem’s option, in shares of NeoStem Common Stock if certain “Equity Conditions” are satisfied) on the liquidation preference applicable to the Series E Preferred Stock ($1.00 per share plus all accrued but unpaid dividends), at the per share rate of seven percent (7%) per annum, which shall be cumulative. For further information regarding the terms of NeoStem’s Series E Preferred Stock, see the discussion set forth below under the caption “Description of Securities.”

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The holders of shares of Amorcyte Series A Preferred Stock are entitled to receive dividends on such shares whenever funds are legally available therefor and when and as declared by the Amorcyte Board of Directors, in preference to dividends (other than dividends payable in shares of Amorcyte Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Amorcyte Common Stock) paid on Amorcyte Common Stock or any other class or series of stock, at the rate of $63.892 (as adjusted for any stock dividend, stock split or combination) per share per annum. Dividends on the Amorcyte Series A Preferred Stock are not be cumulative, and no right to such dividends accrues to holders of shares of Amorcyte Series A Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any year. Pursuant to the Amorcyte certificate of incorporation, as amended, no dividends will be declared or paid, and no distribution will be made, on any shares of Amorcyte Common Stock or any other class or series of stock (other than a dividend payable solely in shares of Common Stock) unless (A) a dividend in any amount equal to the dividend described above, together with any dividends previously declared but unpaid, is paid or set aside for payment on each outstanding share of Amorcyte Series A Preferred Stock, and (B) any additional dividends declared or paid in any year are declared or paid among the holders of shares of Amorcyte Series A Preferred Stock and Amorcyte Common Stock then outstanding based on the number of shares of Amorcyte Common Stock held by each such holder (assuming full conversion of the outstanding shares of Amorcyte Series A Preferred Stock).

NeoStem	Amorcyte

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The Amorcyte certificate of incorporation, as amended, provides that in the event of any liquidation, dissolution or winding up of Amorcyte, the holders of shares of Amorcyte Series A Preferred Stock will be entitled to receive, in preference to the holders of Amrocyte Common Stock or any other capital stock ranking junior to the Amorcyte Series A Preferred Stock, an amount equal to $1,197.975 per share (as adjusted for any stock dividend, stock split or combination) plus any dividends declared on the Amorcyte Series A Preferred Stock but not paid, without interest. In the event there are not sufficient funds or assets to permit the payment of each holder of Amorcyte Series A Preferred Stock shares to receive such payment, the entire assets and funds legally available for distribution will be distributed ratably among the holders of shares of Amorcyte Series A Preferred Stock, based on the number of such shares of Amorcyte Series A Preferred Stock held by each such holder. Upon the completion of the foregoing distribution, the Amorcyte certificate of incorporation, as amended, provides that Amorcyte’s remaining assets or funds available for distribution, if any, to stockholders will be distributed ratably to the holders of shares of Amorcyte Series A Preferred Stock and Amorcyte Common Stock based upon the number of shares of Amorcyte Common Stock held by each such holder (assuming full conversion of the shares of Amorcyte Series A Preferred Stock). Unless otherwise determined by the holders of two-thirds (2/3) of the Amorcyte Series A Preferred Stock shares then outstanding, a liquidation, dissolution or winding up of Amorcyte will be deemed to include (X) the acquisition of Amorcyte by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation, or other form of reorganization in which outstanding shares of Amorcyte are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary) (each, a “Merger Transaction”) that results in the transfer or acquisition of at least a majority of Amorcyte’s voting power, (Y) a Merger Transaction, unless Amorcyte’s stockholders of record as constituted immediately prior to such Merger Transaction will, immediately after such

NeoStem	Amorcyte

Merger Transaction hold at least a majority of the voting power of the surviving or acquiring entity in the same relative proportions, or (Z) a sale of all or substantially all of the assets of Amorcyte or the exclusive license of all or substantially all of the Corporation’s intellectual property by means of any transaction or series of related transactions.

Amorcyte Shareholders Agreements

Certain Amorcyte stockholders have agreed to be bound to the terms and conditions of Amorcyte’s Investors’ Rights Agreement and Amorcyte’s Right of First Refusal Agreement, which agreements will be terminated on or prior to the consummation of the Amorcyte Merger. A brief description of each of these agreements is set forth below.

Investors’ Rights Agreement

The Investors’ Rights Agreement, among other things: (i) grants to the parties thereto as “Investors” certain registration rights following the closing of Amorcyte’s firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 under the Securities Act; (ii) obligates the parties to agree to “lock-up” agreements requested by the managing underwriter in its initial public offering; (iii) grants to the Investors certain first offer rights with respect to future share issuances by Amorcyte; (iv) grants certain information rights to the Investors; and (v) provides that (x) each Investor will vote such party’s shares of Amorcyte Series A Preferred Stock with respect to the three members of the Board of Directors who are elected by the holders of shares of Amorcyte Series A Preferred Stock, for two nominees of Colt Ventures, for so long as Colt Ventures holds shares of Amorcyte Series A Preferred Stock (or the shares of Amorcyte Common Stock issued or issuable upon conversion thereof) and one nominee who is designated by the holders of a majority of the shares of Series A Preferred Stock, and (ii) with respect to the four members of the Amorcyte Board of Directors who are elected by the holders of Amorcyte Common Stock, the parties agree to vote all of their shares of Amorcyte Common Stock for the Chief Executive Officer of Amorcyte and three persons designated by the holders of a majority of the shares of Amorcyte Common Stock (excluding Amorcyte Common Stock issuable upon conversion of Amorcyte Series A Preferred Stock), one of which will be Paul Schmitt

Right of First Refusal Agreement

The Right of First Refusal Agreement, among other things:

(i)	grants to the “Investor” parties thereto certain first refusal and co-sale rights with respect to certain proposed transfers of “Founders” (as such term is defined in such agreement) shares; and
(ii)	provides for “Drag-Along Rights” in the event that a “Change of Control Transaction” (as hereinafter defined) is approved by (i) Amorcyte’s Board of Directors and (ii) Investors holding at least a majority of the Amorcyte Series A Preferred Stock (or Amorcyte Common Stock issued or issuable upon conversion thereof) then outstanding. In such event, each of the Investors and Founders agrees to consent to and vote all of their shares of the Amorcyte capital stock then held by such Investor or Founder in favor of such Change of Control Transaction at any meeting of the stockholders (or by action by written consent) called to consider the approval of such Change of Control Transaction. In addition, if the Change of Control Transaction is structured as a (x) merger or consolidation, each Investor and Founder agrees to waive any dissenters’ rights, appraisal rights or similar rights in connection with such transaction or (y) sale of stock, each Investor and Founder agrees to sell all of his, her or its shares of Amorcyte capital stock and rights to acquire shares of Amorcyte capital stock on the terms and conditions approved by Amorcyte’s Board of Directors and Investors holding at least two-thirds (2/3) of the Amorcyte Series A Preferred Stock (or Amorcyte Common Stock issued or issuable upon conversion thereof) then outstanding. Each Investor and

Founder further agrees to take all necessary or advisable actions in connection with the consummation of the approved Change of Control Transaction as requested by Amorcyte and Investors holding at least two-thirds of the Amorcyte Series A Preferred Stock (or Amorcyte Common Stock issued or issuable upon conversion thereof) then outstanding. “Change of Control Transaction” means (a) the acquisition of Amorcyte by an unaffiliated entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of Amorcyte are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary), unless Amorcyte’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions hold at least a majority of the voting power of the surviving or acquiring entity in the same relative proportions, (b) a sale of all or substantially all of the assets of Amorcyte to an unaffiliated entity or (c) the exclusive license of all or substantially all of Amorcyte’s intellectual property in a single transaction or series of related transactions to an unaffiliated entity. For purposes of this definition, an entity shall be considered to be affiliated if a shareholder of such entity owns greater than a majority of the voting power of the Amorcyte’s stock, or if a shareholder of Amorcyte owns more than a majority of the voting stock of such entity.

BUSINESS OF NEOSTEM

Overview

NeoStem, Inc. (“we,” “NeoStem” or the “Company”) continues to develop its core capabilities in cell therapy to capitalize on the paradigm shift that we see occurring in medicine. Our acquisition of Progenitor Cell Therapy, LLC (“PCT”) provides the foundation to achieve our mission to become a premier cell therapy company. While our origins are in adult stem cell research, collection and storage, we came to understand that the catalyst for storage is therapy. People want to see that there are and will be uses for their cells should they need them in the future. NeoStem today has deployed significant resources to meet the basic research, manufacturing, regulatory, clinical and logistical demands of an integrated cell therapeutics company.

Currently, we operate our business in three reportable segments: (i) Cell Therapy — United States; (ii) Regenerative Medicine — China; and (iii) Pharmaceutical Manufacturing — China.

Cell Therapy — United States

PCT Merger

On January 19, 2011 we completed our acquisition of PCT (the “PCT Merger”) As a result of the consummation of the PCT Merger, PCT is now a wholly-owned subsidiary of our Company.

All of the membership interests of PCT outstanding immediately prior to the effective time of the PCT Merger were converted into the right to receive, in the aggregate, (i) 10,600,000 shares of our Common Stock and (ii) 3 series of seven year warrants to purchase up to 1,000,000 shares of our Common Stock per series (3,000,000 shares in the aggregate), at exercise prices of $3.00, $5.00 and $7.00, respectively, per share (the “PCT Warrants”). NeoStem has the option to call the PCT Merger Warrants in the event NeoStem Common Stock is trading for twenty (20) out of thirty (30) consecutive trading days at a per share price equal to or exceeding the redemption threshold of $5.00 (in the case of the $3.00 Warrants), $7.00 (in the case of the $5.00 Warrants) or $9.00 (in the case of the $7.00 Warrants). Transfer of the shares issuable upon exercise of the PCT Warrants is restricted until the one year anniversary of the closing of the PCT Merger.

In accordance with the PCT Merger Agreement, we have deposited into an escrow account 10,600,000 shares of our Common Stock for eventual distribution to the former members of PCT (subject to downward adjustment to satisfy any indemnification claims of NeoStem, all as described in the PCT Merger Agreement). For so long as any of the 10,600,000 shares are held in escrow, such shares shall be voted by the escrow agent as directed by our Board of Directors.

Founded by Dr. Andrew L. Pecora and Robert A. Preti, Ph.D., PCT became an internationally recognized cell therapy services and development company. It sought to create a business for “as needed” development and manufacturing services for the emerging cell therapy industry and to prepare for eventual commercialization. With its cell therapy manufacturing facilities and team of professionals, PCT offers a platform that can facilitate the preclinical and clinical development and commercialization of cellular therapies for clients throughout the world. Dr. Preti now serves as PCT’s President and Chief Scientific Officer and Dr. Pecora as its part-time Chief Medical Officer (and effective August 17, 2011, Dr. Pecora also serves as Chief Medical Officer of NeoStem).

PCT is engaged in a broad range of services in the cell therapy market for the treatment of human disease, PCT offers current Good Manufacturing Practices (cGMP)-compliant cell transportation, manufacturing, storage, and distribution services and supporting clinical trial design, product process development, logistics, regulatory and quality systems development services. In addition, through its network of contacts throughout the cell therapy industry, PCT is able to identify early stage development opportunities in the cell therapy field and opportunistically develop these cell therapies through proof of concept where they can be further developed and ultimately commercialized through NeoStem’s developing commercial structure PCT’s expertise in the cell therapy arena includes therapeutic vaccines (oncology), various related cell therapeutics, cell diagnostics, and regenerative medicine. From this platform, we hope to develop product based therapeutics. Our goal is to develop internally, or through partnerships, allogeneic (cells from a third-party donor) or autologous (cells from oneself) therapeutic technologies that, in the aggregate, comprise the Cell Therapy — United States reportable segment of our business.

Cell Collection, Processing and Storage Business

In the United States, we are a provider of family banking offering adult stem cell collection, processing and storage services for newborns as well as adults. This enables healthy individuals to donate and store their stem cells for personal therapeutic use in the future, if needed. Similar to the banking of cord blood, pre-donating cells at a younger age helps to ensure a supply of one’s own stem cells should they be needed for future medical treatment. We have established a network of adult stem cell collection centers in the U.S. With our acquisition of PCT, we acquired the expertise of cGMP cord blood banking. NeoStem Family Storage (formerly DomaniCell, LLC), a wholly owned subsidiary of PCT, assists hospitals by providing umbilical cord blood unit collection and long-term storage services to patients for potential future therapeutic use. NeoStem Family Storage has been providing the front-end interface and support services to hospitals and in turn employs PCT’s cell therapy manufacturing facilities network for the processing and long-term storage of umbilical cord blood units. With the acquisition of PCT, we are bundling together NeoStem’s adult stem cell collection and PCT’s cord blood collection offerings as a multi-generational collection and storage service called the “Family Plan.”

In July 2010, we were named “Best Stem Cell Company, 2010,” in the New Economy’s Biotech Awards.

Stem Cell Research

NeoStem conducts research and development activities in its own laboratory facilities In addition, through collaborations, we pursue therapeutic and potentially diagnostic applications for adult stem cells, including applications using our own VSELTM Technology (very small embryonic-like stem cells). VSELTM Technology, licensed from the University of Louisville, represents NeoStem’s proprietary pre-clinical platform. We believe VSEL stem cells hold significant potential for the Company, affording entry into the regenerative medicine arena with a cell product that may open up new areas in regenerative medicine. In April 2009, we entered into a License Agreement with Vincent Falanga, M.D., pursuant to which we acquired a world-wide, exclusive license to certain innovative stem cell technologies and applications for wound healing. In conjunction with that license we entered into a multi-year sponsored research agreement with the Roger Williams Medical Center in Providence, Rhode Island and Dr. Falanga’s laboratory, funded by the Department of Defense, to study the use of mesenchymal cells and VSEL stem cells for the treatment of chronic wounds. We have also in-licensed more mature technologies that use stem cells for regenerative applications, including rebuilding cartilage, repairing fractures and rejuvenating aging skin. Some of these products or treatments have recently launched commercially in Asia.

Regenerative Medicine — China

We are presently applying our cellular therapies in the People’s Republic of China (“China” or “PRC”). In 2009, we began several China-based, adult stem cell initiatives including: (i) creating a separate China-based stem cell operation, (ii) constructing a stem cell research and development laboratory and processing and manufacturing facility in Beijing, (iii) establishing relationships with hospitals to provide stem cell-based therapies, and (iv) obtaining product licenses covering several adult stem cell therapeutics focused on regenerative medicine. In 2010, we began offering our adult stem cell storage and anti-aging and cosmetic applications in Taiwan through an agreement with Enhance Biomedical Holdings.

In June 2010 we launched a collaboration with Shandong Wendeng Orthopaedic Hospital, or Wendeng Hospital, which was the first hospital in the network we are establishing to offer orthopaedic treatments in China. In December 2010, we entered into the second hospital cooperation agreement with Shijiazhuang Third Hospital in the provincial capital of Hebei Province. We entered into a third hospital collaboration agreement in mid-2011. In the third quarter of 2010, Weihai Municipal Price Bureau, the local authority in charge of pricing for public medical services in Wendeng, approved the pricing for single side and bilateral arthroscopic orthopedic autologous adult stem cell based treatment licensed by us which is being administered at Wendeng Hospital. Importantly, the Weihai Municipal Labor Bureau Medical Insurance Office approved Wendeng Hospital’s application for reimbursement whereby patients are eligible to receive reimbursement for up to 80% of the cost of the orthopedic procedure under the new technology category.

Strategically, we view our efforts in China as attempting to pioneer new pathways towards both commercialization of therapies to the largest patient populations in the world, and creating a regulatory pathway for advanced proof of concept studies which may prove invaluable to the Company’s research efforts. This could involve developing a distribution platform for cell therapy that can be used to expedite commercialization of new therapies in China for PCT clients and to commercialize our own proprietary technologies as they emerge.

Pharmaceutical Manufacturing — China

We acquired a 51% ownership interest in Suzhou Erye Pharmaceutical Company Ltd. (“Erye”) in October 2009. Erye was founded more than 50 years ago and represents an established, vertically-integrated pharmaceutical business. Historically, Erye has concentrated its efforts on manufacturing and distributing of generic antibiotic products. It has received more than 160 production certificates from the State Food and Drug Administration of China, or SFDA, covering both antibiotic prescription drugs and active pharmaceutical intermediates (APIs). Our current senior executive management team at Erye, Mr. Shi, Chairman, and Madame Zhang, General Manager, joined Erye in 1998, and in conjunction with others bought it from the PRC government in 2003. A majority of the drugs that Eyre manufactures are on China’s “essential drug” list, and Erye’s new facility under construction will enable greater production.

As part of our plan to focus our business on cell therapy manufacturing, development and other related activities, we are pursuing strategic alternatives with respect to Erye. In June 2011 we engaged a financial advisor to lead the effort to pursue the possible divestiture of our 51% interest in Erye, though we have not yet determined to sell our interest in Erye. We are planning to devote our resources and management efforts to cell therapy manufacturing and development, and other related activities, including adult stem cell collection and storage, and in further developing our regenerative medicine business in China. We believe that the proposed acquisition of Amorcyte is in keeping with our strategic mission. We also believe that if we could monetize Erye, we would have additional capital needed to pursue the development of multiple cell therapies. To that end, in June 2011, we engaged a financial advisor to lead the effort to pursue the possible divesture of our 51% interest in Erye. Marketing efforts have commenced; however, in addition to the factors set forth below, it is too early to determine whether such efforts will lead to a proposal to purchase at a price and on terms that we would consider acceptable or whether, in the event a proposal or proposals on prices and terms acceptable to us are received, whether a transaction would be completed.

Any sale of our interest would also be subject to a right of first refusal held by Suzhou Erye Economy & Co. Ltd. (“EET”) pursuant to the terms of the Joint Venture Agreement between a subsidiary of ours and EET. EET owns the remaining 49% interest in Erye. A number of issues have arisen between EET and us with respect to the operation and financing of Erye. For instance, while EET is required to lend back to Erye dividends received by it to finance Erye’s move to its new facilities, Erye has recently reported to us that such arrangement is no longer tax efficient in light of the ratio of Erye’s shareholder loans to its registered capital. In connection with exploring ways to remedy the additional tax burden caused by the level of shareholder loans and in preparing for a sale process, other issues have also surfaced, including the issue of our Company and Erye needing to obtain all Chinese regulatory approvals (and associated registrations) required to reflect the legal title of our 51% interest in Erye as being held by the proper entity within our Company’s group which is its current beneficial owner as that term is used under U.S. law. We and Erye are determining what government approvals (and associated registrations) will need to be issued by the Suzhou Municipal Bureau of Foreign Investment and Commerce and the Suzhou Administration for Industry and Commerce to remediate these deficiencies. Our management believes these regulatory deficiencies can be remediated within a reasonable period of time and should not delay a sale of our interest in Erye. However, no assurance can be given that any unremediated regulatory deficiencies would not have an adverse effect on the operating results and liquidity of Erye and our Company and will not impede or delay efforts to divest our interest in Erye. In addition, the remediation process is expected to trigger certain tax liabilities and penalties.

We have not yet determined to sell our interest in Erye, and will not do so until we can assess the level of interest generated, the potential price and transaction terms we might be offered and any regulatory impediments to a transaction. A sale of our interest in Erye, if a sale can be consummated, would have a material effect on the business, results of operations and balance sheet of our Company. Factors that may impede a sale may include, but not be limited to, EET’s right of first refusal and the significant time and money that exercise of such right could cause a potential purchaser, the need for any purchaser to negotiate a new Joint Venture Agreement and a shareholder loan repayment schedule with EET if EET does not wish to either sell its interest or exercise its right of first refusal, recent regulatory changes in China which reduce prices that may be charged for certain of Erye’s products and limit use of antibiotics, tax or regulatory issues affecting Erye, including those described above and other tax increases described in our filings which will adversely affect Erye going forward, availability of financing for a potential purchaser, and other factors typical of any sale process.

CELL THERAPY — UNITED STATES

NeoStem is engaged in the active development of cell based therapeutics to treat a wide range of human diseases. This process includes laboratory bench science and research that we hope will move into the clinic in the future. PCT enables NeoStem to form alliances with scientists and partners early in the process of product characterization, development, comparability and scale-up necessary to meet rigorous clinical requirements.

Market Review and Analysis of the Therapeutics Industry

We believe that an increasing portion of healthcare spending in the United States will be directed to cell and tissue based therapies in the coming years, driven by aging baby boomers. An excerpt from “2020: A New Vision — A Future for Regenerative Medicine” from the U.S. Department of Health and Human Services, dated January 2005, highlights the potential of cell therapy, given present demand:

•	250,000 patients receive heart valves, at a cost of $27 billion annually; and
•	950,000 people die of heart disease or stroke, at a cost of $351 billion annually.

According to the same report, “Regenerative medicine is the vanguard of 21st century healthcare. We are on the cusp of a worldwide explosion of activity in this rapidly growing field of biomedicine that will revolutionize health care treatment. Regenerative medicine (cell therapies) will lead to the creation of fully biological or bio-hybrid tissues and organs that can replace or regenerate tissues and organs damaged by disease, injury, or congenital anomaly.” Regenerative medicine offers the promise to address many of these conditions by replacing or repairing malfunctioning tissues. The same report also indicated that a large fraction of the costs cited above are attributable to tissue loss or organ failure, with approximately eight million surgical procedures being performed annually in the United States to treat these disorders. If approved and effective, cell therapies may have the effect of cutting health care cost as they may facilitate functional restoration of damaged tissues and not just abatement or moderation of symptoms.

Aside from early tissue-based therapies approved in the 1990s, e.g., therapies developed by Genzyme and Organogenesis, the regenerative medicine industry is yet to mature to the point of having a number of approved therapies available on the market. However, there are a number of companies in late-stage clinical trials and one company, PCT’s former client Dendreon, has received approval from the FDA for the use of a cellular product as a prostate cancer therapy.

The scope of the evolving field of regenerative medicine entails:

•	Cell Therapy, which is the use of cells (adult or embryonic, donor or patient, stem or differentiated) for the treatment of many debilitating injuries and diseases. Therapeutic applications may include cancer vaccines, cell based immune-therapy, heart disease, diabetes, Parkinson’s and Alzheimer’s diseases, vision impairments, orthopedic diseases and spinal cord injuries. This sector also includes the development of growth factors and serums and natural reagents that promote and guide cell development.
•	Tissue Engineering, which is the combination of cells with biomaterials (also called “scaffolds”) to generate partially or fully functional tissues and organs. Some natural materials, like collagen, can be used as biomaterial, but advances in materials science have resulted in a variety of synthetic polymers with attributes that would make them uniquely attractive for certain applications. Therapeutic applications may include heart patch, bone re-growth, wound repair, replacement bladders, inter-vertebral disc and spinal cord repair.

•	Tools & Devices, i.e., creating cell lines that embody genetic defects or disease characteristics that are used for the discovery and development of new drugs. This sector also includes companies developing devices that are designed and optimized for regenerative medicine techniques, such as specialized catheters for the delivery of cells, tools for the extraction of stem cells, cell-based diagnostic tools, etc.
•	Aesthetic Medicine, which includes developing cell therapies, tissues and biomaterials for cosmetic applications. This sector comprises hair follicle cells for hair regeneration, and collagen-secreting human dermal fibroblasts for facial wrinkles and other skin disorders.

We believe, based on clients PCT has served, that our manufacturing service and developmental offerings are strategically aligned to participate in all aspects of the evolving cell therapy (regenerative medicine) industry as defined above. Our goal is to position the Company as a recognized leader of cell therapy manufacturing and development services for this emerging industry.

The Field of Cell Therapy

All living complex organisms start as a single cell that replicates, differentiates (matures) and perpetuates in an adult through its lifetime. Cell therapy is aimed at tapping into the power of cells to prevent and treat disease, regenerate damaged or aged tissue and provide cosmetic applications. The most common type of cell therapy has been the replacement of mature, functioning cells such as through blood and platelet transfusions. Since the 1970s, bone marrow and then blood and umbilical cord-derived stem cells have been used to restore bone marrow and blood and immune system cells damaged by chemotherapy and radiation used to treat many cancers. These types of cell therapies have been approved for use world-wide and are typically reimbursed by insurance.

Over the past number of years, cell therapies have been in clinical development to attempt to treat an array of human diseases. The use of autologous (self-derived) cells to create vaccines directed against tumor cells in the body has been demonstrated to be effective and safe in clinical trials. Dendreon Corporation’s Provenge therapy for prostate cancer received Food and Drug Administration (“FDA”) approval in early 2010. PCT assisted Dendreon, as its manufacturing partner, in the development of its cellular therapy and supported Dendreon’s various FDA submissions. Researchers around the globe are evaluating the effectiveness of cell therapy as a form of replacement or regeneration of cells for the treatment of numerous organ diseases or injuries, including those of the brain and spinal cord. Others are developing cell therapies for cardiovascular disease, acute myocardial infarction (heart attack) and chronic ischemia (reduction in blood supply). Cell therapies are also being evaluated for safety and effectiveness to treat autoimmune diseases such as diabetes, inflammatory bowel disease and bone diseases. While no assurances can be given regarding future medical developments, management believes that the field of cell therapy is a subset of biotechnology that holds promise to better the human experience and minimize or ameliorate the pain and suffering from many common diseases and/or from the process of aging.

Adult Stem Cell Business in the U.S.

We are developing our business in cell therapeutics and capitalizing on the increasing importance and promise that adult stem cells have in regenerative medicine. We have had an initial focus on delivering therapies in retinal disease, cardiology, orthopedics, liver, skin rejuvenation and wound indications with a view towards oncology and immunology, as well.

Stem cells are very primitive and undifferentiated cells that have the unique ability to transform into many different cells, such as white blood cells, nerve cells or heart muscle cells. We work exclusively with adult (and not embryonic) stem cells. Adult stem cells are found in the bone marrow, in peripheral blood umbilical cord blood and other body organs. For over 40 years, physicians have been using adult stem cells to treat various blood cancers, but only recently has the promise of using adult stem cells to treat a myriad of other diseases begun to be realized.

Within the adult stem cell classification, the use of cells is either autologous (meaning donor and recipient/patient are the same) or allogeneic (donor and recipient are different people). The use of allogeneic stem cells requires the identification of a matching donor, which search can result in added costs, critical time delays or the possibility of never finding a match. Even if a matching donor is identified, the use of allogeneic stem cells introduces the risk of “graft vs. host disease” that may require immunosuppresive drugs for extended periods following transplantation. Accordingly, our current stem cell programs are based exclusively on adult stem cells for autologous use as we believe that adult stem cells hold the greatest promise for therapeutic innovation.

PCT is an Enabling Transaction for NeoStem

The January 2011 acquisition by NeoStem of PCT will greatly facilitate the translation of NeoStem’s research and development achievements into the manufacturing of stable, reproducible, well characterized cell products tailored for specific therapeutic applications. PCT is an internationally recognized commercial cell therapy company with operations on the east and west coasts of the U.S., serving the cell therapy community with current Good Manufacturing Practices (cGMP), state-of-the art cell therapy research, development, and manufacturing facilities, and processing and storage facilities for stem cells collected from both adults and umbilical cord blood. We believe that the combined capabilities of NeoStem, PCT and our prestigious academic collaborators could lead to the effective and validated emergence of VSEL stem cells and other stem cell therapies in a wide range of regenerative applications.

We believe that PCT is the first company that is focused exclusively on developing a client-based offering for manufacturing and related support services to the emerging regenerative medicine industry, and based upon its provision of high quality services to that industry, PCT has earned a global reputation of expertise, competence, and quality in this area of therapeutic development. It is the Company’s view that, with this platform as a foundation, and in connection with the global reach and scientific infrastructure provided by NeoStem, the combined entity possesses the capacity to successfully develop its own cellular therapeutic pipeline. PCT serves the developing cell therapy industry that includes biotechnology, pharmaceutical and medical products companies, health care providers, and academic investigators from licensed cell therapy manufacturing facilities in Allendale, New Jersey and Mountain View, California. PCT supports the research of leading academic investigators designed to expedite the broad clinical application of cell therapy. PCT’s core strategy is to provide a global network of cell therapy manufacturing and storage facilities and an integrated and regulatory compliant distribution capacity for the evolving cell therapy industry to meet international commercial demands.

The management team of PCT has over 100 years of collective experience in the business and science of cell therapy. Team members are recognized experts in cell therapy product development and characterization, manufacturing, delivery, and clinical development and use. PCT’s personnel have experience with the design, validation, and operation of cGMP cell therapy manufacturing facilities, participated in regulatory filings in the United States and Europe, and have contributed over 100 peer reviewed cell therapy publications. The team has extensive experience in biologics development, sales, marketing, medical practice, hospital administration, insurance contracting, and regulatory compliance. Collectively, the management team has experience in all aspects of cell therapy product and clinical development and use (other than with the use of embryonic stem cells), covering cancer, autoimmunity, infectious diseases, cardiovascular diseases, and spinal, brain, corneal, orthopedic, hormonal and skin regenerative therapies.

PCT has accumulated experience in the service and business of cell therapy manufacturing for clinical use. PCT has served over 100 clients and is experienced with more than 20 different cell based therapeutics, including neuronal and skin based cells for brain and spinal cord repair, myoblast, mesenchymal cells and bone marrow derived cells for heart disease, tumor, dendritic cells and monocytes for cancer treatment, cord blood, peripheral blood, bone marrow CD34+ selected cells for transplantation and islet cells for diabetes. PCT has performed over 30,000 cell therapy procedures in its cell therapy manufacturing facilities, processed and stored over 18,000 cell therapy products (including approximately 7,000 umbilical cord blood, 10,000 blood and marrow derived stem cells and 1,000 dendritic cells) and arranged the logistics and transportation for over 14,000 cell therapy products for clinical use by over 5,000 patients nationwide. Importantly, PCT manufactured over 85% of Dendreon’s successful and now approved Provenge product during its Phase III clinical testing, and over 60% of all Dendreon cell therapeutics in clinical testing from the year 1999 through 2007.

Informed by this experience and enabled by the infrastructure and staff required to service the industry, PCT’s strategy historically has included the periodic formation of companies intended to develop specific therapeutic products. In this regard, PCT management founded a GMP cord blood company (formerly named DomaniCell), a cardiac cell therapy company (Amorcyte) and an immunotherapy company (Athelos). In this way, PCT successfully leveraged its capabilities to bring its own cell therapy product portfolio to the market.

PCT believes that it is qualified and experienced to reduce the risk of development of cell therapy products because it has:

•	the expertise to cost efficiently and rapidly analyze the potential for product development through commercialization;
•	the structure in place to develop new cell therapy products and to enable the commencement of Phase 1 clinical trials for such products;
•	the personnel and facilities in place to offer cost effective development and manufacturing services;
•	the technical, scientific, clinical, and business expertise to make timely go/no go development decisions for potential cell therapy products;
•	the fiscal discipline and low incremental capital investment to cut project development early if chances for success are low thus preserving resources for future product development.

In light of the above, NeoStem’s business development focuses on all stages of regenerative medicine, cell and tissue therapeutic product companies, academic stem cell and other cell therapy clinical trials, device companies serving the regenerative medicine sector, investors and pharmaceutical companies with an interest in a cell or tissue therapeutic or research product, and any other potential client with needs in the manufacturing and development of a cell or tissue-based product. Serving such clients, NeoStem aims to:

•	Establish a nationwide and then international infrastructure, capacity and expertise to meet clients’ needs
•	Maximize penetration of start-up companies in the sector
•	Optimize use of PCT’s physical plants
•	Evaluate international opportunities and enter markets as necessary
•	Develop information systems, logistics and create proprietary intellectual property (e.g., process patents)
•	work closely with the FDA (and other regulatory authorities as appropriate)
•	Be a global leader in services for the development, regulatory approval and commercialization of cell and tissue therapies around the world
•	Be a leader in the development and manufacture of cells and tissues as therapeutic agents in cGTP/cGMP (current Good Manufacturing Practices and current Good Tissue Practices) compliant facilities
•	Leverage PCT’s domain experience to create product-based companies which would exclusively use PCT’s services for manufacturing, delivery and commercialization

We expect that the number of companies in the cell therapy field will continue to increase and the relative distribution of stage of development of the therapeutics will begin to weigh more heavily towards these Phase 2 and Phase 3 trials. These trials generate greater revenue because of the volume of manufacturing activity they require.

To prepare for the potential of increased manufacturing activity, PCT invested in and built a state-of-the-art manufacturing facility in Allendale, complementing the capacity of the MountainView, California facility. Further, the additional capacity is designed to produce products that will be acceptable in other areas of the world as well as the United States. Importantly, current key clients of PCT who have already demonstrated themselves to be repeat clients, are expected to continue to generate revenues for PCT as maturing products advance towards commercialization.

Amorcyte, Inc.

PCT’s strategy historically has included the periodic formation of companies intended to develop specific therapeutic products, which companies could then be spun-out while remaining revenue-generating PCT clients. The creation and spin-out of Amorcyte, Inc. (“Amorcyte”) is an example of that strategy. Amorcyte, initially formed as a wholly owned subsidiary of PCT, was spun off to its members during 2005. Through its acquisition of PCT, NeoStem has an ownership interest in Amorcyte of less than 1%. Amorcyte is a therapeutics company pursuing cell-based therapies for cardiovascular diseases. Amorcyte’s primary product, AMR-001, is an autologous bone marrow-derived, CD34+ cell line selected to treat damaged heart muscle following acute myocardial infarction (AMI). Amorcyte successfully completed a Phase 1 trial for the treatment of damaged heart muscle following AMI and anticipates commencing a Phase 2 trial by the end of the first quarter 2012. Amorcyte believes that this is the first stem cell trial to show dose-related “significant” improvements in limiting perfusion following AMI.

PCT entered into a Cell Processing Agreement with Amorcyte in 2005, pursuant to which PCT is the exclusive evergreen provider of cell processing services to Amorcyte and PCT anticipates processing the cells for the 160 patients expected to be enrolled in Amorcyte’s Phase 2 trial. For calendar years 2009 and 2010, and for the six months ended June 30, 2011, PCT recognized revenue under this agreement in the amounts of $428,000, $84,600 and $69,700, respectively.

The Agreement and Plan of Merger, which provides for the acquisition of Amorcyte by NeoStem, is the subject of NeoStem Proposal 1 and Amorcyte Proposal 1, each appearing elsewhere in this joint proxy statement/prospectus.

Athelos, Inc.

Athelos is a Delaware corporation 80% owned by NeoStem through PCT. To further expand and diversify NeoStem’s efforts in cell therapy, the mission of Athelos is to develop a person’s immune cells as a therapeutic product to treat disorders of the immune system. Many immune-mediated diseases are a result of an imbalance in the immune system. T-reg therapy represents a novel approach to restoring immune balance by enhancing T-reg cell number and function. Through exclusive world-wide licenses, Athelos has secured the rights to a broad patent estate within the T-reg field. To complement those important intellectual property rights, Athelos has established a consulting relationship with David Horowitz, MD, Chief of the Division of Rheumatology and Immunology at the University of Southern California Keck School of Medicine and thought leader in the field of T-reg therapy for immune disorders. Some of the earlier projects on the Athelos development agenda include investigating the clinical feasibility of T-reg-based therapeutics to prevent and treat Graft vs. Host Disease, solid organ rejection as well as a broad class of other autoimmune diseases. Results from ongoing Phase I trials of T-reg cell therapy for autoimmune disorders will determine the next phase of trials.

VSELTM Technology

We are engaged in research and development of new therapies based on very small embryonic-like stem cells, or the VSELTM Technology, with the University of Louisville Research Foundation, or ULRF, and have a worldwide exclusive license to the VSELTM Technology. Research by a group headed by Dr. Mariusz Ratajczak, M.D., Ph.D., head of the Stem Cell Biology Program at the James Graham Brown Cancer Center at the University of Louisville and co-inventor of the VSELTM Technology, and others, provides compelling evidence that bone marrow contains a heterogeneous population of stem cells that have properties similar to those of an embryonic stem cell. These cells are referred to as very small embryonic-like stem cells. This finding opens the possibility of capturing some of the key advantages associated with embryonic stem cells without the ethical or moral dilemmas and without some of the potential negative biological effects associated with stem cells of embryonic derivation. The possibility of autologous VSEL treatments is yet another huge potential benefit to this unique population of adult stem cells.

NeoStem has made great progress in the characterization of human VSELs. All evidence to date supports the commonality of human VSEL properties with those extensively described for murine VSELs. This includes the demonstration of primitivism, pluripotency, tri-lineage differentiation and expandability by NeoStem’s research and development laboratory in Cambridge, Massachusetts.

Therapeutic Indications for VSELs and/or Mesenchymal Cells

In addition, we have been engaged in the early stage development of therapeutic treatments using in-licensed technologies for indications such as wound healing, orthopedics, cosmetic and dermatology and opthalmics.

•	Through grants we are funding studies in the laboratory of Dr. Russell Taichman at the University of Michigan on human VSEL bone generation in an animal model. Those experiments have indicated that human VSELs can differentiate into bone cells and form coherent human bone in amouse.
•	We are funding research at the Schepens Eye Research Institute, a charitable corporation of Massachusetts and an affiliate of Harvard Medical School, relating to VSEL treatment for age-related macular degeneration and Glaucoma — the two leading causes of blindness in the Western world. Early results using mouse models of glaucoma have shown that VSELs display remarkable survivability characteristics, as well as the potential to be integrated into the retinal ganglion layer of cells. Additional studies are on-going to expand this research to acute macular degeneration, a disease that is projected to affect 1 out of every 7 individuals by 2025.
•	In 2009, we entered into a License Agreement with Vincent Giampapa, M.D., pursuant to which we acquired a world-wide, exclusive license to certain patented stem cell technologies and applications using mesenchymal cells for skin rejuvenation. Mesenchymal stem cellsare multipotent cells that can differentiate into a variety of cell types.
•	In April 2009, we entered into a License Agreement with Vincent Falanga, M.D., pursuant to which we acquired a world-wide, exclusive license to certain innovative stem cell technologies and applications for wound healing. In conjunction with that license, we entered into a multi-year sponsored research agreement with Roger Williams Medical Center and Dr. Falanga’s laboratory, funded by the Department of Defense, to study the use of VSELs and mesenchymal cells for the treatment of chronic wounds.
•	We recently entered into a collaboration with Rutgers, the State University of New Jersey, to conduct early stage research on the activity of VSELs in a cell culture of motor neurons.

Government Initiatives

To further drive our stem cell initiatives, we will continue targeting key governmental agencies, congressional committees and not-for-profit organizations to contribute funds for our research and development programs. We have been awarded a $700,000 contract from the U.S. Army Medical Research and Material Command, Telemedicine and Advanced Technology Research Center (USAMRMC-TATRC). This contract is for the purpose of evaluating the use of topically applied bone marrow-derived adult mesenchymal stem cells for rapid wound healing. We recently received notification that NeoStem was awarded a grant by the Department of Defense Peer Reviewed Medical Research Program (PRMRP) of the Office of the Congressionally Directed Medical Research Programs (CDMRP) in the amount of $1,700,000 which will be used to fund research on the use of VSELs to treat osteoporosis and improve bone health.

In addition to those grants, NeoStem is actively pursuing 11 additional research grants through the DoD and/or the Small Business Innovation Research (“SBIR”) program, two of which received high scores from the NIH thereby increasing the probability of funding. Submitted grants, to the extent funded, would not only further research efforts already underway in the areas of wound healing, bone regeneration, nerve regeneration and retinal disease, but potentially would launch new inquiries and further diversify our base of research partners in areas such as reconstructive surgery, sepsis and radiation sickness.

Vatican Initiatives

In May 2010, the Vatican’s Pontifical Council for Culture and NeoStem announced what has been characterized as the Vatican’s first-ever contract of collaboration with an outside commercial venture to advance stem cell research. The initiative will partner NeoStem and the public charity it helped form, The Stem for Life Foundation with the Pontifical Council and its charitable organization, STOQ International, to expand research and raise awareness of adult stem cell therapies. The partnership will entail work on a variety of collaborative activities with the goal of advancing scientific research on adult stem cells and exploring their clinical application in the field of regenerative medicine, as well as the cultural impact of such research. The Pontifical Council has pledged $1 million in connection with these activities.

In addition to research initiatives, NeoStem and the Pontifical Council will spearhead an education campaign geared towards generating awareness of the cultural relevance of such a fundamental shift in medical treatment options, particularly with regard to the impact on theological and ethical issues. Specifically, NeoStem and the Pontifical Council intend to pursue the development of educational programs, publications and academic courses with an interdisciplinary approach for theological and philosophical faculties, including those of bioethics, around the world.

One of the initial highlights of this partnership will be a three day International Conference at the Vatican on adult stem cell research, including VSELTM Technology, that will focus on medical research presentations and theological and philosophical considerations and implications of scientific achievements. The Conference, entitled “Adult Stem Cells: Science and the Future of Man and Culture” will be held at the Vatican, Rome, Italy, November 9 – 11, 2011. All initiatives will aim at providing information, teaching and research regarding important issues of human health and of the present and future of medical progress in relation to adult stem cell research and with respect to the great value of human life. NeoStem and the Pontifical Council for Culture through their collaboration aspire to reach religious leaders and academicians working in the Pontifical and Catholic Institutions but also to extend their work and results to different institutions beyond the Catholic environment.

Competition — Cell Therapy — United States

•	Medical and Research Centers — Medical and research centers with interest or expertise in regenerative medicine and the handling and manipulating of cell products offer competitive services. This group includes the major blood and bone marrow transplant centers around the country, the American Red Cross and major medical research institutions. Such research institutions include the Johns Hopkins Medical Center in Baltimore, Maryland, Baylor College of Medicine in Houston, Texas, the National Institutes of Heath-funded, multi-center Production Assistance for Cellular Therapies Network, and the Fred Hutchinson Cancer Research Center in Seattle, Washington.
•	Other For-Profit Corporations — Other for profit corporations who are our direct competitors include: the Lonza Group Ltd, with the acquisition of the bioservices division of Cambrex Corporation with cell therapy manufacturing facilities in the United States and continental Europe; Cognate Bioservices, owned by Toucan Capital and which services its own internal sister-portfolio companies, as well as offering its services to external customers, with facilities in Maryland and California; Euffets, part of the Fresenius Medical Care group, with a facility in Germany and which has an existing network of apheresis centers; Angel Biotechnology in the United Kingdom, currently restructuring to focus exclusively in cell therapies; Cell Therapies Pty Ltd in Melbourne, Australia. In addition, there are other providers of support services with a peripheral offering or interest in cell or tissue therapy development or manufacturing.
•	Divisions of Biotechnology Companies — The development and manufacturing divisions of selected major biotechnology companies (e.g., Genzyme and Cell Genesys) which provide services using their existing spare infrastructure to offset costs also present competition to our Cell Therapy — United States reportable segment. Moreover, they may be able to offer such unused capacity as a loss leader and at lower rates than those offered by our Cell Therapy — United States reportable segment.

•	Early Stage Companies — Some early stage companies, which constitute a portion of our target market, have their own development and manufacturing facilities. These companies are competitive not only in that they may leverage their capacity by making it available to others but also in that, their decision to “build” precludes them — at least for the interim — from deciding to “buy” from our Cell Therapy — United States reportable segment.

Collection, Processing and Storage Services

Our Company is also engaged in the collection, processing, storage, distribution and transport of cell therapy products. This current range of Cell Collection, Processing and Storage business services was greatly enhanced by our acquisition of PCT in January 2011 as it assures that we have access to state of the art cGMP compliant facilities giving us a competitive advantage in the industry and positioning us to be the partner of choice.

We are a provider of adult stem cell collection, processing and storage services in the U.S., enabling healthy individuals to donate and store their stem cells for personal therapeutic use. Similar to the banking of cord blood, pre-donating cells at a younger age helps to ensure a supply of autologous stem cells should they be needed for future medical treatment. We have established a network of ten adult stem cell collection centers throughout the country. PCT provides commercial stem cell processing and storage services utilizing current good manufacturing practices, or cGMP standards.

Our process for collecting adult stem cells for autologous use involves the administration of a mobilizing agent prior to collection, allowing the migration of stem cells from bone marrow to peripheral blood. Once the stem cells have reached the bloodstream, an individual goes through a safe and minimally-invasive procedure called “apheresis,” similar to donating platelets, at one of the collection centers in our network. Then, the stem cells are processed and stored under cGMP standards. Our process does not change or alter the underlying cells and does not require expansion technology.

We believe that individuals will view the ability to pre-donate and store autologous adult stem cells for future personal therapeutic use as a valuable part of a “bio-insurance” program. The benefits of pre-donation include: having a known supply of autologous stem cells rather than an uncertain supply of compatible allogeneic stem cells; autologous stem cells may be compromised once a patient becomes sick; and the quantity and quality of stem cells generally diminish with age. This perceived value of pre-donation should increase as additional indications for stem cell-based therapies are developed. For example, first line therapy for exposure to radiation continues to be stem cell transplant. With the threat of nuclear disaster and terrorism, we believe this is a critical program to protect human health.

Our processing at PCT’s facilities typically occurs in class 10,000, Controlled Environment Rooms (CER) in a class 100 Biologic Safety Cabinet (BSC). Environmental monitoring, done weekly, includes air sampling, contact plates for surface monitoring, and Met One particle counts. PCT’s cleaning and sanitizing program involves daily, weekly, monthly, and quarterly cleaning protocols for the equipment and the rooms with bactericidal and sporicidal agents to control introduction of microorganisms and insect and pest control procedures. PCT has ongoing equipment validation, calibration and preventive maintenance programs to ensure reproducibility and consistency of results.

PCT employs an inspection and testing program for incoming materials, and for in-process and final products, as required. PCT employs scientifically sound procedures approved by a quality assurance function, and performs product sterility testing and release assays reviewed by the quality assurance department. PCT has labeling controls to prevent product mix-ups, employs a materials management program to ensure that only approved materials are used in manufacturing and to provide forward and backward traceability; a supplier approval program to ensure that the raw materials used are made under acceptable conditions and to provide a high degree of confidence in their efficacy. A separate quality unit is charged with the responsibility for review and approval of anything that affects the identity, strength, quality, and purity of the cell therapy product. With PCT’s experience in immune reconstitution we will be working with them to optimize collection yields for clients.

As part of our acquisition of PCT, we acquired NeoStem Family Storage, LLC (formerly DomaniCell, LLC) (“NeoStem Family Storage”), a wholly owned subsidiary of PCT, which assists hospitals with providing umbilical cord blood unit collection, and long-term storage services to patients for potential future therapeutic use. NeoStem Family Storage provides the front-end interface and support services to hospitals and in turn employs PCT’s cell therapy manufacturing facilities for the processing and long-term storage of umbilical cord blood units.

We are bundling together as a multi-generational stem cell collection and storage service that the Company calls the “Family Plan,” consisting of NeoStem’s adult stem cell and PCT’s cord blood collection and storage offerings Our marketing efforts are being restructured to focus on obstetricians and gynecologists and to educate them on the benefits to their patients of storage both their child’s cord blood and their stem cells in a cGMP compliant process as offered by the Company.

PCT’s research shows that while cord blood banking is gaining in acceptance, the market is still in its infancy with cord blood banking occurring for only 3.5% of total births in the United States. However, we hope to expand this business by offering to these parents banking their infants cord blood the opportunity to also bank their adult stem cells. Patients regardless of age can choose stem cell and immune system cell collection and storage as personal insurance that their stem cells will be available for their own use if needed in the future.

We recognize that there remains skepticism in the marketplace with recently published articles pointing out how certain doctors believe it is a waste of money to store the cord blood privately, since it gives a false sense of security to the parent at a substantial cost at times. An important advantage of the national, public cord blood collection system is that it costs nothing for patients to donate their cord blood. Additionally, major medical organizations, including the American Academy of Pediatrics (AAP), the American Medical Association (AMA), the American College of Obstetricians and Gynecologists (ACOG), and the American Society of Blood and Marrow Transplantation (ASBMT) do not recommend private storage, except in very limited instances. Further, PCT believes that the medical community is currently supportive of public cord blood donation and of the national cord blood registry that is administered by the National Marrow Donor Program.

Management believes, however, that central to increasing market share for private umbilical cord blood collection and storage is compliance with cGMP and documented experience in the clinical distribution and usage of cells as therapies. These are both advantages that we can offer through PCT. We intend to leverage PCT’s position in the market place for cell therapy manufacturing, storage, and distribution for clinical use to expand the umbilical cord blood collection and storage business of DomaniCell and our historic adult stem cell business in a combined Family Plan.

We also intend to focus marketing and educational programs on current uses for stem cells over potential future uses and leverage the combined collection business with the umbilical cord business as it has historically been a more prevalent revenue opportunity. We also plan to leverage and market key endorsements, including our government research grants, our relationship with the Vatican’s Pontifical Council, and celebrity and corporate endorsements.

Transportation Network

We believe that today’s commercially available transportation systems are not designed for shipment of biological or other perishable goods and will not be able to meet the demands of the emerging cell therapy market. To succeed, the large-scale commercialization of cell therapy products will need to overcome the present weaknesses of the major air carriers, including the lack of a true point-to-point chain of control, non-controlled X-ray and inspection, no guarantee of package orientation, handling or storage conditions and in many cases no standard, documented and tracked operating procedures.

A successful transportation network for cell therapy will require a completely secure point-to-point chain of control and custody; cGMP standard operating procedures in all phases of transit; a highly specialized and trained air and ground courier network; quality assurance at each transfer point; and real-time package tracking.

We strive to maintain high standards in transportation and handling of client cell products. Shipments of products are tracked as PCT and its clients develop confidence in the abilities of PCT’s transportation partners. PCT is laying the groundwork for such a network as part of its business development process.

While reliable ground carriers with experience in the transport of blood products already exist in major metropolitan areas of the country, air carriers meeting such needs are limited. PCT evaluated the major domestic express carriers, including Federal Express and UPS, and concluded that even their highest-level services are inadequate to meet the sector’s needs. However, PCT identified and validated AirNet Systems, Inc., a specialty air carrier with a fleet of over 100 aircraft serving over 100 cities nationwide, as a transportation partner. AirNet has built its business on check delivery and other services to banks, and it now specializes in shipping medical products, including whole blood and blood products, tissue for transplantation, and diagnostic specimens. AirNet also handles cryopreserved specimens and biologics. PCT currently use the services of AirNet for its transportation needs and has a co-marketing agreement with AirNet centered on combining their logistical expertise and transportation infrastructure with PCT’s point-to-point logistics and handling protocols to provide a non-integrated but complimentary and comprehensive transportation network for the shipment of cell therapy products.

Competition — Cell Collection, Processing and Storage

Historically in the U.S. we have faced competition from other established operators of stem cell preservation businesses and providers of stem cell storage services. Today, there is an established and growing market for cord blood stem cell banking. We are also aware of another company with established stem cell banking services that processes and stores stem cells collected from adipose, or fat, tissue. This type of stem cell banking requires harvesting fat by a liposuction procedure. Embryonic stem cells represent yet another alternative to pre-donated and stored adult stem cells. As techniques for expanding stem cells improve, thereby allowing therapeutic doses, the use of embryonic stem cells and other collection techniques of adult stem cells could increase and compete with our services. Finally, we are aware that other technologies are being developed to turn skin cells into cells that behave like embryonic stem cells or to harvest stem cells from the pulp of baby teeth. While these and other approaches remain in early stages of development, they may one day be competitive.

In addition, cord blood banks such as ViaCord, a PerkinElmer company, or LifebankUSA, a Celgene company, easily could enter the field of adult stem cell collection because of their processing labs, storage facilities and customer lists. We estimate that, combined, there are approximately 75 cord blood banks in the U.S., approximately 36 of which are private autologous banks, meaning that the donor and recipient are the same, and approximately 39 of which are public allogeneic banks, meaning that the donor and recipient are not the same. Hospitals that have transplant centers to serve cancer patients may elect to provide some or all of the services that we provide. According to the National Marrow Donor Program, there are approximately 52 hospitals in the U.S. with stem cell transplant centers. These competitors may have better experience and access to greater financial resources than do we. In addition, other established companies may enter our markets and compete with us.

We believe we have a strategic advantage over our competitors based on our ability to meet cGMP regulatory requirements in an industry that is widely dispersed with a range of quality issues.

GOVERNMENT REGULATION:
CELL THERAPY — UNITED STATES

U.S. Government Regulation

The health care industry is one of the most highly regulated industries in the United States. The federal government, individual state and local governments, as well as private accreditation organizations, oversee and monitor the activities of individuals and businesses engaged in the development, manufacture and delivery of health care products and services. Federal laws and regulations seek to protect the health, safety, and welfare of the citizens of the United States, as well as to prevent fraud and abuse associated with the purchase of health care products and services with federal monies. The relevant state and local laws and regulations similarly seek to protect the health, safety, and welfare of the states’ citizens and prevent fraud and abuse. Accreditation organizations help to establish and support industry standards and monitor new developments. The following is a general description of the current material laws and regulations.

FDA Regulation of Cell Therapy Facilities

Manufacturing facilities that produce cellular therapies are subject to extensive regulation by the FDA.

HCT/P Regulations

In particular, FDA regulations set forth requirements pertaining to establishments that manufacture human cells, tissues, and cellular and tissue-based products (“HCT/Ps”). Title 21, Code of Federal Regulations, Part 1271 (21 CFR Part 1271) provides for a unified registration and listing system, donor-eligibility, current good tissue practices, and other requirements that are intended to prevent the introduction, transmission, and spread of communicable diseases by HCT/Ps. More specifically, key elements of Part 1271 include:

•	Registration and listing requirements for establishments that manufacture HCT/Ps;
•	Requirements for determining donor eligibility, including donor screening and testing;
•	Current good tissue practice requirements, which include requirements pertaining to the manufacturer’s quality program, personnel, procedures, manufacturing facilities, environmental controls, equipment, supplies and reagents, recovery, processing and process controls, labeling, storage, record-keeping, tracking, complaint files, receipt, pre-distribution shipment, distribution, and donor eligibility determinations, donor screening, and donor testing;
•	Adverse reaction reporting;
•	Labeling of HCT/Ps; and
•	FDA inspection, retention, recall, destruction, and cessation of manufacturing operations.

PCT currently collects, processes, stores and manufactures HCT/Ps, as well as manufactures cellular therapy products that are regulated as biological products. NeoStem Family Storage also collects, processes, and stores HCT/Ps. Therefore, both PCT and NeoStem Family Storage must comply with Part 1271 and with the cGMP guidelines that apply to biological products. PCT’s management believes that other requirements pertaining to biological products, such as requirements pertaining to premarket approval, do not currently apply to PCT because PCT is not currently marketing and selling cellular therapy products. However, these additional requirements may apply to companies that PCT incubates and spins off, such as Amorcyte, if these companies pursue marketing of cellular therapy products. Additionally, if either PCT or NeoStem Family Storage changes its business operations in the future, the FDA requirements that apply to PCT or NeoStem Family Storage may also change.

Current Good Manufacturing Practices (cGMP) Standards

Additional FDA laws and regulations apply to cellular therapies comprised of HCT/Ps that are regulated as a drug, biological product, or medical device. (See 21 CFR 1271.10(a)). These laws and regulations include requirements for current Good Manufacturing Practices (“cGMP”). In summary, FDA’s cGMP requirements embody a set of principles that govern a facility’s laboratory and manufacturing operations. These requirements are designed to ensure that a facility’s processes — and products resulting from those processes — meet defined safety requirements and have the identity, strength, quality and purity characteristics that they are represented to have.

FDA current Good Manufacturing Practices (cGMP) requirements, set forth in Title 21, Parts 210 and 211, of the Code of Federal Regulations (21 CFR Parts 210 and 211) are federal regulations that govern the manufacture, processing, packaging and holding of drug and cell therapy products. The objective of compliance with cGMP standards is to protect the public health and safety by ensuring that:

•	Products have the identity, strength, quality and purity that they purport or are represented to possess;
•	Products meet their specifications; and
•	Products are free of objectionable microorganisms and contamination.

A central focus of the cGMP requirements is to design and build quality into the manufacturing processes and the facilities in which products are produced. This is done by implementing quality systems and processes, such as:

•	Identifying critical points that need to be controlled, monitored and tested.
•	Preparing a set of written instructions or procedures, including product specifications, to ensure consistency and reproducibility of results and product characteristics.
•	Designing systems and procedures to prevent contamination and ensure product integrity.
•	Documentation of product testing results and procedures.
•	Validating the process and test methods to ensure reliability of results and consistency in processing.
•	Protecting the product from introduction of contamination or objectionable microorganisms by manufacturing in a clean room environment, which includes control of particulates and microorganisms while ensuring adequate space and proper facility controls.

Compliance with FDA requirements can be time consuming, costly and can result in delays in product approval or product sales. Further, failure to comply with applicable FDA requirements can result in regulatory inspections and associated observations, warning letters, other requirements of remedial action, and, in the case of failures that are more serious, suspension of manufacturing operations, seizure, injunctions, product recalls, fines, and other penalties. Management believes that PCT’s facilities are in material compliance with applicable existing FDA requirements, and intends to continue to comply with new requirements that may apply in the future.

Additionally, FDA, other regulatory agencies, or the United States Congress may be considering, and may enact laws or regulations regarding the use and marketing of stem cells, cell therapy products, or products derived from human cells or tissue. These laws and regulations can affect us directly or the business of some of PCT’s clients and therefore the amount of business PCT receives from these clients.

State Regulation of Cell Therapy

Certain state and local governments regulate cell-processing facilities by requiring them to obtain other specific licenses. As required under applicable state law, PCT’s New Jersey and California facilities are licensed, respectively, as a blood bank in New Jersey and as a drug manufacturing facility in California. PCT also maintains licenses with respect to states that require licensure of out-of-state facilities that process cell, tissue and/or blood samples of residents of such states (e.g., New York and Maryland). PCT has the relevant state licenses needed for processing and is AABB (American Association of Blood Banks) accredited for this purpose. PCT’s management believes that it is in material compliance with currently applicable federal, state, and local laboratory licensure requirements, and intends to continue to comply with new licensing requirements that may become applicable in the future.

Certain states may also have enacted laws and regulations, or may be considering laws and regulations, regarding the use and marketing of stem cells or cell therapy products, such as those derived from human embryos. While these laws and regulations should not directly affect PCT’s business, they could affect the business of some of PCT’s clients and therefore the amount of business PCT receives from these clients.

Federal Regulation of Clinical Laboratories

The Clinical Laboratory Improvement Act Amendments of 1988 (“CLIA”) extends federal oversight to clinical laboratories that examine or conduct testing on materials derived from the human body for the purpose of providing information for the diagnosis, prevention, or treatment of disease or for the assessment of the health of human beings. CLIA requirements therefore include those laboratories that handle biological matter. CLIA requires that these laboratories be certified by the government, satisfy governmental quality and personnel standards, undergo proficiency testing, be subject to biennial inspections, and remit fees. The sanctions for failure to comply with CLIA include suspension, revocation, or limitation of a laboratory’s CLIA certificate necessary to conduct business, fines, or criminal penalties. Additionally, CLIA certification may sometimes be needed when an entity, such as PCT or NeoStem Family Storage, desire to obtain accreditation, certification, or license from non-government entities for cord blood collection, storage, and processing. PCT has obtained CLIA certification for its facilities in New Jersey. PCT has been advised that, currently, CLIA certification is not required for its PCT facilities in California. However, to the extent that any of the activities of PCT or NeoStem Family Storage (for example, with regard to processing or testing blood and blood products) require CLIA certification, PCT intends to obtain and maintain such certification and/or licensure.

Health Insurance Portability and Accountability Act — Protection of Patient Health Information

The Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) require health care plans, health care providers and health care clearinghouses, collectively defined under HIPAA as “Covered Entities,” to comply with standards for the use and disclosure of health information within such organizations and with third parties. These include standards for:

•	Common health care transactions, such as claims information, plan eligibility, payment information and the use of electronic signatures;
•	Unique identifiers for providers, employers, health plans and individuals; and
•	Security and privacy of health information.

Although the obligations of HIPAA only apply directly to Covered Entities, any Covered Entity that uses third parties (referred to in HIPAA as “Business Associates”) to perform functions on its behalf involving the creation or use of certain patient health information is required to have a contract with the Business Associate that limits the use and disclosure of such information by the Business Associate.

While management believes that the current business operations of PCT or NeoStem Family Storage would not cause either of them to be considered a Covered Entity, there is a risk that due to conflicting interpretations of the regulations, NeoStem Family Storage may be a Covered Entity. If NeoStem Family Storage is a Covered Entity, there is a risk of liability that NeoStem Family Storage may not be complying fully with all HIPAA requirements. PCT has signed Business Associate Agreements where requested by PCT’s customers who are Covered Entities, which would require compliance with certain privacy and security requirements relating to individually identifiable health information created or used in connection with such relationships. PCT is in substantial compliance with such Business Associate Agreements. However, given its complexity and the possibility that the regulations may change and may be subject to changing and even conflicting interpretation, PCT’s ability to comply fully with all of the HIPAA requirements and requirements of its Business Associate Agreements is uncertain. Further, as a result of amendments to HIPAA under the American Recovery and Reinvestment Act of 2009, PCT’s and NeoStem Family Stoarge’s compliance burden has increased and they will be subject to audit and enforcement by the federal government and, in some cases, by state authorities. Further, they are obligated to publicly disclose wrongful disclosures or losses of personal health information.

Stem Cell Therapeutic and Research Act of 2005

The Stem Cell Therapeutic and Research Act of 2005 established a national donor bank of cord blood and created a national network for matching cord blood to patients. The National Marrow Donor Program (NMDP) carries out this legislation, which entails acting as the nation’s Cord Blood Coordinating Center and actively recruiting parents for cord blood donations. The NMDP also administers the National Cord Blood Inventory (NCBI), which has a goal of collecting 150,000 cord blood units that could be used to treat patients all over the United States. Importantly, the legislation also authorized federal funding to support the legislation’s goals for collecting cord blood units.

The existence and proliferation of this public cord blood bank may adversely affect PCT and/or the business of NeoStem Family Storage, because parents may opt to donate their newborn’s cord blood to the public registry and to use the public registry if stem cells from cord blood are needed for treatment purposes. In this regard, an important advantage of the national, public cord blood collection system is that it costs nothing for patients to donate their cord blood. Additionally, major medical organizations, including the American Academy of Pediatrics (AAP), the American Medical Association (AMA), the American College of Obstetricians and Gynecologists (ACOG), and the American Society of Blood and Marrow Transplantation (ASBMT) do not recommend private storage, except in very limited instances. Further, this national, public cord blood registry is widely accepted by the medical community, and therefore physicians and others in the health care community may be less willing to use or recommend a private cord blood facility.

Other Applicable Laws

In addition to those described above, other federal and state laws and regulations that could directly or indirectly affect our ability to operate the business and/or financial performance include:

•	State and local licensure, registration and regulation of laboratories, the processing and storage of human cells and tissue, and the development and manufacture of pharmaceuticals and biologics;
•	Other laws and regulations administered by the United States Food and Drug Administration, including the Federal Food Drug and Cosmetic Act and related laws and regulations and the Public Health Service Act and related laws and regulations;
•	Laws and regulations administered by the United States Department of Health and Human Services, including the Office for Human Research Protections;
•	State laws and regulations governing human subject research;
•	Federal and state coverage and reimbursement laws and regulations, including laws and regulations administered by the Centers for Medicare & Medicaid Services and state Medicaid agencies;
•	The federal Medicare and Medicaid Anti-Kickback Law and similar state laws and regulations;
•	The federal physician self-referral prohibition commonly known as the Stark Law, and state equivalents of the Stark Law;
•	Occupational Safety and Health (“OSHA”) requirements;
•	State and local laws and regulations dealing with the handling and disposal of medical waste; and
•	The Intermediate Sanctions rules of the IRS providing for potential financial sanctions with respect to “Excess Benefit Transactions” with HUMC or other tax-exempt organizations.

Enactment of Comprehensive Health Care Reform

In late March 2010, the Federal government enacted a comprehensive health care reform package which consists of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (“Health Reform”). Among other provisions, the Health Reform imposes individual and employer health insurance requirements, provides certain insurance subsidies (e.g., premiums and cost sharing), mandates extensive insurance market reforms, creates new health insurance access points (e.g., State-based health insurance exchanges), expands the Medicaid program, promotes research on comparative clinical effectiveness of different technologies and procedures, and makes a number of changes to how products and services will be reimbursed by the Medicare program. Amendments to the Federal False Claims Act under Health Reform have made it easier for private parties to bring “qui tam” (whistleblower) lawsuits against companies, under which the whistleblower may be entitled to receive a percentage of any money paid to the government.

There are a number of provisions in the Health Reform that may directly impact our customers and, therefore, indirectly affect us. For example, the Health Reform expands the number of individuals that will be covered by either private or public health insurance, which may, in turn, increase the pool of potential purchasers for our customers’ products to the extent they are reimbursable by private or public health insurance. The Health Reform also requires health insurance issuers in the individual and small group markets to cover certain “essential health benefits,” which include prescription drugs and which may increase coverage for our customers’ products. In addition, the Health Reform reduces income and raises costs for our customers through, for instance, the imposition of drug price discounts for Medicare Part D enrollees in the “donut hole” and the imposition of an annual fee on prescription drug and biologic manufacturers. Such provisions may cause our customers to seek to restrain costs in other areas, including the services which we provide.

The Health Reform also authorizes the FDA to approve biosimilar products (sometimes referred to as “generic” biologic products). The new law established a period of 12 years of data exclusivity for the original, reference products in order to preserve incentives for future innovation. The statute also sets forth approval standards for biosimilars, which require a demonstration of biosimilarity via analytical and clinical studies, as well as similarities in the products’ conditions for use, route of administration, and other factors. With the introduction of a pathway for the approval of biosimilars in the United States, demand for our services may increase.

The effective dates of the various provisions within the Health Reform are staggered over the next several years, with some changes occurring immediately. Much of the interpretation of the Health Reform will be subject to administrative rulemaking, the development of agency guidance, and court interpretation. Therefore, the consequences of the Health Reform on PCT’s services are unknown and speculative at this point.

Regenerative Medicine — China

We believe that in China, we can accelerate research, the development of stem cell-based therapies, and the creation of intellectual property positions in the stem cell field because of China’s regulatory and scientific environment and its culture, which are more readily accepting of stem cell-based therapies. Additionally, China has a large population with a rapidly growing middle and upper class who are interested in regenerative medicine and can afford such services. Accordingly, in 2009, we expanded our operations and markets to include China through the creation of a separate stem cell business unit. We continue to evaluate the regulatory environment and other challenges associated with doing business in China with respect to this business segment.

Our China stem cell-based initiatives will be led by U.S. researchers and physicians in collaboration with experts in China for each clinical application to be pursued. We believe that this collaborative approach, and our expansion into China, will create commercial, financial and scientific opportunities that, ultimately, will generate increased revenues for us.

Our current stem cell-based initiatives in China include:

•	developing a pipeline of regenerative medicine therapies, initially focused on orthopedic conditions;
•	developing wellness, cosmetic and anti-aging applications; and
•	engaging in research and development designed to improve and expand our service and product offerings both in the U.S. and in China by leveraging China’s more favorable regulatory environment

Because certain PRC regulations currently restrict foreign entities from holding certain licenses and controlling certain businesses in China, we have created a wholly foreign-owned entity, or WFOE, NeoStem (China), Inc., or NeoStem (China), to implement our expansion initiatives in China. Additionally, to comply with China’s foreign investment regulations with respect to stem cell-related activities, these business initiatives in China are conducted via Chinese domestic entities, Qingdao Neo Bio-Technology Ltd., or Qingdao Neo Bio-Technology, Tianjin Niou Bio-Technology Co., Ltd. and Beijing Ruijieao Bio-Technology Ltd., or Beijing Ruijieao, that are controlled by the WFOE through various contractual arrangements. See “PRC Corporate Legal Structure and Government Regulation” below.

Orthopedic Therapies

We advanced our regenerative medicine business in China, in March 2009, by acquiring an exclusive license for Asia to use an innovative process that expands a patient’s own adult stem cells and treats a variety of musculoskeletal diseases, including osteoarthritis, meniscus tears of the knee, avascular necrosis and bulging lumbar discs. This technology was developed by a Colorado-based company. Our license agreement includes the provision of consulting services to us in the area of stem cell-based orthopedic therapies for the Asia market. We believe that the integration of our peripheral blood collection process into this licensed procedure may enhance its marketability. The figure below demonstrates the regenerative effect of stem cells in these indications.

To provide orthopedic-related stem cell-based services, we are establishing a network of hospitals to offer these orthopedic treatments in China. In June 2010, we launched a collaboration with Wendeng Hospital, which will be the first of such hospitals. Neo Bio-Technology entered into a five-year cooperation agreement with Wendeng Hospital to treat patients and conduct clinical research regarding the application of autologous stem cells for the treatment of a variety of orthopedic conditions. Wendeng Hospital is considered to be one of the leading specialty orthopedic hospitals in China, with close to 90% of its in-patient capacity dedicated to orthopedic cases. In December 2010, we entered into an additional hospital cooperation agreement with Shijiazhuang Third Hospital, located in Shijiazhuang, Hebei Province, approximately 170 miles south of Beijing. Shijiazhuang Third Hospital has 800 beds, 350 of which are dedicated to orthopedics. Shijiazhuang Third Hospital specializes in orthopedics with extensive experience in spinal, joint, and hand and foot surgeries. It also boasts a highly regarded orthopedic trauma emergency room.

In the third quarter of 2010, Weihai Municipal Price Bureau, the local authority in charge of pricing for public medical services in China, approved the pricing for our single-side and bilateral arthroscopic orthopedic autologous adult stem cell based treatment as administered at Wendeng Orthopedic Hospital and approved Wendeng Hospital’s application for reimbursement for up to 80% of the cost of the orthopedic procedure under the new technology category.

Wellness, Cosmetic & Anti-Aging

NeoStem is reassessing how it will approach its Wellness, Cosmetic & Anti-Aging program in China. Wein-licensed technology from Vincent Giampapa, M.D., in February 2009, and have been working with him to develop a program that utilizes some of the products and therapies, including stem cell-based therapies and health supplements, that he offers to his patients in the U.S. for wellness, cosmetic and anti-aging applications. One of the key initial anticipated therapies is an autologous adult stem cell-based skin rejuvenation therapy as is currently offered in Taiwan as part of an arrangement with Enhance Biomedical Holding. The license agreement with Dr. Giampapa is intended to advance our regenerative medicine business in China by our acquisition of a world-wide, exclusive license to certain innovative stem cell technology and applications for cosmetic facial and body procedures and skin rejuvenation. This supplements a three-year agreement that Dr. Giampapa entered into with us in January 2009 where he agreed to provide us with consulting services in the anti-aging area. In collaboration with Dr. Giampapa, we intend to assist our partners to develop and launch a range of cosmetic and anti-aging applications in China.

Consulting and Royalty Agreement

In June 2009, we signed an agreement, or the Network Agreement, with Enhance BioMedical Holdings Limited, or Enhance BioMedical, a Shanghai corporation and subsidiary of Enhance Holding Corporation, a multinational conglomerate with businesses in various market sectors including healthcare. Pursuant to the Network Agreement, Enhance Biomedical will help us develop an adult stem cell collection and treatment network using our proprietary stem cell technologies in Shanghai and Taiwan as well as the Chinese provinces of Jiangsu, Zhejiang, Fujian, Anhui and Jiangxi, or the Network Territory. Enhance BioMedical has healthcare provider relationships with numerous hospitals and doctors in the Network Territory. It also operates the Anti-Aging and Prevention Medical Center in Taipei, Taiwan, with facilities focused on stem cell research and development and anti-aging therapies. As of August 17, 2011, Enhance BioMedical was the beneficial owner of approximately 7.8% of our common stock.

The Network Agreement is a ten-year, exclusive, royalty bearing agreement pursuant to which we will provide Enhance BioMedical with the training, technical, and other assistance required for it to offer stem cell-based therapies. Subject to certain terms and conditions, the Network Agreement is renewable for a subsequent ten-year term at the option of Enhance BioMedical. This agreement also gives us the option, until June 2014, to acquire up to a 20% fully diluted equity interest in Enhance BioMedical. We will receive certain milestone payments as well as be entitled to a stated royalty on Enhance BioMedical’s revenues derived from these stem cell-based therapies. Under the Network Agreement, Enhance BioMedical has the exclusive right to utilize our proprietary adult stem cell technologies identified by us to provide adult stem cell services and therapies in the Network Territory.

In June 2010 Enhance Biomedical launched adult stem cell collection and storage activities and cosmetic and anti-aging therapies in Taiwan under our Network Agreement. We are discussing ways to work more closely together to expand the anti-aging and cosmetic business throughout the PRC within the confines of our license agreements and PRC regulations.

Research and Development

In May 2009, Neo Bio-Technology leased space from Beijing Zhongguancum Life Science Park Development Corp., Ltd. to be used for a world-class storage facility in Beijing, China or the Beijing Facility, that will be equipped to provide comprehensive adult stem cell collection, processing and storage capabilities, and a laboratory to support a number of our therapeutic programs. This lease was assigned to NeoStem (China) in February 2010.

In order to implement the establishment of the Beijing Facility, as of December 31, 2009, our Company, our WFOE subsidiary NeoStem (China), and PCT, entered into an agreement, whereby NeoStem and NeoStem (China) engaged PCT to perform the services necessary (1) to construct the Beijing Facility, consisting of a clean room for adult stem cell clinical trial processing and other stem cell collections which will have the processing capacity on an annual basis sufficient for at least 10,000 samples, research and development laboratory space, collection and stem cell storage area and offices, together with the furnishings and equipment, and (2) to effect the installation of quality control systems consisting of materials management, equipment maintenance and calibration, environmental monitoring and compliance and adult stem cell processing and preservation which comply with cGMP standards and regulatory standards that would be applicable in the United States under GTP standards, as well as all regulatory requirements applicable to the program under the laws of the PRC.

The Beijing Facility is located at the Life Science Innovation Center, Life Science Park, Zhongguancum, Beijing. The aggregate projected cost of the program, including the Phase 1 equipment purchases, is expected to be approximately $3,000,000. The project commenced on April 1, 2010 and construction was completed on schedule by year-end 2010. With the PCT business, the program will change slightly to assist their clients to expand into China.

PRC Corporate Legal Structure and Government Regulation

We conduct our operations in the PRC through two distinct corporate structures: (i) our China adult stem cell operations (which constitute part of our Therapeutics Division, as described above) are conducted through contractual arrangements that our wholly foreign-owned entity, or WFOE, NeoStem (China) has with three variable interest entities, or VIEs, Tianjin Niou Bio-Technology Co., Ltd., Qingdao Neo Bio-Technology Ltd. and Beijing Ruijieao Biotechnology Ltd., and (ii) our China pharmaceutical business unit (which constitutes our Pharmaceutical Manufacturing Division, as further described below) is conducted though our 51% ownership interest in Erye.

The following diagram summarizes the corporate structure of our operations in the PRC:

Because certain PRC regulations currently restrict or prohibit foreign-invested entities from holding certain licenses and controlling businesses in certain industries in China, we created the WFOE, NeoStem (China), to implement our expansion objectives in China. NeoStem (China) may engage in the research and development, transfer and technological consultation service of bio-technology, regenerative medical technology and anti-aging technology, excluding the development or application of human stem cell, gene diagnosis and treatment technologies; consultation of economic information; import, export and wholesaling of machinery and equipment (the import and export do not involve the goods specifically stipulated in/by state-operated trade, import and export quota license, export quota bidding, export permit, etc.). To comply with China’s foreign investment prohibition on stem cell research and development, clinical trials and related activities, this business is conducted via our VIEs: Tianjin Niou Bio-Technology Co., Ltd., Qingdao Neo Bio-Technology and Beijing Ruijieao, each a Chinese domestic company controlled by NeoStem (China) through the VIE documents. Qingdao Neo Bio-Technology’s operations have relocated to Tianjin to take advantage of tax and other concessions that are being made available. Under the VIE documents, the shareholders of the VIEs are required to transfer their ownership interests in these entities to NeoStem (China) in China in the event Chinese laws and regulations allow foreign investors to hold ownership interests in the VIEs, or to our designees at any time for the amount of, to the extent permitted by Chinese laws, the outstanding loans to the VIE shareholders. The shareholders of the VIEs have entrusted us to appoint the directors and senior management personnel of the VIEs on their behalf. Through NeoStem (China), we have entered into exclusive technical and management service agreements and other service agreements with the VIEs, under which NeoStem (China) is providing technical and management services to the VIEs in exchange for substantially all net income of the VIEs. In addition, shareholders of the VIEs have pledged their equity interests in the VIEs to NeoStem (China) as collateral for non-payment of loans or for fees on technical and management services due to us.

PHARMACEUTICAL MANUFACTURING — CHINA

We completed the merger with China Biopharmaceuticals Holdings, Inc. (“CBH”), on October 30, 2009 (the “Erye Merger”), the net effect of which was the acquisition by us of a 51% ownership interest in Erye. Our current senior executive management team at Erye, Mr. Shi, Chairman, and Madame Zhang, General Manager, joined Erye in 1998, who in conjunction with others bought it from the PRC government in 2003 and, in the years that followed, transformed it into a profitable private enterprise. Erye had approximately 835 employees as of December 31, 2010, of which approximately 526 were full-time.

The Erye Merger was consummated pursuant to the terms of an Agreement and Plan of Merger, dated November 2, 2008, as amended (the “Erye Merger Agreement”). Pursuant to the Erye Merger Agreement, on October 30, 2009, CBH merged with and into our wholly owned subsidiary. Following the Erye Merger, Erye Economy and Trading Co. Ltd. (“EET”), an entity controlled by management of Erye, continued to own the remaining 49% ownership interest in Erye.

An amended joint venture agreement and articles of association of Erye was approved by the requisite PRC governmental authorities on or about December 28, 2009 (the “Joint Venture Agreement”). Under the Joint Venture Agreement, for 2010 and the three years commencing with the fiscal quarter during which the revised Joint Venture Agreement became effective: (i) 49% of net profit, after tax, will be distributed to EET (which owns the remaining 49% of Erye), and loaned back to Erye for use in connection with its construction of the new Erye facility; (ii) 45% of the net profit after tax will be provided to Erye as part of the new facility construction fund, which will be characterized as paid-in capital for our 51% interest in Erye; and (iii) only 6% of the net profit will be distributed to us directly for our operating expenses.

Erye was founded more than 50 years ago and represents an established, vertically-integrated pharmaceutical business, focused primarily on the manufacturing and sale of antibiotics. Historically, Erye has concentrated its efforts on the manufacturing and distribution of generic antibiotic products and has received more than 160 production certificates from the SFDA covering both antibiotic prescription drugs and active pharmaceutical intermediates, or APIs. Erye’s revenue for 2009 and 2010 was approximately $61.4 million and $69.2 million, respectively, and approximately $34.3 million for the six months ended June 30, 2011.

Our Pharmaceutical Manufacturing — China reportable segment consists of our interest in the Erye business. We are considering strategic alternatives with respect to our 51% interest in Erye, as described further below under the caption “Pharmaceutical Manufacturing — China — Strategic Alternatives With Respect to Erye.”

Industry

China has a large population with a rapidly growing demand for pharmaceutical drugs and has committed to providing increased governmental insurance to provide a larger segment of the population greater access to pharmaceuticals. The antibiotics market in China was approximately $8.8 billion in 2007, with an annual average growth rate of approximately 24 percent for the previous three years. The overall pharmaceuticals market in China is forecasted to reach $78 billion by 2013, becoming the third largest drug market in the world behind the U.S. and Japan.

In early 2009, the PRC government announced that improving healthcare for its citizens would be a major priority and China’s State Council approved the spending of $124 billion on its healthcare system between 2009 and 2011. This spending initiative, coupled with a population approaching 1.4 billion, makes China a large market opportunity for pharmaceutical drugs. As part of this initiative, China has created the New Rural and Urban Cooperative Medical Insurance System. More than 70% of the drugs produced by Erye are covered under this new medical insurance system.

Products

Erye offers a broad portfolio of anti-infective drugs, with no single product accounting for more than 10% of total revenues for 2010. In 2010, approximately seven of the top 20 antibiotics used in Chinese hospitals were products offered by Erye. Erye’s top ten products, by revenue, for 2010, are set forth in the following table:

Product Name	Product Type	% of Sales
Acetylspiramycin	API	5%
Cefamandole Natate for injection (0.5g)	Injectible Finished Product	4%
Oxacillin Sodium	API	4%
Amoxicillin/Sulbactum Sodium for injection (1.5g)	Injectible Finished Product	4%
Cefamandole Natate for injection (1.0g)	Injectible Finished Product	4%
Mezlocillin sodium for injection (1.0g)	Injectible Finished Product	4%
Amoxicillin & Clavulanate Potassium sodium (1.2g)	Injectible Finished Product	3%
Azlocillin sodium	API	3%
Ceftizoxime sodium for injection (0.5g)	Injectible Finished Product	3%
Ceftizoxime sodium for injection (1.0g)	Injectible Finished Product	3%

Erye is currently focused on bringing more differentiated and higher-margin product offerings to its portfolio.

Distribution/Customers

In China, consumers generally receive prescription drugs through hospitals. Antibiotics are distributed almost exclusively through hospitals. Since pharmaceutical manufacturers in China are not permitted to sell directly to hospitals, it is essential to have an effective and extensive distributor network. Erye’s distributor network covers all of mainland China’s provinces and municipalities and generates sales principally through three channels:

•	exclusive distributors of prescription drugs, referred to as “co-sales teams”: this distribution channel handles the clinical promotion and distribution of differentiated, higher-margin product lines, within exclusive province-based and municipality-based territories;
•	non-exclusive distributors of prescription drugs: this distribution channel is devoted to selling established product lines that require little, if any, clinical promotion; and
•	exclusive distributors of APIs: this distribution channel is devoted to selling APIs to large pharmaceutical manufacturers nationwide.

Erye has an internal sales and marketing team of more than 40 individuals that supervise the distributor network, assist with clinical promotions and manage hospital relationships. Many of Erye’s sales executives have long-term experience in pharmaceutical sales and previously held sales positions with state-owned pharmaceutical companies, where they established long-standing relationships with large distribution centers in several key regions nationwide and, in particular, within the Yangzi River Triangle.

Production Facilities

Erye currently operates a production facility in the City of Suzhou, containing approximately 33,490 square meters of offices, dormitories, a food court, warehouse and production facilities, including eight (cGMP) production lines certified by the SFDA, workshops and laboratory areas.

In 2005, the PRC government issued a mandate requiring the relocation of many of Erye’s existing manufacturing facilities. The government mandate did not require Erye to relocate by any specific date. In order to comply with this mandate and to meet the growing demands of its business, Erye acquired land use rights to approximately 27 acres in the Xiangcheng District of Suzhou and, in 2007, commenced the construction of a new, state-of-the-art production facility. This new campus-style facility includes 16 buildings containing a total of approximately 53,186 square meters of space, for which the external building construction has been completed. Most elements of the project have been completed and put into service in 2010 and the relocation is expected to be completed in 2011. The land use rights end in 2057.

Erye began transferring its operations to its new manufacturing facility in January 2010. The relocation is continuing as the new production lines are completed and receive cGMP certification through 2011. In January 2010, Suzhou Erye received notification that the SFDA has approved Suzhou Erye’s application for cGMP certification to manufacture solvent crystallization sterile penicillin and freeze dried raw sterile penicillin at the new facility, which provides 50% and 100% greater manufacturing capacity, respectively, than its original facility. In June 2010, Suzhou Erye passed the government inspection by the SFDA to manufacture penicillin and cephalosporin powder for injection at the new facility. In May 2011, Suzhou Erye received cGMP production certification for freeze dried powder for injection issued by SFDA at the new facility. The facility is fully operational with respect to these lines. The combined production lines now certified by the SFDA were responsible for approximately 99% of Erye’s 2010 revenues with two of them responsible for over 90% of Erye’s 2010 revenues.

Once Erye has completed the transfer of operations to the new facilities, and its new production lines are fully operational, it will have substantially increased capacity from the current plant, with the goal of becoming among the largest antibiotics producers in Eastern China. Such dominant market position should allow us to take advantage of the expected growth and spending in this segment of the market. We recognize that there will be continuous price pressure on Erye as over 70% of the manufactured drugs are on the essential drug list. There has recently been evidence of such price pressure — i.e., on March 2, 2011 the

National Development and Reform Commission issued price cuts for medical insurance drugs which substantially impacts two of Erye’s drugs. We anticipate that Piperacillin Sodium Sulbactam Sodium will experience as much as a 50% price decline while the price of Ligustrazine Phosphate may be reduced by approximately 75%. As of June 30, 2011 the price reduction experienced by Erye on these products was less than 20%. In 2010 Piperacillin Sodium Sulbactum Sodium accounted for approximately 3% of sales and Ligustrazine Phosphate accounted for approximately 2.5% of sales and through the six months ended June 30, 2011 accounted for approximately 2% and 4% of sales, respectively. In addition, we understand that the Ministry of Health of the PRC has internally proposed regulations which would seek to classify antibiotics into categories, including limited and special use categories, which may have the effect of limiting sales volume of certain antibiotics by Erye.

Our U.S. based management team intends to work closely with the management of Erye to identify new pharmaceutical product candidates to further accelerate revenue growth. We believe that our ownership in Erye, and the expansion of our stem cell business into China, will create commercial, financial and scientific opportunities to significantly grow our business.

The total cost of the new facility is estimated to be approximately $38.7 million, of which approximately $38.4 million has been paid for through June 30, 2011. The remaining approximately $300,000 is expected to be funded from Erye’s operating cash flow. To this end, the owners of Erye have agreed to reinvest a substantial portion of their respective shares of the earnings of Erye to pay the costs associated with the completion of, and Erye’s relocation to, the new production facility.

Research and Development — Product Pipeline

Erye provides a well-established and capable platform and network for the introduction of pharmaceuticals, and other health-related products, to the vast domestic patient and consumer markets in China.

Currently, Erye has seven new drug candidates in its pipeline, at varying stages of the development and commercialization process. Applications for production certificates for four of these drug candidates have been submitted to the SFDA, and two — Omeprazole capsules and Cloxacillin Sodium sterile API — have been approved in 2010. (Omeprazole was launched in February 2010 and Cloxacillin is expected to launch in 2011.) The remaining two (Adefovir capsules and ADI and Clindamycin Phosphate injection) are pending approval by the SFDA. Erye also has three candidates in clinical trials that could be considered “new drugs” in China, including Faropenem sodium API, Faropenem tablets, a broad spectrum antibiotic, and Tiopronin enteric-coated capsules, used to prevent kidney stones.

Erye’s recent track record for obtaining SFDA production certificates includes seven certificates in 2007, four certificates in 2008, four certificates in 2009 (including Omeprazole capsules) and one certificate in 2010.

In addition to research and development regarding new prescription drugs, we plan to expand Erye’s product pipeline with health supplements and nutraceutical products. We believe that the expansive markets in China present opportunities for these products and that Erye already has extensive capabilities to accelerate product distribution.

Governmental Regulation — Pharmaceutical Manufacturing — China

As we expand into China, we expect to rely upon the experience of Erye as well as certain of our other PRC advisors and consultants with the Drug Administration Law of China, which governs the licensing, manufacturing, marketing and distribution of pharmaceutical products in China. Additionally, our operations are subject to various PRC regulations and permit systems.

The application and approval procedure in China for a newly-developed drug product is nearly as detailed and lengthy as that for U.S. new drug applicants, requiring the documentation of pharmacological studies, toxicity studies and pharmacokinetics and drug metabolism (PKDM) studies and new drug samples. Documentation and samples are then submitted to a provincial food and drug administration, or the provincial FDA. The provincial FDA sends its officials to the applicant to check the applicant’s research and development facilities and to arrange a new drug examination committee meeting for approval deliberations. This process usually takes three months. After the documentation and samples are approved by the provincial

FDA, the provincial FDA will submit the approved documentation and samples to the SFDA. The SFDA examines the documentation and tests the samples and arranges a new drug examination committee meeting for approval deliberations. If the application is approved by the SFDA, the SFDA will issue a clinical trial license to the applicant allowing the applicant to conduct human clinical trials. The clinical trial license approval typically takes one year. The applicant completes the clinical trial process and prepares documentation and files submitted to the SFDA for new drug approval. The clinical trial process usually takes one or two years depending on the category and class of the new drug. The SFDA examines the documentation and gives final approval for the new drug and issues the new drug license to the applicant. This process usually takes 8 months. As a result, the entire process for new drug approval, from start to finish, usually takes three to four years.

The PRC government is in the process of reviewing its industry policies relating to the pharmaceutical industry and, as a part of this review, has been reviewing drug permits and licenses that have been issued. As of now, Erye maintains good standing of its drug permits and licenses. Although the PRC government has published regulations regarding stem cell clinical applications, there is currently not implemented guidance. Without guidance, it is difficult to definitively know how the regulations are to be implemented.

Competition — Pharmaceutical Business In China

Pharmaceutical operations in China are still at an early stage of development due to heavy state involvement in the past. However, competition from China-based drug manufacturing companies is growing rapidly. Our direct competitors are domestic pharmaceutical companies and new drug research and development institutes such as Harbin Pharmaceutical Group Holding Co., Ltd., Shanghai Asia Pioneer Pharmaceutical Co., Ltd, Shandong Lukang Pharmaceutical Co., Ltd., Shandong Luoxin Pharmacy Stock Co. Ltd., China Pharma Holdings, China Biologic Products, China Sky One Medical, Sinovac Biotech and Tianyin Pharma. We also face competition from foreign companies who have strong proprietary pipelines and strong financial resources.

Strategic Alternatives With Respect to Erye

As part of our plan to focus our business on capturing the paradigm shift to cell therapies following our January 2011 acquisition of PCT, we are pursuing strategic alternatives with respect to our 51% interest in Erye. We are planning to devote our resources and management efforts to cell therapy manufacturing and development, and other related activities, including adult stem cell collection and storage, and in further developing our regenerative medicine business in China. We believe that the proposed acquisition of Amorcyte is in keeping with our strategic mission. We also believe that if we could monetize Erye, we would have additional capital needed to pursue the development of multiple cell therapies. To that end, in June 2011, we engaged a financial advisor to lead the effort to pursue the possible divesture of our 51% interest in Erye. Marketing efforts have commenced; however, in addition to the factors set forth below, it is too early to determine whether such efforts will lead to a proposal to purchase at a price and on terms that we would consider acceptable or whether, in the event a proposal or proposals on prices and terms acceptable to us are received, whether a transaction would be completed.

Any sale of our interest would also be subject to a right of first refusal held by Suzhou Erye Economy & Co. Ltd. (“EET”) pursuant to the terms of the Joint Venture Agreement between a subsidiary of ours and EET. EET owns the remaining 49% interest in Erye. A number of issues have arisen between EET and us with respect to the operation and financing of Erye. For instance, while EET is required to lend back to Erye dividends received by it to finance Erye’s move to its new facilities, Erye has recently reported to us that such arrangement is no longer tax efficient in light of the ratio of Erye’s shareholder loans to its registered capital. In connection with exploring ways to remedy the additional tax burden caused by the level of shareholder loans and in preparing for a sale process, other issues have also surfaced, including the issue of our Company and Erye needing to obtain all Chinese regulatory approvals (and associated registrations) required to reflect the legal title of our 51% interest in Erye as being held by the proper entity within our Company’s group which is its current beneficial owner as that term is used under U.S. law. We and Erye are determining what government approvals (and associated registrations) will need to be issued by the Suzhou Municipal Bureau of Foreign Investment and Commerce and the Suzhou Administration for Industry and Commerce to remediate these deficiencies. Our management believes these regulatory deficiencies can be remediated within a reasonable period of time and should not delay a sale of our interest in Erye. However, no assurance can be given that any unremediated regulatory deficiencies would not have an adverse effect on the operating results and liquidity of Erye and our Company and will not impede or delay efforts to divest our interest in Erye. In addition, the remediation process is expected to trigger certain tax liabilities and penalties.

We have not yet determined to sell our interest in Erye, and will not do so until we can assess the level of interest generated, the potential price and transaction terms we might be offered and any regulatory impediments to a transaction. A sale of our interest in Erye, if a sale can be consummated, would have a material effect on the business, results of operations and balance sheet of our Company. Factors that may impede a sale may include, but not be limited to, EET’s right of first refusal and the significant time and money that exercise of such right could cause a potential purchaser, the need for any purchaser to negotiate a new Joint Venture Agreement and a shareholder loan repayment schedule with EET if EET does not wish to either sell its interest or exercise its right of first refusal, recent regulatory changes in China which reduce prices that may be charged for certain of Erye’s products and limit use of antibiotics, tax or regulatory issues affecting Erye, including those described above and other tax increases described in our filings which will adversely affect Erye going forward, availability of financing for a potential purchaser, and other factors typical of any sale process.

INTELLECTUAL PROPERTY

We aggressively are seeking international patent protection for our own technologies, as well as those technologies to which we have an exclusive license. The following is a brief overview of the patent estate, issued and pending, to which NeoStem claims ownership or prosecutorial rights through exclusive license:

We acquired and are prosecuting one pending U.S. patent application which had been filed by our predecessor, NS California. This patent application is intended to cover the process by which stem cells from the bone marrow are mobilized, isolated from adult peripheral blood and stored. In addition, we have filed a patent application covering low-dose, short course, cytokine induction of stem cell mobilization. NeoStem has filed two additional Patent Corporation Treaty patent applications, which have also been filed in Taiwan, claiming methods of isolating adult stem cells using various proprietary techniques.

Pursuant to our license agreement covering the VSELTM Technology, we acquired the exclusive, world-wide license to technology and know-how relating to very small embryonic-like stem cells. Patent applications regarding this technology are pending in the U.S., China and Europe. These patent applications relate to certain methods of isolating, collecting and using very small embryonic-like stem cells.

Pursuant to our license agreement with Vincent Giampapa, M.D., we have an exclusive, world-wide license to technology and know-how relating to methods and compositions for the restoration of age-related tissue loss. There is presently one issued U.S. patent, one pending U.S. patent application, one pending PCT application and one pending patent application in Taiwan, relating to age related tissue loss to which NeoStem has entitlement.

Pursuant to our license agreement with Vincent Falanga, M.D., we have an exclusive, world-wide license to technology and know-how relating to the use of autologous mesenchymal stem cells to treat wounds. NeoStem has the rights to several pending patent applications in the U.S., Europe and China relating to wound healing with stem cells.

Pursuant to our license agreement with Regenerative Sciences, LLC, we have an exclusive license in Asia to technology and know-how, all relating to the isolation and use of mesenchymal stem cells in orthopedic indications. NeoStem has several pending patent applications in Asia (China, Japan, Korea and Hong Kong) for methods and compositions relating to bone and cartilage repair using stem cells.

Through our ownership of PCT, we own an 80% interest in Athelos, a company that has secured exclusive world-wide rights to a broad patent estate comprised of approximately 30 issued patents and approximately 50 pending patent applications owned by major U.S. academic institutions. Those patent rights relate to regulatory T cell compositions, the in vitro culture of regulatory T cells and methods of treating or preventing certain conditions and/or diseases by use of regulatory T cells, as well as certain materials known as artificial antigen presenting cells. Most patent families within the estate have been filed in the U.S. and under the Patent Cooperation Treaty pursuant to which they have been/are being nationalized in other countries, generally including Australia, Japan, Europe, China, Canada, or some combination thereof.

The government approval procedure in China for the filing, consideration and approval of new patent applications is as follows: The applicant prepares documentation and sends the application to the State Intellectual Property Office of China, or SIPO, usually through patent application agencies. The application is then examined by SIPO. If the application is approved, SIPO issues and release a patent illustration book for challenges by competing claimants. Once the illustration book is issued, the patent is protected. Within a three-year period, depending on different categories of the patent, if there are no challenges against the patent, the SIPO will issue a patent license to the applicant.

There can be no assurance that any of our patent applications will ultimately issue as patents, or that, should patents issue, they will be found valid if contested in litigation. The patent positions of biotechnology companies are highly uncertain and involve complex legal, scientific and factual questions, the answers to which cannot be predicted with certainty.

EMPLOYEES

As of August 17, 2011, NeoStem had approximately 579 full-time and approximately 376 part-time employees, of which approximately 92 are employees of NeoStem or its wholly-owned subsidiaries, and the rest work at Erye. None of our employees are covered by a collective bargaining agreement. All of Erye’s employees are located in Jiangsu Province, China. Although a significant number of Erye’s employees have employment contracts, none of the employees are covered by a collective bargaining agreement. It is anticipated with the relocation of the Erye plant, there will be some attrition of employees though it will not have a significant impact on Erye. In addition, Tianjin Niou Bio-Technology, Qingdao Neo Bio-Technology and Beijing Ruijieao, our VIEs in China, had a total of 25 full-time employees.

PROPERTIES

PCT

We presently operate two cell therapy manufacturing facilities, in Allendale, New Jersey and in Mountain View, California. Longer-term plans could include the acquisition and development of other such buildings within and outside of the United States, to be developed into replicable and scalable manufacturing facilities, strategically located to best serve clients’ needs. Inherent in the nature of cell therapy today is the biologic shelf life of the cell therapy product itself. This limits the transit times between the time the cell product is extracted from a patient until it arrives at a manufacturing facility and the time that a processed product leaves the manufacturing facility and arrives for re-infusion in the patient. Therefore, it is preferable for cell therapy manufacturing facilities to be located in major population centers and within close proximity of major airport hubs.

In 2007, PCT acquired the facility in Allendale, New Jersey which has been developed into a cell manufacturing facility. 22,000 square feet of the Allendale facility’s approximately 30,000 square feet have been developed. The Allendale facility is comprised of ISO Class 7, Class 10,000 manufacturing suites, in addition to quality control, research and development laboratories and support facilities. It has been designed to meet the accreditation requirements of the Foundation for the Accreditation of Cellular Therapy (FACT) and to comply with the FDA’s requirements, including applicable cGMP regulations, and to meet the standards of the American Association of Blood Banks (AABB). The facility is also in compliance with a range of state and federal regulatory and licensing requirements. The Allendale facility is subject to two mortgages in favor of T.D. Bank, N.A. having an aggregate principal amount of approximately $3.8 million as of December 31, 2010.

The Mountain View facility is also a licensed cell therapy manufacturing facility, encompassing 25,024 square feet within a single building, of which 17,425 square feet is developed. The developed space is presently used for manufacturing client products. Mountain View is equipped with ISO Class 7, Class 10,000 manufacturing suites, quality control, research and development laboratories and support facilities. We expect to further develop space for cell therapy manufacturing within the facility on an as needed basis. The Mountain View facility is subject to a lease agreement, as amended to date, having a current term that extends through June 2017. The base monthly rent is currently $46,294. Commencing July 1, 2012, the base monthly rent will be $41,289.60, subject adjustments as of July 1, 2013 and each annual anniversary thereafter during the term to reflect any changes in the cost of living; provided, however, that each such annual rental adjustment will not be less than 3% or more than 7% of the rent payable for the calendar month immediately preceding the applicable rental anniversary date. PCT is permitted to make certain improvements, additions and alterations to the premises subject to the terms of the lease with the lessor providing an Improvement Allowance equal to the lesser of $500,000 or the aggregate amount of Reimbursable Costs, as defined in the July 2011 amendment to the lease. In connection with the July 2011 amendment to the lease, the lessor required that NeoStem, as sole member of PCT, execute a Guaranty of Lease.

Because of the specialized nature of these cell processing facilities and the time required to conceptualize, design, build, and obtain certification and operating authority, it takes approximately nine months to go from concept to operations once space has been qualified.

These properties are used in the Company’s Cell Therapy — United States reportable segment.

NeoStem

Effective April 1, 2009, we leased executive offices at 420 Lexington Avenue, New York, NY 10170, which serve as our headquarters. The lease has a current term that extends through June 2013 and is believed to be sufficient space for the foreseeable future. The base monthly rent, which includes storage space, is currently approximately $22,000 per month. This property is used as our corporate headquarters.

In September 2009, we leased office and laboratory space at 840 Memorial Drive, Cambridge, Massachusetts for approximately three years. The Cambridge space is being used for general office, research and development, and laboratory space. The base rent under the Cambridge lease is currently $29,737 per month, scheduled to increase to $30,750 per month in September 2011. In May 2011, the Company sublet a portion of the Cambridge facility to another life science company. The Company is assessing its need for the Cambridge facility going forward given the acquisition of PCT with its Allendale, NJ and Mountain View, CA facilities. This property was used in the Company’s Cell Therapy — United States reportable segment.

China Stem Cell Operations

In May 2009, Neo Bio-Technology entered into leases (assigned to NeoStem (China) in February 2010) with Beijing Zhong-guan-cun Life Science Park Development Corp., Ltd. pursuant to which NeoStem (China) is leasing laboratory, office and storage space in Beijing for the aggregate monthly amount of approximately $23,000. Lease payments are due quarterly in advance. The term of the leases is for approximately three years. The Beijing Facility is being equipped to provide comprehensive adult stem cell collection, processing and storage capabilities, and a laboratory to support a number of our therapeutic programs. In order to implement the establishment of the Beijing Facility, as of December 31, 2009, our Company, NeoStem (China) and PCT, entered into an agreement, whereby NeoStem and NeoStem (China) engaged PCT to perform the services necessary (1) to construct the Beijing Facility and (2) to effect the installation of quality control systems which comply with cGMP standards and regulatory standards that would be applicable in the United States under GTP standards, as well as all regulatory requirements applicable to the program under the laws of the PRC. The project commenced on April 1, 2010 and construction was completed at year-end. The aggregate cost of the program, including the Phase 1 equipment purchases, is expected to be approximately $3,000,000. The Beijing Facility is located at the Life Science Innovation Center, Life Science Park, Zhongguancum, Beijing. This property is used in the Company’s Regenerative Medicine — China reportable segment.

Qingdao Neo Bio-Technology had been leasing office space in Qingdao since August 2009. The most recent lease was effective through September 2011 at a monthly rent of approximately $1,300. Qingdao Neo Bio-Technology’s operations have moved to Tianjin to take advantage of tax and other concessions that are being made available and in May 2011 the Qingdao lease was terminated. In connection therewith, Tianjin Neo Bio-Technology entered into a one-year lease for office space in Tianjin at a monthly rent of approximately $5,000. This property is used as corporate offices.

Erye

The current operations of Erye are located in Suzhou City and the Xiangcheng District of Suzhou. As to the operations in Suzhou City, all buildings are occupied and used by Erye and the ages of all buildings are over 25 years. The land on which the facilities are situated is located at the heart of the city and is restricted by government regulation from any new building development. In 2005, the government issued a mandate requiring the relocation of many of Suzhou’s existing manufacturing facilities. To comply with this mandate, and to meet the growing demands of its business, Erye acquired land use rights to approximately 27 acres in the Xiangcheng District of Suzhou for approximately $2.0 million and, in 2007, commenced the construction of a new, state-of-the-art production facility. This new campus-style facility includes 16 buildings containing a total of approximately 53,186 square meters, for which the external building construction has been completed. Certain elements of the project have been completed and put into service in 2010 and the relocation is expected to be completed in 2011. The land use rights end in 2057.

The total cost of the new facility is estimated to be approximately $38.7 million, of which approximately $38.4 million has been incurred through June 30, 2011. Construction has been and will continue to be self-funded by Erye and EET, the holder of the minority joint venture interest in Erye. We have agreed during the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement became effective to reinvest in Erye approximately 90% of the net earnings we would be entitled to receive under the Joint Venture Agreement by reason of our 51% interest in Erye.

These properties are used in the Company’s Pharmaceutical Manufacturing — China reportable segment.

In 2008, CBH, the then 51% owner of Erye, and EET, as the owner of the remaining 49% of Erye, and RimAsia Capital Partners L.P. (“RimAsia”), entered into a Memorandum of Understanding (the “MOU”) which established, among other things, certain terms and conditions concerning the operation and relocation of Erye. The MOU calls for all proceeds associated with the relocation of the current facility in which Erye manufactures product to be sold, to the new facilities currently under construction, to be paid to EET. In September 2009, Erye agreed to transfer the land and building for its principal manufacturing facility to a new joint venture beneficially owned by EET. Erye and the new joint venture have agreed to Erye’s continued use of the land and buildings for a nominal fee until the construction of the new plant and Erye’s relocation are completed.

LEGAL PROCEEDINGS

Xiangbei Welman Pharmaceutical Co., Ltd. v Suzhou Erye Pharmaceutical Co., Ltd. and Hunan Weichu Pharmacy Co., Ltd. involves a patent infringement dispute with respect to a particular antibiotics complex manufactured by Erye (the “Product”). The Changsha Intermediate People’s Court in Hunan Province, PRC in the foregoing case rendered a judgment on May 13, 2010 against Erye as follows: (i) awarding plaintiff Xiangbei Welman damages and costs of approximately 5 million RMB (approximately $758,500) against Erye which was fully accrued for at June 30, 2011; and (ii) enjoining Erye from manufacturing, marketing and selling the Product. The Product represented approximately 3.9% and 2.4%, respectively, of Erye’s sales for the three months ended June 30, 2011 and 2010. Erye has appealed the court judgment, and is also engaged in settlement negotiations. On March 21, 2011, Changsha Intermediate Court issued a civil decision suspending the execution of the Preliminary Injunction. Therefore, Erye is currently free to produce, sell or offer to sell the product. Following the filing of the patent infringement dispute, in 2009 Xiangbei Welman brought a copyright infringement lawsuit against Erye claiming the package inserts with respect to the Product infringed upon their copyright and Erye was enjoined from copying and using the package inserts on the Product and selling the Product with the package inserts and Xiangbei Welman was awarded 50,000 RMB, or approximately $7,700.

In July 2011, a new copyright infringement lawsuit was brought by Xiangbei Welman against Erye claiming that Erye was not complying with the earlier judgment enjoining them from copying and using the package inserts for the Product. The Changsha Intermediate Court was applied to for property preservation and it issued a civil decision freezing Erye’s bank deposits of up to 50 million RMB, or approximately $7.7 million, or sealing up or detaining Erye’s other properties of equal value. Currently this case is pending. As of September 11, 2011, approximately RMB 12,200,000 (almost $2 million) of cash had been frozen in six bank accounts.

A similar action was recently instituted by Welman against Erye in the Guangzhou Intermediate Court to (i) enjoin Erye from copying and using the package inserts from the Product and selling the drugs with the aforesaid package inserts and; and (ii) award Welman economic losses of approximately 2,000,000 RMB against Eyre and the case is being reviewed by the Court. Welman made an application for preliminary injunction to prohibit Erye from copying and using the package inserts from the Product and selling the drugs with the aforesaid package inserts and the Welman's application was denied by the Court on September 6, 2011.

Additionally, we may be subject to litigation in the ordinary course.

NEOSTEM CORPORATE INFORMATION

Our principal executive offices are located at 420 Lexington Avenue, Suite 450, New York, New York 10170, and our telephone number is (212) 584-4180. NeoStem Common Stock is currently traded on the NYSE Amex under the symbol “NBS.” We maintain a corporate website at www.neostem.com. The contents of our website are not incorporated by reference into this joint proxy statement/prospectus and should not be considered to be a part hereof or relied upon in connection herewith.

NeoStem, Inc. was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc. and commenced operations in the adult stem cell collection, processing and storage services business in January 2006.

NEOSTEM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following section should be read in conjunction with NeoStem’s consolidated financial statements and related notes and other financial information included elsewhere in this joint proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. NeoStem’s actual results could differ materially from the results contemplated by these forward-looking statements as a result of certain factors, including those discussed below and elsewhere in this joint proxy statement/prospectus, particularly under the heading, “Risk Factors.”

Overview

NeoStem, Inc. is an international biopharmaceutical company operating in three reportable segments: (i) Cell Therapy — United States; (ii) Regenerative Medicine — China; and (iii) Pharmaceutical Manufacturing — China.

Through the Cell Therapy — United States segment, we are focused on the development of proprietary cellular therapies in oncology, immunology and regenerative medicine and becoming a single source for collection, storage, manufacturing, therapeutic development and transportation of cells for cell based medicine and regenerative science globally. Within this segment, we also are a provider of adult stem cell collection, processing and storage services in the U.S., enabling healthy individuals to donate and store their stem cells for personal therapeutic use. During 2010, we expanded our network of adult stem cell collection centers to include ten centers throughout the country.

We strengthened our expertise in cellular therapies with our January 19, 2011 acquisition of Progenitor Cell Therapy, LLC, a Delaware limited liability company (“PCT”), pursuant to which we acquired all of the membership interests of PCT, and PCT is now a wholly-owned subsidiary of NeoStem. PCT is engaged in a wide range of services in the cell therapy market for the treatment of human disease, including, but not limited to, contract manufacturing, product and process development, regulatory consulting, product characterization and comparability, and storage, distribution, manufacturing and transportation of cell therapy products. PCT’s legacy business relationships also afford NeoStem introductions to innovative therapeutic programs. Also, through the PCT acquisition, NeoStem now owns approximately an 80% interest in Athelos, a company developing a T-cell based immunomodulatory therapeutic. We view the PCT acquisition as fundamental to building a foundation for achieving our strategic mission of capturing the paradigm shift to cell therapy.

On July 14, 2011, the Company signed a definitive merger agreement whereby it will acquire Amorcyte, Inc. (“Amorcyte”), a development stage cell therapy company focusing on novel treatments for cardiovascular disease. Amorcyte’s lead product candidate, AMR-001, is ready to initiate a Phase II study for the treatment of acute myocardial infarction (AMI). The definitive merger agreement provides for the issuance of an aggregate of 6,821,283 shares of Common Stock (subject to downward adjustment, to be held in escrow for eventual distribution to the former Amorcyte security holders) and seven year warrants to purchase an aggregate of 1,881,008 shares of Common Stock at $1.466 per share (the transfer of any shares issued upon exercise of these warrants will be restricted until one year after the closing date). Up to an additional 4,092,768 shares of Common Stock will be issued if and only if specified AMR-001 milestones are achieved. Amorcyte security holders are entitled to receive additional consideration in the form of an earn out based upon net reveneues of AMR-001, if AMR-001 is commercialized. Holders of greater than 50% of Amorcyte’s outstanding voting power have agreed to vote in favor of the merger. The closing of the merger is subject to various conditions, including the approval by Amorcyte stockholders of the merger and the merger agreement, and approval by NeoStem stockholders of the issuance of NeoStem’s securities in the merger.

Through our Regenerative Medicine — China segment, in 2009, we began several China-based, Regenerative Medicine initiatives including: (i) creating a separate China-based cell therapy operation, (ii) constructing a stem cell research and development laboratory and processing facility in Beijing, (iii) establishing relationships with hospitals to provide cell-based therapies, and (iv) obtaining product licenses covering several adult stem cell therapeutics focused on regenerative medicine.

We acquired our Pharmaceutical Manufacturing — China segment when on October 30, 2009, China Biopharmaceuticals Holdings, Inc. (“CBH”) merged with a wholly-owned subsidiary of NeoStem (the “Erye Merger”). As a result of the Erye Merger, NeoStem acquired CBH’s 51% ownership interest in Erye, a Sino-foreign joint venture with limited liability organized under the laws of the People’s Republic of China. Erye was founded more than 50 years ago and represents an established, vertically-integrated pharmaceutical business. Historically, Erye has concentrated its efforts on the manufacturing and distribution of generic antibiotic products. In 2010, Erye began transferring its operations to its newly constructed manufacturing facility. The relocation is continuing as the new production lines are completed and receive cGMP certification through 2011. The relocation is significantly increasing Erye’s manufacturing capacity and allowing for growth in line with rising demand as a result of healthcare reform in China today. As part of its plan to focus its business on capturing the paradigm shift to cell therapies following the January 2011 acquisition of PCT, the Company is pursuing strategic alternatives with respect to its interest in Erye.

To support our liquidity needs, the Company raised an aggregate of approximately $5.6 million in private placements of Common Stock from March 2011 to June 2011. In addition, on July 6, 2011, three key Amorcyte stockholders (including a fund managed by an Amorcyte director) invested an aggregate of $728,000 in a private placement of 568,750 shares of Common Stock (purchase price $1.28 per share) and on July 22, 2011, the Company completed an underwritten offering of 13,750,000 units at a purchase price of $1.20 per unit, with each unit consisting of one share of Common Stock and a five year warrant to purchase 0.75 of a share of Common Stock at an exercise price of $1.45 per share (the “Offering”). The Company received gross proceeds of $16,500,000, prior to deducting underwriting discounts and offering expenses payable by the Company.

Results of Operations

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Revenue

For the year ended December 31, 2010, total revenues were $69,821,300 compared to $11,565,100 for the year ended December 31, 2009. Revenues for 2010 were comprised of $69,584,300 of pharmaceutical product sales and $237,000 related to stem cell collections, cell therapy services, license fees and royalties and revenues for 2009 were comprised of $11,386,700 of pharmaceutical product sales and $178,400 related to stem cell collections, license fees and royalties. The increase in pharmaceutical product sales in 2010 compared to 2009 was due to Erye being included in the results of operations for a full year in 2010 compared to two months in 2009 as the Erye Merger closed on October 30, 2009.

Cost of Revenues

For the year ended December 31, 2010, cost of revenues was $49,668,300 compared to $9,706,000 for the year ended December 31, 2009. Cost of revenues was comprised of cost of goods sold of $49,639,400 related to pharmaceutical product sales, and $28,900 of direct costs related to collecting autologous stem cells from clients and providing cell therapy services. The increase in cost of goods sold in 2010 compared to 2009 was due to Erye being included in the results of operations for a full year in 2010 compared to two months in 2009 as the Erye Merger closed on October 30, 2009. Included in this increase is a charge for the disposal of assets of $1,350,100 as a result of Erye’s move to a new manufacturing facility.

Gross Margin

For the year ended December 31, 2010, gross margin was $20,153,000 compared to $1,859,100 for the year ended December 31, 2009. The sale of pharmaceutical products accounted for 99% of our gross margin in both 2010 and 2009.

Operating Expenses

For the year ended December 31, 2010 operating expenses totaled $39,031,300 compared to $27,728,000 for the year ended December 31, 2009, representing an increase of $11,303,300 or 41%.

Historically, to minimize our use of cash, we have used a variety of equity and equity-linked instruments to pay for services and to incentivize employees, consultants and other service providers. The use of these instruments has resulted in significant charges to the results of operations. In general, these equity and equity-linked instruments were used to pay for employee and consultant compensation, director fees, marketing services, investor relations and other activities. For the year ended December 31, 2010 the use of equity and equity-linked instruments to pay for such expenses resulted in charges to selling, general, and administrative, and research and development expenses totaling $7,376,500 representing a decrease of $4,882,400 from the year ended December 31, 2009, primarily due to non-recurring expenses, in 2009, associated with the vesting of stock options, an issuance of stock options and issuance of common and restricted stock to employees, directors and consultants which were tied to the completion of the Erye Merger and related events.

The composition of our share-based compensation charges were as follows:

•	$4,718,800 related to recurring expenses associated with options issued to employees and consultants that vest over time;
•	$1,605,800 related to expenses associated with options issued to employees and consultants that vested upon achievement of certain business milestones;
•	$577,100 related to expenses associated with the issuance of common stock and the vesting of restricted stock to consultants for providing services;
•	$474,800 related to expenses associated with warrants issued to consultants for the payment of business services.

For the year ended December 31, 2010, our selling, general, and administrative expenses were $31,346,800 compared to $23,400,400 for the year ended December 31, 2009, representing an increase of $7,946,800, which was the result of:

•	An increase in expenses of $7,210,300 at Erye due to Erye being included in the results of operations for a full year in 2010 compared to two months in 2009 as the Erye Merger closed on October 30, 2009. Included in this increase was a charge related to patent infringement costs totaling $734,600. In addition, the 2010 costs also included the impact of operating out of two facilities during 2010 as the new production facility was not fully operational as of December 31, 2010.
•	An increase in the amortization of intangible assets of $1,521,400 related to the intangible assets that were established as part of the Erye Merger.
•	An increase in legal and accounting fees of $1,159,800 due to the Erye Merger and the number of financing transactions during 2010.
•	An increase in marketing related costs of $989,600 related to the Company’s Cell Therapy — United States Segment, related to efforts to increase the size of the medical network supporting our collection of adult stem cells and efforts to make individuals aware of the value of banking their stem cells before they are needed medically.
•	An increase in costs of $796,500 related to our efforts to establish a stem cell operation in China to provide advanced therapies, related processing and storage, as well as research and development capabilities.
•	A goodwill impairment charge of $558,200 related to our Cell Therapy — United States reportable segment.
•	An increase in Board fees paid in cash of $312,800 due to the implementation of the 2009 Directors Compensation Plan.
•	A decrease in share-based compensation discussed above of $4,431,600.

For the year ended December 31, 2010, our research and development expenses were $7,684,500 compared to $4,327,600 for the year ended December 31, 2009, representing an increase of $3,356,900, which was the result of:

•	An increase in expenses of $1,430,900 at Erye due to Erye being included in the results of operations for a full year in 2010 compared to two months in 2009 as the Erye Merger closed on October 30, 2009.
•	An increase in staffing costs of $921,500, facility expenses of $374,900, lab operating expenses of $621,800, and $186,400 of sponsored research at our Cambridge research laboratory related to the development of VSELTM technology.
•	An increase in consulting fees of $392,400 related to the Company’s VSELTM technology and wound healing initiatives. This increase is related to increased efforts to secure research grants hiring consultants to help in the identification of appropriate grants and agencies and writing grants.
•	An increase in patent costs of $339,200, related to the retention of new patent counsel resulting in significant review of our patent portfolio and patent strategy, an increase in activity, both foreign and domestic, related to a number of patents filed related to VSEL and other cell therapies.
•	An increase in facility costs of $297,400 related to our Beijing research facility which was operational as of December 31, 2010.
•	A decrease in expenses of $918,100 related to the recovery of costs incurred in 2009 for the development of a platform research organization in China.
•	A decrease in share-based compensation discussed above of $450,800.

Other Income and Expense

Included in other income and expense in 2010 was other income of $656,300 due to a settlement agreement reached with a business partner involved in the development of the platform research organization in China, whereby the business partner relinquished rights to certain shares of our common stock. The Company valued the shares at their fair market value on the day the shares were relinquished. Also included in other income and expense in 2010 was $138,300 in expense for fair value adjustments on derivative liabilities related to the Company’s Series E Preferred Stock issuance in November 2010 and other outstanding warrants. Included in interest expense in 2010 was $281,200 in amortization of preferred stock discount and issuance costs related to the Company’s Series E Preferred Stock.

Provision for Taxes

The provision for taxes of $550,900 represents income taxes due on income of Erye for the year ended December 31, 2010. At December 31, 2009, the Company had a reserve for income taxes of $1,099,000 related to uncertain tax positions at Erye. An audit of Erye’s tax returns was finalized for the years ending December 31, 2000 through 2008 in September 2010. This audit resulted in a payment of approximately $663,800 in income taxes and penalties and the remaining reserve was credited to income taxes.

In 2010, Erye’s statutory tax rate was 12.5%. In 2011, this rate will increase to 25% due to the expiration of certain high technology tax credits. The overall effective rate is impacted by the recording of additional valuation allowance as it is not more likely than not that the Company’s net deferred tax assets will be realized.

Non-Controlling Interests

The Company owns a 51% interest in Suzhou Erye Pharmaceutical Company Ltd. (“Erye”). We account for the 49% minority shareholders’ share of Erye’s net income with a charge to net income attributable to noncontrolling interests. For the year ended December 31, 2010, Erye’s minority shareholders’ share of net income totaled $3,908,700 compared to $220,900 for the year ended December 31, 2009.

Preferred Dividends

Included in preferred dividends for 2010 was $153,500 related to the Company’s Series C Preferred Stock which was converted to common stock in May 2010 and $84,500 related to the Company’s Series E Preferred Stock issued in November 2010. Included in preferred dividends in 2009 was $5,542,500 which was recognized in 2009 as the value of the beneficial conversion feature of the Series C Preferred Stock. The conversion feature did not require any minimum holding period or vesting before the preferred stock was able to be converted. Because the preferred shareholder was not required to hold the preferred stock for any length of time before conversion we accreted the value of the beneficial conversion feature as a dividend of $5,542,500.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Revenue

For the year ended December 31, 2009, total revenues were $11,565,100 compared to $83,500 for the year ended December 31, 2008. Revenues for 2009 were comprised of $11,386,700 of pharmaceutical product sales and $178,400 related to stem cell collections, license fees and royalties. The pharmaceutical product sales of $11,386,700 represented two months’ sales generated by Erye given the Erye Merger closed on October 30, 2009. The stem cell revenues generated in the years ended December 31, 2009 and 2008 were derived from a combination of revenues from the collection of autologous adult stem cells and license fees collected from collection centers in our collection center network. For the year ended December 31, 2009, we earned $143,700 from the collection and storage of autologous adult stem cells and $34,700 of license fees. For the year ended December 31, 2008, we earned $51,900 from the collection and storage of autologous adult stem cells and $31,000 from license fees. The increase in stem cell collection and storage revenue in 2009 compared to 2008 was due primarily to our efforts on recruiting clients into the existing network in the Northeast and Southern California.

Cost of Revenues

For the year ended December 31, 2009, cost of revenues was $9,706,000 compared to $32,000 for the year ended December 31, 2008. Cost of revenues was comprised of cost of goods sold of $9,593,100 related to pharmaceutical product sales, and $112,900 of direct costs related to collecting autologous stem cells from clients. The cost of goods sold for 2009 included $1,957,600 related to the step up in basis of inventory that was recorded as part of the Erye Merger and sold through as of December 31, 2009.

Gross Margin

For the year ended December 31, 2009, gross margin was $1,859,100 compared to $51,600 for the year ended December 31, 2008. The sale of pharmaceutical products accounted for 96% of our gross margin.

Operating Expenses

For the year ended December 31, 2009 operating expenses totaled $27,728,000 compared to $9,285,000 for the year ended December 31, 2008, representing an increase of $18,443,000 or 199%.

Historically, to minimize our use of cash, we have used a variety of equity and equity-linked instruments to pay for services and to incentivize employees, consultants and other service providers. The use of these instruments has resulted in significant charges to the results of operations. In general, these equity and equity-linked instruments were used to pay for employee and consultant compensation, director fees, marketing services, investor relations and other activities. For the year ended December 31, 2009 the use of equity and equity-linked instruments to pay for such expenses resulted in charges to selling, general, and administrative, and research and development expenses of $12,258,900 representing an increase of $8,368,500 over the year ended December 31, 2008, primarily due to non-recurring expenses associated with the vesting of stock options an issuance of stock options and issuance of common and restricted stock to employees, directors and consultants which were tied to the completion of the Erye Merger and related events; in addition the Company’s activity related to the granting of stock options increased in 2009 over 2008 due to the approval of the 2009 Equity Plan since the number of shares available to be issued from the 2003 Equity Participation Plan was limited.

The composition of our share-based compensation charges were as follows:

•	$6,198,500 related to nonrecurring expenses associated with the vesting of stock options and issuance of common and restricted stock to employees, directors and consultants which were tied to the completion of the Erye Merger and related events;
•	$4,230,400 related to recurring expenses associated with options issued to employees and consultants that vest over time;
•	$102,800 related to expenses associated with options issued to employees and consultants that vested upon achievement of certain business milestones;
•	$1,458,100 related to expenses associated with the issuance of common stock and the vesting of restricted stock to consultants for providing services; and
•	$269,100 related to expenses associated with warrants issued to consultants for the payment of business services.

For the year ended December 31, 2009, our selling, general, and administrative expenses were $23,400,400 compared to $8,492,800 for the year ended December 31, 2008, representing an increase of $14,907,600, which was the result of:

•	The activities related to our Erye Merger which totaled $1,578,000 and increased our expenses by $771,900 primarily from the legal and professional services utilized to prepare for public filings and shareholder approval of the Erye Merger and related matters.
•	Our efforts to establish a stem cell operation in China to provide advanced therapies, related processing and storage, as well as research and development capabilities which totaled $5,209,500. Such expenses included expenditures for the rental of laboratory space, legal expenses associated with establishing our subsidiary company and related operations in China, consultants retained to support our implementation and introduction of advanced therapies in China, recruiting fees for identifying senior managers for our operation in China and travel. In addition these operating expenses reflect charges resulting from issuing various equity instruments to incentivize staff members and consultants totaling $2,163,900.
•	Administrative expenses increased by approximately $8,154,200. Approximately $799,600 of this increased operating expense was the result of the Erye Merger and the attendant operating expenses of this operation and amortization costs associated with amortizing intangible assets that were capitalized as part of accounting for the Erye Merger. The Company’s US administrative operating expenses increased by $7,354,600. The use of equity instruments to incentivize staff, compensate directors and pay for services totaled $7,521,700, an increase of $4,404,200 over 2008. Salaries and wages increased by $1,586,900 as the result of increased staffing levels required to absorb the acquisition of Erye, contractual salary increases and tax payments and tax withholdings we paid on behalf of certain executives and other staff members in connection with common stock grants made during year. Professional fees, including legal and accounting fees, increased by $603,500 as the result of our expanded operations in China and related professional services required to evaluate the Company’s internal controls and preparation work for the common stock offering that closed in February 2010. Investor relations services increased by $165,300, and fees for preparing documents for various SEC filings and production of reports and materials needed for shareholder meetings in connection with the Erye Merger together increased operating expenses by $212,900. Additionally, travel and entertainment increased by $121,900 primarily as a result of the Company’s expanded operations in China, rent increased by $22,700 as a result of the leasing of office space in New York, franchise taxes increased $155,000 and the majority of the balance of the increase in administrative expense resulted from increases and decreases in office expenses, insurance and other expenses.

•	Sales and marketing expenses increased by $772,000 over 2008. Approximately $373,300 of this increased operating expense was the result of the Erye Merger and the attendant sales and marketing expenses of the Erye operation. The use of equity instruments to incentivize staff, and pay for services totaled $897,700, an increase of $360,900 over 2008 and other US sales and marketing costs increased by approximately $37,800.

For the year ended December 31, 2009, our research and development expenses totaled $4,327,600 compared to $792,200 for the year ended December 31, 2008, representing an increase of $3,535,400, which was the result of:

•	The use of equity instruments to incentivize staff totaled $1,374,300, an increase of $1,138,000 over 2008. Research related to our VSELTM technology increased operating expenses by $1,385,300. In particular, the operation of our Cambridge research laboratory and related staff increased operating expenses by $859,300, fees paid to consultants to support our research efforts increased VSELTM technology research expense by $168,000, clinical studies initiated during the period increased our operating expenses by $162,000, patents and other legal expenses increased our research expense by $159,000, and increases in a variety of other areas increased our research expenses by $37,000. During 2009 we initiated efforts to create a research facility in China and incurred fees and expenses totaling $773,000 related to this effort. Our acquisition of Erye added $132,000 of research and development expense to our operating expenses. The balance of the increase in research and development expense is related to costs associated with our wound healing research.

Other Income and Expense

Interest expense increased $79,600 primarily due to accrued interest on dividends paid to Erye’s minority shareholder in 2009 which were loaned back to Erye to provide funds to continue the construction of Erye’s new production facility. The loan calls for interest to accrue at rate of 5% annually and at December 31, 2009 this loan totaled approximately $7,954,400, including accrued interest. Interest accrued on this loan was capitalized as part of construction in progress and totalled approximately $61,000.

Provision for taxes

The provision for taxes of $41,700 represents income taxes due on income of Erye for the two months ended December 31, 2009.

Non-Controlling Interests

When the Company acquired China Biopharmaceutical Holdings, Inc. it acquired a 51% interest in Suzhou Erye Pharmaceutical Company Ltd. (“Erye”). The full operations of Erye are reflected in our results of operations beginning on October 30, 2009. We account for the 49% minority shareholders’ share of Erye’s net income with a charge to net income attributable to noncontrolling interests. For the year ended December 31, 2009, Erye’s minority shareholders’ share of net income (for the two months ended December 31, 2009) totaled $220,900.

Preferred Dividends

In connection with the Erye Merger, the Company issued 8,177,512 shares of Convertible Redeemable Series C Preferred Stock (“Series C Preferred Stock”) which called for annual dividends of 5% based on the stated value of the preferred stock. For 2009 we recorded a dividend of $69,500 as the prorated dividend due at December 31, 2009. In addition in connection with the issuance of the Series C Preferred Stock a dividend of $5,542,500 was recognized in 2009 as the value of the beneficial conversion feature of the Series C Preferred Stock. The conversion feature did not require any minimum holding period or vesting before the preferred stock was able to be converted. Because the preferred shareholder was not required to hold the preferred stock for any length of time before conversion we accreted the value of the beneficial conversion feature as a dividend of $5,542,500.

Three and Six Months Ended June 30, 2011 Compared to the Three and Six Months Ended June 30, 2010

Revenue and Cost of Revenue

Three Months Ended June 30, 2011 Compared to Three Months Ended June 30, 2010

For the three months ended June 30, 2011, total revenues were approximately $18,460,700 compared to approximately $19,407,500 for the three months ended June 30, 2010. Revenues for the three months ended June 30, 2011 and 2010, respectively, were comprised of the following (in thousands):

	Three Months Ended June 30,
	2011	2010
Pharmaceutical Manufacturing – China	$16,151.2	$19,369.7
Cell Therapy – United States	2,210.8	37.8
Regenerative Medicine – China	98.7	—
	$18,460.7	$19,407.5
•	Revenues for our Pharmaceutical Manufacturing — China reporting segment were approximately $16,151,200, representing a decrease of approximately $3,218,500 or 17%. This decrease was primarily due to a strategic decision by management to discontinue selling certain pharmaceutical intermediates to other pharmaceutical manufacturers, in order to create capacity within the existing production lines for higher margin products in the future. As an example, in Q1 2011 Erye introduced two new products, omeprazole and cloxacillin which are expected to contribute to higher margins than the discontinued pharmaceutical intermediates, and we have several other products under development that may be introduced over the next 3 to 4 years. Revenues from sales of antibiotics, cephalosporins and other therapeutic products declined approximately 4% compared to the same period for 2010 and the average price of antibiotics and cephalosporins decreased revenues by approximately 1%, which were offset by increased revenues from sales resulting from changes in foreign exchange rates between the Chinese RMB and United States dollar by approximately 5%. We recognize that there will be continuous price pressure on Erye as over 70% of Erye’s manufactured drugs are on China’s essential drug list. There has recently been evidence of such price pressure — i.e., on March 2, 2011 the National Development and Reform Commission issued price cuts for medical insurance drugs which substantially impacts two of Erye’s drugs. We anticipate that Piperacillin Sodium and Sulbactam Sodium will experience as much as a 50% price decline while the price of Ligustrazine Phosphate may be reduced by approximately 75%. As of June 30, 2011 the price reduction experienced by Erye on these products was less than 20%. During the three months ended June 30, 2011 Piperacillin Sodium and Sulbactum Sodium accounted for approximately 4% of sales and Ligustrazine Phosphate accounted for approximately 1% of sales. In addition, we understand that the Ministry of Health of the PRC has internally proposed regulations which would seek to classify antibiotics into categories, including limited and special use categories, which may have the effect of limiting sales volume of certain antibiotics by Erye. These regulations have not been finalized but that lack of information has created uncertainty on the part of distributors and has reduced purchases by distributors until regulations have been published and in part have contributed to sales reductions in Q2, 2011.
•	The increase in revenue for our Cell Therapy — United States reporting segment is due to revenues generated by PCT which was acquired in January 2011, and whose revenues totaled approximately $1,989,200.
•	The cost of revenue was approximately $13,517,700, representing an increase of approximately $605,900 compared with the prior year period. The cost of revenue in the Pharmaceutical Manufacturing — China reporting segment was approximately $11,695,700, and decreased 9% over the same period in 2010. The strategic decision to discontinue manufacturing low margin pharmaceutical intermediates in order to free up capacity for higher margin products in the future decreased the cost of manufacturing by 17%. This reduction in cost was partially offset by increases in the cost of manufacturing of antibiotics and cephalosporins and other therapeutic products of approximately 3% due to the impact of the increased costs associated with the new plant and an increase in amortization expense associated with intangible assets acquired in the Erye Merger. This increase in manufacturing costs is expected to continue to have a negative impact until an increase in sales of higher margin products is realized. Increases in the exchange rate between the Chinese RMB and the United States dollar increased cost of revenue by 5%. The cost of revenue for Cell Therapy — United States reporting segment was $1,790,700 an increase of approximately $1,757,700, principally related to the cost of revenue for PCT and the cost of revenue for Regenerative Medicine — China reporting segment constituted the remaining balance.

Six Months Ended June 30, 2011 Compared to Six Months Ended June 30, 2010

For the six months ended June 30, 2011, total revenues were approximately $38,101,800 compared to approximately $35,240,700 for the six months ended June 30, 2010. Revenues for the six months ended June 30, 2011 and 2010, respectively, were comprised of the following (in thousands):

	Six Months Ended June 30,
	2011	2010
Pharmaceutical Manufacturing – China	$34,293.0	$35,144.2
Cell Therapy – United States	3,660.0	96.5
Regenerative Medicine – China	148.8	—
	$38,101.8	$35,240.7
•	Revenues for our Pharmaceutical Manufacturing — China reporting segment were approximately $34,293,000, representing a decrease of approximately $851,200 or 2%. This decrease was primarily due to a strategic decision by management to discontinue selling certain pharmaceutical intermediates to other pharmaceutical manufacturers, in order to create capacity within the existing production lines for higher margin products in the future. Revenues from sales of antibiotics, cephalosporins and other therapeutic products increased approximately 6%. The increase was primarily realized in the three months ended March 31, 2011, and was due to Erye’s expanded distribution network, additional market coverage, and concurrent with the general increase in demand for pharmaceutical products in China. The balance of the change in revenue from sales year over year is due to increases in the exchange rate between the Chinese RMB and the United States dollar which increased sales volume 4%. Overall the average price of products sold for the six months ended June 30, 2011 did not change in comparison to products sold in the same period last year. However, we recognize that there will be continuous price pressure on Erye as over 70% of Erye’s manufactured drugs are on China’s essential drug list. There has recently been evidence of such price pressure — i.e., on March 2, 2011 the National Development and Reform Commission issued price cuts for medical insurance drugs which substantially impacts two of Erye’s drugs. We anticipate that Piperacillin Sodium and Sulbactam Sodium will experience as much as a 50% price decline while the price of Ligustrazine Phosphate may be reduced by approximately 75%. As of June 30, 2011 the price reduction experienced by Erye on these products was less than 20%. During the six months ended June 30, 2011 Piperacillin Sodium and Sulbactum Sodium accounted for approximately 2% of sales and Ligustrazine Phosphate accounted for approximately 4% of sales. In addition, we understand that the Ministry of Health of the PRC has internally proposed regulations which would seek to classify antibiotics into categories, including limited and special use categories, which may have the effect of limiting sales volume of certain antibiotics by Erye. These regulations have not been finalized but that lack of information has created uncertainty on the part of distributors and has reduced purchases by distributors until regulations have been published and in part have contributed to sales reductions in Q2, 2011.
•	The increase in revenue for our Cell Therapy — United States reporting segment is due to revenues generated by PCT which was acquired in January 2011, and whose revenues totaled approximately $3,415,400.

•	The cost of revenue was approximately $27,812,400, representing an increase of approximately $4,048,900 compared with the prior year period. The cost of revenue for Pharmaceutical Manufacturing — China reporting segment was approximately $24,302,000, representing an increase of 3% over the same period in 2010. The strategic decision to discontinue low margin pharmaceutical intermediates and free up capacity for higher margin products in the future decreased the cost of manufacturing by 17.5%; however, this reduction in cost was significantly offset by increases in the cost of manufacturing of antibiotics and cephalosporins and other therapeutic products resulting from the impact of the increased costs associated with the new plant and an increase in amortization expense associated with intangible assets acquired in the Erye Merger. This increase in manufacturing costs is expected to continue to have a negative impact until an increase in sales of higher margin products is realized. Increases in the exchange rate between the Chinese RMB and the United States dollar increased cost of revenue by 4%. The cost of revenue for Cell Therapy — United States reporting segment was approximately $3,473,500 and the cost of revenue for Regenerative Medicine — China reporting segment constituted the remaining balance.

Operating Expenses

Three Months Ended June 30, 2011 Compared to Three Months Ended June 30, 2010

For the three months ended June 30, 2011 operating expenses totaled approximately $14,961,500 compared to approximately $9,998,600 for the three months ended June 30, 2010, representing an increase of approximately $4,962,900 or 50%.

Historically, to minimize our use of cash, we have used a variety of equity and equity-linked instruments to pay for services and to incentivize employees, consultants and other service providers. The use of these instruments has resulted in significant charges to the results of operations. In general, these equity and equity-linked instruments were used to pay for employee and consultant compensation, director fees, marketing services, investor relations and other activities. For the three months ended June 30, 2011, the use of equity and equity-linked instruments to pay for such expenses resulted in charges to selling, general, administrative, and research expenses of approximately $4,556,300, representing an increase of approximately $2,342,000 over the three months ended June 30, 2010.

For the three months ended June 30, 2011, our selling, general, and administrative expenses were approximately $12,591,000 compared to approximately $7,856,500 for the three months ended June 30, 2010, representing an increase of approximately $4,725,500 or 60%. Equity-based compensation included in selling, general and administrative expenses for the three months ended June 30, 2011 was approximately $4,198,800, compared to approximately $1,616,900 for the three months ended June 30, 2010. Overall, the increase in selling, general and administrative expenses was primarily due to the following:

•	An increase of approximately $4,121,400 in the Cell Therapy — United States reporting segment, comprised of (i) an increase of approximately $2,581,900 related to employee, directors and consultants equity compensation, including approximately $722,900 related to the modification of stock option awards to our CEO in April 2011; (ii) an increase of approximately $1,107,300 related to new operating expenses as a result of our acquisition of PCT in January 2011; (iii) an increase of approximately $682,900 in legal, accounting and other professional fees, including expenses relating to the Company’s strategic shift towards cell therapy initiatives; and (iv) an increase of approximately $399,300 in general corporate activities. These increases were partially offset by an approximately $650,000 decrease in selling and marketing expenses in connection with our adult stem cell collection efforts.
•	An increase of approximately $393,700 in our Pharmaceutical Manufacturing — China reporting segment, which is primarily due to an approximately $461,700 increase in taxes related to withholding taxes paid on dividends declared in April 2011 that were retained in the business.
•	An increase of approximately $210,500 in our Regenerative Medicine — China reporting segment.

For the three months ended June 30, 2011, our research and development expenses were approximately $2,370,500 compared to approximately $2,133,200 for the three months ended June 30, 2010, representing an increase of approximately $237,300 or 11%. Equity-based compensation included in research and development expenses for the three months ended June 30, 2011 were approximately $357,500, compared to approximately $597,400 for the three months ended June 30, 2010. Overall, the increase in research and development expenses was primarily due to the following:

•	A decrease of approximately $134,800 in the Cell Therapy — United States reporting segment as a result of reduced internal research activities in our VSELTM Technology, subletting a portion of the VSEL laboratory and focusing on supporting VSEL research activities with our external research collaborators.
•	An increase of approximately $503,300 in our Pharmaceutical Manufacturing — China reporting segment as a result of increased clinical development efforts on products under development.
•	An decrease of approximately $131,200 in our Regenerative Medicine — China reporting segment due to the recovery of certain expenses incurred in prior years that were refunded to us during the quarter, offset by increased costs of operating the Beijing laboratory.

Six Months Ended June 30, 2011 Compared to Six Months Ended June 30, 2010

For the six months ended June 30, 2011 operating expenses totaled approximately $28,299,700 compared to approximately $17,588,500 for the six months ended June 30, 2010, representing an increase of approximately $10,711,200 or 61%. For the six months ended June 30, 2011, the use of equity and equity-linked instruments to pay for such expenses resulted in charges to selling, general, administrative, and research expenses of $6,455,100, representing an increase of approximately $2,506,600 over the six months ended June 30, 2010.

For the six months ended June 30, 2011, our selling, general, and administrative expenses were approximately $23,016,000 compared to approximately $14,155,000 for the six months ended June 30, 2010, representing an increase of approximately $8,861,000 or 63%. Equity-based compensation included in selling, general and administrative expenses for the six months ended June 30, 2011 were approximately $5,837,600, compared to approximately $3,207,400 for the six months ended June 30, 2010. Overall, the increase in selling, general and administrative expenses was primarily due to the following:

•	An increase of approximately $6,419,200 in the Cell Therapy — United States reporting segment, comprised of (i) an increase of approximately $2,630,200 related to employee, directors and consultants equity compensation, including approximately $722,900 related to the modification of stock option awards to our CEO in April 2011; (ii) an increase of approximately $1,903,500 related to new operating expenses as a result of our acquisition of PCT; (iii) an increase of approximately $1,477,100 in legal, accounting, and other professional fees, including expenses relating to the Company’s strategic shift towards cell therapy initiatives; (iv) an increase of approximately $607,400 due to a one-time charitable contribution paid in equity during the three months ended March 31, 2011, and (v) an increase of approximately $385,800 related to administrative activities. These increases were partially offset by a decrease of approximately $584,800 in selling and marketing expenses in connection with our adult stem cell collection efforts.
•	An increase of approximately $1,940,000 in our Pharmaceutical Manufacturing — China reporting segment, comprised of (i) a $1,186,100 increase in taxes related to withholding taxes paid on two dividends declared (in January, 2011 and April, 2011) that were retained in the business, (ii) an increase of approximately $382,700 in selling and marketing expenses, and (iii) an increase of approximately $371,200 related to administrative activities.
•	An increase of approximately $501,800 in our Regenerative Medicine — China reporting segment, comprised of (i) a $202,400 increase in selling and marketing expenses, and (ii) an increase of approximately $299,400 related to administrative activities.

For the six months ended June 30, 2011, our research and development expenses were approximately $5,283,700 compared to approximately $3,433,500 for the six months ended June 30, 2010, representing an increase of approximately $1,850,200 or 54%. Equity-based compensation included in research and development expenses for the six months ended June 30, 2011 was approximately $617,500, compared to approximately $741,200 for the six months ended June 30, 2010. Overall, the increase in research and development expenses was primarily due to the following:

•	An increase of approximately $1,208,000 in our Cell Therapy — United States reporting segment, comprised primarily of an in-process research and development charge of approximately $927,000 related to the acquisition of certain intellectual properties in the area of T-Cell regulation from Becton, Dickinson and Company in March 2011.
•	An increase of approximately $615,400 in our Pharmaceutical Manufacturing — China reporting segment as a result of increased clinical development efforts on products under development.
•	An decrease of approximately $26,800 in our Regenerative Medicine — China reporting segment due to the recovery of certain expenses incurred in prior years that were refunded to us during the quarter, offset by increased costs of operating the Beijing laboratory.

Other Income and Expense

For the three and six months ended June 30, 2011, the Company recognized interest expense of approximately $1,009,700 and $1,862,300, respectively, compared with approximately $6,200 and $14,700 for the three and six months ended June 30, 2010. The increase is primarily related to amortization of debt discount of approximately $653,100 and $1,329,200 for the three and six months ended June 30, 2011, respectively, associated with the Convertible Redeemable Series E Preferred Stock that was issued in November 2010, which is being accounted for as mezzanine equity. For the three and six months ended June 30, 2011, interest expense of approximately $312,900 and $526,300 respectively was recorded as a result of a loan to Erye from its minority shareholder of which approximately $105,600 and $235,700, respectively was capitalized as part of the cost of construction of Erye’s new manufacturing plant. For the three and six months ended June 30, 2011, interest of approximately $96,300 and $130,800 respectively was interest expense associated with bank loans obtained by Erye totaling approximately $7,735,000 at June 30, 2011. In addition, interest expense includes, for the three and six months ended June 30, 2011, interest of approximately $50,700 and $94,400 respectively for mortgage loans for PCT’s Allendale facility.

Other income for the three and six months ended June 30, 2011 net totaled approximately $600,300 and $337,600 respectively which primarily related to the revaluation of derivative liabilities that have been established in connection with the Convertible Redeemable Series E Preferred Stock. For the three months ended June 30, 2010 the Company recognized other income of $149,600 in connection with the extinguishment of certain liabilities that Erye determined were no longer payable, and for the six months ended June 30, 2010 the Company recognized $14,500 of other expenses that were the result of interest income and other income credits offset by expenses related to the restructuring of the term of certain warrants issued to RimAsia of approximately $188,000.

Provision for Taxes

The provision for taxes for the three and six months ended June 30, 2011 and 2010 is comprised of the following (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Provision for Income Taxes Pharmaceutical Manufacturing – China	$402.0	$462.9	$1,249.4	$1,026.4
Realization of Deferred Tax Liability Pharmaceutical Manufacturing – China	(188.2)	(60.6)	(367.9)	(121.2)
Realization of Deferred Tax Liability Cell Therapy – United States	(103.7)	—	(178.8)	—
	$110.1	$402.3	$702.7	$905.2

The provision for income taxes and the realization of deferred tax liability for Pharmaceutical Manufacturing — China is based on, for the three and six months ended June 30, 2011, a statutory rate of 25% and, for the three and six months ended June 30, 2010, a statutory rate of 12.5%. The realization of deferred tax liability Cell Therapy — United States is based on, for the three and six months ended June 30, 2011, a statutory rate of approximately 40%. The deferred tax liabilities associated with the acquired intangible assets from the Erye and PCT Mergers will not be deductible for income tax purposes.

Dividends on Preferred Stock

The Convertible Redeemable Series E Preferred Stock calls for annual dividends of 7% based on the stated value of the preferred stock and for the three and six months ended June 30, 2011 we recorded dividends of approximately $170,800 and $357,400, respectively. In the three and six months ended June 30, 2010 the Company recorded dividends of approximately $54,700 and $153,500, respectively, on the Convertible Redeemable Series C Preferred Stock which called for an annual dividend of 5% for the respective periods based on the stated value of the preferred stock. The Convertible Redeemable Series C Preferred Stock was converted into NeoStem Common Stock in May 2010.

Noncontrolling Interests

In connection with accounting for the Company’s 51% interest in Erye, we account for the 49% minority shareholder share of Erye’s net income with a charge to Noncontrolling Interests. For the three and six months ended June 30, 2011 Erye’s minority shareholders’ share of net income totaled approximately $82,500 and $743,000, respectively. In addition, the Company acquired rights to use patents under licenses from Becton, Dickinson and Company in March 2011, in exchange for an approximately 20% interest in PCT’s Athelos subsidiary. Noncontrolling interest also reflects BD’s share of losses incurred by Athelos during the three and six months ended June 30, 2011 of approximately $14,600 and $201,900 respectively.

Liquidity and Capital Resources

At June 30, 2011 we had a cash balance of approximately $4,850,400, working capital of approximately $4,594,700, and shareholders’ equity of approximately $60,923,800.

During the six months ended June 30, 2011, we met our immediate cash requirements through existing cash balances, private placements of our common stock which raised approximately $5.6 million, the issuance of notes payable for our operations in China and the use of equity and equity-linked instruments to pay for services and compensation.

We incurred a net loss of approximately $10,537,900 and approximately $20,237,700 for the three and six months ended June 30, 2011. The following chart represents the net funds provided by or used in operating, financing and investing activities for each period indicated:

	Six Months Ended June 30,
	2011	2010
Net cash used in operating activities	$(13,265,520)	$(3,464,458)
Net cash used in investing activities	$(6,416,706)	$(8,034,140)
Net cash provided by financing activities	$8,849,663	$15,200,687

Operating Activities

Our cash used for operating activities in the six months ended June 30, 2011 totaled approximately $13,265,500, which is the sum of (i) our net loss, adjusted for non-cash expenses totaling $6,972,100 which includes, principally, common stock, common stock options and common stock purchase warrants issued for services rendered and charitable contribution in the aggregate amount of approximately $7,264,300, depreciation and amortization of approximately $4,582,900, the write-off of in process research and development of approximately $927,000, amortization of Preferred Stock discount and issuance cost of approximately $1,329,200, and (ii) changes in operating assets and liabilities of approximately $6,851,800.

Investing Activities

During the six months ended June 30, 2011, we spent approximately $5,237,100 for property and equipment principally related to the construction of Eyre’s new manufacturing facility.

During the six months ended June 30, 2010, we spent approximately $8.6 million for property and equipment. Erye was building a new production facility and during the six months ended June 30, 2010, $8.2 million was spent on construction. In March 2010, we initiated construction of our stem cell laboratory in Beijing and spent $770,000 for the six months ended June 30, 2010. The balance of our capital expenditures was spent on equipping our laboratory in Boston and other Company stem cell operations in China.

Financing Activities

Six Months Ended June 30, 2011

The Company’s Erye subsidiary has approximately $10,962,900 of notes payables as of June 30, 2011 and approximately $9,451,500 of notes payable as of December 31, 2010. Notes are payable to the banks who issue bank notes to Erye’s creditors. Notes payable are interest free and usually mature after a three to six months period. In order to issue notes payable on behalf of Erye, the banks required collateral, such as cash deposits which were approximately 30% – 50% of the value of notes to be issued, or properties owned by Erye. At June 30, 2011, $4,897,400 of restricted cash was deposited as collateral for the balance of notes payable which was approximately 44.7% of the notes payable Erye issued, and the remainder of the notes payable is collateralized by pledging the land use right Erye owns. The use of notes payable to pay creditors is a feature of the money and banking system of China and we expect these types of notes to be a continuing feature of Erye’s capital structure.

In March 2011, Erye obtained a loan of approximately $1,547,000 from the China Merchants Bank with a variable interest rate that is currently 6.06% and is due in September 2011. The interest rate is tied to the People’s Bank of China benchmark rate; the maximum interest rate on the loan is 12.00%. In May 2011, Erye obtained an additional bank loan of approximately $3,094,000 from the Commercial Bank of China with a variable interest rate that is currently 7.02% and is due in November 2011. The interest rate is tied to the People’s Bank of China benchmark rate.

On March 3, 2011, the Company consummated a private placement pursuant to which five persons and entities acquired an aggregate of 2,343,750 shares of Common Stock for an aggregate consideration of $3,000,000 (purchase price $1.28 per share). On April 5, 2011, the Company consummated a private placement pursuant to which nine persons and entities acquired an aggregate of 1,244,375 shares of Common Stock for an aggregate consideration of $1,592,800 (purchase price $1.28 per share). On June 13, 2011, the Company consummated a private placement pursuant to which one entity acquired 781,250 shares of Common Stock for an aggregate consideration of $1,000,000 (purchase price $1.28 per share).

Pursuant to the terms and conditions of the Erye Joint Venture Agreement, dividend distributions to EET and our NeoStem subsidary will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement became effective distributions are made as follows: for undistributed profits generated subsequent to the acquisition date: (i) the 49% of undistributed profits (after tax) of the joint venture due EET will be distributed to EET and lent back to Erye to help finance costs in connection with its construction of and relocation to a new facility; and (ii) of the net profit (after tax) of the joint venture due the Company, 45% will be provided to Erye as part of the new facility construction fund and will be characterized as additional paid-in capital for the Company’s 51% interest in Erye, and 6% will be distributed to the Company. For undistributed profits generated prior to the acquisition date: (i) the 49% of undistributed profits (after tax) of the joint venture due EET will be distributed to EET and lent back to Erye to help finance costs in connection with its construction of and relocation to a new facility; and (ii) of the net profit (after tax) of the joint venture due the Company, 51% will be provided to Erye as part of the new facility construction fund and will be characterized as additional paid-in capital for the Company’s 51% interest in Erye. In January 2011, a dividend totaling approximately $13,671,100 based on earnings for Fiscal Year 2009 was declared and approximately $6,698,800 was distributed to EET and lent back to Erye and approximately $6,972,300 due the Company was reinvested and re-characterized as additional paid-in capital in the business. In April 2011, a dividend totaling $10,259,700 based on earnings for Fiscal Year 2010 was declared and approximately $5,027,300 was distributed to EET and lent back to Erye, and approximately $5,232,400 due the Company was reinvested and re-characterized, as additional paid-in capital in the business. As of June 30, 2011 these loans due EET totaled approximately $20,009,600. When the construction of Eyre’s plant is completed the loans due EET will be repaid in accordance with the joint venture agreement in a gradual manner. In June 2011 Eyre paid EET approximately $875,100 consisting of the net of the following: $1,115,000 of unpaid accrued interest at June 30, 2011, approximately $408,700 repayment of a non interest bearing loan due in 2011 and recovery of cash advances to EET of approximately $648,600.

In connection with the Company’s focus on the development of proprietary cellular therapies through its Cell Therapy — United States segment, the Company has certain financial obligations in connection with the development of specified licensed technology. Athelos is pursuing the development of T regulatory cells (TRegs) as a therapeutic to treat disorders of the immune system under certain patent rights licensed from the University of Pennsylvania and ExCell Therapeutics, LLC. Under a license agreement with the University of Louisville Research Foundation (“ULRF”), the Company is developing the VSEL Technology. These licensing arrangements require the Company to make various payments in connection with the development of the products, including certain upfront payments, payments for patent filings and related applications, payments in connection with milestones achieved in the development of the products, royalties on sales and certain other related payments. The Company anticipates that in connection with its focus on the development of proprietary cellular therapies other licensing agreements with comparable terms may be entered into.

Six Months Ended June 30, 2010

In December 2009, in order to facilitate working capital requirements, in local currency, in China, NeoStem (China) issued a promissory note to the Bank of Rizhao Qingdao Branch in the amount of 4,400,000 RMB (approximately $645,500). The note, bearing an interest rate of 4.05%, was due on June 21, 2010 and paid in full in April 2010. On May 25, 2010 NeoStem (China) issued a promissory note to the Bank of Rizhao Qingdao Branch in the amount of 3,600,000 RMB (approximately $527,400) due November 25, 2010 and bearing interest at 4.86% per annum. The loan is collateralized by cash in a restricted bank account totaling 4,074,500 RMB (approximately $600,200).

The Company’s subsidiary Erye has 69,749,400 RMB (approximately $10,274,000) of notes payables as of June 30, 2010 and 62,457,000 RMB (approximately $9,150,000) of notes payable as of December 31, 2009. Notes are payable to the banks who issue bank notes to Erye’s creditors. Notes payable are interest free and usually mature after a three to six months period. In order to issue notes payable on behalf of Erye, the banks required collateral, such as cash deposits which were approximately 30% – 50% of the value of notes to be issued, or properties owned by Erye. At June 30, 2010, 23,734,500 RMB (approximately $3,496,100) of restricted cash was put up for collateral for the balance of notes payable which was approximately 34% of the notes payable the Company issued, and the remaining of the notes payable is collateralized by pledging the land use right the Company owns. The use of notes payable to pay creditors is a feature of the money and banking system of China and we expect these types of notes to be a continuing feature of Erye’s capital structure.

On February 18, 2010 the Company completed a public offering of its common stock, selling 5,750,000 shares priced at $1.35 per share. The Company received approximately $6,822,000 in net proceeds from the offering, after underwriting discounts, commissions and other expenses, of approximately $940,000 of which 463,000 was unpaid.

On March 15, 2010, the Company and RimAsia made certain agreements with respect to outstanding warrants. RimAsia exercised its warrant to purchase 1,000,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), exercisable at a per share exercise price of $1.75, which was issued to RimAsia in a private placement completed by the Company in September 2008. This exercise resulted in proceeds to the Company totaling $1,750,000. The condition for such exercise was that the Company would modify certain terms of RimAsia’s warrant to purchase 4,000,000 shares of Common Stock, issued to RimAsia in a private placement completed by the Company in April 2009 (the “Series D Warrant”). The Series D Warrant was amended to provide for (i) a three (3) year extension of the Termination Date (as defined in the Series D Warrant) from September 1, 2013 to September 1, 2016 and (ii) an increase in the average closing price that triggers the Company’s redemption option under the Series D Warrant from $3.50 to $5.00.

On May 19, 2010, the Company entered into a Common Stock Purchase Agreement with Commerce Court Small Cap Value Fund, Ltd., which provides that, subject to certain terms and conditions, Commerce Court is committed to purchase up to $20,000,000 worth of shares of the Company’s common stock over a term of approximately 24 months. The Purchase Agreement provides that at the Company’s discretion, it may present Commerce Court with draw down notices under this $20 million equity line of credit arrangement from time to time, to purchase the Company’s Common Stock, provided certain price requirements are met and limited to 2.5% of the Company’s market capitalization at the time of such draw down. The per share purchase price for these shares will equal the daily volume weighted average price of the Company’s common stock on each date during the draw down period on which shares are purchased, less a discount of 5.0%. The Purchase Agreement also provides that the Company in its sole discretion may grant Commerce Court the right to exercise one or more options to purchase additional shares of Common Stock during each draw down period at a price which would be based on a discount calculated in the same manner as it is calculated in the draw down notice. The issuance of shares of common stock to Commerce Court pursuant to the Purchase Agreement, and the sale of those shares from time to time by Commerce Court to the public, are covered by an effective registration statement on Form S-3 filed with the SEC.

On May 27, 2010, the Company presented Commerce Court with a Draw Down Notice. Pursuant to the Purchase Agreement, the shares were offered at a discount price to Commerce Court mutually agreed upon by the parties under the Purchase Agreement equal to 95.0% of the daily volume weighted average price of the common stock during the Pricing Period or a 5% discount. Pursuant to the Draw Down Notice, the Company also granted Commerce Court the right to exercise one or more options to purchase additional shares of common stock during the Pricing Period, based on the trading price of the common stock. The Company settled with Commerce Court on the purchase of 685,226 shares of common stock under the terms of the Draw Down Notice and the Purchase Agreement at an aggregate purchase price of $1.8 million, or approximately $2.63 per share, on June 7, 2010. The Company and Commerce Court agreed to waive the minimum threshold price of $3.00 per share set forth in the Purchase Agreement. The Company received net proceeds from the sale of these shares of approximately $1.7 million after deducting its offering expenses.

Effective June 1, 2010, Fullbright exercised a warrant to purchase 400,000 shares of restricted Common Stock. This warrant was issued to Fullbright in a private placement of securities by the Company in November 2008. The exercise price was $1.75 per share, resulting in proceeds to the Company of $700,000.

On June 25, 2010, the Company entered into definitive securities purchase agreements with investors in a public offering, pursuant to which such investors agreed to purchase, and the Company agreed to sell, an aggregate of 2,325,582 Units, consisting of an aggregate of 2,325,582 shares of Common Stock and warrants to purchase an aggregate of 581,394 shares of Common Stock. The offering closed on June 30, 2010 with gross proceeds of $5.0 million. Each Unit was priced at $2.15 and consisted of one share of common stock and a warrant which will allow the investor to purchase 0.25 shares of common stock at a per share price of $2.75. The warrants may be called by the Company in the event that the common stock trades over $4.50 per share for 10 consecutive trading days. Subject to certain ownership limitations, the warrants were exercisable on the date of the closing and will expire 2 years thereafter. The number of shares of Common Stock issuable upon exercise of the warrants and the exercise price of the warrants are adjustable in the event of stock dividends, splits, recapitalizations, reclassifications, combinations or exchanges of shares, reorganizations, liquidations, consolidation, acquisition of the Company (whether through merger or acquisition of substantially all the assets or stock of the Company) or similar events. The net proceeds to the Company from such offering, after deducting the Placement Agent’s fees and expenses, the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering were approximately $4.55 million.

Pursuant to the terms and conditions of the Joint Venture Agreement, dividend distributions to EET and Merger Sub will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement becomes effective distributions will be made as follows: (i) the 49% of undistributed profits (after tax) of the joint venture due EET will be distributed to EET and lent back to Erye to help finance costs in connection with their construction of and relocation to a new facility; and (ii) of the net profit (after tax) of the joint venture due Merger Sub, 45% will be provided to Erye as part of the new facility construction fund and will be characterized as paid-in capital for Merger Sub’s 51% interest in Erye, and 6% will be distributed to Merger Sub directly. At June 30, 2010 these loans totaled $7,702,800 plus accrued interest of $227,500. The loan calls for interest to accrue at rate of 5% annually. In addition, during the second quarter EET received an interest payment of approximately $192,000.

Liquidity and Capital Requirements Outlook

With our acquisition of a controlling interest in Erye and expansion into China, and our acquisition of PCT, we have transitioned from being a one-dimensional U.S. service provider with nominal revenues to being a multi-dimensional international biopharmaceutical company with current revenues and operations in three distinct segments: (i) Cell Therapy — United States; (ii) Regenerative Medicine — China; and (iii) Pharmaceutical Manufacturing — China. The following is an overview of our collective liquidity and capital requirements.

Capital Requirements and Resources in China

Erye has substantially completed the construction of its new pharmaceutical manufacturing facility and began transferring its operations in January 2010. The relocation is continuing as the new production lines are completed and receive cGMP certification through 2011. In January 2010, Suzhou Erye received notification that the SFDA has approved Suzhou Erye’s application for cGMP certification to manufacture solvent crystallization sterile penicillin and freeze dried raw sterile penicillin at the new facility, which provides 50% and 100% greater manufacturing capacity, respectively, than its original facility. In June 2010, Suzhou Erye passed the government inspection by the SFDA to manufacture penicillin and cephalosporin powder for injection at the new facility. In May 2011, Suzhou Erye received cGMP production certification for freeze dried powder for injection issued by SFDA at the new facility. The facility is fully operational with respect to these lines. The combined production lines now certified by the SFDA were responsible for approximately 99% of Erye’s 2010 revenues with two of them responsible for over 90% of Erye’s 2010 revenues. The new facility is estimated to cost approximately $38.7 million, of which approximately $38.4 million has been incurred through June 30, 2011. We have agreed for a period of approximately another two years to reinvest in Erye approximately 90% of the net earnings, in the form of dividends, we would be entitled to receive under the Joint Venture Agreement by reason of our 51% interest in Erye and EET has agreed for a period of approximately another two years to loan back to Erye all dividends it is entitled to for use in connection with its construction of the new Erye facility.

We are also engaged in other initiatives to expand our operations into China including with respect to technology licensing, establishment of stem cell processing and storage capabilities and research and clinical development. In June 2009 we established NeoStem (China) as our wholly foreign-owned subsidiary or WFOE. To comply with PRC’s foreign investment regulations regarding stem cell research and development, clinical trials and related activities, we conduct our current stem cell business in the PRC through domestic variable interest entities (“VIEs”). We have incurred and expect to continue to incur substantial expenses in connection with our China activities.

We expect to rely partly on dividends paid to us by the WFOE under the contracts with the VIEs, and under the Joint Venture Agreement attributable to our 51% ownership interest in Erye, to meet some of our future cash needs. However, there can be no assurance that the WFOE in China will receive payments uninterrupted or at all as arranged under the contracts with the VIEs. In addition, pursuant to the Joint Venture Agreement that governs the ownership and management of Erye, for 2011 and approximately the next year: 45% of the net profit after tax due to the Company, in the form of dividends, will be provided to Erye as part of the new facility construction fund, which will be characterized as additional paid-in capital for our 51% interest in Erye; and (iii) only 6% of the net profit will be distributed to us directly for our operating expenses. The net assets of Erye at June 30, 2011 were approximately $70,942,700.

The payment of dividends by entities organized under PRC law to non-PRC entities is subject to limitations. Regulations in the PRC currently permit payment of dividends by our WFOE and Erye only out of accumulated distributable earnings, if any, as determined in accordance with accounting standards and regulations in China. Moreover, our WFOE and Erye are required to appropriate from PRC GAAP profit after tax to other non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits (i.e., 50% of the registered capital of the relevant company), the general reserve fund requires annual appropriation at 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end); the appropriation to the other funds are at the discretion of WFOE and Erye. In addition, if Erye incurs debt on its own behalf in the future, the instruments governing the debt may restrict Erye’s or the joint venture’s ability to pay dividends or make other distributions to us. This may diminish the cash flow we receive from Erye’s operations, which would have a material adverse effect on our business, operating results and financial condition.

Our interests in China are subject to China’s rules and regulations on currency conversion. In particular, the initial capitalization and operating expenses of the VIEs are funded by our WFOE. In China, the State Administration for Foreign Exchange, or the SAFE, regulates the conversion of the Chinese Renminbi into foreign currencies. Currently, foreign investment enterprises are required to apply to the SAFE for Foreign Exchange Registration Certificates, or IC Cards of Enterprises with Foreign Investment. Foreign investment enterprises holding such registration certificates, which must be renewed annually, are allowed to open foreign currency accounts including a “basic account” and “capital account.” Currency translation within the scope of the “basic account,” such as remittance of foreign currencies for payment of dividends, can be effected without requiring the approval of the SAFE. However, conversion of currency in the “capital account,” including capital items such as direct investments, loans, and securities, require approval of the SAFE. According to the Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues Concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises promulgated on August 29, 2008, or the SAFE Notice 142, to apply to a bank for settlement of foreign currency capital, a foreign invested enterprise shall submit the documents certifying the uses of the RMB funds from the settlement of foreign currency capital and a detailed checklist on use of the RMB funds from the last settlement of foreign currency capital. It is stipulated that only if the funds for the settlement of foreign currency capital are of an amount not more than US$50,000 and are to be used for enterprise reserve, the above documents may be exempted by the bank. This SAFE Notice 142, along with the recent practice of Chinese banks of restricting foreign currency conversion for fear of “hot money” going into China, limits and may continue to limit our ability to channel funds to the VIE entities for their operation.

Neither Erye nor our other expansion activities into China are expected to generate sufficient excess cash flow to support our initiatives in China in the near term.

Once Erye has completed the transfer of operations to the new facility, and its new production lines are fully operational, it will have substantially increased capacity from the current plant, with the goal of becoming among the largest antibiotics producers in Eastern China. We recognize that there will be continuous price pressure on Erye as over 70% of Erye’s manufactured drugs are on the essential drug list. There has recently been evidence of such price pressure — i.e., on March 2, 2011 the National Development and Reform Commission issued price cuts for medical insurance drugs which substantially impacts two of Erye’drugs. We anticipate that Piperacillin Sodium and Sulbactam Sodium will experience as much as a 50% price decline while the price of Ligustrazine Phosphate may be reduced by approximately 75%. As of June 30, 2011 the price reduction experienced by Erye on these products was less than 20%. In 2011 Piperacillin Sodium and Sulbactum Sodium accounted for approximately 4% of sales and Ligustrazine Phosphate accounted for approximately 2% of sales. In addition, we understand that the Ministry of Health of the PRC has internally proposed regulations which would seek to classify antibiotics into categories, including limited and special use categories, which may have the effect of limiting sales volume of certain antibiotics by Erye.

Capital Requirements for Recent Expansion

NeoStem, Inc. acquired Progenitor Cell Therapy, LLC (“PCT”), by means of a merger (the “PCT Merger”) of a newly formed wholly-owned subsidiary of NeoStem, with and into PCT pursuant to an Agreement and Plan of Merger, dated September 23, 2010 (the “PCT Agreement and Plan of Merger”).

Pursuant to the terms of the PCT Agreement and Plan of Merger, all of the membership interests of PCT outstanding immediately prior to the effective time of the PCT Merger (the “Effective Time”) were converted into the right to receive, in the aggregate, 10,600,000 shares of the common stock of NeoStem and, subject to the satisfaction of certain conditions as to 1,000,000 shares, warrants to purchase 3,000,000 shares of NeoStem Common Stock. Immediately after the PCT Merger closed, the Company made a payment of $3,000,000 to repay certain indebtedness owed by PCT.

Liquidity

We anticipate that we will take further steps to raise additional capital in order to (i) fund the development of advanced cell therapies in the U.S. and China, (ii) expand the PCT business and (iii) build the family banking business to meet our short and long term liquidity needs. We currently expect to fund the anticipated expansion of our operating activities through a variety of means that could include, but not be limited to, the use of existing cash balances, the use of our current or other equity lines, potential additional warrant exercises, option exercises, the 6% of net profits to which we are entitled from Erye, issuances of other debt or equity securities in public or private financings, sale of assets and/or, ultimately, the growth of our revenue generating activities. In addition, we will continue to seek as appropriate grants for scientific and clinical studies from the National Institutes of Health, Department of Defense, and other governmental agencies and foundations, but there can be no assurance that we will be successful in obtaining such grants. As the Company grows, it may not be eligible for SBIR grants. We also review and consider from time to time restructuring activities, including the potential divestiture of assets. In this regard, as part of our plan to focus on capturing the paradigm shift to cell therapies following our January 2011 acquisition of PCT, we are pursuing strategic alternatives with respect to our 51% interest in Erye. We plan to devote our resources and management efforts to cell therapy manufacturing and development, and other related activities, including adult stem cell collection and storage, and in further developing our regenerative medicine business in China. We believe the proposed acquisition of Amorcyte described elsewhere herein is in keeping with this strategic mission. We also believe that if we could monetize Erye, we would have additional capital needed to pursue the development of multiple cell therapies. To that end, in June 2011, we engaged a financial advisor to lead the effort to pursue the possible divesture of our 51% interest in Erye. Marketing efforts have commenced; however, in addition to the factors set forth below, it is too early to determine whether such efforts will lead to a proposal to purchase at a price and on terms that the Company would consider acceptable or whether, in the event a proposal or proposals on prices and terms acceptable to the Company are received, whether a transaction would be completed.

Any sale of our interest in Erye would also be subject to a right of first refusal held by Suzhou Erye Economy & Co. Ltd. (“EET”) pursuant to the terms of the Joint Venture Agreement between a subsidiary of ours and EET. EET owns the remaining 49% interest in Erye. A number of issues have arisen between EET and NeoStem with respect to the operation and financing of Erye. For instance, while EET is required to lend back to Erye dividends received by it to finance Erye’s move to its new facilities, Erye has recently reported to us that such arrangement is no longer tax efficient in light of the ratio of Erye’s shareholder loans to its registered capital. In connection with exploring ways to remedy the additional tax burden caused by the level of shareholder loans and in preparing for a sale process, other issues have also surfaced, including the issue of us and Erye needing to obtain all Chinese regulatory approvals (and associated registrations) required to reflect the legal title of our interest in Erye as being held by the proper entity within our group which is its current beneficial owner as that term is used under U.S. law. We and Erye are determining what government approvals (and associated registrations) will need to be issued by the Suzhou Municipal Bureau of Foreign Investment and Commerce and the Suzhou Administration for Industry and Commerce to remediate these deficiencies. Our management believes these regulatory deficiencies can be remediated within a reasonable period of time and should not delay a sale of the Company’s interest in Erye. However, no assurance can be given that any unremediated regulatory deficiencies would not have an adverse effect on our operating results and liquidity and will not impede or delay efforts to divest our interest in Erye. In addition, the remediation process is expected to trigger certain tax liabilities and penalties.

We have not yet determined to sell our interest in Erye, and we will not do so until we can assess the level of interest generated, the potential price and transaction terms we might be offered and any regulatory impediments to a transaction. A sale of our interest in Erye, if a sale can be consummated, would have a material effect on our business, results of operations and balance sheet. Factors that may impede a sale may include, but not be limited to, EET’s right of first refusal and the significant time and money that exercise of such right could cause a potential purchaser, the need for any purchaser to negotiate a new Joint Venture Agreement and a shareholder loan repayment schedule with EET if EET does not wish to either sell its interest or exercise its right of first refusal, recent regulatory changes in China which reduce prices that may be charged for certain of Erye’s products and limit use of antibiotics, tax or regulatory issues affecting Erye, including those described above and other tax increases described in our filings which will adversely affect Erye going forward, availability of financing for a potential purchaser, and other factors typical of any sale process.

To support our liquidity needs, the Company raised an aggregate of approximately $5.6 million in private placements of Common Stock from March 2011 to June 2011. In addition, on July 6, 2011, three key Amorcyte stockholders (including a fund managed by an Amorcyte director) invested an aggregate of $728,000 in a private placement of 568,750 shares of Common Stock (purchase price $1.28 per share) and on July 22, 2011, the Company completed an underwritten offering of 13,750,000 units at a purchase price of $1.20 per unit, with each unit consisting of one share of Common Stock and a five year warrant to purchase 0.75 of a share of Common Stock at an exercise price of $1.45 per share (the “Offering”). The Company received gross proceeds of $16,500,000, prior to deducting underwriting discounts and offering expenses payable by the Company, for net proceeds of $14,667,000.

While we continue to seek capital through a number of means, there can be no assurance that additional financing will be available on acceptable terms, if at all, and our negotiating position in capital generating efforts may worsen as existing resources are used. Additional equity financing may be dilutive to our stockholders; debt financing, if available, may involve significant cash payment obligations and covenants that restrict our ability to operate as a business, our stock price may not reach levels necessary to induce option or warrant exercises, and asset sales may not be possible on terms we consider acceptable. If we are unable to raise the funds necessary to meet our long-term liquidity needs, we may have to delay or discontinue the acquisition and development of cell therapies, and/or the expansion of our business or raise funds on terms that we currently consider unfavorable.

At June 30, 2011, we had cash and cash equivalents of approximately $4,850,400 and restricted cash totaling approximately $4,897,400. In addition we have $2,500,500 recorded in other assets for restricted cash associated with our Series E Preferred Stock, which is held in escrow and not available to meet current cash requirements. The trading volume of our common stock, coupled with our history of operating losses and liquidity challenges, may make it difficult for us to raise capital on acceptable terms or at all. The demand for the equity and debt of small cap biopharmaceutical companies like ours is dependent upon many factors, including the general state of the financial markets. During times of extreme market volatility, capital may not be available on favorable terms, if at all. Our inability to obtain such additional capital on acceptable terms could materially and adversely affect our business operations and ability to continue as a going concern.

The following table reflects a summary of NeoStem’s contractual cash obligations and commitments as of July 1, 2011 (in thousands):

	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Long-Term Debt Obligations
Series E Preferred Stock(1)	9,645.3	2,632.8	7,012.5	—	—
Mortgages Payable	3,720.2	185.4	622.6	2,582.8	329.4
Operating Lease Obligations	4,979.5	777.3	2,135.9	1,209.2	857.2
	$18,345.1	$3,595.4	$9,771.1	$3,792.0	$1,186.6

(1)	Amounts include dividends.

Other significant commitments and contingencies include the following:

•	Under license agreements with third parties the Company is typically required to pay maintenance fees, make milestone payments and/or pay other fees and expenses and pay royalties upon commercialization of products. The Company also sponsors research at various academic institutions, which research agreements generally provide us with an option to license new technology discovered during the course of the sponsored research.
•	At June 30, 2011, Erye owed EET, the 49% shareholder of Erye, $20,009,600 which represents dividends paid and loaned back to Erye. At June 30, 2011 the interest rate on this loan was 6.06%. In June 2011 Eyre paid EET approximately $875,100 consisting of the net of the following: $1,115,000 of unpaid accrued interest at June 30, 2011, approximately $408,700 repayment of a non interest bearing loan due in 2011 and recovery of cash advances to EET of approximately $648,600. The repayment terms are not specified regarding this loan.

Seasonality

NeoStem does not believe that its operations are seasonal in nature.

Off-Balance Sheet Arrangements

NeoStem does not have any off-balance sheet arrangements.

NeoStem — Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the amounts reported in the financial statements. On an ongoing basis, the Company evaluates its estimates and assumptions. The Company bases its estimates on historical experience and other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

An accounting policy is considered to be critical if it is important to the Company’s financial condition and results of operations and if it requires management’s most difficult, subjective and complex judgments in its application. For a summary of all of the Company’s significant accounting policies, see Note 2 to the Company’s Consolidated Financial Statements.

Share-Based Compensation

The Company expenses all share-based payment awards to employees and consultants, including grants of stock options, warrants, and restricted stock, over the requisite service period based on the grant date fair value of the awards. For awards with performance-based vesting criteria, we estimate the probability of achievement of the performance criteria and recognize compensation expense related to those awards expected to vest. The Company determines the fair value of certain share based awards using the Black-Scholes option-pricing model which uses both historical and current market data to estimate the fair value. This method incorporates various assumptions such as the risk-free interest rate, expected volatility, expected dividend yield and expected life of the options or warrants. The fair value of our restricted stock and restricted stock units is based on the closing market price of our common stock on the date of grant.

The Company estimates an expected dividend yield of zero because the Company has never paid cash dividends on its common stock and has no present intention to pay cash dividends. Expected volatility is based on the Company’s historical stock prices using a mathematical formula to measure the standard deviation of the change in the natural logarithm of the Company’s underlying stock price that is expected over a period of time commensurate with the expected life of the share-based award. The risk-free interest rate is derived from the zero coupon rate on U.S. Treasury instruments for the expected life of the share-based award. The expected life calculation is based on the actual life of historical share-based awards.

Share-based compensation expense recognized in the consolidated statement of operations is based on awards ultimately expected to vest. The guidance requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates with a cumulative catch up adjustment.

The Company evaluates the assumptions used to value share-based awards on a regular basis. If factors change and the Company employs different assumptions, share-based compensation expense may differ significantly from what the Company has recorded in the past. If there are any modifications or cancellations of share-based awards, the Company may be required to accelerate, increase or cancel any remaining, unrecognized share-based compensation expense. To the extent that the Company grants any additional equity securities, its share-based compensation expense will increase by the fair value of the additional grants. Compensation expense is only recognized for those awards that are expected to vest and therefore the Company estimates a forfeiture rate and revises those estimates in subsequent periods if the actual forfeitures differs from the prior estimates. In addition, for awards with performance-based vesting criteria, the Company estimates the probability of achievement of the performance criteria and recognizes compensation expense related to those awards expected to vest. Compensation expense may be significantly impacted in the future to the extent the Company’s estimates differ from actual results.

Impairments of Long-Lived Assets

The Company assesses changes in economic, regulatory and legal conditions and makes assumptions regarding estimated future cash flows in evaluating the value of the Company’s property, plant and equipment, goodwill and other intangible assets.

The Company periodically evaluates whether current facts or circumstances indicate that the carrying values of its long-lived assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of the undiscounted future cash flows of these assets, or appropriate asset groupings, is compared to the carrying value to determine whether an impairment exists. If the asset is determined to be impaired, the loss is measured based on the difference between the asset’s fair value and its carrying value. If quoted market prices are not available, the Company will estimate fair value using a discounted value of estimated future cash flows approach.

The Company tests its goodwill for impairment at least annually, or more frequently if impairment indicators exist, using a fair value based test. Goodwill represents the excess of the consideration transferred over the fair value of net assets of businesses purchased and is assigned to reporting units. Other acquired intangibles (excluding In process R&D) are recorded at fair value and amortized on a straight-line basis over their estimated useful lives. When events or circumstances warrant a review, the Company will assess recoverability from future operations using pretax undiscounted cash flows derived from the lowest appropriate asset groupings. Impairments are recognized in operating results to the extent that the carrying value of the intangible asset exceeds its fair value, which is determined based on the net present value of estimated cash flows.

As part of the Company’s 2010 annual goodwill impairment review on its Pharmaceutical Manufacturing — China reporting unit, the Company used a discounted cash flow model, to determine the estimated fair value of its reporting unit and where appropriate, a market value approach was also utilized to corroborate the discounted cash flow model. The Company made estimates and assumptions regarding future cash flows, discount rates, long-term growth rates and market values to determine the reporting unit’s estimated fair value. The methodology used to estimate the fair value of the Company’s reporting unit on October 31, 2010, was consistent with the one used in 2009 to determine the fair value of certain intangible assets that were acquired in the Erye Merger. The Company made changes to certain assumptions utilized in the discounted cash flow model in 2010 compared with the prior year due largely to the growth expected in the pharmaceutical market in China. The key assumptions used by the Company were as follows:

•	Expected cash flows underlying the Company’s business plans for the periods 2011 through 2015. The expected cash flows took into account historical growth rates and the effect of economic outlook and growth expected in the pharmaceutical market in China.
•	Cash flows beyond 2015 were projected to grow at a long-term growth rate, which the Company estimated at between 8% and 13%.
•	The Company used a discount rate of 19.0% to risk adjust the cash flow projections in determining the estimated fair value.

If the Pharmaceutical Manufacturing — China reporting unit fails to achieve the growth rates assumed by the Company or national healthcare policies in China reduce general pricing on antibiotics or otherwise restrict growth, the carrying value of our goodwill associated with this reporting unit may be impaired.

At December 31, 2010 the Company determined that the Goodwill associated with its Cell Therapy — United States segment was impaired and the entire value, $558,200, was written off. The Company based this decision on several factors: 1) The discounted value of expected future cash flows does not exceed the carrying value of Goodwill; 2) The Company’s patent applications related to the collection and banking of adult stem cells have been rejected by the US Patent and Trademark Office and the Company does not intend to pursue alternative strategies to seek approval of these patents; and 3) The Company intends to direct its internal resources toward other commercial activities.

The Company tests its indefinite-lived intangibles, including In process R&D, for impairment at least annually, or more frequently if impairment indicators exist, through a one-step test that compares the fair value of the indefinite lived intangible asset with the asset’s carrying value. For impairment testing purposes, the Company may combine separately recorded indefinite-lived intangible assets into one unit of accounting based on the relevant facts and circumstances. Generally, the Company will combine indefinite-lived intangible assets for testing purposes if they operate as a single asset and are essentially inseparable. If the fair value is less than the carrying amount, an impairment loss is recognized within the Company’s operating results.

Revenue Recognition

The Company recognizes revenue from pharmaceutical and pharmaceutical intermediary products sales when title has passed, the risks and rewards of ownership have been transferred to the customer, the fee is fixed and determinable, and the collection of the related receivable is reasonably assured which is at the time of delivery. The Company regularly assesses its best estimate of the intransit delivery period based upon actual experience of the number of days on average it takes for the Company’s products to reach their final destination. The Company recognizes revenue related to the collection and cryopreservation of autologous adult stem cells when the cryopreservation process is completed which is generally twenty four hours after cells have been collected. Revenue related to advance payments of storage fees is recognized ratably over the period covered by the advanced payments. The Company earns revenue, in the form of license fees, from physicians seeking to establish autologous adult stem cell collection centers. These license fees are typically billed upon signing of the collection center agreement and qualification of the physician by the Company’s credentialing committee and at various times during the term of license agreement based on the terms of the specific agreement. These fees are recognized as revenue ratably over the appropriate period of time to which the revenue element relates. The Company also receives licensing fees from a licensee for use of its technology and knowledge to operate an adult stem cell banking operation in China, which licensing fees are recognized as revenues ratably over the appropriate period of time to which the revenue element relates. In addition, the Company earns royalties for the use of its name and scientific information in connection with its License and Referral Agreement with Ceregenex Corporation, which royalties are recognized as revenue when they are received.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts. The Company applies judgment in connection with establishing the allowance for doubtful accounts. Specifically, the Company analyzes the aging of accounts receivable balances, historical bad debts, customer concentration and credit-worthiness, current economic trends and changes in the Company’s customer payment terms. Significant changes in customer concentrations or payment terms, deterioration of customer credit-worthiness or weakening economic trends could have a significant impact on the collectability of the receivables and the Company’s operating results. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Management regularly reviews the aging of receivables and changes in payment trends by its customers, and records a reserve when it believes collection of amounts due are at risk.

Convertible Redeemable Preferred Stock Features

As a result of the November 2010 Series E Preferred Stock Offering, each reporting period we will value the holders’ conversion option, forced redemption option, and warrants as derivative liabilities.

To value the holders’ conversion option and forced redemption option, the Company used a multi-nomial lattice model that values the compound embedded derivatives based on a probability weighted discounted cash flow model. This model is based on future projections of the various potential outcomes. Based on the embedded derivatives, there are four primary events that can occur; the holder converts the Series E Preferred Stock, the holder redeems the Series E Preferred Stock, the Company redeems the Series E Preferred Stock, or the Company defaults/liquidates. The model analyzed the underlying economic factors that influenced which of these events would occur, when they were likely to occur, and the specific terms that would be in effect at the time (i.e. stock price, conversion price, etc.). Projections were then made on these underlying factors which led to a set of potential scenarios. Probabilities were assigned to each of these scenarios based on stock volatility and management projections regarding default and availability of alternative financing. This led to a cash flow projection and a probability associated with that cash flow. A discounted weighted average cash flow over the various scenarios was completed, and it was compared to the discounted cash flow of a 7% debt instrument without the embedded derivatives, thus determining a value for the compound embedded derivatives.

To value the warrants issued in connection with the Series E Preferred Stock, the Company used a multi-nomial lattice model that values the derivative liability of the warrant based on a probability weighted discounted cash flow model. This model is based on future projections of the various potential outcomes. Based on the features of the warrants, there are two primary events that can occur; the holder exercises the warrants (for scenarios above exercise prices) or the warrants are held to expiration. The model analyzed the underlying economic factors that influenced which of these events would occur, when they were likely to occur, and the specific terms that would be in effect at the time (i.e. stock price, exercise price, volatility, etc.). Projections were then made on these underlying factors which led to a set of potential scenarios. Probabilities were assigned to each of these scenarios based on stock volatility and management assumptions where appropriate. This led to a cash flow projection and a probability associated with that cash flow. A discounted weighted average cash flow over the various scenarios was completed to determine the value of the warrant derivative liability.

BUSINESS OF AMORCYTE

Overview

Amorcyte is a clinical stage therapeutics company pursuing cell-based therapies for cardiovascular diseases. Its therapeutic strategy focuses on developing product candidates designed to prevent subsequent major adverse cardiac events following a significant AMI by preserving heart muscle tissue. Amorcyte’s most advanced product candidate is AMR-001, a chemotactic hematopoietic stem cell product comprising autologous bone marrow-derived, CD34+/CXCR-4+ stem cells selected to treat damaged heart muscle following acute myocardial infarction (“AMI”).

Amorcyte successfully completed a Phase 1 trial of AMR-001 for the treatment of damaged heart muscle following AMI, and is preparing to move into Phase 2 testing. Amorcyte believes that its Phase 1 study is the first stem cell trial to show dose-related, statistically significant, improvement in perfusion following AMI, which remains a significant cause of morbidity and mortality in the United States and world-wide. Current interventions or medications have limited ability to prevent progressive myocardial cell death leading to cardiac functional deterioration and downstream major adverse cardiac events (“MACE”). Amorcyte also believes that there are applications for AMR-001 in congestive heart failure.

PCT, a cGMP cell manufacturer accredited by the Foundation for the Accreditation of Cell Therapies (“FACT”), did the manufacturing of cells for Amorcyte’s Phase 1 trial and will continue to offer its expertise in cell therapy and core process development to provide a cost advantage for AMR-001 manufacturing for Phase 2 through commercialization.

Amorcyte’s Advantages

Amorcyte’s business strategy focuses on cellular therapeutics for cardiovascular indications. The markets for Amorcyte’s targeted indications are expected to expand as the baby boomer generation ages.

Amorcyte has a dominant intellectual property position with ownership of the first U.S. issued patent for a chemotactic hematopoietic stem cell product (a CD34+/CXCR4+ cell that migrates to areas of ischemic damage), its delivery and the cell potency and stability that Amorcyte believes will be needed to treat the consequences of a vascular injury.

Additionally, members of Amorcyte’s management have been involved in obtaining reimbursement and regulatory approval of cell-based therapies. Dr. Pecora, Amorcyte’s Chief Scientific Officer, has been involved in the clinical testing of a variety of cell based therapies and is very experienced in the use of devices to manipulate cells for human use. Dr. Preti, the President of Amorcyte’s exclusive cell processing provider PCT, has been involved in the development of laboratory regulations and standards. As officers of PCT, both Drs. Pecora and Preti were directly involved in the cGMP manufacturing of Dendreon’s cell therapy product, Provenge®, now an FDA approved product for prostate cancer. Dr. Pecora is an advisor to several insurance companies on matters regarding new technologies and reimbursement for complex therapies, including cell-based therapies.

Although other companies are developing stem cell based therapies for cardiovascular disease, Amorcyte is in a strong competitive position due to the very early indicia of effect seen in its Phase 1 trial, cGMP manufacturing experience, and dominant patent portfolio.

There are five categories of competitive therapies representing different sources of stem cells: fat derived cells, mesenchymal cells, cord blood, adult stem cells and hematopoietic (bone marrow derived) cells. Of these, the allogeneic sources (that is, where donor and recipient are different persons) face a series of technical limitations that can minimize their clinical value, including the potential need for immunosuppressants, toxicity concerns and durability issues. Of the autologous sources of stem cells (donor and recipient the same) listed above, only Amorcyte, to its knowledge, has positive Phase 1 data, a cGMP process for manufacturing, together with a patented technology supporting dosing.

As part of the pre-clinical development work done by Amorcyte, validation experiments of four different coronary artery balloon catheters were performed, leading to their approval for use in the Phase 1 clinical trial. Intra-coronary artery delivery has an advantage over intra-cardiac muscle delivery because the procedure can be performed at virtually any cardiac catheterization laboratory (intra-muscle delivery is limited to experienced centers) and is less invasive. Amorcyte’s product had a validated 48 hour product shelf life in the Phase 1 study, but now has been validated to 72 hours. A shelf life of greater than 24 hours allows the product (following manufacturing and distribution from the manufacturing site) to be stored locally in a blood bank refrigerator for use at a convenient elective time.

Amorcyte’s Business Strategy and Primary Market

There are approximately 160,000 patients per year who have an ST Elevation Myoardial Infarction (or “STEMI,” the most dangerous type of heart attack resulting from a sudden blockage of one of the arteries that supplies nutrient-rich blood to the heart muscle) resulting in a reduced left ventricular ejection fraction (that is, the fraction of blood pumped out of the left ventricle with each heartbeat) of 48% or less. These patients represent a large cost segment and are the greatest financial burden for many managed care programs, post heart attack. Amorcyte expects this burden to increase as the “baby boomer” population ages. AMR-001, if approved, could have a significant pharmacoeconomic benefit by preventing downstream cardiac adverse events.

Amorcyte’s Product Development Pipeline — AMR-001

Amorcyte’s therapeutic strategy focuses on developing product candidates designed to prevent subsequent major adverse cardiac events following a significant AMI by preserving heart muscle tissue. AMI remains a significant cause of morbidity and mortality in the United States and worldwide. Current interventions or medications have limited ability to prevent progressive myocardial cell death leading to cardiac functional deterioration and downstream major adverse cardiac events.

AMR-001, Amorcyte’s lead product candidate, is an autologous derived (donor and recipient the same), CD34 positive/CXCR4 positive selected stem cell product which, Amorcyte believes, has the potential to limit progressive cardiomyocyte (heart muscle cell) loss following AMI and to maintain cardiac muscle function and prevent further adverse cardiac events.

Preclinical Research — Rationale for the Use of CD34+ Cell Populations for Cardiovascular Indications

Pre-clinical (animal) models of induced AMI have shown that CD34+/CXCR4+ expressing cells home along a gradient of hypoxia-induced Stromal-Derived Factor-1 — that is, these cells migrate naturally to oxygen-deprived locations. More specifically, these cells home to the viable tissue surrounding the infarcted (dead) myocardium, known as the peri-infarct zone, because of the steep SDF gradient created by cells under ischemic (oxygen deprived) stress. Moreover, CD34+/CXCR4+ expressing cells have been shown to be capable of inducing neoangiogenesis (development and formation of new blood vessels) over time and preventing late heart cell death due to chronic ischemia (restriction of blood supply). These cells were also shown to prevent cell death through alternative pathways. Other studies demonstrated that CD34+/CXCR4+ cells that take up residence in the peri-infarct zone are likely the cell type that affects neo-angiogenesis, relieves ischemia and prevents apoptosis. Collectively these results provided the rationale for the exploration of a pharmaceutical grade specific cell-based therapy with a defined hypothesized mechanism of action to reduce the incidence and severity of MACE after an extensive AMI.

Mechanism of Action of AMR-001

AMR-001 works by increasing microvascular blood flow in the myocardium (heart muscle) via neoangiogenesis (development and formation of new blood vessels), thereby reversing post-heart attack induced ischemia (restriction of blood supply) and rescuing tissue from hibernation and preventing eventual cell death (apoptosis). The treatment process works as follows:

•	A patient’s own bone marrow is harvested and CD34+/CXCR4+ cells are isolated using Amorcyte’s patented technology to increase the potency of the product.
•	The isolated cells are infused via catheter into the infarct-related artery 7 to 10 days following an AMI — the optimal time frame for cellular intervention, after the pro-inflammatory “hot phase” and prior to permanent scar formation.

•	The infused CD34+/CXCR4+ cells home to the at-risk tissue along a hypoxia-induced Stromal-Derived Factor-1 gradient to a signal emitted from the infarct as described above, inducing neoangiogenesis and a resultant functional benefit.

Amorcyte’s Phase 1 trial results are supportive of this mechanism of action (CD34+/CXCR4+ cell induced neoangiogenesis resulting in a functional cardiac benefit) and have been published in Am Heart J 2011; 161:98-105. The role of these CD34+ cells in functional improvement and mechanism of action has also been demonstrated in an animal model (Wang J et al., Circ Res 2010; 106:1904-1911).

Clinical Development of AMR-001

Phase 1 Trial of AMR-001

Results of the Phase 1 trial of Amorcyte’s AMR-001 were initially presented at the 2009 American College of Cardiology Annual Scientific Session. The peer-reviewed full publication has been cited above (American Heart Journal, 2011). AMR-001 showed a dose-related significant improvement in myocardial perfusion (amount of blood in the heart). Resting Total Severity Score (“RTSS”) is a measure of neo-angiogenesis and of prevention of cell death, and the metric employed in the Phase 1 study. Single-photon emission computerized tomography (“SPECT”), employed in the Phase 1 study, permits imaging where MRI would be ineffective as a result of stents, pacemakers and defibrillators. In brief, technetium dye used in a SPECT scan is taken up by the heart muscle. If the heart muscle is healthy and there is adequate blood flow, the muscle will take up the dye. If the heart muscle is not healthy, dye uptake is diminished or does not occur at all. The study results demonstrated that patients receiving 10 million cells (n=5) or 15 million cells (n=4) showed significant improvement in resting perfusion rates at six months as compared to patients receiving 5 million cells (n=6) or the control groups (n=15), as measured by the SPECT total severity score (-256 versus +13, p=0.01).

The Phase 1 data also showed that patients receiving 10 or 15 million cells showed a trend towards improvement in ejection fraction (the percentage of blood pumped out of the ventricles with each heart beat), end systolic volume (the blood volume remaining in a ventricle at the end of contraction and the beginning of filling, which can be used clinically as a measurement of the adequacy of cardiac emptying), and reduction in infarct size over subjects receiving 5 million cells or the control infusion.

Anticipated Phase 2 Trial of AMR-001

By no later than the end of first quarter of 2012, Amorcyte expects to commence a 160 patient Phase 2 multicenter, blinded, prospective, randomized, controlled U.S. clinical trial to evaluate the efficacy and safety of a single intra-coronary infusion of 10 million cells of AMR-001 post AMI in subjects with ejection fractions of 48% or less. The objective of the Phase 2 study will be to determine the effect of a 10 million cell infusion of CD34+/CXCR4+ enriched cells on cardiac function and outcomes of patients after significant AMI. The primary assessment for the effect of AMR-001 on cardiac function will be improvement in cardiac perfusion. Amorcyte also intends to evaluate the impact of AMR-001 on cardiac function and adverse events post-myocardial infarction as defined by reduction in cumulative MACE at 6, 12, 18 and 24 months, premature death, recurrent heart attack, congestive heart failure, significant arrhythmias, and acute coronary syndrome.

In order to accelerate Amorcyte’s ability to commence the Phase 2 clinical trial of AMR-001, NeoStem has agreed to provide loans to Amorcyte prior to the closing to be used in connection with the Phase 2 trial. Pursuant to a Loan Agreement entered into on September 9, 2011, Amorcyte may from time to time request loans from NeoStem up to an aggregate principal amount of $350,000. The borrowings will accrue interest at a rate of 6% per annum through December 31, 2011 and at a rate of 9% per annum thereafter. Amounts repaid by Amorcyte may not be reborrowed. Monthly interest payments commence in January 2012, with the entire unpaid principal balance of the loans (together with accrued but unpaid interest) becoming due on August 31, 2012. Amorcyte gave NeoStem a Convertible Promissory Note to evidence the loans, which affords NeoStem the right at any time after January 1, 2012 to convert unpaid Loan Agreement obligations into Amorcyte Common Stock and Amorcyte Series A Preferred Stock.

Plans for Future Development

If successful in Phase 2, Amorcyte plans to proceed with a later stage trial(s) to demonstrate meaningful clinical benefit and seek approval to commercialize AMR-001 to prevent the adverse consequences of a large AMI.

Manufacturing

PCT entered into a Cell Processing Agreement with Amorcyte in 2005 (subsequently amended and restated effective March 13, 2009), pursuant to which PCT is the exclusive evergreen provider of cell processing services to Amorcyte and anticipates processing the cells for the 160 patients expected to be enrolled in Amorcyte’s Phase 2 trial which is expected to start no later than the end of the first quarter 2012. AMR-001 for congestive heart failure is expected to enter Phase 1 testing in 2012 as well.

Sales and Marketing

Amorcyte does not have any sales, marketing or distribution capabilities.

Amorcyte plans to pursue strategic collaborations to support and facilitate the development and commercialization of some of its product candidates. AMR-001, which Amorcyte is developing for target indications with large addressable patient populations, may require the support of large sales and marketing organizations. In particular, Amorcyte would expect to explore collaboration arrangements with leading pharmaceutical or biotechnology companies for the commercialization of its products. In addition, if Amorcyte chooses to pursue approval of AMR-001 by foreign regulatory authorities, Amorcyte would evaluate the potential for collaborations with third parties to assist in the development and commercialization of these product candidates in international markets.

Intellectual Property

Amorcyte’s practice is to file patent applications to protect technology, inventions and improvements that it considers important to the development of its business, unless Amorcyte believes that it would gain a greater competitive advantage by instead keeping such technology undisclosed as s trade secret. Amorcyte also relies upon trade secrets, know-how and continuing technological innovation to develop and maintain its competitive position. Amorcyte plans aggressively to protect and defend its patents and proprietary technology.

The following provides a summary of Amorcyte’s key U.S. patents and pending U.S. patent applications, their application and the expirations.

U.S. Patent	Title	Application	Expiration
US7,794,705	Compositions and Methods of Vascular Injury Repair	11/552,396	May 13, 2028

Pending U.S. Applications			Filing Date
—	Compositions and Methods of Vascular Injury Repair	12/401,291	March 10, 2009
—	Infarct Area Perfusion-Improving Compositions and Methods of Vascular Injury Repair	12/629,361	December 2, 2009
—	Compositions and methods for Treating Progressive myocardial Injury due to a Vascular Insufficiency	12/910,328	October 22, 2010

The following provides a summary of Amorcyte’s key foreign patents and pending patent applications, their application and the expiration date of the patents.

Jurisdiction	Patent	Subject Matter	Application	Expiration
South Africa	2008/04711	Compositions and Methods of Vascular Injury Repair	2008/04711	Granted Oct. 28, 2009

Jurisdiction	Pending Applications	Subject Matter	Application	Filing Date
Canada	—	Compositions and Methods of Vascular Injury Repair	2,628,712	Oct. 24, 2006
Europe	—	Compositions and Methods of Vascular Injury Repair	6836498.3	Oct. 24, 2006
Hong Kong	—	Compositions and Methods of Vascular Injury Repair	8112332.4	Nov. 10, 2008
Israel	—	Compositions and Methods of Vascular Injury Repair	191277	Oct. 24, 2006
Japan	—	Compositions and Methods of Vascular Injury Repair	2008-540041	Oct. 24, 2006
Malaysia	—	Compositions and Methods of Vascular Injury Repair	PI 20081452	Oct. 24, 2006
Philippines	—	Compositions and Methods of Vascular Injury Repair	1-2008-501074	Oct. 24, 2006
Singapore	—	Compositions and Methods of Vascular Injury Repair	200803510-7	Oct. 24, 2006
UAE	—	Compositions and Methods of Vascular Injury Repair	455/2008	Oct. 24, 2006
Brazil		Infarct Area Perfusion-Improving Compositions and Methods of Vascular Injury Repair	not yet assigned	Dec. 2, 2009
Canada		Infarct Area Perfusion-Improving Compositions and Methods of Vascular Injury Repair	not yet assigned	Dec. 2, 2009
China		Infarct Area Perfusion-Improving Compositions and Methods of Vascular Injury Repair	2009801448759.1	Dec. 2, 2009
Europe		Infarct Area Perfusion-Improving Compositions and Methods of Vascular Injury Repair	9831024.6	Dec. 2, 2009
Japan		Infarct Area Perfusion-Improving Compositions and Methods of Vascular Injury Repair	not yet assigned	Dec. 2, 2009
Russia		Infarct Area Perfusion-Improving Compositions and Methods of Vascular Injury Repair	not yet assigned	Dec. 2, 2009
South Africa		Infarct Area Perfusion-Improving Compositions and Methods of Vascular Injury Repair	2011/04059	Dec. 2, 2009
UAE		Infarct Area Perfusion-Improving Compositions and Methods of Vascular Injury Repair	550/2011	Dec. 2, 2009
World		Compositions and Methods for Treating Progressive Myocardial Injury Due to a Vascular Insufficiency	PCT/US2010/53744	Oct. 22, 2010

Competition

Amorcyte’s industry is subject to rapid and intense technological change. Amorcyte faces, and will continue to face, intense competition from pharmaceutical, biopharmaceutical and biotechnology companies, as well as numerous academic and research institutions and government agencies engaged in drug discovery activities or funding, both in the United States and abroad. Some of these competitors are pursuing the development of drugs and other therapies that target the same diseases and conditions that Amorcyte is targeting with its lead product candidate AMR-001, or that Amorcyte may target with future product candidates.

Many of the companies competing against Amorcyte have financial and other resources substantially greater than those of Amorcyte. In addition, many of Amorcyte’s competitors have significantly greater experience in testing pharmaceutical and other therapeutic products, obtaining FDA and other regulatory approvals of products, and marketing and selling those products. Accordingly, these competitors may succeed more rapidly than Amorcyte in obtaining FDA approval for products and achieving widespread market acceptance. If Amorcyte obtains necessary regulatory approval and commences significant commercial sales of its products, Amorcyte will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which Amorcyte has limited or no commercial-scale experience.

The primary competitors to Amorcyte in the field of cell therapy for AMI and other cardiovascular-related disorders include public companies like Baxter International Inc., MesoBlast Limited, Athersys, Inc., Aastrom Biosciences, Inc., Aldagen, Inc., Pluristem Therapeutics Inc., and Cytori Therapeutics, Inc. These companies are pursuing cell based approaches for cardiovascular diseases that relate to AMI (chronic ischemia, congestive heart failure, dilated cardiac myopathy and related indications like critical limb ischemia). The field remains highly competitive. However, Amorcyte believes that it has a differentiated approach utilizing a highly purified, active cell population, which is covered by composition of matter intellectual property.

Employees

Amorcyte does not have any employees. Paul Schmitt (Amorcyte’s Chief Executive Officer) and Thomas J. Moss, M.D. (Amorcyte’s Chief Medical Officer) provide services pursuant to written consulting agreements. Andrew L. Pecora, M.D., Amorcyte’s Chief Scientific Officer, provides services pursuant to an oral consulting arrangement with Amorcyte. Amorcyte uses other consultants and scientific advisors as needed. In addition, as further described above, Amorcyte has an arrangement with PCT to supply administrative, financial and accounting services.

Facilities

Amorcyte does not own or lease any real property. Pursuant to an Amended and Restated Cell Processing Agreement with PCT (a wholly-owned subsidiary of NeoStem), PCT serves as Amorcyte’s exclusive provider of all cell processing services. The cell processing services are performed at PCT’s Allendale, New Jersey or Mountain View, California facilities.

Legal Proceedings

Amorcyte is not currently a party to or engaged in any material legal proceedings. However, Amorcyte may be subject to various claims and legal actions arising in the ordinary course of business from time to time.

GOVERNMENT REGULATION — AMORCYTE

Government authorities in the United States, at the federal, state and local level, and in other countries, extensively regulate, among other things, the research, development, testing, manufacture, including any manufacturing changes, packaging, storage, recordkeeping, labeling, advertising promotion, distribution, marketing, import and export of biological products such as AMR-001. The process of obtaining required regulatory approvals and the subsequent compliance with appropriate statutes and regulations require the expenditure of substantial time and money, and there is no guarantee that Amorcyte will successfully complete the steps needed to obtain regulatory approval of AMR-001 or any future product candidates. In addition, these regulations may change and Amorcyte’s product candidates may be subject to new legislation or regulations.

FDA approval process

In the United States, pharmaceutical products are subject to extensive regulation by the U.S. Food and Drug Administration, or the FDA. The Federal Food, Drug, and Cosmetic Act, or the FD&C Act, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending new drug applications, or NDAs, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution.

Pharmaceutical product development in the U.S. typically involves preclinical laboratory and animal tests, the submission to the FDA of a notice of claimed investigational exemption or an investigational new drug application, or IND, which must become effective before clinical testing can commence, and adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.

Preclinical tests include laboratory evaluation of product chemistry, formulation and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the preclinical tests must comply with federal regulations and requirements including good laboratory practices. The results of preclinical testing are submitted to the FDA as part of an IND along with other information including information about product chemistry, manufacturing and controls and a proposed clinical trial protocol. Long term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted.

A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has neither commented on nor questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin.

Clinical trials involve the administration of the investigational new drug to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted in compliance with federal regulations; good clinical practice, or GCP, an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators, and monitors; as well as under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND.

The FDA may order the temporary or permanent discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial is not being conducted in accordance with FDA requirements, or presents an unacceptable risk to the clinical trial patients. The study protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board, or IRB, for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions.

Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase 1, the initial introduction of the drug into healthy human subjects or patients, the drug is tested to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses and, if possible, early evidence on effectiveness. Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the drug for a particular indication, dosage tolerance and optimum dosage, and identify common adverse effects and safety risks. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit FDA to evaluate the overall benefit-risk relationship of the drug and to provide adequate information for the labeling of the drug.

After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the U.S. The NDA must include the results of all preclinical, clinical, and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture, and controls. The cost of preparing and submitting an NDA is substantial. Under federal law, the submission of most NDAs is additionally subject to a substantial application user fee, currently exceeding $1.5 million, and the manufacturer and/or sponsor under an approved new drug application are also subject to annual product and establishment user fees, currently exceeding $86,000 per product and $497,000 per establishment. These fees are typically increased annually.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of new drug applications. Most such applications for standard review drug products are reviewed within ten months; most applications for priority review drugs are reviewed in six months. Priority review can be applied to drugs that the FDA determines offer major advances in treatment, or provide a treatment where no adequate therapy exists. For biologics, priority review is further limited only for drugs intended to treat a serious or life-threatening disease relative to the currently approved products. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission. The FDA may also refer applications for novel drug products or drug products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation, and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the product unless compliance with current good manufacturing practice, or GMP — a quality system regulating manufacturing — is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

After the FDA evaluates the NDA and the manufacturing facilities, it issues an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in 2 or 6 months depending on the type of information included.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy, or REMS, to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use, or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Advertising and Promotion

Once an NDA is approved, a product will be subject to certain post-approval requirements. For instance, FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet.

Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling. Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Adverse Event Reporting and GMP Compliance

Adverse event reporting and submission of periodic reports is required following FDA approval of an NDA. The FDA also may require post-marketing testing, known as Phase 4 testing, risk minimization action plans, and surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality-control, drug manufacture, packaging, and labeling procedures must continue to conform to current good manufacturing practices, or cGMPs, after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality-control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.

Pediatric Information

Under the Pediatric Research Equity Act, or PREA, NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant full or partial waivers or deferrals for submission of data. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan designation has been granted.

The Best Pharmaceuticals for Children Act, or BPCA, provides NDA holders a six-month extension of any exclusivity — patent or non-patent — for a drug if certain conditions are met prior to, or within nine-months after, approval. Conditions for exclusivity include the FDA’s determination that information relating to the use of a new drug in the pediatric population may produce health benefits in that population, FDA making a written request for pediatric studies, and the applicant agreeing to perform, and reporting on, the requested studies. Applications under the BPCA are treated as priority applications with all of the benefits that designation confers.

Biologics

Biological products are approved for marketing under provisions of the Public Health Service Act, or PHSA. However, because most biological products also meet the definition of “drugs” under the FD&C Act, they are also subject to regulation under FD&C Act provisions. The PHS Act requires the submission of a biologics license application, or BLA, rather than an NDA for market authorization. Clinical development of biologics is conducted in accordance with the IND regulations for drugs described above. The PHSA emphasizes the importance of manufacturing control for products that cannot be defined to help reduce the increased risk of the introduction of adventitious agents. The PHSA also provides authority to the FDA to immediately suspend licenses in situations where there exists a danger to public health, to prepare or procure products in the event of shortages and critical public health needs, and to authorize the creation and enforcement of regulations to prevent the introduction or spread of communicable diseases in the US and between states.

Manufacturers of cell and tissue based products must comply with the FDA’s current good tissue practices, or cGTP, which are FDA regulations that govern the methods used in, and the facilities and controls used for, the manufacture of such products. The primary intent of the cGTP requirements is to ensure that cell and tissue based products are manufactured in a manner designed to prevent the introduction, transmission and spread of communicable disease.

As with drugs, after approval of biologics, manufacturers must address any safety issues that arise, are subject to recalls or a halt in manufacturing, and are subject to periodic inspection after approval.

The Patient Protection and Affordable Care Act, or Affordable Care Act, signed into law on March 23, 2010 included a subtitle called the Biologics Price Competition and Innovation Act of 2009, or BPCI Act, which created an abbreviated approval pathway for biological products shown to be similar to, or interchangeable with, an FDA-licensed reference biological product. This is conceptually similar to the established process for drug approval in that it attempts to minimize duplicative testing. Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical study. Interchangeability requires that a product must demonstrate that it can be expected to produce the same clinical results as the reference product and, for products administered multiple times, the biologic and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. However, complexities associated with the larger and often more complex structures of biological products, as well as the process by which such products are manufactured, pose significant hurdles to implementation which are still being worked out by the FDA.

A reference biologic is granted twelve years of exclusivity from the time of first licensure of the reference product. The first biologic product submitted under the abbreviated approval pathway that is determined to be interchangeable with the reference product has exclusivity against other biologics submitting under the abbreviated approval pathway for the lesser of (i) one year after first commercial marketing, (ii) eighteen months after the initial application if there is no legal challenge, (iii) eighteen months after the resolution in the applicant’s favor of a lawsuit challenging the biologics’ patents if an application has been submitted, or (iv) 42 months after the application has been approved if a lawsuit is ongoing within the 42 month period.

Privacy Laws

Federal and state laws govern Amorcyte’s ability to obtain and, in some cases, to use and disclose data it needs to conduct research activities. Through the Health Insurance Portability and Accountability Act of 1996, or HIPAA, Congress required the Department of Health and Human Services to issue a series of regulations establishing standards for the electronic transmission of certain health information. Among these regulations were standards for the privacy of individually identifiable health information.

HIPAA does not preempt, or override, state privacy laws that provide even more protection for individuals’ health information. These laws’ requirements could further complicate Amorcyte’s ability to obtain necessary research data from its collaborators. In addition, certain state privacy and genetic testing laws may directly regulate Amorcyte’s research activities, affecting the manner in which it uses and discloses individuals’ health information, potentially increasing the cost of doing business, and exposing Amorcyte and the combined company to liability claims. In addition, patients and research collaborators may have contractual rights that further limit Amorcyte’s ability to use and disclose individually identifiable health information. Claims that Amorcyte violated individuals’ privacy rights or breached its contractual obligations, even if Amorcyte is not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm the business.

Other Regulations

In addition to privacy law requirements and regulations enforced by the FDA, Amorcyte is also subject to various local, state and federal laws and regulations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including chemicals, micro-organisms and various radioactive compounds used in connection with its research and development activities. These laws include, but are not limited to, the Occupational Safety and Health Act, the Toxic Test Substances Control Act and the Resource Conservation and Recovery Act. Although Amorcyte believes that its safety procedures for handling and disposing of these materials comply with the standards prescribed by state and federal regulations, there can be no assurances that accidental contamination or injury to employees and third parties from these materials will not occur. Amorcyte may not have adequate insurance to cover claims arising from its use and disposal of these hazardous substances.

Foreign Regulation

In addition to regulations in the United States, Amorcyte may be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of biological products. Whether or not Amorcyte obtains FDA approval for a product, Amorcyte must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. The requirements governing the conduct of clinical trials and the approval process vary from country to country and the time may be longer or shorter than that required for FDA approval. In the European Union, marketing authorizations may be submitted under a centralized or decentralized procedure. The centralized procedure is mandatory for the approval of biotechnology products and many pharmaceutical products, and provides for the grant of a single marketing authorization that is valid in all European Union member states. The decentralized procedure provides for mutual recognition of national approval decisions and is available at the request of the applicant for medicinal products that are not subject to the centralized procedure.

In addition to regulations in Europe and the United States, Amorcyte will be subject to a variety of other foreign regulations governing, among other things, the conduct of clinical trials, pricing and reimbursement and commercial distribution of its products. If Amorcyte fails to comply with applicable foreign regulatory requirements, it may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

To date, Amorcyte has not initiated any discussions with the European Medicines Agency or any other foreign regulatory authorities with respect to seeking regulatory approval for AMR-001 in Europe or in any other country outside the United States.

Amorcyte Corporate Information

Amorcyte was initially incorporated on June 29, 2004 as a wholly-owned subsidiary of Progenitor Cell Therapy, LLC (PCT now being a wholly-owned subsidiary of NeoStem). Amorcyte was spun off to the members of PCT in 2005. Amorcyte’s headquarters are located at 4 Pearl Court, Suite C, Allendale, NJ 07401 and its telephone number is 201-883-1406.

AMORCYTE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following section should be read in conjunction with the Amorcyte, Inc. (“Amorcyte”) consolidated financial statements and related notes and other financial information included elsewhere in this joint proxy statement/prospectus.

Plan of Operations

We are primarily engaged in the research and development of cell-based therapies for cardiovascular diseases. We are a development stage company and have not generated any revenue from inception through June 30, 2011. To date, our efforts have been principally devoted to the development of a product candidate, AMR-001, a chemotactic hematopoietic stem cell product comprising antilogous bone marrow-derived, CD34+/CXCR-4 + stem cells selected to treat damaged heart muscle following acute myocardial infarction (“AMI”).

We have completed a Phase 1 trial of AMR-001 for the treatment of damaged heart muscle following AMI. Amorcyte plans to commence a Phase 2 clinical trial to further develop AMR-001 and submit such results to the FDA. We estimate that our Phase 2 clinical trials and the operational and overhead costs that we incur during our Phase 2 clinical trials will cost approximately $17 million. We expect that our Phase 2 clinical trials could be completed within approximately 18 months from the date we start, with follow-up through 36 months post-enrollment. Upon the successful completion of the Phase 2 clinical trials, we likely will seek a strategic partner to conduct the Phase 3 clinical trials and seek final approval for marketing our product from the FDA. If we are not able to find and enter into a satisfactory agreement with a strategic partner, we may be required to perform all aspects of the Phase 3 clinical trials by ourselves. We do not presently have an estimate of the costs of the Phase 3 trials.

Results of Operation

Total expenses, and thus our operating losses equaled approximately ($9,953,000) from June 29, 2004 (inception) through June 30, 2011.

Six months ended June 30, 2011 compared to six months ended June 30, 2010.

Research and Development expenses were $265,429 for the 2011 period, an increase from $93,146 for the 2010 period. Phase 1 clinical trials were completed in 2009, thus research and development expenses were substantially reduced as we prepared for Phase 2 clinical trials, which have not yet commenced but are expected to begin by the end of the first quarter 2012.

General and administrative costs were $605,524 for the six months ended June 30, 2011, an increase of approximately $125,000 as compared to the six months ended June 30, 2011.

Interest Income increased in the 2011 period due to higher cash balances.

Liquidity and Capital Resources

During the six months ended June 30, 2011 net cash used in operating activities was $365,043 compared to $267,217 for the same period during 2010. The increase was primarily due to the increased operating loss in the 2011 period.

Cash flow from financing activities was attributable to the sale of Series A Preferred Shares and $50,000 in the six months ended June 30, 2011 compared to $200,000 in the same period in 2010.

We have been funded principally through the sale of our equity securities in private placements. We have sold Series A Preferred shares in our company that raised approximately $7,625,000, since inception through June 30, 2011.

Other income for the year ended December 31, 2010 includes $245,000 of proceeds, net of transaction costs, from grants in response to an application submitted for qualified investments in qualifying therapeutic discovery products under Section 48D of the Internal Revenue Code.

To support our liquidity needs and to fund the Phase 2 clinical trials we will need to raise approximately $17 million. There can be no assurance that actual costs of the Phase 2 clinical trials will not be higher than our estimate.

We will either seek to raise additional capital, or if the NeoStem merger is completed we will be dependent on the liquidity and capital resources of NeoStem.

OTHER RELATIONSHIPS BETWEEN THE PARTIES

Amorcyte was initially formed as a wholly owned subsidiary of Progenitor Cell Therapy, LLC (“PCT”) and was spun off to PCT’s members during 2005. PCT (now a wholly-owned subsidiary of NeoStem) was acquired by NeoStem on January 19, 2011. The Amorcyte spin off was an example of PCT’s strategy, which historically has included the periodic formation of companies intended to develop specific therapeutic products, which companies could subsequently be spun-out while remaining revenue-generating clients of PCT. Through its acquisition of PCT, NeoStem has an ownership interest in Amorcyte consisting of 62.6 shares of Amorcyte’s Series A Preferred Stock owned by PCT (representing less than 1% of Amorcyte’s outstanding Series A shares). Additionally, Amorcyte is now a NeoStem customer (through NeoStem’s subsidiary PCT), resulting in revenues to NeoStem for R&D services of $105,329 during fiscal year 2010. Former members of PCT have remained stockholders of Amorcyte post spin-off.

Since its spin-off from PCT, Amorcyte has remained dependent on PCT for certain administrative and development services. For example, on May 31, 2005, Amorcyte entered into a Cell Processing Agreement with PCT (subsequently amended and restated effective March 13, 2009), pursuant to which PCT is the exclusive evergreen provider of cell processing services and related services to Amorcyte at rates specified in the Agreement and anticipates processing the cells for the 160 patients expected to be enrolled in Amorcyte’s Phase 2 trial expected to start no later than the end of the first quarter 2012. In exchange for entering into this Agreement, Amorcyte paid PCT $200,000. The rates set forth by the Agreement initially included $25,000 per month during the clinical trial period for oversight services. This monthly fee was amended to $22,000 (or less if Amorcyte asked PCT to perform a lesser amount of services) in 2008 through March 2011. Under the March 13, 2009 agreement Amorcyte has contracted with PCT to provide certain administrative financial and accounting functions and use of certain space at PCT’s Allendale, New Jersey facility at a fee of $15,000 per month. Fees for additional services are determined by mutual agreement of the parties. Costs incurred by Amorcyte (and corresponding revenues recognized by PCT) under this Agreement amounted to $67,500 and $90,000 for each of the six month periods ended June 30, 2011 and 2010, respectively, $180,000 for each of the years ended December 31, 2010 and 2009, and approximately $1,269,000 since Amorcyte’s inception. Since the execution of the Amended and Restated Cell Processing Agreement, PCT and Amorcyte have mutually agreed on various proposals provided to Amorcyte by PCT addressing various services, including process development and preparatory services related to anticipated Phase 2 trials of AMR-001.

Certain officers of NeoStem’s subsidiary PCT provide services to Amorcyte pursuant to this arrangement. For example, George Goldberger, currently PCT’s Vice President — Business Development, also serves as the Chief Financial Officer of Amorcyte. Dr. Andrew L. Pecora, who currently serves in a part-time capacity as PCT’s Chief Medical Officer and effective August 17, 2011 also as NeoStem’s Chief Medical Officer, and who pursuant to the agreement governing NeoStem’s January 2011 acquisition of PCT will be invited to join NeoStem’s board of directors (appointment anticipated during 2011), also serves as Amorcyte’s Chief Scientific Officer. Pursuant to an oral consulting agreement with Amorcyte, Dr. Pecora was to receive $50,000 per year in compensation for service as Amorcyte’s Chief Scientific Officer, but by written agreement Dr. Pecora has relinquished all rights he had with respect to such compensation, while continuing to serve as Amorcyte’s Chief Scientific Officer.

On May 19, 2006, PCT entered into a line of credit agreement with Amorcyte, whereby PCT agreed to loan Amorcyte up to $500,000 at an annual interest rate of 5%. The line of credit agreement was a condition to Amorcyte closing a Series A Preferred Stock Financing completed during 2006. To date, PCT has not loaned any amount to Amorcyte under this agreement. The line of credit agreement expires on the earlier of (i) the date on which PCT declares the outstanding principal and accrued interest due and payable based on an event of default as defined within the agreement, or (ii) the date of closing of the first debt or equity financing of Amorcyte following the initial borrowing of the principal. These events have not occurred to date.

Pursuant to the Agreement and Plan of Merger, the full payment and satisfaction by Amorcyte of all payables due to NeoStem’s subsidiary PCT through the closing date is a condition to NeoStem’s obligation to close the Amorcyte Merger.

During June 2010, PCT made an investment in Amorcyte through the purchase for $50,000 of 62.6 shares of Amorcyte’s Series A Redeemable Preferred Stock.

In June and July of 2011, respectively, Novitas Capital III, L.P. and Darren Blanton, each a substantial beneficial owner of Amorcyte Series A Preferred Stock, invested $1,000,000 and $350,000, respectively, in private placements of NeoStem Common Stock. In addition, in this same private placement, Crown Oaks Inc. Profit Sharing Plan & Trust and the William Herbert Hunt Trust Estate, each a substantial Amorcyte stockholder, invested $250,000 and $128,000, respectively, in NeoStem Common Stock.

Dr. Andrew Pecora beneficially owns 58.8 shares (or 0.6%) of the Amorcyte Series A Preferred Stock, 1,219.7 shares (or 15.6%) of Amorcyte's common stock, and 2,370,672 shares (or 2.4%) of the NeoStem Common Stock. Mr George Goldberger beneficially owns 38.8 shares (or 0.4%) of the Amorcyte Series A Preferred Stock, 177.1 shares (or 2.3%) of Amorcyte's common stock, and 309,192 shares (or 0.3%) of the NeoStem Common Stock. Additionally, Robert A. Preti, Ph.D, an officer of NeoStem’s subsidiary PCT, beneficially owns 27.5 shares (or 0.3%) of Amorcyte’s Series A Preferred Stock and 1,219.7 shares (or 15.6%) of Amorcyte’s common stock. Dr. Preti also benefically owns 2,129,966 shares (or 2.2%) of the outstanding NeoStem Common Stock.

In accordance with the terms of the agreement (the “PCT Merger Agreement”) governing NeoStem’s acquisition of PCT (which closed on January 19, 2011) (the “PCT Merger”), the stock consideration paid by NeoStem in exchange for the membership interests of PCT was deposited into an escrow account for eventual distribution to the former members of PCT. Dr. Pecora, Dr. Robert A. Preti (PCT’s President and Chief Scientific Officer prior to the PCT merger, and who following the PCT merger serves as PCT’s President pursuant to an employment agreement that became effective upon the closing of the PCT Merger and also serves as PCT’s Chief Scientific Officer) and Mr. Goldberger beneficially owned approximately 17.2%, 17.0% and 2.5%, respectively, of the membership interests of PCT that were outstanding immediately prior to the closing of the PCT Merger. Certain of the shares of NeoStem Common Stock issued to these three individuals in connection with the January 2011 PCT Merger have been and/or will be released from escrow earlier than the first release of shares for other former members of PCT for the purpose of enabling them to pay taxes that will be due as a result of the PCT merger. Currently Dr. Pecora, Dr. Preti and Mr. Goldberger beneficially own 2,370,672, 2,129,966 and 309,192 shares, respectively, of NeoStem’s Common Stock, representing respectively 2.4%, 2.2% and 0.3% of NeoStem’s outstanding Common Stock. Dr. Pecora’s beneficial ownership includes 78,125 shares of NeoStem Common Stock purchased by him in a NeoStem private placement consummated on March 3, 2011 at a price of $1.28 per share.

Pursuant to the PCT Merger Agreement, NeoStem agreed to pay off PCT’s credit line with Northern New Jersey Cancer Associates (“NNJCA”), in an amount up to $3,000,000, shortly after the closing of the PCT Merger. On January 21, 2011, NeoStem paid NNJCA $3,000,000 in full satisfaction of all of borrower PCT’s obligations to lender NNJCA arising from the underlying line of credit and security agreement. Dr. Pecora has served as Managing Partner of NNJCA since 1996.

In order to accelerate Amorcyte's ability to commence the Phase 2 clinical trial of AMR-001, NeoStem has agreed to provide loans to Amorcyte prior to the closing to be used in connection with the Phase 2 trial. Pursuant to a Loan Agreement entered into on September 9, 2011, Amorcyte may from time to time request loans from NeoStem up to an aggregate principal amount of $350,000. The borrowings will accrue interest at a rate of 6% per annum through December 31, 2011 and at a rate of 9% per annum thereafter. Amounts repaid by Amorcyte may not be reborrowed. Monthly interest payments commence in January 2012, with the entire unpaid principal balance of the loans (together with accrued but unpaid interest) becoming due on August 31, 2012. Amorcyte gave NeoStem a Convertible Promissory Note to evidence the loans, which affords NeoStem the right at any time after January 1, 2012 to convert unpaid Loan Agreement obligations into Amorcyte Common Stock and Amorcyte Series A Preferred Stock.

MANAGEMENT OF THE COMBINED COMPANY AFTER THE AMORCYTE MERGER

The following table provides information about the intended directors and executive officers of the combined company after the Amorcyte Merger. There are no family relationships among any of the below named persons.

Name	Age	Position	Expiration Of Director Term If NeoStem Proposal 2 to Declassify the Board Is Approved(1)	Expiration of Director Term If NeoStem Proposal 2 To Declassify the Board Is Not Approved(2)
Robin L. Smith, M.D.	46	Chief Executive Officer and Chairman of the Board	2012	2012
Larry May	61	Vice President and Chief Financial Officer	—	—
Catherine Vaczy	50	Vice President and General Counsel	—	—
Joseph Talamo	42	Vice President, Corporate Controller and Chief Accounting Officer	—	—
Madam Zhang Jian	49	Vice President of Pharmaceutical Operations, NeoStem and General Manager, Erye	—	—
Edward C. Geehr, M.D.	62	Director	2012	2014
Richard Berman	69	Director	2012	2012
Steven S. Myers	65	Director	2012	2014
Drew Bernstein	55	Director	2012	2013
Shi Mingsheng	59	Chairman of the Board, Eyre and Director	2012	2013
Eric H.C. Wei	55	Director	2012	2013
Ian Zhang	46	President and Managing Director of NeoStem (China), Inc.	—	—
Andrew L. Pecora, M.D.	54	Chief Medical Officer of NeoStem(3)	2012(3)	(4)
Robert A. Preti, Ph.D.	54	President and Chief Scientific Officer of PCT(5)	—	—
Jason Kolbert	52	Vice President of Strategic Business Development	—	—

(1)	NeoStem Proposal 2 set forth elsewhere in this joint proxy statement/prospectus invites the NeoStem stockholders to consider and vote upon a proposal to amend NeoStem’s Certificate of Incorporation to eliminate the classification of NeoStem’s board of directors so that the terms of all directors expire at the NeoStem Annual Meeting. If NeoStem Proposal 2 is approved, the terms of all directors will expire at the NeoStem Annual Meeting, and the stockholders of NeoStem will be electing all members of the NeoStem Board of Directors to a one-year term extending until NeoStem’s annual meeting to be held in 2012.
(2)	In the event NeoStem Proposal 2 is not approved, then only the terms of the Class II directors (Steven S. Myers and Edward C. Geehr, M.D.) will expire at the NeoStem Annual Meeting. If NeoStem Proposal 2 is not approved, the NeoStem’s stockholders will be voting at the NeoStem Annual Meeting with respect to these two Class II directorships, each to serve three-year term.
(3)	Our Company’s acquisition of Progenitor Cell Therapy, LLC (“PCT”) closed on January 19, 2011 (the “PCT Merger”). The merger agreement governing NeoStem’s acquisition of PCT (the “PCT Merger Agreement”) provided that Dr. Pecora would be invited to join NeoStem’s Board of Directors after the closing of the PCT Merger. NeoStem currently anticipates that this appointment will occur later in 2011. Simultaneously with the appointment of Dr. Pecora, in order to comply with the listing standards of the NYSE Amex, NeoStem expects to appoint to the Board of Directors one individual who meets all conditions of independence imposed by the SEC and the NYSE Amex, so that at all times a majority of our Board members are independent. Pursuant to an employment agreement effective upon the consummation of the PCT Merger, Dr. Pecora currently serves in a part-time capacity as PCT’s Chief Medical Officer and pursuant to an August 17, 2011 amendment thereto also serves as NeoStem’s Chief Medical Officer.
(4)	In the event NeoStem Proposal 2 to declassify the Board is not approved (and as a result NeoStem still has a classified Board at the time of Dr. Pecora’s appointment to the Board), NeoStem will determine the class in which Dr. Pecora will be placed.
(5)	Dr. Preti will also serve as Chairman of a Committee to be formed that will focus on Quality Assurance, Ethics and Regulatory issues.

BIOGRAPHICAL INFORMATION

Current Directors

Robin L. Smith, M.D.

Dr. Robin L. Smith joined us as Chairman of our Advisory Board in September 2005 and, effective June 2, 2006, became the Chief Executive Officer and Chairman of the Board. Dr. Smith, who received a medical degree from Yale University in 1992 and a master’s degree in business administration from the Wharton School in 1997, brings to us extensive experience in medical enterprises and business development. From 2000 to 2003, Dr. Smith served as President & Chief Executive Officer of IP2M, a multi-platform media company specializing in healthcare. During her term, the company was selected as being one of the ten fastest growing technology companies in Houston. IP2M was sold to a publicly-traded company in February 2003. Previously, from 1998 to 2000, she was Executive Vice President and Chief Medical Officer for HealthHelp, Inc., a National Radiology Management company that managed 14 percent of the healthcare dollars spent by large insurance companies.

Dr. Smith has acted as a senior advisor to, and investor in, both publicly-traded and privately-held companies including but not limited to China Biopharmaceuticals Holdings, Inc. (“CBH”), the Madelin Fund, HC Innovations Inc., Navstar Media Holdings, Strike Force, Health Quest, Red Lion Partners and All American Pet, where she has played a significant role in restructuring and or growing the companies. Dr. Smith served on the Board of Directors of two privately held companies, Talon Air and Biomega, and also served on the Chemotherapy Foundation Board of Trustees and The New York Theatre Ballet. She currently serves on the Board of Trustees of the NYU Medical Center Board, is a member of the Board of Directors for the New York University Hospital for Joint Diseases and serves on the Board of Choose Living. Dr. Smith is the President and serves on the Board of Trustees of The Stem for Life Foundation. The Board of Directors concluded that Dr. Smith should serve as a director based upon her expertise in business development and medicine, including her extensive and diversified experience serving in executive and board capacities in medical enterprises and healthcare-based entities, and her leadership of the Company over the past five years.

Richard Berman

Richard Berman joined our Board of Directors in November 2006, serves as Chairman of the Compensation Committee and until March 2009 and June 2009, respectively, served as Chairman of the Nominating and Governance Committee and Chairman of the Audit Committee. Mr. Berman continues to serve as a member of the Audit Committee and the Nominating and Governance Committee. Mr. Berman’s business career spans over thirty-five years of venture capital, management and merger & acquisitions experience. Mr. Berman is on the board of directors of four additional public companies: Broadcaster, Inc. (OTC: BCSR.OB), National Investment Managers, Inc. (Chairman) (OTC: NIVM.OB), Advaxis, Inc. (OTC: ADXS.OB) and Easylink Services International, Inc. (Nasdaq: ESIC), and until recently was on the board of directors of NexMed, Inc. (Nasdaq: NEXM). Previously, Mr. Berman worked at Goldman Sachs, and was Senior Vice President of Bankers Trust Company, where he started the M&A and Leveraged Buyout Departments. Mr. Berman helped create the largest battery company in the world by merging Prestolite, General Battery and Exide to form Exide Technologies (Nasdaq: XIDE), helped create what is now Soho (NYC) by developing five buildings, and advised on over $4 billion of M&A transactions. Mr. Berman is a past director of the Stern School of Business of NYU, where he received B.S. and M.B.A. degrees.

Mr. Berman also has United States and foreign law degrees from Boston College and The Hague Academy of International Law, respectively. The Board of Directors concluded that Mr. Berman should serve as a director based upon his financial and business expertise, including his background in investment banking and mergers and acquisitions, and his extensive and diversified experience as a director in the public company context.

Steven S. Myers

Steven S. Myers joined our Board of Directors in November 2006 and serves on the Compensation Committee, Audit Committee and Nominating and Governance Committee. In March 2009, Mr. Myers became Chairman of the Nominating and Governance Committee. Mr. Myers is the founder, and until his retirement in March 2007 was the Chairman and CEO, of SM&A (Nasdaq: WINS), the world’s leading provider of Competition Management Services. SM&A helps businesses win structured competitive procurements and design successful transitions from proposals to programs. Since 1982, SM&A has managed over 1,000 proposals worth more than $340 billion for its clients. SM&A routinely supports clients such as Boeing, Lockheed Martin, Accenture, Raytheon, Northrop Grumman, Motorola, and other Fortune 500 companies. SM&A was publicly traded until 2008.

Mr. Myers graduated from Stanford University with a B.S. in Mathematics and had a successful career in the aerospace and defense sector supporting Department of Defense and NASA programs before founding SM&A. He has a strong technical background in systems engineering and program management. Mr. Myers is also founder, President and CEO of Dolphin Capital Holdings, Inc, which owns, operates and leases business jet aircraft and does private equity investing in innovative enterprises. A serial entrepreneur, Mr. Myers has spearheaded a number of business innovations in aerospace & defense and in business aviation. He is a highly accomplished aviator. The Board of Directors concluded that Mr. Myers should serve as a director based upon his technical background and diversified entrepreneurial and business expertise, including his having established and managed innovative enterprises (in the areas of proposal development for competitive procurements, aircraft leasing and private equity investment), together with his technical experience in the aerospace and defense sector.

Edward C. Geehr, M.D.

Dr. Geehr was appointed to our Board of Directors upon the consummation of the Erye Merger in October 2009, at which time Dr. Geehr also was appointed to the Board’s Nominating and Governance Committee. Until 2009, Dr. Geehr served as Executive Vice President of Operations for Abraxis BioScience, a fully integrated biotechnology company developing progressive therapeutics and core technologies for cancer and other clinical illnesses, where he was responsible for global commercial operations. Prior to joining Abraxis in 2008, Dr. Geehr served as President of Allez Spine, LLC in 2004, a developer, manufacturer and distributor of medical devices. Dr. Geehr was a co-founder and executive chairman of IPC — The Hospitalist Company (NasdaqGM: IPCM) through 2001, which became a publicly-traded company in 2008. Dr. Geehr received his undergraduate degree from Yale University and his medical degree from Duke University. He trained in Emergency Medicine at UCLA and subsequently obtained Board certification. Dr. Geehr is the author of many scientific articles and books and held a faculty appointment at the University of California, San Francisco School of Medicine. The Board of Directors concluded that Dr. Geehr should serve as a director based upon his diversified expertise in business and medicine, including his executive experience in medical-based companies involving large-scale operations, and his medical knowledge and Board certification (including writing and teaching engagements).

Drew Bernstein

Mr. Bernstein was appointed to our Board of Directors on June 9, 2009. Mr. Bernstein serves as Chairman of the Audit Committee. The Board of Directors has determined that Mr. Bernstein qualifies as an “audit committee financial expert” as defined in applicable SEC rules. Mr. Bernstein also serves as a member of our Compensation Committee. Mr. Bernstein co-founded Bernstein & Pinchuk LLP (B&P) in 1983 (now the managing member of Marcum Bernstein & Pinchuk (MarcumBP), a PCAOB-registered accounting firm headquartered in New York). His early recognition of the global marketplace and his extensive work in China resulted in the rapid expansion of the firm’s services to the PRC where he established associate offices to better serve client needs. In addition, his diverse experience in retail, manufacturing, hospitality, professional practices and real estate contributed to the expansion of the firm’s client base abroad. He is a frequent speaker at industry, investment banking and university conferences. Mr. Bernstein provides business advisory and specialized auditing and accounting services to public and non-public companies throughout the United States, China, Europe and Africa.

Mr. Bernstein has been responsible for more than 200 real estate transactions with an aggregate value in excess of US$3 billion. He is qualified to perform accounting and auditing services for public companies and has qualified as an expert witness. He is an active member of the board of directors and an officer of a prestigious foundation that was honored with the President’s Voluntary Action Award by the late President Ronald Reagan. Mr. Bernstein received his B.S. degree from the University of Maryland Business School. He is licensed in the State of New York and other states and is a member of the AICPA, the NYSSCPA and the NSA.

Mr. Bernstein received his BS degree from the University of Maryland Business School, is licensed in the State of New York, Connecticut, California, Texas and Maryland and is a member of the AICPA, the NYSSCPA and the NSA. Mr. Bernstein is a director (and the chairman of the audit committee) for China Wind Systems, Inc. (OTC BB: CWSI.OB), a leading supplier of forged products and industrial equipment to the windpower and other industries in China, and for Orient Paper, Inc. (AMEX: ONP), a holding company for a producer and distributor of paper products in China. The Board of Directors concluded that Mr. Bernstein should serve as a director based upon his diversified financial, accounting and business expertise, including his extensive background in accounting and auditing services, his knowledge of the global marketplace and his extensive work in China.

Eric H.C. Wei

Pursuant to the terms of the Erye Merger agreement, Eric H.C. Wei was appointed to the NeoStem Board of Directors upon the consummation of the Erye Merger in October 2009. He previously served as a director of CBH from July 2006 to March 2007. Eric H.C. Wei is one of the founders and the Managing Partner of RimAsia Capital Partners, L.P. a private equity firm focused on the pan-Asian mid-market sector and a greater-than-5% stockholder of NeoStem. Prior to establishing RimAsia in January of 2005, Mr. Wei was a managing director of Gilbert Global Equity Partners, a US$1.2 billion global private equity fund; a founding partner of Crimson Asia Capital Partners, a US$435 million Asian private equity program; a founder and investment committee member of the US$800 million Asian Infrastructure Fund, and an investor and director of The Asian MBO Fund. Mr. Wei has also previously been an investment banker with over 10 years of experience at Peregrine Capital, Prudential Securities, Lazard Freres and Citibank. Mr. Wei received a Bachelor of Science degree in Math and Economics from Amherst College and a Master of Business Administration degree from the Wharton Graduate School of Management at the University of Pennsylvania. The Board of Directors concluded that Mr. Wei should serve as a director based upon his diversified financial and business expertise, including his background in investment banking, his extensive experience in managing private equity funds, and his familiarity with the pan-Asian mid-market sector.

Shi Mingsheng

Pursuant to the terms of the Erye Merger agreement, Shi Mingsheng was appointed to the NeoStem Board of Directors on March 11, 2010. Shi Mingsheng has been serving as chairman of the board of directors of Suzhou Erye Pharmaceuticals Company Ltd. (“Erye”) (of which entity NeoStem has acquired a 51% interest), since 2003. Mr. Shi was a director of CBH (from which NeoStem acquired its interest in Erye), from 2007 to 2009. Currently, Mr. Shi is also the chairman of Suzhou Erye Economy and Trading Co. Ltd. (“EET”), which entity owns the remaining 49% ownership interest in Erye. Prior to these affiliations, Mr. Shi served for five years as the assistant director of Suzhou No. 4 Pharmaceutical Limited Company, and for seven years as the deputy director of Suzhou No. 4 Pharmaceutical Limited Company, and for five years as the factory director of Suzhou No. 2 Pharmaceutical Limited Company, the predecessor company of Erye. Mr. Shi has a bachelor’s degree in Economics & Management from the Party School of the CPC. Mr. Shi holds a professional title which is Senior Economist. The Board of Directors concluded that Mr. Shi should continue serving as a director based upon his expertise in business and economics, including his extensive management experience in the pharmaceutical industry in general and at Erye in particular.

Executive Officers

Robin L. Smith, M.D.

See the discussion under “Biographical Information — Current Directors,” above.

Larry A. May

Mr. May, the former Treasurer of Amgen (NASDAQ GS: AMGN), one of the world’s largest biotechnology companies, initially joined us to assist with licensing activities in September 2003. He became an officer upon our acquisition of the business of NS California in January 2006. For the last 25 years, Mr. May has worked in the areas of life science and biotechnology. From 1983 to 1998, Mr. May worked for Amgen as Corporate Controller (1983 to 1988), Vice President/Corporate Controller/Chief Accounting Officer (1988 to 1997), and Vice President/Treasurer (1997 to 1998). At Amgen, Mr. May helped build Amgen’s accounting, finance and IT organizations. From 1998 to 2000, Mr. May served as the Senior Vice President, Finance & Chief Financial Officer of Biosource International, Inc., a provider of biologic research reagents and assays. From 2000 to May 2003, Mr. May served as the Chief Financial Officer of Saronyx, Inc., a company focused on developing productivity tools and secure communication systems for research scientists. From August 2003 to January 2005, Mr. May served as the Chief Financial Officer of NS California. In March 2005, Mr. May was appointed CEO of NS California and in May 2005 he was elected to the Board of Directors of NS California. He received a Bachelor of Science degree in Business Administration & Accounting in 1971 from the University of Missouri.

Catherine M. Vaczy

Ms. Vaczy joined us in April 2005 as Vice President and General Counsel. Ms. Vaczy is responsible for overseeing our legal affairs. From 1997 through 2003, Ms. Vaczy held various senior positions at ImClone Systems Incorporated, a then publicly-traded company developing a portfolio of targeted biologic treatments to address the medical needs of patients with a variety of cancers, most recently as its Vice President, Legal and Associate General Counsel. While at ImClone, Ms. Vaczy served as a key advisor in the day-to-day operation of the company and helped forge a number of important strategic alliances, including a $1 billion co-development agreement for Erbitux®, the company’s targeted therapy approved for the treatment of metastatic colorectal and head and neck cancers. From 1988 through 1996, Ms. Vaczy served as a corporate attorney advising clients in the life science industry at the New York City law firm of Ross & Hardies. Ms. Vaczy is Secretary and serves on the Board of Trustees of The Stem for Life Foundation. Ms. Vaczy received a Bachelor of Arts degree in 1983 from Boston College and a Juris Doctor from St. John’s University School of Law in 1988.

Joseph Talamo

Joseph Talamo has been NeoStem’s Vice President, Corporate Controller and Chief Accounting Officer since June 2011. From 1996 to 2010, Mr. Talamo held various senior positions at OSI Pharmaceuticals, Inc. (“OSI”), a publicly-traded biopharmaceutical company focused on discovering, developing and commercializing products for the treatment of cancer, diabetes and obesity, and most recently served as its Vice President and Corporate Controller from 2006 to 2010 and its Corporate Controller from 2002 to 2006. While at OSI, Mr. Talamo helped build the accounting and finance infrastructure to support the clinical development and commercial launch of Tarceva®, OSI’s targeted therapy approved for the treatment of patients with non-small cell lung cancer and pancreatic cancer. Prior to OSI, Mr. Talamo worked at Bristol-Myers Squibb from 1995 to 1996 in the Financial Reporting and Consolidations Group, and at KPMG from 1993 to 1995 in the Health Care and Life Sciences Audit Group. Mr. Talamo also served as Treasurer of the OSI Pharmaceuticals Foundation from 2008 to 2010. Mr. Talamo received a Bachelor of Business Administration in Accounting from Hofstra University in 1991, and a Master of Business Administration in Finance from Hofstra University in 1999. Mr. Talamo is a certified public accountant in the State of New York.

Jason Kolbert

Jason Kolbert joined us in March 2011 as Vice President of Strategic Business Development. Prior to joining NeoStem, Mr. Kolbert served as a managing director and the head of research at National Securities from 2009 to 2011 where he followed emerging biotechnology companies with an emphasis in cell based therapeutics. Prior to joining National Securities, Mr. Kolbert spent seven years at Susquehanna International Group where he managed a dedicated life science fund and later led a team of analysts to cover emerging life science companies. Mr. Kolbert’s work has been featured in the media with multiple presences on CNBC and well known financial and industry publications. Mr. Kolbert’s career began as a chemist in the pharmaceutical industry, during which time he pursued his masters in business administration in finance. As a fluent Japanese speaker, with a background in chemistry and a finance degree he was recruited by Schering-Plough into a corporate finance position reporting to the President. Upon returning from Japan, Mr. Kolbert joined Salomon Smith Barney (7 years) in research working with industry leaders across multiple sectors in the healthcare space focused on companies in Asia and the U.S. Mr. Kolbert received his undergraduate degree in Chemistry from the State University of New York — New Paltz, where he graduated with honors and holds a Master’s Degree in Business with a specialization in finance from the University of New Haven.

Madam Zhang Jian

Ms. Zhang Jian has been our Vice President — Pharmaceutical Operations since June 2010 and General Manager of Erye since 2003. She was elected to be the Chairwoman and a director of CBH on April 30, 2007, and served to 2009. From the end of 2007 until the consummation of the Erye Merger in 2009, Ms. Zhang Jian was the Chief Financial Officer (CFO) of CBH. Prior to being the General Manager for Erye, she served for more than 5 years as the deputy general manager of Suzhou Number 2 Pharmaceutical Company and more than a year as the deputy general manager of Suzhou Number 4 Pharmaceutical Company after working in various positions in charge of human resources and quality control. Ms. Zhang graduated from Central Television University majoring in electronics and later graduated with a certificate in accounting from Suzhou Adult Education University and a graduate degree in finance and accounting from the School of Finance and Economics of Suzhou University. Ms. Zhang has extensive background and experience in the pharmaceuticals industry having worked in various managerial positions and various aspects of the industry. She has turned Erye into a successful operation after taking it over from the PRC government with Mr. Shi Mingsheng and others in 2003.

Shi Mingsheng

See the discussion under the caption “Biographical Information — Current Directors — Shi Mingsheng,” above.

Ian Zhang

In September 2010, we appointed Ian Zhang, Ph.D., MBA, as the new president and managing director of NeoStem (China), Inc. Dr. Zhang is the former Head of Asia Pacific Integration at Life Technologies (August 2008 – July 2010), where he served on the steering committee managing the acquisition and integration of Applied BioSystems. He is also the former Head of Corporate Development (Asia Pacific) for Invitrogen (October 2007 – July 2008) responsible for growth strategy and acquisitions and integrations, where he had also managed the acquisition and integration of BioAsia, Dynal, Zymed, and Caltech by Invitrogen. Dr. Zhang also served as the President and General Manager for Dynal Biotech (Beijing) Ltd. (a wholly owned subsidiary of Invitrogen Corporation) (May 2005 – October 2007).

Dr. Zhang received his MBA at the University of Chicago, Graduate School of Business (2004) and holds a Ph.D. in biotechnology from Simon Fraser University (1995). He continued his education as a postdoctoral fellow at Yale University School of Medicine (January 1996 – July 1999). His professional focus is on growth strategy and acquisitions/integrations in the biotech field particularly related to biotech growth in Asia.

Andrew L. Pecora, M.D.

The merger agreement governing NeoStem’s acquisition of PCT provides that as soon as reasonably practical after the closing of the PCT Merger (which occurred on January 19, 2011), Dr. Andrew L. Pecora, age 54, will be invited to join our Board of Directors, and that we will use our reasonable best efforts to cause Dr. Pecora to be appointed to our Board of Directors and nominated for election as a director at its annual meeting of shareholders when his initial term ends. Such appointment is expected to occur later in 2011. In the event NeoStem Proposal 2 is not approved at the NeoStem Annual Meeting and NeoStem still has a classified Board at the time of Dr. Pecora’s appointment to the Board, NeoStem will determine in which class Dr. Pecora will be placed.

Dr. Pecora has served as NeoStem’s Chief Medical Officer since August 17, 2011. Pursuant to an employment agreement that became effective on January 19, 2011, Dr. Pecora also serves in a part-time capacity as PCT’s Chief Medical Officer. Prior to NeoStem’s acquisition of PCT, Dr. Pecora had served from 1999 to 2011 as Chairman, Chief Executive Officer and Chief Medical Officer of PCT, and as a member of PCT’s Board of Managers.

Dr. Pecora served as the Chairman and Director of the John Theurer Cancer Center at Hackensack University Medical Center (HUMC) from 2001 to 2011, and commencing 2011 Dr. Pecora serves the John Theurer Cancer Center as Chief Innovations Officer, Professor and Vice President of Cancer Services. Since 1996 Dr. Pecora has been Managing Partner of the Northern New Jersey Cancer Associates, which is a private physicians practice group affiliated with HUMC. He has also been a Professor of Medicine at the University of Medicine and Dentistry of New Jersey since 2004. Additionally, Dr. Pecora is a scientific advisor for numerous state, national, and international organizations. He is a Diplomate of the American Board of Internal Medicine, subspecialty of hematology and subspecialty of oncology, a member of the National Blue Cross and Blue Shield Quality Centers for Transplant Experts Panel, a fellow of the Academy of Medicine of New Jersey, a fellow of the American College of Physicians, and a member of the American Society of Bone Marrow Transplantation, American Society of Clinical Oncology and American Society of Hematology. Dr. Pecora co-founded and serves as Chairman of Amorcyte, Inc., a biotechnology company developing cell therapies for cardiovascular disease. He serves on the board of Cancer Genetics, Inc. and is chairman of the board of Tetralogics, Inc., a company developing small molecules to treat cancer. He has served on the Board of Directors of the American Society of Bone Marrow Transplant and Cytotherapy and was a member of Accreditation Committee of the Foundation for Accreditation of Hematopoietic Cell Therapy. He has been a member of several National Heart, Lung and Blood Institute/National Cancer Institute state of the science meetings in transplantation and stem cell therapies. Dr. Pecora is actively involved as principal investigator and coinvestigator in many national research studies. He has been invited to present his work at various scientific meetings and continues to contribute to the published literature. Dr. Pecora received his medical degree from the University of Medicine and Dentistry of New Jersey, graduating with honors. He went on to complete his medical education in internal medicine at New York Hospital and in hematology and oncology at Memorial Sloan-Kettering Cancer Center, both in New York City. He is board certified in internal medicine, hematology, and oncology. The Board of Directors concluded that Dr. Pecora should serve as a director based upon his diversified experience in business and medicine, including his knowledge and experience in the cell therapy field, his executive experience in medical-based companies, and his medical knowledge and teaching experience.

Robert A. Preti, Ph.D

Pursuant to an employment agreement that became effective on January 19, 2011, Dr. Preti now serves as President of PCT. Dr. Preti also serves as Chief Scientific Officer of PCT. Prior to our acquisition of PCT, Dr. Preti had served from 1999 to 2011 as President and Chief Scientific Officer for PCT, and as a member of PCT’s Board of Managers.

Dr. Preti was Scientific Director of Hackensack University Medical Center’s stem cell laboratory from 1996 – 1999. Prior to that, he served as director at the Clinical Services Division of the New York Blood Center from 1989 to 1996. He is one of the country’s leading authorities on cell engineering and the principal investigator for a number of clinical trials relating to stem cell transplantation. He was a founding member and Treasurer of the International Society for Hematotherapy and Graft Engineering and served for 10 years on its Executive Committee and Board of Directors. He is now representing Cellular Therapy as a Director of the American Association of Blood Banks. Dr. Preti has authored numerous papers in the field and has been invited to speak at national and international meetings relating to the manufacturing, regulatory and quality aspects of cell therapy and regenerative medicine. In addition to having served as an inspector for the Foundation for Accreditation of Cellular Therapy, Dr. Preti also serves on professional and state committees charged with the development of regulations for cellular therapy. Dr. Preti received his Doctor of Philosophy degree from New York University, graduating with distinction. During his tenure at NYU, Dr. Preti studied and received his degrees in Cellular Biology, with a specialty in hematology, studying erythropoiesis under the mentorship of Albert S. Gordon, PhD. Immediately following his graduate work, Dr. Preti joined Marrow Tech, Inc. (which later became Advanced Tissue Sciences) where he served as Group Leader in the development Marrow Tech’s proprietary three-dimensional, matrix-based hematopoietic culture system for ex vivo expansion of bone marrow stem cells.

NEOSTEM CORPORATE GOVERNANCE

Director Independence

NeoStem’s current Board members consist of Dr. Smith, Mr. Berman, Mr. Myers, Mr. Bernstein, Mr. Shi, Mr. Wei and Dr. Geehr. The Board of Directors has determined that Messrs. Myers, Berman, and Bernstein and Dr. Geehr are independent applying the definition of independence under the listing standards of the NYSE Amex and SEC regulations.

Board Leadership Structure and Role in Risk Oversight

Our Chief Executive Officer also serves as the Chairman of the Board. We do not have a lead independent director. Our Chairman of the Board, when present, presides over all meetings of our Board of Directors. We believe this leadership structure is appropriate for our Company at this time because (1) of our size, (2) of the size of our Board, (3) our Chief Executive Officer is responsible for our day-to-day operation and implementing our strategy, and (4) discussion of developments in our business and financial condition and results of operations are important parts of the discussion at Board meetings and it makes sense for our Chief Executive Officer to chair those discussions.

Our Board of Directors oversees our risk management. This oversight is administered primarily through the following:

•	The Board’s review and approval of our business plans (prepared and presented to the Board by the Chief Executive Officer and other management), including the projected opportunities and challenges facing our business;
•	At least quarterly review of our business developments, business plan implementation and financial results;
•	Our Audit Committee’s oversight of our internal controls over financial reporting and its discussions with management and the independent accountants regarding the quality and adequacy of our internal controls and financial reporting; and
•	Our Compensation Committee’s review and recommendations to the Board regarding our executive officer compensation and its relationship to our business plans.

Committees

Our Board of Directors has established (i) an Audit Committee, (ii) a Compensation Committee and (iii) a Nominating and Governance Committee. Each Committee has only independent directors as members. The Board also establishes committees from time to time as needed, including a Finance Committee and a Mergers & Acquisitions Committee in connection with the Company’s recent financing and acquisition activities, respectively.

Audit Committee

The Audit Committee consists of three directors: Mssrs. Bernstein (chairman), Myers and Berman. Each member of the committee is independent applying the definition of independence under the listing standards of the NYSE Amex and SEC regulations. The Audit Committee meets at least four times during the year. The Board has determined that Mr. Bernstein qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K.

Pursuant to the terms of the Audit Committee charter, our Audit Committee is required to consist of at least three of our “independent” directors and shall serve at the pleasure of the Board of Directors. An “independent” director is defined as an individual who (a) is not our officer or salaried employee or an affiliate, (b) does not have any relationship that, in the opinion of the Board of Directors, would interfere with his or her exercise of independent judgment as an Audit Committee member, (c) meets the independence requirements of the SEC and the NYSE Amex or such other securities exchange or market on which our securities are traded and (d) except as permitted by the SEC and the NYSE Amex or such other securities exchange or market on which our securities are traded, does not accept any consulting, advisory or other compensatory fee from us.

The Audit Committee has a charter that requires the committee to oversee our accounting and financial reporting process, our system of internal controls regarding finance, accounting, legal compliance and ethics, and the audits of our financial statements, a current copy of which charter is available to stockholders on our website, www.neostem.com. The primary duties of the Audit Committee consist of, among other things:

•	serving as an independent and objective party to monitor our financial reporting process, internal control system and disclosure control system;
•	reviewing and appraising the audit efforts of our independent accountants;
•	assuming direct responsibility for the appointment, compensation, retention and oversight of the work of the outside auditors and for the resolution of disputes between the outside auditors and our management regarding financial reporting issues;
•	providing an open avenue of communication among the independent accountants, financial and senior management and the Board; and
•	reviewing and approving all related party transactions.

Statement of Audit Committee

The Audit Committee of the Board offers this statement regarding NeoStem’s audited consolidated financial statements contained in its annual report on Form 10-K for the year ended December 31, 2010 and regarding certain matters with respect to Deloitte & Touche LLP, NeoStem’s independent registered public accounting firm for the fiscal year ended December 31, 2010. This statement shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing with the Securities and Exchange Commission by NeoStem, except to the extent that NeoStem specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the Securities and Exchange Commission.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2010 with management. The Audit Committee has discussed with NeoStem’s independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from NeoStem’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence with respect to NeoStem. Based on the review and discussions referred to above, the Audit Committee recommended to NeoStem’s Board of Directors that the audited consolidated financial statements be included in NeoStem’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors of NeoStem, Inc.

Drew Bernstein, Chairman
Steven S. Myers
Richard Berman

Compensation Committee

Our Compensation Committee consists of three directors: Mssrs. Berman (chairman), Myers and Bernstein. Each such member of the Compensation Committee is independent applying the definition of independence under the listing standards of the NYSE Amex and SEC regulations. The Compensation Committee meets at least two times during each year.

Each member of our Compensation Committee must (i) be one of our independent directors satisfying the independence requirements of the NYSE Amex and other applicable regulatory requirements; (ii) qualify as an “outside director” under Section 162(m) of the Internal Revenue Code, as amended; and (iii) meet the requirements of a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

The Compensation Committee oversees the determination of all matters relating to employee compensation and benefits and specifically reviews and approves salaries, bonuses and equity-based compensation for our executive officers.

We have adopted a Compensation Committee charter which outlines the Compensation Committee’s primary duties which are to:

•	evaluate the performance of the Chief Executive Officer in light of our goals and objectives and determine the Chief Executive Officer’s compensation based on this evaluation and such other factors as the Committee shall deem appropriate;
•	approve all salary, bonus, and long-term incentive awards for executive officers;
•	approve the aggregate amounts and methodology for determination of all salary, bonus, and long-term incentive awards for all employees other than executive officers;

•	review and recommend equity-based compensation plans to the full Board of Directors and approve all grants and awards thereunder;
•	review and approve changes to our equity-based compensation plans other than those changes that require stockholder approval under the plans, the requirements of the NYSE Amex or any exchange on which our securities may be listed and/or any applicable law;
•	review and recommend to the full Board changes to our equity-based compensation plans that require stockholder approval under the plans, the requirements of the NYSE Amex or any exchange on which our securities may be listed and/or any applicable law;
•	review and approve changes in our retirement, health, welfare and other benefit programs that result in a material change in costs or the benefit levels provided;
•	administer our equity-based compensation plans; and
•	approve, as required by applicable law, the annual Committee report on executive compensation (if required) for inclusion in our proxy statement.

A current copy of the Compensation Committee charter is available to stockholders on our website, www.neostem.com.

The Compensation Committee may form and delegate its authority to subcommittees as appropriate. Additionally, the Chief Executive Officer may make recommendations to the Compensation Committee relating to executive and director compensation.

Nominating and Governance Committee

Our Nominating and Governance Committee consists of three directors: Mssrs. Myers (chairman), Berman and Geehr. The Nominating and Governance Committee is empowered by the Board of Directors to recommend to the Board of Directors qualified individuals to serve on our Board of Directors and to identify the manner in which the Nominating and Governance Committee evaluates nominees recommended for the Board. All members of the Nominating and Governance Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in the rules of the NYSE Amex and SEC regulations. Our Board of Directors has adopted a Nominating and Governance Committee charter to govern the Nominating and Governance Committee, a current copy of which is available to stockholders on our website, www.neostem.com.

Qualifications for Board Membership

The charter and guidelines developed by the Nominating and Governance Committee describe the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee, among other factors listed in the Committee’s guidelines:

•	should possess the highest personal and professional standards of integrity and ethical values;
•	must be committed to promoting and enhancing the long term value of our Company for our stockholders;
•	should not have any interests that would materially impair his or her ability to (i) exercise independent judgment or (ii) otherwise discharge the fiduciary duties owed as a director to our Company and our stockholders;
•	must have demonstrated achievement in one of more fields of business, professional, governmental, community, scientific or educational endeavor, and possess mature and objective business judgment and expertise;
•	must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to ours;
•	must have adequate time to devote to the Board of Directors and its committees; and
•	is expected to have sound judgment, derived from management or policy-making experience that demonstrates an ability to function effectively in an oversight role.

Diversity Considerations in Director Nominations

We do not have a formal diversity policy. We believe our Board of Directors represents a collection of individuals with a variety of complementary skills which, as a group, possess the appropriate skills and experience to oversee our Company’s business. Our directors come from diverse backgrounds including medicine, accounting, private equity, and management of pharmaceutical and healthcare-related companies. The charter of our Nominating and Governance Committee provides that “[e]ach nominee will be considered both on his or her individual merits and in relation to existing or other potential members of the Board, with a view to establishing a well-rounded, diverse, knowledgeable, and experienced Board.” In accordance with the mission set out in its charter, our Nominating and Governance Committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of our Board. As part of its evaluation of each candidate, our Nominating and Governance Committee takes into account how that candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

Given the expansion of our Company’s business into the People’s Republic of China, and recognizing that our business efforts extend beyond the borders of the United States, one of our directors (Mr. Shi) is a citizen of the People’s Republic of China.

Nominating and Governance Committee Procedures

Our Board of Directors believes we are well-served by our current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board of Directors membership, the Board of Directors will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election, if a vacancy on the Board of Directors occurs between annual stockholder meetings or if our Board of Directors believes it is in our best interests to expand its size, the Board of Directors may seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Nominees for director must be discussed by the full Board of Directors and approved for nomination by the affirmative vote of a majority of our Board of Directors, including the affirmative vote of a majority of the independent directors. Two of our directors, Dr. Smith and Mr. Berman, were originally nominated in 2006 pursuant to certain contractual rights. In addition, the appointments of Mr. Wei and Mr. Shi to our Board were required pursuant to the terms of the Erye Merger Agreement.

The Nominating and Governance Committee assists the Board of Directors by identifying qualified candidates for director and recommends to the Board of Directors the director nominees for the annual meeting of stockholders. The Board of Directors will conduct a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and our specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Board of Directors will determine which nominee(s) to include in the slate of candidates that the Board of Directors recommends for election at each annual meeting of our stockholders.

Procedures for Considering Nominations Made by Stockholders

The Nominating and Governance Committee’s charter and guidelines describe procedures for nominations to be submitted by stockholders, other than candidates who have previously served on the Board of Directors or who are recommended by the Board of Directors. The guidelines state that a nomination must be delivered to our Secretary at our principal executive offices not later than the 120th day prior to the date of the proxy statement for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days after the anniversary date of the annual meeting, notice to be timely must be so delivered a reasonable time in advance of the mailing of our proxy statement for the annual meeting for the current year. The guidelines require a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director, among other things: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director it elected) and (b) information that will enable the Nominating and Governance Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter and the guidelines for director candidates.

There will be no differences in the manner in which our Board of Directors evaluates nominees recommended by stockholders and nominees recommended by the Board of Directors or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board of Directors.

Stockholder Communications

Our Board of Directors has established a procedure that enables stockholders to communicate in writing with members of the Board of Directors. Any such communication should be addressed to our Secretary and should be sent to such individual c/o NeoStem, Inc. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by the Board of Directors, upon our Secretary’s receipt of such a communication, a copy of such communication will be sent to each member of the Board of Directors, identifying it as a communication received from a stockholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board of Directors held more than two days after such communication has been distributed, the Board of Directors will consider the substance of any such communication.

Board and Committee Meeting Attendance

During the year ended December 31, 2010, our Board of Directors held 16 meetings, our Audit Committee held five meetings, our Compensation Committee held two meetings and our Nominating and Governance Committee held one meeting. In addition, our Board of Directors, our Audit Committee and our Compensation Committee each took actions by written consent. Each director (except Mr. Shi) attended (or participated by telephone in) at least 75% of the total number of meetings of the Board and committees on which he or she served.

Director Attendance at Annual Meetings

Board members are encouraged, but not required by any specific Board policy, to attend the Company’s Annual Meeting. Three current Board members attended the Company’s annual meeting held in 2010 in person or by conference telephone call.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, certain officers of the Company, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) reports that they file.

Based solely on a review of (i) Forms 3 and 4 and amendments thereto furnished to the Company during 2010, (ii) any Forms 5 and amendments thereto furnished to the Company with respect to 2010, and (iii) any written representations that no Form 5 was required, the Company believes that all such parties subject to the reporting requirements of Section 16(a) filed on a timely basis all such reports required during and with respect to the fiscal year ended December 31, 2010, except that RimAsia Capital Partners, L.P. (“RimAsia”), RimAsia Capital Partners GP, L.P., RimAsia Capital Partners GP, Ltd. and Eric Wei jointly filed one late Form 4 with respect to RimAsia’s exercise of an out-of-the-money warrant, and Eric Wei filed one late Form 4 regarding his indirect beneficial ownership interest in the same transaction.

CODE OF ETHICS

We have adopted a code of ethics that applies to our directors, officers and employees, except to our Chief Executive Officer, Chief Financial Officer, and any principal accounting officer, controller, or persons performing similar functions (“Senior Financial Officers”), who are subject to a separate code of ethics. Both codes of ethics are available on our website, www.neostem.com. Our Code of Ethics for Senior Financial Officers is filed as Exhibit 14.1 to our Annual Report on Form 10-K for the year ended December 31, 2010.

CAPITALIZATION

The following table sets forth the capitalization of NeoStem as of June 30, 2011:

•	on an actual basis;
•	on a pro forma basis giving effect to the consummation of the Amorcyte Merger.

The share information in this table is based on shares of NeoStem Common Stock outstanding as of June 30, 2011. This capitalization table should be read in conjunction with management’s discussion and analysis of results of operations and our consolidated financial statements and related notes included elsewhere in this joint proxy statement/prospectus, and the other financial information included and incorporated by reference in this joint proxy statement/prospectus.

	(thousands) As of June 30, 2011
	Actual	Pro Forma, As Adjusted
Cash and Cash Equivalents	$4,850.4	$4,876.2
Debt:
Amounts due related party	20,009.6	20,009.6
Redeemable convertible Series E 7% preferred stock 9,014,306 shares issued and outstanding actual and pro forma, as adjusted	5,901.8	5,901.8
Contingent common stock liability	—	1,330.1
Shareholders’ equity:
Preferred stock, par value $0.01, 20,000,000 shares authorized, 10,000 shares of Series B convertible redeemable preferred stock issued and outstanding actual and pro forma, as adjusted	0.1	0.1
Common stock, par value $0.001, 500,000,000 shares authorized, 82,247,287 shares issued and outstanding, actual; 88,087,726 shares issued and outstanding, pro forma, as adjusted	82.2	88.1
Additional paid in capital	174,599.3	179,155.4
Accumulated other comprehensive loss, net	4,289.6	4,289.6
Accumulated deficit	(116,456.8)	(116,456.8)
Total shareholders’ equity	62,514.4	67,076.4
Total capitalization	$88,425.8	$94,317.9

NEOSTEM PROPOSAL 2

TO ADOPT AN AMENDMENT TO NEOSTEM’S AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION TO ELIMINATE THE CLASSIFICATION OF THE NEOSTEM
BOARD OF DIRECTORS SO THAT THE TERMS OF ALL DIRECTORS EXPIRE AT THE NEOSTEM ANNUAL MEETING.

In October 2009, the NeoStem stockholders approved an amendment to NeoStem’s Amended and Restated Certificate of Incorporation providing that, at each annual meeting of NeoStem stockholders commencing in 2010, directors elected to succeed those directors whose terms then expire would be elected annually for terms of three years. Thus, as result of the 2009 amendment, approximately one-third of the directors currently stand for election each year.

Classified or staggered boards of directors have been widely adopted. In submitting the proposal to the NeoStem stockholders in 2009 to install the classified board, the NeoStem Board of Directors believed that a classified board would promote continuity of management and, thereby enhance the ability of NeoStem to carry out long-range plans and goals for its benefit and the benefit of the NeoStem stockholders. The 2009 amendment installing the classified board was also designed to assist the NeoStem stockholders in obtaining fair and equitable treatment in the event of a takeover of NeoStem, although the amendment was not in response to any effort to obtain control of NeoStem.

The NeoStem Board of Directors continues to believe that a classified board of directors can have the positive effects referenced above. However, the NeoStem Board of Directors also recognizes that classified boards are viewed by some as having the effect of reducing the accountability of directors to stockholders because a classified board limits the ability of stockholders to elect all directors on an annual basis and eliminates the ability of stockholders to remove directors without cause. Additionally, some view classified boards as deterring proxy contests and some tender offers that could give stockholders the ability to sell their shares at premium.

The NeoStem Board of Directors continually reviews the developments in the area of corporate governance and continues to maintain its commitment to the highest standards of corporate governance. The NeoStem Board of Directors has considered carefully the advantages and disadvantages of maintaining a classified board structure and has determined that it is advisable to declassify the NeoStem Board of Directors.

Accordingly, the NeoStem Board of Directors is recommending that, at the NeoStem Annual Meeting, NeoStem stockholders approve an amendment to the NeoStem Amended and Restated Certificate of Incorporation to provide that at each annual meeting of stockholders, commencing with the NeoStem Annual Meeting, all directors be elected to hold office for a term expiring at the next annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. The amendment also explicitly provides that the term of office of each director of NeoStem expires at the NeoStem Annual Meeting. Additionally, the amendment provides that any director, other than those who may be elected by the holders of any classes or series of stock having a preference over the NeoStem Common Stock as to dividends or upon liquidation, may be removed from office at any time, with or without cause by the affirmative vote of at least a majority of the voting power of then outstanding capital stock entitled to vote on the matter, voting together as a single class. The statements made in this joint proxy statement/prospectus with respect to the amendment to NeoStem’s Amended and Restated Certificate of Incorporation should be read in conjunction with and are qualified in their entirety by reference to the text of the proposed certificate of amendment of Amended and Restated Certificate of Incorporation of NeoStem, Inc., annexed hereto as Annex C.

If approved, the amendment will be filed immediately with the Secretary of State of the State of Delaware. The effect of the proposed amendment to the NeoStem Amended and Restated Certificate of Incorporation, if approved by the NeoStem stockholders, would be to eliminate the NeoStem classified Board effective at the NeoStem Annual Meeting so that all directorships will be vacant at the NeoStem Annual Meeting. As a result, if this NeoStem Proposal 2 is approved by the stockholders, the NeoStem stockholders will elect all directors at the NeoStem Annual Meeting, each such director elected to hold office for a one year term.

Vote Required

The affirmative vote of the holders of a majority of the voting power outstanding as of the record date will be required to approve Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF NEOSTEM VOTE “FOR” NEOSTEM PROPOSAL 2.

NEOSTEM PROPOSAL 3

IF NEOSTEM PROPOSAL 2 IS APPROVED, TO ELECT 7 NOMINEES TO THE NEOSTEM BOARD OF DIRECTORS, EACH TO SERVE A ONE-YEAR TERM EXTENDING UNTIL THE 2012 ANNUAL MEETING OF NEOSTEM STOCKHOLDERS. IF NEOSTEM PROPOSAL 2 IS NOT APPROVED, TO ELECT 2 NOMINEES AS CLASS II DIRECTORS TO THE NEOSTEM BOARD OF DIRECTORS, EACH TO SERVE FOR A THREE-YEAR TERM EXTENDING UNTIL THE 2014 ANNUAL MEETING OF NEOSTEM STOCKHOLDERS.

The NeoStem Amended and Restated Certificate of Incorporation currently provides for the election of one-third (as nearly as possible) of the NeoStem Board of Directors annually. The NeoStem Board of Directors currently consents of seven members. Under the NeoStem Amended and Restated Certificate of Incorporation, as it currently exists, the current terms of Class II directors (Steven S. Myers and Edward C. Geehr, M.D.) will expire at the NeoSterm Annual Meeting; the current terms of Class III directors (Robin L. Smith, M.D. and Richard Berman) will expire at 2012 annual meeting of stockholders of NeoStem; and the current terms of Class I directors (Drew Bernstein, Eric H.C. Wei and Shi Mingsheng) will expire at 2013 annual meeting of stockholders of NeoStem.

Pursuant to NeoStem Proposal 2, NeoStem is seeking stockholder approval of an amendment to the NeoStem Amended and Restated Certificate of Incorporation to declassify the NeoStem Board of Directors effective at the NeoStem Annual Meeting. If NeoStem Proposal 2 is adopted by the NeoStem stockholders and such amendment to the NeoStem Certificate of Incorporation becomes effective, then the term of office of all seven current directors will expire at the NeoStem Annual Meeting so that all seven members of the NeoStem Board of Directors will be up for re-election at the NeoStem Annual Meeting, each to serve a one-year term if elected.

If the NeoStem stockholders do not approve NeoStem Proposal 2 to amend the NeoStem Certificate of Incorporation, then only the terms of office of the Class II directors (Steven S. Myers and Edward C. Geehr, M.D.) will expire at the NeoSterm Annual Meeting and, therefore, only Steven S. Myers and Edward C. Geehr, M.D. will stand for re-election, each to serve a three-year term if elected.

NeoStem Proposal 3(a)

In the event the NeoStem stockholders approve NeoStem Proposal 2 to declassify the NeoStem Board of Directors effective at the NeoStem Annual Meeting, upon recommendation of the Nominating Committee, the NeoStem Board of Directors has nominated the following seven current members of the NeoStem Board of Directors to serve for a one year term to expire at next year’s annual meeting of NeoStem stockholders, or until their respective successors are elected and qualified: Steven S. Myers; Edward C. Geehr, M.D.; Robin L. Smith, M.D.; Richard Berman; Drew Bernstein; Eric H.C. Wei; and Shi Mingsheng.

NeoStem Proposal 3(b)

In the event the NeoStem stockholders do not approve NeoStem Proposal 2 to declassify the NeoStem Board of Directors effective at the NeoStem Annual Meeting, upon recommendation of the Nominating Committee, the NeoStem Board of Directors has nominated the following two current members of the NeoStem Board of Directors to serve for a term of three years each to expire at the 2014 annual meeting of NeoStem stockholders, or until their respective successors are elected and qualified: Steven S. Myers and Edward C. Geehr, M.D.

Biographical Information

For biographical information regarding NeoStem’s directors, please see the discussion set forth above under the caption “Management of the Combined Company After the Amorcyte Merger — Current Directors.”

Vote Required

Directors will be elected by a plurality of the votes of the shares present, in person or by proxy, at the NeoStem Annual Meeting, entitled to vote at the NeoStem Annual Meeting and voting on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF NEOSTEM VOTE “FOR” EACH OF THE NEOSTEM NOMINEES FOR ELECTION AS DIRECTORS IN CONNECTION WITH PROPOSAL 3(a) OR PROPOSAL 3(b), WHICHEVER IS APPLICABLE.

NEOSTEM PROPOSAL 4

TO APPROVE AN AMENDMENT TO THE NEOSTEM, INC. 2009 EQUITY COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES OF NEOSTEM COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER BY 6,000,000 SHARES

General

At the NeoStem Annual Meeting, you are being asked to approve an amendment to the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”) in order to increase the number of shares of NeoStem Common Stock available for issuance thereunder by 6,000,000 shares, from 17,750,000 shares to 23,750,000 shares. In the event this NeoStem Proposeal 4 is approved, the NeoStem Board has determined to effect a concurrent decrease in the number of shares available for issuance under the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”) in the amount of 3,000,000 shares. As of August 17, 2011, options to purchase 14,515,862 shares of NeoStem Common Stock were outstanding under the 2009 Plan, and 1,601,959 shares of NeoStem Common Stock were available for issuance under the 2009 Plan. Approval of the amendment to the 2009 Plan is intended to ensure that our Company can continue to provide an incentive to our U.S.-based employees, directors and consultants by enabling them to share in our future growth. If approved by the stockholders, all of the additional shares will be available for grant as either non-qualified stock options or incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or as restricted stock awards, unrestricted shares or other kinds of equity based compensation.

In the event this NeoStem Proposal 4 is approved by the stockholders, the Board will decrease the number of shares of NeoStem Common Stock available for issuance under the 2009 Non-U.S. Plan by 3,000,000 shares, from 8,700,000 shares to 5,700,000 shares. While this reduction is not required, it is contemplated in light of our plan to focus our business on cell therapy manufacturing and development and other related activities in the United States and our consideration of the possible divestiture of our 51% interest in Erye. If consummated, the divestiture would reduce our activities in China and decrease the number of non-U.S.-based employees, directors and consultants, resulting in a smaller number of eligible participants to whom we would seek to provide incentives under the 2009 Non-U.S. Plan.

Background of the 2009 Plan; The Necessity of Additional Shares Authorized for Issuance Thereunder

In April 2009, the NeoStem Board of Directors adopted the 2009 Plan, subject to stockholder approval, which approval was obtained in May 2009. On July 12, 2009, NeoStem’s Board of Directors adopted an amendment to the 2009 Plan to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder from 3,800,000 shares to 9,750,000 shares, and stockholder approval for the increase was obtained on October 29, 2009 at a special meeting of the Company’s stockholders. Subsequently, the Board of Directors adopted an amendment to the 2009 Plan to increase the number of shares from 9,750,000 to 13,750,000 shares, and stockholder approval for the increase was obtained at the annual meeting held on June 2, 2010. On December 14, 2010, the Board approved an increase in the number of shares authorized for issuance under the 2009 Plan from 13,750,000 shares to 17,750,000 shares, subject to stockholder approval, which approval was obtained at the special meeting of the stockholders of NeoStem held on January 18, 2011. The Board approved the increase in authorized shares from 17,750,000 shares to 23,750,000 shares on August 15, 2011, subject to stockholder approval at the NeoStem Annual Meeting.

The general purpose of the 2009 Plan is to provide an incentive to our Company’s U.S.-based employees, directors and consultants by enabling them to share in the future growth of our business. Our Board of Directors believes that the granting of stock options, restricted stock awards and similar kinds of equity-based compensation promotes continuity of management and increases incentive and personal interest in the welfare of our Company by those who are primarily responsible for shaping and carrying out our long range plans and securing our growth and financial success. Our Board of Directors believes that the 2009 Plan advances NeoStem’s interests by enhancing our ability to (a) attract and retain employees, consultants and directors who are in a position to make significant contributions to our success; (b) reward our employees, consultants and directors for these contributions; and (c) encourage employees, consultants and directors to take into account our long-term interests through ownership of shares.

The 2009 Plan as amended currently authorizes for issuance a maximum of only 17,750,000 shares. However, assuming the consummation of the Amorcyte Merger, NeoStem will be a larger company. In the viewpoint of the NeoStem Board of Directors, the likely size of the post-merger company renders it advisable that the number of shares authorized for issuance under the 2009 Plan be increased from 17,750,000 shares to 23,750,000 shares. With a larger pool of issuable shares to draw upon, the plan administrator will be in a better position to adequately incentivize and reward the employees, consultants and directors of the combined company, and the ultimate objectives of the 2009 Plan will be better served.

Effect of Amendment to 2009 Plan

The 17,750,000 shares currently authorized for issuance under the 2009 Plan represented approximately 27.6% of our outstanding shares as of the date the 2009 Plan was last approved by the stockholders. If the 2009 Plan is amended pursuant to this NeoStem Proposal 4, the 23,750,000 shares authorized for issuance under the 2009 Plan would represent approximately 22.6% of our outstanding shares following the Amorcyte Merger based on the number of shares of NeoStem Common Stock outstanding as of the record date.

Description of the 2009 Equity Compensation Plan

The following description of the principal terms of the 2009 Plan is a summary and is qualified in its entirety by reference to the full text of the 2009 Plan, as filed with the SEC on January 24, 2011 as Exhibit 10.3 to NeoStem’s Current Report on Form 8-K dated January 18, 2011. The copy of the 2009 Plan attached to such Current Report is the version of the 2009 Plan as currently in force, and as such, it does not give effect to the amendment to the 2009 Plan that is presented for stockholder consideration by this NeoStem Proposal 4 and set forth on Annex D to this joint proxy statement/prospectus.

Administration.  The 2009 Plan is administered by the Compensation Committee of our Board of Directors. The Compensation Committee may grant options to purchase shares of NeoStem Common Stock, stock appreciation rights and restricted stock units payable in shares of NeoStem Common Stock, as well as restricted or unrestricted shares of NeoStem Common Stock. The Compensation Committee also has broad authority to determine the terms and conditions of each option or other kind of equity award, to adopt, amend and rescind rules and regulations for the administration of the 2009 Plan and to amend or modify outstanding awards of options, restricted stock, stock purchase rights or other equity awards authorized under the 2009 Plan (including the repricing of either individual awards or all of the awards outstanding under the 2009 Plan). Our Board of Directors may delegate authority to the chief executive officer and/or other executive officers to grant options to employees (other than themselves), subject to guidelines established by our Board of Directors and consistent with the 2009 Plan. No options, stock purchase rights or awards may be made under the 2009 Plan on or after April 9, 2019, but the 2009 Plan will continue thereafter while previously granted options, stock appreciation rights or awards remain subject to the 2009 Plan.

Eligibility.  Persons eligible to receive options, stock appreciation rights or other awards under the 2009 Plan are those employees, consultants and directors of our Company and our subsidiaries who, in the opinion of the Compensation Committee, are in a position to contribute to our Company’s success.

Shares Subject to the 2009 Plan.  The aggregate number of shares of Common Stock available for issuance in connection with options and awards granted under the 2009 Plan is currently 17,750,000 (or 23,750,000 shares, in the event this NeoStem Proposal 4 to amend the 2009 Plan is approved by the stockholders), subject to customary adjustments for stock splits, stock dividends or similar transactions. Incentive Stock Options may be granted under the 2009 Plan with respect to all of those shares. If any option or stock appreciation right granted under the 2009 Plan terminates without having been exercised in full or if any award is forfeited, the number of shares of NeoStem Common Stock as to which such option or award was forfeited will be available for future grants under the 2009 Plan. No employee, consultant or director may receive options or stock appreciation rights relating to more than 1,900,000 shares of NeoStem Common Stock in the aggregate in any calendar year.

Terms and Conditions of Options.  Options granted under the 2009 Plan may be either “incentive stock options” that are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or “nonstatutory stock options” that do not meet the requirements of Section 422 of the Code. The Compensation Committee will determine the exercise price of options granted under the 2009

Plan. The exercise price of options may not be less than the fair market value, on the date of grant, per share of NeoStem Common Stock issuable upon exercise of the option (or 110% of fair market value in the case of incentive options granted to a ten-percent stockholder).

If on the date of grant NeoStem Common Stock is listed on a stock exchange or is quoted on the automated quotation system of Nasdaq, the fair market value shall generally be the closing sale price on the date of grant (or, if no trades were made on the date of grant, for the last trading day before the date of grant). If no such prices are available, the fair market value shall be determined in good faith by the Compensation Committee based on the reasonable application of a reasonable valuation method. On September 14, 2011, the closing sale price of a share of NeoStem Common Stock on the NYSE Amex was $0.65.

No option may be exercisable for more than ten years (five years in the case of an incentive option granted to a ten-percent stockholder) from the date of grant. Options granted under the 2009 Plan will be exercisable at such time or times as the Compensation Committee prescribes at the time of grant. No employee may receive incentive stock options that first become exercisable in any calendar year in an amount exceeding $100,000.

Generally, the option price may be paid (a) in cash or by certified check, bank draft or money order, (b) through delivery of shares of NeoStem Common Stock having a fair market value equal to the purchase price, or (c) a combination of these methods. The Compensation Committee is also authorized to establish a cashless exercise program and to permit the exercise price to be satisfied by reducing from the shares otherwise issuable upon exercise a number of shares having a fair market value equal to the exercise price.

Options granted under the 2009 Plan may be granted with a “reload” feature under which an optionee will be granted a new option for a number of shares that is equal to the number of shares applied by the optionee to satisfy the exercise price or tax withholdings of a previous option grant.

No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an option may be exercised only by the recipient. However, the Compensation Committee may permit the holder of an option or stock appreciation right to transfer the option or right to immediate family members or a family trust for estate planning purposes. Unless otherwise provided by the Compensation Committee, options that are exercisable at the time of a recipient’s termination of service with us will continue to be exercisable for 90 days, unless the optionee terminates employment or service with us due to death or disability, in which case the option will continue to be exercisable for one year, or for cause, in which case the option will cease to be exercisable upon termination.

Stock Appreciation Rights.  A stock appreciation right may be granted by the Compensation Committee either alone, or in tandem with, other options or awards under the 2009 Plan. A stock appreciation right will relate to a number of shares of NeoStem Common Stock as the Compensation Committee determines at the time of grant. Each stock appreciation right will have an exercise period determined by the Compensation Committee not to exceed ten years from the date of grant. Upon exercise of a stock appreciation right, the holder will receive a number of shares of NeoStem Common Stock equal to (i) the number of shares for which the stock appreciation right is exercised times the appreciation in the fair market value of a share of NeoStem Common Stock between the date the stock appreciation right was granted and its date of exercise; divided by (ii) the fair market value of a share of Common Stock on the date that the stock appreciation right is exercised. The Compensation Committee will determine the extent to which a holder of a stock appreciation right may exercise the right following termination of service with NeoStem.

Terms and Conditions of Stock Awards.  The Compensation Committee may also grant a restricted or unrestricted stock award and/or a restricted stock unit award to any eligible employee, consultant or director. Under a restricted stock award, shares of NeoStem Common Stock that are the subject of the award are generally subject to forfeiture to the extent that the recipient terminates service with us prior to the award having vested or if the performance goals established by the Compensation Committee as a condition of vesting are not achieved. Shares of NeoStem Common Stock subject to a restricted stock award cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the recipient of the award unless and until the applicable restrictions lapse. Unless otherwise determined by the Compensation

Committee, holders of restricted shares will have the right to vote such shares and to receive any cash dividends with respect thereto during the restriction period. Any stock dividends will be subject to the same restrictions as the underlying shares of restricted stock.

Under a restricted stock unit award, restricted stock units that are the subject of the award are generally subject to forfeiture to the extent that the recipient terminates service with us prior to the award having vested or if the performance goals established by the Compensation Committee as a condition of vesting are not achieved. To the extent that the award of restricted stock units vests, the recipient shall become entitled to receive a number of shares of NeoStem Common Stock equal to the number of restricted stock units that became vested. Restricted stock units cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the recipient of the award and during a recipient’s lifetime may be exercised only by the recipient. Prior to the delivery of shares of NeoStem Common Stock with respect to an award of restricted stock units, the recipient shall have no rights as a shareholder of NeoStem.

Unrestricted stock awards are grants of shares of NeoStem Common Stock that are not subject to forfeiture.

To the extent that the Compensation Committee grants stock awards that are subject to the satisfaction of performance goals specified by the Compensation Committee (“performance awards”), the Compensation Committee shall establish the specified levels of performance goals. Performance goals may be weighted for different factors and measures. The Compensation Committee will have discretion to make adjustments to a performance award in certain circumstances, such as when a person is promoted into a position of eligibility for a performance award, is transferred between eligible positions with different performance goals, terminates employment and is subsequently rehired, takes a leave of absence, or other similar circumstances deemed appropriate by the Compensation Committee. The Compensation Committee may also increase or decrease a stock award to any individual, except that, an award intended to be “qualified performance-based compensation” for purposes of Section 162(m) of the Code, may not be increased. The Compensation Committee will certify the degree of attainment of performance goals after the end of each year.

If stock awards are intended to satisfy the conditions for deductibility under Section 162(m) of the Code as “performance-based compensation,” the performance criteria will be selected from among the following, which may be applied to NeoStem as a whole, or to an individual recipient, or to a department, unit, division or function within the company or an affiliate, and they may apply on a pre- or post-tax basis, either alone or relative to the performance of other businesses or individuals (including industry or general market indices): (a) earnings (either in the aggregate or on a per-share basis, reflecting dilution of shares as the Compensation Committee deems appropriate and, if the Compensation Committee so determines, net of or including dividends) before or after interest and taxes (“EBIT”) or before or after interest, taxes, depreciation, and amortization (“EBITDA”); (b) gross or net revenue or changes in annual revenues; (c) cash flow(s) (including either operating or net cash flows); (d) financial return ratios; (e) total stockholder return, stockholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price, or share price appreciation; (f) earnings growth or growth in earnings per share; (g) return measures, including return or net return on assets, net assets, equity, capital, investment, or gross sales; (h) adjusted pre-tax margin; (i) pre-tax profits; (j) operating margins; (k) operating profits; (l) operating expenses; (m) dividends; (n) net income or net operating income; (o) growth in operating earnings or growth in earnings per share; (p) value of assets; (q) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; (r) aggregate product price and other product measures; (s) expense or cost levels, in each case, where applicable, determined either on a company-wide basis or in respect of any one or more specified divisions; (t) reduction of losses, loss ratios or expense ratios; (u) reduction in fixed costs; (v) operating cost management; (w) cost of capital; (x) debt reduction; (y) productivity improvements; (z) average inventory turnover; or (aa) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures.

Effect of Certain Corporate Transactions.  In the event that our Company merges or consolidates with another corporation, or if our Company liquidates or sells substantially all of its assets, or if a person or entity or a group of persons and/or entities acting in concert becomes the beneficial owner of more than 50% of our outstanding securities, then each holder of an option or stock appreciation right will be entitled, upon exercise of the option or stock appreciation right, to receive, in lieu of shares of NeoStem Common Stock, the securities or other property to which the holder would have been entitled if the option or stock appreciation right had been exercised immediately prior to such event. However, the board may waive any restrictions applicable to options or stock appreciation rights so that they may be exercised prior to such an event. In connection with such an event, the successor corporation may assume other awards granted under the 2009 Plan. However, if the successor corporation does not assume the awards, then all vesting periods and other conditions applicable to the awards will be deemed to have been satisfied as a result of such an event. Our Board of Directors may also treat all vesting periods and other conditions applicable to the awards as having been satisfied as a result of such an event regardless of whether or not the awards would have been assumed or continued by the successor corporation.

Amendment, Termination.  Our Board of Directors may at any time amend the 2009 Plan for the purpose of satisfying the requirements of the Code, or other applicable law or regulation or for any other legal purpose, provided that, without the consent of our stockholders, our Board of Directors may not (a) increase the number of shares of NeoStem Common Stock available under the 2009 Plan, (b) change the group of individuals eligible to receive options, stock appreciation rights and/or other plan awards, or (c) extend the term of the 2009 Plan.

Federal Income Tax Consequences

Following is a summary of the federal income tax consequences of option and other grants under the 2009 Plan. Optionees and recipients of other rights and awards granted under the 2009 Plan are advised to consult their personal tax advisors before exercising an option, stock appreciation right or award or disposing of any stock received pursuant to the exercise of an option or stock appreciation right or vesting of a stock award. In addition, the following summary is based upon an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change and does not address state, local or other tax laws.

Treatment of Options

The Code treats incentive stock options and nonstatutory stock options differently. However, as to both types of options, no income will be recognized to the optionee at the time of the grant of the options under the 2009 Plan, nor will our Company be entitled to a tax deduction at that time.

Generally, upon exercise of a nonstatutory stock option (including an option intended to be an incentive stock option but which has not continued to so qualify at the time of exercise), an optionee will recognize ordinary income tax on the excess of the fair market value of the stock on the exercise date over the option price. Our Company will be entitled to a tax deduction for the year of exercise in an amount equal to the ordinary income recognized by the optionee. Our Company will be required to satisfy applicable withholding requirements in order to be entitled to a tax deduction. In general, if an optionee, in exercising a nonstatutory stock option, tenders shares of NeoStem Common Stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of an incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the incentive stock option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the incentive stock option.

For incentive stock options, there is no taxable income to an optionee at the time of exercise. However, the excess of the fair market value of the stock on the date of exercise over the exercise price will be taken into account in determining whether the “alternative minimum tax” will apply for the year of exercise. If the shares acquired upon exercise are held until at least two years from the date of grant and more than one year from the date of exercise, any gain or loss upon the sale of such shares, if held as capital assets, will be long-term capital gain or loss (measured by the difference between the sales price of the stock and the exercise price). Under current federal income tax law, a long-term capital gain will be taxed at a rate which is less than the maximum rate of tax on ordinary income. If the two-year and one year holding period requirements are not met (a “disqualifying disposition”), an optionee will recognize ordinary income in the year of disposition in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price. The remainder of the gain will be treated as long-term capital gain, depending upon whether the stock has been held for more than a year. If an optionee makes a disqualifying disposition, our Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee.

In general, if an optionee, in exercising an incentive stock option, tenders shares of NeoStem Common Stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of another incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the other option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the other option.

As noted above, the exercise of an incentive stock option could subject an optionee to the alternative minimum tax. The application of the alternative minimum tax to any particular optionee depends upon the particular facts and circumstances which exist with respect to the optionee in the year of exercise. However, as a general rule, the amount by which the fair market value of NeoStem Common Stock on the date of exercise of an option exceeds the exercise price of the option will constitute an item of “adjustment” for purposes of determining the alternative minimum taxable income on which the alternative tax may be imposed. As such, this item will enter into the tax base on which the alternative minimum tax is computed, and may therefore cause the alternative minimum tax to become applicable in any given year.

Treatment of Stock Appreciation Rights

Generally, the recipient of a stock appreciation right will not recognize any income upon grant of the stock appreciation right, nor will our Company be entitled to a deduction at that time. Upon exercise of a stock appreciation right, the holder will recognize ordinary income, and our Company generally will be entitled to a corresponding deduction, equal to the fair market value of the shares of NeoStem Common Stock or cash received upon exercise of the right.

Treatment of Stock Awards

Generally, absent an election to be taxed currently under Section 83(b) of the Code (a “Section 83(b) Election”), there will be no federal income tax consequences to either the recipient or our Company upon the grant of a restricted stock award. At the expiration of the restriction period and the satisfaction of any other restrictions applicable to the restricted shares, the recipient will recognize ordinary income and our Company generally will be entitled to a corresponding deduction equal to the fair market value of NeoStem Common Stock at that time. If a Section 83(b) Election is made within 30 days after the date the restricted stock award is granted, the recipient will recognize an amount of ordinary income at the time of the receipt of the restricted shares, and our Company generally will be entitled to a corresponding deduction, equal to the fair market value (determined without regard to applicable restrictions) of the shares at such time. If a Section 83(b) Election is made, no additional income will be recognized by the recipient upon the lapse of restrictions on the shares (and prior to the sale of such shares), but, if the shares are subsequently forfeited, the recipient may not deduct the income that was recognized pursuant to the Section 83(b) Election at the time of the receipt of the shares.

The recipient of an unrestricted stock award will recognize ordinary income, and our Company generally will be entitled to a corresponding deduction, equal to the fair market value of NeoStem Common Stock that is the subject of the award when the Award is made.

The recipient of restricted stock units will recognize ordinary income as and when the units vest. The amount of the income will be equal to the fair market value of the shares of NeoStem Common Stock issued at that time, and our Company will be entitled to a corresponding deduction. The recipient of a restricted stock unit will not be permitted to make a Section 83(b) Election with respect to such award.

Potential Limitation on Company Deductions

Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to options granted in the future under the 2009 Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Code Section 162(m), compensation attributable to options will qualify as performance-based compensation, provided that (among other things): (i) the stock award plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period; (ii) the per-employee limitation is approved by the stockholders; (iii) the award is granted by a Compensation Committee comprised solely of “outside directors”; and (iv) the exercise price of the award is no less than the fair market value of the stock on the date of grant.

Tax Withholding

As and when appropriate, our Company shall have the right to require each optionee purchasing shares of NeoStem Common Stock and each grantee receiving an award of shares of NeoStem Common Stock under the 2009 Plan to pay any federal, state or local taxes required by law to be withheld.

Future Grants

The grant of options, stock appreciation rights and stock awards under the 2009 Plan is discretionary, and except to the extent indicated above with respect to the four key executives of PCT, our Company cannot determine now the number or type of options, stock appreciation rights or stock awards to be granted in the future to any particular person or group.

Aggregate Past Grants

As of August 17, 2011, awards covering 17,854,053 shares of NeoStem Common Stock had been granted under the 2009 Plan. This amount includes 16,126,874 shares subject to stock option awards and 1,727,179 shares granted as stock awards. The following table shows information regarding the distribution of these awards among the persons and groups identified below:

Name or Category	Number of Shares Subject to Stock Option Awards	Number of Shares Granted as Stock Awards
Named Executive Officers:
Robin L. Smith, M.D.* Chief Executive Officer	3,279,678	753,529
Shi Mingsheng* Chairman of the Board of Erye	0	0
Madam Zhang Jian Vice President — Pharmaceutical Operations, NeoStem, and General Manager, Erye	0	0
All current Executive Officers as a group	6,925,109	928,529
Current Directors:
Edward C. Geehr, M.D.	265,000	0
Richard Berman	313,387	80,000
Steven S. Myers	313,387	125,000
Drew Bernstein	400,000	0
Eric H.C. Wei	0	0
Non-Executive Directors as a Group	1,291,774	205,000
All employees, including all current officers who are not executive officers, as a group	6,521,947	111,250

*	Also current director

Securities Issuable Pursuant to NeoStem’s Equity Compensation Plans

The following table gives information relevant to securities issuable pursuant to NeoStem’s equity compensation plans as of August 17, 2011:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected In Column (a))
Equity Compensation Plans Approved by Stockholders	17,582,528	$1.75	6,410,778
Equity Compensation Plans Not Approved by Stockholders(1)	1,420,500	1.97	—
TOTAL	19,003,028	$1.77	6,410,778

(1)	Consists of individual grants of warrants to fifteen service providers to the Company, no one of which is individually material.

In the above table, the equity compensation plans approved by stockholders include the NeoStem, Inc. 2003 Equity Participation Plan (the “2003 Plan”), the 2009 Plan and the 2009 Non-U.S. Plan. These plans were NeoStem’s only equity compensation plans approved by security holders in existence as of August 17, 2011. The above table does not give effect to the plan amendment proposed by this NeoStem Proposal 4 or to the proposed reduction in the number of shares covered by the 2009 Non-U.S. Plan.

Vote Required

The affirmative vote of a majority of the votes cast in person or by proxy is required to approve NeoStem Proposal 4.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF NEOSTEM VOTE “FOR” NEOSTEM PROPOSAL 4.

NEOSTEM PROPOSAL 5

TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS NEOSTEM’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011

Change of NeoStem’s Independent Accountant

The Audit Committee of NeoStem’s Board of Directors (the “Audit Committee”) has appointed Grant Thornton LLP (“Grant Thornton”) as NeoStem’s independent registered public accounting firm for NeoStem’s fiscal year ending December 31, 2011. NeoStem’s Board is submitting this appointment to NeoStem’s stockholders for ratification.

Background

Holtz Rubenstein Reminick LLP (“Holtz Rubenstein Reminick”) served as the Company’s independent registered public accounting firm since 2003. On March 11, 2010, the Audit Committee determined that Holtz Rubenstein Reminick would not be appointed as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2010 (“fiscal year 2010”). Accordingly, Holtz Rubenstein Reminick’s engagement as the Company’s independent registered public accounting firm ended on March 31, 2010 after the completion by Holtz Rubenstein Reminick of its audit of our financial statements for the fiscal year ended December 31, 2009 and the filing with the Securities and Exchange Commission of our Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. On March 11, 2010, the Audit Committee also approved the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for fiscal year 2010. On that date, upon the recommendation and approval by the Audit Committee, Deloitte was engaged to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Holtz Rubenstein Reminick’s report on our Company’s financial statements for the fiscal years ended December 31, 2009 and December 31, 2008 did not contain any adverse opinion or any disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During our Company’s fiscal years ended December 31, 2009 and December 31, 2008 and the subsequent interim period through March 31, 2010, our Company had no disagreements with Holtz Rubenstein Reminick on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Holtz Rubenstein Reminick, would have caused it to make reference to the subject matter of the disagreements in its reports for such years. During the fiscal years ended December 31, 2009 and December 31, 2008, and the subsequent interim period through March 31, 2010, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.

During the Company’s fiscal years ended December 31, 2009 and December 31, 2008, and the subsequent interim period through March 31, 2010, the Company did not consult with Deloitte regarding either of the following: (1) the application of accounting principles to any specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and Deloitte did not provide a written report or oral advice on any accounting, auditing or financial reporting issue that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (2) any matter that was either subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.

Deloitte’s appointment as the Company’s independent registered public accounting firm for fiscal year 2010 was ratified by NeoStem’s stockholders at the annual meeting held on June 2, 2010. As previously reported in NeoStem’s Current Report on 8-K dated June 23, 2011, as amended, on June 23, 2011 Deloitte informed NeoStem that it declined to stand for re-appointment as NeoStem’s independent registered public accounting firm for the fiscal year ending December 31, 2011, but that it would complete the interim period review of NeoStem’s financial statements for the quarterly period ended June 30, 2011. Deloitte’s engagement as NeoStem’s independent registered public accounting firm did in fact end on August 12, 2011 with its completion of the interim period review of NeoStem’s financial statements for the quarterly period ended June 30, 2011.

Deloitte’s report on NeoStem’s financial statements for the fiscal year ended December 31, 2010 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During NeoStem’s fiscal year ended December 31, 2010 and the subsequent interim periods through August 12, 2011, NeoStem had no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in its reports for such periods. During the fiscal year ended December 31, 2010, and the subsequent interim periods through August 12, 2011, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K. Deloitte did not serve as the Company’s independent registered public accounting firm prior to fiscal 2010.

On August 23, 2011, upon the recommendation and approval of the Audit Committee of NeoStem’s Board of Directors, Grant Thornton was engaged to serve as NeoStem’s independent registered public accounting firm for the fiscal year ending December 31, 2011, commencing with the interim period ending September 30, 2011.

During NeoStem’s fiscal years ended December 31, 2009 and December 31, 2010, and the subsequent interim period through August 23, 2011, neither NeoStem nor anyone on NeoStem’s behalf consulted with Grant Thornton regarding: (1) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on NeoStem’s financial statements, and Grant Thornton did not provide a written report or oral advice on any accounting, auditing or financial reporting issue that Grant Thornton concluded was an important factor considered by NeoStem in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a “reportable event,” as described in Item 304(a)(1)(v) of Regulation S-K.

It is intended that the persons named in the accompanying proxy will vote for the ratification of the appointment of Grant Thornton.

Representatives of each of Deloitte and Grant Thornton are expected to attend the NeoStem Annual Meeting, to have an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

ACCOUNTING FEES AND OTHER ACCOUNTING MATTERS

The following table sets forth a summary of the fees billed or expected to be billed to NeoStem (i) by Deloitte for professional services rendered for the fiscal year ended December 31, 2010 and (ii) by Holtz Rubenstein Reminick for professional services rendered for the fiscal year ended December 31, 2009.

Fee Category	Fiscal 2010 Fees	Fiscal 2009 Fees
Audit Fees(1)	$787,500	$391,800
Audit-Related Fees(2)	$—	$206,200
Tax Fees(3)	$—	$18,900
All Other Fees(4)	$2,400	$—
Total Fees	$789,900	$616,900

(1)	Audit Fees consist of aggregate fees billed or expected to be billed for professional services rendered for the audit of NeoStem’s annual consolidated financial statements included in NeoStem’s Annual Reports on Form 10-K and review of the interim consolidated financial statements included in Quarterly Reports on Form 10-Q or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the fiscal years ended December 31, 2010 and December 31, 2009, respectively. For 2010, such fees also include services relating to the comfort letter issued in connection with the Company’s November 2010 financings and review of S-4 filings related to NeoStem’s PCT Merger.
(2)	Audit-Related Fees consist of aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of NeoStem’s consolidated financial statements and are not reported under “Audit Fees.” For 2009, such services include review of Form 8-K, S-1 and S-3 filings (and related correspondence with the SEC), agreed upon procedures in connection with the NeoStem’s Erye Merger and related transactions and review of the related S-4 filings, and research into various accounting issues.
(3)	Tax Fees consist of aggregate fees billed or expected to be billed for professional services rendered for tax compliance, tax advice and tax planning. These fees related to preparation of NeoStem’s federal and state income tax returns and other tax compliance activities.
(4)	All Other Fees consist of aggregate fees billed for products and services provided by Deloitte & Touche or Holtz Rubenstein Reminick (as applicable), other than those disclosed above.

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm and approves in advance any services to be performed by the independent registered public accounting firm, whether audit-related or not. The Audit Committee reviews each proposed engagement to determine whether the provision of services is compatible with maintaining the independence of the independent registered public accounting firm. All of the fees shown above were pre-approved by the Audit Committee.

Vote Required

The affirmative vote of a majority of the votes cast in person or by proxy is required to approve NeoStem Proposal 5.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF NEOSTEM VOTE “FOR” NEOSTEM PROPOSAL 5.

NEOSTEM PROPOSAL 6

TO APPROVE THE ADJOURNMENT OF THE NEOSTEM ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES, IN THE EVENT THAT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE NEOSTEM ANNUAL MEETING TO APPROVE THE PROPOSALS SUBMITTED AT THE NEOSTEM ANNUAL MEETING

We propose that the NeoStem stockholders approve the adjournment of the NeoStem Annual Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve any of the NeoStem Proposals described above.

Vote Required

The affirmative vote of the holders of a majority of the shares present at the NeoStem Annual Meeting and entitled to vote will be required to approve an adjournment of the NeoStem Annual Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the NeoStem Annual Meeting to approve the proposals submitted at the NeoStem Annual Meeting.

Recommendation of NeoStem’s Board of Directors

The NeoStem board of directors recommends that the NeoStem stockholders vote “FOR” NeoStem Proposal 6, the adjournment of the NeoStem Annual Meeting, if necessary, to solicit additional proxies, in the event that there are insufficient votes to constitute a quorum or to approve any of the NeoStem proposals at the time of the NeoStem Annual Meeting.

THE NEOSTEM BOARD OF DIRECTORS RECOMMENDS THAT
THE STOCKHOLDERS OF NEOSTEM VOTE
“FOR” NEOSTEM PROPOSAL 6.

NEOSTEM EXECUTIVE COMPENSATION

NeoStem Summary Compensation Table

The following table sets forth certain summary compensation information with respect to NeoStem’s Chief Executive Officer and NeoStem’s two other most highly compensated executive officers, for services as executive officers for the last two fiscal years.

Name and Principal Function	Year	Salary		Bonus		Stock Awards(1)		Option Awards(1)		All Other Compensation		Total Compensation
Robin Smith, Chief Executive Officer	2010	$333,254		$382,024	(2)	$—		$—		$80,653	(3)	$795,931
	2009	$302,500		$275,000	(4)	$1,236,250	(5)	$3,322,252	(6)	$625,675	(7)	$5,761,677
Shi Mingsheng, Chairman of the Board of Erye(8)	2010	$61,531	(9)	$—		$—		$1,265,280	(10)	$45,000	(11)	$1,371,811
	2009	$6,776	(9)	—		$248,500	(12)	$—		$—		$255,276
Madam Zhang Jian, Vice President — Pharmaceutical Operations, NeoStem and General Manager, Erye(13)	2010	$125,572	(14)	$72,500	(15)	—		$1,181,280	(16)	—		$1,379,352
	2009	$6,253	(17)	—		$248,500	(18)	—		—		$254,753

(1)	Amounts shown under “Stock Awards” and “Option Awards” represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, in accordance with SEC rules. See Note 9 to the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for a discussion of assumptions made in such valuations. All stock awards, option awards and other shares discussed in this table were issued under the Company’s 2003 Equity Participation Plan, 2009 Equity Compensation Plan or 2009 Non-U.S. Equity Compensation Plan, with a per share price generally equal to the fair market value of a share of common stock on the date of grant.
(2)	Includes approximately $82,000 in a bonus payable upon achievement of a business milestone, which occurred in the first quarter of 2010, as part of an Additional Compensation Plan adopted by the Compensation Committee in October 2009.
(3)	Consisted of (i) a car allowance of $12,000, (ii) approximately $17,000 paid by us on behalf of Dr. Smith for life and disability insurance, (iii) approximately $15,500 for club membership dues, and (iv) approximately $36,150 in previously approved reimbursement for prior withholding associated with a stock grant to Dr. Smith in 2009.
(4)	On October 1, 2009, Dr. Smith earned a bonus of $275,000. To help conserve cash, she elected to defer receiving a total payment of the bonus. In November 2009, we paid Dr. Smith $50,000 of this bonus, in February 2010, $125,000 was paid and as of June 17, 2010 the remainder was paid. We recognized this bonus as compensation in 2009 and $225,000 is reflected on our balance sheet at December 31, 2009 as an accrued liability.
(5)	In 2009, Dr. Smith was granted the following stock awards which were fully vested upon grant unless otherwise stated: 25,000 shares of our common stock with a per share price of $1.95 on May 21, 2009, 500,000 shares of our common stock with a per share price of $1.71 (for which we agreed to pay total withholding taxes) on July 8, 2009 which were vested as to 300,000 shares on grant and were scheduled to vest as to the remaining 200,000 shares upon achievement of a specific business milestone (vesting schedule revised resulting in accelerated vesting, as ratified by the Compensation Committee on July 7, 2010) and 175,000 of common stock with a per share price of $1.90 (for which we agreed to pay total withholding taxes) on October 30, 2009 upon closing of the Erye Merger.
(6)	In 2009, Dr. Smith was granted the following options: On May 21, 2009, options to purchase 100,000 shares of our common stock at an exercise price of $1.95 per share which was vested in its entirety on the date of grant; on July 8, 2009 options to purchase 500,000 shares of our common stock at an exercise price of $1.71 per share which vested as to 250,000 shares on the date of grant and 250,000 upon the achievement of a business milestone which was achieved upon consummation of the Erye Merger; on October 29, 2009 options to purchase 750,000 shares of our common stock at an exercise price of $2.04 per share and scheduled to vest as to 250,000 upon the achievement of a specific business milestone, 250,000 on July 8, 2010 and 250,000 on July 8, 2011 (as to which on July 7, 2010, the Compensation Committee accelerated the vesting of the 250,000 options scheduled to vest upon the achievement of a business milestone and the 250,000 options scheduled to vest on July 8, 2011); on October 30, 2009 options to purchase 229,678 shares of our common stock at an exercise price of $1.90 per share which vested in its entirety on the date of grant; on November 4, 2009 options to purchase 200,000 shares of common stock at an exercise price of $1.66 per share granted under the Director Compensation Plan (150,000 for director services and 50,000 for Board Chairman services), which was scheduled to vest as to one-third on each one year anniversary of the date of grant (as to which vesting was accelerated to April 4, 2011 pursuant to an amendment to Dr. Smith’s employment agreement effective April 4, 2011). Includes $17,140 attributable to a total of 374,000 options that were subject to the Repricing (as hereinafter defined).
(7)	Includes (i) a car allowance of approximately $12,000; (ii) approximately $12,500 paid by us on behalf of Dr. Smith for life insurance and (iii) approximately $595,300 in withholding taxes for Dr. Smith associated with stock grants in 2009 (see note 5, above — this amount was previously disclosed but not quantified in the Summary Compensation Table in the previous year).
(8)	As a result of the Erye Merger and Mr. Shi Mingsheng’s position as Chairman of the Board of Erye, Mr. Shi is considered to be an executive officer of the Company effective October 30, 2009.
(9)	These amounts represent the U.S. dollar equivalent of Mr. Shi’s cash compensation paid to him by Erye, using an average exchange rate from Renminbi to U.S. dollars for the periods reflected. For 2009, only that portion of Mr. Shi’s cash compensation paid to him subsequent to the Erye Merger is reflected.
(10)	In 2010, Mr. Shi was awarded the following options: On June 17, 2010, in his capacity as Chairman of the Board of our subsidiary, Erye, Mr. Shi was granted options by the Company under our 2009 Non-U.S. Based Equity Compensation Plan to purchase 600,000 shares of our common stock at an exercise price of $2.36 per share. An aggregate of 200,000 of these options vested on July 31, 2010 and an additional 100,000 of these options vested on June 30, 2011, in each case following the achievement of specific business milestones. The remainder of these options were scheduled to vest in four installments (consisting of two installments of 50,000 options each, and two installments of 100,000 options each), in each case upon the achievement of the specific business milestone applicable to the installment; however, an aggregate of 200,000 of such options were cancelled due to non-achievement of the specified milestone.
(11)	Represents $45,000 in quarterly fees paid by the Company to Mr. Shi in his capacity as a director of the Company. Mr. Shi joined the Board of Directors in March 2010.
(12)	In 2009, Mr. Shi was awarded the following stock awards by the Company: on December 28, 2009, 175,000 shares of our common stock with a per share price of $1.42, in connection with the Erye Merger.
(13)	As a result of the Erye Merger and Madam Zhang Jian’s position as General Manager of Erye, Madam Zhang is considered to be an executive officer of the Company effective October 30, 2009. On June 9, 2010, Madam Zhang became the Vice President of Pharmaceutical Operations of NeoStem.
(14)	This amount is comprised of (i) $70,000 in salary paid to Madam Zhang from NeoStem in her capacity as Vice President of Pharmaceutical Operations of NeoStem and (ii) $55,572, the U.S. dollar equivalent of Madam Zhang’s cash compensation paid to her by Erye in her capacity as General Manager of Erye, using an average exchange rate from Renminbi to U.S. dollars for the period reflected.
(15)	This amount is comprised of a bonus paid to Madam Zhang by NeoStem in her capacity as Vice President of Pharmaceutical Operations of NeoStem.
(16)	In 2010, Madam Zhang was awarded the following options: On June 9, 2010, in her capacity as Vice President of Pharmaceutical Operations of NeoStem, Madam Zhang was granted options by the Company under our 2009 Non-U.S. Equity Compensation Plan to purchase 650,000 shares of our common stock at an exercise price of $2.16 per share, which vested as to 150,000 shares on the date of grant and as to 50,000 shares on the first anniversary of the date of grant, is scheduled to vest as to 50,000 shares on each of the second, third, fourth and fifth one year anniversaries of the date of grant, and as to the remainder of the options is scheduled to vest in five installments of 50,000 shares each, in each case upon the achievement of the specific business milestone applicable to the installment.
(17)	This amount represents the U.S. dollar equivalent of Madam Zhang’s cash compensation paid to her by Erye, using an average exchange rate from Renminbi to U.S. dollars for the period reflected. Only that portion of Madam Zhang’s cash compensation paid to her subsequent to the Erye Merger is reflected.

(18)	In 2009, Madam Zhang was awarded the following stock awards by the Company: on December 28, 2009, 175,000 shares of our common stock with a per share price of $1.42, in connection with the Erye Merger.

NEOSTEM EMPLOYMENT AGREEMENTS AND EQUITY GRANTS

Employment Agreements

This section contains a description of the employment agreements NeoStem has (or had during the years ended December 31, 2009 and 2010) with the officers named in the Summary Compensation Table. The descriptions to follow provide further information about the compensation that is shown in the Summary Compensation Table for these officers. They also give you information about payments that could be received by these officers under certain circumstances at such time as their employment with NeoStem ends, for example, certain severance arrangements. All numbers in the descriptions have been adjusted (as appropriate) to reflect both the one-for-ten reverse stock split which was effective as of August 31, 2006 and the one-for-ten reverse stock split which was effective as of August 9, 2007.

Robin L. Smith — Chief Executive Officer and Chairman of the Board

On May 26, 2006, we entered into an employment agreement with Dr. Robin L. Smith, pursuant to which Dr. Smith serves as our Chief Executive Officer. This agreement was for a period of two years, which term could be renewed for successive one-year terms unless otherwise terminated by Dr. Smith or us. The effective date of Dr. Smith’s employment agreement was June 2, 2006. Under this agreement, Dr. Smith was entitled to receive a base salary of $180,000 per year, to be increased to $236,000 after the first year anniversary of the effective date of her employment agreement. Dr. Smith was also eligible for an annual bonus determined by the Board, a car allowance of $1,000 per month and variable life insurance with payments not to exceed $1,200 per month.

On January 26, 2007, in connection with the January 2007 private placement, we entered into a letter agreement with Dr. Smith, pursuant to which Dr. Smith’s employment agreement dated as of May 26, 2006 was amended to provide that: (a) the term of her employment would be extended to December 31, 2010 and (b) upon the first closings in the January 2007 private placement, Dr. Smith’s base salary would be increased to $250,000. Other than as set forth therein, Dr. Smith’s original employment agreement and all amendments thereto remain in full force and effect. As consideration for her agreement to substantially extend her employment term, among other agreements contained in this amendment, on January 18, 2007 Dr. Smith was also granted an option under our 2003 Equity Participation Plan to purchase 55,000 shares of our common stock at a per share exercise price equal to $5.00 vesting as to (i) 25,000 shares upon the first closings in the January 2007 private placement; (ii) 15,000 shares on June 30, 2007; and (iii) 15,000 shares on December 31, 2007.

Effective as of September 27, 2007, we entered into a letter agreement with Dr. Smith, pursuant to which Dr. Smith’s employment agreement was further amended to provide that: (a) Dr. Smith’s base salary would be increased to $275,000; (b) her base salary would be increased by 10% on each one-year anniversary of the agreement; (c) a cash bonus of $187,500 (an amount equal to 75% of her base salary) would be paid October 1, 2007; (d) Dr. Smith’s bonus for 2008 was set in the amount of $250,000 (an amount equal to 100% of her base salary) to be paid October 1, 2008; and (e) we agreed to pay membership and annual fees for a club in New York of Dr. Smith’s choice for business entertaining and meetings.

Effective July 1, 2009, the cash component of Dr. Smith’s annual salary was increased to $302,500. On July 29, 2009, we amended the terms of our employment agreement with Dr. Smith by means of a letter agreement to extend the term of Dr. Smith’s employment to December 31, 2011 and subject to consummation of the Erye Merger, awarded to Dr Smith a $275,000 cash bonus for 2009 and comparable minimum annual bonuses for 2010 and 2011. Dr. Smith has been paid all of the bonus for 2009 and a $300,000 bonus authorized by the Compensation Committee for 2010 was paid in 2010.

On April 4, 2011, the Company entered into an amendment of its May 26, 2006 employment agreement with Dr. Robin L. Smith, pursuant to which, as previously amended (the “Agreement”), Dr. Smith serves as Chairman of the Board and Chief Executive Officer of the Company. Pursuant to the amendment, (i) the term of the Agreement was extended from December 31, 2011 to December 31, 2012; (ii) Dr. Smith will receive cash bonuses on October 1, 2011 and 2012 in the minimum amount of 110% of the prior year’s bonus; (iii) a failure to renew the Agreement at the end of the term regardless of reason shall be treated as a termination by the Company without cause; (iv) the Company shall pay Dr. Smith her base salary and COBRA premiums (a) for one year in the event of a termination of the agreement by Dr. Smith for other than good reason and (b) during any period during which she is bound by non-competition, non-solicitation or similar covenants with the Company (such payments shall not be made during the time Dr. Smith is also receiving payments under (iii) or (iv)(a)); (v) Dr. Smith was granted an option to purchase 1,500,000 shares of Common Stock at a per share exercise price equal to the closing price of the Common Stock on the date of the amendment, vesting as to 500,000 shares on each of the date of grant, December 31, 2011 and December 31, 2012; (vi) all other unvested options held by Dr. Smith were immediately vested; (vii) any vested options previously or hereafter granted to Dr. Smith during the remainder of the term shall remain exercisable following termination of employment for the full option term until the expiration date; (viii) the Company agreed that, with the exception of the period of time during which Dr. Smith is a Company affiliate and for 90 days thereafter (during which time any shares owned by or issued to Dr. Smith will bear the Company’s standard affiliate legend), the Company will not place legends on shares on Common Stock owned by Dr. Smith restricting the transfer of such shares so long as such shares are sold under an effective registration statement, pursuant to Rule 144 or are eligible for sale under Rule 144 without volume limitations; and (ix) if Dr. Smith ceases to be employed by the Company and for so long as she continues to own shares of Common Stock the sale of which would require that the current public information requirement of Rule 144 be met, the Company will use its reasonable best efforts to timely meet those requirements or obtain appropriate extensions or otherwise make available such information as is required. Except as set forth in the amendment, the Agreement remains unchanged.

We maintain key-man life insurance on Dr. Smith in the amount of $3,000,000. As of October 29, 2009, The Compensation Committee of the Board approved the reimbursement to Dr. Smith of premiums, up to $4,000 annually, for disability insurance covering Dr. Smith.

Per Dr. Smith’s January 26, 2007 letter agreement with us, upon our termination of Dr. Smith’s employment without cause or by Dr. Smith with good reason, we were to pay to Dr. Smith her base salary at the time of termination for the two-year period following such termination. Dr. Smith’s September 27, 2007 letter agreement provides that such payment of severance can be made instead in 12 equal monthly installments beginning the date of termination. In addition, per Dr. Smith’s May 26, 2006 employment agreement, upon our termination of Dr. Smith’s employment without cause or by Dr. Smith for good reason, Dr. Smith shall be entitled to: (i) a pro-rata bonus based on the annual bonus received for the prior year; (ii) COBRA payments for a two year period (as modified); and (iii) have all options which would have vested during the 12-month period following the date of termination, become fully vested, and together with all other fully vested options, remain exercisable for a maximum of 48 months (but in no event longer than the original term of exercise). Upon our termination of Dr. Smith’s employment for cause or by Dr. Smith without good reason, Dr. Smith shall be entitled to: (i) the payment of all amounts due for services rendered under the agreement up until the termination date; and (ii) have all vested options remain exercisable for a period of ninety days (all stock options which have not vested shall be forfeited). Upon termination for death or disability, Dr. Smith (or her estate) shall be entitled to: (i) the payment of all amounts due for services rendered under the agreement until the termination date; (ii) family COBRA payments for the applicable term; and (iii) have all vested options remain exercisable for a maximum of 48 months (but in no event longer than the original term of exercise). The terms described in this paragraph are superseded, as applicable, by the terms of Dr. Smith’s April 2011 amendment.

Per Dr. Smith’s May 26, 2006 employment agreement, upon a change in control of our Company, options held by Dr. Smith shall be governed by the terms of applicable agreements and equity compensation plans, but in any event at least 75% of Dr. Smith’s then unvested options shall become immediately vested and exercisable upon a change in control. Further, in the event Dr. Smith voluntarily terminates her employment without good reason following a change in control, Dr. Smith shall be entitled to: (i) the payment of base salary for one year; (ii) a pro-rata bonus based on the annual bonus received for the prior year; (iii) COBRA payments for a one year period; and (iv) have all options which would have vested during the 12-month period following the date of termination, become fully vested, and together with all other fully vested options, remain exercisable for a maximum of 48 months (but in no event longer than the original term of exercise). The terms described in this paragraph are superseded, as applicable, by the terms of Dr. Smith’s April 2011 amendment.

Shi Mingsheng — Chairman of the Board of Erye

Shi Mingsheng, who currently serves as Chairman of the Board of our subsidiary Erye, entered into a Labor Contract (the “Labor Contract”) with Erye, which became effective on June 6, 2003 and continues for an indefinite term. The Labor Contract provides that Erye will determine Mr. Shi’s salary and other remuneration, and the parties by mutual agreement will determine his specific responsibilities. In his capacity as Chairman of the Board of Erye, Mr. Shi has responsibilities commensurate with the position. Mr. Shi’s Labor Contract contains certain work condition requirements and provides for certain employee benefits as required by the applicable national and local labor law of the People’s Republic of China (“Chinese Labor Law”). Erye or Mr. Shi may terminate the Labor Contract in accordance with certain provisions of the Chinese Labor Law. In the event the Labor Contract is terminated (i) by mutual consent of the parties or (ii) by Erye under certain specified circumstances, Erye may be required to compensate Mr. Shi in accordance with the Chinese Labor Law.

We acquired our 51% interest in Erye on October 30, 2009. With respect to services provided as Chairman of the Board of Erye, Mr. Shi received for 2010 (i) cash compensation of $61,531 from Erye and (ii) options under our 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”) to purchase 600,000 shares of our Common Stock at an exercise price of $2.36 per share. An aggregate of 200,000 of these options vested on July 31, 2010 following the achievement of specific business milestones. The remainder of these options are scheduled to vest in five installments (consisting of two installments of 50,000 options each, and three installments of 100,000 options each), in each case upon the achievement of the specific business milestone applicable to the installment. For services in 2009, Mr. Shi received (i) $6,776 in cash compensation from Erye (reflecting only that portion of Mr. Shi’s cash compensation paid in respect of services rendered following the Erye Merger) and (ii) in connection with the Erye Merger, a stock award consisting of 175,000 shares of our Common Stock.

Pursuant to the terms of the Erye Merger Agreement, Mr. Shi was appointed to NeoStem’s Board of Directors on March 11, 2010. For Mr. Shi’s services as a NeoStem director during 2010, Mr. Shi received an aggregate of $45,000 in cash fees (representing $15,000 for each quarter).

Madam Zhang Jian — Vice President of Pharmaceutical Operations (NeoStem), and General Manager of Erye

Ms. Zhang Jian currently serves as our Vice President of Pharmaceutical Operations, and as the General Manager of our subsidiary Erye. Ms. Zhang Jian entered into a Labor Contract with Erye (the “Zhang Labor Contract”), which became effective on April 1, 2008 and continues for an indefinite term. For her service as General Manager of Erye, the Zhang Labor Contract provides that Ms. Zhang Jian shall receive an annualized base salary of RMB 10,200 (approximately US$1,500) (at a minimum), subject to annual increases in accordance with Erye company policy and certain salary standards published by the local PRC government. Overtime pay is calculated based on the base salary. The agreement additionally contains certain work condition requirements and provides for certain employee benefits as required by the applicable national and local labor law of the People’s Republic of China (the “Chinese Labor Law”). We acquired our 51% interest in Erye on October 30, 2009, and since such time Ms. Zhang Jian has continued to serve as General Manager of Erye.

In addition, effective as of June 9, 2010 (the “Commencement Date”), Ms. Zhang Jian entered into a letter agreement with NeoStem (the “Zhang Letter Agreement”), pursuant to which she serves as our Vice President of Pharmaceutical Operations for an indefinite term. The terms of the Zhang Letter Agreement include: (a) annual compensation of $120,000; (b) a one-time signing bonus of $72,500; and (c) a grant on the Commencement Date, pursuant and subject to the terms of our 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”), of options to purchase 650,000 shares of our Common Stock at a per share purchase price equal to the closing price of our Common Stock on the Commencement Date, which (i) vested and became exercisable as to 150,000 shares on the Commencement Date; (ii) shall vest and become exercisable as to 50,000 shares on each of the first, second, third, fourth and fifth one year anniversaries of the Commencement Date; and (iii) shall vest and become exercisable as to the reminder in five installments of 50,000 shares each, in each case upon the achievement of the specific business milestone applicable to the installment. We must give Ms. Zhang Jian 30 days’ prior written notice should we desire to terminate her employment with the Company.

For services in 2009, Ms. Zhang Jian received (i) $6,253 in cash compensation from Erye (reflecting only that portion of Ms. Zhang Jian’s cash compensation paid in respect of services following the Erye Merger) and (ii) in connection with the Erye Merger, a stock award consisting of 175,000 shares of our Common Stock. For services in 2010, Ms. Zhang Jian received (i) $55,572 in cash compensation from Erye, (ii) from NeoStem, $70,000 in salary together with a $72,500 signing bonus, pursuant to the Zhang Letter Agreement, and (iii) also pursuant to the Zhang Letter Agreement, the options to purchase 650,000 shares of our Common Stock described above.

Indemnification Agreements

As of October 2, 2009, we entered into indemnification agreements with our Chief Executive Officer, Chief Financial Officer, General Counsel, certain other employees and each of its directors pursuant to which we have agreed to indemnify such party to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is our director, officer, employee, agent or fiduciary.

NEOSTEM’S OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table* sets forth information on option awards outstanding at December 31, 2010 for NeoStem’s Named Executive Officers.

	Option Awards**
Name	Number of Securities Underlying Unexercised Options # Exercisable		Number of Securities Underlying Unexercised Options # Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price***	Option Expiration Date
Robin L. Smith	54,000	(1)(14)	—		—	$1.90	6/1/2016
	15,000	(2)	—		—	$1.90	12/4/2016
	55,000	(3)	—		—	$1.90	1/17/2017
	250,000	(4)	—		—	$1.90	9/26/2017
	120,000	(5)	—		—	$1.63	2/26/2018
	5,000	(6)	—		—	$1.13	10/30/2018
	100,000	(7)	—		—	$1.95	5/20/2019
	500,000	(8)	—		—	$1.71	7/6/2019
	750,000	(9)	—		—	$2.04	10/28/2019
	229,678	(10)	—		—	$1.90	10/29/2016
	—		200,000	(11)	—	$1.66	11/3/2019

	Option Awards**
Name	Number of Securities Underlying Unexercised Options # Exercisable		Number of Securities Underlying Unexercised Options # Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price***	Option Expiration Date
Shi Mingsheng	200,000	(12)	—		—	$2.36	6/16/2020
	—		400,000	(12)	—	$2.36	6/16/2020
Zhang Jian	150,000	(13)	—		—	$2.16	6/8/2020
	—		500,000	(13)	—	$2.16	6/8/2020

*	All numbers in this table and footnotes thereto have been adjusted (as appropriate) to reflect the one-for-ten reverse stock split effective as of August 31, 2006 and the one-for-ten reverse stock split effective as of August 9, 2007.
**	All option awards were made under and are governed by the terms of NeoStem’s 2003 Equity Participation Plan, 2009 Equity Compensation Plan or 2009 Non-U.S. Based Equity Compensation Plan.
***	On October 30, 2009, in connection with the consummation of the Erye Merger and upon shareholder approval, NeoStem amended its 2003 Equity Participation Plan (the “2003 Plan”) to grant the NeoStem Board of Directors or an appropriate committee thereof the authority to effect a one-time repricing of the exercise price of certain NeoStem options and warrants to purchase shares of Common Stock (the “Repricing”) and giving the Board of Directors or an appropriate committee thereof discretion to issue certain cash or equity awards in connection with the Repricing. Accordingly, on October 30, 2009, NeoStem repriced an aggregate of 754,250 outstanding options (of which 374,500 were held by Dr. Smith, 71,000 were held by Catherine Vaczy, our Vice President and General Counsel and an additional 145,500 (not included in the 754,250 outstanding options) were held by our former President). Under the Repricing, options with a range of exercise prices from $2.39 to $25.00 were repriced to an exercise price of $1.90 (the closing price of a share of Common Stock on the NYSE Amex on the date of the Repricing). Also, as part of an Additional Compensation Plan adopted by the Compensation Committee on October 30, 2009, NeoStem effected discretionary option awards pursuant and subject to the Company’s 2009 Equity Compensation Plan. Options (“Discretionary Options”) were awarded on October 30, 2009 to officers, directors, employees, consultants and advisors to purchase an aggregate of 562,274 shares of common stock (of which 229,678 were awarded to Dr. Smith) at an exercise price of $1.90 (the closing price of a share of Common Stock on the date of grant), and as part of the Additional Compensation Plan an aggregate of approximately $201,000 in cash awards were approved upon the Company’s closing on an equity financing transaction with net proceeds of at least $5,000,000 which were paid in the first quarter of 2010. All options included in this table with an exercise price of $1.90 were subject to the Repricing, except that the option to purchase 229,678 shares held by Dr. Smith was issued as Discretionary Options.
(1)	Consists of options granted to Dr. Smith pursuant to the terms of her employment agreement dated as of May 26, 2006, which vested as to an aggregate of 30,000 options on June 2, 2006, and as to 12,000 options on each of June 2, 2007 and June 2, 2008.
(2)	Consists of options granted to Dr. Smith by the Compensation Committee on December 5, 2006, which vested as to 10,000 options upon grant and as to 5,000 options on August 9, 2007 upon our Common Stock being listed for trading on the American Stock Exchange (now known as the NYSE Amex).
(3)	This option was granted to Dr. Smith in connection with her entering into an amendment to her employment agreement on January 26, 2007, and vested as to (i) 25,000 options upon the first closings in NeoStem’s January 2007 private placement, (ii) 15,000 options on June 30, 2007 and (iii) 15,000 options on December 31, 2007.
(4)	Consists of options granted to Dr. Smith by the Compensation Committee September 27, 2007, which vested as to 150,000 options on the date of grant and as to 100,000 options upon consummation of the Erye Merger on October 30, 2009.
(5)	Consists of options granted to Dr. Smith by the Compensation Committee on February 27, 2008, which vested (i) as to 40,000 options on the date of grant, (ii) as to 30,000 options upon consummation of the Erye Merger on October 30, 2009, (iii) as to 30,000 options on September 2, 2008 upon the achievement of a business milestone, and (iv) as to 20,000 options on October 31, 2008 upon the achievement of a business milestone.
(6)	This option was granted to Dr. Smith by the Compensation Committee on October 31, 2008 and vested on November 2, 2008 upon the achievement of a business milestone.
(7)	This option was granted to Dr. Smith by the Compensation Committee on May 8, 2009 and was vested in its entirety on the date of grant.
(8)	This option was granted to Dr. Smith by the Compensation Committee on July 8, 2009 and vested as to 250,000 options on the date of grant and as to an additional 250,000 options upon consummation of the Erye Merger on October 30, 2009.
(9)	An option was granted to Dr. Smith by the Compensation Committee effective October 29, 2009 upon approval of the Erye Merger and the increase in shares under the 2009 Equity Compensation Plan consisting of an aggregate of 750,000 option shares, and was scheduled to vest as to 250,000 upon the achievement of a specific business milestone, 250,000 on July 8, 2010 and 250,000 on July 8, 2011. On July 7, 2010, the Compensation Committee accelerated the vesting of the 250,000 options originally scheduled to vest upon achievement of a business milestone and the 250,000 options originally scheduled to vest on July 8, 2011. As a result, as of July 8, 2010, this option was fully vested.
(10)	This option was granted to Dr. Smith by the Compensation Committee as Discretionary Options on October 30, 2009 and was vested in its entirety on the date of grant.
(11)	This option was granted to Dr. Smith by the Compensation Committee on November 4, 2009 and originally scheduled to vest as to one-third of option shares on each one year anniversary of the date of grant. Pursuant to Dr. Smith’s April 4, 2011 Employment Agreement amendment, the vesting of this option was accelerated and as of that date the option was fully vested.
(12)	This option was granted to Mr. Shi on June 17, 2010, in his capacity as Chairman of the Board of our subsidiary, Erye. An aggregate of 200,000 of these options vested on July 31, 2010 following the achievement of specific business milestones. The remainder of these options are scheduled to vest in five installments (consisting of two installments of 50,000 options each, and three installments of 100,000 options each), in each case upon the achievement of the specific business milestone applicable to the installment.

(13)	This option was granted to Madam Zhang on June 9, 2010, in her capacity as Vice President of Pharmaceutical Operations of NeoStem, which vested as to 150,000 shares on the date of grant, is scheduled to vest as to 50,000 shares on each of the first, second, third, fourth and fifth one year anniversaries of the date of grant, and as to the remainder of the options is scheduled to vest in five installments of 50,000 shares each, in each case upon the achievement of the specific business milestone applicable to the installment.
(14)	This option provides for the grant of an additional option upon exercise of the original option when the exercise price is paid with shares in the individual’s possession or to which they are entitled.

The Repricing

On October 30, 2009, NeoStem amended its 2003 Equity Participation Plan (the “2003 Plan”) to grant NeoStem’s Board of Directors or an appropriate committee thereof the authority to reprice options, (ii) a one-time repricing of the exercise price of certain options and warrants to purchase shares of Common Stock (the “Repricing”), and (iii) giving the Board of Directors or an appropriate committee thereof discretion to issue certain cash or equity awards in connection with the Repricing.

On October 30, 2009, NeoStem implemented the Repricing. NeoStem repriced an aggregate of 754,250 outstanding options (of which 500,500 were held by Dr. Smith, Ms. Vaczy and Larry May, our Chief Financial Officer, and an additional 145,500 (not included in the 754,250 outstanding options) were held by Mark Weinreb, our former President and agreed to by NeoStem pursuant to Mr. Weinreb’s Separation Agreement to be modified in accordance with the Repricing and to remain exercisable for an additional two years). Under the Repricing, options with a range of exercise prices from $2.39 to $25.00 were repriced to a strike price of $1.90 (the closing price of a share of our common stock on the NYSE Amex on the date of the Repricing). The following outstanding stock options held by NeoStem’s principal executive officer, principal financial officer and other executive officers were amended to reduce the strike price to $1.90: (i) for Robin L. Smith, an aggregate of 374,000 options with exercise prices ranging from $4.95 to $25.00; (ii) for Catherine M. Vaczy, an aggregate of 71,000 options with exercise prices ranging from $4.95 to $10.00; (iii) for Mark Weinreb, pursuant to a Separation Agreement, an aggregate of 145,500 options with exercise prices ranging from $3.00 to $10.00; and (iv) for Larry A. May, an aggregate of 55,500 options with exercise prices ranging from $4.95 to $18.00. We also repriced privately issued warrants (warrants issued other than to the public or the underwriters in our August 2007 public offering) to purchase approximately 1,203,890 shares of Common Stock with exercise prices ranging from $4.00 to $8.00, to a range of approximately $3.82 to $6.81. Certain of NeoStem’s executive officers were holders of warrants to purchase shares of Common Stock at $8.00 per share for which their exercise prices were reduced to approximately $6.18 per share. An aggregate of 27,427 of such warrants were held by executive officers in the following quantities: Robin L. Smith (25,427) and Catherine M. Vaczy (2,000); and an aggregate of 34,092 of such warrants were held by two non-employee directors.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under our equity compensation plans as of December 31, 2010. In the following table, the equity compensation plans approved by security holders include the NeoStem, Inc. 2003 Equity Participation Plan (the “2003 Plan”), the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”) and the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”). These plans were our only equity compensation plans approved by security holders in existence as of December 31, 2010.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders	13,032,214	$1.91	8,775,731
Equity compensation plans not approved by security holders(1)	1,050,500	$2.10	—
Total	14,082,714	$1.92	8,775,731

(1)	Consists of individual grants of warrants to thirteen service providers to the Company, no one of which is individually material.

NEOSTEM DIRECTOR COMPENSATION

General Information

Directors who are employees of NeoStem or its wholly-owned subsidiaries do not receive additional cash compensation for serving as directors. NeoStem’s non-employee directors are reimbursed for out-of-pocket travel expenses incurred in their capacity as NeoStem directors. Pursuant to NeoStem’s 2003 Equity Participation Plan, its 2009 Equity Compensation Plan and its 2009 Non-U.S. Based Equity Compensation Plan, all directors (including independent directors) are eligible to receive equity awards. There were no option awards granted during 2010 to NeoStem’s directors, other than as reflected in the Summary Compensation Table. There were no stock awards granted during 2010 to any of NeoStem’s directors.

The following table sets forth information on all compensation to NeoStem’s directors (other than as reflected in the Summary Compensation Table) for the year ended December 31, 2010.

Name	Year	Fees Earned or Paid in Cash	Total Compensation
Richard Berman(1)	2010	$60,000	$60,000
Steven S. Myers(2)	2010	$60,000	$60,000
Drew Bernstein(3)	2010	$60,000	$60,000
Edward C. Geehr, M.D.(4)	2010	$60,000	$60,000
Eric C. Wei(5)	2010	$60,000	$60,000

(1)	At December 31, 2010, Mr. Berman had options to purchase 349,387 shares of NeoStem Common Stock outstanding, 216,054 of which were vested.
(2)	At December 31, 2010, Mr. Myers had a total of 175,000 shares in stock awards outstanding, all of which were vested. At December 31, 2010, Mr. Myers had options to purchase 349,387 shares of NeoStem Common Stock outstanding, 216,054 of which were vested.
(3)	At December 31, 2010, Mr. Bernstein had options to purchase 400,000 shares of NeoStem Common Stock outstanding, 266,667 of which were vested.
(4)	At December 31, 2010, Dr. Geehr had options to purchase 150,000 shares of NeoStem Common Stock outstanding, 50,000 of which were vested.
(5)	At December 31, 2010, Mr. Wei had options to purchase 150,000 shares of NeoStem Common Stock outstanding, 50,000 of which were vested. At Mr. Wei’s direction, his cash fees have been paid to RimAsia.

On November 4, 2009, the Compensation Committee of NeoStem’s Board of Directors approved a compensation plan for the Board of Directors (the “Board of Directors Compensation Plan”). The Board of Directors Compensation Plan provides that each Board member shall be authorized to receive options to purchase 150,000 shares of our common stock for his or her service as a Board member. These options shall vest as to 50,000 shares on each of the first, second and third anniversaries of the date of grant. The Board of Directors Compensation Plan further provides that Chairs of the Board, Chairs of a Board Committee and members of the Board of Directors of any of NeoStem’s subsidiaries shall be authorized to receive options to purchase 50,000 shares of Common Stock for his or her service as a Chair of the Board or a Committee of the Board or as a member of the Board of any of our subsidiaries. These options shall vest as to 16,667 shares of our common stock on each of the first and second anniversary of the date of grant and as to the remaining 16,666 shares of our common stock on the third anniversary of the date of grant. In each case, the exercise price of options authorized pursuant to the Board of Directors Compensation Plan shall be equal to the closing price of a share of our common stock on the date of grant. One of our directors, Mr. Shi, does not participate in the equity portion of the Board of Directors Compensation Plan. Under the Board of Directors Compensation Plan, commencing January 1, 2010, directors who are not employees of NeoStem, Inc. or its wholly owned subsidiaries are also entitled to quarterly cash fees equal to $15,000, payable in arrears.

NEOSTEM’S DIRECTOR INDEPENDENCE

NeoStem’s current Board members consist of Dr. Smith, Mr. Berman, Mr. Myers, Mr. Bernstein, Mr. Shi, Mr. Wei and Dr. Geehr. The Board of Directors has determined that Messrs. Myers, Berman, and Bernstein and Dr. Geehr are independent applying the definition of independence under the listing standards of the NYSE Amex and SEC regulations.

AMORCYTE EXECUTIVE COMPENSATION

Amorcyte Summary Compensation Table

The following table sets forth certain summary compensation information with respect to Amorcyte’s Chief Executive Officer. There were no other executive officers of Amorcyte whose total compensation exceeded $100,000 in fiscal year 2010. These executive officers are sometimes referred to below as the “Amorcyte Named Executive Officers”.

Name and Principal Function	Year	Salary(1)	Option Awards		Total Compensation
Paul J. Schmitt, Chief Executive Officer	2010	$285,000	$115,479	(2)	$400,479
	2009	$190,000	$9,326	(3)	$199,326

(1)	Amounts are paid to Mr. Schmitt on a deferred basis as described below. In July, 2011, Amorcyte paid PA-ESP Investment Management, LLC (the “Novitas Management Company”) $500,000 in satisfaction of $500,000 of the $617,500 in deferred salary payments owed to Mr. Schmitt through June 30, 2011. Pursuant to the Limited Partnership Agreement of Novitas Capital III, L.P. (and in accordance with resolutions of the Valuation Committee of Novitas Capital III, L.P.), unless waived, amounts earned by Mr. Schmitt for companies in which Novitas Capital III, L.P. is a stockholder must be paid to the Novitas Management Company. The Novitas Management Company is the Investment Manager of Novitas Capital III, L.P. Paul Schmitt is a Managing Director of the Novitas Management Company and is compensated by the Novitas Management Company for services performed on behalf of Novitas Capital III, L.P., including Mr. Schmitt’s performance of services as Chief Executive Officer of Amorcyte.
(2)	The exercise price on option to purchase 152 shares of Amorcyte, which was initially granted to Mr. Schmitt on May 19, 2006, was reduced from $798.65 per share to $185.87 per share on November 17, 2010. Amount represents the incremental fair value, on November 17, 2010, this option.
(3)	Mr. Schmitt was also issued performance options on June 18, 2009, consisting of two separate options to purchase 177 shares of Amorcyte common stock granted at $185.87 per share. The options provide that they vest upon satisfaction of the following performance condition: the closing by Amorcyte on a securities offering pursuant to which Amorcyte receives gross proceeds of at least $17 million. The grant date fair market value of these options was determined to be $0 based upon Amorcyte’s assessment that it was not probable that the performance condition would be met. The grant date fair market value of the two (2) performance awards, assuming that the performance condition would have been fully achieved, was $48,160.

Amorcyte Compensatory Arrangements

During 2010, Paul J. Schmitt, Thomas J. Moss, M.D. and Hans Mueller, Ph.D. were parties to the compensatory arrangements with Amorcyte as described below.

Schmitt Letter Agreement

Paul J. Schmitt and Amorcyte are parties to a letter agreement dated April 30, 2009 under which Amorcyte retained Mr. Schmitt as Chief Executive Officer, effective May 1, 2009 for a salary of $285,000 per year, provided that payments to Mr. Schmitt under this agreement are deferred until the closing of Amorcyte’s Preferred Stock Series B capital raise. The Board of Directors of Amorcyte has agreed to pay all unpaid deferred amounts owed to Mr. Schmitt at or immediately prior to the closing of the Amorcyte Merger.

Moss Letter Agreement

Thomas J. Moss, M.D. and Amorcyte are parties to a letter agreement dated November 21, 2005 under which Amorcyte retained Dr. Moss as Chief Medical Officer of Amorcyte effective November 14, 2005 for a salary of $110,000 per year. The agreement can be terminated by Amorcyte at any time, provided that if Amorcyte terminates Dr. Moss’ employment with no cause, Dr. Moss is entitled to one month of compensation.

Pecora Oral Agreement

In December 2010, Andrew L. Pecora had entered into an oral consulting arrangement with Amorcyte providing for compensation of $50,000 per year for serving as Amorcyte’s Chief Scientific Officer. By written agreement with Amorcyte, Dr. Pecora has relinquished all rights he had with respect to such compensation, while continuing to serve as Amorcyte’s Chief Scientific Officer.

Mueller Oral Agreement

Commencing in December, 2010 the Board of Directors of Amorcyte has agreed to retain Hans Mueller, Ph.D. at a monthly rate of $4,167. Payment of amounts earned by Dr. Mueller are deferred until the closing on future capital raises by Amorcyte. The Board of Directors of Amorcyte has agreed to pay all unpaid deferred amounts owed to Dr. Mueller at or immediately prior to the closing of the Amorcyte Merger. Previously, Dr. Mueller was compensated by Amorcyte at a rate of $3,200 per day, on an as needed and as request basis, pursuant to a letter agreement effective August 2, 2007.

Effects of the Amorcyte Merger

It is a condition to NeoStem’s obligation to close the transactions contemplated by the Agreement and Plan of Merger that (i) Dr. Pecora will enter into an amendment to his existing employment agreement with NeoStem and PCT, providing for continuation of his role as Chief Scientific Officer of Amorcyte for no additional consideration and (ii) Dr. Moss will enter into new employment agreement with NeoStem and/or Amorcyte, on terms reasonably acceptable to NeoStem, providing for the continuation of his role as Chief Medical Officer of Amorcyte to supervise Phase 2 trials.

AMORCYTE’S OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information on option and stock awards outstanding at December 31, 2010 for Amorcyte’s Named Executive Officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable(1)	Number of Securities Underlying Unexercised Options # Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2)(3)	Option Exercise Price	Option Expiration Date
Paul J. Schmitt	152	—	—	$185.87	5/18/2016
	883	—	—	$185.87	6/17/2019
	—	—	177	$185.87	6/17/2019
	—	—	177	$185.87	6/17/2019

(1)	Consists of the following: (a) an option to acquire 152 shares granted on May 19, 2006, vesting one-quarter (1/4) each of 12, 24, 36, and 48 months from the grant date at an exercise price of $185.87 per share: and (b) an option to acquire 883 shares granted on June 18, 2009, vesting 44.15 shares per month beginning May 31, 2009 through December 31, 2010 at an exercise price of $185.87 per share.
(2)	Consists of the following: (a) an option to acquire 177 shares granted on June 18, 2009, vesting subject to performance targets (i.e. the closing by Amorcyte on a securities offering pursuant to which Amorcyte receives gross proceeds of at least $17 million) at an exercise price of $185.87 per share; and (b) an option to acquire 177 shares granted on June 18, 2009, vesting subject to performance targets (i.e. the closing by Amorcyte on a securities offering pursuant to which Amorcyte receives gross proceeds of at least $17 million) at an exercise price of $185.87 per share.
(3)	Exercisability (and vesting) on options is subject to Amorcyte completing its contemplated capital raise. The Board of Directors of Amorcyte has agreed that the performance criteria will be deemed to have been met upon the consummation of the Amorcyte Merger.

PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION

NeoStem

NeoStem Common Stock trades on the NYSE-Amex under the symbol “NBS.” The following table sets forth the high and low sales prices of NeoStem Common Stock for each quarterly period presented, as reported by the NYSE-Amex.

	NeoStem Common Stock
2011	High	Low
First Quarter	$2.10	$1.14
Second Quarter	$2.08	$1.31
Third Quarter (through August 30, 2011)	$1.55	$0.60

2010	High	Low
First Quarter	$2.15	$1.26
Second Quarter	$3.50	$1.58
Third Quarter	$2.15	$1.52
Fourth Quarter	$2.15	$1.10

2009	High	Low
First Quarter	$1.08	$0.43
Second Quarter	$2.72	$0.80
Third Quarter	$2.33	$1.40
Fourth Quarter	$2.50	$1.28

Holders.  As of August 17, 2011, there were 1,171 stockholders of record of the NeoStem Common Stock (which does not include beneficial owners for whom Cede & Co. or others act as nominees).

Dividends.  NeoStem has not paid cash dividends on its common stock during the period indicated in the stock price table set forth above. The holders of NeoStem Common Stock are each entitled to receive dividends when and if declared by the board of directors out of funds legally available therefor, subject to the terms of any outstanding series of preferred stock.

Dividends of Combined Company.  Following the consummation of the Amorcyte Merger, other than payments that may be required pursuant to the terms of the NeoStem Series E 7% Senior Convertible Preferred Stock, the combined company intends to retain any future earnings to fund the development and growth of the business, and therefore does not anticipate paying any cash dividends on the NeoStem Common Stock in the foreseeable future.

Amorcyte

No class of Amorcyte’s capital stock is publicly traded.

DESCRIPTION OF SECURITIES

The following is a summary of all material characteristics of NeoStem’s capital stock as set forth in NeoStem’s Amended and Restated Certificate of Incorporation and bylaws, and its outstanding warrants. The summary does not purport to be complete and is qualified in its entirety by reference to NeoStem’s certificate of incorporation and bylaws and the Class A warrants, the Class D warrants, the Series NA Warrants, the warrants issued in NeoStem’s November 2010 Common Stock Offering, the warrants issued in NeoStem’s November 2010 Preferred Stock Offering, the warrants issued in connection with the PCT Merger, and the Certificate of Designations relating to NeoStem’s Series E 7% Senior Convertible Preferred Stock themselves, all of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and to the provisions of the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

Common Stock

NeoStem is authorized to issue 500,000,000 shares of common stock, par value $0.001 per share (“NeoStem Common Stock”). As of August 17, 2011, there were 98,232,590 shares of NeoStem Common Stock issued and outstanding.

Holders of NeoStem Common Stock are entitled to one vote per share in the election of directors and on all other matter on which stockholders are entitled or permitted to vote. Holders of NeoStem Common Stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. Subject to the terms of any outstanding series of preferred stock, the holders of NeoStem Common Stock are entitled to dividends in the amounts and at times as may be declared by the NeoStem Board of Directors out of funds legally available. Upon liquidation or dissolution, holders of NeoStem Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of NeoStem’s preferred stock. Holders of NeoStem Common Stock have no redemption, conversion or preemptive rights.

Preferred Stock

NeoStem is authorized to issue up to 20,000,000 shares of preferred stock, par value $0.01 per share, with such designations, rights, powers and preferences as may be determined from time to time by the NeoStem Board of Directors. Accordingly, the NeoStem Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely impact the voting power or other rights of the holders of NeoStem Common Stock. The issuance of preferred stock could have the effect of restricting dividends on NeoStem Common Stock, diluting the voting power of NeoStem Common Stock, impairing the liquidation rights of NeoStem Common Stock, or delaying or preventing a change in control of NeoStem, all without further action by NeoStem’s stockholders.

As of August 17, 2011, there were:

•	10,000 shares of NeoStem Series B Convertible Redeemable Preferred Stock, $0.01 par value per share (“Series B Preferred Stock”), issued and outstanding; and
•	8,622,381 shares of NeoStem Series E 7% Senior Convertible Preferred Stock, $0.01 par value per share (the “Series E Preferred Stock” or the “Series E Preferred Shares”), issued and outstanding.

Series B Preferred Stock

The Series B Preferred Stock ranks pari passu with the NeoStem Common Stock with respect to the payment of dividends and to the distribution of assets upon liquidation, dissolution or winding up.

So long as any shares of the Series B Preferred Stock are outstanding, no dividend shall be declared or paid or set aside for payment or other distribution declared or made upon the NeoStem Common Stock or upon any other stock ranking junior to, or on a parity with, the Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up, unless, in the case of NeoStem’s preferred stock, the same dividend is declared, paid or set aside for payment on all outstanding shares of the Series B Preferred Stock or in the case of the NeoStem Common Stock, ten times such dividend per share is declared, paid or set aside for payment on each outstanding share of the Series B Preferred Stock.

Except as otherwise provided by law, each share of the Series B Preferred Stock has the same voting rights as ten shares of NeoStem Common Stock and the holders of the Series B Preferred Stock and NeoStem Common Stock shall vote together as one class on all matters.

The holder of any share of Series B Preferred Stock has the right, at such holder’s option, to convert such share into one fully paid and non-assessable share of NeoStem Common Stock, subject to adjustment.

In the event of any voluntary or involuntary dissolution, liquidation or winding up of NeoStem, after any distribution of assets is made to the holders of any other class or series of stock that ranks prior to the Series B Preferred Stock in respect of distributions upon the liquidation of NeoStem, the holder of each share of Series B Preferred Stock then outstanding shall be entitled to be paid out of NeoStem’s assets available for distribution to NeoStem’s stockholders, an amount on a pari passu basis equal to ten times the amount per share distributed to the holders of the NeoStem Common Stock. After payment of the full amount of the distribution to which they are entitled, the holders of shares of the Series B Preferred Stock will not be entitled to any further participation in any distribution of assets by the corporation.

Shares of Series B Preferred Stock issued and reacquired by NeoStem shall have the status of authorized and unissued shares of preferred stock, undesignated as to series, subject to later issuance.

Holders of shares of Series B Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the corporation.

Series E 7% Senior Convertible Preferred Stock

General.  NeoStem is authorized to issue up to 20,000,000 shares of preferred stock, par value $0.01 per share, with such designations, rights, powers and preferences as may be determined from time to time by its Board of Directors, without further stockholder approval. Accordingly, NeoStem’s Board of Directors has created out of the authorized and unissued shares of preferred stock a series of preferred stock designated as the Series E 7% Senior Convertible Preferred Stock. As of August 17, 2011, there were 8,622,381 shares of Series E 7% Senior Convertible Preferred Stock, par value $0.01 per share (the “Series E Preferred Stock,” or the “Series E Preferred Shares”) issued and outstanding.

The following is a brief description of the terms of the Series E Preferred Stock. The description of the Series E Preferred Stock contained herein does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designations for the Series E Preferred Stock.

Dividends.  Holders of Series E Preferred Stock shall be entitled to receive dividends payable in cash (or, at NeoStem’s option, in shares of NeoStem Common Stock if the Equity Conditions are satisfied) on the Liquidation Preference (as defined below) of such Series E Preferred Shares at the per share rate of seven percent (7%) per annum, which shall be cumulative. Dividends on the Series E Preferred Shares commenced accruing on the Initial Issuance Date and are computed on the basis of a 360-day year of twelve 30-day months. Dividends are payable in arrears on each Mandatory Redemption Date. “Mandatory Redemption Date” is defined in the certificate of designations as March 19, 2011, and the 19th day of each calendar month thereafter (or the next trading day thereafter) and ending on and including May 20, 2013 (the “Maturity Date”). The Maturity Date will be deemed to be a Mandatory Redemption Date.

Liquidation Preference.  In the event of any liquidation, dissolution or winding up of NeoStem, either voluntary or involuntary (a “Liquidation Event”), the holders of the Series E Preferred Shares shall be entitled to receive, out of NeoStem’s assets available for distribution to stockholders (“Liquidation Funds”), prior and in preference to any distribution of any of NeoStem’s assets to the holders of any other class or series of equity securities, the amount of one dollar ($1.00) per share plus all accrued but unpaid dividends (the “Liquidation Preference”). After payment of the full amount of the Liquidation Preference, in the case of a Liquidation Event, the holders will not be entitled to any further participation in any distribution of NeoStem’s assets; provided that the foregoing shall not affect any rights which holders may have with respect to any requirement that NeoStem repurchase the Series E Preferred Shares or for any right to monetary damages. All the preferential amounts to be paid to the holders of the Series E Preferred Shares shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of NeoStem to the holders of shares of other classes or series of NeoStem’s preferred stock junior in rank to the Series E Preferred Shares in connection with a Liquidation Event.

Mandatory Monthly Redemption.  The certificate of designations provides that “Mandatory Redemption Shares” means, with respect to (a) any Mandatory Redemption Date (other than the Maturity Date) an amount equal to 1/27th of the Series E Preferred Shares initially issued pursuant to the stock purchase agreement (regardless of whether any holder has converted any Series E Preferred Shares or NeoStem has optionally redeemed any Series E Preferred Shares) and (b) the Maturity Date, all outstanding Series E Preferred Shares. On each applicable Mandatory Redemption Date, NeoStem shall redeem the Mandatory Redemption Shares at an aggregate redemption price equal to the sum of (x) the product of (A) the Liquidation Preference and (B) the number of Mandatory Redemption Shares required to be redeemed on such Mandatory Redemption Date plus (y) any and all accrued but unpaid dividends on all of the outstanding Series E Preferred Shares (the “Mandatory Redemption Price”). The Mandatory Redemption Price shall be payable, at NeoStem’s option, in cash or shares of NeoStem Common Stock or any combination of cash and shares of NeoStem Common Stock, provided, however, that no portion of the Mandatory Redemption Price may be paid in shares of NeoStem Common Stock unless the Equity Conditions are satisfied or waived by the holders of a majority of the Series E Preferred Shares (the “Required Holders”) in writing prior to delivery of the applicable Mandatory Redemption Notice (as defined below); provided, further, however, that the portion of the applicable Mandatory Redemption Price that NeoStem elects to pay in shares of NeoStem Common Stock (if any) shall not exceed the Dollar Volume Limitation (unless waived by the Required Holders in writing).

On a date not less than twenty-two (22) trading days, but in no event more than twenty-five (25) trading days, prior to each Mandatory Redemption Date (the “Mandatory Redemption Notice Date”), NeoStem shall deliver a written notice (a “Mandatory Redemption Notice”) to the holders, which shall either: (i) confirm that the entire applicable Mandatory Redemption Price shall be paid in cash; or (ii) (A) state that NeoStem elects to pay all or a portion of the Mandatory Redemption Price in shares of NeoStem Common Stock, (B) specify the portion that NeoStem elects to pay in cash (expressed in dollars) (such amount, the “Cash Payment Amount”) and the portion that NeoStem elects to pay in shares of NeoStem Common Stock (expressed in dollars) (such portion a “Stock Payment Amount”), which amounts when added together must equal the applicable Mandatory Redemption Price, (C) certify that the Equity Conditions (as defined below) are then satisfied (or waived by the Required Holders), (D) state the Dollar Volume Limitation (expressed in dollars) and certify that the Stock Payment Amount does not exceed such Dollar Volume Limitation and (E) certify that the Maximum Share Amount (as defined below) has not been exceeded. If (x) NeoStem does not timely deliver a Mandatory Redemption Notice or (y) the Equity Conditions are not satisfied (unless waived by the Required Holders), then NeoStem shall be deemed to have delivered, a Mandatory Redemption Notice electing to pay the entire Mandatory Redemption Price in cash. The certificate of designations provides that “Dollar Volume Limitation” means fifteen percent (15%) of the aggregate dollar trading volume of the NeoStem Common Stock on the NYSE Amex Equities (or other applicable trading market) over the twenty-two (22) consecutive trading day period ending on the trading day immediately preceding the date of the Mandatory Redemption Notice or Optional Redemption Notice, as applicable. The term “dollar trading volume” for any trading day shall be determined by multiplying the Daily VWAP by the volume as reported on Bloomberg for such trading day.

The term “Equity Conditions” means each of the following: (i) on each day during the Equity Conditions Measuring Period, all shares of NeoStem Common Stock to be issued on the applicable Mandatory Redemption Date (or such other date on or event for which the Equity Conditions are required to be satisfied) shall be eligible for resale by the holder without restriction and without need for additional registration under any applicable federal or state securities laws, and NeoStem shall have no knowledge of any fact that would cause any shares of NeoStem Common Stock not to be so eligible for resale by the holder without restriction and without need for additional registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the shares of NeoStem Common Stock are designated for listing on a trading market and shall not have been suspended from trading on such trading market nor shall delisting or suspension by such exchange or market have been threatened or pending in writing by such exchange nor shall there be any Securities and Exchange Commission or judicial stop trade order or trading suspension stop order; (iii) any shares of NeoStem Common Stock to be issued in connection with the applicable Mandatory Redemption Date (or such other date on or event for which the Equity Conditions are required to be satisfied) may be issued in full without violating the rules or regulations of the trading market or any applicable laws; (iv) on each day during the Equity Conditions Measuring Period, there shall not have occurred and be continuing, unless waived by the holder, either (A) a Trigger Event (as defined below) or (B) an event that with the passage of time or giving of notice would constitute a Trigger Event; (v) on each day during the Equity Conditions Measuring Period, NeoStem has not provided any holder with any non-public information; (vi) on each day during the Equity Conditions Measuring Period, neither the registration statement of which the prospectus supplement pertaining to NeoStem’s November 2010 senior convertible preferred stock offering is a part nor the prospectus nor such prospectus supplement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and such registration statement, prospectus and such prospectus supplement comply with all applicable securities laws as to form and substance (unless the issuable shares of NeoStem Common Stock may be sold without restriction); (vii) our transfer agent for the shares of NeoStem Common Stock is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program; and (viii) all shares of NeoStem Common Stock to be issued in connection with the applicable Mandatory Redemption Date (or such other date on or event for which the Equity Conditions are required to be satisfied) are duly authorized and will be validly issued, fully paid and non-assessable upon issuance, free and clear of all liens, claims or encumbrances, and the issuance thereof will not require any further approvals of NeoStem’s board of directors or stockholders. “Equity Conditions Measuring Period” means the period beginning twenty (20) trading days prior to the applicable Mandatory Redemption Date (or such other date on or event for which the Equity Conditions are required to be satisfied) and ending on and including such Mandatory Redemption Date.

To the extent that NeoStem elects (or are required) to pay all or any portion of the applicable Mandatory Redemption Price in shares of NeoStem Common Stock, the applicable Stock Payment Amount will be paid as follows:

(A)	twenty-one (21) trading days prior to the applicable Mandatory Redemption Date (the “First Advance Date”), NeoStem shall deliver to the holders a number of shares of NeoStem Common Stock determined by dividing (x) the Stock Payment Amount for such Mandatory Redemption Date by (y) ninety-two percent (92%) of the Daily VWAP on the trading day immediately preceding such Advance Date (the “First Advance Shares”);
(B)	eleven (11) trading days prior to the applicable Mandatory Redemption Date (the “Second Advance Date” and together with the First Advance Date, the “Advance Dates” and each, an “Advance Date”), NeoStem shall deliver to the holders a number of shares of NeoStem Common Stock equal to the positive difference (if any) between (x) the quotient of (1) the Stock Payment Amount and (2) the average of the five lowest Daily VWAPs during the first (10) ten trading days of the applicable Stock Payment Pricing Period and (y) the number of First Advance Shares delivered to the holders in connection with such Mandatory Redemption Date (the “Second Advance Shares” and together with the First Advance Shares, the “Advance Shares”); and
(C)	not later than three (3) trading days after the applicable Mandatory Redemption Date, NeoStem shall deliver an additional number of shares of NeoStem Common Stock (the “True-Up Shares”), if any, to the holders equal to the positive difference between (a) the Stock Payment Amount divided by the Stock Payment Price for such Mandatory Redemption Date and (b) the Advance Shares; provided; however, that if clause (b) exceeds clause (a), then each holder shall return its pro rata portion of such excess number of shares of NeoStem Common Stock to NeoStem, and such excess shares shall immediately be deemed cancelled effective as of the True Up.

“Daily VWAP” means, for any date, (i) the daily volume weighted average price of the NeoStem Common Stock for such date on the NYSE Amex Equities as reported by Bloomberg; (ii) if the NeoStem Common Stock is not then listed on the NYSE Amex Equities, the daily volume weighted average price of the NeoStem Common Stock for such date on such other trading market where the NeoStem Common Stock is then listed as reported by Bloomberg; (iii) if the foregoing do not apply, the volume weighted average price of the NeoStem Common Stock in the over-the-counter market on the electronic bulletin board for the NeoStem Common Stock as reported by Bloomberg, or, if no volume weighted average price is reported for such security by Bloomberg, the highest bid as reported on the “pink sheets” at the close of trading; or (iv) in all other cases, the fair market value of a share of NeoStem Common Stock as determined by an independent appraiser selected in good faith by the Required Holders and reasonably acceptable to NeoStem.

To the extent that NeoStem elects to pay all or any portion of the applicable Mandatory Redemption Price in shares of NeoStem Common Stock:

(A)	to the extent that the aggregate number of Advance Shares or True-Up Shares to be delivered to a holder in respect of any individual Stock Payment Amount would cause such holder to exceed the Beneficial Ownership Limitation (as defined below under “Ownership Cap”), then, (I) the holder shall provide written notice to NeoStem that such delivery of all or a portion of the Advance Shares or True-Up Shares would cause such holder to exceed the Beneficial Ownership Limitation, and (II) in addition to delivery of the number of Advance Shares or True-Up Shares that would not cause such holder to exceed the Beneficial Ownership Limitation, NeoStem shall pay to such holder in lieu of such number of Advance Shares or True-Up Shares that would cause such holder to exceed the Beneficial Ownership Limitation (such excess number of shares, the “Excess Shares”), not more than the later of three (3) trading days after the Mandatory Redemption Date or ten (10) trading days after the date of such holder’s written notice, an amount in cash equal to the portion of the Stock Payment Amount that would otherwise be payable in respect of the Excess Shares;
(B)	to the extent that such Stock Payment Amount, when aggregated with any shares of NeoStem Common Stock already issued in respect of all of the Series E Preferred Shares, would cause the Maximum Share Amount to be exceeded, then that portion of such Stock Payment Amount that would not exceed the Maximum Share Amount shall be delivered to the holders hereunder in shares of NeoStem Common Stock as provided above, ratably based on the holders’ relative ownership of the outstanding Series E Preferred Shares, and NeoStem shall pay to the holders, not more than three (3) trading days after the Mandatory Redemption Date, an amount in cash equal to the Stock Replacement Payment in lieu of any portion of such Stock Payment Amount that would cause the Maximum Share Amount to be exceeded;
(C)	if the Equity Conditions are neither (x) satisfied nor (y) waived, on the trading day immediately preceding the First Advance Date and/or on the First Advance Date, or if the Daily VWAP cannot be determined on the trading day immediately preceding the First Advance Date, or if NeoStem fails to deliver the First Advance Shares to the holders on the First Advance Date, then the holder may, at its options upon written notice to NeoStem, require NeoStem to pay to such holder, not later than three (3) trading days after the Mandatory Redemption Date, an amount of cash equal to the Stock Replacement Payment in lieu of such Stock Payment Amount; or
(D)	if subsequent to the delivery of the First Advance Shares (A) the Equity Conditions are neither (x) satisfied nor (y) waived in accordance with the terms hereof, as applicable, on any day of the Stock Payment Pricing Period or (B) if the Daily VWAP cannot be determined on any day of the Stock Payment Pricing Period, then each holder may, at its option, elect in a written notice to NeoStem to redeliver all or any portion of the Advance Shares to NeoStem and NeoStem will pay to such holder, not later than three (3) trading days after the Mandatory Redemption Date, an amount of cash equal to the Stock Replacement Payment in lieu of such portion of the Stock Payment Amount for which such holder has elected in writing to redeliver Advance Shares to NeoStem.

The “Stock Replacement Payment” shall be determined according to the following formula:

SRP = (X/Y) * S

For the purposes of the foregoing formula:

SRP = Stock Replacement Payment

X = the average Daily VWAP of the shares of NeoStem Common Stock for the applicable Stock Payment Pricing Period

Y = the Stock Payment Price for the applicable Stock Payment Pricing Period

S = the Stock Payment Amount (or, (A) in the case that either or both of Maximum Share Amount and/or Beneficial Ownership Limitation is exceeded as provided above, only that portion of such Stock Payment Amount that would exceed the Maximum Share Amount and/or Beneficial Ownership Limitation, as applicable, and/or (B) that portion of the Stock Payment Amount for which the holder has elected in its written notice to redeliver Advance Shares to NeoStem).

Any shares of NeoStem Common Stock required to be delivered by NeoStem to a holder shall be credited to such holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system (“DWAC”).

Each mandatory redemption (and the related payment of the Mandatory Redemption Price) shall be made pro rata among the holders based on each holder’s relative percentage ownership of the outstanding Series E Preferred Shares.

Notwithstanding the delivery of a Mandatory Redemption Notice, the holder may deliver a Conversion Notice with respect to all or any portion of the specific Mandatory Redemption Shares to be redeemed on the applicable Mandatory Redemption Date at any time prior to such Mandatory Redemption Date. Any Advance Shares delivered to such holder in connection with such Mandatory Redemption Date shall count towards the number of shares of NeoStem Common Stock that NeoStem will be obligated to deliver on the applicable Share Delivery Date (as defined below), and to the extent that the Advance Shares exceeds the number of shares of NeoStem Common Stock that we would be required to deliver on the applicable Share Delivery Date, the holder shall return such excess to NeoStem.

Each and every time that NeoStem sells any shares of NeoStem Common Stock pursuant to any Equity Line, NeoStem shall immediately deliver a written notice to each holder (an “Equity Line Draw Notice”), which Equity Line Draw Notice shall state the aggregate purchase price for such shares of NeoStem Common Stock (the “Equity Line Aggregate Purchase Price”). Each holder may, at its option, by delivering a written notice to NeoStem, require NeoStem to pay the Mandatory Redemption Price (or the appropriate portion thereof) on the next succeeding Mandatory Redemption Date (or to the extent that the date of such Equity Line Draw notice is subsequent to the date of the Mandatory Redemption Notice for such Mandatory Redemption Date, then the next succeeding Mandatory Redemption Date) in shares of NeoStem Common Stock in an amount equal to its pro rata portion of the Equity Line Aggregate Purchase Price. To the extent that the Equity Line Aggregate Purchase Price exceeds the aggregate amount of the entire Mandatory Redemption Price for such Mandatory Redemption Date, then on each succeeding Mandatory Redemption Date the holder may, at its option, by delivering a written notice to NeoStem, require NeoStem to pay its pro rata portion of the applicable Mandatory Redemption Price in shares of NeoStem Common Stock until NeoStem has made aggregate payments in shares of NeoStem Common Stock equal to its pro rata portion of the entire Equity Line Aggregate Purchase Price. Notwithstanding anything to the contrary, all payments of Mandatory Redemption Price made in shares of NeoStem Common Stock shall be subject the requirement to make the appropriate Stock Replacement Payment if applicable. Pro rata portion for a holder is the number of Series E Preferred Shares then held by such holder divided by the aggregate number of outstanding Series E Preferred Shares.

Optional Redemption.  NeoStem may, at its option, redeem the Series E Preferred Shares, at any time and from time to time, in whole or in part (but not less than 1,000,000 Series E Preferred Shares at any one time) for an amount equal to (a) the liquidation preference per Series E Preferred Share plus any accrued and unpaid dividends through the optional redemption date (the “Base Redemption Price”) plus (b) (i) if such prepayment occurs on or before the twelve month anniversary of the closing, an amount equal to 15% of the Base Redemption Price or (ii) if such prepayment occurs at any time after the twelve month anniversary of the closing date, an amount equal to 10% of the Base Redemption Price (the additional amount under clause (b) being referred to as the “Additional Redemption Price”). The Base Redemption Price will be paid in cash and the Additional Redemption Price will be paid in cash or, at NeoStem’s option and provided (w) the Equity Conditions are satisfied (unless waived by the Required Holders), (x) the portion of the Additional Redemption Price to be paid in shares of NeoStem Common Stock does not exceed the Dollar Volume Limitation (unless waived by the Required Holders), (y) the Maximum Share Amount is not exceeded and (z) the Daily VWAP is available on the trading day immediately preceding the First Optional Redemption Advance Date and on each day of the Stock Payment Pricing Period, in shares of NeoStem Common Stock.

NeoStem will deliver written notice of optional redemption to the holders 30 trading days prior to the date NeoStem sets for such optional redemption, which may not be a Mandatory Redemption Date or any day of a Stock Payment Pricing Period with respect to any mandatory redemption date. Each holder may submit a conversion notice for the specific Series E Preferred Shares to be redeemed at any time prior to the optional redemption date. The optional redemption notice will specify the number of Series E Preferred Shares to be redeemed and what portion of the Additional Redemption Price will be paid in shares of NeoStem Common Stock (expressed in dollars), what portion of the Additional Redemption Price will be paid in cash (expressed in dollars) and (A) certify that the Equity Conditions are satisfied, (B) state the Dollar Volume Limitation (expressed in dollars) and certify that the portion of the Additional Redemption Price to be paid in shares of NeoStem Common Stock does not exceeded such Dollar Volume Limitation and (C) certify that the Maximum Share Amount has not been exceeded. The optional redemption notice will be irrevocable.

To the extent that any portion of the Additional Redemption Price will be paid in shares of NeoStem Common Stock, 21 trading days prior to the optional redemption date (the “First Optional Redemption Advance Date”), NeoStem will advance to the holders a number of shares of NeoStem Common Stock determined by dividing (x) that portion of the Additional Redemption Price to be paid in shares of NeoStem Common Stock by (y) 92% of the Daily VWAP on the trading day immediately preceding the First Optional Redemption Advance Date (the “First Optional Redemption Advance Shares”). In addition, 11 trading days prior to the applicable optional redemption date (the “Second Optional Redemption Advance Date” and together with the First Optional Redemption Advance Date, the “Optional Redemption Advance Dates” and each, an “Optional Redemption Advance Date”), NeoStem will advance to the holders an additional number of shares of NeoStem Common Stock equal to the positive difference (if any) between (x) the quotient of (1) the portion of the Additional Redemption Price to be paid in shares of NeoStem Common Stock and (2) the average of the five lowest Daily VWAPs during the first 10 trading days of the applicable Stock Payment Pricing Period and (y) the number of First Optional Redemption Advance Shares delivered to the holders in connection with such optional redemption date (the “Second Optional Redemption Advance Shares” and together with the First Optional Redemption Advance Shares, the “Optional Redemption Advance Shares”). Not later than three trading days after the optional redemption date, NeoStem will deliver an additional number of shares of NeoStem Common Stock, if any, to the holder equal to the positive difference between (1) that portion of the Additional Redemption Price to be paid in shares of NeoStem Common Stock divided by the Stock Payment Price and (2) the Optional Redemption Advance Shares. If clause (2) of the immediately preceding sentence exceeds clause (1) of the immediately preceding sentence, then each holder shall return to NeoStem its pro rata portion of such excess number of shares of NeoStem Common Stock. No holder shall have any liability to us to the extent that any Optional Redemption Advance Shares that are returned to NeoStem pursuant to the immediately preceding sentence decrease in value following the applicable Optional Redemption Advance Date.

Optional Conversion by the Holders.  Each holder of the Series E Preferred Shares shall have the right at any time and from time to time, at the option of such holder, to convert all or any portion of the Series E Preferred Shares held by such holder, for such number shares of NeoStem Common Stock, free and clear of any liens, claims or encumbrances, as is determined by dividing (i) the Liquidation Preference times the number of Series E Preferred Shares being converted, by (ii) the Conversion Price (as defined below) in effect on the Conversion Date (as defined below). Immediately following such conversion, the persons entitled to receive the shares of NeoStem Common Stock upon the conversion of Series E Preferred Shares shall be treated for all purposes as having become the owners of such shares of NeoStem Common Stock, subject to the rights provided herein to holders. Pursuant to the certificate of designations, the initial “Conversion Price” was $2.0004, subject to adjustment as provided therein. As of August 17, 2011, the adjusted Conversion Price was $1.68. The Conversion Price is subject to further adjustment in accordance with the terms of the certificate of designations.

The Conversion Price is subject to adjustment under the following circumstances:

(i)	in the event NeoStem effects a stock split or combination of the outstanding NeoStem Common Stock, then the conversion price then in effect will be proportionately decreased or increased, as applicable.
(ii)	in the event NeoStem makes, issues or sets a record date for the determination of holders of NeoStem Common Stock entitled to receive a dividend or other distribution payable in shares of NeoStem Common Stock, then the conversion price shall be decreased by multiplying the conversion price then in effect by a fraction equal to: (a) the total number of shares of NeoStem

Common Stock issued and outstanding immediately prior to such issuance or the close of business on such record date divided by (b) the total number of shares of NeoStem Common Stock issued and outstanding immediately prior to such issuance or the close of business on such record date plus the number of shares of NeoStem Common Stock issuable in payment of such dividend or distribution.
(iii)	in the event NeoStem makes, issues or sets a record date for the determination of holders of NeoStem Common Stock entitled to receive a dividend or other distribution payable in securities or property other than shares of NeoStem Common Stock, then an appropriate revision shall be made to conversion price then in effect such that the holders of the Series E Preferred Shares shall receive upon conversion thereof, in addition to the shares of NeoStem Common Stock to which the holders would be entitled, the number of securities or other property that they would have received had such holders converted their Series E Preferred Shares into shares of NeoStem Common Stock on the date of such event.
(iv)	in the event we issue or sell shares of NeoStem Common Stock (other than as provided above in connection with a stock split or combination or the payment of certain dividends and distributions) at a price per share less than the Conversion Price, or without consideration, the Conversion Price then in effect upon each such issuance shall be adjusted by multiplying the Conversion Price by a fraction equal to: (a) the total number of shares of NeoStem Common Stock issued and outstanding immediately prior to such issuance plus the number of shares of NeoStem Common Stock which the aggregate consideration for the total number of such additional shares of NeoStem Common Stock so issued would purchase at a price per share equal to the Conversion Price then in effect divided by (b) the number of shares of NeoStem Common Stock outstanding immediately after the issuance of such additional shares.
(v)	in the event NeoStem shall issue or sell any rights, warrants or options to purchase or other securities convertible into or exchangeable or exercisable for, directly or indirectly, any shares of NeoStem Common Stock or securities convertible into or exchangeable or exercisable for, directly or indirectly, shares of NeoStem Common Stock or common stock equivalents and the price per share at which such additional shares of NeoStem Common Stock may be issued pursuant to any such common stock equivalent shall be less than the Conversion Price then in effect, or if after the issuance of any common stock equivalents, the price per share at for which such additional shares of NeoStem Common Stock may be issued pursuant to any such common stock equivalent is thereafter amended or adjusted such that the price as so amended or adjusted shall be less than the Conversion Price then in effect, then the conversion price then in effect upon each such issuance or adjustment shall be adjusted by multiplying the conversion price by a fraction equal to: (a) the total number of shares of NeoStem Common Stock issued and outstanding immediately prior to such issuance plus the number of shares of NeoStem Common Stock which the aggregate consideration for the total number of such additional shares of NeoStem Common Stock so issued would purchase at a price per share equal to the conversion price then in effect divided by (b) the number of shares of NeoStem Common Stock outstanding immediately after the issuance of such additional shares.

Notwithstanding the foregoing, the Conversion Price will not be adjusted for the sale or issuance of “Excluded Securities,” which are defined in the certificate of designations as the following: (a) shares of NeoStem Common Stock or common stock equivalents issued pursuant to a stock option plan that has been approved by the NeoStem Board of Directors and the NeoStem stockholders, pursuant to which NeoStem’s securities may be issued only to a person eligible for award under such plan, (b) shares of NeoStem Common Stock or common stock equivalents issued to employees or consultants (including in connection with investor relations activities) for compensatory purposes, (c) shares of NeoStem Common Stock or common stock equivalents issued upon the exercise or conversion of common stock equivalents outstanding on the closing date for the offering of the Series E Preferred Stock, (d) shares of NeoStem Common Stock or common stock equivalents issued to investors in NeoStem’s November 2010 common stock offering that was conducted concurrently with the offering of Series E Preferred Stock, (e) shares of NeoStem Common Stock or common stock equivalents issued in the PCT Merger, (f) shares of NeoStem Common Stock or common stock equivalents issued in the offering of the Series E Preferred Stock, including pursuant to the certificate of designations or upon exercise of the warrants offered in connection with the Series E Preferred Stock, and (g) shares of NeoStem Common Stock or common stock equivalents issued or deemed to be issued in connection with any acquisition by NeoStem, whether through a merger, an acquisition of stock or an acquisition of assets, or a license, of any business, product, assets or technologies, or any strategic partnership, strategic investment or joint venture involving any technology or product, or any other transaction the primary purpose of which is not to raise capital; provided however, that the number of shares of NeoStem Common Stock which may be issued pursuant to this clause (g) in any transaction or series of related transactions shall not exceed 33% of the number of shares of NeoStem Common Stock outstanding immediately prior to any such transaction.

In case of any reorganization or any reclassification of NeoStem’s capital stock or any consolidation or merger of NeoStem with or into any other corporation or corporations or a sale or transfer of all or substantially all of NeoStem’s assets to any other person or a “going private” transaction under Rule 13e-3 promulgated pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, then, as part of such reorganization, consolidation, merger, or transfer if the holders of shares of NeoStem Common Stock receive any publicly traded securities as part or all of the consideration for such reorganization, reclassification, consolidation, merger or sale, then it shall be a condition precedent of any such event or transaction that provision shall be made such that each Series E Preferred Share shall thereafter be convertible into such new securities at a conversion price and pricing formula which places the holders of Series E Preferred Shares in an economically equivalent position as they would have been if not for such event. The foregoing does not limit the right that holders of the Series E Preferred Shares have to require us to repurchase the Series E Preferred Shares. See “Mandatory Repurchase By NeoStem” below.

Reservation of Shares Issuable Upon Conversion.  NeoStem shall at all times reserve and keep available out of NeoSteom’s authorized but unissued shares of NeoStem Common Stock, solely for the purposes of effecting the conversion and/or redemption of the Series E Preferred Shares, an number of shares of NeoStem Common Stock equal to 200% of the number of shares issuable upon conversion of the Series E Preferred Shares at the conversion price then in effect. If at any time while any of the Series E Preferred Shares remain outstanding NeoStem does not have a sufficient number of authorized and unreserved shares of NeoStem Common Stock to satisfy such obligation to reserve for issuance upon conversion and/or redemption of the Series E Preferred Shares, then NeoStem shall promptly take all action necessary to increase the number of authorized shares of NeoStem Common Stock to an amount sufficient to allow NeoStem to satisfy such obligation to reserve for issuance upon conversion and/or redemption of the Series E Preferred Shares. Without limiting the generality of the foregoing sentence, as soon as practicable after the date on which NeoStem fails to have a sufficient number of authorized but unissued shares of NeoStem Common Stock available to satisfy such obligation, but in no event later than sixty (60) days (or the lesser of (i) ninety (90) days if the proxy statement is reviewed by the staff of the Securities and Exchange Commission or (ii) ten (10) days after the staff of the SEC indicated that it has no further comments to such proxy statement) after the occurrence of such failure, NeoStem shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of NeoStem Common Stock. In connection with such meeting, NeoStem shall provide each stockholder with a proxy statement and shall use NeoStem’s reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of NeoStem Common Stock and to cause NeoStem’s board of directors to recommend to the stockholders that they approve such proposal.

Fractional Shares.  No fractional shares shall be issued upon the conversion of any Series E Preferred Shares. All shares of NeoStem Common Stock (including fractions thereof) issuable upon conversion of more than one Series E Preferred Share by a holder thereof and all Series E Preferred Shares issuable upon the purchase thereof shall be aggregated for purposes of determining whether the conversion and/or purchase would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion and/or purchase would result in the issuance of a fraction of a share of NeoStem Common Stock, NeoStem shall, in lieu of issuing any fractional share, either round up the number of shares to the next highest whole number or, at NeoStem’s option, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the conversion date (as determined in good faith by NeoStem’s Board of Directors).

Failure to Redeliver.  If any holder fails to re-deliver shares of NeoStem Common Stock to NeoStem within ten (10) trading days of being required to do so in connection with a Mandatory Redemption or an optional redemption by NeoStem, then, unless such shares of Common Stock have been called by NeoStem, NeoStem may, at its option, redeem a number of Series E Preferred Shares having a Liquidation Preference equal in value to the product of (x) such number of shares of NeoStem Common Stock and (y) the Stock Payment Price for such Mandatory Redemption Date or Optional Redemption Date, the case may be, in lieu of requiring such holder to return such shares of NeoStem Common Stock.

Mandatory Repurchase by NeoStem.  Each holder of Series E Preferred Shares shall have the unilateral option and right to compel NeoStem to repurchase for cash any or all of such holder’s Series E Preferred Shares within three days of a written notice requiring such repurchase (provided that no written notice shall be required for if any of the events described in clauses (v) and (vi) below occur and demand for repurchase shall be deemed automatically made upon the occurrence of any of those events), at a price per Series E Preferred Share equal to the sum of (a) the liquidation preference plus (b) any and all accrued and unpaid dividends on the Series E Preferred Shares (the sum of (a) and (b), the “Base Mandatory Repurchase Price”) plus (c) (i) if such demand for repurchase occurs on or before the twelve month anniversary of the closing date, an amount equal to 15% of the Base Mandatory Repurchase Price, or (ii) if such demand for repurchase occurs at any time after the twelve month anniversary of the closing date, an amount equal to 10% of the Base Mandatory Repurchase Price, if any of the following events shall have occurred or are continuing:

(i)	A Change in Control Transaction (as defined below);
(ii)	A “going private” transaction under SEC rules;
(iii)	A tender offer by our company under SEC Rule 13e-4;
(iv)	the suspension from trading or the failure of the NeoStem Common Stock to be listed on a trading market for a period of five consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;
(v)	the entry by a competent court of (i) a decree or order for relief pertaining to NeoStem or any of its subsidiaries under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging NeoStem or any of its subsidiaries as bankrupt or insolvent or (iii) appointing a custodian, receiver, trustee or other similar official for NeoStem or any of its subsidiaries or of any substantial part of its property, or ordering the liquidation of NeoStem’s affairs, and the continuance of any such decree or order for a period of 60 consecutive days;
(vi)	the commencement by NeoStem or any of its subsidiaries of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or the consent by NeoStem to the entry of a decree or order for relief in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against NeoStem, or the consent by NeoStem to the appointment of or taking possession by a custodian, receiver, trustee or other similar official of NeoStem or of any substantial part of NeoStem’s property, or the making by NeoStem of an assignment for the benefit of creditors, or the admission by NeoStem in writing of its inability to pay its debts generally as they become due;
(vii)	following an Authorized Share Failure (as defined), NeoStem’s failure to receive stockholder approval to approve the required increase in the number of shares of NeoStem Common Stock within five days after the Meeting Outside Date (as defined); or
(viii)	NeoStem’s failure to deliver shares of NeoStem Common Stock on any Share Delivery Date, Advance Date, mandatory redemption date or optional redemption date, if such failure continues for two (2) trading days after the date that delivery of shares of NeoStem Common Stock is due;
(ix)	NeoStem’s failure to pay any amounts when and as due pursuant to the certificate of designations or any other document relating to the issuance of the Series E Preferred Shares, if such failure continues for two (2) trading days after the date that such payment is due;

(x)	NeoStem’s breach of certain covenants contained in the certificate of designations and the stock purchase agreement;
(xi)	NeoStem or any of its subsidiaries shall (A) default in any payment of any amount or amounts of principal of or interest on any indebtedness the aggregate principal amount of which indebtedness is in excess of $1,000,000 or (B) default in the observance or performance of any other agreement or condition relating to any such indebtedness, or any other event shall occur or condition exist, as a result of which the holder or holders or beneficiary or beneficiaries of such indebtedness or a trustee on their behalf have declared such indebtedness to be due prior to its stated maturity;
(xii)	the effectiveness of the registration statement pertaining to the Series E Preferred Shares or the ability to use the applicable prospectus supplement and the prospectus lapses for any reason and continues for a period of 10 consecutive days or for more than an aggregate of 20 days in any 365-day period;
(xiii)	NeoStem breaches any representation, warranty, covenant or other term or condition of the certificate of designations, the stock purchase agreement or the warrant to be issued with the Series E Preferred Shares, except to the extent that such breach would not have a material adverse effect (as defined in the stock purchase agreement), and except in the case of a breach of a covenant which is curable, only if such breach remains uncured for a period of at least 10 calendar days (the events described in clauses (v), (vi), (viii), (ix), (x), (xi), (xii) and (xiii) are collectively referred to as the “Trigger Events” and each, as a “Trigger Event”).

A “Change in Control Transaction” will be deemed to exist if (i) there occurs any consolidation or merger of NeoStem with or into any other corporation or other entity or person (whether or not NeoStem is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the voting power in NeoStem is transferred through a merger, consolidation, tender offer or similar transaction, (ii) any person, together with its affiliates and associates, beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the voting power in NeoStem (provided, however, that if any person is immediately prior to the closing date a beneficial owner of 40% or more of the NeoStem Common Stock, it shall not be deemed to be a Change of Control Transaction if such person increases its beneficial ownership percentage by not more than 10 percentage points), (iii) there is a replacement of more than one-half of the members of NeoStem’s board of directors which is not approved by those individuals who are members of NeoStem’s board on the date thereof, in one or a series of related transactions or (iv) a sale or transfer of all or substantially all of NeoStem’s assets, determined on a consolidated basis; provided, however, that a Change in Control Transaction will not be deemed to have occurred pursuant to clause (iv) if such sale or transfer is the sale or transfer of not more than one business segment during the period from the closing of the offering of the Series E Preferred Shares (November 19, 2010) through the Maturity Date and NeoStem remains a publicly traded corporation and if, on the effective date of the sale or transfer described therein, NeoStem deposits funds in the escrow account (as defined in the stock purchase agreement) such that the balance in the escrow account after such deposit is the lesser of $5 million or 100% of the aggregate liquidation preference of the outstanding Series E Preferred Shares.

Ownership Cap.  Notwithstanding anything to the contrary set forth herein, at no time may NeoStem issue to a holder, shares of NeoStem Common Stock if the number of shares of NeoStem Common Stock to be issued pursuant to such issuance would exceed, when aggregated with all other shares of NeoStem Common Stock beneficially owned by such holder at such time (as determined in accordance with relevant Exchange Act rules), the number of shares of NeoStem Common Stock that would result in the holder beneficially owning (as determined in accordance with relevant Exchange Act rules) more than 4.9% (the “Beneficial Ownership Limitation”) of the then issued and outstanding NeoStem Common Stock. Each holder shall have the right (with respect to itself only) to waive such ownership cap upon not less than sixty-five (65) days’ prior notice to NeoStem. Notwithstanding the foregoing, the holder shall have the right to: (A) at any time and from time to time immediately reduce the Beneficial Ownership Limitation and (B) (subject to waiver) at any time and from time to time, increase the Beneficial Ownership Limitation immediately in the event of the announcement as pending or planned of a Change in Control Transaction.

Participation.  The holders of the Series E Preferred Shares shall be entitled to such dividends paid and distributions made to the holders of shares of NeoStem Common Stock to the same extent as if such holders of the Series E Preferred Shares had converted the Series E Preferred Shares into shares of NeoStem Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of NeoStem Common Stock on the record date for such dividends and distributions.

Voting Rights.  Except as expressly provided in the certificate of designations, holders of the Series E Preferred Shares shall not have any voting rights. So long as any Series E Preferred Shares are outstanding, in addition to any other vote or consent of our stockholders required by law or by our amended and restated certificate of incorporation and except where the vote or written consent of holders of a greater than number of shares is required by law or by another provision of NeoStem’s amended and restated certificate of incorporation, the affirmative vote, at a meeting duly called for such purpose or the written consent without a meeting, of the holders of at least a majority of the Series E Preferred Shares then outstanding, voting together as a single class, shall be required before NeoStem may: (a) amend or repeal any provision of, or add any provision to, the certificate of designations governing the Series E Preferred Shares, NeoStem’s amended and restated certificate of incorporation or bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if any such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series E Preferred Shares, regardless of whether any such action shall be by means of amendment to NeoStem’s certificate of incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of Series E Preferred Shares (NeoStem may increase or decrease its number of authorized shares of undesignated “blank check” preferred stock); (c) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Series E Preferred Shares with respect to dividends or the distribution of assets on a Liquidation Event; (c) purchase, repurchase or redeem any shares of NeoStem Common Stock or other shares of NeoStem capital stock; (e) pay dividends or make any other distribution on NeoStem Common Stock or other capital stock; (f) whether or not prohibited by the terms of the Series E Preferred Shares, circumvent a right of the Series E Preferred Shares.

Ranking.  The Series E Preferred Shares shall rank senior to the NeoStem Common Stock and any other class or series of NeoStem stock now existing or hereinafter authorized over which the Series E Preferred Shares has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary dissolution or winding up of NeoStem’s affairs. Without the prior written consent of the Required Holders, NeoStem may not authorize or issue additional or other capital stock that is of senior or pari-passu rank to the Series E Preferred Shares in respect of preferences as to dividends and other distributions, amortization and redemption payments and payments upon a liquidation event without the prior express written consent of the holders of a majority of the Series E Preferred Shares. NeoStem may issue preferred stock that is junior in rank to the Series E Preferred Shares in respect of the preferences as to dividends and other distributions, amortization and redemption payments and payments upon a liquidation event, provided, that the maturity date (or any other date requiring redemption, repayment or any other payment, including without limitation, dividends) of any such junior preferred shares is not on or before ninety-one (91) days after the maturity date for the Series E Preferred Shares.

Options

As of August 17, 2011, NeoStem had outstanding options to purchase an aggregate of approximately 19,121,328 shares of NeoStem Common Stock with exercise prices ranging from $0.71 to $15.00 per share, with an approximate weighted average exercise price of $1.77 per share. The shares of NeoStem Common Stock underlying all such options are registered for sale with the SEC.

Warrants

As of August 17, 2011, NeoStem had outstanding warrants to purchase an aggregate of 35,349,581 shares of NeoStem Common Stock with exercise prices ranging from $0.50 to $7.00, consisting of: warrants to purchase an aggregate of 6,929,001 shares of NeoStem Common Stock at an approximate weighted average exercise price of $2.37 per share and warrants to purchase an aggregate of 95,250 shares of NeoStem Common Stock at an exercise price of $6.50 per share, certain of which are redeemable if the NeoStem

Common Stock trades at specified prices starting at a minimum of $2.40; Class A Warrants to purchase an aggregate of 635,000 shares of NeoStem Common Stock at an exercise price of $6.00 per share (redemption threshold of $8.00); Series D Warrants to purchase 12,932,512 shares of NeoStem Common Stock at an exercise price of $2.50 per share (redemption threshold of $3.50, except for the warrant held by RimAsia, which has a $5.00 redemption threshold); warrants (issued in connection with the November 2010 Preferred Stock Offering (as hereinafter defined)) to purchase an aggregate of 1,445,318 shares of NeoStem Common Stock at a current exercise price of $1.91 (redemption threshold of twice the exercise price); three series of warrants (issued in connection with the PCT Merger) to purchase up to 1,000,000 shares of NeoStem Common Stock per series (3,000,000 shares in the aggregate), at exercise prices of $3.00, $5.00 and $7.00, respectively, per share, and redeemable in certain circumstances (the “PCT Merger Warrants”); and Series NA Warrants issued in connection with NeoStem’s July 2011 Underwritten Offering to purchase an aggregate of 10,312,500 shares of NeoStem Common Stock at an exercise price of $1.45 per share (the “Series NA Warrants”). The holders of a vast majority of such warrants have registration rights for the shares underlying the warrants.

Class A Warrants

General.  Each Class A warrant entitles the holder to purchase one share of NeoStem Common Stock at an exercise price per share of $6.00. The exercise price per share of each Class A warrant is subject to adjustment upon the occurrence of certain events as provided in the Class A warrant certificate and summarized below. The Class A warrants may be exercised at any time until July 16, 2012, which is the expiration date, unless redeemed. The Class A warrants which have not previously been exercised will expire on the expiration date. A Class A warrant holder will not be deemed to be a holder of the underlying NeoStem Common Stock for any purpose until the Class A warrant has been properly exercised.

Redemption.  In the event the NeoStem Common Stock is trading at a price equal to or exceeding the redemption threshold of $8.00 per share for 20 consecutive trading days, NeoStem has the option to call the Class A warrants. If the holders of the Class A warrants have not exercised the Class A warrants within 30 days of the written notice to call, NeoStem may redeem the Class A warrants at $0.001 per warrant. NeoStem will send the written notice of call by first class mail to Class A warrant holders at their last known addresses appearing on the registration records maintained by the transfer agent for the Class A warrants. No other form of notice by publication or otherwise will be required. If NeoStem calls any Class A warrants for redemption, they will be exercisable until the close of business on the business day next preceding the specified redemption date.

Exercise.  A Class A warrant holder may exercise the Class A warrants only if an appropriate registration statement is then in effect with the SEC and if the shares of NeoStem Common Stock underlying the Class A warrants are qualified for sale under the securities laws of the state in which the holder resides.

Adjustments of Exercise Price.  The exercise price and redemption price of the Class A warrants are subject to adjustment in specified circumstances, including in the event NeoStem declares any stock dividend to stockholders or effects any split or reverse split with respect to the NeoStem Common Stock after the issuance thereof. Therefore, if NeoStem effects any stock split or reverse split with respect to the NeoStem Common Stock, the exercise price in effect immediately prior to such stock split or reverse split will be proportionately reduced or increased, respectively. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a Class A warrant or, if NeoStem elects, an adjustment of the number of Class A warrants outstanding. The Class A warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of NeoStem Common Stock for less than the exercise price of the Class A warrants or the current market price of the NeoStem Common Stock.

No Voting and Dividend Rights.  Until exercised, the Class A warrants will have no voting, dividend or other stockholder rights.

Class D Warrants

Each Class D warrant entitles the holder to purchase one share of NeoStem Common Stock at an exercise price per share of $2.50. The exercise price per share of each Class D warrant is subject to adjustment upon the occurrence of certain events as provided in the Class D warrant certificate and summarized below. The Class D warrants may be exercised at any time during their five year term, or eight year term in the case of a Class D warrant to purchase an aggregate of 4,000,000 shares held by RimAsia Capital Partners, L.P., a Cayman Islands exempted limited partnership and an affiliate of NeoStem (“RimAsia”), unless redeemed. The Class D warrants which have not been previously exercised will expire at the expiration date. A Class D warrant holder will not be deemed to be a holder of the underlying NeoStem Common Stock for any purpose until the Class D warrant is exercised.

In the event the NeoStem Common Stock is trading at a per share price equal to or exceeding the redemption threshold of $3.50, or $5.00 in the case of the Class D warrant held by RimAsia, for twenty consecutive trading days, NeoStem has the option to call the Class D warrants. If the holders of Class D warrants have not exercised the Class D Warrants within 30 days of the written notice to call, NeoStem may redeem the Class D warrants at $0.001 per warrant. NeoStem will send the written notice of call by first class mail to Class D warrant holders at their last known addresses appearing on the registration records maintained by the transfer agent of the Class D warrants. No other form of notice by publication or otherwise will be required. If NeoStem calls any Class D Warrants for redemption, they will be exercisable until close of business on the business day next preceding the specified redemption date.

The exercise price and redemption price of the Class D warrants are subject to adjustment in specified circumstances, including in the event NeoStem declares any stock dividend to stockholders or effects any split or reverse split with respect to the NeoStem Common Stock after the issuance thereof. Therefore, if NeoStem effects any stock split or reverse split with respect to the NeoStem Common Stock, the exercise price in effect immediately prior to such stock split or reverse split will be proportionately reduced or increased, respectively. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a Class D warrant or, if NeoStem elects, an adjustment of the number of Class D warrants outstanding. The Class D warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of NeoStem Common Stock for less than the exercise price of the Class D warrants or the current market price of the NeoStem Common Stock.

Until exercised, the Class D warrants will have no voting, dividend or other stockholder rights.

Warrants Issued in NeoStem’s November 2010 Common Stock Offering

On November 19, 2010, in connection with a public offering of NeoStem Common Stock and certain warrants, NeoStem issued (i) 6,337,980 shares of NeoStem Common Stock and (ii) warrants to purchase up to 3,168,993 shares of NeoStem Common Stock (the “November 2010 Common Stock Offering”). The material terms and provisions of the warrants issued in connection with NeoStem’s November 2010 Common Stock Offering are summarized below.

Term; Exercise Price and Exercisability.  The warrants issued in NeoStem’s November 2010 Common Stock Offering represent the rights to purchase up to an aggregate of 3,168,993 shares of NeoStem Common Stock. Each warrant has exercise price of $1.85 per share, becoming exercisable six months after issuance and expiring five years from the date of issuance. The number of warrant shares that may be acquired by any holder upon any exercise of the warrant will be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of NeoStem Common Stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, does not exceed 4.99% of the total number of issued and outstanding shares of NeoStem Common Stock (including for such purpose the shares of NeoStem Common Stock issuable upon such exercise), which is referred to as the “beneficial ownership limitation.” The holder may elect to change this beneficial ownership limitation from 4.99% to 9.99% of the total number of issued and outstanding shares of NeoStem Common Stock (including for such purpose the shares of NeoStem Common Stock issuable upon such exercise) upon providing NeoStem with not less than 61 days’ prior written notice.

Call Provision.  Subject to certain exceptions, while the warrants are outstanding, if the volume weighted average price of a share of the NeoStem Common Stock for each of 20 consecutive Trading Days (the “Measurement Period,” which 20 consecutive Trading Day period shall not have commenced until after the Initial Exercise Date) exceeds $3.70 (subject to adjustment), (i) the average daily volume for such Measurement Period exceeds $100,000 per Trading Day (subject to adjustment) and (ii) the holder is not in possession of any information that constitutes, or might constitute, material non-public information which was provided by NeoStem, then NeoStem may, within 1 Trading Day of the end of such Measurement Period, upon notice, call for cancellation of all or any portion of the warrants (a “Call”) for consideration equal to $0.001 per share. NeoStem’s right to Call the warrants shall be exercised ratably among the holders based on each holder’s initial purchase of warrants from NeoStem.

Fundamental Transaction.  If, at any time while the warrants are outstanding, (1) NeoStem consolidates or merges with or into another corporation, (2) NeoStem sells, leases, licenses, assigns, transfers, conveys or otherwise disposes of all or substantially all of its assets, (3) any purchase offer, tender offer or exchange offer (whether by NeoStem or another individual or entity) is completed pursuant to which holders of NeoStem Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding shares of NeoStem Common Stock or (4) NeoStem effects any reclassification or recapitalization of the NeoStem Common Stock or any compulsory share exchange pursuant to which the NeoStem Common Stock is converted into or exchanged for other securities, cash or property (each, a “Fundamental Transaction”), then upon any subsequent exercise of the warrants, each holder thereof will have the right to receive the same amount and kind of securities, as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction; provided, however, that in the event of a change of control transaction (as defined in the warrant) other than one in which the successor entity is a publicly traded corporation whose stock is listed or quoted for trading on the New York Stock Exchange, NASDAQ markets or the NYSE Amex and results in the warrants being exercisable for publicly traded common stock of such successor entity, at the request of a holder of a warrant delivered before the 90th calendar day after consummation of such change of control transaction, NeoStem (or the successor entity) will purchase the warrant by paying to the holder, cash in an amount equal to the Black Scholes value, as described in the warrant, of the remaining unexercised portion of the warrant on the date of consummation of such change of control transaction.

Certain Adjustments.  The exercise price and the number of shares of NeoStem Common Stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of the NeoStem Common Stock. Additionally, the exercise price of the warrants issued to the investors is subject to certain adjustments if NeoStem (i) issues rights, options or warrants to all holders of NeoStem Common Stock (and not to the warrant holder) entitling them to subscribe for or purchase shares of NeoStem Common Stock at a price per share less than the volume weighted average price (the “VWAP”) of the NeoStem Common Stock on the record date for the determination of stockholders entitled to receive such rights, options or warrants, or (ii) distributes to all holders of NeoStem Common Stock (and not to the warrant holder) evidences of NeoStem’s indebtedness or assets (including cash and cash dividends) or rights or warrants to purchase any security.

Fractional Shares.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, NeoStem will, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Exchange Listing.  NeoStem does not plan on making an application to list the warrants on the NYSE Amex or any other national securities exchange or recognized trading system. The NeoStem Common Stock underlying the warrants is listed on the NYSE Amex.

The description of the warrants contained herein does not purport to be complete and is qualified in its entirety by reference to the form of warrant, which was filed as Exhibit 4.1 to NeoStem’s Current Report on Form 8-K filed with the SEC on November 16, 2010 in connection with the November 2010 Common Stock Offering.

Warrants Issued in NeoStem’s November 2010 Preferred Stock Offering

On November 19, 2010, in connection with a registered direct placement of certain preferred stock, warrants and NeoStem Common Stock, NeoStem issued (i) 10,582,011 shares of Series E Preferred Stock, (ii) warrants to purchase up to 1,322,486 shares of NeoStem Common Stock (subject to adjustment) and (iii) 164,418 shares of NeoStem Common Stock (the “November 2010 Preferred Stock Offering”). The material terms and provisions of the warrants issued in connection with NeoStem’s November 2010 Preferred Stock Offering are summarized below.

Term; Exercise Price and Exercisability.  As of August 17, 2011, the warrants issued in NeoStem’s November 2010 Preferred Stock Offering represent the rights to purchase up to an aggregate of 1,445,318 shares of NeoStem Common Stock (as adjusted). Each warrant has an exercise price of $1.91 per share (as adjusted as of August 17, 2011), and will expire three years from the date of issuance. The number of warrant shares that may be acquired by any holder upon any exercise of the warrant will be limited to the extent necessary to insure that, following such exercise, the total number of shares of NeoStem Common Stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of NeoStem Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, does not exceed 4.9% of the then issued and outstanding shares of NeoStem Common Stock (including for such purpose the shares of NeoStem Common Stock issuable upon such exercise), which is referred to as the “beneficial ownership limitation.” However, in the event of the announcement of a Change in Control Transaction (as defined in the certificate of designations with respect to the Series E Preferred Stock), the holder will have the right to (A) at any time and from time to time immediately reduce the beneficial ownership limitation and (B) (subject to waiver) at any time and from time to time, increase the beneficial ownership limitation immediately.

Exercise Elected by NeoStem.  Subject to certain exceptions, while the warrants are outstanding, if the daily volume weighted average price (the “Daily VWAP”) of a share of NeoStem Common Stock for each of 20 trading days out of 30 consecutive trading days (the “Trigger Period”) has remained at least 100% above the exercise price, then NeoStem may, subject to certain conditions, require the holder to exercise the warrant in full upon not less than 10 business days prior written notice (the “Mandatory Notice Period”). Notwithstanding such a notice, the holder may exercise the warrant at any time during the Mandatory Notice Period. NeoStem’s right to require the exercise of the warrants is subject to the following additional conditions: (i) during each trading day of the Trigger Period and during each trading day of the Mandatory Notice Period, the Equity Conditions (as defined below) shall be satisfied; and (ii) the Daily VWAP of the NeoStem Common Stock has remained at or above 100% of the exercise price during all trading days in the Mandatory Notice Period.

“Equity Conditions” means each of the following: (i) on each day of the Trigger Period and on each day of the Mandatory Notice Period, all warrants shares shall be eligible for resale by the holder without restriction and without need for additional registration under any applicable federal or state securities laws and NeoStem shall have no knowledge of any fact that would cause any warrant shares not to be so eligible for resale by the holder without restriction and without the need for additional registration under any applicable federal or state securities laws; (ii) on each day during the Trigger Period and the Mandatory Notice Period, the NeoStem Common Stock is designated for listing on a Trading Market (as defined in the certificate of designations with respect to the Series E Preferred Stock) and shall not have been suspended from trading on such Trading Market nor shall delisting or suspension by such exchange or market have been threatened or pending in writing by such Trading Market nor shall there be any Securities and Exchange Commission or judicial stop trade order or trading suspension stop order; (iii) any warrant shares may be issued in full without violating the rules or regulations of the Trading Market or any applicable laws; (iv) on each day during the Trigger Period and the Mandatory Notice Period, there shall not have occurred and be continuing, unless waived by the holder, either (A) a Trigger Event (as defined in the certificate of designations with respect to the Series E Preferred Stock) or (B) an event that with the passage of time or giving of notice would constitute a Trigger Event; (v) on each day during the Trigger Period and the Mandatory Notice Period, NeoStem has not provided the holder with any non-public information; (vi) on each day during the Trigger Period and the Mandatory Notice Period, neither the registration statement, the prospectus supplement nor the prospectus applicable to the November 2010 Preferred Stock Offering contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made not misleading, and the prospectus supplement and the prospectus comply with all applicable securities laws as to form and substance, (vii) the transfer agent for the NeoStem Common Stock is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program; and (viii) all warrants shares are duly authorized and will be validly issued, fully paid and non-assessable upon issuance, free and clear of all liens, claims or encumbrances, and the issuance of the warrant shares will not require any further approvals of NeoStem’s Board of Directors or stockholders.

Certain Adjustments.  The exercise price and the number of shares of NeoStem Common Stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of the NeoStem Common Stock. Additionally, the exercise price of the warrants is subject to certain weighted average adjustments if NeoStem issues or sells any additional shares of NeoStem Common Stock or common stock equivalents at a price per share less than the exercise price then in effect, or without consideration. Notwithstanding the foregoing, there will be no adjustment to the exercise price with respect to the sale or issuance of certain Excluded Securities, as defined in the certificate of designations with respect to the Series E Preferred Stock. See “Series E 7% Senior Convertible Preferred Stock — Optional Conversion by the Holders.” As of August 17, 2011, (i) the exercise price of the warrants had been adjusted to $1.91, and (ii) the number of shares of NeoStem Common Stock purchasable upon the exercise of the warrants had been adjusted (in the aggregate) to 1,445,318 shares of NeoStem Common Stock, in each case subject to further adjustment.

Fractional Shares.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, NeoStem will, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Exchange Listing.  NeoStem does not plan on making an application to list the warrants on the NYSE Amex or any other national securities exchange or recognized trading system. The NeoStem Common Stock underlying the warrants is listed on the NYSE Amex.

The description of the warrants contained herein does not purport to be complete and is qualified in its entirety by reference to the form of warrant, which was filed as Exhibit 4.2 to NeoStem’s Current Report on Form 8-K filed with the SEC on November 16, 2010 in connection with the November 2010 Preferred Stock Offering.

Warrants Issued in Connection With the PCT Merger

In connection with the closing of the PCT Merger on January 19, 2011 (and in addition to the NeoStem Common Stock consideration for the PCT Merger which NeoStem deposited into an escrow account), NeoStem issued seven-year warrants to purchase an aggregate 3,000,000 shares of NeoStem Common Stock (collectively, the “PCT Merger Warrants”). The PCT Merger Warrants are being delivered in book entry form to the former members of PCT after receipt by NeoStem of an appropriate letter of transmittal from the respective former member. The PCT Merger Warrants are divided into three series as follows: (i) warrants to purchase an aggregate 1,000,000 shares of NeoStem Common Stock at an exercise price of $3.00 per share (the “$3.00 Warrants”); (ii) warrants to purchase an aggregate 1,000,000 shares of NeoStem Common Stock at an exercise price of $5.00 per share (the “$5.00 Warrants”); and (iii) warrants to purchase an aggregate 1,000,000 shares of NeoStem Common Stock at an exercise price of $7.00 per share, and which will vest only if the $7.00 Warrant Condition (as defined below) is accomplished within three years of the closing of the PCT Merger (the “$7.00 Warrants”). The material terms and provisions of the PCT Merger Warrants are summarized below.

$3.00 Warrants and $5.00 Warrants

General.  Each $3.00 Warrant and $5.00 Warrant entitles the holder to purchase one share of NeoStem Common Stock at an exercise price per share of $3.00 and $5.00, respectively. The exercise price per share of each $3.00 Warrant and $5.00 Warrant is subject to adjustment upon the occurrence of certain events as provided in the applicable warrant certificate and summarized below. The $3.00 Warrants and $5.00 Warrants may be exercised at any time during their seven year term, unless redeemed. The $3.00 Warrants and $5.00 Warrants which have not been previously exercised will expire at the expiration date. Holders of the warrants will not be deemed to be a holder of the underlying NeoStem Common Stock for any purpose until such warrant is exercised. As described below, the Warrants are redeemable in certain circumstances. Transfer of the shares issuable upon exercise of the Warrants is restricted until the one year anniversary of the closing date of the PCT Merger.

Redemption.  In the event NeoStem Common Stock is trading at a per share price equal to or exceeding the redemption threshold of $5.00 with respect to the $3.00 Warrant or $7.00 with respect to the $5.00 Warrant for twenty (20) out of thirty (30) consecutive trading days, NeoStem has the option to call the applicable warrant. If the warrant holders have not exercised the warrants within 14 days of the redemption notice, NeoStem may redeem the warrants at $0.001 per warrant. NeoStem will send the redemption notice by first class mail to warrant holders at their last known addresses appearing on the registration records maintained by the transfer agent of the warrants. No other form of notice by publication or otherwise will be required. If NeoStem calls any warrants for redemption, they will be exercisable until close of business on the business day next preceding the specified redemption date. Notwithstanding the foregoing, NeoStem may not redeem the Warrants unless (i) NeoStem waives the lock-up provisions in the applicable Warrant and (ii) the issuance of the shares underlying the Warrants is covered by an effective registration statement or there is an effective resale registration statement available to the holders of the Warrants with respect to the shares underlying the Warrants.

Adjustments of Exercise Price.  The exercise price and redemption price of the warrants are subject to adjustment in specified circumstances, including in the event (i) there is a merger or consolidation and NeoStem is not the surviving corporation; (ii) there is subdivision, combination or reclassification of securities, recapitalization, automatic conversion, or other similar event affecting the number or character of outstanding shares of NeoStem Common Stock; or (iii) NeoStem declares any stock dividend to stockholders or effects any split or reverse split with respect to the NeoStem Common Stock after the issuance thereof. The warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of NeoStem Common Stock for less than the exercise price of the warrants or the current market price of the NeoStem Common Stock.

No Voting and Dividend Rights.  Until exercised, the holders of the warrants will have no voting, dividend or other stockholder rights.

Registration Rights.  NeoStem has agreed to use its commercially reasonable efforts to maintain the effectiveness of a registration statement covering the shares underlying the Warrants at any time that both (a) the Warrants are exercisable and (b) the exercise price of the Warrants is less than 105% of the price at which the NeoStem Common Stock is trading on the NYSE Amex (or, such other stock exchange on which the NeoStem Common Stock trades). Under certain limited circumstances, if a registration statement is not effective or a prospectus supplement is not available during the last 20 business days prior to the expiration date of the Warrants, the exercise period of the Warrants would be extended for a period of 20 business days following such effectiveness or availability.

$7.00 Warrants

General.  Each $7.00 Warrant entitles the holder to purchase one share of NeoStem Common Stock at an exercise price per share of $7.00. The exercise price per share of each $7.00 Warrant is subject to adjustment upon the occurrence of certain events as provided in the $7.00 Warrant certificate and summarized below. The $7.00 Warrants may be exercised only if the $7.00 Warrant Condition (as defined below) is satisfied and at any time thereafter during their seven year term, unless redeemed. The $7.00 Warrants which have not been previously exercised will expire at the expiration date. A $7.00 Warrant holder will not be deemed to be a holder of the underlying NeoStem Common Stock for any purpose until the $7.00 Warrant is exercised.

Performance Condition.  The $7.00 Warrant Condition is a performance condition that provides that the $7.00 Warrants will not vest and will not become exercisable unless PCT secures, prior to the third annual anniversary of the closing date of the PCT Merger, one or more material binding commercial manufacturing contracts with one or more third parties, each on an arm’s length basis, which commercial manufacturing contracts result in aggregate revenues to PCT in excess of $5 million per year over a period of at least 3 years and in the reasonable judgment of NeoStem’s Board of Directors the manufacturing contracts will be profitable each year during the term of such contracts in accordance with GAAP.

Redemption.  In the event the NeoStem Common Stock is trading at a per share price equal to or exceeding the redemption threshold of $9.00 for twenty (20) out of thirty (30) consecutive trading days, NeoStem has the option to call the $7.00 Warrants. If the holders of $7.00 Warrants have not exercised the $7.00 Warrants within 14 days of the redemption notice, NeoStem may redeem the $7.00 Warrants at $0.001 per warrant. NeoStem will send the redemption notice by first class mail to $7.00 Warrant holders at their last known addresses appearing on the registration records maintained by the transfer agent of the $7.00 Warrants. No other form of notice by publication or otherwise will be required. If NeoStem calls any $7.00 Warrants for redemption, they will be exercisable until close of business on the business day next preceding the specified redemption date. Notwithstanding the foregoing, NeoStem may not redeem the $7.00 Warrants unless (i) NeoStem waives the lock-up provisions in the applicable Warrant, (ii) the issuance of the shares of NeoStem Common Stock underlying the $7.00 Warrants is covered by an effective registration statement or there is an effective resale registration statement available to the holders of the $7.00 Warrants with respect to such shares and (iii) the $7.00 Warrant Condition has been achieved or NeoStem waives the $7.00 Warrant Condition concurrently with its provision of the redemption notice.

Adjustments of Exercise Price.  The exercise price and redemption price of the $7.00 Warrants are subject to adjustment in specified circumstances, including in the event (i) there is a merger or consolidation and NeoStem is not the surviving corporation; (ii) there is subdivision, combination or reclassification of securities, recapitalization, automatic conversion, or other similar event affecting the number or character of the outstanding shares of NeoStem Common Stock; or (iii) NeoStem declares any stock dividend to stockholders or effect any split or reverse split with respect to the NeoStem Common Stock after the issuance thereof. The $7.00 Warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of NeoStem Common Stock for less than the exercise price of the $7.00 Warrants or the current market price of the NeoStem Common Stock.

No Voting and Dividend Rights.  Until exercised, the $7.00 Warrants will have no voting, dividend or other stockholder rights.

Registration Rights.  NeoStem has agreed to use its commercially reasonable efforts to maintain the effectiveness of a registration statement covering the shares underlying the PCT Merger Warrants at any time that both (a) the PCT Merger Warrants are exercisable and (b) the exercise price of the PCT Merger Warrants is less than 105% of the price at which the NeoStem Common Stock is trading on the NYSE Amex (or, such other stock exchange on which the NeoStem Common Stock trades). Under certain limited circumstances, if a registration statement is not effective or a prospectus supplement is not available during the last 20 business days prior to the expiration date of the PCT Merger Warrants, the exercise period of the PCT Merger Warrants would be extended for a period of 20 business days following such effectiveness or availability.

The above description of the PCT Merger Warrants does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement (with the forms of $3.00 Warrant, $5.00 Warrant and $7.00 Warrant attached thereto), which was filed as Exhibit 4.1 to NeoStem’s Current Report on Form 8-K dated January 18, 2011 and filed with the SEC on January 24, 2011 in connection with the closing of the PCT Merger.

Series NA Warrants

Background.  On July 22, 2011, NeoStem completed an underwritten offering of 13,750,000 units, with each unit consisting of one share of NeoStem Common Stock and a warrant to purchase 0.75 of a share of NeoStem Common Stock (each, a “Series NA Warrant”). The Series NA Warrants issued in connection with the July 2011 underwritten offering cover, in the aggregate, up to 10,312,500 shares of NeoStem Common Stock. The material terms and provisions of the Series NA Warrants are summarized below.

Warrant Agreement.  Pursuant to the terms of the underwriting entered into in connection with the July 2011 offering, the Series NA Warrants may be issued through DTC and evidenced by a “Global Warrant” or may be delivered in physical or other appropriate form. The Series NA Warrants are governed by a warrant agreement (the “Warrant Agreement”), dated as of July 22, 2011, between NeoStem and Continental Stock Transfer & Trust Company, as agent for NeoStem in respect of the Series NA Warrants. Book-entry form Series NA Warrants may be exercised by notifying a broker who is a DTC participant prior to the expiry of such warrants and providing payment of the exercise price for the number of shares of NeoStem Common Stock for which such warrants are being exercised. The following description of the terms of the Warrant Agreement is subject to the detailed provisions of such Warrant Agreement, the form of which is filed as Exhibit 2.1 to NeoStem’s Current Report on Form 8-K dated July 19, 2011.

Term; Exercise Price and Exercisability.  The Series NA Warrants represent the rights to purchase up to an aggregate of 10,312,500 shares of NeoStem Common Stock. Each warrant has an exercise price of $1.45 per share, was immediately exercisable upon issuance, and will expire on July 18, 2016. The number of warrant shares that may be acquired by any holder upon any exercise of the warrant will be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of NeoStem Common Stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of NeoStem Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, does not exceed 4.99% of the total number of issued and outstanding shares of NeoStem Common Stock (including for such purpose the shares of NeoStem Common Stock issuable upon such exercise), or beneficial ownership limitation. The holder may elect to change this beneficial ownership limitation from 4.99% to 9.99% of the total number of issued and outstanding shares of NeoStem Common Stock (including for such purpose the shares of NeoStem Common Stock issuable upon such exercise) upon providing NeoStem with not less than 61 days’ prior written notice.

Manner of Exercise.  Holders of the Series NA Warrants may exercise their Series NA Warrants to purchase shares of NeoStem Common Stock on or before the expiration date by delivering (i) notice of exercise, appropriately completed and duly signed, and (ii) if such holder is not utilizing the cashless exercise provisions with respect to the warrants, payment of the exercise price by wire transfer or cashier’s check drawn on a United States bank, for the number of shares with respect to which the warrant is being exercised. Series NA Warrants may be exercised in whole or in part, but only for full shares of NeoStem Common Stock. NeoStem provides certain buy-in rights to a holder if NeoStem fails to deliver the shares of NeoStem Common Stock underlying the Series NA Warrants by the second trading day after the date on which delivery of the stock certificate is required by the Series NA Warrant. The buy-in rights apply if after the second trading day on which delivery of the stock is required by the Series NA Warrant, the holder purchases (in an open market transaction or otherwise) shares of NeoStem Common Stock to deliver in satisfaction of a sale by the holder of the warrant shares that the holder anticipated receiving from NeoStem upon exercise of the Series NA Warrant. In such event, NeoStem will:

•	pay in cash to the holder the amount equal to the excess (if any) of the buy-in price (including brokerage commissions, if any) over the product of (A) the number of warrant shares that NeoStem was required to deliver to the holder in connection with the exercise at issue, times (B) the price at which the sell order giving rise to holder’s purchase obligation was executed; and
•	at the election of holder, either (A) reinstate the portion of the Series NA Warrant as to such number of shares of NeoStem Common Stock for which such exercise was not honored, or (B) deliver to the holder such number of shares of NeoStem Common Stock that would have been exercised had NeoStem timely complied with its exercise and delivery obligations.

If the holder of a Series NA Warrant desires to exercise its warrant and sell the shares issuable upon exercise of its warrant and there is no effective registration statement registering, or no current prospectus available for, the issuance or resale of the shares of NeoStem Common Stock underlying such warrants, in lieu of exercising its warrant by payment of a wire transfer or cashier’s check, the holder may elect to receive shares equal to the value of such holder’s warrant by surrender of the warrant to NeoStem, together with a properly endorsed notice of exercise. The number of shares to be issued would be determined by a formula based on the total number of shares with respect to which the warrant is being exercised, the volume weighted average price for the shares of NeoStem Common Stock on the trading day immediately prior to the date of exercise and the applicable exercise price of the Series NA Warrants.

The shares of NeoStem Common Stock issuable on exercise of the Series NA warrants will be, when issued and paid for in accordance with the Series NA Warrants, duly authorized, validly issued and fully paid and non-assessable. NeoStem has authorized and reserved at least that number of shares of NeoStem Common Stock equal to the number of shares of NeoStem Common Stock issuable upon exercise of all outstanding Series NA Warrants.

Fundamental Transaction.  If, at any time while the Series NA Warrants are outstanding, (1) NeoStem consolidates or merges with or into another corporation, (2) NeoStem sells, leasees, licenses, assigns, transfers, conveys or otherwise disposes of all or substantially all of its assets, (3) any purchase offer, tender offer or exchange offer (whether by NeoStem or another individual or entity) is completed pursuant to which holders of NeoStem Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding NeoStem Common Stock or (4) NeoStem effects any reclassification or recapitalization of the NeoStem Common Stock or any compulsory share exchange pursuant to which NeoStem Common Stock is converted into or exchanged for other securities, cash or property (or the occurrence of any analogous proceeding) affecting NeoStem (each, a “Fundamental Transaction”), then upon any subsequent exercise of the Series NA Warrants, the holders thereof will have the right to receive the same amount and kind of securities, as they would have been entitled to receive upon the occurrence of such Fundamental Transaction if they had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the Series NA Warrant, and any additional consideration payable as part of the Fundamental Transaction; provided, however, that in the event of a change of control transaction (as defined in the warrant) other than one in which the successor entity is a publicly traded corporation whose stock is listed or quoted for trading on the New York Stock Exchange, NASDAQ markets or the NYSE Amex and results in the Series NA Warrants being exercisable for publicly traded common stock of such successor entity, at the request of a holder of a warrant delivered before the 90th calendar day after consummation of such change of control transaction, NeoStem (or the successor entity) will purchase the warrant by paying to the holder, cash in an amount equal to the Black Scholes value, as described in the warrant, of the remaining unexercised portion of the warrant on the date of consummation of such change of control transaction.

Certain Adjustments.  The exercise price and the number of shares of NeoStem Common Stock purchasable upon the exercise of the Series NA Warrantsare subject to adjustment upon the occurrence of specific events, including stock dividends (excluding payments in respect of NeoStem’s Series E Preferred Stock), stock splits, combinations and reclassifications of the NeoStem Common Stock. Additionally, the exercise price of the Series NA Warrants is subject to certain adjustments if NeoStem (i) issues rights, options or warrants to all holders of NeoStem Common Stock (and not to the warrant holder) entitling them to subscribe for or purchase shares of NeoStem Common Stock at a price per share less than the volume weighted average price (the “VWAP”) of the NeoStem Common Stock on the record date for the determination of stockholders entitled to receive such rights, options or warrants, or (ii) distribute to all holders of NeoStem Common Stock (and not to the warrant holder) evidences of NeoStem’s indebtedness or assets (including cash and cash dividends) or rights or warrants to purchase any security.

Delivery of Certificates.  Upon the holder’s exercise of a Series NA Warrant, NeoStem will promptly, but in no event later than three business days after the exercise date (referred to as the “warrant share delivery date”), issue and deliver, or cause to be issued and delivered, a certificate for the shares of NeoStem Common Stock issuable upon exercise of the Series NA Warrant. In addition, NeoStem will, if the holder provides the necessary information to NeoStem, issue and deliver the shares electronically through The Depository Trust Corporation through its Deposit Withdrawal Agent Commission System (DWAC) or another established clearing corporation performing similar functions.

Notice of Corporate Action.  NeoStem will provide prior notice to holders of the Series NA Warrants in advance of certain record or effective dates (as specified below) in connection with the following corporate events, to provide the holders of the Series NA Warrants with the opportunity to exercise their warrants and hold NeoStem Common Stock:

•	if NeoStem declares a dividend (or any other distribution in whatever form) on the NeoStem Common Stock;
•	if NeoStem declares a special nonrecurring cash dividend on or a redemption of NeoStem Common Stock;
•	if NeoStem authorizes the granting to all holders of NeoStem Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights;
•	if the approval of any of NeoStem’s stockholders shall be required in connection with any reclassification of the NeoStem Common Stock, any consolidation or merger to which NeoStem is a party, any sale or transfer of all or substantially all of NeoStem’s assets, or any compulsory share exchange whereby NeoStem Common Stock is converted into other securities, cash or property; or
•	if NeoStem authorizes the voluntary or involuntary liquidation or winding up of the affairs of NeoStem,

then, in each case, NeoStem will mail to the holders of the Series NA Warrants a notice stating:

•	the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of NeoStem Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or
•	the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of record of NeoStem Common Stock will be entitled to exchange their shares of NeoStem Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange.

Subject to applicable law, the holder will be provided a reasonable opportunity (which shall be not less than eight (8) calendar days notice) to exercise the Series NA Warrant prior to the effective date of the event triggering such notice. No holders of the Series NA Warrants will possess any rights as a stockholder under those warrants until the holder exercises those warrants.

Transferability.  The Series NA Warrants may be transferred independent of the NeoStem Common Stock they were issued with, on a form of assignment, subject to all applicable laws.

Fractional Shares.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Series NA Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, NeoStem will, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Exchange Listing.  NeoStem does not plan on making an application to list the Series NA Warrants on the NYSE Amex or any other national securities exchange or recognized trading system. The NeoStem Common Stock underlying the Series NA Warrants is listed on the NYSE Amex.

The description of the Series NA Warrants contained herein does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement and the Form of Warrant Certificate, which are filed as Exhibit 4.1 to NeoStem’s Current Report on Form 8-K dated July 19, 2011.

Anti-Takeover Effects of Certain Provisions of Delaware Law and NeoStem’s Certificate of Incorporation and Bylaws

NeoStem’s Amended and Restated Certificate of Incorporation and bylaws contain a number of provisions that could make an acquisition of NeoStem by means of a tender or exchange offer, a proxy contest or otherwise more difficult. These provisions are summarized below.

Classified Board of Directors.  Pursuant to Article ELEVENTH of NeoStem’s Amended and Restated Certificate of Incorporation, the directors constituting NeoStem’s Board of Directors are classified, with respect to the time for which they severally hold office, into three classes as nearly equal in number as possible. In implementing the classified Board, NeoStem’s Board of Directors assigned members of the Board of Directors already in office into three classes, with one class assigned a term expiring at the annual meeting of stockholders to be held in 2010, a second class assigned a term expiring at the annual meeting of stockholders to be held in 2011, and a third class assigned a term expiring at the annual meeting of stockholders to be held in 2012, with each class to hold office until its successor is elected and qualified. At each annual meeting of stockholders commencing with the election in 2010, the successors of the class of directors whose term expires at that meeting are elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Pursuant to the DGCL, if a board of directors is classified (as is NeoStem’s Board of Directors), unless the certificate of incorporation otherwise provides, members of the board of directors may be removed by the stockholders before the expiration of their respective terms only for cause.

NeoStem’s classified Board of Directors may have an anti-takeover effect of making more difficult and discouraging a takeover attempt, merger, tender offer, or proxy fight. Additionally, NeoStem’s classified Board of Directors extends the time it would take for holders of a majority of NeoStem’s shares to remove incumbent management to obtain control of the Board of Directors. That is, as a general matter a majority stockholder could not obtain control of the Board of Directors until the second annual stockholder’s meeting after it acquired a majority of the voting stock. NeoStem’s classified Board of Directors may have the effect of making it more difficult for stockholders to remove NeoStem’s existing management.

NeoStem Proposal 2 (set forth in this joint proxy statement/prospectus) proposes to amend NeoStem’s Amended and Restated Certificate of Incorporation to eliminate the classification of the NeoStem Board of Directors so that the terms of all directors will expire at the NeoStem Annual Meeting. The amendment also explicitly provides that the term of office of each director of NeoStem expires at the NeoStem Annual Meeting so that, if the proposal is approved, the NeoStem stockholders will be voting on the election of all NeoStem directors at the NeoStem Annual Meeting, with each director being elected to serve for a one-year term expiring at the next annual meeting of stockholders and his or her successor is duly elected and qualified. Additionally, the proposed amendment provides that any director, other than those who may be elected by the holders of any classes or series of stock having a preference over the NeoStem Common Stock as to dividends or upon liquidation, may be removed from office at any time, with or without cause by the affirmative vote of at least a majority of the voting power of then outstanding capital stock entitled to vote on the matter, voting together as a single class.

Special Meetings.  NeoStem’s bylaws provide that special meetings of NeoStem’s stockholders may, unless otherwise prescribed by law, be called by NeoStem’s Chairman of the Board (if any), NeoStem’s Board of Directors or NeoStem’s Chief Executive Officer and shall be held at such place, on such date and at such time as shall be fixed by NeoStem’s Board of Directors or the person calling the meeting. Business transacted at any special meeting shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.

Undesignated Preferred Stock.  The ability to authorize undesignated preferred stock makes it possible for NeoStem’s Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire NeoStem. The ability to issue preferred stock may have the effect of deferring hostile takeovers or delaying changes in control or management of NeoStem.

Delaware Anti-Takeover Statute.  NeoStem is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the time the person became an interested stockholder unless:

•	prior to the time of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and
•	on or subsequent to the time of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting securities. NeoStem expects the existence of this provision to have an anti-takeover effect with respect to transactions that NeoStem’s Board of Directors does not approve in advance. NeoStem also anticipates that Section 203 may discourage attempted acquisitions that might result in a premium over the market price for the shares of NeoStem Common Stock held by stockholders.

The provisions of Delaware law, NeoStem’s Amended and Restated Certificate of Incorporation and NeoStem’s bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the NeoStem Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in NeoStem’s management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Potential Effects of Authorized but Unissued Stock

NeoStem has shares of NeoStem Common Stock and preferred stock available for future issuance without stockholder approval. NeoStem may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved Common Stock and preferred stock may enable NeoStem’s Board of Directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of NeoStem by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of NeoStem’s management. In addition, the Board of Directors has the discretion to determine designations, rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the DGCL and subject to any limitations set forth in NeoStem’s certificate of incorporation. The purpose of authorizing the Board of Directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of NeoStem’s outstanding voting stock.

Limitations of Director Liability and Indemnification of Directors, Officers and Employees

Section 145 of the DGCL permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation as a director, officer, employee or agent of another entity. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. NeoStem’s charter permits indemnification consistent with the DGCL.

Indemnification Agreements

NeoStem has entered into indemnification agreements with each of its Chief Executive Officer, Chief Financial Officer, General Counsel, certain other employees and each of its directors pursuant to which NeoStem has agreed to indemnify such party to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is NeoStem’s director, officer, employee, agent or fiduciary.

Transfer Agent

The transfer agent and registrar for the NeoStem Common Stock is Continental Stock Transfer & Trust Company. Its address is 17 Battery Place, New York, New York, 10004 and its telephone number is (212) 509-4000.

NYSE Amex Listing

NeoStem Common Stock is traded on the NYSE Amex under the symbol “NBS.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF NEOSTEM

The following table sets forth information regarding the number of shares of NeoStem Common Stock beneficially owned as of August 17, 2011 by:

•	each of NeoStem’s named executive officers;
•	each of NeoStem’s current directors;
•	all of NeoStem’s current directors and executive officers as a group; and
•	each person who is known by NeoStem to beneficially own 5% or more of the NeoStem Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person possesses sole or shared voting or investment power. Shares of NeoStem Common Stock that may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after the date indicated in the table are deemed beneficially owned by the optionees or warrant holders. Unless otherwise indicated, and subject to any applicable community property laws, to NeoStem’s knowledge the persons or entities named in the table below have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

Unless otherwise indicated, the address of the beneficial owner is c/o NeoStem, Inc., 420 Lexington Avenue, Suite 450, New York, NY 10170.

As of August 17, 2011, there were 98,232,590 shares of NeoStem Common Stock outstanding. As of such date, the directors and executive officers of NeoStem collectively owned beneficially 44,114,830 shares, or approximately 40.2% of the outstanding shares.

Number and Percentage of Shares of NeoStem Common Stock Owned

Name and Address of Beneficial Holder	Number of Shares Beneficially Owned		Percentage of Common Stock Beneficially Owned
Robin L. Smith, M.D. Chief Executive Officer and Chairman of the Board	3,846,134	(1)	3.8%
Shi Mingsheng Director of the Company and Chairman of the Board, Erye	4,765,770	(2)(10)	4.8%
Madam Zhang Jian, Vice President — Pharmaceutical Operations, NeoStem and General Manager, Erye	4,665,770	(3)(10)	4.7%
Richard Berman Director	227,418	(4)	0.2%
Steven S. Myers Director	1,300,667	(5)	1.3%
Drew Bernstein Director	266,667	(6)	0.3%
Edward C. Geehr, M.D. Director	165,000	(7)	0.2%
Eric H.C. Wei Director	26,459,874	(8)(9)	25.9%
RimAsia Capital Partners, L.P. RimAsia Capital Partners GP, L.P. RimAsia Capital Partners GP, Ltd. 1807 Harbour Centre 25 Harbour Road Wanchai Hong Kong	26,409,874	(9)	25.8%
Fullbright Finance Limited (“Fullbright”) Suite 1307, Tongmei Center 43 East Queen’s Road Wanchai Hong Kong	4,290,770	(10)	4.3%
Enhance BioMedical Holdings Limited (“Enhance”) 6555 Bo Yuan Road Shanghai, 201804 PRC	8,000,000	(11)	7.8%
All Directors and Executive Officers as a group (fifteen persons)	44,114,830	(12)(13)	40.2%

The address for each officer and director is c/o NeoStem, Inc., 420 Lexington Avenue, Suite 450, New York, NY 10170.

(1)	Includes (i) options to purchase up to 2,778,678 shares of or common stock which are exercisable within 60 days of August 17, 2011 and (ii) warrants to purchase up to 41,244 shares of our common stock which are exercisable within 60 days of August 17, 2011.
(2)	Mr. Shi is the Chairman of the Board of Erye, a principal shareholder of EET and Fullbright and a director of the Company. Includes options to purchase up to 300,000 shares of our common stock which are exercisable within 60 days of August 17, 2011.

(3)	Madam Zhang is the General Manager of Erye and a principal shareholder of EET and Fullbright and our Vice President of Pharmaceutical Operations. Includes options to purchase up to 200,000 shares of common stock which are exercisable within 60 days of August 17, 2011.
(4)	Includes (i) options to purchase up to 216,054 shares of our common stock which are exercisable within 60 days of August 17, 2011 and (ii) warrants to purchase up to 11,364 shares of our common stock which are exercisable within 60 days of August 17, 2011.
(5)	Includes options to purchase up to 216,054 shares of common stock which are exercisable within 60 days of August 17, 2011.
(6)	Includes options to purchase up to 266,667 shares of common stock which are exercisable within 60 days of August 17, 2011.
(7)	Includes options to purchase up to 165,000 shares of common stock which are exercisable within 60 days of August 17, 2011.
(8)	Includes options to purchase up to 50,000 shares of common stock which are exercisable within 60 days of August 17, 2011.
(9)	Includes (i) 22,409,874 shares of our common stock, 9,086,124 of which were issued upon the conversion of 8,177,512 shares of Series C Convertible Preferred Stock held by RimAsia Capital Partners, L.P. and (ii) warrants to purchase up to 4,000,000 shares of our common stock which are exercisable within 60 days of August 17, 2011. These shares are held by RimAsia Capital Partners, L.P., a Cayman Islands exempted limited partnership (“RimAsia”). RimAsia Capital Partners GP, L.P., a Cayman Islands exempted limited partnership (“RimAsia GP”), is the general partner of RimAsia. RimAsia Capital Partners GP, Ltd., a Cayman Islands exempted company (“RimAsia Ltd.”), is the general partner of RimAsia GP. Mr. Wei, one of our directors, is the sole director of RimAsia Ltd. RimAsia, RimAsia GP, RimAsia Ltd. and Mr. Wei has the sole power to vote and dispose of our common stock held by RimAsia.
(10)	Includes (i) 3,650,770 shares of our common stock and (ii) warrants to purchase up to 640,000 shares of common stock which are exercisable within 60 days of August 17, 2011, held by Fullbright Finance Limited. Fullbright is a corporation organized under the laws of the British Virgin Islands and is majority owned by Mr. Shi and Madam Zhang who have shared power to vote and dispose of the shares of our common stock held by Fullbright and, as a result, may be deemed to beneficially own the shares of our common stock held by Fullbright. The table reflects 1,680,000 shares of our common stock that were pledged to us in connection with the Erye Merger.
(11)	Enhance is a Shanghai corporation and a subsidiary of Enhance Holding Corporation. This number includes warrants to purchase up to 4,000,000 shares of our common stock which are exercisable within 60 days of August 17, 2011.
(12)	See footnotes 1 – 8. Includes shares and exercisable rights owned by RimAsia Capital Partners and Fullbright Finance Limited set forth in footnotes 9 and 10.
(13)	Includes (i) options to purchase up to 1,911,800 shares of common stock which are exercisable within 60 days of August 17, 2011 and (ii) warrants to purchase up to 695,606 shares of common stock which are exercisable within 60 days of August 17, 2011, held by executive officers not individually listed in this table of the Company and its subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF AMORCYTE

The following table sets forth information regarding the number of shares of Amorcyte Common Stock and Amorcyte Series A Preferred Stock beneficially owned as of August 17, 2011 by:

•	each of Amorcyte’s named executive officers;
•	each of Amorcyte’s current directors;
•	all of Amorcyte’s current directors and executive officers as a group; and
•	each person who is known by Amorcyte to beneficially own 5% or more of the Amorcyte Common Stock or the Amorcyte Series A Preferred Stock.

All securities are owned both beneficially and of record unless otherwise indicated. Unless otherwise indicated, the address of each beneficial owner is c/o Amorcyte, Inc., 4 Pearl Court, Suite C, Allendale, NJ 07401.

Amorcyte’s Board of Directors currently consists of the following five persons: Hans Mueller, Ph.D. (Chairman), Darren Blanton, Desmond O’Connell, Paul Schmitt and Michael Starcher. The Amorcyte Board of Directors has determined that all of the directors except for Mr. Schmitt would be deemed to be independent under SEC and NYSE-Amex regulations. After the Amorcyte Merger, it is anticipated that none of these persons will be members of the Board of Directors of the surviving company.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person possesses sole or shared voting or investment power. Except as otherwise indicated by footnote, to Amorcyte’s knowledge, the persons named in the table have sole voting and investment power with respect to all securities of Amorcyte beneficially owned by them. In calculating the number of shares of Amorcyte Common Stock beneficially owned by a person and the percentage ownership of that person for that class, shares of Amorcyte Common Stock subject to options or warrants held by that person that are exercisable as of August 17, 2011 or will become exercisable within 60 days thereafter (collectively, “currently exercisable” options), are deemed outstanding, while such shares are not deemed outstanding for purposes of calculating percentage ownership of any other person. The Agreement and Plan of Merger requires that all Amorcyte options and warrants be modified in writings executed by each optionholder and warrantholder, as applicable, reasonably acceptable to NeoStem, such that, upon the Effective Time of the Amorcyte Merger, all Amorcyte options and warrants will be converted into the right to receive their share of any Earn Out Payments that the holders of such Amorcyte options and warrants would have received as merger consideration if they had exercised their Amorcyte options and/or Amorcyte warrants prior to the closing date of the Amorcyte Merger (after taking into account any exercise price such holders would have had to pay had they actually exercised their Amorcyte options or warrants). Accordingly, unless described otherwise in a footnote to the below table, in calculating the number of shares of Amorcyte Common Stock beneficially owned by a person and the percentage ownership of that person of Amorcyte Common Stock, it has been assumed that each option or warrant held by that person will become excerisable within 60 days of August 17, 2011.

Each share of Amorcyte Series A Preferred Stock outstanding can be converted at any time into approximately 1.04 shares of Amorcyte Common Stock. In calculating the number of shares of Amorcyte Common Stock beneficially owned by a person and that person’s percentage ownership of Amorcyte Common Stock, shares of Amorcyte Preferred Stock beneficially owned by that person as of August 17, 2011 are deemed converted into shares of Amorcyte Common Stock. Although such shares of Amorcyte Common Stock are deemed outstanding for purposes of calculating the number of shares of Amorcyte Common Stock owned by such person and the percentage of such class owned by such person, they are not deemed outstanding for purposes of calculating percentage ownership of any other person.

As of the record date, there were 7,821.5 shares of Amorcyte Common Stock outstanding and 10,459 shares of Amorcyte Series A Preferred Stock outstanding.

Name and Address of Beneficial Holder	Number of Shares of Amorcyte Common Stock Beneficially Owned		Percentage of Amorcyte Common Stock Beneficially Owned	Number of Shares of Amorcyte Series A Preferred Stock Beneficially Owned		Percentage of Amorcyte Series A Preferred Stock Beneficially Owned
Paul J. Schmitt Chief Executive Officer and Director	5,235.6 (1)		40.1%	3,693.7	(16)	35.3%
George S. Goldberger Chief Financial Officer	217.5	(2)	2.8%	38.8		*
Hans Mueller, Ph.D. Chairman of the Board	602	(3)	7.1%	—		*
Darren Blanton Director	1,652.1	(4)	17.4%	1440.5	(17)	13.8%
Desmond O’Connell Director	347.6 (5)		4.3%	187.8	(18)	1.8%
Michael Starcher Director	1455.9 (6)		15.7%	1,252.1	(19)	11.8%
Andrew L. Pecora, M.D., Chief Scientific Officer	2,349.9	(7)	26.3%	58.8		*
Novitas Capital III, L.P. 435 Devon Park Drive, Suite 801 Wayne, PA 19087	3846.6	(8)	33.0%	3693.7	(16)	35.3%
Hackensack University Medical Center 30 Prospect Street Hackensack, NJ 07601	1251.2	(9)	15.9%	27.5		*
Baxter Healthcare Corporation One Baxter Parkway, DF2-1W Deerfield, IL 60016	1314.8		16.8%	—		*
CCP-AMORC, L.P. c/o Mr. Michael D. Starcher, Manager 2311 Cedar Springs Road, Suite 100 Dallas, Texas 75201	1303.9	(10)	14.3%	1,252.1	(19)	11.8%
Colt Ventures, Ltd. 3505 Beverly Drive Dallas, Texas 75205	978.6	(11)	11.1%	939.7	(20)	9.0%
William Herbert Hunt Trust Estate 1601 Elm Street, Suite 3400 Dallas, Texas 75201 Mr. David S. Hunt	847.7	(12)	9.8%	814	(21)	7.7%
Peter C. Gerhard 2 Deputy Minister Drive Colts Neck, NJ 07722	518.1	(13)	6.4%	313		3.0%
Dr. and Mrs. Robert A. Preti 486 Carlton Road Wyckoff, NJ 07481	1248.3	(14)	15.9%	27.5		*
All directors and executive officers as a group (seven persons)	10,463.9	(15)	64.9%	6,671.7	(22)	63.8%

*	Less than 1%

(1)	Consists of: (i) 1,389 shares of Amorcyte Common Stock issuable upon the exercise of options, which options are exercisable within 60 days of August 17, 2011 (including 354 shares that will only become exercisable within that period if the closing of the Amorcyte Merger occurs within that time frame); and (ii) 3,846.6 shares of Amorcyte Common Stock issuable upon conversion of 3,693.7 shares of Amorcyte Series A Preferred Stock owned by Novitas Capital III, L.P. See footnote 8 below for a further description of this entity and Mr. Schmitt’s relationship to it.
(2)	Includes 40.4 shares of Amorcyte Common Stock issuable upon conversion of 38.8 shares of Amorcyte Series A Preferred Stock.
(3)	Consists of 602 shares of Amorcyte Common Stock issuable upon the exercise of options, which options are exercisable within 60 days of August 17, 2011 (including 386 shares that will only become exercisable within that period if the closing of the Amorcyte Merger occurs within that time frame).
(4)	Consists of: (i) 152 shares of Amorcyte Common Stock issuable upon the exercise of options, which options are exercisable within 60 days of August 17, 2011; (ii) 978.60 shares of Amorcyte Common Stock issuable upon conversion of 939.7 shares of Amorcyte Series A Preferred Stock owned by Colt Ventures, Ltd. (See footnote 11 below for a further description of this entity and Mr. Blanton’s relationship to it); (iii) 260.8 shares of Amorcyte Common Stock issuable upon conversion of 250.4 shares of Amorcyte Series A Preferred Stock, owned by Darren & Julie Blanton Children’s Trust, of which Darren Blanton’s brother Brett Blanton is a trustee; and (iv) 260.8 shares of Amorcyte Common Stock issuable upon conversion of 250.4 shares of Amorcyte Series A Preferred Stock, owned by Darren & Julie Blanton 2001 Descendant’s Trust, of which Darren Blanton’s brother, Brett Blanton, is a trustee. (Darren Blanton disclaims any beneficial ownership with respect to both of these trusts).
(5)	Consists of: (i) 195.6 shares of Amorcyte Common Stock issuable upon conversion of 187.8 shares of Amorcyte Series A Preferred Stock (including 130.4 shares of Amorcyte Common Stock issuable upon conversion of 125.2 shares of Amorcyte Preferred Stock held in Mr. O’Connell’s IRA account); and (ii) 152 shares of Amorcyte Common Stock issuable upon the exercise of options, which options are exercisable within 60 days of August 17, 2011 (all of which options will only become exercisable within that period if the closing of the Amorcyte Merger occurs within that time frame).
(6)	Consists of: (i) 152 shares of Amorcyte Common Stock issuable upon the exercise of options, which options are exercisable within 60 days of August 17, 2011 (including 50 shares that will only become exercisable within that period if the closing of the Amorcyte Merger occurs within that time frame); and (ii) 1303.9 shares of Amorcyte Common Stock issuable upon conversion of 1252.1 shares of Amorcyte Series A Preferred Stock owned by CCP-AMORC, L.P. (See footnote 10 below for a further description of this entity and Mr. Starcher’s relationship to it).
(7)	Consists of: (i) 1,219.7 shares of Amorcyte Common Stock held by Dr. Pecora and his wife; (ii) 61.2 shares of Amorcyte Common Stock issuable upon the conversion of 58.8 shares of Amorcyte Series A Preferred Stock owned by Dr. Pecora and his wife; and (iii) 1,069 shares of Amorcyte Common Stock issuable upon exercise of options, which options are exercisable within 60 days of August 17, 2011. (including 639 shares that will only become exercisable within that period if the closing of the Amorcyte Merger occurs within that time frame).
(8)	These shares are issuable upon conversion of 3,693.7 shares of Amorcyte Series A Preferred Stock owned by Novitas Capital III, LP. The general partner of Novitas Capital III, L.P. is Novitas Capital III GP, L.P., the general partner of which is Novitas Capital III GP Manager, LLC, and the advisor to these entities is PA-ESP Investment Management LLC of which Paul Schmitt is a managing director.
(9)	Includes 28.6 shares of Amorcyte Common Stock issuable upon conversion of 27.5 shares of Amorcyte Series A Preferred Stock.
(10)	These shares are issuable upon conversion of 1252.1 shares of Amorcyte Series A Preferred Stock owned by CCP-AMORC, L.P. The general partner of CCP-AMORC, L.P. is CCP-AMORC GP, LLC of which Michael Starcher is the president.
(11)	These shares are issuable upon conversion of 939.7 shares of Amorcyte Series A Preferred Stock owned by Colt Ventures, Ltd, of which Darren Blanton is the managing partner.
(12)	These shares are issuable upon conversion of 814 shares of Amorcyte Series A Preferred Stock owned by William Herbert Hunt Trust Estate, of which the trustee is Gage A. Prichard. The amount does not include 456.1 shares of Amorcyte Common Stock issuable upon conversion of 438 shares of Amorcyte Series A Preferred Stock owned by Hunt Technology Ventures, L.P., of which the general partner is D.S. Hunt Corp. David S. Hunt is the President of D. S. Hunt Corp. The William Herbert Trust Estate is a minority limited partner in Hunt Technology Ventures, L.P. (but has no investment control over

Hunt Technology Ventures, L.P.). If such 456.1 shares were aggregated with the 847.7 shares of Amorcyte Common Stock beneficially owned by the William Herbert Hunt Trust Estate, then the aggregate number of shares of Amorcyte Common Stock beneficially owned by these two entities would be 1303.8 shares constituting beneficial ownership of 14.3% of this class.
(13)	Includes 326 shares of Amorcyte Common Stock that are issuable upon conversion of 313 shares of Amorcyte Series A Preferred Stock. Also includes an aggregate of 25.6 shares of Amorcyte Common Stock that are owned by Peter Gerhard’s son and daughter, as to which Peter Gerhard disclaims beneficial ownership.
(14)	Includes 28.6 shares of Amorcyte Common Stock that are issuable upon conversion of 27.5 shares of Amorcyte Series A Preferred Stock.
(15)	Includes all shares described in footnotes (1) through (7) above.
(16)	These shares are owned by Novitas Capital III, L.P. See footnote 8 above for a further description of this entity and Mr. Schmitt’s relationship to it.
(17)	Consists of: (i) 250.4 shares owned by the Darren & Julie Blanton Children’s Trust and 250.4 shares owned by the Darren & Julie Blanton 2001 Descendant’s Trust, with respect to which Darren Blanton’s brother, Brett Blanton, is a trustee; and 939.7 shares owned by Colt Ventures, Ltd. (see footnote 11 above for a further description of this entity and Darren Blanton’s brother Brett Blanton’s relationship to it).
(18)	125.2 of these shares are held in Mr. O’Connell’s IRA account.
(19)	These shares are owned by CCP-AMORC, L.P. See footnote (10) above for a further description of this entity and Mr. Starcher’s relationship to it.
(20)	These shares are owned by Colt Ventures, Ltd. See footnote (11) for a further description of this entity and Mr. Blanton’s relationship to it.
(21)	The amount does not include 438 shares of Amorcyte Series A Preferred Stock owned by Hunt Technology Ventures, L.P., of which the general partner is D.S. Hunt Corp. David S. Hunt is the President of D.S. Hunt Corp. The William Herbert Trust Estate is a minority limited partner in Hunt Technology Ventures, L.P. (but has no investment control over Hunt Technology Ventures, L.P.). If such 438 shares were aggregated with the 814 shares of Amorcyte Series A Preferred Stock beneficially owned by the William Herbert Hunt Trust Estate, then the aggregate number of shares of Amorcyte Series A Preferred Stock beneficially owned by these two entities would be 1252 shares constituting beneficial ownership of 11.8% of this class.
(22)	Includes all shares described in footnotes (16), (17), (18) and (19) above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NeoStem

In order to accelerate Amorcyte’s ability to commence the Phase 2 clinical trial of AMR-001, NeoStem has agreed to provide loans to Amorcyte prior to the closing to be used in connection with the Phase 2 trial. Pursuant to a Loan Agreement entered into on September 9, 2011, Amorcyte may from time to time request loans from NeoStem up to an aggregate principal amount of $350,000. The borrowings will accrue interest at a rate of 6% per annum through December 31, 2011 and at a rate of 9% per annum thereafter. Amounts repaid by Amorcyte may not be reborrowed. Monthly interest payments commence in January 2012, with the entire unpaid principal balance of the loans (together with accrued but unpaid interest) becoming due on August 31, 2012. Amorcyte gave NeoStem a Convertible Promissory Note to evidence the loans, which affords NeoStem the right at any time after January 1, 2012 to convert unpaid Loan Agreement obligations into Amorcyte Common Stock and Amorcyte Series A Preferred Stock.

On March 3, 2011, NeoStem consummated a private placement pursuant to which five persons and entities acquired an aggregate of 2,343,750 shares of NeoStem Common Stock for an aggregate consideration of $3,000,000 (purchase price $1.28 per share). The investors included Steven S. Myers (a NeoStem director) (who purchased 390,625 shares) and Dr. Andrew L. Pecora (the Chief Medical Officer of NeoStem’s subsidiary PCT) (who purchased 78,125 shares).

Pursuant to the PCT Merger Agreement, NeoStem agreed to pay off PCT’s credit line with Northern New Jersey Cancer Associates (“NNJCA”), in an amount up to $3,000,000, shortly after the closing of the PCT Merger. On January 21, 2011, NeoStem paid NNJCA $3,000,000 in full satisfaction of all of borrower PCT’s obligations to lender NNJCA arising from the underlying line of credit and security agreement. Dr. Andrew Pecora (who was PCT’s Chairman and CEO prior to the PCT Merger, and who became PCT’s Chief Medical Officer on January 19, 2011 pursuant to an employment agreement effective upon the closing of the PCT Merger), has served as Managing Partner of NNJCA since 1996.

In accordance with the PCT Merger Agreement, the stock consideration paid by NeoStem in exchange for the membership interests of PCT was deposited into an escrow account for eventual distribution to the former members of PCT. Dr. Pecora, Dr. Robert A. Preti (PCT’s President and Chief Scientific Officer prior to the PCT Merger, and who following the PCT Merger serves as PCT’s President pursuant to an employment agreement that became effective upon the PCT Merger closing) and George S. Goldberger (PCT’s Chief Business and Financial Officer, Treasurer and Secretary prior to the PCT Merger, and who following the PCT Merger serves as PCT’s Vice President — Business Development pursuant to an employment agreement that became effective upon the PCT Merger closing), beneficially owned approximately 17.2%, 17.0% and 2.5%, respectively, of the membership interests of PCT that were outstanding immediately prior to the closing of the PCT Merger. Certain of the shares of NeoStem Common Stock issued to these three individuals have been and/or will be released from escrow earlier than the first release of shares for other members of PCT for the purpose of enabling them to pay taxes that will be due as a result of the PCT Merger. As of August 17, 2011, Dr. Pecora, Dr. Preti and Mr. Goldberger beneficially own 2,370,672, 2,129,966 and 309,192 shares, respectively, of the outstanding NeoStem Common Stock, representing respectively 2.4%, 2.2% and 0.3% of the NeoStem Common Stock.

Effective March 10, 2011, Matthew Henninger entered into a consulting agreement with NeoStem’s subsidiary PCT, pursuant to which Mr. Henninger was engaged for a three month term to serve as an advisor to PCT with regard to the development of the “Family Plan,” a multi-generational stem cell collection and storage service. In consideration therefor, Mr. Henninger was granted an option to purchase 150,000 shares of NeoStem Common Stock under the 2009 Plan at $1.60 per share (Black Scholes value $129,000) vesting over the term of the agreement. Pursuant to an amendment and extension of this agreement in April and May, 2011, respectively, Mr. Henninger’s term of service was extended through September 9, 2011, for which he received 75,000 shares of NeoStem Common Stock (market value $115,000), $5,000 per month for a three month period and reimbursement of health insurance premiums. Mr. Henninger is in an exclusive relationship with the CEO of NeoStem.

On July 27, 2010, consistent with NeoStem’s previously disclosed intention to provide support for The Stem for Life Foundation, a Pennsylvania nonprofit corporation classified as a tax-exempt organization under

Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), whose mission is to promote public awareness, fund research and development and subsidize stem cell collection and storage programs, NeoStem issued to the Foundation 150,000 shares of restricted NeoStem Common Stock with a fair value of $298,500. The issuance of such securities was subject to the approval of the NeoStem Board of Directors, the Audit Committee and the NYSE Amex. On July 2, 2010, NeoStem contributed $75,000 in cash to the Foundation. NeoStem’s CEO and Chairman is President and a Trustee of the Foundation, its General Counsel is Secretary and a Trustee of the Foundation and its Chief Financial Officer is Treasurer of the Foundation. In 2011, NeoStem contributed to the Foundation 407,600 shares of previously issued restricted NeoStem Common Stock with a fair value of approximately $607,000. The contribution of such securities was subject to the approval of the NeoStem Board of Directors and the Audit Committee.

Pursuant to the terms and subject to the conditions set forth in the Erye Merger Agreement, which closed in October 2009, all of the shares of common stock, par value $.01 per share, of CBH (“CBH Common Stock”), issued and outstanding immediately prior to the effective time of the Erye Merger (the “Erye Effective Time”), were converted into the right to receive, in the aggregate, 7,150,000 shares of NeoStem Common Stock. Additionally, subject to the cancellation of outstanding warrants to purchase shares of CBH Common Stock held by RimAsia (then a beneficial holder of more than 5% of NeoStem’s voting securities), and the sole holder of shares of Series B Convertible Preferred Stock, par value $0.01 per share, of CBH (“CBH Series B Preferred Stock”), all of the shares of CBH Series B Preferred Stock issued and outstanding immediately prior to the effective time of the Erye Merger were converted into the right to receive, in the aggregate, (i) 6,458,009 shares of NeoStem Common Stock (having an approximate value of $12,270,217 as of the effective time of the Erye Merger) and (ii) 8,177,512 shares of NeoStem Series C Preferred Stock (having an approximate value of $17,263,600 as of the effective time of the Erye Merger), each with a liquidation preference of $1.125 per share and convertible into 9,086,124 shares of NeoStem Common Stock at an initial exercise price of $0.90. On May 17, 2010, RimAsia at its option converted its shares of Series C Preferred Stock into 9,086,124 shares of NeoStem Common Stock, and on May 25, 2010, received a cash payment of $153,500 which is equal to the dividends accrued but unpaid through from January 1, 2010 to May 17, 2010.

For assistance in effecting the Erye Merger, 125,000 shares of NeoStem Common Stock (having an approximate value of $237,500) were issued to Fullbright Finance Limited (“Fullbright”). Fullbright, a corporation organized in the British Virgin Islands, was then a beneficial holder of more than 5% of NeoStem’s voting securities. The principal shareholders of Fullbright are Madam Zhang Jian (then an officer and director of CBH and an officer of Erye) and Shi Mingsheng (then an officer and director of CBH, a director of Erye and Chairman of Fullbright). In addition, in connection with the Erye Merger, an aggregate of 203,338 shares of NeoStem Common Stock (having an approximate value of $386,350) were issued to Fullbright. Mr. Shi is the majority shareholder, and Madam Zhang Jian is a significant shareholder, of Erye Economy and Trading Co. Ltd (“EET”), the holder of a 49% interest in Erye. Mr. Shi is currently an officer of Erye and a director of NeoStem. Madam Zhang Jian is currently an officer of Erye and an executive officer of NeoStem.

As a result of the Erye Merger, NeoStem owns 51% of Erye, and EET owns the remaining 49% ownership interest. In connection with the Erye Merger, NeoStem and EET negotiated a revised joint venture agreement which will govern our respective rights and obligations with respect to Erye. Pursuant to the terms and conditions of the revised joint venture agreement, dividend distributions to EET and NeoStem will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period which commenced on the first day of the first fiscal quarter after the joint venture agreement became effective (currently approximately another two years), (i) 49% of undistributed profits (after tax) will be distributed to EET and lent back to Erye by EET for use by Erye in connection with the construction of its new facility; (ii) 45% of the net profit (after tax) will be provided to Erye as part of the new plant construction fund, which will be characterized as paid-in capital for NeoStem’s 51% interest in Erye; and (iii) only 6% of the net profit will be distributed to NeoStem directly for its operating expenses. In the event of the sale of all of the assets of Erye or liquidation of Erye, NeoStem will be entitled to receive the return of such additional paid-in capital before distribution of Eyre’s assets is made based upon the ownership percentages of NeoStem and EET, and upon an initial public offering of Erye which raises at least 50,000,000

RMB (or approximately U.S. $7,300,000), NeoStem will be entitled to receive the return of such additional paid-in capital. As of June 30, 2011, distributions due China Biopharmaceutical Holdings, Inc., the former majority owner of Erye, totaling approximately $12,204,700 had been deferred and EET has received and lent back approximately $20,009,600.

At June 30, 2011, Erye owed EET, the 49% shareholder of Erye, approximately $20,009,600 which represents dividends paid and loaned back to Erye. At June 30, 2011 the interest rate on this loan was 6.06%. In June 2011 Erye paid EET approximately $875,100 consisting of the net of the following: $1,115,000 of unpaid accrued interest at June 30, 2011, approximately $408,700 repayment of a non interest bearing loan due in 2011 and recovery of cash advances to EET of approximately $648,600.

In connection with the Erye Merger, the exercise price of certain of NeoStem’s outstanding warrants was reduced. Certain of NeoStem’s executive officers and directors held warrants to purchase NeoStem Common Stock at $8.00 per share, and following the Erye Merger, the exercise price of such warrants was reduced to approximately $6.18 per share. These warrants were held by NeoStem’s Chairman and CEO — Robin L. Smith (25,427), its Vice President and General Counsel — Catherine M. Vaczy (2,000), and two of its directors — Richard Berman (11,364) and Steven Myers (22,728). Certain stock options were also re-priced. For a description of the repricing of certain employee stock options, please see the discussion in appearing under the caption “Outstanding Equity Awards at Fiscal Year-End — The Repricing,” above.

Robin L. Smith, NeoStem’s Chairman and Chief Executive Officer, and Steven Myers, a member of NeoStem’s Board of Directors and a member of each of NeoStem’s Audit Committee, its Compensation Committee and its Nominating and Governance Committee (of which Nominating and Governance Committee Mr. Myers became Chairman in March 2009), were holders of CBH Common Stock at the time of the Erye Merger. Dr. Smith was the beneficial owner of 389,966 shares of CBH Common Stock that were acquired commencing in 2005. Mr. Myers was the beneficial owner of 285,714 shares of CBH Common Stock that were acquired in 2005. Accordingly, a special committee of NeoStem’s Board of Directors (comprised of Mark Weinreb, Richard Berman and Joseph Zuckerman) approved on behalf of NeoStem the execution of the Erye Merger Agreement and the transactions contemplated thereby. Based on the $1.90 closing price of the NeoStem Common Stock on October 30, 2009 and the conversion of CBH Common Stock into NeoStem Common Stock in the Erye Merger, the approximate transaction value of the holdings in CBH of each of Dr. Smith and Mr. Myers was $142,384 and $104,320, respectively.

In NeoStem’s June/July 2009 private placement, Fullbright acquired, for a purchase price of $800,000, 64,000 shares of NeoStem’s Series D Stock (which automatically converted into 640,000 shares of common stock in October 2009), together with warrants to purchase 640,000 shares of NeoStem Common Stock; all securities purchased by Fullbright in the June/July 2009 Private Placement were pledged to RimAsia and subsequently, to NeoStem.

On February 25, 2009 and March 6, 2009, respectively, NeoStem issued promissory notes (the “Notes”) to RimAsia (then a beneficial holder of more than 5% of NeoStem’s voting securities) in the principal amounts of $400,000 and $750,000, respectively. The Notes had an interest rate of 10% per annum and were due and payable on October 31, 2009 or earlier, in the event NeoStem raised over $10 million through an equity financing. On April 9, 2009 these notes and the related accrued interest were repaid from the proceeds of the $11,000,000 April 2009 private placement of shares of NeoStem’s Series D Convertible Redeemable Preferred Stock and warrants to purchase shares of NeoStem Common Stock.

In April 2009, RimAsia (then a beneficial holder of more than 5% of NeoStem’s voting securities) purchased NeoStem Series D Convertible Redeemable Preferred Stock and warrants for aggregate consideration of $5,000,000. A portion of the proceeds were used to repay the principal and interest on the Notes issued to RimAsia in February and March 2009 and certain other costs advanced by RimAsia in connection with NeoStem’s expansion activities in China. Mr. Wei, now a director of NeoStem, is managing partner of RimAsia.

In June 2009, NeoStem signed an agreement (the “Network Agreement”) with Enhance BioMedical Holdings Limited (“Enhance BioMedical”), a Shanghai corporation and currently the beneficial owner of approximately 7.8% of the outstanding NeoStem Common Stock, to develop a stem cell collection and treatment network using NeoStem’s proprietary stem cell technologies in Shanghai and Taiwan, as well as the Chinese provinces of Jiangsu, Zhejiang, Fujian, Anhui and Jiangxi. Enhance BioMedical is a subsidiary of Enhance Holding Corporation, a multinational conglomerate with successful businesses in various market sectors including healthcare. Enhance BioMedical invested $5 million in NeoStem’s April 2009 private placement. Under the Network Agreement, Enhance BioMedical has the exclusive rights to utilize NeoStem’s proprietary adult stem cell technologies identified by NeoStem from time to time to provide adult stem cell services and therapies in the Asian territory. NeoStem agreed to provide training to Enhance BioMedical staff in the proprietary knowledge, technology and operating procedures needed to provide Enhance BioMedical clients with these services. In return, NeoStem will receive a technical assistance fee. NeoStem will be entitled to a stated royalty on gross revenues generated by Enhance BioMedical from providing the NeoStem stem cell services for the duration of the renewable 10-year Network Agreement and also may receive other fees in connection with assisting in the launching of the network that NeoStem estimates will have a value in excess of $120,000. During the year ended December 31, 2009, we received from Enhance BioMedical an aggregate of approximately $286,000 in license fees and expense reimbursement. No payments were received in 2010. For the six months ended June 30, 2011, we received a royalty payment of $200,000.

On July 1, 2009, NeoStem, CBH, CBC and RimAsia, which, at the time was a significant stockholder of NeoStem and CBH, entered into a Funding Agreement pursuant to which RimAsia agreed to supply additional funding to both us and CBH in an amount up to $1.6 million. Pursuant to the terms of the Funding Agreement such amount would be deemed settled upon the receipt by RimAsia of certain Erye Merger consideration. RimAsia received a total of 6,458,009 shares of NeoStem Common Stock and 8,177,512 shares of NeoStem’s Series C Convertible Preferred Stock in the merger with CBH, each with a liquidation preference of $1.125 and convertible into shares of NeoStem Common Stock at an initial conversion price of $.90, which satisfied NeoStem’s obligations under the Funding Agreement.

Amorcyte

On or around April 4, 2009, Novitas Capital III, L.P. purchased $900,000 of Amorcyte Series A Preferred Stock at a price per share of $798.65, resulting in a purchase of 1126.9 shares of Amorcyte Series A Preferred Stock.

On or around December 22, 2010, Novitas Capital III, L.P. purchased $200,000 of Amorcyte Series A Preferred Stock at a price per share of $798.65, resulting in a purchase of 250.4 shares of Amorcyte Series A Preferred Stock.

On or around July 14, 2011, Novitas Capital III, L.P. purchased $500,000 of Amorcyte Series A Preferred Stock at a price per share of $798.65, resulting in a total purchase of 626.1 shares of Amorcyte Series A Preferred Stock.

On or around August 1, 2011, Novitas Capital III, L.P. purchased $50,000 of Amorcyte Series A Preferred Stock at a price per share of $798.65, resulting in a total purchase of 62.6 shares of Amorcyte Series A Preferred Stock.

Pursuant to the Limited Partnership Agreement of Novitas Capital III, L.P. (and in accordance with resolutions of the Valuation Committee of Novitas Capital III, L.P.), unless waived, amounts earned by Mr. Schmitt for companies in which Novitas Capital III, L.P. is a stockholder must be paid to the Novitas Management Company. The Novitas Management Company is the Investment Manager of Novitas Capital III, L.P. Paul Schmitt is a Managing Director of the Novitas Management Company and is compensated by the Novitas Management Company for services performed on behalf of Novitas Capital III, L.P., including Mr. Schmitt’s performance of services as Chief Executive Officer of Amorcyte.

AMORCYTE PROPOSAL 2

Amorcyte proposes that the stockholders of Amorcyte approve the adjournment of the Amorcyte Special Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Amorcyte Meeting to approve any of the Amrocyte Proposals described above.

Vote Required

If approval of the proposal to adjourn the Amorcyte Special Meeting for the purpose of soliciting additional proxies is submitted to Amorcyte’s stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the outstanding voting power of Amorcyte Common Stock and Amorcyte Series A Preferred Stock treated on an “as if converted” basis, unless there is less than a quorum present, in which case the affirmative vote of the holders of a majority of the total voting power of Amorcyte Common Stock and Amorcyte Series A Preferred Stock present in person or by proxy is required for approval of Amorcyte Proposal 2.

Recommendation of Amorcyte’s Board of Directors

The Amorcyte Board of Directors recommends that Amorcyte’s stockholders vote “FOR” Amorcyte Proposal 2, the adjournment of the Amorcyte Special Meeting, if necessary, to solicit additional proxies, in the event that there are insufficient votes to constitute a quorum or to approve Amorcyte Proposal 1 at the time of the Amorcyte Special Meeting.

THE AMORCYTE BOARD OF DIRECTORS RECOMMENDS THAT THE
AMORCYTE STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

EXPERTS

NeoStem

The consolidated financial statements of NeoStem, Inc. and subsidiaries as of and for the year ended December 31, 2010 included in this joint proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is included herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

NeoStem’s consolidated balance sheet as of December 31, 2009 and the consolidated statements of operations, shareholders’ equity/(deficit) and cash flows for the years ended December 31, 2009 and 2008 included in this joint proxy statement/prospectus have been audited by Holtz Rubenstein Reminick LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere in this joint proxy statement/prospectus. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Amorcyte

EisnerAmper LLP, an independent registered public accounting firm, has audited Amorcyte’s consolidated financial statements as of and for the year ended December 31, 2010 included in this joint proxy statement/prospectus, as stated in their report appearing elsewhere in this joint proxy statement/prospectus. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities of NeoStem to be issued in connection with the Amorcyte Merger will be passed upon for NeoStem by Lowenstein Sandler PC, Roseland, New Jersey.

WHERE YOU CAN FIND MORE INFORMATION

NeoStem files electronically with the SEC its annual reports on Form 10-K, quarterly interim reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. NeoStem makes available on or through its website at www.neostem.com, free of charge, copies of these reports as soon as reasonably practicable after NeoStem electronically files or furnishes such reports to the SEC. A copy of any document NeoStem files with the SEC may be inspected without charge, or copies may be obtained, at the SEC’s Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. The SEC maintains a website that contains the documents that NeoStem files electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. In addition, NeoStem will provide to each person to whom a joint proxy statement/prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that NeoStem files with the SEC. Requests should be directed to:

Catherine M. Vaczy, Esq.
Vice President and General Counsel
NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, NY 10170
(212) 584-4180

NeoStem has filed a registration statement under the Securities Act with the SEC with respect to the securities of NeoStem to be issued pursuant to the Agreement and Plan of Merger. This joint proxy statement/prospectus constitutes the prospectus of NeoStem filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

Amorcyte does not have a class of equity securities registered under the Securities Exchange Act of 1934 and does not file reports or other information with the SEC.

STOCKHOLDER PROPOSALS

Any proposal intended to be presented by a stockholder at the next annual meeting of NeoStem stockholders must be received by NeoStem at NeoStem’s principal executive offices, 420 Lexington Avenue, Suite 450, New York, New York 10170 no later than the close of business on May 23, 2012 to be considered for inclusion in the proxy statement for the annual meeting and by August 6, 2012 in order for the proposal to be considered timely for consideration at next year’s annual meeting (but not included in the proxy statement for such meeting).

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

NeoStem delivers its proxy materials and annual reports to each stockholder of record. If any stockholders sharing an address wish to receive only one copy of each such document, they should send a letter with this request to NeoStem’s principal executive offices, c/o Corporate Secretary, 420 Lexington Avenue, Suite 450, New York, New York 10170.

TRANSACTION OF OTHER BUSINESS

At the date of this joint proxy statement/prospectus, the only business which the board of directors intends to present or knows that others will present at the meeting is as set forth herein. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors of NeoStem, Inc.

Robin L. Smith, M.D.
Chief Executive Officer and Chairman of the Board

By Order of the Board of Directors of Amorcyte, Inc.

Paul J. Schmitt
Chief Executive Officer and Director

NEOSTEM AND AMORCYTE

INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Page
NEOSTEM, INC. AND SUBSIDIARIES
Unaudited Proforma Condensed Combined Financial Statements	F-2
Notes to the NeoStem Unaudited Proforma Condensed Combined Financial Statements	F-5
Reports of Independent Registered Public Accounting Firms	F-12
Consolidated Financial Statements (Audited):
Consolidated Balance Sheets at December 31, 2010 and 2009	F-14
Consolidated Statements of Operations Years Ended December 31, 2010, 2009 and 2008	F-15
Consolidated Statements of Stockholders’ Equity/(Deficit) Years Ended December 31, 2010, 2009 and 2008	F-16
Consolidated Statements of Cash Flows Years ended December 31, 2010, 2009 and 2008	F-17
Notes to Consolidated Financial Statements	F-18
Consolidated Financial Statements (Unaudited):
Consolidated Balance Sheets at June 30, 2011 and December 31, 2010	F-59
Consolidated Statements of Operations for the three and six months ended June 30, 2011 and 2010	F-60
Consolidated Statements of Cash Flows for the six months ended June 30, 2011 and 2010	F-61
Notes to Unaudited Consolidated Financial Statements	F-62
AMORCYTE, INC.
Report of Independent Registered Public Accounting Firm — Eisner Amper LLP	F-94
Financial Statements for the Year Ended December 31, 2010 (Audited) and for the Period From June 29, 2004 (Date of Inception) Through June 30, 2011 (Unaudited) and for the Six Month Periods Ended June 30, 2011 and 2010 (Unaudited):

Balance sheets as of June 30, 2011 (unaudited) and December 31, 2010 (audited)	F-95
Statements of operations for the six months ended June 30, 2011 and 2010 (unaudited), year ended December 31, 2010 (audited) and for the period from June 29, 2004 (date of inception) through June 30, 2011 (unaudited)	F-96
Statements of changes in stockholders’ deficiency for the period from June 29, 2004 (date of inception) through June 30, 2011 (unaudited), for the year ended December 31, 2010 (audited), and for the six months ended June 30, 2011 (unaudited)	F-97
Statements of cash flows for the six months ended June 30, 2011 and 2010 (unaudited), year ended December 31, 2010 (audited), and for the period from June 29, 2004 (date of inception) through June 30, 2011 (unaudited)	F-99
Notes to the financial statements	F-100

NeoStem Unaudited Proforma Condensed Combined Balance Sheet
June 30, 2011

	Historical Balance Sheets at 6/30/2011			Proforma adjustments		Proforma
	NeoStem	Amorcyte
ASSETS
Current Assets
Cash and cash equivalents	$4,850,411	$25,829	(d)	$—		$4,876,240
Short term investments	546	—		—		546
Restricted cash	4,897,447	—		—		4,897,447
Accounts receivable trade, net of allowance for doubtful accounts	7,351,964	—		—		7,351,964
Inventories	25,008,682	—		—		25,008,682
Prepaids and other current assets	1,252,463	15,085	(d)	—		1,267,548
Total current assets	43,361,513	40,914				43,402,427
Property, plant and equipment, net	50,285,625	1,523	(d)	—		50,287,148
Land use rights, net	4,850,156	—		—		4,850,156
Goodwill	37,216,041	—		2,814,429	(b)	40,030,470
Intangible assets, net	31,191,713	—		7,046,643	(b)	38,238,356
Other assets	3,427,356	—		—		3,427,356
	$170,332,404	$42,437		$9,861,072		$180,235,913
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$9,267,301	$550,292	(d)	—		$9,817,593
Accrued liabilities	4,899,097	646,667	(d)	—		5,545,764
Bank loans	7,735,000	—		—		7,735,000
Notes payable	11,056,948	—		—		11,056,948
Mortgage payable – current	185,366	—		—		185,366
Income taxes payable	672,979	—		—		672,979
Deferred income taxes	780,594	—		—		780,594
Unearned revenues	4,169,549	—		—		4,169,549
Total current liabilities	38,766,834	1,196,959		—		39,963,793
Long-term Liabilities
Deferred income taxes	9,498,656	—		2,814,429	(b)	12,313,085
Deferred rent liability	19,730	—		—		19,730
Unearned revenues	250,386	—		—		250,386
Mortgage Payable	3,534,871	—		—		3,534,871
Contingent Common Stock Liability		—		1,330,149	(a)	1,330,149
Derivative liabilities	2,276,011	—		—		2,276,011
Amount due related parties	20,009,605	—		—		20,009,605
Total long-term liabilities	35,589,259	—		4,144,578		39,733,837
Commitments and Contingencies
Redeemable Securities
Series A redeemable convertible preferred stock	—	7,624,603		(7,624,603	)(c)	—
Convertible Redeemable Series E Preferred Stock	5,901,830	—		—		5,901,830
	5,901,830	7,624,603		(7,624,603)		5,901,830
EQUITY
Shareholders’ Equity
Series B convertible redeemable preferred stock	100	—		—		100
Common stock	82,247	8		5,832	(a)(c)	88,087
Additional paid-in capital	174,599,266	891,800		3,664,332	(a)(c)	179,155,398
Accumulated deficit	(116,456,791)	(9,670,933)		9,670,933	(c)	(116,456,791)
Accumulated other comprehensive income (loss)	4,289,563	—		—		4,289,563
Total shareholders’ equity/(deficit)	62,514,385	(8,779,125)		13,341,097		67,076,357
Noncontrolling interests	27,560,096	—		—		27,560,096
Total equity	90,074,481	(8,779,125)		13,341,097		94,636,453
	$170,332,404	$42,437		$9,861,072		$180,235,913

NeoStem Unaudited Proforma Condensed Combined Results of Operations
For the Six Months Ended June 30, 2011

	Historical Six Months Ended June 30, 2011
	NeoStem	Amorcyte	Proforma adjustments		Proforma
Revenues	$38,101,836	$—	$(110,169	)(e)	$37,991,667
Cost of Revenues	27,812,353	—	(48,627	)(e)	27,763,726
Gross Profit	10,289,483	—	(61,542)		10,227,941
Research & Development	5,283,727	265,429	(8,581	)(e)	5,540,575
Selling, general & administrative	23,015,993	605,524	(52,961	)(e)	23,568,557
Operating Loss	(18,010,237)	(870,953)	—		(18,881,190)
Other income (expense):
Other income (expense), net	337,592	146			337,738
Interest expense	(1,862,298)	—			(1,862,298)
	(1,524,706)	146	—		(1,524,560)
Loss from operations before provision for income taxes and non-controlling interests	(19,534,943)	(870,807)	—		(20,405,750)
Provision for Taxes	702,707		—		702,707
Net loss	(20,237,650)	(870,807)	—		(21,108,457)
Less: Non-controlling interest	541,108				541,108
	(20,778,758)	(870,807)	—		(21,649,565)
Preferred dividends	357,415				357,415
Net loss attributable to NeoStem, Inc. common shareholders	$(21,136,173)	$(870,807)	$—		$(22,006,980)
Basic and diluted loss per share	$(0.27)				$(0.27)
Weighted average common shares outstanding	77,117,905				82,958,344 (f)

NeoStem Unaudited Proforma Condensed Combined Results of Operations
For the Twelve Months Ended December 31, 2010

	Historical Year Ended December 31, 2010
	NeoStem	Amorcyte	Proforma adjustments	Proforma
Revenues	$69,821,294	$—	$—	$69,821,294
Cost of revenues	49,668,262	—		49,668,262
	20,153,032	—	—	20,153,032
Research and development	7,684,537	203,011		7,887,548
Selling, general, and administrative	31,346,806	1,144,823		32,491,629
	(18,878,311)	(1,347,834)	—	(20,226,145)
Other income (expense):
Other income (expense)	513,110	244,566		757,676
Interest expense	(480,903)	(15)		(480,918)
	32,207	244,551	—	276,758
Loss from operations before provision for income taxes and non-controlling interests	(18,846,104)	(1,103,283)	—	(19,949,387)
Provision for income taxes	550,912			550,912
Net loss	(19,397,016)	(1,103,283)	—	(20,500,299)
Less – net income attributable to noncontrolling interests	3,908,690			3,908,690
Net loss attributable to NeoStem, Inc.	(23,305,706)	(1,103,283)	—	(24,408,989)
Preferred dividends	237,963			237,963
Net loss attributable to NeoStem, Inc. common shareholders	$(23,543,669)	$(1,103,283)	$—	$(24,646,952)
Basic and diluted loss per share	$(0.46)			$(0.43)
Weighted average common shares outstanding	51,632,417			57,472,856 (f)

NEOSTEM, INC. AND SUBSIDIARIES

Notes to the NeoStem Unaudited Proforma Condensed Combined Financial Statements

On July 13, 2011, NeoStem, Inc., a Delaware corporation (“NeoStem” or the “Company”) and Amorcyte, Inc., a Delaware corporation (“Amorcyte”), entered into an Agreement and Plan of Merger (as such agreement may be amended from time to time, the “Agreement and Plan of Merger”), among NeoStem, Amorcyte, Amo Acquisition Company I, Inc., a Delaware corporation (“Subco”), and Amo Acquisition Company II, LLC, a Delaware limited liability company (“Subco II”).

Pursuant to the terms of the Agreement and Plan of Merger, Subco (a newly-formed wholly-owned subsidiary of NeoStem) will be merged with and into Amorcyte (the “Merger”), with Amorcyte surviving the Amorcyte Merger as a wholly-owned subsidiary of NeoStem. Within ninety (90) days after the effective time (the “Effective Time”) of the Amorcyte Merger, Amorcyte will be merged with and into Subco II, another newly-formed wholly-owned subsidiary of NeoStem. Subco II, in its capacity as the wholly-owned subsidiary of NeoStem surviving the transactions contemplated by the Amorcyte Merger Agreement, is sometimes referred to herein as the “Surviving Company”.

Pursuant to the terms of the Agreement and Plan of Merger, all of the shares of Amorcyte common stock and Amorcyte Series A Preferred Stock, all options and warrants to acquire equity of Amorcyte, and all debt obligations issued by Amorcyte that are convertible into Amorcyte Series A Preferred Stock (to the extent not already converted, being treated as if it were actually converted), in each case, issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger, be cancelled and converted into the right to receive, in the aggregate:

(i)	6,821,283 shares of the common stock, par value $0.001 per share, of NeoStem (“NeoStem Common Stock”) (subject to adjustment as described below) (the “Base Stock Consideration”);
(ii)	the right to receive 4,092,768 shares of NeoStem Common Stock (the “Contingent Shares”, and together with the Base Stock Consideration, the “Stock Consideration”), which Contingent Shares will only be issued only if certain specified business milestones (described below) are accomplished;
(iii)	common stock purchase warrants to purchase 1,881,008 shares of NeoStem Common Stock exercisable over a seven (7) year period at an exercise price of $1.466 per share (the “Warrants”) (the terms of such Warrants to provide that the transfer of any shares of NeoStem Common Stock issued upon exercise of the Warrants will be restricted until one year after the closing date); and
(iv)	the earn out payments described below (the “Earn Out Payments”).

Pursuant to the Agreement and Plan of Merger, prior to closing all Amorcyte options and warrants will be modified in writings executed by each optionholder and warrantholder, so that effective upon the Effective Time, all Amorcyte options and warrants will, by virtue of the Merger, be converted into the right to receive the share of any Earn Out Payments that the holders of such options and warrants would have received if they had exercised their Amorcyte options and/or warrants, as applicable, prior to the Effective Time (after taking into account the payment of any exercise price due had they actually exercised). The holders of Amorcyte options and warrants will be entitled to the merger consideration similar to the holders of Amorcyte common stock, minus the exercise price of the options and warrants.

Adjustment to Base Stock Consideration

The Base Stock Consideration is subject to adjustment, provided that in no event will NeoStem be required to issue as Base Stock Consideration more than 6,821,283 shares of NeoStem Common Stock. The Agreement and Plan of Merger provides that to the extent the amount of Amorcyte’s liabilities (as defined and calculated in the manner described in the Agreement and Plan of Merger) on the closing date are more than $478,000 (the “Target Liabilities”), the Base Stock Consideration will be decreased by two times (2x) the amount by which Amorcyte’s liabilities are greater than the Target Liabilities. Any such decrease will reduce the Base Stock Consideration by two dollars for every dollar by which Amorcyte’s liabilities are greater than the Target Liabilities, with each share of the Base Stock Consideration valued at $1.466 (the average of the

NEOSTEM, INC. AND SUBSIDIARIES

Notes to the NeoStem Unaudited Proforma Condensed Combined Financial Statements

closing prices of sales of NeoStem Common Stock on the NYSE-Amex for the 10 trading days ending on the trading day prior to the date of execution of the Amorcyte Merger Agreement) (the “Parent Per Share Value”).

Contingent Share Milestones

The Contingent Shares will be issued only if certain business milestones are achieved, as follows:

•	One-third of the Contingent Shares will be issued upon (a) the completion of Phase 2 clinical trial for Amorcyte’s product candidate AMR-001 and (b) issuance of a statistically significant analysis demonstrating satisfaction of the primary clinical end points from the Phase 2 clinical trial, which primary clinical endpoints are described in the Phase 2 clinical trial protocol submitted by Amorcyte to the FDA on July 5, 2011, and which may only be changed by a writing consented to by NeoStem and the Amorcyte Representative.
•	One-third of the Contingent Shares will be issued following a Type B End of Phase 2/Pre-Phase 3 meeting with the FDA wherein AMR-001 is acknowledged in writing by the FDA to be ready for Phase 3.
•	The remaining one-third of the Contingent Shares will be issued upon the first dosing of the first patient in the pivotal Phase 3 clinical study for AMR-001.

Upon achievement of these specified contingencies, the Contingent Shares will be issued to the former stockholders of Amorcyte.

Procedures for Earn Out Payments

Within 90 days following the end of each calendar quarter, NeoStem will pay Earn Out Payments (to the Amorcyte Representative in trust for the benefit of the former Amorcyte Securityholders) equal to 10% of the net sales of AMR-001, which payment obligation will begin following the date of first commercial sale of AMR-001 and continue until the latest date that a valid patent claim exists on a country by country basis covering AMR-001, provided that if NeoStem licenses or otherwise grants an unaffiliated third party the right to commercialize or otherwise exploit AMR-001 or any portion of AMR-001 (including, without limitation, a sublicense for all or part of any territory for AMR-001) then the applicable Earn Out Payment will be equal to 30% of any sublicensing fees, royalties and milestone fees or profit sharing payment (but not payments for development costs) actually received by NeoStem. NeoStem will be entitled to recover direct out-of-pocket clinical development costs not previously paid or reimbursed and any costs, expenses, damages, liabilities, and settlement amounts arising out of or related to claims with respect to patent infringement or otherwise challenging Amorcyte’s ownership of or right to use intellectual property, by reducing any Earn Out Payments due by 50% until such costs have been recouped in full.

Voting Agreements

In addition, pursuant to a voting and lock up agreement (the “Amorcyte Voting Agreement”) dated the same date as the Amorcyte Merger Agreement, holders of a sufficient number of shares of Amorcyte’s common stock and preferred stock to approve the Amorcyte Merger and the Amorcyte Merger Agreement have irrevocably agreed to vote in favor of the Amorcyte Merger and the Amorcyte Merger Agreement at any meeting of the stockholders of Amorcyte called to for such purpose (or in connection with any written consent of Amorcyte stockholders for such purpose) (the “Amorcyte Meeting”) and agreed to certain transfer restrictions with respect to their Amorcyte securities prior to the closing.

The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Such statements are intended to be covered by the safe harbor to “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by the words “believe,” “expect, “anticipate,” “intend,” “estimate” and similar expressions. These forward-looking statements are based largely on management’s

NEOSTEM, INC. AND SUBSIDIARIES

Notes to the NeoStem Unaudited Proforma Condensed Combined Financial Statements

expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. NeoStem, Inc. does not undertake any obligation to update publicly or revise any forward-looking statements.

Basis of Presentation

The unaudited pro forma condensed combined financial statements set forth above have been prepared by NeoStem and give effect to the following transactions:

1)	The acquisition of the equity interests of Amorcyte for aggregate consideration of approximately $5.9 million, and;
2)	The issuance of approximately 5.8 million shares of common stock and 1.9 million common stock purchase warrants and rights to Contingent Shares.

The unaudited condensed combined proforma results of operations for the six months ended June 30, 2011 and the year ended December 31, 2010 are presented to give effect to the acquisition of Amorcyte as if it had occurred on January 1, 2010. The unaudited condensed combined proforma balance sheet is presented to give effect to the acquisition of Amorcyte as if it had occurred on June 30, 2011. This proforma information is based on, derived from, and should be read in conjunction with, the historical consolidated financial statements of NeoStem for the year ended December 31, 2010, included in our Annual Report on Form 10-K filed on April 6, 2011 and for the six months ended June 30, 2011, included in our Quarterly Report on Form 10-Q filed on August 12, 2011, and the historical financial statements of Amorcyte for the year ended December 31, 2010, and as of and for the unaudited six months ended June 30, 2011, which are included elsewhere in this document. We have not adjusted the historical financial statements of either entity for any costs recognized during the year that may be considered to be nonrecurring.

All unaudited interim financial statements included herein reflect all adjustments which are, in the opinion of management, necessary to present a fair statement of the results for the interim periods presented. All such adjustments are of a normal and recurring nature.

The unaudited proforma condensed combined financial statements were prepared using the assumptions described below and in the related notes.

The unaudited proforma condensed combined financial statements are provided for illustrative purposes only. They do not purport to represent what NeoStem’s consolidated results of operations and financial position would have been had the transaction actually occurred as of the dates indicated, and they do not purport to project NeoStem’ future consolidated results of operations or financial position.

The actual adjustments to our consolidated financial statements upon the closing of the acquisition of Amorcyte will depend on a number of factors, including additional information that becomes available. Therefore, the actual adjustments will differ from the unaudited pro forma adjustments, and the differences may be material.

The acquisition of Amorcyte will be accounted for under the acquisition method of accounting. For the purposes of determining the unaudited pro forma adjustments, the assets and liabilities of Amorcyte have been measured based on various preliminary estimates using assumptions that NeoStem management believes are reasonable utilizing information currently available.

The process for estimating the fair values of in-process research and development, identifiable intangible assets, and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, and estimating the costs, timing and probability of success to complete in-process projects. Transaction costs are not included as a component of consideration transferred. The excess, if any of the purchase price (consideration transferred) over the estimated amounts of identifiable assets and liabilities of Amorcyte as of the effective date of the acquisition will be allocated to goodwill. The purchase price allocation is subject to finalization of NeoStem’s analysis of

NEOSTEM, INC. AND SUBSIDIARIES

Notes to the NeoStem Unaudited Proforma Condensed Combined Financial Statements

the fair value of the assets and liabilities of Amorcyte as of the effective date of the acquisition. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements presented above is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material. The final valuation is expected to be completed as soon as practicable but no later than one year after the consummation of the acquisition.

For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial statements, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, NeoStem may be required to value assets at fair value measures that do not reflect NeoStem’s intended use of those assets. Use of different estimates and judgments could yield different results.

When these transactions are completed, NeoStem will account for these transactions in accordance with Accounting Standards Codification 805-10 (“ASC 805-10”). ASC 805-10 provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. ASC 805-10 also requires that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably estimated. If the fair value of an asset or liability cannot be determined, the asset or liability that arises from a contingency, the asset or liability would be recognized in accordance with Accounting Standards Codification 30-1 (“ASC 30-1”) and if the fair value is not determinable no asset or liability would be recognized. At the present time, we are not in possession of all of the information to apply ASC 805-10 or ASC 30-1 to these unaudited proforma condensed combined financial statements and will not be in possession of such information until the Effective Date. Therefore, for the purposes of preparing these unaudited proforma condensed combined financial statements we have established an estimated fair value of the equities being offered in this transaction as of August 18, 2011. The preliminary purchase price allocation is based on management’s estimate of acquired tangible and intangible assets and will be adjusted based on the final valuation to be completed within one year from the acquisition date. The excess of the total purchase price over the fair value of the net assets acquired, including the estimated fair value of the identifiable intangible assets, will be allocated to goodwill. We expect that the fair value of current assets and remaining machinery and equipment will approximate the book value of these assets and that the excess of purchase price over net deficit will be assigned principally to in-process research and development and Goodwill (if the purchase price exceeds the fair value of tangible and intangible assets as of the date of merger). The useful life of this intangible asset cannot be determined until the underlying research and development efforts are proved successful or are abandoned if the clinical studies are not successful.

Calculation of Estimated Consideration Transferred and Preliminary Allocation of Consideration Transferred to Net Assets Acquired

The fair value of equity securities issued as consideration transferred will be measured using the market price of NeoStem common stock on the closing date. As of August 18, 2011 the estimated fair value of the various equities being issued is as follows:

Calculation of Estimated Consideration Transferred

	Number of Shares	Fair Value Per Share at August 18, 2011	Fair Value at August 18, 2011
Common Stock	5,840,439	$.65	$3,796,300
Common Stock Purchase Warrants	1,881,008		765,700
Contingent Share Liability			1,330,100
			$5,892,100

NEOSTEM, INC. AND SUBSIDIARIES

Notes to the NeoStem Unaudited Proforma Condensed Combined Financial Statements

Based on the terms and conditions of each of the warrants to be issued, we have determined that all warrants are to be accounted for as an equity instrument and included in the purchase price based on the probability that each warrant will be issued or vested. The value of the Contingent Shares has been determined on a probability weighting of the successful outcome of the various milestones that must be accomplished to earn all of the Contingent Shares. Based on the value of NeoStem Common Stock on August 18, 2011 the value of the Contingent Shares could range from $0 to $2,660,300 based on the accomplishment of a these milestones. The value of the contingent shares will be revalued at each reporting period and upon accomplishment of the specific milestone.

Since the agreement calls for the delivery of a certain number of shares at the closing and upon the accomplishment of certain milestones there may be variability in the purchase price.

Preliminary Allocation of Consideration Transferred to Net Assets Acquired

Identifiable intangible assets – IPRD	$7,046,700
Goodwill	2,814,400
Property, plant and equipment	1,500
Current assets	40,900
Current liabilities	(1,197,000)
Deferred tax liability	(2,814,400)
Estimated purchase price to be allocated	$5,892,100

Proforma Adjustments for the Unaudited Proforma Condensed Combined Financial Statements:

(a)	This entry records the acquisition of the equity interests of Amorcyte for aggregate consideration of approximately $5,892,100, through the issuance of 5,840,439 shares of NeoStem common stock, common stock purchase warrants and rights to Contingent Shares. The estimated fair value of the equity issued as consideration by NeoStem was valued at $5,892,100; the equities issued by NeoStem included approximately 5,840,439 shares of NeoStem Common Stock at approximately $3,796,300: Contingent shares with a value of $1,330,100; and NeoStem warrants valued at $765,700. The value of the contingent shares could range from $0 to $2,660,300 based on the accomplishment of a certain milestones.
(b)	This entry records the intangible assets and related deferred tax liability management expects to acquire in the Merger. The preliminary purchase price allocation is based on management’s estimate of acquired tangible and intangible assets and will be adjusted based on the final valuation to be completed within one year from the acquisition date. The excess of the total purchase price over the fair value of the net assets acquired, including the estimated fair value of the identifiable intangible assets will be allocated to goodwill. Below is a preliminary summary of the significant intangible assets that NeoStem expects to acquire in the Merger:

Preliminary Summary of Intangible Assets

	Estimated Value	Useful Life	Estimated Annual Amortization
In process R&D	$7,046,700	*	$—

*	This amount will be capitalized and accounted for as an indefinite-life intangible asset, subject to impairment testing. NeoStem will evaluate this intangible asset and goodwill at least annually to determine if any impairment has occurred. When any portion of this in process research and development is commercialized that value will be transferred to manufacturing technology and amortized over the expected commercial life of that product.

NEOSTEM, INC. AND SUBSIDIARIES

Notes to the NeoStem Unaudited Proforma Condensed Combined Financial Statements

(c)	This entry eliminates the equity accounts and the Series A redeemable convertible preferred stock of Amorcyte as follows:

Series A Redeemable Convertible Preferred Stock	$7,624,603
Common Stock	8
Additional Paid in Capital	891,800
Accumulated Deficit	(9,670,933)
(d)	For the purposes of these proforma combined financial statements it is assumed that the carrying value of this asset or liability approximates its fair value.
(e)	On May 31, 2005, Amorcyte entered into a Cell Processing Agreement with PCT whereby the Company engaged PCT to be its exclusive provider of cell processing procedures and related services at rates and monthly fees as specified within the agreement for the clinical trial period for oversight services. In addition, the Company has contracted with PCT to provide certain administrative functions at a fee of $15,000 per month. NeoStem owned PCT for the period January 20, 2011 to June 30, 2011. This entry eliminates revenues billed by PCT to Amorcyte. The value of this relationship and it impact on PCT’s operations are not considered material for purposes of valuing this relationship.
(f)	At the conclusion of this transaction, an approximate additional 5,840,439 common shares will have been issued and for the purposes of calculating the unaudited proforma earnings/ (loss) per share it has been assumed that these shares were outstanding as of January 1, 2010.

NeoStem, Inc. and Subsidiaries

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
NeoStem, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of NeoStem, Inc. and Subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations, shareholders’ equity/ (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, audits of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NeoStem, Inc. and Subsidiaries as of December 31, 2009 and 2008 and the results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 4 to the consolidated financial statements, the financial statements for the year ended December 31, 2009 have been retrospectively adjusted for the final allocation of the purchase price associated with the Erye Merger.

/s/ Holtz Rubenstein Reminick LLP

Holtz Rubenstein Reminick LLP

Melville, New York
March 31, 2010 (except with respect to the retrospective adjustment of the financial statements for the year ended December 31, 2009 for the final allocation of the purchase price associated with the Erye acquisition discussed in Note 4, as to which the date is April 5, 2011)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
NeoStem, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of NeoStem, Inc. and subsidiaries (the “Company”) as of December 31, 2010, and the related consolidated statements of operations, equity and cash flows for the year ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of NeoStem, Inc. and subsidiaries as of December 31, 2010, and the results of their operations and their cash flows for the year ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey
April 5, 2011

NEOSTEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,
	2010	2009
ASSETS
Current Assets
Cash and cash equivalents	$15,612,391	$7,159,369
Short term investments	512	287,333
Restricted cash	3,381,369	4,714,610
Accounts receivable trade, net of allowance for doubtful accounts of $210,977 and $273,600, respectively	5,871,474	5,725,241
Inventories	21,023,388	12,979,008
Prepaids and other current assets	993,711	933,657
Total current assets	46,882,845	31,799,218
Property, plant and equipment, net	36,998,241	21,275,749
Land use rights, net	4,807,834	4,711,716
Goodwill	27,002,044	26,634,630
Intangible assets, net	24,466,597	26,414,914
Other assets	2,867,188	240,052
	$143,024,749	$111,076,279
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$14,286,929	$8,263,719
Accrued liabilities	2,772,019	1,069,290
Bank loans	3,034,000	2,197,500
Notes payable	9,568,398	9,793,712
Income taxes payable	1,242,911	1,860,269
Deferred income taxes	232,075	—
Unearned revenues	1,708,280	2,039,716
Total current liabilities	32,844,612	25,224,206
Long-term Liabilities
Deferred income taxes	5,959,508	6,796,005
Deferred rent liability	45,489	—
Unearned revenues	282,518	233,386
Derivative liabilities	2,571,367	35,966
Amount due related parties	8,301,361	7,234,291
Total long-term liabilities	17,160,243	14,299,648
Commitments and Contingencies
Redeemable Securities
Convertible Redeemable Series E Preferred Stock; 10,582,011 shares designated, liquidation value $1.00 per share; 10,582,011 shares issued and outstanding at December 31, 2010	6,532,275	—
Convertible Redeemable Series C Preferred Stock; 8,177,512 shares designated, liquidation value $12.50 per share; 8,177,512 shares issued and outstanding at December 31, 2009	—	13,720,048
	6,532,275	13,720,048
EQUITY
Shareholders’ Equity
Preferred stock; authorized, 20,000,000 shares Series B convertible redeemable preferred stock liquidation value, 1 share of common stock, $.01 par value; 825,000 shares designated; issued and outstanding, 10,000 shares at December 31, 2010 and December 31, 2009	100	100
Common stock, $.001 par value, authorized 500,000,000 shares; issued and outstanding, 64,221,130 and 63,813,504 shares, respectively, at Decemeber 31, 2010 and 37,193,491 shares at December 31, 2009	63,813	37,193
Additional paid-in capital	141,137,522	95,709,491
Accumulated deficit	(95,320,620)	(71,776,951)
Accumulated other comprehensive income (loss)	2,779,066	(56,504)
Total NeoStem, Inc. shareholders’ equity	48,659,881	23,913,329
Noncontrolling interests	37,827,738	33,919,048
Total equity	86,487,619	57,832,377
	$143,024,749	$111,076,279

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Years Ended December 31,
	2010	2009	2008
Revenues	$69,821,294	$11,565,118	$83,541
Cost of revenues	49,668,262	9,706,005	31,979
Gross profit	20,153,032	1,859,113	51,562
Research and development	7,684,537	4,327,608	792,182
Selling, general, and administrative	31,346,806	23,400,430	8,492,833
Operating loss	(18,878,311)	(25,868,925)	(9,233,453)
Other income (expense):
Other income (expense), net	513,110	(16,053)	3,044
Interest expense	(480,903)	(23,135)	(11,662)
	32,207	(39,188	(8,618)
Loss from operations before provision for income taxes and noncontrolling interests	(18,846,104)	(25,908,113)	(9,242,071)
Provision for income taxes	550,912	41,675	—
Net loss	(19,397,016)	(25,949,788)	(9,242,071)
Less – net income attributable to noncontrolling interests	3,908,690	220,865	—
Net loss attributable to NeoStem, Inc.	(23,305,706)	(26,170,653)	(9,242,071)
Preferred dividends	237,963	5,611,989	—
Net loss attributable to NeoStem, Inc. common shareholders	$(23,543,669)	$(31,782,642)	$(9,242,071)
Basic and diluted loss per share	$(0.46)	$(2.44)	$(1.53)
Weighted average common shares outstanding	51,632,417	13,019,518	6,056,886

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Equity

	Series B Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (loss)	Accumulated Deficit	Non-Controlling Interest in Subsidiary	Total
	Shares	Amount	Shares	Amount
Balance at December 31, 2007	10,000	$100	4,826,055	$4,826	$34,063,506	$—	$(30,752,238)	$—	$3,316,194
Exercise of stock options	—	—	2,500	2	1,873	—	—	—	1,875
Share-based compensation	—	—	523,701	524	3,884,247	—	—	—	3,884,771
Proceeds from issuance of common stock	—	—	2,359,221	2,359	2,894,401	—	—	—	2,896,760
Shares issued to pay debt	—	—	3,529	4	5,643	—	—	—	5,647
Net loss	—	—	—	—	—	—	(9,242,071)	—	(9,242,071)
Balance at December 31, 2008	10,000	100	7,715,006	7,715	40,849,670	—	(39,994,309)	—	863,176
Share-based compensation	—	—	2,795,808	2,795	12,321,202	—	—	—	12,323,997
Warrants issued with Series D Preferred stock	—	—	—	—	7,931,772	—	—	—	7,931,772
Conversions of Series D Preferred	—	—	12,932,510	12,933	7,724,515	—	—	—	7,737,448
Acquisition of CBH non-controlling interest	—	—	—	—	—	—	—	33,698,183	33,698,183
Beneficial conversion feature of Series C Preferred	—	—	—	—	5,542,536	—	(5,542,536)	—	—
Exchange of exisitng CBH Warrants for Series E Warrants	—	—	—	—	590,790	—	—	—	590,790
Issuance of common stock in connection with CBH Merger	—	—	13,750,167	13,750	20,749,006	—	—	—	20,762,756
Dividends on Series C Preferred	—	—	—	—	—	—	(69,453)	—	(69,453)
Foreign currency translation	—	—	—	—	—	(56,504)	—	—	(56,504)
Net income attributable to non-controlling interest	—	—	—	—	—	—	—	220,865	220,865
Net loss attributable to NeoStem, Inc.	—	—	—	—	—	—	(26,170,653)	—	(26,170,653)
Balance at December 31, 2009	10,000	100	37,193,491	37,193	95,709,491	(56,504)	(71,776,951)	33,919,048	57,832,377
Exercise of stock options	—	—	90,000	90	140,010	—	—	—	140,100
Exercise of warrants	—	—	2,025,000	2,025	2,959,725	—	—	—	2,961,750
Share-based compensation	—	—	349,517	350	7,564,643	—	—	—	7,564,993
Proceeds from issuance of common stock	—	—	15,326,998	15,327	21,410,211	—	—	—	21,425,538
Conversion of Series C preferred	—	—	9,086,124	9,086	13,710,962	—	—	—	13,720,048
Shares issued for charitable contribution	—	—	150,000	150	298,350	—	—	—	298,500
Receipt of treasury shares	—	—	—	(408)	(655,870)	—	—	—	(656,278)
Dividends on Series C preferred stock	—	—	—	—	—	—	(153,469)		(153,469)
Dividends on Series E preferred stock	—	—	—	—	—	—	(84,494)		(84,494)
Foreign currency translation	—	—	—	—	—	2,835,570	—	—	2,835,570
Net income attributable to non-controlling interest	—	—	—	—	—	—	—	3,908,690	3,908,690
Net loss attributable to NeoStem, Inc.	—	—	—	—	—	—	(23,305,706)	—	(23,305,706)
Balance at December 31, 2010	10,000	$100	64,221,130	$63,813	$141,137,522	$2,779,066	$(95,320,620)	$37,827,738	$86,487,619

NEOSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net Loss	$(19,397,016)	$(25,949,788)	$(9,242,071)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock, stock options and warrants issued as payment for compensation, and services rendered	7,863,492	12,323,997	3,890,419
Depreciation and amortization	5,136,159	720,268	115,961
Amortization of preferred stock discount and issuance costs	281,211	—	—
Changes in fair value adjustment on derivative liabilities	138,325	—	—
Gain on contract termination	(656,278)	—	—
Interest expense	165,567	—	—
Realized gain on short term investments	(24,934)	—	—
Bad debt expense (recovery)	(70,829)	(90,216)	21,500
Goodwill impairment charge	558,168	—	—
Loss on disposal of property and equipment	1,355,971	—	—
Deferred income taxes	(830,681)	(302,525)	—
Realization of stepup in basis of inventory recorded at date of merger	—	1,957,631	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(24,140)	1,796,691	(46,197)
Accounts receivable	98,505	571,689	(4,088)
Inventory	(7,469,128)	(2,427,095)	—
Unearned revenues	(336,704)	1,991,816	6,947
Other assets	(127,113)	(238,941)	—
Income taxes payable	(667,729)	—	—
Accounts payable, accrued expenses and other current liabilities	5,530,454	1,274,621	525,364
Net cash used in operating activities	(8,476,699)	(8,371,852)	(4,732,165)
Cash flows from investing activities:
Purchase of short-term investments	(2,424,132)	—	—
Proceeds from short-term investments	2,742,018	—	—
Increase in restricted cash	(1,045,955)	(959,890)	—
Cash associated with merger	—	696,456	—
Acquisition of property and equipment	(16,377,722)	(2,387,555)	(9,785)
Net cash used in investing activities	(17,105,791)	(2,650,989)	(9,785)
Cash flows from financing activities:
Net proceeds from the exercise of warrants and options	3,101,850	—	—
Net proceeds from issuance of capital stock	21,212,974	—	2,898,635
Net proceeds from issuance of preferred stock	8,894,062	15,669,220	—
Payment of dividends	(222,924)	—	—
Proceeds from (payments to) related parties	566,845	(243,777)	—
Proceeds from bank loan	3,000,000	2,197,500	—
Repayment of bank loan	(2,203,650)	—	—
Proceeds from notes payable	20,506,518	2,918,269	131,617
Repayment of notes payable	(21,000,225)	(2,742,669)	(136,337)
Repayment of capitalized lease obligations	—	(14,726)	(25,406)
Net cash provided by financing activities	33,855,450	17,783,817	2,868,509
Effect of currency exchange rate change	180,062	(32,393)	—
Net increase (decrease) in cash and cash equivalents	8,453,022	6,728,583	(1,873,441)
Cash and cash equivalents at beginning of year	7,159,369	430,786	2,304,227
Cash and cash equivalents at end of year	$15,612,391	$7,159,369	$430,786
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$279,596	$23,137	$11,662
Income taxes	$2,056,250	$—	$—
Supplemental Schedule of non-cash investing activities
Acquisition of property and equipment	$2,443,958	$—	$—
Capitalized interest	$391,466	$—	$—
Issuance of common stock for CBH acquisition	$—	$20,762,753	$—
Issuance of warrants for CBH acquisition	$—	$590,790	$—
Issuance of Series C preferred stock for CBH acquisition	$—	$8,177,512	$—
Supplemental Schedule of non-cash financing activities
Financing costs for capital raises	$33,355	$—	$—
Conversion of Convertible Redeemable Series C Preferred Stock	$13,720,048	$—	$—
Issuance of common stock for the conversion of the Series D preferred stock	$—	$15,669,220	$—
Preferred stock dividend	$—	$5,611,989	$—

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 — The Company

NeoStem, Inc. (“NeoStem” or the “Company”) was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc. The Company’s corporate headquarters are located at 420 Lexington Avenue, Suite 450, New York, NY 10170, the Company’s telephone number is (212) 584-4180 and its website address is www.neostem.com.

NeoStem is an international biopharmaceutical company operating in three reportable segments: (i) Cell Therapy — United States; (ii) Regenerative Medicine — China; and (iii) Pharmaceutical Manufacturing — China.

Through the Cell Therapy — United States segment, NeoStem is focused on the development of proprietary cellular therapies in oncology, immunology and regenerative medicine and becoming a single source for collection, storage, manufacturing, therapeutic development and transportation of cells for cell based medicine and regenerative science globally. Within this segment, the Company is a provider of adult stem cell collection, processing and storage services in the U.S., enabling healthy individuals to donate and store their stem cells for personal therapeutic use. Pre-donating cells at birth or at a younger age helps to ensure a supply of autologous stem cells should they be needed for future medical treatment. During 2010, the Company expanded its network of adult stem cell collection centers to include ten centers throughout the country.

The Company strengthened its expertise in cellular therapies with its January 19, 2011 acquisition of Progenitor Cell Therapy, LLC, a Delaware limited liability company (“PCT”), pursuant to which the Company acquired all of the membership interests of PCT, and PCT is now a wholly-owned subsidiary of NeoStem. PCT is engaged in a wide range of services in the cell therapy market for the treatment of human disease, including, but not limited to contract manufacturing, product and process development, regulatory consulting, product characterization and comparability, and storage, distribution, manufacturing and transportation of cell therapy products. PCT’s legacy business relationships also afford Neostem introductions to innovative therapeutic programs. For example, Amorcyte, now a NeoStem customer, has completed a Phase I clinical trial using stem cells post acute myocardial infarction and is ready to move into Phase II testing. Also, through the PCT acquisition, NeoStem now owns approximately an 80% interest in Athelos, a company developing a T-cell based immunomodulatory therapeutic. Results from ongoing phase 1 trials will determine the next phase of trials under this program. The Company views the PCT acquisition as fundamental to building a foundation in achieving its strategic mission of capturing the paradigm shift to cell therapy.

Through its Regenerative Medicine — China segment, in 2009, the Company began several China-based, Regenerative Medicine initiatives including: (i) creating a separate China-based cell therapy operation, (ii) constructing a stem cell research and development laboratory and processing facility in Beijing, (iii) establishing relationships with hospitals to provide cell-based therapies, and (iv) obtaining product licenses covering several adult stem cell therapeutics focused on regenerative medicine.

The Company acquired its Pharmaceutical Manufacturing — China segment on October 30, 2009, when China Biopharmaceuticals Holdings, Inc. (“CBH”) merged with and into CBH Acquisition LLC (“Merger Sub”), a wholly-owned subsidiary of NeoStem, with Merger Sub as the surviving entity (the “Erye Merger”). As a result of the Erye Merger, NeoStem acquired CBH’s 51% ownership interest in Suzhou Erye Pharmaceutical Company Ltd. (“Erye”), a Sino-foreign joint venture with limited liability organized under the laws of the People’s Republic of China. Erye was founded more than 50 years ago and represents an established, vertically-integrated pharmaceutical business. Historically, Erye has concentrated its efforts on the manufacturing and distribution of generic antibiotic products. In 2010, Erye began transferring its operations to its newly constructed manufacturing facility. The relocation is continuing as the new production lines are completed and receive cGMP certification through 2011. The relocation is significantly increasing Erye’s manufacturing capacity and allowing for growth in line with rising demand as a result of healthcare reform in China today.

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation:  The consolidated financial statements include the accounts of NeoStem, Inc. and its wholly owned and partially owned subsidiaries and affiliates as listed below:

Entity	Percentage of Ownership	Location
NeoStem, Inc.	Parent Company	United States of America
NeoStem Therapies, Inc.	100%	United States of America
Stem Cell Technologies, Inc.	100%	United States of America
NeoStem (China) Inc.	100%	People’s Republic of China
Qingdao Neo Bio-Technology Ltd.*	*	People’s Republic of China
Beijing Ruijiao Bio-Technology Ltd.*	*	People’s Republic of China
China Biopharmaceuticals Holdings, Inc. (CBH)	100%	United States of America
Suzhou Erye Pharmaceuticals Company Ltd.	51% owned by CBH	People’s Republic of China

*	Because certain regulations in the People’s Republic of China (“PRC”) currently restrict or prohibit foreign entities from holding certain licenses and controlling certain businesses in China, the Company created a wholly foreign-owned entity, or WFOE, NeoStem (China), to implement its expansion initiatives in China. To comply with China’s foreign investment regulations with respect to stem cell-related activities, these business initiatives in China are conducted via two Chinese domestic entities, Qingdao Neo Bio-Technology Ltd., or Neo Bio-Technology, and Beijing Ruijieao Bio-Technology Ltd., or Beijing Ruijieao, that are controlled by the WFOE through various contractual arrangements and under the principles of consolidation the Company consolidates 100% of their operations.

We expect to rely partly on dividends paid to us by the WFOE under the contracts with the VIEs, and under the Joint Venture Agreement attributable to our 51% ownership interest in Erye, to meet some of our future cash needs. However, there can be no assurance that the WFOE in China will receive payments uninterrupted or at all as arranged under the contracts with the VIEs. In addition, pursuant to the Joint Venture Agreement that governs the ownership and management of Erye, for 2010 and the next two years: (i) 49% of undistributed profits (after tax) will be distributed to EET and loaned back to Erye for use in connection with its construction of the new Erye facility; (ii) 45% of the net profit after tax due to the Company will be provided to Erye as part of the new facility construction fund, which will be characterized as paid-in capital for our 51% interest in Erye; and (iii) only 6% of the net profit will be distributed to us directly for our operating expenses.

Basis of Presentation:  Certain reclassifications have been made to prior year amounts to conform to the current year presentation. In particular, at December 31, 2009, the Company reclassified (i) Short term investments of $287,300 from Prepaid and other current assets to Short term investments, (ii) Income taxes payable of $1,860,300 from Accrued liabilities to Income taxes payable, (iii) Unearned revenues in excess of one year of $233,400 from Current liabilities to Long-term liabilities, and (iv) a warrant derivative liability of $36,000 from Accrued liabilities to Derivative liabilities. In addition, for the Statement of Cash Flows for the year ended December 31, 2009 the Company revised its presentation of the reconciliation of cash flows from operating activities to reconcile such cash flows from Net loss attributable to common shareholders to Net loss. Lastly, the Company reclassified the 2009 amount related to cash restricted as collateral for bank loans from financing activities to investing activities and payments to related parties from operating activities to financing activities.

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

See Note 4 — Acquisitions for retrospective adjustments made to the Company’s Consolidated Balance Sheet at December 31, 2009, the Consolidated Statement of Operations for the year ended December 31, 2009, the Consolidated Statement of Equity for the year ended December 31, 2009 and the Consolidated Statement of Cash Flows for the year ended December 31, 2009 in connection with the Company’s acquisition of CBH’s 51% ownership interest in Erye on October 30, 2009 as a result of the finalization of the allocation of purchase price.

Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents:  Cash and cash equivalents include short-term, highly liquid investments with maturities of ninety days or less when purchased.

Concentration of Risks:  For the year ended December 31, 2010, two major suppliers provided approximately 18.3% of Erye’s purchases of raw materials with each supplier individually accounting for approximately 11.2% and 7.1%. As of December 31, 2010, the total accounts payable to the two major suppliers represented 17.9% of the total accounts payable balance.

Approximately 93% of Erye’s revenues are derived from products that use penicillin or cephalosporin as the key active ingredient. These products are manufactured on two of the eight production lines in Erye’s manufacturing facility. Any issues or incidents that might disrupt the manufacturing of products requiring penicillin or cephalosporin could have a material impact on the operating results of Erye. Any interruption or cessation in production could impact market sales.

Restricted Cash:  Restricted cash represents cash required to be deposited with banks in China as collateral for the balance of bank notes payable and are subject to withdrawal restrictions according to the agreement with the bank. The required deposit rate is approximately 30 – 50% of the notes payable balance. Such restricted cash associated with these notes payable is reflected within current assets. In addition, the Company has restricted cash associated with its Series E Preferred Stock, which is held in escrow, and is recorded in other assets.

Accounts Receivable:  Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts. The Company applies judgment in connection with establishing the allowance for doubtful accounts. Specifically, the Company analyzes the aging of accounts receivable balances, historical bad debts, customer concentration and credit-worthiness, current economic trends and changes in the Company’s customer payment terms. Significant changes in customer concentrations or payment terms, deterioration of customer credit-worthiness or weakening economic trends could have a significant impact on the collectability of the receivables and the Company’s operating results. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Management regularly reviews the aging of receivables and changes in payment trends by its customers, and records a reserve when it believes collection of amounts due are at risk.

Inventories:  Inventories are stated at the lower of cost or market using the first-in, first-out basis. The Company reviews its inventory periodically and will reduce inventory to its net realizable value depending on certain factors, such as product demand, remaining shelf life, future marketing plans, obsolescence and slow-moving inventories.

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

Inventories consisted of the following (in thousands):

	December 31,
	2010	2009
Raw materials and supplies	$8,043.8	$6,338.8
Work in process	4,792.4	666.7
Finished goods	8,187.2	5,973.5
Total inventory	$21,023.4	$12,979.0

Property, Plant, and Equipment:  The cost of property and equipment is depreciated over the estimated useful lives of the related assets. The cost of computer software programs are amortized over their estimated useful lives of five years. Depreciation is computed on the straight-line method. Repairs and maintenance expenditures that do not extend original asset lives are charged to expense as incurred.

Property, plant, and equipment consisted of the following (in thousands):

	Useful Life	December 31,
		2010	2009
Building and improvements	30 years	$6,091.9	$—
Machinery and equipment	8 – 12 years	19,387.6	3,317.3
Lab equipment	5 years	716.2	704.1
Furniture and fixtures	5 – 10 years	392.5	273.2
Vehicles	8 years	273.9	75.3
Software	5 years	99.6	81.7
Leasehold improvements	2 – 3 years	2,109.8	58.4
Construction in progress		10,339.2	17,075.1
		39,410.7	21,585.1
Accumulated depreciation		(2,412.5)	(309.4)
		$36,998.2	$21,275.7

The Company’s results included depreciation expense of approximately $2,277,000, $165,800, and $74,400 for the years ended December 31, 2010, 2009 and 2008, respectively.

Erye is constructing a new factory and is in the process of relocating to the new facility as the project is completed. Construction in progress is related to this production facility which is being built in accordance with the PRC’s Good Manufacturing Practices (“GMP”) Standard. The Company expects that the construction will be completed in 2011; however, certain elements of the project have been completed and put into service in 2010. The estimated additional cost to complete construction will be approximately $4 million. No depreciation is provided for construction-in-progress until such time the assets are completed and placed into service. Interest incurred during the period of construction, if material, is capitalized. The Company capitalized $391,500 of interest expense for the year ended December 31, 2010.

Land Use Rights:  According to Chinese law, the government owns all the land in China. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Land use rights are being recognized ratably using the straight-line method over the lease term of 50 years.

Income Taxes:  The Company recognizes (a) the amount of taxes payable or refundable for the current year and (b) deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. The Company continues to evaluate the accounting for uncertainty in tax positions. The guidance requires companies to recognize in their financial

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

statements the impact of a tax position if the position is more likely than not of being sustained on audit. The position ascertained inherently requires judgment and estimates by management. At December 31, 2009 the Company had a reserve for income taxes of $1,099,000 related to uncertain tax positions at Erye. An audit of Erye’s tax returns was finalized for the years ending December 31, 2000 through 2008 in September 2010. This audit resulted in a payment of approximately $663,800 in income taxes and penalties and the remaining reserve was credited to income taxes. For the year ended December 31, 2010, management does not believe the Company has any material uncertain tax positions that would require it to measure and reflect the potential lack of sustainability of a position on audit in its financial statements. The Company will continue to evaluate its uncertain tax positions in future periods to determine if measurement and recognition in its financial statements is necessary. The Company does not believe there will be any material changes in its unrecognized tax positions over the next year.

The Company recognizes interest and penalties as a component of income tax expense. Interest and penalties for the year ended December 31, 2010 was $251,800 and for the years ended December 31, 2009 and 2008 was zero.

The Company files income tax returns with the U.S. Federal government and various state and foreign jurisdictions. The statute of limitations has expired on all consolidated U.S. Federal corporate income tax returns filed through 2006, and the Internal Revenue Service is not currently examining any of the post-2006 returns filed by the Company. In 2010 Erye concluded a 10 year audit of its corporate taxes through December 31, 2009.

Comprehensive Income (Loss):  The accumulated other comprehensive income (loss) balance at December 31, 2010 and December 31, 2009 in the amount of $2,779,100 and $(56,500), respectively, is comprised entirely of foreign currency translation adjustments. Comprehensive loss for the years ended December 31, 2010, 2009 and 2008 was as follows (in thousands):

	Years Ended December 31,
	2010	2009	2008
Net loss	$(19,397.0)	$(25,949.8)	$(9,242.1)
Other comprehensive income (loss)
Foreign currency translation	2,835.6	(56.5)	—
Total other comprehensive income (loss)	2,835.6	(56.5)	—
Comprehensive loss	(16,561.4)	(26,006.3)	(9,242.1)
Comprehensive income attributable to noncontrolling interests	5,264.6	191.9	—
Comprehensive loss attributable to common shareholders	$(21,826.0)	$(26,198.2)	$(9,242.1)

Goodwill and Other Intangible Assets:  Goodwill is the excess of purchase price over the fair value of identified net assets of businesses acquired. The Company’s intangible assets with an indefinite life are related to in process research and development at Erye, as the Company expects this research and development to provide the Company with substantial benefit for a period that extends beyond the foreseeable horizon. Amortized intangible assets consist of Erye’s customer list, manufacturing technology, standard operating procedures, tradename, lease rights and patents, as well as patents and rights associated primarily with the VSELTM Technology. These intangible assets are amortized on a straight line basis over their respective useful lives.

The Company reviews goodwill and indefinite-lived intangible assets at least annually for possible impairment. Goodwill and indefinite-lived intangible assets are reviewed for possible impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

of the reporting unit below its carrying value. The Company tests its goodwill and indefinite-lived intangible assets for its Adult Stem Cell Banking — United States, Regenerative Medicine — United States, and Regenerative Medicine — China reporting units on December 31 and for its Pharmaceutical Manufacturing — China, reporting unit on October 31. The Company reviews the carrying value of goodwill and indefinite-lived intangible assets utilizing a discounted cash flow model, and, where appropriate, a market value approach is also utilized to supplement the discounted cash flow model. The Company makes assumptions regarding estimated future cash flows, discount rates, long-term growth rates and market values to determine each reporting unit’s estimated fair value. If these estimates or related assumptions change in the future, the Company may be required to record impairment charges. See Note 5.

Derivatives:  Derivative instruments, including derivative instruments embedded in other contracts, are recorded on the balance sheet as either an asset or liability measured at its fair value. Changes in the fair value of derivative instruments are recognized currently in results of operations unless specific hedge accounting criteria are met. The Company has not entered into hedging activities to date. As a result of certain financings (see Note 8), derivative instruments were created that are measured at fair value and marked to market at each reporting period. Changes in the derivative value are recorded as other income (expense) on the consolidated statements of operations.

Evaluation of Long-lived Assets:  The Company reviews long-lived assets and finite-lived intangibles assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset exceeds the fair value of the asset. If other events or changes in circumstances indicate that the carrying amount of an asset that the Company expects to hold and use may not be recoverable, the Company will estimate the undiscounted future cash flows expected to result from the use of the asset or its eventual disposition, and recognize an impairment loss. The impairment loss, if determined to be necessary, would be measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Share-Based Compensation:  The Company expenses all share-based payment awards to employees and consultants, including grants of stock options, warrants, and restricted stock, over the requisite service period based on the grant date fair value of the awards. For awards with performance-based vesting criteria, the Company estimates the probability of achievement of the performance criteria and recognize compensation expense related to those awards expected to vest. The Company determines the fair value of certain share-based awards using the Black-Scholes option-pricing model which uses both historical and current market data to estimate the fair value. This method incorporates various assumptions such as the risk-free interest rate, expected volatility, expected dividend yield and expected life of the options or warrants. The fair value of the Company’s restricted stock and restricted stock units is based on the closing market price of the Company’s common stock on the date of grant. See Note 9.

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

Earnings Per Share:  Basic loss per share is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net loss attributable to common shareholders by the weighted average shares outstanding during the period. Diluted loss per share, which is calculated by dividing net loss attributable to common shareholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive securities outstanding, is not presented as such potentially dilutive securities are anti-dilutive in all periods presented. For the years ended December 31, 2010, 2009 and 2008, the Company incurred net losses and therefore no common stock equivalents were utilized in the calculation of earnings per share. At December 31, 2010, 2009 and 2008, the Company excluded the following potentially dilutive securities:

	December 31,
	2010	2009	2008
Stock Options	13,032,214	9,990,574	1,725,300
Warrants	21,843,507	19,838,802	5,322,333
Series C Preferred Stock, Common stock equivalents	—	9,086,124	—
Series E Preferred Stock, Common stock equivalents	5,289,948	—	—

Revenue Recognition:  The Company recognizes revenue from pharmaceutical and pharmaceutical intermediary product sales when title has passed, the risks and rewards of ownership have been transferred to the customer, the fee is fixed and determinable, and the collection of the related receivable is reasonably assured which is at the time of delivery. The Company recognizes revenue related to the collection and cryopreservation of autologous adult stem cells when the cryopreservation process is completed which is twenty four hours after cells have been collected. Revenue related to advance payments of storage fees is recognized ratably over the period covered by the advanced payments. The Company earns revenue, in the form of license fees, from physicians seeking to establish autologous adult stem cell collection centers. These license fees are typically billed upon signing of the collection center agreement and qualification of the physician by the Company’s credentialing committee and at various times during the term of license agreement based on the terms of the specific agreement. These fees are recognized as revenue ratably over the appropriate period of time to which the revenue element relates. The Company also receives licensing fees from a licensee for use of its technology and knowledge to operate an adult stem cell banking operation in China, which licensing fees are recognized as revenues ratably over the appropriate period of time to which the revenue element relates. In addition, the Company earns royalties for the use of its name and scientific information in connection with its License and Referral Agreement with Ceregenex Corporation (see Note 12), which royalties are recognized as revenue when they are received.

Revenues for the years ended December 31, 2010, 2009, and 2008 were comprised of the following (in thousands):

	Years Ended December 31,
	2010	2009	2008
Revenues
Prescription drugs and intermediary pharmaceutical products	$69,584.3	$11,386.7	$—
Stem cell revenues	237.0	178.4	83.5
	$69,821.3	$11,565.1	$83.5

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

Fair Value Measurements:  Fair value of financial assets and liabilities that are being measured and reported are defined as the exchange price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market at the measurement date (exit price). The Company is required to classify fair value measurements in one of the following categories:

Level 1 inputs which are defined as quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 inputs which are defined as inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly.

Level 3 inputs are defined as unobservable inputs for the assets or liabilities. Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The Company determined the fair value of funds invested in short term investments, which are considered trading securities, to be level 1 inputs measured by quoted prices of the securities in active markets. The Company determined the fair value of funds invested in money market funds to be level 2 inputs, which does not entail material subjectivity because the methodology employed does not necessitate significant judgment, and the pricing inputs are observed from actively quoted markets. The Company determined the fair value of the embedded derivative liabilities and warrant derivative liabilities to be level 3 inputs. These inputs require material subjectivity because value is derived through the use of a lattice model that values the derivatives based on probability weighted discounted cash flows. The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2010, and December 31, 2009 (in thousands):

	December 31, 2010
	Fair Value Measurements Using Fair Value Hierarchy
	Level 1	Level 2	Level 3
Money market investments	$—	$2,501.0	$—
Short term investments	0.5	—	—
Embedded derivative liabilities	—	—	2,281.8
Warrant derivative liabilities	—	—	289.6

	December 31, 2009
	Fair Value Measurements Using Fair Value Hierarchy
	Level 1	Level 2	Level 3
Money market investments	$—	$1,031.0	$—
Short term investments	287.3	—	—
Warrant derivative liabilities	—	—	36.0

There was no movement in financial assets and liabilities between levels during the years ended December 31, 2010 and 2009.

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

For those financial instruments with significant Level 3 inputs, the following table summarizes the activity for the years ended December 31, 2009 and 2010 by type of instrument (in thousands):

Description	Embedded Derivatives	Warrants
Beginning liability balance, December 31, 2008	$—	$—
Warrants issued	—	32.5
Changes in fair value recorded in earnings	—	3.5
Ending liability balance, December 31, 2009	—	36.0
Convertible redeemable Series E preferred stock and warrants issued	2,131.1	266.0
Changes in fair value recorded in earnings	150.7	(12.4)
Ending liability balance, December 31, 2010	$2,281.8	$289.6

Some of the Company’s financial instruments are not measured at fair value on a recurring basis but are recorded at amounts that approximate fair value due to their liquid or short-term nature, such as cash and cash equivalents, restricted cash, accounts receivable, accounts payable, notes payable, bank loans, and amount due related parties.

Foreign Currency Translation:  As the Company’s Chinese pharmaceutical business is a self-contained and integrated entity, and the Company’s Chinese stem cell business’ future cash flow is expected to be sufficient to service its additional financing requirements, the Chinese subsidiaries’ functional currency is the Renminbi (“RMB”), and the Company’s reporting currency is the US dollar. Results of foreign operations are translated at the average exchange rates during the period, and assets and liabilities are translated at the closing rate at the end of each reporting period. Cash flows are also translated at average exchange rates for the period, therefore, amounts reported on the consolidated statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheet.

Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss) and amounted to $2,779,100 and $(56,500) as of December 31, 2010 and December 31, 2009, respectively.

Research and Development Costs:  Research and development (“R&D”) expenses include salaries, benefits, and other headcount related costs, clinical trial and related clinical manufacturing costs, contract and other outside service fees including sponsored research agreements, and facilities and overhead costs. The Company expenses the costs associated with research and development activities when incurred.

To further drive the Company’s stem cell initiatives, the Company will continue targeting key governmental agencies, congressional committees and not-for-profit organizations to contribute funds for the Company’s research and development programs. The Company accounts for government grants as a deduction to the related expense in research and development operating expenses when earned.

Statutory Reserves:  Pursuant to laws applicable to entities incorporated in the PRC, the PRC subsidiaries are prohibited from distributing their statutory capital and are required to appropriate from PRC GAAP profit after tax to other non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits (i.e., 50% of the registered capital of the relevant company), the general reserve fund requires annual appropriation at 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end); the appropriation to the other funds are at the discretion of the subsidiaries.

The general reserve is used to offset extraordinary losses. Subject to approval by the relevant authorities, a subsidiary may, upon a resolution passed by the shareholders, convert the general reserve into registered capital provided that the remaining general reserve after the conversion shall be at least 25% of the registered

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

capital of the subsidiary before the capital increase as a result of the conversion. The staff welfare and bonus reserve is used for the collective welfare of the employees of the subsidiary. The enterprise expansion reserve is for the expansion of the subsidiary’s operations and can also be converted to registered capital upon a resolution passed by the shareholders subject to approval by the relevant authorities. These reserves represent appropriations of the retained earnings determined in accordance with Chinese law, and are not distributable as cash dividends to the parent company, NeoStem. Statutory reserves are $2,234,600 and $1,126,300 as of December 31, 2010 and December 31, 2009, respectively.

Relevant PRC statutory laws and regulations permit payment of dividends by the Company’s PRC subsidiaries only out of their accumulated earnings, if any, as determined in accordance with PRC accounting standards and regulations. As a result of these PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets either in the form of dividends, loans or advances. The restricted amount was $214,200 at December 31, 2010, and $213,100 at December 31, 2009.

Note 3 — Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (the “FASB”) issued an amendment to the accounting and disclosure requirements for transfers of financial assets, which was effective January 1, 2010. The amendment eliminates the concept of a qualifying special-purpose entity, changes the requirements for derecognizing financial assets and requires enhanced disclosures to provide financial statement users with greater transparency about transfers of financial assets, including securitization transactions, and an entity’s continuing involvement in and exposure to the risks related to transferred financial assets. The adoption of this standard did not have a material impact on the consolidated financial statements.

In June 2009, the FASB amended the existing accounting and disclosure guidance for the consolidation of variable interest entities, which was effective January 1, 2010. The amended guidance requires enhanced disclosures intended to provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. The adoption of this standard did not have a material impact on the consolidated financial statements.

In October 2009, the FASB issued new guidance which addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services separately rather than as a combined unit and modifies the manner in which the transaction consideration is allocated across the separately identified deliverables. The new guidance significantly expands the disclosure requirements for multiple-deliverable revenue arrangements. The new guidance will be effective for the first annual reporting period beginning on or after June 15, 2010, and may be applied retrospectively for all periods presented or prospectively to arrangements entered into or materially modified after the adoption date. Early adoption is permitted, provided that the guidance is retroactively applied to the beginning of the year of adoption. The Company will not early adopt the guidance and will continue evaluating the impact of this new guidance on the consolidated financial statements.

In January 2010, the FASB amended the existing disclosure guidance on fair value measurements, which was effective January 1, 2010, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements, which is effective January 1, 2011. Among other things, the updated guidance requires additional disclosure for the amounts of significant transfers in and out of Level 1 and Level 2 measurements and requires certain Level 3 disclosures on a gross basis. Additionally, the updates amend existing guidance to require a greater level of disaggregated information and more robust disclosures about valuation techniques and inputs to fair value measurements. Since the amended guidance requires only additional disclosures, the adoption of the provisions effective January 1, 2010 did not, and for the provisions effective in 2011, will not materially impact the consolidated financial statements.

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 3 — Recent Accounting Pronouncements  – (continued)

In March 2010, the FASB issued guidance which allows the milestone method to be used as an acceptable revenue recognition methodology when an arrangement includes substantive milestones. The guidance provides a definition of substantive milestone and should be applied regardless of whether the arrangement includes single or multiple deliverables or units of accounting. The guidance is limited to the transactions involving milestones relating to research and development deliverables. The guidance includes enhanced disclosure requirements about each arrangement, individual milestones and related contingent consideration, information about substantive milestones and factors considered in the determination. The guidance is effective prospectively to milestones achieved in fiscal years, and interim periods within those years, after June 15, 2010. Early application and retrospective application are permitted. The Company will not early adopt this guidance and is evaluating the effect it will have upon adoption.

In April 2010, the FASB issued an update which addresses the accounting for stock options when denominating the exercise price of a share-based payment award in the currency of the market in which the underlying equity security trades. A share-based payment award with an exercise price denominated in the currency of market in which a substantial portion of the entity’s equity securities trades shall not be considered to contain a condition that is not a market, performance, or service condition. Therefore such an award shall not be classified as a liability if it otherwise qualifies for equity classification. This standard is effective in fiscal years beginning on or after December 15, 2010. The Company is evaluating the effect this standard will have upon adoption.

In December 2010, the FASB issued an update which addresses when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The update modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that impairment may exist. The qualitative factors are consistent with the existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. This update is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. The Company is currently evaluating the impact of adopting this pronouncement.

In December 2010, the FASB issued an update which addresses the disclosure of supplementary pro forma information for business combination. The update requires public entities to disclose pro forma information for business combinations that occurred in the current reporting period, including revenue and earnings of the combined entity for the current reporting period as though the acquisition date for all business combinations that occurred during the year had been as of the beginning of the annual reporting period. If comparative financial statements are presented, the pro forma revenue and earnings of the combined entity for the comparable prior reporting period should be reported as though the acquisition date for all business combinations that occurred during the current year had been as of the beginning of the comparable prior annual reporting period. Amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The Company does not believe this will have a material impact on its financial reporting.

Note 4 — Acquisitions

On October 30, 2009, NeoStem consummated the Erye Merger pursuant to which CBH was merged with and into Merger Sub, a wholly-owned subsidiary of NeoStem, with Merger Sub as the surviving entity in accordance with the terms of the Agreement and Plan of Merger, dated November 2, 2008, as amended (the “Erye Merger Agreement”) by and between NeoStem, Merger Sub, CBH and China Biopharmaceuticals Corp., a wholly-owned subsidiary of CBH (“CBC”). As a result of the Erye Merger, NeoStem acquired

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 — Acquisitions  – (continued)

CBH’s 51% ownership interest in Erye, a Sino-foreign joint venture with limited liability organized under the laws of the PRC. Erye specializes in the production and sale of pharmaceutical products, as well as chemicals used in pharmaceutical products. Erye, which was founded more than 50 years ago, currently manufactures both antibiotic prescription drugs and active pharmaceutical intermediaries. Suzhou Erye Economy and Trading Co. Ltd. (“EET”) owns the remaining 49% ownership interest in Erye.

Pursuant to the terms of the Erye Merger Agreement, NeoStem issued an aggregate of 13,750,167 shares of its common stock, with a fair value of $20,762,800, and 8,177,512 shares of Series C Convertible Preferred Stock, with a fair value of $13,720,000, in exchange for outstanding CBH securities. In addition, the Company issued Class E warrants to purchase 1,603,191 shares of NeoStem Common Stock, with a fair value of $590,800, to replace warrants issued by CBH.

The fair value of the identifiable net assets acquired in the Erye Merger was $42,701,400. The fair value of the equity issued as consideration by NeoStem was $35,073,600 and the fair value of the noncontrolling interests of Erye was $33,698,200. The goodwill that has been created by this acquisition is reflective of the values and opportunities of expanded access to healthcare in the PRC, the designation of certain antibiotics as essential medicines in China, and that a majority of Erye’s antibiotics are on the central or provincial governments’ drug formularies. Due to the structure of the transaction, none of the goodwill is expected to be tax deductible.

The summary of assets acquired and liabilities assumed on October 30, 2009 was as follows (in thousands):

Cash & restricted cash	$4,451.2
Accounts receivable	$6,199.5
Inventories	$12,509.1
Other current assets	$3,101.0
Property, plant and equipment	$18,922.6
Intangibles and land use rights	$31,038.9
Goodwill	$26,070.4
Accounts payable	$6,025.5
Other liabilities	$3,302.3
Deferred tax liability	$7,096.9
Notes payable	$9,618.1
Amount due related parties	$7,478.1

A preliminary allocation of the consideration transferred to the net assets of CBH was made as of the Erye Merger date. During 2010, the Company continued to review its preliminary allocation of the purchase price associated with the Erye Merger and made the following retrospective adjustments as of the Erye Merger date:

The Company determined that finished goods inventory acquired in connection with the Erye Merger was incorrectly valued and should have been increased by approximately $1,957,200 to step-up such inventory to fair value at the Erye Merger date. Such finished goods inventory was sold through as of December 31, 2009. Therefore, at December 31, 2009, there is no effect on the reported balance of inventories in the consolidated balance sheets.

The Company also identified additional intangible assets associated with Erye’s manufacturing technology and standard operating procedures with a fair value of $3,984,700 and $1,030,000 respectively. The Company determined that Erye’s trade name has a fair value of $927,100 and will be amortized over a period of 10 years. Erye’s in-process research and development represents the fair value assigned to incomplete research projects of $2,143,000 which has been classified as an indefinite-lived intangible asset, subject to impairment

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 — Acquisitions  – (continued)

testing until completion or abandonment of the projects. Adjustments to the fair value of other intangible assets and land use rights were identified resulting in an increase in assets of $312,000.

The Company determined that it had incorrectly accounted for the book/tax basis differences that arose in recording the fair value of the net assets acquired in connection with the Erye Merger. Such increases to fair value, while deductible for book purposes, are not deductible for local Chinese tax purposes but require recognition of the impact such non-deductibility will have on future tax expense. Specifically, the Company did not establish at the Erye Merger date deferred tax liabilities of approximately $7,096,900 for such book/tax basis differences.

The Company evaluated the materiality of these errors from both a qualitative and quantitative perspective and concluded that these errors were immaterial to the consolidated financial statements taken as a whole for the fiscal year ended December 31, 2009. The effect of these immaterial errors and related retrospective adjustments at December 31, 2009 and for the year then ended along with other reclassifications made as discussed in Note 2 are summarized as follows (in thousands, except share and per share amounts):

	As Previously Reported	Adjustments and Reclassifications	As Adjusted
Consolidated Balance Sheet
Assets:
Current assets	$31,799.2	$—	$31,799.2
Property, plant and equipment, net	21,299.4	(23.6)	21,275.8
Goodwill	29,862.1	(3,227.5)	26,634.6
Intangible assets and land use rights, net	22,835.2	8,291.4	31,126.6
Other assets	238.9	1.2	240.1
	$106,034.8	$5,041.5	$111,076.3
Liabilities and Equity
Current liabilities	$25,493.6	$(269.4)	$25,224.2
Deferred income taxes	—	6,796.0	6,796.0
Unearned revenues	—	233.4	233.4
Derivative liabilities	—	36.0	36.0
Amount due related parties	7,234.3	—	7,234.3
Convertible redeemable Series C preferred stock	13,720.0	—	13,720.0
Preferred stock Series B convertible, redeemable	0.1	—	0.1
Common stock	37.2	—	37.2
Additional paid-in capital	95,709.5	—	95,709.5
Accumulated deficit	(70,878.8)	(898.2)	(71,777.0)
Accumulated other comprehensive loss	(67.9)	11.4	(56.5)
Non controlling interests	34,786.8	(867.7)	33,919.1
Total equity	59,586.9	(1,754.5)	57,832.4
	$106,034.8	$5,041.5	$111,076.3

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 — Acquisitions  – (continued)

	As Previously Reported	Adjustments and Reclassifications	As Adjusted
Consolidated Statement of Operations
Revenues	$11,565.1	$—	$11,565.1
Cost of revenues	7,587.2	2,118.8	9,706.0
Gross Profit	3,977.9	(2,118.8)	1,859.1
Research and Development	4,318.8	8.8	4,327.6
Selling, general and administrative	23,459.6	(59.2)	23,400.4
Operating Loss	(23,800.5)	(2,068.4)	(25,868.9)
Other income (expense):
Other income (expense), net	52.1	(68.2)	(16.1)
Interest expense	(91.3)	68.2	(23.1)
Other expense	(39.2)	—	(39.2)
Loss from operations before provision for income taxes and noncontrolling interests	(23,839.7)	(2,068.4)	(25,908.1)
Provision for taxes	344.2	(302.5)	41.7
Net loss	(24,183.9)	(1,765.9)	(25,949.8)
Less – net income attributable to noncontrolling interests	1,088.6	(867.7)	220.9
Net Loss attributable to NeoStem, Inc.	(25,272.5)	(898.2)	(26,170.7)
Preferred Dividends	5,612.0	—	5,612.0
Net Loss attributable to NeoStem, Inc. common shareholders	$(30,884.5)	$(898.2)	$(31,782.7)
Basic and diluted loss per share	13,019,518	13,019,518	13,019,518
Weighted average common shares outstanding	$(2.37)	$(0.07)	$(2.44)

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 — Acquisitions  – (continued)

	As Previously Reported	Adjustments and Reclassifications	As Adjusted
Consolidated Statement of Cash Flow
Cash flows from operating activities:
Net Loss	$(24,183.9)	$(1,765.9)	$(25,949.8)
Adjustments to reconcile net loss to net cash used in operating activities:
Common Stock, stock options and warrants issued as payment for compensation and services rendered	12,324.0	—	12,324.0
Depreciation and amortization	577.0	143.3	720.3
Bad debt expense	(90.2)	—	(90.2)
Deferred income taxes	—	(302.5)	(302.5)
Realization of step up in basis of inventory recorded at date of merger	—	1,957.6	1,957.6
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	1,796.7	—	1,796.7
Accounts receivable	571.7	—	571.7
Inventory	(2,427.1)	—	(2,427.1)
Other assets	(238.9)	—	(238.9)
Unearned revenues	1,991.8	—	1,991.8
Payments to related party	(243.8)	243.8	—
Accounts payable, accrued expenses and other current liabilities	1,274.6	—	1,274.6
Net cash used in operating activities	(8,648.1)	276.3	(8,371.8)
Cash flows from investing activities:
Increase in restricted cash	—	(959.9)	(959.9)
Cash associated with Merger	696.5	—	696.5
Acquisition of property and equipment	(2,387.6)	—	(2,387.6)
Net cash used in investing activities	(1,691.1)	(959.9)	(2,651.0)
Cash flows from financing activities:
Net proceeds from issuance of Series D Preferred Stock	15,669.2	—	15,669.2
Proceeds from (payments to) related parties	—	(243.8)	(243.8)
Proceeds from bank loans	2,197.5	—	2,197.5
Cash restricted as collateral for bank loans	(959.9)	959.9	—
Proceeds from notes payable	2,918.3	—	2,918.3
Payment of capitalized lease obligations	(14.7)	—	(14.7)
Proceeds from sale of convertible debentures	(2,742.7)	—	(2,742.7)
Net cash provided by financing activities	17,067.7	716.1	17,783.8
Effect of currency exchange rate change	—	(32.5)	(32.5)
Net increase in cash	6,728.5	—	6,728.5
Cash and cash equivalents at beginning of year	430.8	—	430.8
Cash and cash equivalents at end of year	$7,159.3	$—	$7,159.3

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 — Acquisitions  – (continued)

Presented below is the unaudited proforma information as if the acquisition had occurred at the beginning of the years ended December 31, 2009 and 2008 along with a comparison to the reported results for the years ended December 31, 2009, and 2008 (in thousands, except share and per share amounts):

	Years Ended December 31,		Years Ended December 31,
	2009	2009	2008	2008
	(As Reported)	(Proforma)	(As Reported)	(Proforma)
Revenues	$11,565.1	$61,686.4	$83.5	$49,809.4
Cost of revenues	9,706.0	42,723.8	32.0	35,461.2
Gross profit	1,859.1	18,962.6	51.5	14,348.2
Research and development	4,327.6	6,032.6	792.2	1,152.2
Selling, general, and administrative	23,400.4	29,562.5	8,492.8	15,797.9
Operating loss	(25,868.9)	(16,632.5)	(9,233.5)	(2,601.9)
Other income (expense), net	(39.2)	155.7	(8.6)	130.3
Loss from operations before provision for income taxes and noncontrolling interests	(25,908.1)	(16,476.8)	(9,242.1)	(2,471.6)
Provision for income taxes	41.7	952.6	—	1,061.2
Net loss	(25,949.8)	(17,429.4)	(9,242.1)	(3,532.8)
Less – net income attributable to noncontrolling interests	220.9	4,248.9	—	2,797.5
Preferred dividends	5,612.0	5,612.0	—	—
Net loss attributable to NeoStem, Inc. common shareholders	$(31,782.7)	$(27,290.3)	$(9,242.1)	$(6,330.3)
Basic and diluted loss per share	$(2.44)	$(1.12)	$(1.53)	$(0.32)
Weighted average common shares outstanding	13,019,518	24,427,624	6,056,886	19,807,053

The unaudited supplemental pro forma financial information should not be considered indicative of the results that would have occurred if the Erye Merger had been consummated on January 1, 2009 or January 1, 2008, nor are they indicative of future results.

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 — Goodwill and Other Intangible Assets

As part of the Company’s annual impairment review as of December 31, 2010, a $558,200 goodwill impairment charge was recorded within the Company’s Cell Therapy — United States reportable segment due to lower than expected revenue and operating income growth of its Adult Stem Cell Banking — United States reporting unit since its acquisition. The Company estimated the fair value utilizing a discounted cash flow model.

The changes in the carrying amount of goodwill, by reportable segment during 2010 and 2009 were as follows (in thousands):

	Cell Therapy — United States	Regenerative Medicine — China	Pharmaceutical Manufacturing — China
Balance as of December 31, 2008
Goodwill	$558.2	$—	$—
Accumulated impairment losses	—	—	—
	558.2	—	—
Acquisitions	—	—	26,070.4
Foreign currency exchange rate changes	—	—	6.0
Balance as of December 31, 2009
Goodwill	558.2	—	26,076.4
Accumulated impairment losses	—	—	—
	558.2	—	26,076.4
Impairment	(558.2)	—	—
Foreign currency exchange rate changes	—	—	925.6
Balance as of December 31, 2010
Goodwill	558.2	—	27,002.0
Accumulated impairment losses	(558.2)	—	—
	$—	$—	$27,002.0

As of December 31, 2010 and 2009, the Company’s intangible assets and related accumulated amortization consisted of the following (in thousands):

	Useful Life	December 31,
		2010			2009
		Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Amortized intangible assets:
Customer list	10	$17,740.0	$(2,069.7)	$15,670.3	$17,131.9	$(285.5)	$16,846.4
Manufacturing technology	10	4,220.6	(492.4)	3,728.2	4,075.9	(67.9)	4,008.0
In process R&D	Indefinite	2,219.6	—	2,219.6	2,143.5	—	2,143.5
Standard operating procedures	10	1,066.8	(124.5)	942.3	1,030.2	(17.1)	1,013.1
Tradename	10	983.9	(114.7)	869.2	950.2	(15.8)	934.4
Lease rights	2	817.2	(476.7)	340.5	789.2	(65.8)	723.4
VSEL patent rights	19	669.0	(105.6)	563.4	669.0	(70.4)	598.6
Patents	8	164.3	(31.2)	133.1	158.7	(11.1)	147.6
Intangible assets, net		$27,881.4	$(3,414.8)	$24,466.6	$26,948.6	$(533.6)	$26,415.0

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 — Goodwill and Other Intangible Assets  – (continued)

Total intangible amortization expense was classified in the operating expense categories for the periods included below as follows (in thousands):

	Years Ended December 31,
	2010	2009	2008
Cost of revenues	$912.5	$150.9	$—
Selling, general, and administrative	1,842.0	312.5	—
Research and development	35.2	35.2	35.2
Total	$2,789.7	$498.6	$35.2

Estimated intangible amortization expense on an annual basis for the succeeding five years is as follows (in thousands):

Years Ending December 31,	Amount
2011	$2,796.6
2012	2,456.1
2013	2,456.1
2014	2,456.1
2015	2,456.1
Thereafter	9,626.0
Total	$22,247.0

Note 6 — Accrued Liabilities

Accrued liabilities were as follows (in thousands):

	December 31,
	2010	2009
Patent infringement costs	$758.5	$—
Professional fees	564.7	116.8
Other	537.4	58.1
Utilities	253.6	—
Customer security deposits	284.8	—
Construction costs	154.1	—
Dividends payable	84.5	69.5
Rent	26.5	69.1
Salaries and related taxes	68.8	531.7
Franchise taxes	33.3	139.0
Collection cost	5.8	85.1
	$2,772.0	$1,069.3

Note 7 — Notes Payable and Bank Loans

In 2009, in order to move forward certain research and development activities, strategic relationships in various clinical and therapeutic areas, as well as to support activities related to the Erye Merger, on February 25, 2009 and March 6, 2009, respectively, the Company issued promissory notes to RimAsia Capital Partners L.P. (“RimAsia”), a principal shareholder of the Company, in the principal amounts of $400,000 and $750,000, respectively. The notes bore interest at the rate of 10% per annum and were due and payable on October 31, 2009, except that all principal and accrued interest on the notes was immediately due and payable in the event the Company raised over $10 million in equity financing prior to October 31, 2009. The notes

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 7 — Notes Payable and Bank Loans  – (continued)

contained standard events of default and in the event of a default that was not subsequently cured or waived, the interest rate would increase to a rate of 15% per annum and, at the option of RimAsia and upon notice, the entire unpaid principal balance together with all accrued interest thereon would be immediately due and payable. The notes or any portion thereof could be prepaid at any time at the discretion of the Company without premium or penalty. On April 9, 2009 these notes and the related accrued interest were repaid from the proceeds of an $11,000,000 offering of units consisting of shares of the Company’s Series D Convertible Redeemable Preferred Stock and warrants to purchase shares of Common Stock.

In December 2009, Erye obtained a loan of approximately $2,200,500 from the Industrial and Commercial Bank with an interest rate of 4.86% that was due in June 2010. In April 2010 this loan was paid in full.

In December 2009, in order to facilitate working capital requirements in China, NeoStem (China) issued a promissory note to the Bank of Rizhao Qingdao Branch for approximately $645,500. The note bore an interest rate of 4.05%. The note was repaid in the second quarter of 2010. The loan was collateralized by cash in a restricted bank account totaling approximately $761,100 and these funds were returned when the note was repaid.

On May 25, 2010 NeoStem (China) issued a promissory note to the Bank of Rizhao Qingdao Branch for approximately $538,000 due November 25, 2010 and bearing interest at 4.86% per annum. The loan was collateralized by cash in a restricted bank account totaling approximately $600,900. This note was repaid in full in November 2010 and the funds were returned when the note was repaid.

In November 2010, Erye obtained a loan of approximately $3,034,000 from the CITIC Bank International with an interest rate of 5.56% and is due in November 2011.

Erye has approximately $9,451,500 of notes payable outstanding as of December 31, 2010. Notes are payable to the banks who issue bank notes to Erye’s creditors. Notes payable are interest free and usually mature after a three to six month period. In order to issue notes payable on behalf of Erye, the banks require collateral, such as cash deposits which are approximately 30%-50% of notes to be issued, or properties owned by Erye. Restricted cash pledged as collateral for the balance of notes payable at December 31, 2010 and 2009, amounted to approximately $3,381,400 and $3,955,400, respectively. At December 31, 2010 and 2009, the restricted cash amounted to 35.8% and 43.2% of the notes payable Erye issued, and the remainder of the notes payable is collateralized by pledging the land use right Erye owns, which amounted to approximately $4,807,800 and $4,711,700 at December 31, 2010 and 2009, respectively.

The Company has financed certain insurance policies and has notes payable at December 31, 2010 of approximately $116,900 related to these policies. These notes require monthly payments and mature in less than one year.

Note 8 — Preferred Stock

Series D Mandatorily Redeemable Convertible Preferred Stock

In April 2009, the Company completed a private placement financing totaling $11,000,000 (the “April 2009 Private Placement”). This financing consisted of the issuance of 880,000 units priced at $12.50 per unit, with each unit (the “Series D Units”) consisting of one share of the Company’s Series D Convertible Redeemable Preferred Stock (the “Series D Stock”) and ten warrants with each warrant to purchase one share of Common Stock (the “Series D Warrants”). A total of 880,000 shares of Series D Stock and 8,800,000 Series D Warrants were issued. RimAsia, a principal shareholder in the Company, purchased $5,000,000 in Series D Units in the April 2009 Private Placement and thus acquired 400,000 shares of Series D Stock and 4,000,000 Series D Warrants. In June 2009, with a final closing on July 6, 2009, the Company completed an additional private placement financing totaling $5,003,500 with net proceeds of $4,679,220 (the “June 2009 Private Placement”). This financing consisted of the issuance of 400,280 Series D

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 8 — Preferred Stock  – (continued)

Units priced at $12.50 per unit, and a total of 400,280 shares of Series D Stock and 4,002,800 Series D Warrants were issued. The Company paid $324,280 in fees and issued 12,971 Series D Units to agents that facilitated the June 2009 Private Placement. The Series D Units issued to the selling agents were comprised of 12,971 shares of the Series D Stock and 129,712 Series D Warrants. Fullbright Finance Limited, a beneficial holder of more than 5% of the Company’s stock, purchased an aggregate of $800,000 in Series D Units in the June 2009 Private Placement and thus acquired 64,000 shares of Series D Stock and 640,000 Series D Warrants; the securities purchased by Fullbright in the June 2009 Private Placement were pledged to RimAsia and subsequently, to the Company. In total, in the April 2009 and June 2009 Private Placements, the number of shares of Series D Stock issued was 1,293,251 (converted into 12,932,510 shares of Common Stock upon shareholder approval on October 29, 2009 following which there were no shares of Series D Stock outstanding) and the number of Series D Warrants issued was 12,932,512.

Convertible Redeemable Series C Preferred Stock

On October 30, 2009, pursuant to the terms of the Erye Merger Agreement, the Company issued 8,177,512 shares of Series C Convertible Preferred Stock (“Series C Preferred Stock”) to RimAsia Capital Partners, L.P. (“RimAsia”) in exchange for certain outstanding CBH securities. The holder of shares of Convertible Redeemable Series C Preferred Stock (“Series C Preferred Stock”) was entitled to receive an annual dividend of 5% of the Agreed Stated Value, payable annually on the first day of January. Payment of the annual dividend was to be paid in cash or in kind as determined by the NeoStem Board of Directors. The total fair value of the Series C Preferred Stock was approximately $13,720,000. The value of the Series C Convertible Preferred Stock was allocated to the two economic elements of the Series C Convertible Preferred stock; the value of the beneficial conversion feature of the preferred stock to NeoStem Common Stock was $5,542,500 and the value of the preferred stock was $8,177,500. The Series C Convertible Preferred shareholder was not required to hold the preferred stock for any minimum period of time before exercising the conversion feature therefore the value of the beneficial conversion feature was recognized immediately as a dividend of $5,542,500.

On May 17, 2010, RimAsia at its option converted its 8,177,512 shares of Series C Preferred Stock into 9,086,124 shares of the Company’s common stock at a conversion rate of 0.90 shares of Series C Preferred Stock for 1.0 shares of the Company’s common stock. Following this conversion, there were no shares of Series C Preferred Stock outstanding and RimAsia will not be entitled to receive any dividends on such shares, to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights in respect thereof; provided however that RimAsia was entitled to receive a cash payment of $153,500 which is equal to the dividends accrued but unpaid through from January 1, 2010 to May 17, 2010. This payment was made on May 25, 2010.

Convertible Redeemable Series E 7% Preferred Stock

On November 19, 2010, the Company sold 10,582,011 Preferred Offering Units consisting of (i) one share (“Preferred Share”) of Series E 7% Senior Convertible Preferred Stock, par value $0.01 per share, of the Company, (ii) a warrant to purchase 0.25 of a share of Common Stock (an aggregate of 1,322,486 warrants) and (iii) 0.0155 of a share of Common Stock (an aggregate of 164,418 shares). Each Preferred Offering Unit was priced at $0.945 and total gross and net proceeds received by the Company were $10,000,000 and $8,876,700, respectively.

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Preferred Shares shall be entitled to receive, out of the assets of the Company available for distribution to shareholders, prior and in preference to any distribution of any assets of the Company to the holders of any other class or series of equity securities, the amount of $1.00 per share plus all accrued but unpaid dividends.

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 8 — Preferred Stock  – (continued)

Dividends on the Preferred Shares accrue at a rate of 7% per annum and are payable monthly in arrears.

Monthly dividend and principal payments begin on March 19, 2011 and continue on the 19th of each month thereafter with the final payment due on May 20, 2013. Payments can be made in cash or, upon notification to the holders, in shares of Company common stock, provided the conditions described below are satisfied or holders of Preferred Shares agree to waive the conditions for that payment period. If the conditions are not satisfied, the Company must make payments in cash. Payments which are made in stock will be made in shares which are freely tradable. The price of the shares will be calculated based on 92% of the average of the lowest 5 days’ volume weighted average prices of the 20 trading days prior to the payment date.

The number of shares of Common Stock the Company can use to pay monthly dividends and principal payments are limited to no more than 15% multiplied by the total dollar trading volume (using the daily volume weighted average prices) of the Company’s common stock for the 22 trading days prior to the notification date. In addition, as conditions to using the Company Common Stock for payment for principal and dividends, amongst other things, (i) all shares of common stock to be issued on the payment date must be eligible for resale by the holders without restriction, (ii) the Company’s common stock may not be suspended from trading on the NYSE AMEX Market or other trading market, (iii) all shares of common stock to be issued on the payment date must be issued in full without violating any rules of the NYSE AMEX Market, (iv) certain events of default and trigger events have not occurred, (v) the Company has not provided the holders with non-public information, and (vi) the shares of common stock to be issued will be duly authorized, fully paid and non-assessable.

The Company may pre-pay the outstanding balance of the Preferred Shares in full or in part (in increments of no less than $1,000,000) at 115% of the then outstanding balance, reducing to 110% after November 19, 2011, with notice of not less than thirty days and adequate opportunity to convert. If the Company chooses to pre-pay, the outstanding balance must be paid in cash and the premium may be paid in cash or shares of Company common stock.

Upon issuance, the Preferred Shares were convertible at an initial conversion price of $2.0004. The conversion price is subject to certain weighted average adjustments upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of the Company’s common stock and if (with certain exceptions) the Company issues or sells any additional shares of common stock or common stock equivalents at a price per share less than the conversion price then in effect, or without consideration.

Each holder of Preferred Shares has the unilateral option and right to compel the Company to repurchase for cash any or all of such holder’s Preferred Shares within three days of a written notice requiring such repurchase (provided that no written notice shall be required if any of the events described in clauses (v) and (vi) below occur and demand for repurchase shall be deemed automatically made upon the occurrence of any of those events), at a price per preferred share equal to 115% of the then outstanding balance, reducing to 110% after November 19, 2011, if any of the following events shall have occurred or are continuing:

(i)	A Change in Control Transaction;
(ii)	A “going private” transaction under SEC rules;
(iii)	A tender offer by the Company under SEC Rule 13e-4;
(iv)	the suspension from trading or the failure of the Company’s common stock to be listed on a trading market for a period of five consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 8 — Preferred Stock  – (continued)

(v)	the entry by a competent court of (i) a decree or order for relief pertaining to the Company or any of the Company’s subsidiaries under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or any of the Company’s subsidiaries as bankrupt or insolvent or approving a petition seeking reorganization or (iii) appointing a custodian, receiver, trustee or other similar official for the Company or any of the Company’s subsidiaries or of any substantial part of the Company’s property, or ordering the liquidation of the Company’s affairs, and the continuance of any such decree or order for a period of 60 consecutive days;
(vi)	the commencement by the Company or any of the Company’s subsidiaries of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or the consent by the Company to the entry of a decree or order for relief in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, or the consent by the Company to the appointment of or taking possession by a custodian, receiver, trustee or other similar official of the Company or of any substantial part of its property, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of the Company’s inability to pay its debts generally as they become due;
(vii)	following an Authorized Share Failure (as defined), the Company’s failure to receive shareholder approval to approve the required increase in the number of shares of the Company’s common stock within five days after the Meeting Outside Date (as defined); or
(viii)	the Company’s failure to deliver shares of the Company’s common stock on any delivery date as provided by the agreement and such failure continues for two (2) trading days after the date that delivery of shares of common stock is due;
(ix)	the Company’s failure to pay any amounts when and as due pursuant to the Series E Preferred Stock Certificate of Designations (“Certificate of Designations”) or any other document relating to the issuance of the Preferred Shares or the warrants issued to the Series E Preferred holders, if such failure continues for two (2) trading days after the date that such payment is due;
(x)	the Company’s breach of certain covenants contained in the Certificate of Designations and the stock purchase agreement;
(xi)	the Company or any of its subsidiaries shall (A) default in any payment of any amount or amounts of principal of or interest on any indebtedness the aggregate principal amount of which indebtedness is in excess of $1,000,000 or (B) default in the observance or performance of any other agreement or condition relating to any such indebtedness, or any other event shall occur or condition exist, as a result of which the holder or holders or beneficiary or beneficiaries of such indebtedness or a trustee on their behalf have declared such indebtedness to be due prior to its stated maturity;
(xii)	the effectiveness of the registration statement pertaining to the Preferred Shares or the ability to use the prospectus supplement and the prospectus lapses for any reason and continues for a period of 10 consecutive days or for more than an aggregate of 20 days in any 365-day period;
(xiii)	the Company breaches any representation, warranty, covenant or other term or condition of the Certificate of Designations, the stock purchase agreement or the warrants issued with the preferred shares, except to the extent that such breach would not have a material adverse effect (as defined in the stock purchase agreement), and except in the case of a breach of a covenant which is curable, only if such breach remains uncured for a period of at least 10 calendar days (the events

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 8 — Preferred Stock  – (continued)

described in clauses (v), (vi), (viii), (ix), (x), (xi), (xii) and (xiii) are collectively referred to as the “Trigger Events” and each, as a “Trigger Event”).

Upon issuance, each warrant had an initial exercise price of $2.0874, will become exercisable after six months and will expire three years after the initial exercise date. The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of the Company’s common stock. Additionally, the exercise price of the warrants is subject to certain weighted average adjustments if (with certain exceptions) the Company issues or sells any additional shares of common stock or common stock equivalents at a price per share less than the exercise price then in effect, or without consideration. Subject to certain exceptions, while the warrants are outstanding, if the daily volume weighted average price of a share of the Company’s common stock for each of 20 trading days out of 30 consecutive trading days has remained at least 100% above the warrant exercise price, then the Company may, subject to certain conditions, require the holder to exercise the warrant in full upon not less than 10 business days prior written notice. If at any time after six months from the date of issuance, there is no effective registration statement relating to the warrant shares, the warrant may be exercised on a cashless basis.

An aggregate of $2,500,000 of the proceeds from the Preferred Offering was placed in escrow for a maximum of 2.5 years as security for the Company’s obligations relative to the Preferred Shares, and is included in other assets.

The characteristics of the Series E Preferred Stock: cumulative dividends, mandatory redemption, no voting rights, and callable by the Company require that this instrument be treated as mezzanine equity. The Company bifurcated the fair value of the embedded conversion options and redemption options from the preferred stock since the conversion options and certain redemption options were determined to not be clearly and closely related to the preferred stock host. The Company recorded the fair value of the embedded conversion and redemption options as long-term derivative liabilities as the conversion price is not fixed and the forced redemption option contains substantial premiums over the stated dividend rate for the preferred stock. The Company also recorded the fair value of the warrants as a long-term derivative liability as the number of warrant shares and exercise price of the warrants is not fixed. The Series E Preferred Stock was discounted by the fair value of the derivatives liabilities. The fair value of the preferred stock (net of issuance costs and discounts), common stock, the embedded derivatives, and warrant derivative were $6,251,100, $228,500, $2,131,100, and $266,000, respectively, as of November 19, 2010, the date of issuance.

The Company will report changes in the fair value of the embedded derivatives and warrant derivative in earnings within other income (expense), net. The discount and issuance costs on the preferred stock will be amortized through May 20, 2013 using the effective interest method and will be reflected within interest expense. As of December 31, 2010, the Company recorded an increase in the fair value of the embedded derivatives and warrant derivative of $150,700 and $9,300, respectively and amortization of debt discount and issuance costs of $281,200.

Note 9 — Shareholders’ Equity

Common Stock

The authorized common stock of the Company is 500 million shares, par value $0.001 per share.

On February 18, 2010, the Company completed a public offering of its common stock, selling 5,750,000 shares priced at $1.35 per share. The Company received approximately $6,821,600 in net proceeds from the offering, after underwriting discounts, commissions and expenses, of approximately $940,900.

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 9 — Shareholders’ Equity  – (continued)

Effective March 15, 2010, RimAsia exercised a warrant to purchase 1,000,000 shares of restricted Common Stock. This warrant was issued to RimAsia in a private placement completed by the Company in September 2008. The exercise price was $1.75 per share, resulting in proceeds to the Company of $1,750,000. In connection therewith, the Company modified certain terms of RimAsia’s Series D Warrant to purchase 4,000,000 shares of Common Stock.

On May 17, 2010, RimAsia, the holder of 8,177,512 shares of Series C Preferred Stock issued by the Company in connection with the Erye Merger, at its option, converted its 8,177,512 shares of Series C Preferred Stock into 9,086,124 shares of the Company’s common stock at a conversion rate of 0.90 shares of Series C Preferred Stock for 1.0 shares of the Company’s common stock.

On May 19, 2010, the Company entered into a Common Stock Purchase Agreement with Commerce Court Small Cap Value Fund, Ltd., which provides that, subject to certain terms and conditions, Commerce Court is committed to purchase up to $20,000,000 worth of shares of the Company’s common stock over a term of approximately 24 months. The Purchase Agreement provides that at the Company’s discretion, it may present Commerce Court with draw down notices under this $20 million equity line of credit arrangement from time to time, to purchase the Company’s Common Stock, provided certain price requirements are met and limited to 2.5% of the Company’s market capitalization at the time of such draw down, which may be waived or modified. The per share purchase price for these shares will equal the daily volume weighted average price of the Company’s common stock on each date during the draw down period on which shares are purchased, less a discount of 5.0%. The Purchase Agreement also provides that the Company in its sole discretion may grant Commerce Court the right to exercise one or more options to purchase additional shares of Common Stock during each draw down period at a price which would be based on a discount calculated in the same manner as it is calculated in the draw down notice. The issuance of shares of common stock to Commerce Court pursuant to the Purchase Agreement, and the sale of those shares from time to time by Commerce Court to the public, are covered by an effective registration statement on Form S-3 filed with the SEC.

On May 27, 2010, the Company presented Commerce Court with a Draw Down Notice. Pursuant to the Purchase Agreement, the shares were offered at a discount price to Commerce Court mutually agreed upon by the parties under the Purchase Agreement equal to 95.0% of the daily volume weighted average price of the common stock during the Pricing Period or a 5% discount. Pursuant to the Draw Down Notice, the Company also granted Commerce Court the right to exercise one or more options to purchase additional shares of common stock during the Pricing Period, based on the trading price of the common stock. The Company settled with Commerce Court on the purchase of 685,226 shares of common stock under the terms of the Draw Down Notice and the Purchase Agreement at an aggregate purchase price of $1,800,000, or approximately $2.63 per share, on June 7, 2010. The Company and Commerce Court agreed to waive the minimum threshold price of $3.00 per share set forth in the Purchase Agreement. The Company received net proceeds from the sale of these shares of approximately $1,744,000 after deducting its offering expenses.

On June 1, 2010, Fullbright Finance Limited exercised a warrant to purchase 400,000 shares of restricted Common Stock. This warrant was issued to Fullbright in a private placement of securities by the Company in November 2008. The exercise price was $1.75 per share, resulting in proceeds to the Company of $700,000.

On June 25, 2010, the Company entered into definitive securities purchase agreements with investors in a registered direct public offering, pursuant to which such investors agreed to purchase, and the Company agreed to sell, an aggregate of 2,325,582 Units, consisting of an aggregate of 2,325,582 shares of common stock and warrants to purchase an aggregate of 581,394 shares of common stock. The offering closed on June 30, 2010 with gross proceeds of $5,000,000. Each Unit was priced at $2.15 and consisted of one share of common stock and a warrant which will allow the investor to purchase 0.25 shares of common stock at a per share price of $2.75. The warrants may be called by the Company in the event that the common stock trades over $4.50 per share for 10 consecutive trading days. Subject to certain ownership limitations, the

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 9 — Shareholders’ Equity  – (continued)

warrants will be exercisable on the date of the closing and will expire 2 years thereafter. The number of shares of common stock issuable upon exercise of the warrants and the exercise price of the warrants are adjustable in the event of stock dividends, splits, recapitalizations, reclassifications, combinations or exchanges of shares, reorganizations, liquidations, consolidation, acquisition of the Company (whether through merger or acquisition of substantially all the assets or stock of the Company) or similar events. The issuance of the securities in this offering was registered on a registration statement on Form S-3 filed with the SEC. Rodman & Renshaw LLC acted as the Company’s placement agent in this offering and received a total payment of $340,000 in fees and expenses and Placement Agent Warrants to purchase up to 93,023 shares of the Company’s Common Stock at an exercise price of $2.6875 per share expiring May 10, 2015. The Placement Agent Warrants are not covered by the Form S-3. The net proceeds to the Company from such offering, after deducting the Placement Agent’s fees and expenses, the Company’s offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering were approximately $4,497,900.

On July 27, 2010, consistent with the Company’s previously disclosed intention to provide support for The Stem for Life Foundation, a Pennsylvania nonprofit corporation classified as a tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) and as a public charity under Section 509(a)(1) and 170(b)(1)(A)(vi) of the Code (the “Foundation”), whose mission is to promote public awareness, fund research and development and subsidize stem cell collection and storage programs, the Company issued to the Foundation 150,000 shares of restricted common stock with a fair value of $298,500. The issuance of such securities was subject to the approval of the Board of Directors, Audit Committee and the NYSE Amex. On July 2, 2010, the Company also contributed $75,000 in cash to the Foundation. The Company’s CEO and Chairman is President and a Trustee of the Foundation, its General Counsel is Secretary and a Trustee of the Foundation and its Chief Financial Officer is Treasurer of the Foundation.

On September 30, 2010, a warrant holder exercised a warrant to purchase 600,000 shares of Common Stock. The exercise price was $.78 per share, resulting in proceeds to the Company of $468,000.

On November 16, 2010, the Company entered into an Underwriting Agreement with Cowen and Company, LLC, relating to a public offering by the Company of 6,337,980 units, consisting of one share of the Company’s common stock, and a warrant to purchase 0.50 of a share of Common Stock. The public offering price for each Underwritten Unit was $1.45 and the net proceeds were $8,138,500. Each Underwritten Warrant will have an exercise price of $1.85 per share, will be exercisable six months after issuance and will expire five years from the date of issuance.

On December 7, 2010, the Company entered into a settlement agreement with a business partner involved in the development of the Company’s platform research organization in China, whereby the business partner relinquished rights to 407,626 shares of common stock. As a result of this settlement, the Company recorded other income of $656,300, which represented the fair market value of the shares on the day the shares were relinquished.

Warrants

On March 15, 2010, the Company and RimAsia, an affiliate of the Company, made certain agreements with respect to outstanding warrants. RimAsia exercised its warrant to purchase 1,000,000 shares of the Company’s common stock, exercisable at a per share exercise price of $1.75, which was issued to RimAsia in a private placement completed by the Company in September 2008 (the “September 2008 Warrant”). This exercise resulted in proceeds to the Company totaling $1,750,000. The condition for such exercise was that the Company would modify certain terms of RimAsia’s warrant to purchase 4,000,000 shares of Common Stock, issued to RimAsia in a private placement completed by the Company in April 2009 (the “Series D Warrant”). The Series D Warrant was amended to provide for (i) a three (3) year extension of the Termination Date from September 1, 2013 to September 1, 2016, and (ii) an increase in the average closing price that

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 9 — Shareholders’ Equity  – (continued)

triggers the Company’s redemption option under the Series D Warrant from $3.50 to $5.00. The change in terms resulted in a charge to other expense totaling approximately $188,000.

The Company has issued common stock purchase warrants from time to time to investors in private placements and public offerings, and to certain vendors, underwriters, placement agents and consultants of the Company. A total of 21,843,507 shares of common stock are reserved for issuance upon exercise of outstanding warrants as of December 31, 2010 at prices ranging from $0.50 to $6.50 and expiring through April 2017.

During the years ended December 31, 2010, 2009, and 2008, the Company issued warrants for services as follows ($ in thousands, except share data):

	Number of Common Stock Purchase Warrants Issued			Value of Common Stock Purchase Warrants Issued			Common Stock Purchase Warrant Expense Recognized
	Years Ended December 31,			Years Ended December 31,			Years Ended December 31,
	2010	2009	2008	2010	2009	2008	2010	2009	2008
Warrants issued for investment banking services	—	25,000	120,000	$—	$49.0	$142.9	$—	$60.9	$130.9
Warrants issued for investor relations services	200,000	50,000	—	242.7	65.8	—	121.4	65.8	—
Warrants issued for consulting services	350,000	29,000	880,000	425.5	30.5	586.5	282.3	76.0	482.9
Warrants issued for legal services	77,000	—	—	104.0	—	—	71.2	—	—
	627,000	104,000	1,000,000	$772.2	$145.3	$729.4	$474.9	$202.7	$613.8

The weighted average estimated fair value of warrants issued for services in the years ended December 31, 2010, 2009 and 2008 was $1.23, $1.40, and $.73, respectively. The fair value of warrants at the date of grant was estimated using the Black-Scholes option pricing model. The expected volatility is based upon historical volatility of the Company’s stock. The expected term is based upon the contractual term of the warrants.

The range of assumptions made in calculating the fair values of warrants issued for services were as follows:

	Years Ended December 31,
	2010	2009	2008
Expected term (in years)	3 to 5	5	5
Expected volatility	86% – 124%	168% – 214%	121% – 144%
Expected dividend yield	0%	0%	0%
Risk-free interest rate	.64% – 2.65%	1.90% – 2.16%	3.34% – 3.76%

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 9 — Shareholders’ Equity  – (continued)

Activity related to warrants outstanding for the years ended December 31, 2010, 2009, and 2008 was as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balance at December 31, 2007	1,987,938	$7.16
Granted	3,385,709	1.70
Exercised	—	—
Expired	(51,314)	9.51
Cancelled	—	—
Balance at December 31, 2008	5,322,333	3.66
Granted	14,639,703	2.94
Exercised	—	—
Expired	(123,234)	7.86
Cancelled	—	—
Balance at December 31, 2009	19,838,802	3.00
Granted	5,792,896	1.99
Exercised	(2,025,000)	1.46
Expired	(1,613,191)	6.54
Cancelled	(150,000)	2.78
Balance at December 31, 2010	21,843,507	$2.62	3.9	$58,140

At December 31, 2010, the outstanding warrants by range of exercise prices were as follows:

	Warrants Outstanding			Warrants Exercisable
Range of Exercise Prices	Shares Outstanding December 31, 2010	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Shares Exercisable December 31, 2010	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price
$0.50 to $1.01	99,000	2.9	$0.88	83,000	2.8	$0.95
$1.01 to $1.99	4,611,702	4.3	1.79	1,267,709	2.8	1.69
$1.99 to $2.53	14,524,998	4.2	2.46	13,202,512	4.3	2.49
$2.53 to $5.99	929,928	2.0	3.16	929,928	2.0	3.16
$5.99 to $6.50	1,677,879	1.7	6.13	1,677,879	1.7	6.13
	21,843,507	3.9	$2.62	17,161,028	3.8	$2.82

The total fair value of shares vested for warrants issued for services during the years ended December 31, 2010, 2009 and 2008, was approximately $450,800, $216,100, and $600,600, respectively. As of December 31, 2010, there was approximately $166,200 of total unrecognized service cost related to unvested warrants of which approximately $9,300 is related to warrants that vest over a weighted average life of 1.3 years. The remaining balance of unrecognized service cost of $156,900 is related to warrants that vest based on the accomplishment of business milestones as to which expense begins to be recognized when such milestones become probable of being achieved.

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 9 — Shareholders’ Equity  – (continued)

Options

The Company’s 2003 Equity Participation Plan (the “2003 Equity Plan”) permits the grant of share options and shares to its employees, directors, consultants and advisors for up to 2,500,000 shares of Common Stock as stock-based compensation. The 2009 Equity Compensation Plan (the “2009 Equity Plan”) makes up to 13,750,000 shares of Common Stock of the Company (as of December 31, 2010) available for issuance to employees, consultants, advisors and directors of the Company and its subsidiaries pursuant to incentive or non-statutory stock options, restricted and unrestricted stock awards and stock appreciation rights.

All stock options under the 2003 Equity Plan and the 2009 Equity Plan are granted at the fair market value of the Common Stock at the grant date. Stock options vest either on the date of grant, ratably over a period determined at time of grant, or upon the accomplishment of specified business milestones, and generally expire 3, 5 or 10 years from the grant date depending on the status of the recipient as a consultant, advisor, employee or director of the Company.

The 2009 Equity Plan was originally adopted by the shareholders of the Company on May 8, 2009. On October 29, 2009, the shareholders of the Company approved an amendment to the 2009 Equity Plan to increase the number of shares of common stock available for issuance thereunder from 3,800,000 to 9,750,000. At the 2010 Annual Meeting of Shareholders of the Company held on June 2, 2010, the shareholders approved an amendment to increase this number to 13,750,000. At a Special Meeting of Shareholders of the Company held on January 18, 2011, the shareholders approved an amendment to increase this number to 17,750,000.

The 2003 Equity Plan and the 2009 Equity Plan are sometimes collectively referred to as the Company’s “U.S. Equity Plan.” The Company’s 2009 Non-U.S. Based Equity Compensation Plan (“Non-U.S. Plan”) makes up to 8,700,000 shares of Common Stock of the Company available for issuance. Persons eligible to receive restricted and unrestricted stock awards, options, stock appreciation rights or other awards under the Non-U.S. Plan are those service providers to the Company and its subsidiaries and affiliates providing services outside of the United States, including employees and consultants of the Company and its subsidiaries and affiliates, who, in the opinion of the Compensation Committee, are in a position to contribute to the Company’s success. Options vest either on the date of grant, ratably over a period determined at time of grant, or upon the accomplishment of specified business milestones, and generally expire 3, 5 or 10 years from the grant date depending on the status of the recipient as a consultant, advisor, employee or director of the Company.

The Non-U.S. Plan was originally adopted by the shareholders of the Company on October 29, 2009. At the 2010 Annual Meeting of Shareholders of the Company held on June 2, 2010, the shareholders approved an amendment to increase the number of shares of common stock authorized for issuance thereunder from 4,700,000 to 8,700,000.

The Company’s results include share-based compensation expense of approximately $6,324,500, $7,380,200, and $1,986,100 for the years ended December 31, 2010, 2009, 2008, respectively. Options vesting on the accomplishment of business milestones will not be recognized for compensation purposes until such milestones are deemed probable of accomplishment. At December 31, 2010 there were options to purchase 1,678,575 shares outstanding that will vest upon the accomplishment of business milestones and will be accounted for as an operating expense when such business milestones are deemed probable of accomplishment.

The weighted average estimated fair value of stock options granted in the years ended December 31, 2010, 2009 and 2008 were $1.59, $1.96, and $1.45, respectively. The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model. The expected volatility is based upon historical volatility of the Company’s stock. The expected term is based upon observation of actual time elapsed between date of grant and exercise of options for all employees.

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 9 — Shareholders’ Equity  – (continued)

The range of assumptions made in calculating the fair values of options were as follows:

	Years Ended December 31,
	2010	2009	2008
Expected term (in years)	2 to 10	10	10
Expected volatility	86% – 122%	149% – 217%	100% – 181%
Expected dividend yield	0%	0%	0%
Risk-free interest rate	0.34% – 3.80%	2.98% – 3.81%	3.64% – 4.19%

Activity related to stock options outstanding under the U.S. Equity Plan was as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balance at December 31, 2007	1,113,800	$5.66
Granted	928,000	1.52
Exercised	(2,500)	0.75
Expired	—	—
Cancelled	(314,000)	2.82
Balance at December 31, 2008	1,725,300	3.96
Granted	6,727,274	1.85
Exercised	—	—
Expired	(2,000)	7.00
Cancelled	(110,000)	1.79
Balance at December 31, 2009	8,340,574	1.87
Granted	1,955,000	1.85
Exercised	(90,000)	1.56
Expired	—	—
Cancelled	(273,360)	1.86
Balance at December 31, 2010	9,932,214	$1.87	7.5	$36,010

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares Outstanding December 31, 2010	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Shares Exercisable December 31, 2010	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price
$0.71 to $1.89	4,846,000	8.2	$1.68	2,633,501	8.2	$1.68
$1.89 to $1.96	3,063,664	5.9	1.91	2,463,423	5.8	1.91
$1.96 to $4.96	1,971,200	8.4	2.10	1,422,867	8.0	2.06
$4.96 to $7.01	27,250	4.6	5.60	27,250	4.6	5.60
$7.01 to $15.00	24,100	4.0	11.76	24,100	4.0	11.76
	9,932,214	7.5	$1.87	6,571,141	7.2	$1.90

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 9 — Shareholders’ Equity  – (continued)

Activity related to stock options outstanding under the Non U.S. Equity Plan was as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balance at December 31, 2008	—	$—
Granted	1,650,000	2.04
Exercised	—	—
Expired	—	—
Cancelled	—	—
Balance at December 31, 2009	1,650,000	2.04
Granted	2,000,000	2.01
Exercised	—	—
Expired	—	—
Cancelled	(550,000)	2.04
Balance at December 31, 2010	3,100,000	$2.02	9.3	$—

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares Outstanding December 31, 2010	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Shares Exercisable December 31, 2010	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price
$1.65 to $1.93	750,000	9.7	$1.60	—	—	$—
$1.93 to $2.08	1,100,000	8.8	2.04	266,666	8.8	2.04
$2.08 to $2.22	650,000	9.4	2.16	150,000	9.4	2.16
$2.22 to $2.36	600,000	9.5	2.36	200,000	9.5	2.36
	3,100,000	9.3	$2.02	616,666	9.2	$2.17

The total fair value of shares vested during the years ended December 31, 2010, 2009 and 2008 was approximately $6,191,800, $4,788,600 and $1,329,900, respectively.

The number of remaining shares authorized to be issued under the various equity plans are as follows:

	US Equity Plan	Non US Equity Plan
Shares Authorized for Issuance under 2003 Equity Plan	2,500,000	—
Shares Authorized for Issuance under 2009 Equity Plan	13,750,000	—
Shares Authorized for Issuance under Non US Equity Plan	—	8,700,000
	16,250,000	8,700,000
Outstanding Options – US Equity Plan	(9,932,214)	—
Exercised Options	(92,500)	—
Outstanding Options – Non US Equity Plan	—	(3,100,000)
Restricted stock or equity grants issued under Equity Plans	(2,164,555)	(885,000)
Total common shares remaining to be issued under the Option Plans	4,060,731	4,715,000

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 9 — Shareholders’ Equity  – (continued)

As of December 31, 2010, there was approximately $7,688,500 of total unrecognized compensation costs related to unvested stock option awards of which approximately $5,034,000 is related to stock options that vest over a weighted average life of 2.07 years. The remaining balance of unrecognized compensation costs of $2,654,500 is related to stock options that vest based on the accomplishment of business milestones which expense begins to be recognized when such milestones become probable of being achieved.

Note 10 — Income Taxes

Loss from operations before income taxes and noncontrolling interest is as follows (in thousands):

	Years Ended December 31,
	2010	2009	2008
United States	$(25,883.0)	$(24,640.9)	$(9,242.1)
Foreign	7,036.9	(1,267.2)
	$(18,846.1)	$(25,908.1)	$(9,242.1)

The provision for income taxes was as follows (in thousands):

	Years Ended December 31,
	2010	2009	2008
Current
US Federal	$—	$—	$—
State and local	—	—	—
Foreign	1,381.6	344.2	—
	$1,381.6	$344.2	$—
Deferred
US Federal	$—	$—	$—
State and local	—	—	—
Foreign	(830.7)	(302.5)	—
	$(830.7)	$(302.5)	$—
Total
US Federal	$—	$—	$—
State and local	—	—	—
Foreign	550.9	41.7	—
	$550.9	$41.7	$—

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 10 — Income Taxes  – (continued)

The provision for income taxes exceeds the amount of income tax benefit determined by applying the U.S. Federal statutory rate of 34% to income before income taxes as a result of the following:

	Years Ended December 31,
	2010	2009	2008
U.S. Federal benefit at statutory rate	$(6,407.7)	$(8,808.8)	$(3,142.3)
State and local benefit net of U.S. Federal tax	(2,509.4)	(2,587.3)	(970.4)
Permanent non deductible expenses for U.S. taxes	1,838.1	2,931.1	647.3
Foreign tax rate differential on current income	(1,841.7)	472.5	—
Reduction in deferred tax assets primarily related to deductibility of certain share-based compensation	2,938.6	—	—
True-up of prior year net operating loss	(413.6)	—	—
Writedown of net operating losses due to Section 382 limitations	1,932.6	7,010.0	—
Valuation allowance for deferred tax assets	5,014.0	1,024.2	3,465.4
Tax provision	$550.9	$41.7	$—

Deferred income taxes at December 31, 2010 and 2009 consist of the following:

	December 31,
	2010	2009
Deferred Tax Assets:
Accumulated net operating losses (tax effected)	$17,236.0	$11,760.0
Deferred revenue	60.8	121.0
Contingent accounts payable	175.4	27.0
Share-based compensation	2,393.0	5,369.0
Damages for patent infringement	189.6	—
Write off of abandoned assets	169.7	—
Inventory reserve	17.1	—
Charitable contributions	176.0	11.0
Bad debt provision	65.8	13.0
Goodwill	164.0	(65.0)
Deferred tax assets prior to tax credit carryovers and net operating loss carryovers	20,647.4	17,236.0
Deferred Tax Liabilities:
Accumulated depreciation	(80.0)	(29.0)
Intangible and indefinite lived assets	(5,857.4)	(5,946.5)
Lease rights	(85.1)	(131.5)
Land use rights	(735.5)	(718.0)
Deferred tax liabilities	(6,758.0)	(6,825.0)
	13,889.4	10,411.0
Valuation reserve	(20,081.0)	(17,207.0)
Net deferred tax liability	$(6,191.6)	$(6,796.0)

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 10 — Income Taxes  – (continued)

The Tax Reform Act of 1986 enacted a complex set of rules limiting the utilization of net operating loss carryforwards (“NOL”) to offset future taxable income following a corporate ownership change. The Company’s ability to utilize its NOL carryforwards is limited following a change in ownership in excess of fifty percentage points during any three-year period.

Since the year 2000, the Company has had several changes in ownership which has resulted in a limitation on the Company’s ability to apply net operating losses to future taxable income. As of December 31, 2010 the Company has lost $21,973,200, or $7,470,900 in tax benefits, of net operating losses applicable to Federal income taxes which expired due to these limitations. At December 31, 2010, the Company had net operating loss carryforwards of approximately $39,590,500 applicable to future Federal income taxes. The tax loss carryforwards are subject to annual limitations and expire at various dates through 2030. The Company has recorded a full valuation allowance against its net deferred tax asset because it is more likely than not that such deferred tax assets will not be realized. The change in valuation allowance for 2010 is $2,874,000.

At the present time U.S. income and foreign withholding taxes have not been recognized on the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiaries which are essentially permanent in duration. This amount becomes taxable upon a repatriation of assets from the subsidiary or a sale or liquidation of the subsidiary. The amount of such temporary differences totaled $6,626,600. Determination of the amount of any unrecognized deferred income tax liability on this difference is not practical.

Note 11 — Segment Information

The Company’s financial information broken down by reportable segment was as follows (in thousands):

	Years Ended December 31,
	2010	2009	2008
Revenues
Pharmaceutical Manufacturing — China	$69,584.3	$11,386.7	$—
Cell Therapy — United States	181.1	178.4	83.5
Regenerative Medicine — China	55.9	—	—
	$69,821.3	$11,565.1	$83.5
Income (loss) from operations
Pharmaceutical Manufacturing — China	$8,475.9	$487.3	$—
Cell Therapy — United States	(9,690.4)	(5,875.2)	(2,832.4)
Regenerative Medicine — China	(1,427.1)	(1,753.5)	—
Corporate office	(16,236.7)	(18,727.5)	(6,401.1)
	$(18,878.3)	$(25,868.9)	$(9,233.5)
Total assets
Pharmaceutical Manufacturing — China	$125,133.7	$104,899.5	$—
Cell Therapy — United States	1,241.2	2,033.0	1,361.5
Regenerative Medicine — China	5,032.9	2,019.0	—
Corporate office	11,616.9	2,124.8	462.8
	$143,024.7	$111,076.3	$1,824.3

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 12 — Related Party Transactions

On April 30, 2009, the Company entered into a License and Referral Agreement with Promethean Corporation, now Ceregenex Corporation (“Ceregenex”), through its subsidiary Ceres Living, Inc. (“Ceres”) to use certain Company marks and publications in connection with certain sales and marketing activities relating to Ceregenix’s nutritional supplement known as AIO Premium Cellular (the “Product”); and in connection with the license, Ceres will pay to the Company or the Stem for Life Foundation as reviewed and approved by the Board of Directors of the Company, specified fees for each unit of the Product sold; and Ceres shall engage in a referral service with respect to the Company’s adult stem cell collection and storage activities. Ceres will receive a specified fee from the Company for each client referred who completes and pays for a stem cell collection. The term of the agreement is three years with each party having the right to renew annually, thereafter. The former CEO of Ceregenex is in an exclusive relationship with the CEO of the Company. The Company has earned $15,354 and $6,320 in royalties in connection with this agreement during the twelve months ended December 31, 2010 and 2009, respectively. The royalty payments were not material in 2009. Additionally Ceregenex has been responsible for referral of certain clients for the Company’s stem cell collection business and receives a commission of 10% for such referrals. Through December 31, 2010 these commissions were not significant.

At December 31, 2010, Erye owed EET, the 49% shareholder of Erye, $8,301,400. Included in the amounts owed to EET are:

•	Dividends paid and loaned back to Erye amounting to $7,965,300 and accrued interest of $571,300, the interest rate on this loan is 5.31%. Erye made an interest payment of approximately $198,500 in February 2010. The loan agreement does not define a fixed repayment date or schedule of payments but does call for repayment after construction of the new manufacturing facility is completed.
•	Non interest bearing advances to EET of $636,000; and
•	A non interest bearing loan from EET of $400,800 due 2011.

Note 13 — Commitments and Contingencies

On May 26, 2006, the Company entered into an employment agreement with Dr. Robin L. Smith, pursuant to which agreement, as amended to date, Dr. Smith serves as the Chief Executive Officer of the Company. Effective as of September 27, 2009, Dr. Smith’s annual base salary was $332,750, and is increased by 10% annually after that date. On July 29, 2009, the Company amended the terms of its employment agreement with Dr. Smith by means of a letter agreement to extend the term of Dr. Smith’s employment to December 31, 2011 and subject to the consummation of the Erye Merger with CBH (which Erye Merger was consummated on October 30, 2009), award Dr. Smith a $275,000 cash bonus for 2009 and comparable minimum annual bonuses for 2010 and 2011. The Company maintains key-man life insurance on Dr. Smith in the amount of $3,000,000. As of October 29, 2009, the Compensation Committee approved the reimbursement to Dr. Smith of premiums, up to $4,000 annually, for disability insurance covering Dr. Smith. The Company has also agreed to pay membership and annual fees for a club in New York of Dr. Smith’s choice for business entertaining and meetings, a car allowance equal to $1,000 per month and reimbursement for life insurance premiums up to $1,200 per month.

Per Dr. Smith’s January 26, 2007 letter agreement with the Company, upon termination of Dr. Smith’s employment by the Company without cause or by Dr. Smith with good reason, the Company shall pay to Dr. Smith her base salary at the time of termination for the two year period following such termination. Dr. Smith’s September 27, 2007 letter agreement provides that such payment of severance can be made instead in 12 equal monthly installments beginning the date of termination. In addition, per Dr. Smith’s May 26, 2006 employment agreement, upon termination of Dr. Smith’s employment by the Company without cause or by Dr. Smith for good reason, Dr. Smith is entitled to: (i) a pro-rata bonus based on the annual bonus received for the prior year; (ii) COBRA payments for a one year period; and (iii) have all options that would have vested during the 12-month period following the date of termination, become fully vested and, together

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 13 — Commitments and Contingencies  – (continued)

with all other fully vested options, remain exercisable for a maximum of 48 months (but in no event longer than the original term of exercise.) Upon termination of Dr. Smith’s employment by the Company for cause or by Dr. Smith without good reason, Dr. Smith is entitled to: (i) the payment of all amounts due for services rendered under the agreement up until the termination date; and (ii) have all vested options remain exercisable for a period of ninety days (all stock options which have not vested shall be forfeited.) Upon termination for death or disability, Dr. Smith (or her estate) is entitled to: (i) the payment of all amounts due for services rendered under the agreement until the termination date; (ii) family COBRA payments for the applicable term; and (iii) have all vested options remain exercisable for a maximum of 48 months (but in no event longer than the original term of exercise).

Per Dr. Smith’s May 26, 2006 employment agreement, upon a change in control of the Company, options held by Dr. Smith shall be governed by the terms of applicable agreements and equity compensation plans, but in any event at least 75% of Dr. Smith’s then unvested options shall become immediately vested and exercisable upon a change in control. Further, in the event Dr. Smith voluntarily terminates her employment without good reason following a change in control, Dr. Smith shall be entitled to: (i) the payment of base salary for one year; (ii) a pro-rata bonus based on the annual bonus received for the prior year; (iii) COBRA payments for a one year period; and (iv) have all options which would have vested during the 12-month period following the date of termination, become fully vested and, together with all other fully vested options, remain exercisable for a maximum of 48 months (but in no event longer than the original term of exercise).

On January 26, 2007, the Company entered into an employment agreement with Catherine M. Vaczy pursuant to which agreement, as amended to date, Ms. Vaczy continues to serve as the Company’s Vice President and General Counsel.

Ms. Vaczy’s January 26, 2007 employment agreement, as amended on January 9, 2008 and August 29, 2008, or the Original Agreement, expired by its terms on December 31, 2008. However, effective July 8, 2009, the Company entered into another letter agreement, or the Extension, with Ms. Vaczy pursuant to which the Original Agreement was extended, subject to certain different and additional terms. The Extension provides that Ms. Vaczy’s base salary during the one-year term will be $182,500. The Extension additionally provides for (i) a 25,000 share stock award upon execution under the 2009 Plan where the Company also pays the associated payroll taxes; and (ii) a $5,000 cash bonus upon each of two milestone objectives established by the Board of Directors (one of which was met in the fourth quarter of 2009 and the other in the first quarter of 2010). Pursuant to the Original Agreement, as extended and otherwise amended to date, Ms. Vaczy was also entitled to payment of certain perquisites and/or reimbursement of certain expenses incurred by her in connection with the performance of her duties and obligations under the letter agreement (including a car allowance equal to $1,000 per month), and to participate in any incentive and employee benefit plans or programs which may be offered by the Company and in all other plans in which the Company executives participate.

As of October 29, 2009, the Compensation Committee of the Board (i) awarded Ms. Vaczy a $50,000 cash bonus, 50% of which was payable in 2009 and the remaining 50% payable upon the achievement of a business milestone (which was achieved in February 2010), (ii) increased Ms. Vaczy’s salary from $182,500 to $191,000 effective as of November 1, 2009, and (iii) approved the payment of dues to a private club of Ms. Vaczy’s choosing for business entertaining and meetings (not to exceed $6,000 annually).

In the event Ms. Vaczy’s employment is terminated prior to the end of the term, for any reason, earned but unpaid cash compensation and unreimbursed expenses due as of the date of such termination would be payable in full. In addition, in the event Ms. Vaczy’s employment is terminated prior to the end of the term for any reason other than by the Company with cause or Ms. Vaczy without good reason, Ms. Vaczy or her executor of her last will or the duly authorized administrator of her estate, as applicable, would be entitled to receive certain specified severance payments, paid in accordance with the Company’s standard payroll practices for executives. In no event would such payments exceed the remaining salary payments in the term.

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 13 — Commitments and Contingencies  – (continued)

Any severance payments set forth in the Original Agreement to which Ms. Vaczy may become entitled shall be based on Ms. Vaczy’s then salary for a three month and not an annual period. In the event her employment is terminated prior to the end of the term by the Company without cause or by Ms. Vaczy for good reason, all options granted by the Company will immediately vest and become exercisable in accordance with their terms. Any options provided for in the Extension, as well as other options granted or to be granted to Ms. Vaczy, shall remain exercisable despite any termination of employment for a period of not less than two years from the date of termination of employment.

On July 7, 2010, pursuant to a letter agreement (the “Employment Agreement Extension”) entered into with Catherine M. Vaczy, Esq., the Company’s Vice President and General Counsel, the Company extended Ms. Vaczy’s employment agreement dated January 26, 2007, as amended on January 9, 2008 and August 29, 2008 and reinstated and extended on July 8, 2009 for a one year term (as so amended and extended, the “Original Employment Agreement”). The Employment Agreement Extension was effective as of July 7, 2010 (the “Effective Date”) and continues through December 31, 2011 (as extended, the “Term”). The Employment Agreement Extension provides that during the Term, Ms. Vaczy shall receive (i) a base salary of $211,000 per annum which will be increased by ten percent (10%) on the one year anniversary of the Effective Date; (ii) a bonus of $50,000, half of which was payable upon the Effective Date and half of which was payable upon achievement of a business milestone in January 2011; (iii) a minimum bonus of $60,000 during the second year of the Term; (iv) an option (the “Option”) on the Effective Date under the Company’s 2009 Plan to purchase 350,000 shares of the Company’s common stock, which shall vest and become exercisable as to 100,000 shares on the one year anniversary of the Effective Date, 50,000 shares on December 31, 2011, and as to the remaining 200,000 shares upon the achievement of specified business milestones (of which 150,000 vested in January 2011), the per share exercise price of the Option is equal to the closing price of the common stock on the Effective Date and the Option is subject to all the terms and conditions of the 2009 Plan; (v) the costs of personal stem cell collection; and (vi) business club dues not to exceed $5,000 annually. Except as set forth in the Employment Agreement Extension, the terms of the Original Employment Agreement remain unchanged.

Pursuant to the terms of the Director Compensation Plan adopted on November 4, 2009, as amended, each non-employee director of the Company, including directors who are employees of partially owned joint ventures, are entitled to quarterly cash compensation equal to $15,000, payable in arrears. Based on the current Board structure, this will equal approximately $360,000 annually.

As of October 2, 2009, the Company entered into indemnification agreements with its Chief Executive Officer, Chief Financial Officer, General Counsel, certain other employees and each of its directors pursuant to which the Company has agreed to indemnify such party to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is the Company’s director, officer, employee, agent or fiduciary.

The Company entered into an agreement for the lease of executive office space from SLG Graybar Sublease LLC at Suite 450, 420 Lexington Avenue, New York, NY 10170 with a lease term effective April 1, 2009 through June 30, 2013. This serves as the Company’s corporate headquarters. The base monthly rent, which includes storage space, is currently approximately $21,500 per month, scheduled to increase to approximately $22,000 in July 2011. Pursuant to this lease, the Company is obligated to pay on a monthly basis fixed annual rent and certain items as additional rent including utility payments. The security deposit for this property was approximately $157,100.

In September 2009, the Company entered into an agreement for the lease of space from Rivertech Associates II, LLC, c/o The Abbey Group at 840 Memorial Drive, Cambridge, Massachusetts with a lease term effective September 1, 2009 through August 31, 2012. The space is being used for general office, research and development, and laboratory space (inclusive of an adult stem cell collection center). The base rent under this lease is currently $29,737 per month, scheduled to increase to $30,750 per month in

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 13 — Commitments and Contingencies  – (continued)

September 2011. In addition, the Company is responsible for certain costs and charges specified in the lease, including utilities, operating expenses and real estate taxes. The security deposit was $84,141. The Company is assessing its need for the Cambridge facility going forward given the acquisition of PCT with its Allendale, NJ and Mountain View, CA facilities.

In May 2009, Neo Bio-Technology, one of the Company’s two VIEs in China, entered into leases (assigned to NeoStem (China) in February 2010) with Beijing Zhong-guan-cun Life Science Park Development Corp., Ltd. pursuant to which NeoStem (China) is leasing laboratory, office and storage space in Beijing for the aggregate monthly amount of approximately $23,000. Lease payments are due quarterly in advance, and upon entering into the lease a three month security deposit was also paid. The term of the leases is for approximately three years. The Beijing Facility is located at the Life Science Innovation Center, Life Science Park, Zhongguancum, Beijing.

NeoBiotechnology has been leasing office space in Qingdao since August 2009. The current lease is effective through September 2011 at a monthly rent of approximately $1,300, payable as to half the total lease amount by September 2010 and as to the remaining half in March 2011. It is expected that NeoBiotechnology will move to Tianjin to take advantage of tax and other concessions that are being made available.

In November 2007, the Company entered into an acquisition agreement with UTEK Corporation (“UTEK”) and Stem Cell Technologies, Inc., a wholly owned subsidiary of UTEK (“SCTI”), pursuant to which the Company acquired all the issued and outstanding common stock of SCTI in a stock-for-stock exchange. SCTI contains an exclusive, worldwide license to a technology developed by researchers at the University of Louisville to identify and isolate rare stem cells from adult human bone marrow, called very small embryonic like stem cells. Concurrent with the SCTI acquisition, NeoStem entered into a sponsored research agreement (“SRA”) with the University of Louisville under which NeoStem has been supporting further research in the laboratory of Mariusz Ratajczak, M.D., Ph.D. a co-inventor of the VSELTM Technology and head of the Stem Cell Biology Program at the James Brown Cancer Center at the University of Louisville. The SRA, which has been periodically amended, called for payments in 2008 of $50,000, 2009 of $65,337, and 2010 of $86,068, all of which has been paid and recorded as research and development expense. An additional $95,128 is payable in 2011 until December 31, 2011, the end of the term.

Under a License Agreement entered into with the University of Louisville Research Foundation (“ULRF”) in November 2007, SCTI agreed to engage in a diligent program to develop the VSELTM Technology. Certain license fees and royalties are to be paid to ULRF from SCTI, and SCTI is responsible for all payments for patent filings and related applications. Portions of the license may be converted to a non-exclusive license if SCTI does not diligently develop the VSELTM Technology or terminated entirely if SCTI chooses to not pay for the filing and maintenance of any patents thereunder. Under the License Agreement, which has an initial term of 20 years, the Company has paid to date approximately $117,000, which has been recorded as research and development expense, consisting of various up-front fees, including $22,000 in connection with its May 2010 amendment, and is required to pay under the license certain other future fees including: (i) a specified non-refundable annual license maintenance fee upon issuance of the licensed patent in the United States; (ii) a specified royalty on net sales; (iii) specified milestone payments; and (iv) specified payments in the event of sublicensing. The License Agreement also contains certain provisions relating to “stacking,” permitting SCTI to pay royalties to ULRF at a reduced rate in the event it is required to also pay royalties to third parties exceeding a specified threshold for other technology in furtherance of the exercise of its patent rights or the manufacture of products using the VSELTM Technology.

In connection with the issuance to investors and service providers of many of the shares of the Company’s common stock and warrants to purchase common stock previously disclosed and described herein, the Company granted the holders registration rights providing for the registration of such shares of common stock and shares of common stock underlying warrants on a registration statement to be filed with the Securities and Exchange Commission so as to permit the resale of those shares. Certain of the registration

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 13 — Commitments and Contingencies  – (continued)

rights agreements provided for penalties for failure to file or failure to obtain an effective registration statement. With respect to satisfying its obligations to the holders of these registration rights, the Company is in various positions. The Company filed a registration statement as required for some of the holders, but to date, the Company has not had such registration statement declared effective. As to some holders, the Company has not yet satisfied its obligation to file. Certain holders with outstanding registration rights have previously waived their registration rights or were subject to lock-up agreements. No holder has yet asserted any claim against the Company with respect to a failure to satisfy any registration obligations. Were someone to assert a claim against the Company for breach of registration obligations, the Company believes it has several defenses that would result in relieving it from some or any liability, although no assurances can be given. The Company also notes that damage claims may be limited, as (i) most, if not all, shares of Common Stock as to which registration rights attached are currently salable under Rule 144 of the Securities Act or are otherwise currently subject to other restrictions on sale and (ii) during much of the relevant periods the warrants with registration rights generally have been out of the money, were subject to lock-up agreements and/or the underlying shares of Common Stock were otherwise subject to restrictions on resale. Accordingly, were holders to assert claims against the Company based on breach of the Company’s obligation to register, the Company believes that the Company’s maximum exposure from non-related parties would not be material.

Xiangbei Welman Pharmaceutical Co., Ltd. v Suzhou Erye Pharmaceutical Co., Ltd. and Hunan Weichu Pharmacy Co., Ltd.  involves a patent infringement dispute with respect to a particular antibiotics complex manufactured by Erye (the “Product”). The Changsha Intermediate People’s Court in Hunan Province, PRC in the foregoing case rendered a judgment on May 13, 2010 against Erye as follows: (i) awarding plaintiff Xiangbei Welman damages and costs of approximately 5 million RMB (approximately $750,000) against Erye which was fully accrued for at December 31, 2010; and (ii) enjoining Erye from manufacturing, marketing and selling the Product. The Product represented less than 3% and 3%, respectively, of Erye’s sales in 2009 and 2010, respectively. Erye has appealed the court judgment, and is also engaged in settlement negotiations. On March 21, 2011, Changsha Intermediate Court issued a civil decision suspending the execution of the Preliminary Injunction. Therefore, Erye is currently free to produce, sell or offer to sell the product.

A related but separate lawsuit entitled Xiangbei Welman Pharmaceutical Co., Ltd. v Suzhou Erye Pharmaceutical Co., Ltd. and Hunan Weichu Pharmacy Co., Ltd.,  involves a copyright infringement dispute with respect to package inserts of the same Product. The Changsha Intermediate People’s Court in Hunan Province, PRC rendered a decision on August 3, 2010 against Erye, dismissing its appeal from a lower court’s judgment made by the People’s Court of Yuelu District, Changsha City, which (i) enjoins Erye from copying and using the package inserts for the Product and selling the drugs with the aforesaid package inserts; and (ii) awarding Welman economic losses of approximately 50,000 RMB (approximately $7,500) against Erye. This decision is final.

At October 31, 2009, Erye had a statutory reserve of $1,126,300. The laws and regulations of the PRC require that before a foreign invested enterprise can legally distribute profits, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions determined at the discretion of the board of directors, after the statutory reserves. To fund its statutory reserve requirement, Erye is required to set aside a certain percentage of their accumulated after-tax profit each year, if any, to fund certain mandated reserve funds of at least 10% each year until its reserves have reached at least 50% of its registered capital, The statutory reserves include the surplus reserve fund and the common welfare fund. The amount of the statutory reserve at December 31, 2010 and December 31, 2009 was determined to be $2,234,600 and $1,126,300, respectively and no further allocations were required.

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 13 — Commitments and Contingencies  – (continued)

The Company leases office and laboratory facilities and certain equipment under certain noncancelable operating leases that expire from time to time through 2015. A summary of future minimum rental payments required under operating leases that have initial or remaining terms in excess of one year as of December 31, 2010 are as follows (in thousands):

Years Ending December 31,	Operating Leases
2011	$1,239.9
2012	885.6
2013	317.7
2014	37.6
2015	20.2
Thereafter	72.0
Total minumum lease payments	$2,573.0

Expense incurred under operating leases was approximately $889,200, $398,300, and $226,100, for the years ended December 2010, 2009, and 2008, respectively.

Note 14 — Subsequent Events

PCT Merger

On January 19, 2011 (the “Closing Date”), NBS Acquisition Company LLC (“Subco”), a newly formed wholly-owned subsidiary of NeoStem, merged (the “PCT Merger”) with and into Progenitor Cell Therapy, LLC, a Delaware limited liability company (“PCT”), with PCT as the surviving entity, in accordance with the terms of the Agreement and Plan of Merger, dated September 23, 2010 (the “PCT Merger Agreement”), among NeoStem, PCT and Subco. As a result of the consummation of the PCT Merger, NeoStem acquired all of the membership interests of PCT, and PCT is now a wholly-owned subsidiary of NeoStem.

Pursuant to the terms of the PCT Merger Agreement, all of the membership interests of PCT outstanding immediately prior to the effective time of the PCT Merger (the “Effective Time”) were converted into the right to receive, in the aggregate, (i) 10,600,000 shares of the common stock, par value $0.001 per share, of NeoStem (the “NeoStem Common Stock”) (reflecting certain final price adjustments agreed to at the closing) and (ii) warrants to purchase an aggregate 3,000,000 shares of NeoStem Common Stock as follows:

(i)	common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem Common Stock, exercisable over a seven year period at an exercise price of $7.00 per share (the “$7.00 Warrants”), and which will vest only if a specified business milestone (described in the PCT Merger Agreement) is accomplished within three (3) years of the Closing Date of the PCT Merger; and
(ii)	common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem Common Stock exercisable over a seven year term at an exercise price of $3.00 per share (the “$3.00 Warrants”); and
(iii)	common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem Common Stock exercisable over a seven year period at an exercise price of $5.00 per share (the “$5.00 Warrants” and, collectively with the $7.00 Warrants and the $3.00 Warrants, the “Warrants”).

The Warrants are redeemable in certain circumstances. Transfer of the shares issuable upon exercise of the Warrants is restricted until the one year anniversary of the Closing Date.

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 14 — Subsequent Events  – (continued)

In accordance with the PCT Merger Agreement, NeoStem has deposited into an escrow account with the escrow agent (who is initially NeoStem’s transfer agent), 10,600,000 shares of NeoStem Common Stock for eventual distribution to the former members of PCT (subject to downward adjustment to satisfy any indemnification claims of NeoStem, all as described in the PCT Merger Agreement).

The issuance of NeoStem securities in the PCT Merger was approved at a special meeting of shareholders of NeoStem held on January 18, 2011 (the “NeoStem Special Meeting”), on which date the PCT Merger was also approved at a special meeting of members of PCT.

The description of the PCT Merger contained in this Note 14 does not purport to be complete and is qualified in its entirety by reference to the PCT Merger Agreement, which is attached to NeoStem’s Joint Proxy Statement/Prospectus dated December 16, 2010 and filed with the Securities and Exchange Commission on December 17, 2010 (the “Joint Proxy Statement/Prospectus”), the Warrant Agreement between NeoStem and Continental Stock Transfer & Trust Company, and the forms of $3.00 Global Warrant, $5.00 Global Warrant and $7.00 Global Warrant attached thereto, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated January 18, 2011 (the “Form 8-K”) and the escrow agreement, which is filed as Exhibit 10.4 to the Form 8-K, respectively.

Amendment to the 2009 Plan

At the NeoStem Special Meeting held on January 18, 2011, the shareholders of NeoStem duly approved an amendment to the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”) to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder by 4,000,000 shares (that is, from 13,750,000 shares to 17,750,000 shares), and NeoStem thereupon effected such amendment to the 2009 Plan. Persons eligible to receive restricted and unrestricted stock awards, options, stock appreciation rights or other awards under the 2009 Plan are those employees, consultants and directors of NeoStem and its subsidiaries who, in the opinion of the Compensation Committee of NeoStem’s Board of Directors, are in a position to contribute to NeoStem’s success.

Financing

On March 3, 2011, the Company consummated a private placement pursuant to which five persons and entities acquired an aggregate of 2,343,750 shares of Common Stock for an aggregate consideration of $3,000,000 (purchase price $1.28 per share). The investors included Steven S. Myers (one of the Company’s directors) (who purchased 390,625 shares) and Dr. Andrew L. Pecora (the Chief Medical Officer of the Company’s subsidiary PCT) (who purchased 78,125 shares). On April 5, 2011, we consummated a private placement pursuant to which nine persons and entities acquired an aggregate of 1,244,375 shares of Common Stock for an aggregate consideration of $1,592,800 (purchase price $1.28 per share).

Compensation Matters

On April 4, 2011, the Company entered into an amendment of its May 26, 2006 employment agreement with Dr. Robin L. Smith, pursuant to which, as previously amended (the “Agreement”), Dr. Smith serves as Chairman of the Board and Chief Executive Officer of the Company. Pursuant to the amendment, (i) the term of the Agreement was extended from December 31, 2011 to December 31, 2012; (ii) Dr. Smith will receive cash bonuses on October 1, 2011 and 2012 in the minimum amount of 110% of the prior year’s bonus; (iii) a failure to renew the Agreement at the end of the term regardless of reason shall be treated as a termination by the Company without cause; (iv) the Company shall pay Dr. Smith her base salary and COBRA premiums (a) for one year in the event of a termination of the agreement by Dr. Smith for other than good reason and (b) during any period during which she is bound by non-competition, non-solicitation or similar covenants with the Company (such payments shall not be made during the time Dr. Smith is also receiving payments under (iii) or (iv)(a)); (v) Dr. Smith was granted an option to purchase 1,500,000 shares of Common Stock at a per share exercise price equal to the closing price of the Common Stock on the date of the amendment,

NEOSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 14 — Subsequent Events  – (continued)

vesting as to 500,000 shares on each of the date of grant, December 31, 2011 and December 31, 2012; (vi) all other unvested options held by Dr. Smith were immediately vested; (vii) any vested options previously or hereafter granted to Dr. Smith during the remainder of the term shall remain exercisable following termination of employment for the full option term until the expiration date; (viii) the Company agreed that, with the exception of the period of time during which Dr. Smith is a Company affiliate and for 90 days thereafter (during which time any shares owned by or issued to Dr. Smith will bear the Company’s standard affiliate legend), the Company will not place legends on shares on Common Stock owned by Dr. Smith restricting the transfer of such shares so long as such shares are sold under an effective registration statement, pursuant to Rule 144 or are eligible for sale under Rule 144 without volume limitations; and (ix) if Dr. Smith ceases to be employed by the Company and for so long as she continues to own shares of Common Stock the sale of which would require that the current public information requirement of Rule 144 be met, the Company will use its reasonable best efforts to timely meet those requirements or obtain appropriate extensions or otherwise make available such information as is required. Except as set forth in the amendment, the Agreement remains unchanged.

On April 4, 2011, the Compensation Committee of the Board of Directors issued options to purchase an aggregate of up to approximately 2,550,000 shares of Common Stock to Company employees, officers, advisors and consultants in a company-wide grant. An aggregate of 1,250,000 of such options were issued to executive officers. The per share exercise price was the closing price on the date of grant.

NEOSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2011	December 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$4,850,411	$15,612,391
Short term investments	546	512
Restricted cash	4,897,447	3,381,369
Accounts receivable trade, net of allowance for doubtful accounts of $356,353 and $210,977, respectively	7,351,964	5,871,474
Inventory	25,008,682	21,023,388
Prepaids and other current assets	1,252,463	993,711
Total current assets	43,361,513	46,882,845
Property, plant and equipment, net	50,285,625	36,998,241
Land use rights, net	4,850,156	4,807,834
Goodwill	37,216,041	27,002,044
Intangible assets, net	31,191,713	24,466,597
Other assets	3,427,356	2,867,188
	$170,332,404	$143,024,749
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$9,267,301	$14,286,929
Accrued liabilities	4,899,097	2,772,019
Bank loans	7,735,000	3,034,000
Notes payable	11,056,948	9,568,398
Mortgages payable – current	185,366	—
Income taxes payable	672,979	1,242,911
Deferred income taxes	780,594	232,075
Unearned revenues	4,169,549	1,708,280
Total current liabilities	38,766,834	32,844,612
Long-term Liabilities
Deferred income taxes	9,498,656	5,959,508
Deferred rent liability	19,730	45,489
Unearned revenues	250,386	282,518
Mortgages payable	3,534,871	—
Derivative liabilities	2,276,011	2,571,367
Amount due related parties	20,009,605	8,301,361
Total long-term liabilities	35,589,259	17,160,243
Commitments and Contingencies
Redeemable Securities
Convertible Redeemable Series E Preferred Stock; 10,582,011 shares designated, liquidation value $1.00 per share; issued and outstanding 9,014,306 and 10,582,011 shares, at June 30, 2011 and December 31, 2010, respectively	5,901,830	6,532,275
	5,901,830	6,532,275
EQUITY
Shareholders’ Equity
Preferred stock; authorized, 20,000,000 shares Series B convertible redeemable preferred stock liquidation value, 1 share of common stock, $.01 par value; 825,000 shares designated; issued and outstanding, 10,000 shares at June 30, 2011 and December 31, 2010	100	100
Common stock, $.001 par value, authorized 500,000,000 shares; issued and outstanding, 82,247,287 and 64,221,130 shares, at June 30, 2011 and December 31, 2010, respectively	82,247	63,813
Additional paid-in capital	174,599,266	141,137,522
Accumulated deficit	(116,456,791)	(95,320,620)
Accumulated other comprehensive income	4,289,563	2,779,066
Total NeoStem, Inc. shareholders’ equity	62,514,385	48,659,881
Noncontrolling interests	27,560,096	37,827,738
Total equity	90,074,481	86,487,619
	$170,332,404	$143,024,749

See accompanying notes to consolidated financial statements.

NEOSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues	$18,460,723	$19,407,523	$38,101,836	$35,240,702
Cost of revenues	13,517,717	12,911,800	27,812,353	23,763,418
Gross profit	4,943,006	6,495,723	10,289,483	11,477,284
Research and development	2,370,468	2,133,172	5,283,727	3,433,542
Selling, general, and administrative	12,590,999	7,865,477	23,015,993	14,154,965
Operating loss	(10,018,461)	(3,502,926)	(18,010,237)	(6,111,223)
Other income (expense):
Other income (expense), net	600,315	149,571	337,592	(14,502)
Interest expense	(1,009,686)	(6,198)	(1,862,298)	(14,717)
	(409,371)	143,373	(1,524,706)	(29,219)
Loss from operations before provision for income taxes and noncontrolling interests	(10,427,833)	(3,359,553)	(19,534,942)	(6,140,442)
Provision for income taxes	110,059	402,259	702,707	905,203
Net loss	(10,537,892)	(3,761,812)	(20,237,649)	(7,045,645)
Less – net income attributable to noncontrolling interests	67,875	1,611,501	541,108	2,940,154
Net loss attributable to NeoStem, Inc.	(10,605,767)	(5,373,313)	(20,778,757	(9,985,799)
Preferred dividends	170,782	53,771	357,415	153,469
Net loss attributable to NeoStem, Inc. common shareholders	$(10,776,549)	$(5,427,084)	$(21,136,172	$(10,139,268)
Basic and diluted loss per share	$(0.13)	$(0.11)	$(0.27)	$(0.23)
Weighted average common shares outstanding	80,567,011	48,771,930	77,117,905	44,419,456

See accompanying notes to consolidated financial statements.

NEOSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net loss	$(20,237,649)	$(7,045,645)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock, stock options and warrants issued as payment for compensation, services rendered and interest expense	6,656,953	4,339,693
Depreciation and amortization	4,582,873	1,465,220
Loss on short term investments	—	34,717
Amortization of preferred stock discount and issuance cost	1,329,187	—
Changes in fair value of derivative liability	(295,356)	—
Write off of acquired in process research and development	927,000	—
Loss on disposal of assets	396,635	—
Charitable contributions paid with common stock	607,363	—
Bad debt expense	(29,442)	28,176
Deferred income taxes	(351,320)	(121,244)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(26,887)	(78,895)
Accounts receivable	(882,410)	(286,184)
Inventory	(1,495,358)	(3,331,720)
Unearned revenues	134,202	(647,749)
Other assets	97,248	(78,900)
Accounts payable, accrued expenses and other current liabilities	(4,678,560)	2,258,073
Net cash used in operating activities	(13,265,520)	(3,464,458)
Cash flows from investing activities:
Cash received in acquisition of PCT	227,942	—
Purchase of short term investments	(24)	(2,430,388)
Proceeds from short term investments	—	2,390,602
Change in restricted cash used as collateral for notes payable	(1,407,483)	639,944
Acquisition of property and equipment	(5,237,141)	(8,634,298)
Net cash used in investing activities	(6,416,706)	(8,034,140)
Cash flows from financing activities:
Net proceeds from the exercise of warrants	—	2,493,750
Net proceeds from the exercise of options	7,100	140,100
Net proceeds from issuance of capital stock	5,907,723	13,565,504
Payment from related party	644,414	375,135
Repayment of mortgage loan	(64,366)	—
Proceeds of bank loan	4,592,000	—
Proceeds from notes payable	10,950,616	11,046,833
Repayment of notes payable	(9,781,781)	(9,988,213)
Repayment of debt to related party	(3,406,043)	—
Repayment of bank loan	—	(2,209,500)
Payment of dividend	—	(222,922)
Net cash provided by financing activities	8,849,663	15,200,687
Impact of changes of foreign exchange rates	70,582	97,318
Net (decrease)/increase in cash and cash equivalents	(10,761,981)	3,799,407
Cash and cash equivalents at beginning of year	15,612,391	7,159,369
Cash and cash equivalents at end of period	$4,850,410	$10,958,776
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$1,333,800	$207,500
Taxes	1,634,500	999,800
Supplemental Schedule of non-cash investing activities
Acquisition of property and equipment	1,283,400	418,000
Capitalized interest	212,000	205,300
Supplemental schedule of non-cash financing activities
Common stock and warrants issued with the acquisition of PCT	17,866,200	—
Common stock issued pursuant to the redemption of Convertible Redeemable Series E 7% Preferred Stock	1,959,600	—
Common stock issued in payment of dividends for the Convertible Redeemable Series E 7% Preferred Stock	475,200	—
Financing costs for capital stock raises	—	463,400
Conversion of Convertible Redeemable Series C Preferred Stock	—	13,720,000
Dividend to Related Party reinvested as loan payable	11,726,000	—

See accompanying notes to consolidated financial statements.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — The Company

NeoStem, Inc. (“NeoStem” or the “Company”) was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc. The Company’s corporate headquarters are located at 420 Lexington Avenue, Suite 450, New York, NY 10170. The Company’s telephone number is (212) 584-4180 and its website address is www.neostem.com.

NeoStem is an international biopharmaceutical company operating in three reportable segments: (i) Cell Therapy — United States; (ii) Regenerative Medicine — China; and (iii) Pharmaceutical Manufacturing — China.

Through the Cell Therapy — United States segment, NeoStem is focused on the development of proprietary cellular therapies in oncology, immunology and regenerative medicine and becoming a single source for collection, storage, manufacturing, therapeutic development and transportation of cells for cell based medicine and regenerative science globally. Within this segment, the Company is a provider of adult stem cell collection, processing and storage services in the U.S., enabling healthy individuals to donate and store their stem cells for personal therapeutic use. Pre-donating cells at birth or at a younger age helps to ensure a supply of autologous stem cells should they be needed for future medical treatment.

The Company strengthened its expertise in cellular therapies, for its Cell Therapy — United States segment, with its January 19, 2011 acquisition of Progenitor Cell Therapy, LLC, a Delaware limited liability company (“PCT”), pursuant to which the Company acquired all of the membership interests of PCT, and PCT is now a wholly-owned subsidiary of NeoStem. PCT is engaged in a wide range of services in the cell therapy market for the treatment of human disease, including, but not limited to contract manufacturing, product and process development, regulatory consulting, product characterization and comparability, and storage, distribution, manufacturing and transportation of cell therapy products. PCT’s legacy business relationships also afford NeoStem introductions to innovative therapeutic programs. Through the PCT acquisition, NeoStem now owns approximately an 80% interest in Athelos, a company developing a T-cell based immunomodulatory therapeutic. Athelos expects to initiate Phase I studies in autoimmune disorders in 2012. The Company views the PCT acquisition as fundamental to building a foundation in achieving its strategic mission of capturing the paradigm shift to cell therapy. (See Note 4)

Through its Regenerative Medicine — China segment, in 2009, the Company began several China-based, Regenerative Medicine initiatives including: (i) creating a separate China-based cell therapy operation, (ii) constructing a stem cell research and development laboratory and processing facility in Beijing, (iii) establishing relationships with hospitals to provide cell-based therapies, and (iv) obtaining product licenses covering several adult stem cell therapeutics focused on regenerative medicine.

The Company acquired its Pharmaceutical Manufacturing — China segment on October 30, 2009, when China Biopharmaceuticals Holdings, Inc. (“CBH”) merged with and into CBH Acquisition LLC (“Merger Sub”), a wholly-owned subsidiary of NeoStem, with Merger Sub as the surviving entity (the “Erye Merger”). As a result of the Erye Merger, NeoStem acquired CBH’s 51% ownership interest in Suzhou Erye Pharmaceutical Company Ltd. (“Erye”), a Sino-foreign joint venture with limited liability organized under the laws of the People’s Republic of China. Erye was founded more than 50 years ago and represents an established, vertically-integrated pharmaceutical business. Historically, Erye has concentrated its efforts on the manufacturing and distribution of generic antibiotic products. In 2010, Erye began transferring its operations to its newly constructed manufacturing facility. The relocation is continuing as the new production lines are completed and receive cGMP certification through 2011. The relocation is significantly increasing Erye’s manufacturing capacity. As part of its plan to focus its business on capturing the paradigm shift to cell therapies following the January 2011 acquisition of PCT, the Company is pursuing strategic alternatives with respect to its interest in Erye.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation:  The accompanying unaudited Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles generally accepted in the United States of America (“generally accepted accounting principles”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying Consolidated Financial Statements of the Company and its subsidiaries, which are unaudited, include all normal and recurring adjustments considered necessary to present fairly the Company’s financial position as of June 30, 2011 and the results of its operations and its cash flows for the periods presented. Operating results for the three and six month periods ended June 30, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.

Principles of Consolidation:  The consolidated financial statements include the accounts of NeoStem, Inc. and its wholly owned and partially owned subsidiaries and affiliates as listed below:

Entity	Percentage of Ownership	Location
NeoStem, Inc.	Parent Company	United States of America
NeoStem Therapies, Inc.	100%	United States of America
Stem Cell Technologies, Inc.	100%	United States of America
NeoStem (China) Inc.	100%	People’s Republic of China
Qingdao Niao Bio-Technology Ltd.*	*	People’s Republic of China
Beijing Ruijiao Bio-Technology Ltd.*	*	People’s Republic of China
Tianjin Niou Bio-Technology Co., Ltd.*	*	People’s Republic of China
China Biopharmaceuticals Holdings, Inc. (CBH)	100%	United States of America
Suzhou Erye Pharmaceuticals Company Ltd.	51% owned by CBH	People’s Republic of China
Progenitor Cell Therapy, LLC (PCT)	100%	United States of America
NeoStem Family Storage, LLC	100% owned by PCT	United States of America
Athelos Corporation	80.1% owned by PCT	United States of America
PCT Allendale, LLC	100% owned by PCT	United States of America

*	Because certain regulations in the People’s Republic of China (“PRC”) currently restrict or prohibit foreign entities from holding certain licenses and controlling certain businesses in China, the Company created a wholly foreign-owned entity, or WFOE, NeoStem (China), to implement its expansion initiatives in China. To comply with China’s foreign investment regulations with respect to stem cell-related activities, these business initiatives in China are conducted via Chinese domestic entities that are controlled by the WFOE through various contractual arrangements and under the principles of consolidation the Company consolidates 100% of their operations.

Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents:  Cash and cash equivalents include short-term, highly liquid investments with maturities of ninety days or less when purchased.

Concentration of Risks:  For the three and six months ended June 30, 2011, three major suppliers provided approximately 23.5% and 23.4%, respectively, of Erye’s purchases of raw materials. As of June 30, 2011, the total accounts payable to the three major suppliers represented 12% of the total accounts payable balance. For the three and six months ended June 30, 2010, two major suppliers provided approximately 23%

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

of Erye’s purchases of raw materials with each supplier individually accounting for 13% and 10%, respectively. As of December 31, 2010, the total accounts payable to the two major suppliers was 17.9% of the total accounts payable.

Approximately 93% of Erye’s revenues are derived from products that use penicillin or cephalosporin as the key active ingredient. These products are manufactured on two of the eight production lines in Erye’s manufacturing facility. Any issues or incidents that might disrupt the manufacturing of products requiring penicillin or cephalosporin could have a material impact on the operating results of Erye. Any interruption or cessation in production could impact market sales.

Restricted Cash:  Restricted cash represents cash required to be deposited with banks in China as collateral for the balance of bank notes payable and are subject to withdrawal restrictions according to the agreement with the bank. The required deposit rate is approximately 30 – 50% of the notes payable balance. Such restricted cash associated with these notes payable is reflected within current assets. In addition, the Company has restricted cash associated with its Series E Preferred Stock, which is held in escrow and is not available to meet current cash requirements, and is therefore recorded in other assets, and restricted cash held as a security deposit in connection with PCT mortgages payable, which is also recorded in other assets.

Accounts Receivable:  Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts. The Company applies judgment in connection with establishing the allowance for doubtful accounts. Specifically, the Company analyzes the aging of accounts receivable balances, historical bad debts, customer concentration and credit-worthiness, current economic trends and changes in the Company’s customer payment terms. Significant changes in customer concentrations or payment terms, deterioration of customer credit-worthiness or weakening economic trends could have a significant impact on the collectability of the receivables and the Company’s operating results. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Management regularly reviews the aging of receivables and changes in payment trends by its customers, and records a reserve when it believes collection of amounts due are at risk.

Inventories:  Inventories are stated at the lower of cost or market using the first-in, first-out basis. The Company reviews its inventory periodically and will reduce inventory to its net realizable value depending on certain factors, such as product demand, remaining shelf life, future marketing plans, obsolescence and slow-moving inventories. The Company includes in work in process the cost incurred on projects at PCT that have multiple deliverables and therefore cannot be recognized as revenue until the project is completed. The Company reviews these projects periodically to determine that the value of each project is stated at the lower of cost or market.

Inventories consisted of the following (in thousands):

	June 30, 2011	December 31, 2010
Raw materials and supplies	$2,686.6	$8,043.8
Work in process	9,782.4	4,792.4
Finished goods	12,539.7	8,187.2
Total inventory	$25,008.7	$21,023.4

Property, Plant, and Equipment:  The cost of property, plant and equipment is depreciated over the estimated useful lives of the related assets. Depreciation is computed on the straight-line method. Repairs and maintenance expenditures that do not extend original asset lives are charged to expense as incurred.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

Property, plant, and equipment consisted of the following (in thousands):

	Useful Life	June 30, 2011	December 31, 2010
Building and improvements	25 – 30 years	$17,986.5	$6,091.9
Machinery and equipment	8 – 12 years	23,670.6	19,387.6
Lab equipment	5 – 7 years	1,883.3	716.2
Furniture and fixtures	5 – 12 years	681.3	392.5
Vehicles	8 years	321.8	273.9
Software	3 – 5 years	101.1	99.6
Leasehold improvements	2 – 3 years	2,854.4	2,109.8
Construction in progress		7,856.3	10,339.2
		55,355.3	39,410.7
Accumulated depreciation		(5,069.7)	(2,412.5)
		$50,285.6	$36,998.2

The Company’s results included depreciation expense of approximately $1,430,300 and $2,719,000 for the three and six months ended June 30, 2011, respectively, and $271,500 and $476,900 for the three and six months ended June 30, 2010, respectively.

Erye has substantially completed its new factory and has relocated substantially all operations to the new facility. Construction in progress is related to this production facility which is being built in accordance with the PRC’s Good Manufacturing Practices (“GMP”) Standard. The Company expects that the construction will be completed in 2011; however, certain elements of the project have been completed and were put into service in 2010. At June 30, 2011 the estimated additional cost to complete construction will be approximately $0.3 million. No depreciation is provided for construction-in-progress until such time as the assets are completed and placed into service. Interest incurred during the period of construction, if material, is capitalized. The Company capitalized $105,600 and $235,700 of interest expense for the three and six months ended June 30, 2011, respectively, and $629,100 and $765,200 for the three and six months ended June 30, 2010, respectively.

Land Use Rights:  According to Chinese law, the government owns all the land in China. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Land use rights are being recognized ratably using the straight-line method over the lease term of 50 years.

Income Taxes:  The Company recognizes (a) the amount of taxes payable or refundable for the current year and (b) deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. The Company continues to evaluate the accounting for uncertainty in tax positions. The guidance requires companies to recognize in their financial statements the impact of a tax position if the position is more likely than not of being sustained on audit. The position ascertained inherently requires judgment and estimates by management. As of June 30, 2011, management does not believe the Company has any material uncertain tax positions that would require it to measure and reflect the potential lack of sustainability of a position on audit in its financial statements. The Company will continue to evaluate its uncertain tax positions in future periods to determine if measurement and recognition in its financial statements is necessary. The Company does not believe there will be any material changes in its unrecognized tax positions over the next year.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

The Company recognizes interest and penalties as a component of income tax expense. There were no interest and penalties recognized for the three and six months ended June 30, 2011 and 2010, respectively.

The Company files income tax returns with the U.S. Federal government and various state and foreign jurisdictions. The statute of limitations has expired on all consolidated U.S. Federal corporate income tax returns filed through 2006, and the Internal Revenue Service is not currently examining any of the post-2006 returns filed by the Company.

Comprehensive Income (Loss):  The accumulated other comprehensive income (loss) balance at June 30, 2011 and December 31, 2010 in the amount of $4,289,600 and $2,779,100, respectively, is comprised entirely of foreign currency translation adjustments. Comprehensive loss for the three and six months ended June 30, 2011 and 2010 was as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net loss	$(10,537.9)	$(3,761.8)	$(20,237.6)	$(7,045.6)
Other comprehensive (loss)/income
Foreign currency translation	(7.2)	154.5	1,510.5	167.7
Total other comprehensive (loss)/income	(7.2)	154.5	1,510,5	167.7
Comprehensive (loss)	(10,545.1)	(3,607.3)	(18,727.1)	(6,877.9)
Comprehensive (loss)/income attributable to noncontrolling interests	64.4	1,687.2	1,281.3	3,022.3
Comprehensive loss attributable to NeoStem, Inc.	$(10,609.5)	$(5,294.5)	$(20,008.4)	$(9,900.2)

Goodwill and Other Intangible Assets:  Goodwill is the excess of purchase price over the fair value of identified net assets of businesses acquired. The Company’s intangible assets with an indefinite life are related to in process research and development at Erye, as the Company expects this research and development to provide the Company with substantial benefit for a period that extends beyond the foreseeable horizon. Amortized intangible assets consist of Erye’s customer list, manufacturing technology, standard operating procedures, tradename, lease rights and patents, as well as patents and rights associated primarily with the VSEL TM Technology. These intangible assets are amortized on a straight line basis over their respective useful lives.

The Company reviews goodwill and indefinite-lived intangible assets at least annually for possible impairment. Goodwill and indefinite-lived intangible assets are reviewed for possible impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. The Company tests its goodwill and indefinite-lived intangible assets for its Cell Therapy — United States, and its Pharmaceutical Manufacturing — China reporting units on October 31. The Company reviews the carrying value of goodwill and indefinite-lived intangible assets utilizing a discounted cash flow model, and, where appropriate, a market value approach is also utilized to supplement the discounted cash flow model. The Company makes assumptions regarding estimated future cash flows, discount rates, long-term growth rates and market values to determine each reporting unit’s estimated fair value. If these estimates or related assumptions change in the future, the Company may be required to record impairment charges.

Derivatives:  Derivative instruments, including derivative instruments embedded in other contracts, are recorded on the balance sheet as either an asset or liability measured at its fair value. Changes in the fair value of derivative instruments are recognized currently in results of operations unless specific hedge accounting criteria are met. The Company has not entered into hedging activities to date. As a result of certain financings (see Note 8), derivative instruments were created that are measured at fair value and marked to

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

market at each reporting period. Changes in the derivative value are recorded as other income (expense) on the consolidated statements of operations.

Evaluation of Long-lived Assets:  The Company reviews long-lived assets and finite-lived intangibles assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset exceeds the fair value of the asset. If other events or changes in circumstances indicate that the carrying amount of an asset that the Company expects to hold and use may not be recoverable, the Company will estimate the undiscounted future cash flows expected to result from the use of the asset or its eventual disposition, and recognize an impairment loss. The impairment loss, if determined to be necessary, would be measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Share-Based Compensation:  The Company expenses all share-based payment awards to employees, directors, advisors and consultants, including grants of stock options, warrants, and restricted stock, over the requisite service period based on the grant date fair value of the awards. For awards with performance-based vesting criteria, the Company estimates the probability of achievement of the performance criteria and recognizes compensation expense related to those awards expected to vest. The Company determines the fair value of certain share-based awards using the Black-Scholes option-pricing model which uses both historical and current market data to estimate the fair value. This method incorporates various assumptions such as the risk-free interest rate, expected volatility, expected dividend yield and expected life of the options or warrants. The fair value of the Company’s restricted stock and restricted stock units is based on the closing market price of the Company’s common stock on the date of grant. See Note 9.

Earnings Per Share:  Basic loss per share is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net loss attributable to common shareholders by the weighted average shares outstanding during the period. Diluted loss per share, which is calculated by dividing net loss attributable to common shareholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive securities outstanding, is not presented as such potentially dilutive securities are anti-dilutive in all periods presented. For the three and six months ended June 30, 2011 and 2010, the Company incurred net losses and therefore no common stock equivalents were utilized in the calculation of earnings per share. At June 30, 2011 and 2010, the Company excluded the following potentially dilutive securities:

	June 30,
	2011	2010
Stock Options	19,086,328	11,842,214
Warrants	25,007,979	18,027,028
Series E Preferred Stock, Common stock equivalents	4,599,136	—

Revenue Recognition:  The Company recognizes revenue from pharmaceutical and pharmaceutical intermediary product sales when title has passed, the risks and rewards of ownership have been transferred to the customer, the fee is fixed and determinable, and the collection of the related receivable is reasonably assured which is at the time of delivery. The Company recognizes revenue for its cell development and manufacturing services based on the terms of individual contracts. In certain cases, there are multiple elements that cannot be considered separate deliverables and therefore the Company recognizes revenue on a completed contract basis for these arrangements. In other cases, the Company is paid for time and materials or for fixed monthly amounts and revenue is recognized when efforts are expended or contractual terms have been met. The Company recognizes revenue related to the collection and cryopreservation of cord blood and autologous adult stem cells when the cryopreservation process is completed which is twenty four hours after cells have been collected. Revenue related to advance payments of storage fees is recognized ratably over the period covered by the advance payments. The Company earns revenue, in the form of license fees, from physicians seeking to establish autologous adult stem cell collection centers. These license fees are typically billed upon

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

signing of the collection center agreement and qualification of the physician by the Company’s credentialing committee and at various times during the term of license agreements based on the terms of the specific agreement. These fees are recognized as revenue ratably over the appropriate period of time to which the revenue element relates. The Company also receives licensing fees from a licensee for use of its technology and knowledge to operate an adult stem cell banking operation in China, which licensing fees are recognized as revenues ratably over the appropriate period of time to which the revenue element relates. In addition, the Company earns royalties for the use of its name and scientific information in connection with its License and Referral Agreement with Ceregenex Corporation, which royalties are recognized as revenue when they are received.

Revenues for the three and six months ended June 30, 2011 and 2010 were comprised of the following (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues
Prescription drugs and intermediary pharmaceutical products	$16,151.2	$19,351.3	$34,293.0	$35,122.5
Stem cell related service revenues	1,723.3	56.2	2,737.8	118.2
Stem cell related services – reimbursed expenses	586.2	—	1,071.0	—
	$18,460.7	$19,407.5	$38,101.8	$35,240.7

Fair Value Measurements:  Fair value of financial assets and liabilities that are being measured and reported are defined as the exchange price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market at the measurement date (exit price). The Company is required to classify fair value measurements in one of the following categories:

Level 1 inputs which are defined as quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 inputs which are defined as inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly.

Level 3 inputs are defined as unobservable inputs for the assets or liabilities. Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

The Company determined the fair value of funds invested in short term investments, which are considered trading securities, to be level 1 inputs measured by quoted prices of the securities in active markets. The Company determined the fair value of funds invested in money market funds to be level 1. The Company determined the fair value of the embedded derivative liabilities and warrant derivative liabilities to be level 3 inputs. These inputs require material subjectivity because value is derived through the use of a lattice model that values the derivatives based on probability weighted discounted cash flows. The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2011, and December 31, 2010 (in thousands):

	June 30, 2011
	Fair Value Measurements Using Fair Value Hierarchy
	Level 1	Level 2	Level 3
Money market investments	$2,500.5
Short term investments	1.5
Embedded derivative liabilities			1,933.7
Warrant derivative liabilities			342.3

	December 31, 2010
	Fair Value Measurements Using Fair Value Hierarchy
	Level 1	Level 2	Level 3
Money market investments	$—	$2,501.0	$—
Short term investments	0.5	—	—
Embedded derivative liabilities	—	—	2,281.8
Warrant derivative liabilities	—	—	289.6

Subsequent to December 31, 2010 the Company reevaluated the characteristics of the money market savings account, currently recorded as other assets, and determined it is not tied to underlying securities and has been reclassified to level 1.

For those financial instruments with significant Level 3 inputs, the following table summarizes the activity for the three and six months ended June 30, 2011 by type of instrument (in thousands):

	For the Three Months Ended June 30, 2011		For the Six Months Ended June 30, 2011
	Embedded Derivatives	Warrants	Embedded Derivatives	Warrants
Beginning liability balance	$2,466.8	$367.3	$2,281.8	$289.6
Change in fair value recorded in earnings	(533.1)	(25.0)	(348.1)	52.7
Ending liability balance	$1,933.7	$342.3	$1,933.7	$342.3

Some of the Company’s financial instruments are not measured at fair value on a recurring basis, but are recorded at amounts that approximate fair value due to their liquid or short-term nature, such as cash and cash equivalents, restricted cash, accounts receivable, accounts payable, notes payable, bank loans, and amount due related parties.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

Foreign Currency Translation:  As the Company’s Chinese pharmaceutical business is a self-contained and integrated entity, and the Company’s Chinese stem cell business’ future cash flow is intended to be sufficient to service its additional financing requirements, the Chinese subsidiaries’ functional currency is the Renminbi (“RMB”), and the Company’s reporting currency is the US dollar. Results of foreign operations are translated at the average exchange rates during the period, and assets and liabilities are translated at the closing rate at the end of each reporting period. Cash flows are also translated at average exchange rates for the period, therefore, amounts reported on the consolidated statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheet.

Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss) and amounted to $4,289,600, and $2,779,100 as of June 30, 2011 and December 31, 2010, respectively.

Research and Development Costs:  Research and development (“R&D”) expenses include salaries, benefits, and other headcount related costs, clinical trial and related clinical manufacturing costs, contract and other outside service fees including sponsored research agreements, and facilities and overhead costs. The Company expenses the costs associated with research and development activities when incurred.

To further drive the Company’s cell therapy initiatives, the Company will continue targeting key governmental agencies, congressional committees and not-for-profit organizations to contribute funds for the Company’s research and development programs. The Company accounts for government grants as a deduction to the related expense in research and development operating expenses when earned.

Statutory Reserves:  Pursuant to laws applicable to entities incorporated in the PRC, the PRC subsidiaries are prohibited from distributing their statutory capital and are required to appropriate from PRC GAAP profit after tax to other non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits (i.e., 50% of the registered capital of the relevant company), the general reserve fund requires annual appropriation at 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end); the appropriation to the other funds are at the discretion of the subsidiaries.

The general reserve is used to offset extraordinary losses. Subject to approval by the relevant authorities, a subsidiary may, upon a resolution passed by the shareholders, convert the general reserve into registered capital provided that the remaining general reserve after the conversion shall be at least 25% of the registered capital of the subsidiary before the capital increase as a result of the conversion. The staff welfare and bonus reserve is used for the collective welfare of the employees of the subsidiary. The enterprise expansion reserve is for the expansion of the subsidiary’s operations and can also be converted to registered capital upon a resolution passed by the shareholders subject to approval by the relevant authorities. These reserves represent appropriations of the retained earnings determined in accordance with Chinese law, and are not distributable as cash dividends to the parent company, NeoStem. Statutory reserves are $2,278,800 and $2,234,600 as of June 30, 2011 and December 31, 2010, respectively.

Relevant PRC statutory laws and regulations permit payment of dividends by the Company’s PRC subsidiaries only out of their accumulated earnings, if any, as determined in accordance with PRC accounting standards and regulations. As a result of these PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets either in the form of dividends, loans or advances. The restricted amount was $182,700 at June 30, 2011 and $214,200 at December 31, 2010.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Recent Accounting Pronouncements

In January 2010, the FASB amended the existing disclosure guidance on fair value measurements, which was effective January 1, 2011, for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Since the amended guidance requires only additional disclosures, the adoption of the provisions did not have a material impact on the consolidated financial statements.

In March 2010, the FASB issued guidance which allows the milestone method to be used as an acceptable revenue recognition methodology when an arrangement includes substantive milestones. The guidance provides a definition of substantive milestone and should be applied regardless of whether the arrangement includes single or multiple deliverables or units of accounting. The guidance is limited to the transactions involving milestones relating to research and development deliverables. The guidance includes enhanced disclosure requirements about each arrangement, individual milestones and related contingent consideration, information about substantive milestones and factors considered in the determination. The guidance is effective prospectively to milestones achieved in fiscal years, and interim periods within those years, after June 15, 2010. The adoption of this guidance did not have a material impact on the consolidated financial statements.

In April 2010, the FASB issued an update which addresses the accounting for stock options when denominating the exercise price of a share-based payment award in the currency of the market in which the underlying equity security trades. A share-based payment award with an exercise price denominated in the currency of market in which a substantial portion of the entity’s equity securities trades shall not be considered to contain a condition that is not a market, performance, or service condition. Therefore such an award shall not be classified as a liability if it otherwise qualifies for equity classification. The adoption of this guidance did not have a material impact on the consolidated financial statements.

In December 2010, the FASB issued an update which addresses when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The update modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that impairment may exist. The qualitative factors are consistent with the existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. This update is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The Company will evaluate the impact of adopting this pronouncement when it performs its goodwill impairment test.

In December 2010, the FASB issued an update which addresses the disclosure of supplementary pro forma information for business combinations. The update requires public entities to disclose pro forma information for business combinations that occurred in the current reporting period, including revenue and earnings of the combined entity for the current reporting period as though the acquisition date for all business combinations that occurred during the year had been as of the beginning of the annual reporting period. If comparative financial statements are presented, the pro forma revenue and earnings of the combined entity for the comparable prior reporting period should be reported as though the acquisition date for all business combinations that occurred during the current year had been as of the beginning of the comparable prior annual reporting period. Amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The Company has adopted this update and applied the disclosure requirements in connection with the PCT Merger (See Note 4).

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Recent Accounting Pronouncements  – (continued)

In May 2011, the FASB issued guidance which clarifies the application of existing fair value measurement and disclosure requirements, changes certain fair value measurement principles and requires additional disclosures about fair value measurements. The updated guidance is effective on a prospective basis for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. The adoption of this guidance is not expected to have a material impact on the consolidated financial statements.

In June 2011, the FASB issued guidance which eliminates the option to report other comprehensive income and its components in the statement of changes in shareholders’ equity and requires an entity to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement or in two separate but consecutive statements. This pronouncement is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of this guidance is not expected to have a material impact on the consolidated financial statements.

Note 4 — Acquisitions

On January 19, 2011 (the “Closing Date”), NBS Acquisition Company LLC (“Subco”), a newly formed wholly-owned subsidiary of NeoStem, merged (the “PCT Merger”) with and into Progenitor Cell Therapy, LLC, a Delaware limited liability company (“PCT”), with PCT as the surviving entity, in accordance with the terms of the Agreement and Plan of Merger, dated September 23, 2010 (the “PCT Merger Agreement”), among NeoStem, PCT and Subco. As a result of the consummation of the PCT Merger, NeoStem acquired all of the membership interests of PCT, and PCT is now a wholly-owned subsidiary of NeoStem.

Founded by Dr. Andrew L. Pecora and Robert A. Preti, Ph.D., PCT became an internationally recognized cell therapy services and development company. They sought to create a business for “as needed” development and manufacturing services for the emerging cell therapy industry and to prepare for eventual commercialization. With its cell therapy manufacturing facilities and team of professionals, PCT offers a platform that can facilitate the preclinical and clinical development and commercialization of cellular therapies for clients throughout the world. PCT offers current Good Manufacturing Practices (cGMP)-compliant cell transportation, manufacturing, storage, and distribution services and supporting clinical trial design, product process development, logistics, regulatory and quality systems development services. In addition, through its network of contacts throughout the cell therapy industry, PCT is able to identify early stage development opportunities in the cell therapy field and opportunistically develop these cell therapies through proof of concept where they can be further developed and ultimately commercialized through NeoStem’s developing commercial structure. Dr. Preti now serves as PCT’s President and Dr. Pecora as part-time Chief Medical Officer of PCT.

PCT is engaged in a broad range of services in the cell therapy market for the treatment of human disease, including but not limited to contract manufacturing, product and process development, product and regulatory consulting, and product characterization and comparability. PCT’s expertise in the cell therapy space, which includes therapeutic vaccines (oncology), various related cell therapeutics, cell diagnostics, and regenerative medicine, creates a platform upon which NeoStem intends to build a therapeutics strategy. NeoStem’s goal is to develop internally, or through partnerships, allogeneic (cells from a third-party donor) or autologous (cells from oneself) cell therapeutics technologies that, in the aggregate, comprise the Cell Therapy  — United States reportable segment.

In addition, PCT has assumed NeoStem’s adult stem cell business based on PCT’s strategic advantages in meeting cGMP regulatory requirements in an industry that is widely dispersed with a range of quality issues. NeoStem believes that PCT, as a quality leader, is ideally positioned to become a leader in cell collection, processing and storage (cell banking) which is synergistic with NeoStem’s roots in this business. In addition, PCT’s leadership in the transportation and distribution of cell therapy products is complementary to

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Acquisitions  – (continued)

NeoStem’s strategic vision of working with the industry leader as the partner of choice. These efforts are being bundled together into a new service with PCT’s cord blood banking business into a multigenerational stem cell collection and storage plan that the Company calls the “Family Plan”.

Pursuant to the terms of the PCT Merger Agreement, all of the membership interests of PCT outstanding immediately prior to the effective time of the PCT Merger (the “Effective Time”) were converted into the right to receive, in the aggregate, (i) 10,600,000 shares of the common stock, par value $0.001 per share, of NeoStem (the “NeoStem Common Stock”) (reflecting certain final price adjustments agreed to at the closing) and (ii) warrants to purchase an aggregate 3,000,000 shares of NeoStem Common Stock as follows:

(i)	common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem Common Stock, exercisable over a seven year period at an exercise price of $7.00 per share (the “$7.00 Warrants”), and which will vest only if a specified business milestone (described in the PCT Merger Agreement) is accomplished within three (3) years of the Closing Date of the PCT Merger; and
(ii)	common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem Common Stock exercisable over a seven year term at an exercise price of $3.00 per share (the “$3.00 Warrants”); and
(iii)	common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem Common Stock exercisable over a seven year period at an exercise price of $5.00 per share (the “$5.00 Warrants” and, collectively with the $7.00 Warrants and the $3.00 Warrants, the “Warrants”).

The Warrants are redeemable in certain circumstances. Transfer of the shares issuable upon exercise of the Warrants is restricted until the one year anniversary of the Closing Date.

In accordance with the PCT Merger Agreement, NeoStem has deposited into an escrow account with the escrow agent (who is initially NeoStem’s transfer agent), 10,600,000 shares of NeoStem Common Stock for eventual distribution to the former members of PCT (subject to downward adjustment to satisfy any indemnification claims of NeoStem, all as described in the PCT Merger Agreement).

The issuance of NeoStem securities in the PCT Merger was approved at a special meeting of shareholders of NeoStem held on January 18, 2011 (the “NeoStem Special Meeting”), on which date the PCT Merger was also approved at a special meeting of members of PCT.

The fair value of the net assets acquired in the PCT Merger was $8,186,200. The fair value of the equity issued as consideration by NeoStem was valued at $17,866,200 resulting in the recognition of goodwill in the amount of $9,680,000. The fair value of the equities issued by NeoStem included 10,600,000 shares of NeoStem Common stock valued at $15,900,000 and NeoStem warrants to purchase up to 3,000,000 shares valued at $1,966,200. A portion of the consideration paid is contingent upon the accomplishment of a certain milestone for the $7.00 Warrant. Such contingent consideration has been classified as equity and will not be subject to remeasurement. The goodwill that has been created by this acquisition is reflective of values and opportunities of utilizing PCT’s cell collection, processing and storage (cell banking) resources and production capacities, as mentioned above. Due to the structure of the transaction, none of the Goodwill is expected to be tax deductible.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Acquisitions  – (continued)

The preliminary fair value of assets acquired and liabilities assumed on January 19, 2011 is as follows:

Cash	$227,900
Accounts Receivable	442,400
Inventory	2,032,800
Other Current Assets	166,200
Property, Plant & Equipment	11,858,400
Intangibles	8,100,000
Goodwill	9,680,000
Other Assets	654,100
Accounts Payable	1,370,900
Other Liabilities	540,500
Deferred Revenues	2,280,200
Amount Due Related Party	3,000,000
Deferred Tax Liability	4,319,600
Mortgages Payable	3,784,600

The total cost of the acquisition, which is still preliminary, has been allocated to the assets acquired and the liabilities assumed based upon their estimated fair values at the date of the acquisition. This estimated purchase price allocation is subject to revision based on additional valuation work that is being conducted. The final allocation is pending the receipt of this valuation work and the completion of the Company’s internal review, which is expected during fiscal 2011.

For the period since the acquisition (January 19-June 30, 2011), NeoStem recorded $3,415,400 in revenues and a net loss of approximately $2,842,100 or $0.03 basic and diluted loss per share attributable to PCT.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Acquisitions  – (continued)

The following supplemental table presents unaudited consolidated pro forma financial information as if the closing of the acquisition of PCT had occurred on January 1, 2010 (in thousands, except per share amounts):

	Six Months Ended June 30,		Three Months Ended June 30,		Six Months Ended June 30,
	2011	2011	2010	2010	2010	2010
	(As Reported)	(Proforma)	(As Reported)	(Proforma)	(As Reported)	(Proforma)
Revenues	$38,101.8	$38,484.2	$19,407.5	$20,882.8	$35,240.7	$39,512.0
Cost of revenues	27,812.3	28,136.9	12,911.8	14,028.2	23,763.4	26,850.4
Gross profit	10,289.5	10,347.3	6,495.7	6,854.6	11,477.3	12,661.6
Research and development	5,283.7	5,283.7	2,133.2	2,133.2	3,433.5	3,433.5
Selling, general, and administrative	23,016.0	23,405.2	7,865.5	9,999.5	14,155.0	17,234.5
Operating loss	(18,010.2)	(18,341.6)	(3,502.9)	(5,278.1)	(6,111.2)	(8,006.4)
Other income (expense), net	(1,524.7)	(1,559.5)	143.4	78.8	(29.2)	(363.7)
Loss from operations before provision for income taxes and noncontrolling interests	(19,534.9)	(19,901.1)	(3,359.6)	(5,199.3)	(6,140.4)	(8,370.2)
Provision for income taxes	702.7	683.3	402.3	310.5	905.2	721.7
Net loss	(20,237.6)	(20,584.4)	(3,761.8)	(5,509.9)	(7,045.6)	(9,091.9)
Less – net income attributable to noncontrolling interests	541.2	541.1	1,611.5	1,519.8	2,940.2	2,940.2
Preferred dividends	357.4	357.4	53.8	53.8	153.5	153.5
Net loss attributable to NeoStem, Inc. common shareholders	$(21,136.2)	$(21,482.9)	$(5,427.1)	$(7,083.4)	$(10,139.3)	$(12,185.5)
Basic and diluted loss per share	$(0.27)	$(0.27)	$(0.11)	$(0.12)	$(0.23)	$(0.22)
Weighted average common shares outstanding	77,117,905	78,172,049	48,771,930	59,371,930	44,419,456	55,019,456

The unaudited supplemental pro forma financial information should not be considered indicative of the results that would have occurred if the PCT Merger had been consummated on January 1, 2010, nor are they indicative of future results.

Athelos Corporation (“Athelos”) is a subsidiary of PCT pursuing the development of T regulatory cells (TRegs) as a therapeutic to treat disorders of the immune system. Pursuant to a Stock Purchase and Assignment Agreement dated March 28, 2011, Athelos issued approximately 20% of its shares to Becton Dickinson and Company (“BD”) in exchange for its rights to certain intellectual property relating to TRegs which it owned pursuant to a patent license agreement between the University of Pennsylvania (“Penn”) and BD dated September 28, 2005 (the “Penn License”), and a license agreement between ExCell Therapeutics, LLC and BD dated September 16, 2005, as amended August 31, 2007 (the “Excel License”). Pursuant to the Penn License, BD had exclusive worldwide rights to the TReg patents listed in that agreement. As assignee, Athelos will pay Penn a royalty on net sales of licensed products and milestones on initiation of clinical trial

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Acquisitions  – (continued)

stages, license application filings and regulatory approvals. In addition, Athelos will pay Penn an annual license maintenance fee and has committed to certain diligence expenditures to advance the technology. Pursuant to the ExCell License, BD had exclusive worldwide rights to the patents referenced therein. As assignee, Athelos will pay ExCell a royalty on net sales of licensed products and milestones on completion of clinical trial phases, as well as regulatory approval. It is the express intent of all parties that the BD assignments to Athelos will be replaced with direct licenses between Athelos and Penn and between Athelos and USC. Pursuant to the Stockholders’ Agreement dated March 28, 2011, Athelos, PCT and BD have agreed, that, among other things, BD will have certain anti-dilution protection for the first $5 million of new investment in Athelos and certain board of directors’ observer rights. BD has assigned to Athelos, and Athelos assumed, all rights, title, interest and obligations of BD under a consulting agreement dated as of September 16, 2005 between David Horwitz, M.D. and BD, to be paid retroactively beginning as of January 1, 2011, for services rendered in advancing the Athelos TReg research and development platform. PCT has valued BD’s share of the contributed intellectual properties at $927,000 and characterized this acquired intangible asset as in-process research and development which has been recorded as expense within research and development expense for the six months ended June 30, 2011.

Note 5 — Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill by reportable segment during six months ended June 30, 2011 were as follows (in thousands):

	Cell Therapy — United States	Pharmaceutical Manufacturing — China	Total
Balance as of December 31, 2010
Goodwill	$558.2	$27,002.0	$27,560.2
Accumulated impairment losses	(558.2)	—	(558.2)
	—	27,002.0	27,002.0
Acquisitions*	9,680.0	—	9,680.0
Foreign currency exchange rate changes	—	534.0	534.0
Balance as of June 30, 2011
Goodwill	$9,680.0	$27,536.0	$37,216.0

*	Goodwill associated with the PCT Merger

As of June 30, 2011 and December 31, 2010, the Company’s intangible assets and related accumulated amortization consisted of the following (in thousands):

	Useful Life	June 30, 2011			December 31, 2010
		Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Customer list	10 Years	$19,490.8	$(3,077.8)	$16,413.0	$17,740.0	$(2,069.7)	$15,670.3
Manufacturing technology	10 Years	10,204.7	(983.9)	9,220.8	4,220.6	(492.4)	3,728.2
Tradename	10 Years	2,303.4	(225.4)	2,078.0	983.9	(114.7)	869.2
In process R&D	Indefinite	1,762.8	—	1,762.8	2,219.6	—	2,219.6
Standard operating procedures	10 Years	1,087.9	(181.3)	906.6	1,066.8	(124.5)	942.3
Lease rights	2 Years	833.4	(694.5)	138.9	817.2	(476.7)	340.5
VSEL patent rights	19 Years	669.0	(123.2)	545.8	669.0	(105.6)	563.4
Patents	8 Years	167.7	(41.9)	125.8	164.3	(31.2)	133.1
Total Intangible Assets		$36,519.7	$(5,328.0)	$31,191.7	$27,881.4	$(3,414.8)	$24,466.6

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Goodwill and Other Intangible Assets  – (continued)

In 2011, Erye commenced sales of two products that were previously accounted for as In Process R&D which has resulted in a reclassification of approximately $500,600 from In Process R&D to Manufacturing Technology. Certain of the Company’s intangible assets are recorded on the books of wholly owned or partially owned subsidiaries and affiliates in China, and denominated in RMB. As a result, the balance reported fluctuates based upon the changes in exchange rates.

In connection with the acquisition of PCT, the following intangible assets were acquired (in thousands):

Customer list	$1,400.0
Manufacturing technology	5,400.0
Tradename	1,300.0
$8,100.0

Total intangible amortization expense was classified in the operating expense categories for the periods included below as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Cost of revenue	$397.3	$226.7	$738.3	$328.3
Research and development	13.8	13.6	27.5	27.1
Selling, general and administrative	541.8	452.8	1,063.4	836.1
Total	$952.9	$693.1	$1,829.2	$1,191.5

Estimated intangible amortization expense on an annual basis for the succeeding five years is as follows (in thousands):

2011	$1,820.9
2012	3,364.0
2013	3,364.0
2014	3,364.0
2015	3,364.0
Thereafter	15,914.8
$31,191.7

Note 6 — Accrued Liabilities

Accrued liabilities are as follows (in thousands):

	June 30, 2011	December 31, 2010
Salaries, employee benefits and related taxes	$951.2	$210.6
Professional fees	936.3	564.7
VAT and other taxes	858.4	126.6
Amount due on patent infringement	773.5	758.5
Research and development expenses	566.9	—
Customer security deposits	514.0	284.8
Other	209.3	419.1
Utilities	89.5	253.6
Construction costs	—	154.1
	$4,899.1	$2,772.0

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Bank Loans, Notes Payable and Mortgages Payable

Bank Loans

In November 2010, Erye obtained a bank loan of approximately $3,094,000 from the CITIC Bank International with a variable interest rate that is currently 6.06% and is due in November 2011.

In March 2011, Erye obtained a bank loan of approximately $1,547,000 from the China Merchants Bank with a variable interest rate that is currently 6.06% and is due in September 2011.

In May 2011, Erye obtained a bank loan of approximately $3,094,000 from Commercial Bank of China with a variable interest rate that is currently 7.02% and is due in November 2011.

Notes Payable

Erye has approximately $10,962,900 of notes payable outstanding as of June 30, 2011. Notes are payable to the banks who issue bank notes to Erye’s creditors. Notes payable are interest free and usually mature after a three to six month period. In order to issue notes payable on behalf of Erye, the banks require collateral, such as cash deposits which are approximately 30% – 50% of notes to be issued, or properties owned by Erye. Restricted cash pledged as collateral for the balance of notes payable at June 30, 2011 and December 31, 2010, amounted to approximately $4,897,400 and $3,381,400, respectively. At June 30, 2011 and December 31, 2010, the restricted cash amounted to 44.7% and 35.80%, respectively, of the notes payable Erye issued, and the remainder of the notes payable is collateralized by pledging the land use right Erye owns, which amounted to approximately $4,850,200 and $4,807,800 at June 30, 2011 and December 31, 2010, respectively.

The Company has financed certain insurance policies and has notes payable at June 30, 2011 of approximately $94,000 related to these policies. These notes require monthly payments and mature in less than one year.

Mortgages Payable

On October 31, 2007, PCT issued a note to borrow $3,120,000 (the “Note”) in connection with its $3,818,500 purchase of condominium units in an existing building in Allendale, New Jersey (the “Property”) that PCT uses as a laboratory and stem cell processing facility. The Note is payable in 239 consecutive monthly payments of principal and interest, based on a 20 year amortization schedule; and one final payment of all outstanding principal plus accrued interest then due. The current monthly installment is $20,766, which includes interest at an initial rate of 5.00%; the interest rate and monthly installments payments are subject to adjustment on October 1, 2017. On that date, upon prior written notice, the lender shall have the option to declare the entire outstanding principal balance, together with all outstanding interest, due and payable in full. The Note is secured by substantially all of the assets of PCT, including a first mortgage on the Property and assignment of an amount approximately equal to eighteen months debt service held in escrow. The Note matures on October 1, 2027 if not called by the lender on October 1, 2017. The note is subject to certain debt service coverage and total debt to tangible net worth financial covenant ratios semi-annually. The next measurement date for compliance with financial covenants is December 31, 2011. PCT was not in compliance with such covenants at the measurement date of June 30, 2011, and has obtained a covenant waiver letter from the lender for all periods through June 30, 2011. The outstanding balance was approximately $2,763,200 at June 30, 2011 of which $111,200 is payable within twelve months. On December 6, 2010 PCT Allendale, a wholly-owned subsidiary of PCT, entered into a note for a second mortgage in the amount of $1 million on the Allendale Property with TD Bank, N.A. This loan is guaranteed by PCT, DomaniCell (a wholly-owned subsidiary of PCT, now known as NeoStem Family Storage, LLC), Northern New Jersey Cancer Associates (“NNJCA”) and certain partners of NNJCA and is subject to a financial covenant starting December 31, 2011. The loan is for 124 months at a fixed rate of 6% for the first 64 months. The loan is callable for a certain period prior to the interest reset date. The initial four months is interest only. The outstanding balance as of June 30, 2011 is $957,000 of which $74,100 is payable within twelve months.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Preferred Stock

Convertible Redeemable Series E 7% Preferred Stock

On November 19, 2010, the Company sold 10,582,011 Preferred Offering Units consisting of (i) one share (“Preferred Share”) of Series E 7% Senior Convertible Preferred Stock, par value $0.01 per share, of the Company, (ii) a warrant to purchase 0.25 of a share of Common Stock (consisting of at issuance an aggregate of 1,322,486 warrants, adjusted to an aggregate of 1,353,214 as of June 30, 2011); and (iii) 0.0155 of a share of Common Stock (an aggregate of 164,418 shares). Each Preferred Offering Unit was priced at $0.945 and total gross and net proceeds received by the Company were $10,000,000 and $8,876,700, respectively.

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Preferred Shares are entitled to receive, out of the assets of the Company available for distribution to shareholders, prior and in preference to any distribution of any assets of the Company to the holders of any other class or series of equity securities, the amount of $1.00 per share plus all accrued but unpaid dividends.

Dividends on the Preferred Shares accrue at a rate of 7% per annum and are payable monthly in arrears. The Company is required to redeem 1/27 of the Preferred Shares monthly.

Monthly dividend and principal payments began on March 21, 2011 and continue on the 19th of each month thereafter with the final payment due on May 20, 2013. Payments can be made in cash or, upon notification to the holders, in shares of Company common stock, provided certain conditions are satisfied or holders of Preferred Shares agree to waive the conditions for that payment period. If the conditions are not satisfied, the Company must make payments in cash. Payments which are made in stock will be made in shares which are freely tradable. The price of the shares will be calculated based on 92% of the average of the lowest 5 days’ volume weighted average prices of the 20 trading days prior to the payment date, and the shares are delivered in tranches beginning in advance of the applicable payment date. As of June 30, 2011, the Company had issued 1,795,332 shares of Company common stock in payment of monthly dividends and principal, including required advanced payments.

The Company may pre-pay the outstanding balance of the Preferred Shares in full or in part (in increments of no less than $1,000,000) at 115% of the then outstanding balance, reducing to 110% after November 19, 2011, with notice of not less than thirty days and adequate opportunity to convert. If the Company chooses to pre-pay, the outstanding balance must be paid in cash and the premium may be paid in cash or shares of Company common stock.

Upon issuance, the Preferred Shares were convertible at an initial conversion price of $2.0004. The conversion price is subject to certain weighted average adjustments upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of the Company’s common stock and if (with certain exceptions) the Company issues or sells any additional shares of common stock or common stock equivalents at a price per share less than the conversion price then in effect, or without consideration. As of June 30, 2011, the conversion price had been adjusted to $1.96.

An aggregate of $2,500,000 of the proceeds from the Preferred Offering was placed in escrow for a maximum of 2.5 years as security for the Company’s obligations relative to the Preferred Shares, and is included in other assets.

The characteristics of the Series E Preferred Stock: cumulative dividends, mandatory redemption, no voting rights, and callable by the Company, require that this instrument be treated as mezzanine equity. The Company bifurcated the fair value of the embedded conversion options and redemption options from the preferred stock since the conversion options and certain redemption options were determined to not be clearly and closely related to the Series E Preferred Stock. The Company recorded the fair value of the embedded conversion and redemption options as long-term derivative liabilities as the conversion price is not fixed and the forced redemption option contains substantial premiums over the stated dividend rate for the preferred

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Preferred Stock  – (continued)

stock. The Company also recorded the fair value of the warrants as a long-term derivative liability as the number of warrant shares and exercise price of the warrants is not fixed. The Series E Preferred Stock was discounted by the fair value of the derivatives liabilities. The fair value of the preferred stock (net of issuance costs and discounts), the embedded derivatives, and warrant derivative were approximately $5,901,800, $1,933,700 and $339,900, respectively, as of June 30, 2011. The Company will report changes in the fair value of the embedded derivatives and warrant derivative in earnings within other income (expense), net. The discount and issuance costs on the preferred stock will be amortized through May 20, 2013 using the effective interest method and will be reflected within interest expense. For the six months ended June 30, 2011, the Company recorded a decrease in the fair value of the embedded derivatives of approximately $348,000 and an increase in the warrant derivative of approximately $64,600. For the three months ended June 30, 2011, the Company recorded a decrease in the fair value of the embedded derivatives of approximately $533,000 and a decrease in the warrant derivative of approximately $16,700.

Note 9 — Shareholders’ Equity

Common Stock:

The authorized common stock of the Company is 500 million shares, par value $0.001 per share.

On March 3, 2011, the Company consummated a private placement pursuant to which five persons and entities acquired an aggregate of 2,343,750 shares of Common Stock for an aggregate consideration of $3,000,000 (purchase price $1.28 per share). The investors included Steven S. Myers (one of the Company’s directors) (who purchased 390,625 shares) and Dr. Andrew L. Pecora (the Chief Medical Officer of the Company’s subsidiary PCT) (who purchased 78,125 shares). On April 5, 2011, we consummated a private placement pursuant to which nine persons and entities acquired an aggregate of 1,244,375 shares of Common Stock for an aggregate consideration of approximately $1,592,800 (purchase price $1.28 per share). On June 13, 2011 we consummated a private placement pursuant to which one entity acquired 781,250 shares of Common Stock for an aggregate consideration of $1,000,000 (purchase price $1.28 per share).

Warrants:

The Company has issued common stock purchase warrants from time to time to investors in private placements and public offerings, and to certain vendors, underwriters, placement agents and consultants of the Company. A total of 25,007,979 shares of common stock are reserved for issuance upon exercise of outstanding warrants as of June 30, 2011 at prices ranging from $0.50 to $7.00 and expiring through January 2018.

During the three and six months ended June 30, 2011 and 2010, the Company issued warrants for services as follows ($ in thousands, except share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Number of Common Stock Purchase Warrants Issued	100,000	75,000	370,000	602,000
Value of Common Stock Purchase Warrants Issued	$73.0	$439.1	$321.1	$739.4

The weighted average estimated fair value of warrants issued for services in the three and six months ended June 30, 2011 was $0.73 and $0.87, respectively. The fair value of warrants at the date of grant was estimated using the Black-Scholes option pricing model. The expected volatility is based upon historical volatility of the Company’s stock. The expected term is based upon the contractual term of the warrants.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Shareholders’ Equity  – (continued)

The range of assumptions used in calculating the fair values of warrants issued for services during the three and six months ended June 30, 2011 and 2010, respectively, were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Expected term (in years)	3 to 5	5	3 to 5	5
Expected volatility	80% – 82%	97% – 99%	80% – 86%	97% – 124%
Expected dividend yield	0%	0%	0%	0%
Risk-free interest rate	0.71% – 2.04%	1.78% – 2.04%	0.71% – 2.24%	1.78% – 2.65%

Activity related to warrants outstanding was as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balance at December 31, 2010	21,843,507	$2.62
Granted	3,400,728*	4.60
Exercised	—	—
Expired	(236,256)	6.18
Cancelled	—	—
Balance at June 30, 2011	25,007,979	2.85	3.8	$98,640
Warrants Exercisable at June 30, 2011	23,644,979	2.70	3.7

*	Includes 3 million warrants issued pursuant to the PCT Merger Agreement — See Note 4

The Company’s results include share-based compensation expense of approximately $69,000 and $435,000 for the three months ended June 30, 2011 and 2010, respectively, and approximately $241,900 and $580,800 for the six months ended June 30, 2011 and 2010, respectively. The total fair value of shares vested for warrants issued for services during the three and six months ended June 30, 2011 was approximately $57,100 and $165,300, respectively. As of June 30, 2011, there was approximately $240,600 of total unrecognized service cost related to unvested warrants of which approximately $91,600 is related to warrants that vest over a weighted average life of 0.4 years. The remaining balance of unrecognized service cost of $149,000 is related to warrants that vest based on the accomplishment of business milestones as to which expense begins to be recognized when such milestones become probable of being achieved.

Options:

The Company’s 2003 Equity Participation Plan (the “2003 Equity Plan”) permits the grant of share options and shares to its employees, directors, consultants and advisors for up to 2,500,000 shares of Common Stock as stock-based compensation. The 2009 Equity Compensation Plan (the “2009 Equity Plan”) makes up to 17,750,000 shares of Common Stock of the Company available for issuance to employees, consultants, advisors and directors of the Company and its subsidiaries pursuant to incentive or non-statutory stock options, restricted and unrestricted stock awards and stock appreciation rights.

All stock options under the 2003 Equity Plan and the 2009 Equity Plan are granted at the fair market value of the Common Stock at the grant date. Stock options vest either on the date of grant, ratably over a period determined at time of grant, or upon the accomplishment of specified business milestones, and generally expire 3, 5 or 10 years from the grant date depending on the status of the recipient as a consultant, advisor, employee or director of the Company.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Shareholders’ Equity  – (continued)

The 2009 Equity Plan was originally adopted by the shareholders of the Company on May 8, 2009. On October 29, 2009, the shareholders of the Company approved an amendment to the 2009 Equity Plan to increase the number of shares of common stock available for issuance thereunder from 3,800,000 to 9,750,000. At the 2010 Annual Meeting of Shareholders of the Company held on June 2, 2010, the shareholders approved an amendment to increase this number to 13,750,000. At a Special Meeting of Shareholders of the Company held on January 18, 2011, the shareholders approved an amendment to increase this number to 17,750,000.

The 2003 Equity Plan and the 2009 Equity Plan are sometimes collectively referred to as the Company’s “U.S. Equity Plan.” The Company’s 2009 Non-U.S. Based Equity Compensation Plan (“Non-U.S. Equity Plan”) makes up to 8,700,000 shares of Common Stock of the Company available for issuance. Persons eligible to receive restricted and unrestricted stock awards, options, stock appreciation rights or other awards under the Non-U.S. Equity Plan are those service providers to the Company and its subsidiaries and affiliates providing services outside of the United States, including employees and consultants of the Company and its subsidiaries and affiliates, who, in the opinion of the Compensation Committee, are in a position to contribute to the Company’s success. Options vest either on the date of grant, ratably over a period determined at time of grant, or upon the accomplishment of specified business milestones, and generally expire 3, 5 or 10 years from the grant date depending on the status of the recipient as a consultant, advisor, employee or director of the Company.

The Non-U.S. Equity Plan was originally adopted by the shareholders of the Company on October 29, 2009. At the 2010 Annual Meeting of Shareholders of the Company held on June 2, 2010, the shareholders approved an amendment to increase the number of shares of common stock authorized for issuance thereunder from 4,700,000 to 8,700,000.

The Company’s results include share-based compensation expense of approximately $3,669,700 and $1,843,700 for the three months ended June 30, 2011 and 2010, respectively, and approximately $4,800,000 and $3,529,400 for the six months ended June 30, 2011 and 2010, respectively. Options vesting on the accomplishment of business milestones will not be recognized for compensation purposes until such milestones are deemed probable of accomplishment. At June 30, 2011 there were options to purchase 1,604,928 shares outstanding that will vest upon the accomplishment of business milestones and will be accounted for as an operating expense when such business milestones are deemed probable of accomplishment.

On April 4, 2011, the Company entered into an amendment of its May 26, 2006 employment agreement with Dr. Robin L. Smith, pursuant to which, as previously amended (the “Agreement”), Dr. Smith serves as Chairman of the Board and Chief Executive Officer of the Company. Pursuant to the amendment, (i) the term of the Agreement was extended from December 31, 2011 to December 31, 2012; (ii) Dr. Smith will receive cash bonuses on October 1, 2011 and 2012 in the minimum amount of 110% of the prior year’s bonus; (iii) a failure to renew the Agreement at the end of the term regardless of reason shall be treated as a termination by the Company without cause; (iv) the Company shall pay Dr. Smith her base salary and COBRA premiums (a) for one year in the event of a termination of the agreement by Dr. Smith for other than good reason and (b) during any period during which she is bound by non-competition, non-solicitation or similar covenants with the Company (such payments shall not be made during the time Dr. Smith is also receiving payments under (iii) or (iv)(a)); (v) Dr. Smith was granted an option to purchase 1,500,000 shares of Common Stock at a per share exercise price equal to the closing price of the Common Stock on the date of the amendment, vesting as to 500,000 shares on each of the date of grant, December 31, 2011 and December 31, 2012; (vi) all other unvested options held by Dr. Smith were immediately vested; (vii) any vested options previously or hereafter granted to Dr. Smith during the remainder of the term shall remain exercisable following termination of employment for the full option term until the expiration date; (viii) the Company agreed that, with the exception of the period of time during which Dr. Smith is a Company affiliate and for 90 days thereafter

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Shareholders’ Equity  – (continued)

(during which time any shares owned by or issued to Dr. Smith will bear the Company’s standard affiliate legend), the Company will not place legends on shares on Common Stock owned by Dr. Smith restricting the transfer of such shares so long as such shares are sold under an effective registration statement, pursuant to Rule 144 or are eligible for sale under Rule 144 without volume limitations; and (ix) if Dr. Smith ceases to be employed by the Company and for so long as she continues to own shares of Common Stock the sale of which would require that the current public information requirement of Rule 144 be met, the Company will use its reasonable best efforts to timely meet those requirements or obtain appropriate extensions or otherwise make available such information as is required. Except as set forth in the amendment, the Agreement remains unchanged. Pursuant to the modification on April 4, 2011 of Dr. Smith’s stock options, the Company recognized $723,000 of incremental compensation cost during the three months ended June 30, 2011.

The weighted average estimated fair value of stock options granted in the three and six months ended June 30, 2011 was $1.21 and $1.14, respectively. The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model. The expected volatility is based upon historical volatility of the Company’s stock. The expected term is based upon observation of actual time elapsed between date of grant and exercise of options for all employees.

The range of assumptions used in calculating the fair values of options granted during the three and six months ended June 30, 2011 and 2010, respectively, were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Expected term (in years)	1 to 10	6 to 10	1 to 10	6 to 10
Expected volatility	75% – 83%	95% – 100%	75% – 85%	95% – 122%
Expected dividend yield	0%	0%	0%	0%
Risk-free interest rate	0.19% – 3.07%	2.32% – 3.58%	0.19% – 3.07%	2.32% – 3.80%

Activity related to stock options outstanding under the U.S. Equity Plan was as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balance at December 31, 2010	9,932,214	$1.87
Granted	6,909,600	1.61
Exercised	(5,000)	1.42
Expired	—	—
Cancelled	(817,152)	1.78
Balance at June 30, 2011	16,019,662	1.76	7.7	$153,343
Options Exercisable at June 30, 2011	8,118,085	1.86	6.9

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Shareholders’ Equity  – (continued)

Activity related to stock options outstanding under the Non U.S. Equity Plan was as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balance at December 31, 2010	3,100,000	$2.02
Granted	650,000	1.74
Exercised	—	—
Expired	—	—
Cancelled	(683,334)	2.07
Balance at June 30, 2011	3,066,666	1.95	8.8	$9,000
Options Exercisable at June 30, 2011	816,666	2.17	8.4

The total fair value of shares vested during the three and six months ended June 30, 2011 was approximately $2,357,800 and $2,754,200, respectively.

The number of remaining shares authorized to be issued under the various equity plans at June 30, 2011 are as follows:

	US Equity Plan	Non US Equity Plan
Shares Authorized for Issuance under 2003 Equity Plan	2,500,000	—
Shares Authorized for Issuance under 2009 Equity Plan	17,750,000	—
Shares Authorized for Issuance under Non US Equity Plan	—	8,700,000
	20,250,000	8,700,000
Outstanding Options – US Equity Plan	(16,019,662)	—
Exercised Options	(97,500)	—
Outstanding Options – Non US Equity Plan	—	(3,066,666)
Restricted stock or equity grants issued under Equity Plans	(2,401,005)	(885,000)
Total common shares remaining to be issued under the Equity Plans	1,731,833	4,748,334

As of June 30, 2011, there was approximately $10,005,100 of total unrecognized compensation costs related to unvested stock option awards of which approximately $7,831,800 is related to stock options that vest over a weighted average life of 1.82 years. The remaining balance of unrecognized compensation costs of $2,173,300 is related to stock options that vest based on the accomplishment of business milestones which expense begins to be recognized when such milestones become probable of being achieved.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Shareholders’ Equity  – (continued)

Changes in Stockholders Equity:

The changes in Stockholders Equity for the six months ended June 30, 2011, were as follows:

	Series B Convertible Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Non-Controlling Interest in Subsidiary	Total
	Shares	Amount	Shares	Amount
Balance at January 1, 2011	10,000	$100	64,221,130	$63,813	$141,137,522	$2,779,066	$(95,320,620)	$37,827,738	$86,487,619
Exercise of stock options	—	—	5,000	5	7,095	—	—	—	7,100
Share-based compensation	—	—	1,256,450	1,256	6,654,739	—	—	—	6,655,995
Proceeds from issuance of common stock	—	—	4,369,375	4,369	5,903,354	—	—	—	5,907,723
Shares issued for charitable contribution	—	—		409	606,955	—	—	—	607,364
Dividends on Series E preferred stock	—	—	364,780	365	494,547	—	(357,414)	—	137,498
Foreign currency translation	—	—	—	—	—	1,510,497	—	(9,651)	1,500,846
Net income attributable to non-controlling interest	—	—	—	—	—	—	—	541,108	541,108
Dividends to related party	—	—	—	—	—	—	—	(11,726,099)	(11,726,099)
Investment in Athelos	—	—	—	—	—	—	—	927,000	927,000
Net loss attributable to NeoStem, Inc.	—	—	—	—	—	—	(20,778,757)	—	(20,778,757)
Repayment of Series E Preferred Principal	—	—	1,430,552	1,430	1,939,458	—	—	—	1,940,888
Shares issued in PCT Merger	—	—	10,600,000	10,600	17,855,596	—	—	—	17,866,196
Balance at June 30, 2011	10,000	$100	82,247,287	$82,247	$174,599,266	$4,289,563	$(116,456,791)	$27,560,096	$90,074,481

Note 10 — Income Taxes

The Tax Reform Act of 1986 enacted a complex set of rules limiting the utilization of net operating loss carryforwards (“NOL”) to offset future taxable income following a corporate ownership change. The Company’s ability to utilize its NOL carryforwards is limited following a change in ownership in excess of fifty percentage points during any three-year period.

Since the year 2000, the Company has had several changes in ownership which has resulted in a limitation on the Company’s ability to apply net operating losses to future taxable income. As of December 31, 2010 the Company has lost $21,973,200, or $7,470,900 in tax benefits, of net operating losses applicable to Federal income taxes which expired due to these limitations. At December 31, 2010, the Company had net operating loss carryforwards of approximately $39,590,500 applicable to future Federal income taxes. The tax loss carryforwards are subject to annual limitations and expire at various dates through 2030. The Company has recorded a full valuation allowance against its net deferred tax asset because it is more likely than not that such deferred tax assets will not be realized.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Segment Information

The Company’s financial information broken down by reportable segment was as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues
Pharmaceutical Manufacturing — China	$16,151.2	$19,369.7	$34,292.9	$35,144.2
Cell Therapy — United States	2,210.8	37.8	3,660.0	96.5
Regenerative Medicine — China	98.7	—	148.9	—
	$18,460.7	$19,407.5	$38,101.8	$35,240.7
Loss from operations
Pharmaceutical Manufacturing — China	$642.6	$3,559.0	$2,762.2	$6,749.7
Cell Therapy — United States	(2,937.2)	(3,042.4)	(6,977.7)	(4,612.5)
Regenerative Medicine — China	(435.2)	(423.4)	(1,165.3)	(736.9)
Corporate office	(7,288.7)	(3,596.1)	(12,629.4)	(7,511.5)
	$(10,018.5)	$(3,502.9)	$(18,010.2)	$(6,111.2)

Total assets	June 30, 2011	December 31, 2010
Pharmaceutical Manufacturing — China	$127,547.7	$125,133.7
Cell Therapy — United States	34,810.9	1,241.2
Regenerative Medicine — China	3,471.1	5,032.9
Corporate office	4,502.7	11,616.9
	$170,332.4	$143,024.7

Note 12 — Related Party Transactions

At June 30, 2011, Erye owed EET, the 49% shareholder of Erye, $20,009,600 which represents dividends paid and loaned back to Erye. At June 30, 2011 the interest rate on this loan was 6.06%. In June 2011 Erye paid EET approximately $875,100 consisting of the net of the following: $1,115,000 of unpaid accrued interest at June 30, 2011, approximately $408,700 repayment of a non interest bearing loan due in 2011 and recovery of cash advances to EET of approximately $648,600.

Pursuant to the terms and conditions of the Erye Joint Venture Agreement, dividend distributions to EET and the Company’s NeoStem subsidary will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement became effective distributions are made as follows: for undistributed profits generated subsequent to the acquisition date: (i) the 49% of undistributed profits (after tax) of the joint venture due EET will be distributed to EET and lent back to Erye to help finance costs in connection with its construction of and relocation to a new facility; and (ii) of the net profit (after tax) of the joint venture due the Company, 45% will be provided to Erye as part of the new facility construction fund and will be characterized as additional paid-in capital for the Company’s 51% interest in Erye, and 6% will be distributed to the Company. For undistributed profits generated prior to the acquisition date: (i) the 49% of undistributed profits (after tax) of the joint venture due EET will be distributed to EET and lent back to Erye to help finance costs in connection with its construction of and relocation to a new facility; and (ii) of the net profit (after tax) of the joint venture due the Company, 51% will be provided to Erye as part of the new facility construction fund and will be characterized as additional paid-in capital for the Company’s 51% interest in

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Related Party Transactions  – (continued)

Erye. In January 2011, a dividend totaling approximately $13,671,100 based on earnings for Fiscal Year 2009 was declared and approximately $6,698,800 was distributed to EET and lent back to Erye and approximately $6,972,300 due the Company was reinvested and re-characterized as additional paid-in capital in the business. In April 2011, a dividend totaling $10,259,700 based on earnings for Fiscal Year 2010 was declared and approximately $5,027,300 was distributed to EET and lent back to Erye, and approximately $5,232,400 due the Company was reinvested and re-characterized as additional paid-in capital in the business. A 10% withholding tax was required on dividends payable to the Company. As a result, Erye withheld approximately $1,220,500 in taxes related to the Company’s fiscal year 2009 and 2010 dividend amounts, of which approximately $526,600 has not been paid to the local Chinese tax authorities as of June 30, 2011.

Pursuant to the PCT Merger Agreement, NeoStem agreed to pay off PCT’s credit line with Northern New Jersey Cancer Associates (“NNJCA”), in an amount up to $3,000,000, shortly after the closing of the PCT Merger. On January 21, 2011, NeoStem paid NNJCA $3,000,000 in full satisfaction of all of PCT’s obligations to NNJCA arising from the underlying line of credit and security agreement. Dr. Andrew Pecora (who was PCT’s Chairman and CEO prior to the PCT Merger, and who became PCT’s Chief Medical Officer on January 19, 2011 pursuant to an employment agreement effective upon the closing of the PCT Merger), has served as Managing Partner of NNJCA since 1996.

During the six months ended June 30, 2011, the Company contributed to The Stem for Life Foundation, a Pennsylvania nonprofit corporation classified as a tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) and as a public charity under Section 509(a)(1) and 170(b)(1)(A)(vi) of the Code (the “Foundation”), whose mission is to promote public awareness, fund research and development and subsidize stem cell collection and storage programs, 407,600 shares of previously issued restricted common stock with a fair value of approximately $607,000. The contribution of such securities was subject to the approval of the Board of Directors and the Audit Committee. The Company’s CEO and Chairman is President and a Trustee of the Foundation, its General Counsel is Secretary and a Trustee of the Foundation and its Chief Financial Officer is Treasurer of the Foundation.

Note 13 — Commitments and Contingencies

Lease Commitments:

The Company entered into an agreement for the lease of executive office space from SLG Graybar Sublease LLC at Suite 450, 420 Lexington Avenue, New York, NY 10170 with a lease term effective April 1, 2009 through June 30, 2013. This serves as the Company’s corporate headquarters. The base monthly rent, which includes storage space, is currently approximately $21,500 per month, scheduled to increase to approximately $22,000 in July 2011. Pursuant to this lease, the Company is obligated to pay on a monthly basis fixed annual rent and certain items as additional rent including utility payments. The security deposit for this property was approximately $157,100.

In September 2009, the Company entered into an agreement for the lease of space from Rivertech Associates II, LLC, c/o The Abbey Group at 840 Memorial Drive, Cambridge, Massachusetts with a lease term effective September 1, 2009 through August 31, 2012 (“Main Lease”). The space is being used for general office, research and development, and laboratory space. The base rent under this lease is currently $29,737 per month, scheduled to increase to $30,750 per month in September 2011. In addition, the Company is responsible for certain costs and charges specified in the lease, including utilities, operating expenses and real estate taxes. The security deposit was $84,141. In May 2011, the Company sublet a portion of the Cambridge facility to another life science company. Monthly-fixed rent under the sublease is approximately $9,333 and the sublet pays certain other expenses. The Company is assessing its need for the Cambridge facility going forward given the acquisition of PCT with its Allendale, NJ and Mountain View, CA facilities.

In May 2009, Qingdao Niao Bio-Technology, one of the Company’s VIEs in China, entered into leases (assigned to NeoStem (China) in February 2010) with Beijing Zhong-guan-cun Life Science Park

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Commitments and Contingencies  – (continued)

Development Corp., Ltd. pursuant to which NeoStem (China) is leasing laboratory, office and storage space in Beijing for the aggregate monthly amount of approximately $23,000. Lease payments are due quarterly in advance, and upon entering into the lease a three month security deposit was also paid. The term of the leases is for approximately three years. The Beijing Facility is located at the Life Science Innovation Center, Life Science Park, Zhongguancum, Beijing.

Qingdao Niao Bio-Technology had been leasing office space in Qingdao since August 2009. The most recent lease was effective through September 2011 at a monthly rent of approximately $1,300, payable as to half the total lease amount by September 2010 and as to the remaining half in March 2011. Qingdao Niao Bio-Technology’s operations have relocated to Tianjin to take advantage of tax and other concessions that are being made available and in May 2011 the Qingdao lease was terminated. In connection therewith, Tianjin Niou Bio-Technology entered into a one year lease for office space in Tianjin at a monthly rent of approximately $5,000 payable quarterly.

In September 2005, PCT entered into a one-year lease directly with Vanni Business Park, LLC, the landlord for the Mountain View, California laboratory space leasing the entire building. This new lease commenced July 1, 2006, with monthly base rent of $26,275. In July 2006, PCT entered into an agreement to amend this lease and extended the term through June 30, 2012, for an initial monthly base rent of $33,782 with yearly escalations thereafter.

The Company leases office and laboratory facilities and certain equipment under certain noncancelable operating leases that expire from time to time through 2015. A summary of future minimum rental payments required under operating leases that have initial or remaining terms in excess of one year as of June 30, 2011 are as follows (in thousands):

Years ended	Operating Leases
2011	$499.5
2012	723.2
2013	384.3
2014	104.2
2015	53.5
Thereafter	28.8
Total minimum lease payments	$1,793.5

Expense incurred under operating leases was approximately $724,600 and $1,137,200 for the three and six months ended June 30, 2011, respectively, and $211,400 and $616,500 for the three and six months ended June 30, 2010, respectively.

Contingencies:

Under license agreements with third parties the Company is typically required to pay maintenance fees, make milestone payments and/or pay other fees and expenses and pay royalties upon commercialization of products. The Company also sponsors research at various academic institutions, which research agreements generally provide us with an option to license new technology discovered during the course of the sponsored research.

In connection with the issuance to investors and service providers of many of the shares of the Company’s common stock and warrants to purchase common stock previously disclosed and described herein, the Company granted the holders registration rights providing for the registration of such shares of common stock and shares of common stock underlying warrants on a registration statement to be filed with the Securities and Exchange Commission (“SEC”) so as to permit the resale of those shares. Certain of the registration rights agreements provided for penalties for failure to file or failure to obtain an effective

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Commitments and Contingencies  – (continued)

registration statement. With respect to satisfying its obligations to the holders of these registration rights, the Company has been in various situations. The Company had previously filed a registration statement as required for some of the holders, and in May 2011 filed a registration statement for all of the holders (except for holders whose shares of Common Stock are currently salable under Rule 144 of the Securities Act or who waived certain rights), but to date, such registration statement has not been declared effective by the SEC. Certain holders who had outstanding registration rights had previously waived their registration rights or were subject to lock-up agreements. No holder has yet asserted any claim against the Company with respect to a failure to satisfy any registration obligations. Were someone to assert a claim against the Company for breach of registration obligations, the Company believes it has several defenses that would result in relieving it from some or any liability, although no assurances can be given. The Company also notes that damage claims may be limited, as (i) most shares of Common Stock as to which registration rights attached are currently salable under Rule 144 of the Securities Act or are otherwise currently subject to other restrictions on sale and (ii) during much of the relevant periods the warrants with registration rights generally have been out of the money, were subject to lock-up agreements and/or the underlying shares of Common Stock were otherwise subject to restrictions on resale. Accordingly, were holders to assert claims against the Company based on breach of the Company’s obligation to register, the Company believes that the Company’s maximum exposure from non-related parties would not be material.

Xiangbei Welman Pharmaceutical Co., Ltd. v Suzhou Erye Pharmaceutical Co., Ltd. and Hunan Weichu Pharmacy Co., Ltd.  involves a patent infringement dispute with respect to a particular antibiotics complex manufactured by Erye (the “Product”). The Changsha Intermediate People’s Court in Hunan Province, PRC in the foregoing case rendered a judgment on May 13, 2010 against Erye as follows: (i) awarding plaintiff Xiangbei Welman damages and costs of approximately 5 million RMB (approximately $758,500) against Erye which was fully accrued for at June 30, 2011; and (ii) enjoining Erye from manufacturing, marketing and selling the Product. The Product represented approximately 3.9% and 2.4%, respectively, of Erye’s sales for the three months ended June 30, 2011 and 2010. Erye has appealed the court judgment, and is also engaged in settlement negotiations. On March 21, 2011, Changsha Intermediate Court issued a civil decision suspending the execution of the Preliminary Injunction. Therefore, Erye is currently free to produce, sell or offer to sell the product. Following the filing of the patent infringement dispute, in 2009 Xiangbei Welman brought a copyright infringement lawsuit against Erye claiming the package inserts with respect to the Product infringed upon their copyright and Erye was enjoined from copying and using the package inserts on the Product and selling the Product with the package inserts and Xiangbei Welman was awarded 50,000 RMB, or approximately $7,700. In July 2011, a new copyright infringement lawsuit was brought by Xiangbei Welman against Erye claiming that Erye was not complying with the earlier judgment enjoining them from copying and using the package inserts for the Product. The Changsha Intermediate Court was applied to for property preservation and it issued a civil decision freezing Erye’s bank deposits of up to 50 million RMB, or approximately $7.7 million, or sealing up or detaining Erye’s other properties of equal value. Currently this case is pending. As of August 10, 2011, approximately $617,200 of cash has been frozen in certain bank accounts.

The Company has determined that it did not obtain all Chinese regulatory approvals (and associated registrations) required to reflect the legal title of its interest in Erye as being held by the proper entity within our group which is its current beneficial owner as that term is used under U.S. law. The Company is determining what governmental approvals (and associated registrations) will need to be issued by the Suzhou Municipal Bureau of Foreign Investment and Commerce and the Suzhou Administration for Industry and Commerce to remediate these deficiencies. The Company believes these regulatory deficiencies can be remediated within a reasonable period of time and should not delay a possible divestiture of the Company’s interests in Erye that is currently under evaluation. However, no assurance can be given that any unremediated regulatory deficiencies would not have an adverse effect on its operating results and liquidity, and will not impede or delay efforts to divest the Company’s interest in Erye. In addition, the remediation process is

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Commitments and Contingencies  – (continued)

expected to trigger certain tax liabilities and penalties, however the ultimate liability will be based on future discussions with the relevant Chinese authorities. At this time the Company does not expect such amounts to be material.

On May 19, 2006, PCT entered into a line of credit agreement with Amorcyte Inc. (“Amorcyte”), an entity which was spun out of PCT in 2006, whereby PCT agreed to loan Amorcyte up to $500,000 at an annual interest rate of 5%. The line of credit agreement was a condition to Amorcyte closing a Series A Preferred Stock Financing completed during 2006. The Company has not loaned any amount to Amorcyte under this agreement through June 30, 2011. The line of credit agreement expires on the earlier of (i) the date on which the Company declares the outstanding principal and accrued interest due and payable based on an event of default as defined within the agreement, or (ii) the date of closing of the first debt or equity financing of Amorcyte following the initial borrowing of the principal. These events have not occurred to date. On July 14, 2011, the Company entered into a merger agreement whereby it will acquire Amorcyte. See Note 14. If the proposed merger with Amorcyte discussed below is approved, this line of credit will be cancelled.

Note 14 — Subsequent Events

Amorcyte Merger

On July 14, 2011, the Company signed a definitive merger agreement whereby it will acquire Amorcyte, Inc. (“Amorcyte”), a development stage cell therapy company focusing on novel treatments for cardiovascular disease. Amorcyte’s lead product candidate, AMR-001, is ready to initiate a Phase II study for the treatment of acute myocardial infarction (AMI). The definitive merger agreement provides for the issuance of an aggregate of 6,821,283 shares of Common Stock (subject to downward adjustment, to be held in escrow for eventual distribution to the former Amorcyte security holders) and seven year warrants to purchase an aggregate of 1,881,008 shares of Common Stock at $1.466 per share (the transfer of any shares issued upon exercise of these warrants will be restricted until one year after the closing date). Up to an additional 4,092,768 shares of Common Stock will be issued if and only if specified AMR-001 milestones are achieved. Amorcyte security holders are entitled to receive additional consideration in the form of an earn out based upon net reveneues of AMR-001, if AMR-001 is commercialized. Holders of greater than 50% of Amorcyte’s outstanding voting power have agreed to vote in favor of the merger. The closing of the merger is subject to various conditions, including the approval by Amorcyte stockholders of the merger and the merger agreement, and approval by NeoStem stockholders of the issuance of NeoStem’s securities in the merger.

Refer to the Company’s Current Report on Form 8-K dated July 11, 2011 for additional information on the Amorcyte Merger and the Amorcyte Merger Agreement.

Amendment and Guaranty of Lease With Respect to PCT’s Mountain View Facility

On July 11, 2011, the Company’s subsidiary PCT executed a Second Amendment effective July 1, 2011 to its existing lease dated September 1, 2005 and amended July 1, 2006 with respect to PCT’s Mountain View, California cell therapy manufacturing facility. The lessor under the lease is Vanni Business Park, LLC. The Second Amendment extends the term of the lease to June 30, 2017. Commencing July 1, 2012, the monthly base rent will be $41,289.60, subject to certain annual cost of living adjustments starting July 1, 2013. In connection with the Second Amendment, the lessor required that NeoStem, as sole member of PCT, execute a Guaranty of Lease.

Equity Sales

On July 6, 2011, three key Amorcyte stockholders (including a fund managed by an Amorcyte director) invested an aggregate of $728,000 in a private placement of 568,750 shares of Common Stock (purchase price $1.28 per share).

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Subsequent Events  – (continued)

On July 22, 2011, the Company completed an underwritten offering of 13,750,000 units at a purchase price of $1.20 per unit, with each unit consisting of one share of Common Stock and a five year warrant to purchase 0.75 of a share of Common Stock at an exercise price of $1.45 per share (the “Offering”). The Company sold securities in the Offering under the Company’s previously filed shelf registration statement on Form S-3 (333-173855), which was declared effective by the Securities and Exchange Commission on June 13, 2011. Lazard Capital Markets LLC (“Lazard”) and JMP Securities LLC (“JMP”) acted as representatives of the underwriters named in an Underwriting Agreement, dated as of July 19, 2011, by and among the Company, Lazard, JMP and such underwriters. The Company received gross proceeds of $16,500,000, prior to deducting underwriting discounts and offering expenses payable by the Company.

AMORCYTE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2010
AND FOR THE PERIOD FROM JUNE 29, 2004 (DATE OF INCEPTION)
THROUGH JUNE 30, 2011 (UNAUDITED)
AND FOR THE SIX MONTH PERIODS ENDED
JUNE 30, 2011 AND 2010 (UNAUDITED)

AMORCYTE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

Contents

Page
Financial Statements
Independent auditors’ report	F-94
Balance sheets as of June 30, 2011 (unaudited) and December 31, 2010	F-95
Statements of operations for the six months ended June 30, 2011 and 2010 (unaudited), year ended December 31, 2010 and for the period from June 29, 2004 (date of inception) through June 30, 2011 (unaudited)	F-96
Statements of changes in stockholders’ deficiency for the period from June 29, 2004 (date of inception) through June 30, 2011 (unaudited) for the year ended December 31, 2010, and for the six months ended June 30, 2011 (unaudited)	F-97 – F-98
Statements of cash flows for the six months ended June 30, 2011, and 2010 (unaudited), year ended December 31, 2010, and for the period from June 29, 2004 (date of inception) through June 30, 2011 (unaudited)	F-99
Notes to the financial statements	F-100 – F-109

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders
Amorcyte, Inc.

We have audited the accompanying balance sheet of Amorcyte, Inc. (a development stage company) (the “Company”) as of December 31, 2010, the related statements of operations, statements of changes in stockholders’ deficiency and cash flows for the year ended December 31, 2010. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amorcyte, Inc. as of December 31, 2010 and the results of its operations and its cash flows for the year ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A [2] to the financial statements, the Company has suffered recurring losses from operations and limited capital resources to fund clinical operations. In addition, under the Company’s articles of incorporation, the Company may be required to redeem its preferred stock over a three year period if requested by a majority of the preferred stockholders. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management’s plans regarding those matters are also described in Note A [2].

Hackensack, New Jersey
June 23, 2011

AMORCYTE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

Balance Sheets

	June 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,829	$340,872
Prepaid expenses and other current assets	15,085	10,006
Total current assets	40,914	350,878
Property and equipment, net of accumulated depreciation	1,524	1,940
	$42,438	$352,818
LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities:
Accounts payable and accrued expenses	$550,292	$460,010
Deferred compensation	646,668	479,167
Total current liabilities	1,196,960	939,177
Series A redeemable convertible preferred stock, $.001 par value: 11,000 shares authorized; 9,645 and 9,582 issued and outstanding at June 30, 2011 and December 31, 2010, respectively	7,624,603	7,574,603
STOCKHOLDERS’ DEFICIENCY
Common stock, $.001 par value, 31,000 shares authorized, 7,822 and 6,822 shares issued and outstanding at June 30, 2011 and December 31, 2010	8	7
Additional paid-in capital	891,800	639,156
Deficit accumulated during development stage	(9,670,933)	(8,800,126)
Total stockholders’ deficiency	(8,779,125)	(8,160,962)
	$42,438	$352,818

See accompanying notes to financial statements

AMORCYTE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

Statements Of Operations
For The Six Months ended June 30, 2011 and 2010 (unaudited), Year Ended December 31, 2010, and for
The Period From June 29, 2004 (Date Of Inception) Through June 30, 2011 (unaudited)

	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010	Year Ended December 31, 2010	Period from June 29, 2004 (date of inception) to June 30, 2011
	(unaudited)	(unaudited)		(unaudited)
Operating expenses:
Research and development	$265,429	$93,146	$203,011	$3,915,936
General and administrative	605,524	480,165	1,144,823	6,037,319
Total operating expenses	870,953	573,311	1,347,834	9,953,255
Operating loss	(870,953)	(573,311)	(1,347,834)	(9,953,255)
Other income (expense):
Interest income	146	63	87	162,893
Other income – qualified therapeutics discovery project award	—	—	244,479	244,479
Interest expense	—	—	(15)	(37,022)
	146	63	244,551	370,350
Net loss	$(870,807)	$(573,248)	$(1,103,283)	$(9,582,905)

See accompanying notes to financial statements

AMORCYTE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

Statements Of Changes In Stockholders’ Deficiency

For The Period From June 29, 2004 (Date Of Inception) through June 30, 2011 (unaudited),
For the Year Ended December 31, 2010, and for the Six Months Ended June 30, 2011 (unaudited)

	Common stock		Additional paid-in capital	Deficit accumulated during the development stage	Total
	Shares	Amount
Balance, June 29, 2004	—	$—	$—	$—	$—
Net loss, for period ended December 31, 2004	—	—	—	(102,645)	(102,645)
Balance, December 31, 2004	—	—	—	(102,645)	(102,645)
Issuance of Common Stock	6,822	7	—	—	7
Net loss, FYE December 31, 2005	—	—	—	(960,997)	(960,997)
Balance, December 31, 2005	6,822	7	—	(1,063,642)	(1,063,635)
Stock-based compensation	—	—	122,199	—	122,199
Net loss, FYE December 31, 2006	—	—	—	(1,756,478)	(1,756,478)
Accretion to redemption value for Series A redeemable preferred stock	—	—	(122,199)	(88,028)	(210,227)
Balance, December 31, 2006	6,822	7	—	(2,908,148)	(2,908,141)
Stock-based compensation	—	—	112,985	—	112,985
Net loss, FYE December 31, 2007	—	—	—	(2,408,306)	(2,408,306)
Balance, December 31, 2007	6,822	7	112,985	(5,316,454)	(5,203,462)

See accompanying notes to financial statements

AMORCYTE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

Statements Of Changes In Stockholders’ Deficiency

For The Period From June 29, 2004 (Date Of Inception) through June 30, 2011 (unaudited),
For the Year Ended December 31, 2010, and for the Six Months Ended June 30, 2011 (unaudited)

	Common stock		Additional paid-in capital	Deficit accumulated during the development stage	Total
	Shares	Amount
Balance, December 31, 2007	6,822	$7	$112,985	$(5,316,454)	$(5,203,462)
Stock-based compensation			175,644		175,644
Net loss, FYE December 31, 2008	—	—	—	(927,038)	(927,038)
Accretion to redemption value for Series A redeemable preferred stock	—	—	(55,101)	—	(55,101)
Balance, December 31, 2008	6,822	7	233,528	(6,243,492)	(6,009,957)
Stock-based compensation	—	—	233,036	—	233,036
Net loss, FYE December 31, 2009	—	—	—	(1,453,351)	(1,453,351)
Balance, December 31, 2009	6,822	7	466,564	(7,696,843)	(7,230,272)
Stock-based compensation	—	—	172,592	—	172,592
Net loss, FYE December 31, 2010	—	—	—	(1,103,283)	(1,103,283)
Balance, December 31, 2010	6,822	7	639,157	(8,800,126)	(8,160,962)
Stock-based compensation	—	—	64,775	—	64,775
Shares Issued to licensor	1,000	1	187,869	—	187,870
Net loss, for the six months ended June 30, 2011	—	—	—	(870,807)	(870,807)
Balance, June 30, 2011	7,822	$8	$891,800	$(9,670,933)	$(8,779,125)

See accompanying notes to financial statements

AMORCYTE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

Statements of Cash Flows

For The Six Months ended June 30, 2011 and 2010 (unaudited), Year Ended December 31, 2010 and for
The Period From June 29, 2004 (Date Of Inception) Through June 30, 2011 (unaudited)

	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010	Year Ended December 31, 2010	Period from June 29, 2004 (date of inception) to June 30, 2011
	(unaudited)	(unaudited)		(unaudited)
Cash flows from operating activities:
Net loss	$(870,807)	$(573,248)	$(1,103,283)	$(9,582,905)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	416	415	831	7,356
Stock based compensation expense	64,775	83,071	172,592	881,231
Shares Issued to licensor	187,870			187,870
(Increase) decrease in:
Prepaid expenses and other current assets	(5,079)	6,505	(3,501)	15,085
Increase (decrease) in:
Accounts payable and accrued expenses	90,282	73,540	214,231	522,123
Deferred compensation	167,500	142,500	289,167	646,667
Total adjustments	505,764	306,031	673,320	2,260,332
Net cash and cash equivalents used in operating activities	(365,043)	(267,217)	(429,963)	(7,322,573)
Cash flows from investing activities:
Payments for purchases of property and equipment	—	—	—	(8,880)
Cash flows from financing activities:
Proceeds from Series A redeemable convertible preferred stock offerings	50,000	200,000	675,000	7,624,610
Stock issuance costs	—	—	—	(265,328)
Net cash and cash equivalents provided by financing activities	50,000	200,000	675,000	7,359,282
Net change in cash and cash equivalents	(315,043)	(67,217)	245,037	27,829
Cash and cash equivalents - beginning of period	340,872	95,835	95,835	—
Cash and cash equivalents - end of period	$25,829	$28,618	$340,872	$27,829
Supplemental disclosure of cash paid:
Interest	$—	$—	$—	$37,007
Income taxes	$—	$—	$—	$—

Supplemental disclosure of cash flow information

Accretion to redemption value for Series A redeemable preferred stock was a non-cash item of $0 for the year ended December 31, 2010 and the six months ended June 30, 2011, and $265,328 for the period from June 29, 2004 (date of inception) through June 30, 2011.

See accompanying notes to financial statements

AMORCYTE, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes To Financial Statements
For the Period from June 29, 2004 (Date of Inception) through June 30, 2011 (unaudited), for the Year
Ended December 31, 2010 and for the Six Months Ended June 30, 2011 (unaudited)

Note A — Nature Of Operations And Liquidity

[1]	Nature of Operations:

Amorcyte, Inc. (“Amorcyte” or the “Company”) is a Delaware corporation that was incorporated on June 29, 2004 and began to organize its operations thereafter. Amorcyte was initially formed as a wholly-owned subsidiary of Progenitor Cell Therapy, LLC (“PCT”), and was spun off to PCT’s Members during 2005. See Note H for description of PCT related transactions.

Amorcyte is engaged in the development of bone marrow derived stem cell therapies to treat a variety of cardiovascular diseases. The Company is conducting Phase I clinical trials and is subject to the regulatory risks associated with drug development activities and requirements of the United States Food and Drug Administration.

[2]	Going Concern:

The financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred net operating losses since its inception, has no product revenue and has not received regulatory approval to commercialize products under development. In addition, under the Company’s articles of incorporation, the Company may be required to redeem its preferred stock over a three year period if requested by a majority of the preferred stockholders. These factors raise substantial doubt about the Company’s ability to continue as a going concern. To date, the Company has funded its operations with the sale of preferred stock to investors. The Company’s continued deployment in support of its planned research and growth will require substantial future expenditures. There can be no assurance that the Company’s research and development will be successfully completed, that any products developed will obtain necessary United States Food and Drug Administration regulatory approval or that any approved products or services will be commercially viable. The Company can make no assurances that investors will continue to fund the Company. Failure to receive sufficient funding will require the Company to modify, delay or abandon some of its future expenditures so that it can continue to meet its obligations. The financial statements do not reflect any adjustments that may result from this uncertainty.

As discussed in Note L, the Company has entered into an Agreement and Plan of Merger whereby it may be acquired by NeoStem, Inc., subject to shareholder votes.

[3]	Basis of Presentation:

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. From its inception the Company has devoted substantially all of its efforts to business planning, recruiting management and technical staff, acquiring operating assets, commencing a Phase I clinical trial, and raising capital. Accordingly, the Company is considered to be in the development stage as defined in ASC 915: “Development Stage Entities”.

The financial statements as of June 30, 2011 and for the six month periods ended June 30, 2011 and 2010 and for the cumulative period from June 29, 2004 (date of inception) to June 30, 2011 are unaudited and have been prepared by management in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Operating results for the six months ended June 30, 2011 and 2010 are not necessarily indicative of annual results or any other period.

Note B — Summary Of Significant Accounting Policies

[1]	Cash and Cash Equivalents:

The Company considers all highly liquid investments which have maturities of three months or less, when acquired, to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

AMORCYTE, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes To Financial Statements
For the Period from June 29, 2004 (Date of Inception) through June 30, 2011 (unaudited), for the Year
Ended December 31, 2010 and for the Six Months Ended June 30, 2011 (unaudited)

Note B — Summary Of Significant Accounting Policies  – (continued)

[2]	Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents. At various times during a fiscal year, the Company’s cash in bank balances exceeded the federally insured limits.

[3]	Fixed Assets:

Laboratory, office equipment, and computers are stated at cost and are depreciated on a straight-line basis over their estimated useful lives.

Expenditures for maintenance and repairs which do not materially extend the useful lives of the assets are charged to expense as incurred. The cost and accumulated depreciation of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations.

[4]	Income Taxes:

The Company accounts for its income taxes using ASC 740: “Income Taxes”, which requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss and tax credit carry-forwards. Valuation reserves are used to offset deferred tax assets due to the uncertainty of the realization of those tax assets. Deferred tax expense or benefit is recognized as a result of the changes in the assets and liabilities during the year.

The Company also follows the Financial Accounting Standards Board (“FASB”) issued ASC Topic 740-10, Uncertainty in Income Taxes. This Topic prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Topic also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company recognizes tax benefits or expenses of uncertain tax positions in the year such determination is made when the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has reviewed the Company’s tax positions for all open tax years (tax years ended December 31, 2007 through December 31, 2010) and concluded that no provision for unrecognized tax benefits or expense is required in these financial statements.

[5]	Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates include useful lives of fixed assets and intangibles and valuation of the Company’s equity-based instruments. Actual results could vary from the estimates that were used.

[6]	Equity-Based Compensation:

The Company accounts for stock options and other stock-based compensation in accordance with the provisions of ASC 718: “Stock Compensation”. In general, ASC 718 requires that compensation cost relating to all share-based payment transactions, including employee stock options, be recognized in the historical financial statements over applicable service periods. The measurement of the amount to be recognized is based on the fair value at the grant date of the share-based instrument recorded. The accounting for grants to nonemployees is governed under ASC 505-50: “Equity-Based Payments to Non-Employees”, which states that share-based payment awards to nonemployees should be measured based on the fair value of the services received or the fair value of the award, whichever can be estimated more reliably.

AMORCYTE, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes To Financial Statements
For the Period from June 29, 2004 (Date of Inception) through June 30, 2011 (unaudited), for the Year
Ended December 31, 2010 and for the Six Months Ended June 30, 2011 (unaudited)

Note B — Summary Of Significant Accounting Policies  – (continued)

The Company had insufficient historical data to utilize in determining its expected life assumption and therefore used the simplified method for determining expected life that is described in SEC Staff Accounting Bulletin 107. The simplified method is used when companies have difficulty making an estimate of the expected term and under this method the expected term would equal the vesting term plus the contractual term divided by two. For the Special Award, the full contractual term of 10 years was used. Additionally, the Company had no historical data to determine expected volatility and therefore estimated its volatility assumptions based on the volatility of comparable companies. The Company did not calculate the forfeiture rate for the stock options since there were only six issued to board members and key members of management and no forfeiture is forecasted.

[7]	Research and development:

Research and development costs, including costs of licenses and costs related to patent fees and applications, are charged to expense as incurred.

[8]	Subsequent events:

The Companies have evaluated events after December 31, 2010, and through June 23, 2011, which is the date the audited financial statements were available to be issued, and determined that any events or transactions occurring during this period that would require recognition or disclosure are appropriately addressed in these financial statements.

[9]	New Accounting Pronouncements:

Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements (ASU No. 2010-06)

In January 2010, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements,” which amends Subtopic 820-10. ASU 2010-06 enhances disclosure requirements related to fair value measurements. Certain provisions of ASU 2010-06 are effective for annual and interim periods beginning after December 15, 2009 and others for fiscal years beginning after December 15, 2010. The Company has adopted the relevant provisions of ASU 2010-06 and has incorporated new disclosures regarding fair value measurements. The adoption of this standard did not have a material impact on the financial statements.

Note C — Property And Equipment

Property and equipment consists of the following at:

	Estimated Useful Lives	June 30, 2011	December 31, 2010
Computer equipment	3 years	$3,060	$3,060
Laboratory and office equipment	7 years	5,820	5,820
		8,880	8,880
Less accumulated depreciation		(7,356)	(6,940)
		$1,524	$1,940

Depreciation and amortization expense was approximately $400 for the six months ended June 30, 2011 and 2010, respectively and $800 for the year ended December 31, 2010.

AMORCYTE, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes To Financial Statements
For the Period from June 29, 2004 (Date of Inception) through June 30, 2011 (unaudited), for the Year
Ended December 31, 2010 and for the Six Months Ended June 30, 2011 (unaudited)

Note D — Accounts Payable And Accrued Expenses and Deferred Compensation

Accounts payable and accrued expenses consist of the following:

	June 30, 2011	December 31, 2010
Accounts payable	$470,761	$385,641
Accrued professional fees	79,316	73,869
Accrued other	215	500
	$550,292	$460,010

Deferred compensation principally consists of compensation payable to the Company’s Chief Executive Officer. He and the Company had agreed to defer payment of a portion of his compensation (annual compensation is $285,000 per annum through December 31, 2010) until such time as the Company had raised sufficient funds through its Series B Preferred Stock capital raise which was never initiated.

Note E — Series A Redeemable Convertible Preferred Stock

In connection with a preferred stock offering dated March 24, 2008, the Company is authorized to sell an aggregate of 8,779 shares ($.001 par value) of redeemable convertible preferred stock, designated as “Series A Preferred Stock” at $798.65 per share. The Company amended its Certificate of Incorporation several times through September 2006 to increase its total number of authorized shares of preferred stock par value $0.001 per share to 11,000 shares. The Board of Directors of the Company subsequently authorized the sale of additional shares of its Series A preferred stock.

Preferred stockholders vote on an “as if converted to common stock” basis for all items, except that such shareholders also have certain protective voting rights, as defined in the articles of incorporation.

Dividends, when and if declared by the Board of Directors, accrue at the rate of $65.892 per share per annum. Such dividends are not cumulative, and no dividends have been declared or paid through March 31, 2011. Dividends in arrears at December 31, 2010 and June 30, 2011, are approximately $2,115,000 and $2,420,000, respectively.

Each share of Series A Preferred Stock is convertible into shares of common stock at a conversion price of $798.65 per share, subject to a down-round protection feature, which would reset the conversion price to a lower number in the event the Company does a subsequent offering of its securities at a lower price.

Holders of shares of Series A Preferred Stock are entitled at any time to convert all or any such shares of Series A Preferred Stock into shares of common stock. Additionally, each share of Series A Preferred Stock shall automatically convert into fully paid and non-assessable shares of common stock upon the earlier to occur of (i) immediately prior to the closing of a firm commitment underwritten public offering of the Company’s common stock or (ii) the date upon which the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock elect to convert their shares of Series A Preferred Stock.

In the event of a liquidation, dissolution or winding up of the Company or change in control of the Company as defined, whether voluntary or involuntary, Series A Preferred Stock holders are entitled to receive an amount equal to $1,197.975 per share plus an additional amount equal to any unpaid dividends on each such share unless otherwise determined by at least two-thirds of the holders. After the payment of liquidation preference amount to the Series A shareholders, the remaining assets, if any, are shared between the common and preferred shareholders shall be distributed ratably on an “as if converted basis”.

At any time after the fifth anniversary of the date on which the Company first issued shares of its Series A Preferred Stock (2005), upon request of the majority of preferred Series A stockholders, the preferred A shares are redeemable. Redemption will occur in three annual installments, in each the Company shall redeem up to

AMORCYTE, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes To Financial Statements
For the Period from June 29, 2004 (Date of Inception) through June 30, 2011 (unaudited), for the Year
Ended December 31, 2010 and for the Six Months Ended June 30, 2011 (unaudited)

Note E — Series A Redeemable Convertible Preferred Stock  – (continued)

the maximum amount the Company may lawfully redeem. The redemption price is the lesser of (i) the original issue price plus an additional amount equal to any dividends declared but unpaid or (ii) the then current fair market value of such share. Consequently, redemption of the Series A Preferred Stock and the payment of the liquidation preference may result from events outside the control of the Company. Therefore, these securities are classified outside of permanent equity. The Company does not expect any such liquidation to occur in the near future, however the Company is required to evaluate the likelihood at each reporting period.

Information related to redeemable convertible preferred stock gross proceeds raised is summarized as follows:

Series A Preferred Stock:	Shares Issued	Series A Redeemable Preferred Stock
Issued in 2005 at $500.00 per share	98	$49,603
Issued in 2006 at $798.65 per share	5,885	4,700,000
Issued in 2008 at $798.65 per share	1,440	1,150,000
Issued in 2009 at $798.65 per share	1,252	1,000,000
Issued in 2010 at $798.65 per share	845	675,000
Total at December 31, 2010	9,520	7,574,603
Issued in the six months ended June 30, 2011 at $798.65 per share	6	50,000
Total June 30, 2011	9,582	$7,624,603

Additionally, $265,328 of stock issuance costs incurred through 2008 ($210,000 in 2006 and $55,000 in 2008) associated with the Series A Preferred Stock have been charged against the redeemable convertible preferred stock and were accreted through December 31, 2009. Since all stock issuance costs have been fully accreted to the Series A Redeemable Preferred Stock account and no dividends have been declared, the carrying value at December 31, 2010 and June 30, 2011 equals the amount of the gross proceeds raised.

Note F — Common Stock

The articles of incorporation, as amended in March and December of 2008, provide that each stockholder shall be entitled to one vote for each share of common stock held by such stockholder. 6,822 shares of Common Stock were issued in connection with the formation of the Company. Due to an amendment of a license agreement an additional 1,000 shares were issued to Baxter Corporation and another party (see Note H [2]), 7,822 and 6,822 were outstanding as of June 30, 2011 and December 31, 2010, respectively.

Note G — Stock Options

The Performance Recognition Plan (the “Plan”) was adopted by the Board of Directors and approved by the stockholders of the Company on May 19, 2006. Under the terms of the Plan the Board of Directors, or a committee appointed by the Board of Directors, has the authority to grant options, stock appreciation rights, awards of restricted stock, deferred stock or performance shares or any combination of the foregoing to eligible recipients. A total of 5,000 shares of common stock are reserved and made available for issuance under the Plan.

In, 2006, options to purchase 760 shares of common stock, at an exercise price of $798.65 per share were granted to the five board members of the Company, which vest and become exercisable over a four year period and have a term of ten years. Also in 2006, options to purchase 75 shares of common stock, at an exercise price of $798.65 per share were granted to one board member of the Company in recognition of services provided, which vested immediately.

AMORCYTE, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes To Financial Statements
For the Period from June 29, 2004 (Date of Inception) through June 30, 2011 (unaudited), for the Year
Ended December 31, 2010 and for the Six Months Ended June 30, 2011 (unaudited)

Note G — Stock Options  – (continued)

In 2008, options to purchase 101 shares of common stock, at an exercise price of $798.65 per share were granted to one of the advisors of the Company as a “Special Award.” and become exercisable based upon performance milestones, which management estimates were probable of occurring within four years.

Also in 2008, the Company issued members of management options to purchase 152 shares of common stock at $798.65 per share which vest and become exercisable over a four year period and have a term of ten years. Further, in 2008 the Company issued options to purchase 51 shares of common stock at $798.65 per share, which were fully vested at the grant date.

In 2009, options to purchase 1,300 shares of common stock, at an exercise price of $185.87 were granted to two directors of the Company (one of which is an officer of the Company). Of these awards, 417 are vested and become exercisable in three equal annual installments commencing May 1, 2009 and have a term of ten years. The remaining 883 shares become exercisable ratably on a monthly basis commencing May 31, 2009 through December 31, 2010 and have a term of ten years.

Also in 2009 options to purchase 354 shares of common stock, at an exercise price of $185.87 per share were granted to one of the directors of the Company, who is also an officer of the Company, as a “Special Award”, and vest and become exercisable based on the occurrence of two performance milestones. These Special Award options have a term of ten years. At the date of grant and through December 31, 2009, management estimated that the achievement of the performance milestones was probable of occurring, and the first milestone would be met by December 31, 2010, the second by July 1, 2013. During 2010, management re-assessed the probability of achieving these milestones, and determined that it is probable that the criteria would not be met, and therefore the previously expensed stock-based compensation charge of approximately $13,000 was reversed [See Note L].

Also in 2009, options to purchase 456 shares of common stock, at an exercise price of $185.87 were granted to three members of management of the Company. Of these awards, 304 vest and become exercisable in three equal annual installments commencing June 18, 2010 and have a term of ten years. The remaining 152 shares vest immediately at June 18, 2009 and have a term of ten years.

In 2010, options to purchase 1,102 shares of common stock, at an exercise price of $185.87 were granted which vest and become exercisable in three equal annual installments, 304 shares commencing November 2011 and 798 shares commencing December 2011, all have a term of ten years.

In 2010, the Company repriced the exercise price of all its previously issued stock options to $185.87 per share. This modification resulted in an incremental $27,605 of stock based compensation expense recorded in 2010.

The following table sets forth information about the weighted-average fair value of options granted during 2010, and the assumptions used for each grant:

For the Year-Ended December 31, 2010
Fair Value of Options	$149.29
Risk-free interest rate	0.84%
Expected term in years	7
Expected volatility	83.50%
Expected dividends	None

AMORCYTE, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes To Financial Statements
For the Period from June 29, 2004 (Date of Inception) through June 30, 2011 (unaudited), for the Year
Ended December 31, 2010 and for the Six Months Ended June 30, 2011 (unaudited)

Note G — Stock Options  – (continued)

Option activity under the Plan is summarized as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual life (years)
Granted during 2006	835	$798.65
Outstanding as of December 31, 2006	835	$798.65
Granted during 2007	—	$0.00
Outstanding as of December 31, 2007	835	$798.65
Granted during 2008	304	$798.65
Outstanding as of December 31, 2008	1,139	$798.65
Granted during 2009	2,110	$185.87
Outstanding as of December 31, 2009	3,249	$435.76
Forfeited during 2010	(379)	$798.65
Granted during 2010	1,102	$187.87
Outstanding as of December 31, 2010	3,972	$187.87	8.21
Granted during the six months ended June 30, 2011	—	$—
Outstanding as of June 30, 2011	3,972	$187.87	7.97
Options Exercisable at:
Exercisable as of December 31, 2010	2,289	$187.87
Exercisable as of June 30, 2011	2,289	$187.87

Stock based compensation recognized in the financial statements amounted to $172,592, $64,775 and $881,231 during the year ended December 31, 2010, the unaudited six-month period ended June 30, 2011 and the unaudited period from inception through June 30, 2011, respectively. Total unrecognized stock based compensation amounted to $265,156 at December 31, 2010. This amount is expected to be fully recognized over a period of 3.5 years. The intrinsic value of outstanding and vested options at December 31, 2010 is minimal.

Note H — Commitments And Contingencies

[1]	Progenitor Cell Therapy, LLC – a related party:

As discussed in Note A, the Company was spun-out from PCT during 2005. During such time, the Company was dependent on PCT for certain administrative and development services, discussed below. During 2010, PCT acquired $50,000 of Series A preferred stock at the same terms as other investors. (See Note E)

On May 31, 2005, the Company entered into a Cell Processing Agreement with PCT (the “PCT Agreement”) whereby the Company engaged PCT to be its exclusive provider of cell processing procedures and related services at rates specified within the agreement that included $25,000 per month during the clinical trial period for oversight services. This monthly fee was amended to $22,000 (or less if the Company asked PCT to perform a lesser amount of services) in 2008 through June 2011. Costs incurred under the PCT Agreement and included in research and development costs amounted to $69,500 and $2,400 for the six months ended June 30, 2011 and 2010, respectively, $84,600 for the year ended December 31, 2010 and approximate $997,000 since inception. These costs are incurred when work is performed.

AMORCYTE, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes To Financial Statements
For the Period from June 29, 2004 (Date of Inception) through June 30, 2011 (unaudited), for the Year
Ended December 31, 2010 and for the Six Months Ended June 30, 2011 (unaudited)

Note H — Commitments And Contingencies  – (continued)

On May 19, 2006, PCT entered into a line of credit agreement with the Company whereby PCT agreed to loan the Company up to $500,000 at an annual interest rate of 5%. PCT did not loan any amount to the Company under this agreement to date. The line of credit agreement expires on the earlier of (i) the date on which PCT declares the outstanding principal and accrued interest due and payable based on an event of default as defined within the agreement, or (ii) the date of closing of the first debt or equity financing of the Company following the initial borrowing of the principal.

In addition, the Company has contracted with PCT to provide certain administrative functions at a fee of $15,000 per month through March 31, 2011, and $7,500 per month from April 1, 2011. During the six months ended June 30, 2011 and 2010 $67,500 and $90,000 respectively was paid to PCT for general and administrative services, $180,000 for the year ended December 31, 2010 and approximately $1,291,500 since inception. At June 30, 2011 and at December 31, 2010, $21,944 and $48,123, respectively, amounts due to PCT were recorded as accounts payable.

PCT was acquired in January 2011 by NeoStem, Inc. (see Note L)

[2]	Baxter Healthcare Corporation:

In August 2005 and subsequently as amended, the Company entered into a License Agreement (the “License Agreement”) with Baxter Healthcare Corporation (“Baxter”), a stockholder, whereby Baxter granted to the Company a non-exclusive license to use technology covered under patents either developed and owned or exclusively licensed by Baxter relating to the therapeutic use of stem cells.

As consideration for the licenses granted, the Company agreed to pay Baxter royalties and non-refundable fees (of which only the fee upon execution of the License Agreement has been paid) as follows:

i.	$250,000 upon execution of the License Agreement.
ii.	A one-time payment of $450,000 within thirty days following the enrollment of the first patient in the first Phase II clinical Trial.
iii.	A one-time payment of $1,000,000, or other amounts in certain circumstances, within thirty days following the enrollment of the first patient in the first Phase III clinical Trial.
iv.	A one-time payment of $8,000,000 within thirty days following receipt of the first approval in the United States to market any process or service involving the therapeutic use of stem cells, purified from bone marrow in an Amorcyte laboratory controlled or contracted for by Amorcyte, in the treatment of acute myocardial infarction, that is covered by one or more licensed patents (the “Licensed Product(s)”).
v.	An amount equal to 12% of the net sales of the Licensed Product(s), subject to a decrease to 11% if Amorcyte fails to exclusively utilize certain defined Baxter devices and supplies used in the processing of stem cells.
vi.	Baxter has the option of receiving the payments described in (ii), (iii), and (iv) above in the form of common stock of the Company. The number of shares of the common stock of Amorcyte to be issued to Baxter shall be calculated by dividing the amount of the payment then due by the then current price per share of the common stock of Amorcyte, as determined by the Board of Directors of Amorcyte, in its reasonable judgment.

AMORCYTE, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes To Financial Statements
For the Period from June 29, 2004 (Date of Inception) through June 30, 2011 (unaudited), for the Year
Ended December 31, 2010 and for the Six Months Ended June 30, 2011 (unaudited)

Note H — Commitments And Contingencies  – (continued)

As additional consideration, for the entire term of the License Agreement, the Company agreed to purchase from Baxter, or its designee, certain cell separation devices and supplies. The total amount purchased as of December 31, 2010 was insignificant. Further, 1,000 shares of common stock were issued to Baxter Healthcare and another party upon amendment of the license agreement, and resulted in a charge to research and development expense of approximately $187,000 based upon the estimated fair value of the common stock at the date of issuance.

The Company made no payments related to the License Agreement to Baxter during the six months ended June 30, 2011 and 2010 and the year ended December 31, 2010.

Note I — Grant Agreement And Other Funding

The Company was awarded $244,479 under the federal government Qualifying Therapeutic Discovery Program (QTDP) initiative, all of which was received during 2010 and included as other income.

Note J — Income Taxes

At December 31, 2010, Amorcyte has approximately $6,606,199 of federal and state net operating loss carry-forwards available, respectively, which may be applied against future taxable income of Amorcyte. The federal and state net operating loss carry-forwards would normally begin expiring in the year 2025.

Because of its recurring losses and the uncertainty as to whether Amorcyte will generate sufficient taxable income to benefit from this carry-forward, management does not believe it is more likely than not that the operating loss carry-forward will be utilized and valuation allowance equal to the amount of the deferred tax assets at December 31, 2010 and all previous periods has been established. Amorcyte has raised capital through the issuance of capital stock on several occasions resulting in changes of control. The Internal Revenue Code contains limitations on the use of net operating loss carry-forwards and tax credits after the occurrence of an ownership change as defined by the Internal Revenue Code Section 382. As of December 31, 2010, Amorcyte has determined that an ownership change, as defined by the Internal Revenue Code Section 382, has not occurred.

If such an ownership change were to occur in the future, the utilization of a portion of net operating loss carry-forwards and research and development credit carry-forwards may be restricted. To date, the Company has not been a subject of an IRS examination.

The Company’s total deferred tax assets and deferred tax asset valuation allowances are as follows for December 31, 2010:

Net operating loss carry-forward	$2,067,000
Intangibles and start-up cost	148,000
2,215,000
Less: Valuation allowance	(2,215,000)
Net	$—

Note K — Major Suppliers

During the six months ended June 30, 2011 and the year ended December 31, 2010, 68% and 64% of the Company’s services were provided by three suppliers, including PCT (see Note H). It has been assessed that other vendors would be able to provide services under substantially the same terms as the Company’s current suppliers. Major suppliers are considered to be those who accounted for more than 10% of total purchases.

AMORCYTE, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes To Financial Statements
For the Period from June 29, 2004 (Date of Inception) through June 30, 2011 (unaudited), for the Year
Ended December 31, 2010 and for the Six Months Ended June 30, 2011 (unaudited)

Note L — Subsequent Events

[1]	Merger with NeoStem, Inc.:

On July 13, 2011, the Company entered into an Agreement and Plan of Merger with NeoStem, Inc. (a public company, which is the parent of PCT). Pursuant to the terms of the Agreement and Plan of Merger, all of the shares of Amorcyte common stock and Amorcyte Series A Preferred Stock, all options warrants to acquire equity of Amorcyte, issued and outstanding immediately prior to the Effective Time will, by virtue of Merger be cancelled and converted into the right to receive, in the aggregate:

(i)	6,821,283 shares of the common stock of NeoStem (“NeoStem Common Stock”), subject to adjustment if Amorcyte’s liabilities exceed a specified amount at the closing date;
(ii)	the right to receive 4,092,768 shares of NeoStem Common Stock (the “Contingent Shares”), which Contingent Shares will only be issued only if certain specified business milestones are accomplished;
(iii)	common stock purchase warrants to purchase 1,881,008 shares of NeoStem Common Stock exercisable over a seven (7) year period at an exercise price of $1.466 per share (the “Warrants”). The terms of such Warrants to provide that the transfer of any shares of NeoStem Common Stock issued upon exercise of the Warrants will be restricted until one year after the closing date); and
(iv)	the earn out payments, based upon a percentage of revenues derived by NeoStem from Amorcyte’s products.

The transaction is subject to approval of the shareholders of both NeoStem and Amorcyte, which vote is expected to occur in the second half of 2011.

[2]	Other Transactions:

On July 14, and August 1, 2011 the Company received a total of $575,000 from existing investors for the purchase of 720 shares of Series A Preferred Stock at the same terms as described in Note G.

As a result of the negotiation of the Merger the Board of Directors determined that the Special Award stock option issued to the Company’s Chief Executive Officer (see Note G) would be considered fully vested at the closing date of the Merger.

The Company and PCT have orally agreed to the following with respect to the management services agreement (see Note H[1])

•	As of August 1, 2011 and through the closing of the merger, the monthly management fee will be $15,000
•	PCT will invoice Amorcyte a one-time fee of $30,000

Amorcyte reached a settlement with a vendor in August 2011 whereby the amount due was reduced by $50,000, and the balance remaining of approximately $177,000 is to be paid at the closing of the merger.

Annex A

AGREEMENT

AND

PLAN OF MERGER

between

NEOSTEM, INC.,

AMO ACQUISITION COMPANY I, INC.,

AMO ACQUISITION COMPANY II, LLC,

and

AMORCYTE, INC.,

Dated as of July 13, 2011

i

ii

LIST OF EXHIBITS

Exhibit A Voting and Lock-Up Agreement
Exhibit B Form of Escrow Agreement
Exhibit C Form of Warrants
Exhibit D Form of Counsel Opinion
Exhibit E Allocation of Consideration

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 13, 2011, is by and among NEOSTEM, INC., a Delaware corporation (the “Parent” or “NeoStem”), AMO ACQUISITION COMPANY I, INC., a Delaware corporation (“Subco”), AMO ACQUISITION COMPANY II, LLC, a Delaware limited liability company (“Subco II”), and AMORCYTE, INC., a Delaware corporation (“Amorcyte”).

RECITALS

WHEREAS, Amorcyte is engaged in developing stem cell therapies for the treatment of cardiovascular disease, including but not limited to AMR-001, a bone marrow derived CD34+ stem cell product for the preservation of heart muscle following acute myocardial infarction (the “Amorcyte Business”);

WHEREAS, NeoStem desires to acquire the Amorcyte Business as contemplated in this Agreement and each of the parties hereto has determined that the Mergers are consistent with and in furtherance of its respective long-term business strategies;

WHEREAS, the parties hereto intend that (i) Subco be merged with and into Amorcyte (the “First Merger”), with Amorcyte surviving the First Merger as the surviving entity and (ii) within ninety (90) days thereafter, Amorcyte be merged with and into Subco II (the “Second Merger” and together with the First Merger, the “Mergers”), with Subco II surviving the Second Merger, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, as consideration in the First Merger, NeoStem shall issue to the Amorcyte Stockholders shares of Parent Common Stock and Warrants in the amounts and on the terms described herein;

WHEREAS, the respective Boards of Directors of NeoStem and Amorcyte have determined that the Mergers, in the manner contemplated herein, are advisable and in the best interests of their respective equity holders and, by resolutions duly adopted, have approved and adopted this Agreement; and

WHEREAS, the Board of Directors of Subco and the manager of Subco II have approved, and declared it advisable to enter into, this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

Definitions; Interpretations

Section 1.1  Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” or “Merger Agreement” means this Agreement and Plan of Merger.

“Amorcyte Documents” means this Agreement and each other agreement, document, instrument or certificate to be executed by Amorcyte or Amorcyte Stockholders in connection with the consummation of the transactions contemplated hereby.

“Amorcyte Expenses” means all costs and expenses incurred by Amorcyte in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby or obtaining any requisite consents or approvals of the Agreement or the transactions contemplated hereby, including any brokerage, investment bankers or similar fees and any attorneys’ or accounting fees, but excluding the NeoStem Related Expenses.

“Amorcyte Group” means Amorcyte and any other entity that is controlled by Amorcyte or under common control. Unless the context expressly indicates to the contrary, each reference herein to the Amorcyte Group constitutes a reference to Amorcyte and each other Person that is part of the Amorcyte Group both conjunctively and disjunctively. Any reference herein to a “Person in the Amorcyte Group” refers to Amorcyte and any other entity that is a Person in the Amorcyte Group. For avoidance of any doubt, the Parties each acknowledge and agree that neither Paul Schmitt nor Novitas Capital III, L.P. is a member of the Amorcyte Group.

“Amorcyte Intellectual Property” means all rights, including but not limited to rights of ownership and rights under license from any Person of the Amorcyte Group with respect to any Intellectual Property; including but not limited to the patents described on Schedule 4.15(a).

“Amorcyte Options” means all options to acquire equity of Amorcyte issued to former or current employees or consultants of Amorcyte.

“Amorcyte Optionholders” means the holders of Amorcyte Options.

“Amorcyte Product” means AMR-001 and any other product or service offering of the Amorcyte Group or product or service marketed, sold, licensed or distributed by the Amorcyte Group.

“Amorcyte Representative” means Paul Schmitt or his successor duly appointed.

“Amorcyte Securities” means Amorcyte Common Stock, Amorcyte Series A Preferred Stock, Amorcyte Options and Amorcyte Warrants.

“Amorcyte Securityholder” means each Amorcyte Stockholder, Amorcyte Optionholder and Amorcyte Warrantholder.

“Amorcyte Stockholder” means a holder of shares of common stock, par value $.001 per share, (inclusive of any Amorcyte Common Stock issued upon exercise of any Amorcyte Options and Amorcyte Warrants prior to Closing) of Amorcyte (the “Amorcyte Common Stock”) or shares of preferred stock, par value $.001 per share of Amorcyte, of which 11,000 shares are designated as Series A Preferred Stock (the “Amorcyte Series A Preferred Stock”).

“Amorcyte Warrants” means all options, warrants or rights or agreements to acquire or commitments to issue the equity of Amorcyte, excluding Amorcyte Options.

“Amorcyte Warrantholders” means the holders of Amorcyte Warrants.

“Balance Sheet Date” means March 31, 2011.

“Baxter” means Baxter Healthcare Corporation and its successors and assigns.

“Baxter Agreement” means that certain Restated License Agreement, effective as of July 21, 2009, by and between Baxter Healthcare Corporation and Amorcyte, Inc., as amended effective as of June 7, 2010.

“Benefit Arrangement” means each (i) employee benefit plan, as defined in Section 3(3) of ERISA, (ii) employment contract and (iii) bonus, deferred compensation, incentive compensation, performance compensation, stock purchase, stock option, stock appreciation, restricted stock, phantom stock, savings, profit sharing, severance, termination pay (other than statutory or common law requirements for reasonable notice), health or other medical, salary continuation, cafeteria, dependent care, vacation, sick leave, overtime, holiday pay, fringe benefit, reimbursement, life insurance, disability or other (whether insured or self-insured) insurance, supplementary unemployment, pension retirement, supplementary retirement, welfare or other plan, program, policy or arrangement, whether written or unwritten, formal or informal, to which any employee or consultant of the Amorcyte Business participates in or is covered under, or is otherwise a party.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Cell Therapy Product” means AMR-001 and each other of (i) human cells, tissues, and cellular- and tissue- based products as defined under 21 C.F.R. § 1271, produced by Amorcyte specifically, articles, containing or consisting of human cells or tissues that are intended for implantation, transplantation, infusion, or transfer into a human recipient, including but not limited to hematopoietic stem/progenitor cells derived from peripheral and cord blood; (ii) human cellular- and tissue-based products Amorcyte produces that are more than minimally manipulated for non-homologous use combined with at least one other article that raises new clinical safety concerns and/or has systemic effect on the metabolic activity of living cells for its primary function and are applicable to the prevention, treatment, or cure of a disease or condition of human beings; (iii) somatic cell-based products produced by Amorcyte that are procured from a donor and intended for manipulation and/or administration as it is defined by the America Association of Blood Banks; and (iv) any definition of Cell Therapy Product proscribed by applicable state, local, or other non-governmental regulatory body as such relates to a product produced by Amorcyte.

“Commencement” means with respect to a clinical trial, the first dosing of the first patient in such trial.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Convertible Debt” means any debt obligation issued by Amorcyte after the date hereof that is convertible into Amorcyte Series A Preferred Stock at the option of the holder of such convertible debt, if and when a sufficient number of authorized shares of Amorcyte Series A Preferred Stock are available for issuance upon such conversion.

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code requirement or agreement with any Governmental Authority (x) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant and animal life or damages for injury or loss of natural resources, or (y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of Regulated Substances, in each case as amended and as now or hereafter in effect. The term “Environmental Laws” includes, without limitation, any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Regulated Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, the Amorcyte Group and any other Person that, together with Amorcyte, would be treated as a single employer under Section 414 of the Code.

“Escrow Account” means the escrow account established with the Escrow Agent in accordance with the Escrow Agreement to hold the Base Stock Consideration for up to two (2) years after Closing, as further described in Section 3.2 and Section 8.4.

“Escrow Agent” means Continental Stock Transfer, or any successor thereto acting as escrow agent under the Escrow Agreement.

“FDA” means the United States Food and Drug Administration or any successor agency performing similar functions.

“FDA Package” means the FDA and state regulatory filings, approvals, correspondence and audit reports provided by Amorcyte to Parent and its counsel.

“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Indebtedness” means at a particular time, without duplication, (i) any obligations under any indebtedness for borrowed money (including, without limitation, all principal, interest, premiums, penalties, fees, expenses, indemnities and breakage costs), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness pursuant to a guarantee, (v) any obligations under capitalized leases or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, and (vi) any indebtedness secured by a Lien on a Person’s assets. For avoidance of any doubt, “Indebtedness” shall not include the Convertible Debt.

“Indemnified Liabilities” means the following liabilities or obligations of the Amorcyte Group (whether or not relating to the Amorcyte Business, and whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, arising out of events or transactions or facts occurring on or prior to, the Closing Date) but expressly excluding any Convertible Debt:

(i)  all liabilities and obligations of any kind existing as of the Closing Date owed or owing by Amorcyte to any Amorcyte Stockholder or any Affiliate of an Amorcyte Stockholder but only to the extent not reflected on the Adjusted Closing Liabilities Statement;

(ii)  all liabilities and obligations of any kind existing as of the Closing Date of a nature properly characterized under GAAP as a long-term liability, including all Indebtedness properly characterized under GAAP as a long-term liability;

(iii)  all liabilities and obligations, whether absolute, accrued, contingent or otherwise, for Taxes, including, without limitation, any such liability or obligation for any income, sales, use or similar Taxes resulting from the transactions contemplated by this Agreement;

(iv)  all damages, losses, liabilities, actions, claims, costs and expenses (including, without limitation, closure costs, fines, penalties, expenses of investigation and remediation and ongoing monitoring and reasonable attorneys’ fees) directly or indirectly based upon, arising out of, resulting from or relating to (a) any violation of any Environmental Law by the Amorcyte Group or any Person or entity acting on behalf of the Amorcyte Group or any Person from or through which the Amorcyte Group acquired title on or prior to the Closing Date (including, without limitation, any failure to obtain or comply with any permit, license or other operating authorization under provisions of any Environmental Law), (b) any violation of any rule, regulation or promulgation of the FDA by the Amorcyte Group or any Person or entity acting on behalf of the Amorcyte Group or any Person from or through which the Amorcyte Group acquired title on or prior to the Closing Date, (c) any act, omission, event, condition or circumstance occurring or existing on or prior to the Closing, in connection with the Amorcyte Business or otherwise relating to (X) removal, remediation, containment, cleanup or abatement of the presence of any Regulated Substance, whether on-site or off-site, or (Y) any claim by any third party, including without limitation, tort suits for personal or bodily injury, property damage or injunctive relief or (d) any failure to comply with any escheat law;

(v)  all liabilities and obligations arising out of any lawsuit, action, proceeding, inquiry, claim, order or investigation by or before any Governmental Authority arising out of events, transactions, facts, circumstances, acts or omissions which occurred prior to or on the Closing Date, including, without limitation, personal injury or property damage, product liability or strict liability;

(vi)  all liabilities or obligations of the Amorcyte Group, related to the Amorcyte Business or otherwise, of any kind or nature, whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, arising out of events, transactions, facts, acts or omissions which occurred prior to or on the Closing Date that are either (A) not disclosed in the GAAP Financial Statements or (B) not disclosed in the disclosure schedules to this Agreement, except, in each case, to the extent such liabilities or obligations are reflected in the Estimated Liabilities, as modified by the Adjusted Closing Liabilities (and thus are ultimately reflected on the Adjusted Closing Liabilities Statement);

(vii)  all liabilities due to PCT; and

(viii)  all liabilities due to Baxter arising out of or related to the termination of the Baxter Agreement.

“Intellectual Property” means any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, and all similar rights arising under the Laws of any jurisdiction (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, corporate names, trade dress rights, logos, rights to use Internet domain names, and other general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, technical data, procedures, investigational new drug application (“INDs”), clinical data, designs, drawings, specifications, databases, and other proprietary and confidential information, including, without limitation, lists and databases of attendees, speakers, exhibitors and sponsors, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”), (v) all Software and Technology, (vi) all rights to any of the foregoing pursuant to any Intellectual Property License, and (vii) all rights of any nature related to the Cell Therapy Product.

“Intellectual Property License” means (i) any grant by the Amorcyte Group to a third Person of any right to use any of the Amorcyte Intellectual Property, and (ii) any grant to the Amorcyte Group of a right to use a third-person’s Intellectual Property.

“Knowledge” means the actual knowledge, after due inquiry, of each of the directors and executive officers of Amorcyte, including but not limited to the following individuals (the “Knowledge Group”): Paul Schmitt, Hans Mueller, Andrew Pecora, Robert Preti and George Goldberger, except when Knowledge refers to the knowledge of NeoStem, the Knowledge Group means Robin Smith, Larry May, Jason Kolbert and Catherine Vaczy.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, investigations, proceedings or claims by or before a Governmental Authority.

“Liabilities” means at a particular time, all debts, losses, claims, damages, fines, judgments, liabilities or obligations of a person of any kind existing at such time, whether or not arising from a person’s business, and whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and whether in contract, tort, strict liability or otherwise, and whether or not required to be included on a balance sheet prepared under GAAP, provided that in no event shall Liabilities include any Convertible Debt.

“Lien” or “Liens” means any mortgage, pledge, security interest, right of first refusal, option, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) on any assets of Amorcyte, any sale of receivables with recourse against Amorcyte or any Person in the Amorcyte Group, any filing or agreement to file a financing statement, as it relates to Amorcyte, as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to Amorcyte or any Person in the Amorcyte Group under a lease which is not in the nature of a conditional sale or title retention agreement), any subordination arrangement in favor of another Person, or voting trusts, proxies or restrictions (other than restrictions imposed by federal or state securities laws) of any kind on any assets of Amorcyte.

“Lock-up Stockholders” means Robert Preti, George Goldberger, Darren Blanton, Desmond O’Connell, Thomas J. Moss, Andrew L. Pecora, Hackensack University Medical Center, CCP-AMOR, L.P., Colt Ventures, Ltd. and Novitas Capital III, L.P.

“Material Adverse Effect” means, with respect to any Person, any change, occurrence or development that individually or in the aggregate has or would reasonably be expected to have a material adverse effect on (x) the business, results of operations, assets, liabilities, operations, financial condition or prospects of such party and its subsidiaries taken as a whole, or (y) the ability of such Person to consummate the transactions contemplated by this Agreement, but does not include any event, circumstance, change or effect that individually or in the aggregate results from (a) any event, condition or circumstance affecting the industry in which the Person is engaged, provided such Person is not disproportionately adversely impacted thereby, (b) the announcement or pendency of the transactions contemplated by this Agreement, (c) with respect to Amorcyte, actions taken by Amorcyte, at NeoStem’s request or pursuant to this Agreement, (d) acts of war or terrorism, and (e) general economic, political or financial market conditions.

“Moss Offer Letter” means that certain Letter Agreement effective November 14, 2005 between Amorcyte and Thomas J. Moss, M.D.

“NeoStem Related Expenses” means expenses first incurred by Amorcyte after the date hereof that are required solely for NeoStem to comply with its obligations under federal securities laws (such as legal opinions or accountant consents of Amorcyte’s attorneys or accountants that are required in connection with any capital raising activities by NeoStem) but not expenses related to the Mergers and obtaining approval of the Mergers, such as the Forms 8-K required to be filed as a result of the execution of this Agreement and the closing of the Mergers, the Prospectus/Joint Proxy Statement, and other Amorcyte Expenses.

“Net Sales” means the aggregate US dollars equivalent of gross revenues received by NeoStem from or on account of the sale of AMR 001 to a third party customer less any (a) credits, allowances, third party royalty payments, Infringement Damage Claims, rebates, inventory management fees, and trade and cash discounts, if any, actually granted on account of price adjustments, recalls, rejections or return of items previously sold, (b) excises, sales taxes, duties or other taxes imposed upon and paid by NeoStem or its Affiliates with respect to such sales (excluding income or franchise taxes of any kind) and (c) such other deductions allowable by GAAP.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Ordinary Course of Amorcyte’s Business” means the ordinary and usual course of day-to-day operations of the Amorcyte Business through the date hereof consistent with past practice.

“Parent Common Stock” means shares of common stock, par value $0.001 per share, of NeoStem, Inc.

“Parent Per Share Value” means, with respect to Parent Common Stock, $1.466, which is the average of the closing prices of sales of Parent Common Stock on the NYSE-Amex for the 10 trading days ending on the trading day prior to the date of execution of this Agreement.

“PCT” means Progenitor Cell Therapy, LLC, a wholly owned subsidiary of Parent.

“Pecora Agreement” means that certain Employment Agreement, dated September 23, 2010 and effective January 19, 2011, by and between Andrew L. Pecora, M.D., NeoStem and PCT.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority and any non-governmental regulatory body licenses, certifications or accreditations, such as those from the American Association of Blood Banks (AABB) and the Foundation for the Accreditation of Cellular Therapy (FACT).

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.

“Purchaser Documents” means this Agreement and each other agreement, document, instrument or certificate to be executed by the Parent or Subco in connection with the consummation of the transactions contemplated hereby.

“Regulated Substances” means pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Tax,” “tax,” “Taxes” or “taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum or add-on minimum tax, gross income, gross receipts, capital, paid-up capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, environmental, windfall profits, customs duties, fees, or other like assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, in each case whether or not disputed.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Tax Return” or “tax return” means any return, report or statement filed or required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Person within the Amorcyte Group or any Affiliate of any Person within the Amorcyte Group.

“Technology” means, collectively, (i) all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, (ii) all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of any of the foregoing, in any form whether or not specifically listed herein, and (iii) all related technology that is used in, incorporated in, embodied in, displayed by or relate to any of the foregoing or is otherwise owned or used by the Amorcyte Group (except that it is understood that the Amorcyte Group does not own customer-owned Technology or other technology licensed by Amorcyte and used by it or contemplated to be used by it in the Amorcyte Business).

“Transaction Documents” means Purchaser Documents and Amorcyte Documents.

“Warrants” means the Parent Common Stock purchase warrants of Parent in the form annexed hereto as Exhibit C, which shall be issued to the Amorcyte Stockholders at the Closing.

Section 1.2  Other Definitions.  The following table identifies the sections in this Agreement where certain other definitions are set forth:

Defined Term	Section
Additional Territories	Section 6.14
Adjusted Stock Consideration	Section 3.3(b)
Adjusted Closing Liabilities	Section 3.3(c)
Adjusted Closing Liabilities Statement	Section 3.3(c)
Amorcyte	Opening Paragraph
Amorcyte Acquisition Proposal	Section 6.5(a)
Amorcyte Business	First Recital
Amorcyte Claims	Section 6.8(a)
Amorcyte Common Stock	Section 1.1, Definition of “Amorcyte Stockholder”
Amorcyte Financing	Section 6.12(d)
Amorcyte Governing Documents	Section 3.4(b)
Amorcyte Indemnified Parties	Section 8.2(b)
Amorcyte Meeting	Section 4.26
Amorcyte Permits	Section 4.20(b)
Amorcyte Series A Preferred Stock	Section 1.1, Definition of “Amorcyte Stockholder”
Amorcyte Service Stockholder	Section 3.8(a)(vi)
Bankruptcy/Equity Exception	Section 4.2
Base Stock Consideration	Section 3.1(b)(i)
Business Consultant	Section 4.18(b)
Business Employee	Section 4.18(a)
Claims	Section 3.7(a)(vi)
Closing	Section 2.2
Closing Date	Section 2.2
Company Disclosure Letter	Article IV — First Paragraph
Consideration Allocation and Percentage Certificate	Section 3.4(b)
Contingent Shares	Section 3.1(b)
Control	Section 1.1, Definition of “Affiliate”
Copyrights	Section 1.1, Definition of “Intellectual Property”
Current Value	Section 8.4(a)(ii)
Damages	Section 8.2(a)
Decrease Amount	Section 3.3(e)
DGCL	Section 2.1
DLLCA	Section 2.1
Earn Out Payment Certification	Section 3.7(b)
Escrow Agreement	Section 3.2
Escrow Period	Section 8.4(a)
Estimated Liabilities	Section 3.3(a)

Defined Term	Section
Exchange Act	Section 4.26
Exchange	Section 7.1(f)
Excluded Payments	Section 8.2(b)
Fair Market Value	Section 8.4(b)
Final Submission	Section 3.3(d)
Firm	Section 3.3(d)
First Certificate of Merger	Section 2.2(b)(i)
First Effective Time	Section 2.2(b)(i)
First Merger	Recitals
FINRA	Section 4.27
GAAP Financial Statements	Section 4.9(a)
Increase Amount	Section 3.3(e)
Indemnified Party	Section 8.2(c)
Indemnifying Party	Section 8.2(c)
INDs	Section 1.1, Definition of “Intellectual Property”
Infringement Damage Claims	Section 3.7(a)
Leased Property	Section 4.7(a)
Letter of Transmittal	Section 3.8(a)(ix)
Lock-Up Stockholders	Section 4.11(c)
Marks	Section 1.1, Definition of “Intellectual Property”
Mergers	Recitals
Material Contracts	Section 4.16(a)
Multiemployer Plan	Section 4.17(b)
NeoStem	Opening Paragraph
NeoStem Meeting	Section 4.26
Off-The-Shelf Software	Section 4.15(f)
One-Year Release Date	Section 8.4(a)
Out-License Transaction	Section 3.7(a)
Parent	Opening Paragraph
Parent Indemnified Parties	Section 8.2(a)
Parent Notice	Section 8.4(b)
Patents	Section 1.1, Definition of “Intellectual Property”
Person In the Amorcyte Group	Section 1.1; Definition of “Amorcyte Group”
Primary Clinical Endpoints	Section 3.6
Prospectus/Joint Proxy Statement	Section 4.26
Registration Statement	Section 4.26
Related Persons	Section 4.22(a)
SEC	Section 4.4
Second Certificate of Merger	Section 2.2(b)(ii)
Second Effective Time	Section 2.2(b)(ii)
Second Merger	Recitals
Securities Act	Section 4. 9(d)
Service Provider	Section 4.18(e)
Stock Consideration	Section 3.1(b)
Subco	Opening Paragraph
Subco II	Opening Paragraph
Supplemental Financial Information	Section 6.3(e)
Supplier Agreement	Section 7.2(m)

Defined Term	Section
Survival Period	Section 8.1(a)
Surviving Company	Section 2.1
Target Liabilities	Section 3.3(b)
Termination Date	Section 8.4(a)
Threshold	Section 8.2(d)
Trade Secrets	Section 1.1, Definition of “Intellectual Property”
Voting Agreement	Section 4.11(c)
Warrants	Section 3.1(b)(iii)

Section 1.3  Interpretation.  Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; and (iii) words importing the singular shall also include the plural, and vice versa.

ARTICLE II

The Mergers

Section 2.1  The Mergers.  Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (“DLLCA”), as applicable:

(a)  At the First Effective Time, the First Merger shall be effected by Subco merging with and into Amorcyte. From and after the First Effective Time, the separate corporate existence of Subco shall cease and Amorcyte shall continue its existence under the laws of the State of Delaware as a wholly-owned subsidiary of NeoStem; and

(b)  At the Second Effective Time, the Second Merger shall be effected by Amorcyte merging with and into Subco II. From and after the Second Effective Time, the separate corporate existence of Amorcyte shall cease and Subco II shall continue its existence under the laws of the State of Delaware as a wholly-owned subsidiary of NeoStem. Subco II, in its capacity as the corporation surviving the Second Merger, is hereinafter sometimes referred to as the “Surviving Company.”

Section 2.2  Closing; Effective Time.

(a)  The closing of the transactions contemplated hereby (the “Closing”) shall be held at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068 or such other place as the parties may agree, as soon as practicable (but in any event within five Business Days) following the date upon which all conditions set forth in Article VII hereof have been satisfied or waived, or at such other date as NeoStem and Amorcyte may agree, provided that the conditions set forth in Article VII have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to herein as the “Closing Date.” For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

(b)  At the Closing, Subco and Amorcyte shall cause the First Merger to be consummated by filing a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by Section 251 of the DGCL, and executed and filed in accordance with the relevant provisions of the DGCL. The time of acceptance of such filing by the Secretary of State of the State of Delaware, or such later time as shall be agreed upon by NeoStem and Amorcyte and specified in the First Certificate of Merger, is referred to herein as the “First Effective Time”.

(c)  Within ninety (90) days after the First Effective Time, Amorcyte and Subco II shall cause the Second Merger to be consummated by filing a certificate of merger (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by Section 251 of the DGCL and Section 18-209 of the DLLCA, and executed and filed in accordance with the relevant provisions of the DGCL and the DLLCA. The time of acceptance of such filing by the Secretary of State of the State of Delaware, or such later time as shall be agreed upon by Amorcyte and Subco II and specified in the Second Certificate of Merger, is referred to herein as the “Second Effective Time”.

Section 2.3  Effects of the Mergers.

(a)  At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time all the property, rights, privileges, powers and franchises of Amorcyte and Subco shall vest in Amorcyte, and all debts, liabilities and duties of Amorcyte and Subco shall become debts, liabilities and duties of Amorcyte.

(b)  At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time all the property, rights, privileges, powers and franchises of Amorcyte and Subco II shall vest in the Surviving Company, and all debts, liabilities and duties of Amorcyte and Subco II shall become debts, liabilities and duties of the Surviving Company.

Section 2.4  Certificate of Incorporation and By-Laws.

(a)  At the First Effective Time, (i) the certificate of incorporation of Amorcyte as in effect immediately prior to the First Effective Time shall be amended as of the First Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the certificate of incorporation of Subco (other than the corporate name and any other modifications requested by Parent), and (ii) the by-laws of Amorcyte as in effect immediately prior to the First Effective Time shall be amended as of the First Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the by-laws of Subco (other than the corporate name and any other modifications requested by Parent); in each case until amended in accordance with applicable law.

(b)  At the Second Effective Time, (i) the certificate of formation of Subco II shall continue unchanged and shall be the certificate of formation of the Surviving Company, until thereafter amended as provided therein and by the DLLCA, and (ii) the limited liability company agreement of Subco II shall continue unchanged and be the limited liability company agreement of the Surviving Company, until thereafter amended as provided therein and by the DLLCA.

Section 2.5  Directors and Officers.

(a)  At the First Effective Time, individuals designated by NeoStem prior to the First Effective Time shall be the officers and directors of Amorcyte, in each case until their respective successors are duly elected and qualified. On or prior to the Closing Date, Amorcyte shall deliver to NeoStem a written resignation, in form and substance satisfactory to NeoStem, from each director and officer of Amorcyte, effective as of the First Effective Time.

(b)  At the Second Effective Time, (i) the manager of Subco II immediately prior to the Second Effective Time shall continue to be the manager of the Surviving Company immediately after the Second Effective Time until his successor is duly elected and qualified, and (ii) the officers of Subco II immediately prior to the Second Effective Time shall continue to be the officers of the Surviving Company immediately after the Second Effective Time until their respective successors are duly appointed.

ARTICLE III

Conversion and Distribution of Securities

Section 3.1  Conversion of Capital Stock.  At the First Effective Time, by virtue of the First Merger and without any action on the part of NeoStem, Subco or Amorcyte or their respective stockholders, as the case may be:

(a)  Each share of capital stock of Subco issued and outstanding immediately prior to the First Effective Time shall, by virtue of the First Merger, be converted into and become one validly issued, fully paid and nonassessable share of common stock of Amorcyte. Such common stock shall thereafter constitute all of the issued and outstanding equity of Amorcyte, so that NeoStem shall own all of the capital stock interests in, and equity of, Amorcyte. Each share of capital stock of Subco, when converted in accordance with this Section 3.1(a), will no longer be outstanding, will automatically be cancelled and will cease to exist.

(b)  Subject to the other provisions of this Article III, all of the shares of Amorcyte Series A Preferred Stock, all of the shares of Amorcyte Common Stock, all of the Amorcyte Options and Amorcyte Warrants, and all Convertible Debt (to the extent such Convertible Debt has not been converted into Series A Preferred Stock) (with such Convertible Debt being treated as if such Convertible Debt was actually converted into Series A Preferred Stock) in each case, issued and outstanding immediately prior to the First Effective Time, shall, by virtue of the First Merger, be cancelled and converted into the right to receive, in the aggregate, the following:

(i)  6,821,283 shares of Parent Common Stock, adjusted as set forth in Section 3.3, equal to $10 million divided by the Parent Per Share Value (the “Base Stock Consideration”),

(ii)  The right to receive 4,092,768 shares of Parent Common Stock (a number, subject to satisfaction of the conditions precedent set forth in Section 3.6, equal to $6 million divided by the Parent Per Share Value) (the “Contingent Shares”, and together with the Base Stock Consideration, the “Stock Consideration”);

(iii)  Warrants to purchase 1,881,008 shares of Parent Common Stock over a seven (7) year period (the number of shares shall be fixed so that the fair market valuation of the Warrants using the Black-Scholes option valuation formula shall be $2 million) at an exercise price of the Parent Per Share Value (the “Warrants”); and

(iv)  The Earn Out Payments in accordance with Section 3.7.

(c)  Transfer of any shares of Parent Common Stock issued upon exercise of the Warrants will be restricted until the date one year after the Closing Date pursuant to the terms of the Warrants. The Warrants otherwise shall be on customary terms and in customary form for Parent common stock purchase warrants as set forth in Exhibit C.

(d)  Amorcyte covenants that, prior to the Closing Date, (i) it will cause all Amorcyte Options and Amorcyte Warrants to have been modified in writings executed by each Optionholder and each Warrantholder, as applicable; provided that such modifications shall be reasonably acceptable to Parent, so that, effective upon the First Effective Time, all Amorcyte Options and all Amorcyte Warrants shall, by virtue of the First Merger, be converted into the right to receive their share of any Earn Out Payments that the holders of such Amorcyte Options and Amorcyte Warrants would have received if they had exercised their Amorcyte Options and/or Amorcyte Warrants, as applicable, prior to the Closing Date (after taking into account any exercise price such holders would have had to pay if they had actually exercised their Amorcyte Options or Amorcyte Warrants) and (ii) all payables due to PCT through the Closing Date will be fully paid and satisfied prior to or at Closing.

(e)  As of the Second Effective Time all shares of common stock of Amorcyte issued and outstanding following the First Effective Time shall automatically be cancelled and shall cease to exist, and each holder of any such shares of common stock shall cease to have any rights with respect thereto.

(f)  At the Second Effective Time, each common unit of Subco II that is issued and outstanding immediately prior to the Second Effective Time will continue to constitute one validly issued common unit of the Surviving Company. Such common unit shall be the only units of the Surviving Company that are issued and outstanding immediately after the Second Effective Time.

Section 3.2  Payments by the Parent.  Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, at the Closing, the Parent shall cause its transfer agent to issue the Base Stock Consideration in the name of the Escrow Agent, as agent for the Amorcyte Stockholders, and to deliver the Base Stock Consideration to the Escrow Agent, to be held and disbursed by the Escrow Agent pursuant to the terms and conditions of an escrow agreement in the form and substance of the escrow agreement annexed hereto as Exhibit B, subject to such modifications thereof as the Escrow Agent shall reasonably request prior to the Closing and as shall be accepted by the Parent and Amorcyte (such acceptance not to be unreasonably denied) (as so modified, the “Escrow Agreement”). The stock certificates representing the shares of Parent Common Stock held in escrow shall bear restrictive legends as set forth in the Escrow Agreement. Parent also shall issue the Warrants in electronic book entry form in the name of the Amorcyte Stockholders. The Escrow Agreement shall prohibit transfers of interests in the Escrow Account or any of the Stock Consideration, directly or indirectly, until released from the Escrow Account. The Contingent Shares shall be issued to the Amorcyte Stockholders if and when the contingencies set forth in Section 3.6 have been satisfied.

Section 3.3  Adjustment to Base Stock Consideration.

(a)  At Closing, Amorcyte shall provide the Parent with an estimated list of all of its Liabilities (the “Estimated Liabilities”). The Estimated Liabilities shall reflect, but not be limited to, all payments required to be made by, or obligations of Amorcyte on or as of the Closing Date (including, without limitation, an estimate of the Amorcyte Expenses incurred to date and to be incurred and a good faith reasonable estimate of any contingent Liabilities and excluding any Convertible Debt).

(b)  If the Estimated Liabilities are more than $478,000 (the “Target Liabilities”), the Base Stock Consideration payable at Closing will be decreased by two times (2x) the amount by which the Estimated Liabilities are greater than the Target Liabilities. The decrease will reduce the Base Stock Consideration by two dollars for every dollar by which Estimated Liabilities are greater than the Target Liabilities, with each share of Parent Common Stock valued at the Parent Per Share Value. “Adjusted Stock Consideration”, as used in this Section 3.3, shall mean the Base Stock Consideration as decreased (if at all) by this Section 3.3(b).

(c)  The Adjusted Stock Consideration shall be further adjusted (upward or downward, as applicable, but never to an amount greater than the number of shares set forth in Section 3.1(b)(i)) as set forth in Section 3.3(e) after the Closing to reflect the difference, if any, between the Adjusted Closing Liabilities determined pursuant to this Section 3.3(c) and the Estimated Liabilities. “Adjusted Closing Liabilities” means all Liabilities of Amorcyte incurred as of the close of business on the Closing Date (including, without limitation, the Amorcyte Expenses and a good faith reasonable estimate of any contingent Liabilities as of the Closing Date which remain contingent at the date of determination and excluding any Convertible Debt). Within ninety (90) calendar days following the Closing Date, the Parent shall deliver to the Amorcyte Representative a statement setting forth the Adjusted Closing Liabilities (the “Adjusted Closing Liabilities Statement”). To the extent the Parent fails to deliver the Adjusted Closing Liabilities Statement to the Amorcyte Representative within such ninety (90) day period, then the Estimated Liabilities shall be final, conclusive and binding upon all parties hereto. Parent covenants to timely pay all Liabilities set forth on the Adjusted Closing Liabilities Statement.

(d)  The Adjusted Closing Liabilities delivered by the Parent to the Amorcyte Representative shall be conclusive and binding upon the parties unless the Amorcyte Representative, within thirty (30) calendar days after receipt by the Amorcyte Representative of the Adjusted Closing Liabilities Statement, notifies the Parent in writing that the Amorcyte Representative disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor. The parties shall in good faith attempt to resolve any dispute, in which event the Adjusted Closing Liabilities Statement, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving any and all such disputes within twenty (20) calendar days after notice is given by the Amorcyte Representative to the Parent pursuant to the second preceding sentence, the parties shall, within twenty (20) days thereafter, jointly select and engage an independent accounting firm (other than the Parent’s or Amorcyte’s accounting firm) (the “Firm”) to resolve any remaining disputes regarding the Adjusted Closing Liabilities Statement. Promptly, but no later than twenty (20) calendar days after acceptance of its appointment as the Firm, the Firm shall determine (it being understood that in making such determination, the Firm shall be functioning as an expert and not as an arbitrator), based solely on written submissions by the Parent and the Amorcyte Representative, each containing a computation of Adjusted Closing Liabilities (the final submission made by the Parent and the Amorcyte Representative to the Firm being referred to herein as such party’s “Final Submission”), and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the disputes and the resulting computation of the Adjusted Closing Liabilities. Such written report shall be conclusive and binding on the parties. All proceedings conducted by the Firm shall take place in New York, New York. In resolving any disputed item, the Firm (x) shall be bound by the provisions of this Section 3.3(d) and (y) may not assign a value to any Liability greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs and expenses of the Firm shall be borne solely by the party whose calculation of Adjusted Closing Liabilities, as reflected in such party’s Final Submission, is furthest in amount, whether positive or negative, from the amount of Adjusted Closing Liabilities as determined by the Firm.

(e)  Upon final determination of the Adjusted Closing Liabilities as provided in Section 3.3(d), (i) if the Adjusted Closing Liabilities are greater than the Estimated Liabilities, the Adjusted Stock Consideration shall be further decreased by two times (2x) the excess of the Adjusted Closing Liabilities over the Estimated Liabilities (the “Decrease Amount”); and (ii) if the Adjusted Closing Liabilities are less than the Estimated Liabilities, the Adjusted Stock Consideration shall be increased by two times (2x) the excess of the Estimated Liabilities over the Adjusted Closing Liabilities (the “Increase Amount ”), provided that, in no event shall the Adjusted Stock Consideration be increased to be an amount that in the aggregate is greater than the number of shares initially reflected as the Base Stock Consideration in Section 3.1(b)(i) (without regard for any adjustments pursuant to this Section 3.3). If the Adjusted Closing Liabilities are greater than the Estimated Liabilities, then the Parent shall direct the Escrow Agent to return to the Parent, within five (5) Business Days of such determination, Shares of Parent Common Stock representing the Decrease Amount with each share of Parent Common Stock valued at the Parent Per Share Value as of the payment date. On the other hand, if the Estimated Liabilities are greater than the Adjusted Closing Liabilities, then the Parent shall deposit with the Escrow Agent, within five (5) Business Days of such determination, shares of Parent Common Stock representing the Increase Amount with each share of Parent Common Stock valued at the Parent Per Share Value as of the payment date; provided that in no event shall the Parent deposit with the Escrow Agent an aggregate amount of Parent Common Stock greater than the number of shares reflected in Section 3.1(b)(i) as the Base Stock Consideration.

(f)  Amorcyte undertakes and covenants to make all payments required in the Ordinary Course of Amorcyte’s Business through the Closing Date. For avoidance of any doubt, the Adjusted Closing Liabilities shall include all Amorcyte Expenses whenever incurred, as well as all Amorcyte accounts payable incurred in the Ordinary Course of Amorcyte’s Business through the Closing Date. To the extent that any such expense or accounts payable are not due as of the Closing Date and are properly reflected on the Adjusted Closing Liabilities Statement and result in an adjustment of the Base Stock Consideration, Parent shall pay such expenses or accounts payable in the ordinary course when due.

Section 3.4  Distributions; Exchange Ratio; Fractional Shares; Adjustments.

(a)  Pursuant to the Voting Agreement, dated as of the date hereof, the Lock-Up Stockholders have irrevocably agreed to vote in favor of the First Merger, this Merger Agreement and the Escrow Agreement and agreed to certain transfer restrictions with respect to their shares in Amorcyte prior to the First Effective Time. Amorcyte represents and warrants that the Lock-up Stockholders now own, and will own after completion of any Amorcyte Financing, a sufficient number of shares of the Amorcyte Series A Preferred Stock and Amorcyte Common Stock to assure that all requisite shareholder consents, votes or approvals will be obtained.

(b)  Each Amorcyte Securityholder shall receive, for his, her or its Amorcyte Series A Preferred Stock, Amorcyte Common Stock, Amorcyte Options and Amorcyte Warrants, as applicable, an allocable share of the Base Stock Consideration, as adjusted pursuant to this Agreement, the Warrants, the Contingent Shares, if applicable, and the Earn Out Payments, if applicable, in each case, in accordance with (i) the certificate of incorporation of Amorcyte, including the certificate of designations for the Amorcyte Series A Preferred Stock, (ii) the terms of any stockholder agreements, (iii) the terms of the Amorcyte Options and the Amorcyte Warrants, as amended pursuant to this Agreement, and (iv) the Consideration Allocation and Percentage Certification (subsections (i) through (iii), the “Amorcyte Governing Documents”). At the Closing, Amorcyte shall deliver to the Parent and the Escrow Agent a certification signed by the Amorcyte Representative showing: (a) the number of shares of the Base Stock Consideration, the Warrants and the Contingent Shares, if applicable, allocable to each Amorcyte Securityholder and (b) the percentage interest of each Amorcyte Securityholder in the Base Stock Consideration, Warrants, Contingent Shares, if applicable, and Earn Out Payments, if applicable, (the “Consideration Allocation and Percentage Certification”). Annexed hereto as Exhibit E is a form of the chart showing the aggregate allocation of the consideration to be received hereunder allocated among the holders of Amorcyte Series A Preferred Stock, Amorcyte Common Stock, Amorcyte Options and Amorcyte Warrants. Amorcyte shall deliver Exhibit E to Parent within 5 Business Days of the date of execution of this Agreement. Exhibit E is, and the Consideration Allocation and Percentage Certification shall be, consistent with the Amorcyte Governing Documents in all respects and conclusive and binding on the Amorcyte Securityholders. Prior to Closing, Amorcyte shall provide NeoStem with any updates to Exhibit E required as a result of the Amorcyte Financing.

(c)  Within three (3) Business Days after the final determination of the Adjusted Stock Consideration pursuant to Section 3.3, the Amorcyte Representative shall deliver to the Parent and the Escrow Agent an amended Consideration Allocation and Percentage Certification, which will show (a) the number of shares of Adjusted Stock Consideration, (b) the number of Contingent Shares, if issuable, (c) the number of Warrants and (d) the percentage of Earn Out Payments, if earned, to be issued to or paid to, as applicable, each Amorcyte Securityholder again consistent with Exhibit E and the Amorcyte Governing Documents and rounded in each case to the nearest whole shares as provided in Section 3.4(e).

(d)  Within three (3) Business Days of the closing of the Amorcyte Financing, if any, the Amorcyte Representative shall deliver to the Parent and the Escrow Agent an amended Consideration Allocation and Percentage Certification, which will show (a) the number of shares of Adjusted Stock Consideration, (b) the number of Contingent Shares, if issuable, (c) the number of Warrants and (d) the percentage of Earn Out Payments, if earned, to be issued to or paid to, as applicable, each Amorcyte Securityholder again consistent with Exhibit E and the Amorcyte Governing Documents and rounded in each case to the nearest whole shares as provided in Section 3.4(e).

(e)  No certificates for fractional shares of Parent Common Stock or Warrants to purchase fractional shares of Parent Common Stock shall be issued. In lieu of any fractional shares or Warrants to purchase a fractional share to which the Amorcyte Securityholders would otherwise be entitled as a result of the distributions provided for herein or in the Escrow Agreement based on the Consideration Allocation and Percentage Certification, all stock issuances of Parent Common Stock or Warrant amounts shall be rounded up or down to the nearest whole share, so that no more than the whole number of shares represented by the Adjusted Stock Consideration and the Contingent Shares, if any, and no more than the whole number of shares represented by the Warrants shall ever be issued.

(f)  In the event that, subsequent to the date hereof and prior to the First Effective Time, NeoStem shall declare a stock dividend or other distribution payable in shares of Parent Common Stock or securities convertible into shares of Parent Common Stock or effect a stock split, reclassification, combination or other change with respect to shares of Parent Common Stock, the Adjusted Stock

Consideration and Warrants shall be proportionately adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

Section 3.5  Delivery of Certificates to Escrow Agent.  Promptly following the First Effective Time, NeoStem shall deposit with the Escrow Agent, for distribution in accordance with the Escrow Agreement, certificates representing the Base Stock Consideration (6,821,283 shares of the Parent Common Stock) in the name of the Escrow Agent for eventual distribution to the Amorcyte Stockholders consistent with the Escrow Agreement. So long as any shares of Parent Common Stock are held in escrow, the Escrow Agreement shall provide that the shares of Parent Common Stock be voted on any matter presented to the shareholders of NeoStem by the Amorcyte Representative.

Section 3.6  Contingent Shares.  Contingent Shares (with an aggregate Parent Per Share Value of $6 million) only shall be issued subject to satisfaction of certain conditions as follows: One-third of the Contingent Shares shall be issued upon (i) the completion of Phase 2 clinical trial for AMR-001 and (ii) issuance of a statistically significant analysis demonstrating satisfaction of the primary clinical end points from the Phase 2 clinical trial, which primary clinical endpoints are described in the Phase 2 clinical trial protocol submitted to the FDA on July 5, 2011 (the “Primary Clinical Endpoints”). The Primary Clinical Endpoints may only be changed in a writing consented to by the Parent and the Amorcyte Representative. One-third of the Contingent Shares shall be issued following a Type B End of Phase 2/Pre-Phase 3 meeting with the FDA wherein AMR-001 is acknowledged in writing by the FDA to be ready for Phase 3. The remaining one-third of the Contingent Shares shall be issued upon the Commencement of the pivotal Phase 3 clinical study for AMR-001.

Section 3.7  Earn Out Payments.

(a)  Determination of Earn Out Payments.  Parent shall also pay an earn out (the “Earn Out Payments”) (to be paid by Parent to the Amorcyte Representative in trust for the benefit of the Amorcyte Securityholders in accordance with the Consideration Allocation and Percentage Certification and consistent with Exhibit E), equal to 10% of the Net Sales of AMR-001, which payment obligation shall begin following the date of first commercial sale of AMR-001 and continue until the latest date that a valid patent claim exists on a country by country basis covering AMR-001, provided that if Parent licenses or otherwise grants an unaffiliated third party the right to commercialize or otherwise exploit AMR-001 or any portion of AMR-001 (an “Out-License Transaction”) (including, without limitation, an Out-License Transaction for all or part of any territory for AMR-001) then the applicable Earn Out Payment shall be equal to 30% of any sublicensing fees, royalties and milestone fees or profit sharing payments (but not payments for development costs) actually received by NeoStem. NeoStem shall be entitled to recover (i) direct out-of-pocket clinical development costs not previously paid or reimbursed and (ii) any costs, expenses, damages, liabilities, settlement amounts (including any royalties paid to third parties) arising out of or related to claims with respect to patent infringement or otherwise challenging Amorcyte’s ownership of, or right to use, the Intellectual Property (the “Infringement Damage Claims”) by reducing any Earn Out Payments due to the Amorcyte Securityholders pursuant to this Section 3.7(a) by 50% until such costs have been recouped in full; provided that there shall be no double counting of Infringement Damage Claims and provided further that in the event Parent or Amorcyte receives any Infringement Damage Claim, it shall notify the Amorcyte Representative of such claim and shall consult with the Amorcyte Representative with reasonable frequency with respect to the defense of, and negotiation of any settlement with respect to, any such Infringement Damage Claim. All of the payments due hereunder shall be paid to the Amorcyte Representative within ninety (90) days following the end of each calendar quarter.

(b)  Procedures for Earn Out Payments.  The Amorcyte Representative shall be solely responsible for the distribution of the Earn Out Payments to the Amorcyte Securityholders. At the Closing, for informational purposes, Amorcyte shall deliver to the Parent a certification by the Amorcyte Representative setting forth the percentage of the aggregate Earn Out Payments to which each Amorcyte Securityholder is entitled, which certification shall be conclusive and binding on the Amorcyte Securityholders (the “Earn Out Payment Certification”); provided that the Amorcyte Representative shall deliver to the Parent an amended Earn Out Payment Certification reflecting updates as a result of the

Amorcyte Financing, if any, promptly following the closing of the Amorcyte Financing. NeoStem’s sole obligation shall be to send the Earn Out Payments, if any, to the Amorcyte Representative within ninety (90) days following the end of each calendar quarter. The Amorcyte Representative shall be responsible for the appropriate division and distribution of the Earn Out Payments received by him, as well as any tax withholding or reporting related thereto.

Section 3.8  Document Deliveries at the Closing.

(a)  Document Deliveries by Amorcyte and the Amorcyte Stockholders.  Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, Amorcyte, the other Persons in the Amorcyte Group and/or the Amorcyte Stockholders, as the case may be, shall execute and deliver, or cause to be executed and delivered, as the case may be, the following documents at or prior to the Closing:

(i)  The First Certificate of Merger.

(ii)  Amorcyte shall cause its counsel, LeClair Ryan, to deliver to Parent and Subco an opinion of counsel, in the form and substance of the opinion letter annexed hereto as Exhibit D, which shall be dated as of the Closing Date.

(iii)  Amorcyte shall execute and deliver to Parent and Subco a certificate, in form reasonably satisfactory to the Parent, stating that each of the conditions set forth in Section 7.2(a), (b) and (c) has been satisfied.

(iv)  Amorcyte shall deliver to Parent and Subco evidence of the termination, without any liability to Amorcyte, Parent, Subco or the Surviving Company, of the agreements set forth on Schedule 3.8(a)(iv).

(v)  Amorcyte shall deliver to Parent and Subco evidence that the Amorcyte Options and the Amorcyte Warrants have been modified in accordance with Section 3.1(d).

(vi)  Amorcyte shall deliver releases, in form and substance satisfactory to the Parent, duly executed by each of the officers of Amorcyte, each of the Lock-Up Stockholders and each Amorcyte Stockholder that provides services to or receives services from Amorcyte, including any employee of PCT who is an Amorcyte Stockholder (an “Amorcyte Service Stockholder”), which unconditionally and irrevocably release, waive and forever discharge the Parent, Subco, Amorcyte, the Amorcyte Group and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, subsidiaries and Affiliates, from any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) with respect to Amorcyte or any Person in the Amorcyte Group on or prior to the Closing (collectively, “Claims”), including without limitation any and all Claims arising out of or relating to any contract, agreement or other arrangement (whether written or verbal) with Amorcyte or any Person in the Amorcyte Group entered into or established prior to the Closing. The foregoing releases shall not release Amorcyte from obligations owed by Amorcyte to an officer, Lock-Up Stockholder or an Amorcyte Service Stockholder to the extent such obligations are reflected in the Estimated Liabilities, as modified by the Adjusted Closing Liabilities (and thus are ultimately reflected on the Adjusted Closing Liabilities Statement).

(vii)  Amorcyte shall deliver (x) all Permits relating to, or necessary to the conduct of, the Amorcyte Business by the Surviving Company and proof reasonably satisfactory to Parent of their continuing validity and (y) proof reasonably satisfactory to Parent that no modification or assignment of any Material Contract is required by virtue of the First Merger (or an appropriate executed assignment or modification).

(viii)  Amorcyte shall execute and shall cause the Amorcyte Representative to execute the Escrow Agreement and deliver it to Parent and the Escrow Agent.

(ix)  Amorcyte shall deliver to Parent forms of letters of transmittal to be sent to the Amorcyte Securityholders as soon as practical after the Closing. The letters of transmittal will provide that each Amorcyte Securityholder, as a condition to receipt of its pro rata portion of the Warrants, the Adjusted Stock Consideration, the Contingent Shares, and the Earn Out Payments, if applicable, shall execute and deliver to the Parent a letter of transmittal (a) providing the Parent and its transfer agent with its address, tax identification number and other information reasonably requested, (b) releasing Amorcyte and the Parent from all claims other than claims pursuant to this Agreement, and (c) acknowledging that their shares of Parent Common Stock are subject to the Escrow Agreement and the appointment of the Amorcyte Representative and permitting the Parent to make all Earn Out Payments to the Amorcyte Representative (the “Letter of Transmittal”). If any Amorcyte Securityholder has not delivered an acceptable Letter of Transmittal to the Parent within two (2) years after the Closing Date (i.e. upon the date when all shares of Parent Common Stock would be released by the Escrow Agent unless held for then pending disputes), the Escrow Agent may be directed by the Parent and the Amorcyte Representative to return his or its allocable portion of the consideration to Parent for cancellation and he or it shall have no further rights to payments hereunder.

(x)  Amorcyte shall deliver to Parent an affidavit of non-foreign status of Amorcyte dated as of the Closing Date that complies with section 1445 of the Code.

(xi)  Amorcyte shall deliver to Parent the Supplier Agreement.

(xii)  Amorcyte shall deliver to Parent the Consideration Allocation and Percentage Certification.

(xiii)  Amorcyte shall deliver to Parent the Earn Out Payment Certification.

(b)  Document Deliveries by Parent.  Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, Parent and Subco shall execute and deliver the following documents at or prior to the Closing:

(i)  Parent and Subco shall execute and deliver to Amorcyte a certificate, in form reasonably satisfactory to Amorcyte, stating that each of the conditions set forth in Section 7.3(a) and (b) has been satisfied.

(ii)  Parent shall execute and deliver the Escrow Agreement to Amorcyte and the Escrow Agent.

Section 3.9  Tax Consequences.  It is intended by the parties hereto that the Mergers shall constitute an integrated, single-step “reorganization” within the meaning of Section 368 of the Code, and the parties agree that their books and records shall be maintained, and all Tax Returns shall be filed, in a manner consistent with such treatment as a reorganization. However, Parent makes no representations or warranties to Amorcyte or to any Amorcyte Stockholder that the Mergers will qualify as a “reorganization” under the Code. Amorcyte acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement, the Mergers and the other transactions and agreements contemplated hereby. The parties agree that no portion of the consideration to be issued and paid pursuant to this Agreement shall be treated as compensation or wages for any Tax purpose, and no party shall take any action or filing position inconsistent with such characterization.

Section 3.10  Withholding.  Notwithstanding any other provision in this Agreement, Parent or the Surviving Company shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration payable or otherwise deliverable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld under any provisions of federal, local or foreign Tax Law or under any applicable legal requirements. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 3.11  Insurance.  Prior to Closing, Amorcyte shall cause the Parent to be named as an additional insured on all insurance policies existing as of the date of this Agreement (true and complete copies of which have been previously provided to the Parent) and/or purchase such new or amended insurance coverages as are acceptable to Parent in its reasonable discretion after discussions with its insurance agents.

ARTICLE IV

Representations and Warranties of Amorcyte

Except as set forth in the correspondingly numbered section of the disclosure schedule delivered by Amorcyte to the Parent and Subco prior to the execution of this Agreement (the “Company Disclosure Letter”), Amorcyte represents and warrants to the Parent and Subco as follows (after review and due inquiry by each Amorcyte Stockholder of the Knowledge Group):

Section 4.1  Organization, Good Standing and Qualification.  Amorcyte and each Person in the Amorcyte Group is a corporation duly organized, validly existing and in good standing under the laws of its respective state of formation, with full power and authority to own or lease its property and assets and to carry on the Amorcyte Business as presently conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect. Schedule 4.1 lists each jurisdiction in which Amorcyte is so qualified. Amorcyte has no subsidiaries.

Section 4.2  Authorization.  Amorcyte has full power and authority to execute and deliver this Agreement. Amorcyte has full power and authority to execute and deliver each other Amorcyte Document to be executed by it, and to consummate the transactions contemplated by the Amorcyte Documents. The execution, delivery and performance by Amorcyte of this Agreement and the execution, delivery and performance by Amorcyte of the other Amorcyte Documents to be executed by Amorcyte have been duly authorized by all necessary action on behalf of Amorcyte. This Agreement has been, and each other Amorcyte Document will be at or prior to the Closing, duly executed and delivered by Amorcyte and, if applicable, Amorcyte Stockholders, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other Amorcyte Document when so executed and delivered will constitute, the legal, valid and binding obligation of Amorcyte and, if applicable, Amorcyte Stockholders, enforceable against Amorcyte and, if applicable, Amorcyte Stockholders in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy/Equity Exception”). The Amorcyte Stockholders executing the Voting Agreement own over 51% of the voting capital stock of Amorcyte, have the authority to grant all consents of Amorcyte Stockholders required with respect to this Agreement or to approve the First Merger and will grant such consents at the Amorcyte Meeting pursuant to the Voting Agreement, subject to the Bankruptcy/Equity Exception.

Section 4.3  Non-contravention.  Neither the execution or delivery by Amorcyte and, if applicable, the Amorcyte Stockholders, of this Agreement nor the other Amorcyte Documents referred to herein nor the performance by Amorcyte or, if applicable, any Amorcyte Stockholders of their obligations hereunder and thereunder will (i) contravene any provision contained in the certificate of incorporation, by-laws, or other organizational documents of Amorcyte, (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (A) any Material Contract or (B) any judgment, order, decree, law, rule or regulation or other restriction of any Governmental Authority, in each case to which any entity within the Amorcyte Group or any of the Amorcyte Stockholders is a party or by which any entity within the Amorcyte Group or any of the Amorcyte Stockholders is bound or to which any of the assets or properties of any entity within the Amorcyte Group are subject, (iii) contravene any right of first refusal, right of first offer, option or similar right, (iv) result in the creation or imposition of any lien, claim, charge, encumbrance, equity, restriction or right on any of the assets or properties of any entity within the Amorcyte Group, or (v) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any Liability of any Person in the Amorcyte Group (except where the result of such acceleration would not cause a Material Adverse Effect). Except as set forth on Schedule 4.3, no party has any right of first refusal, right of first offer, option of similar right with respect to Amorcyte or its assets.

Section 4.4  No Consents.  No notice to, filing with, or authorization, registration, consent or approval of, any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or any other Amorcyte Document or the consummation of the transactions contemplated hereby or thereby by Amorcyte or, to the extent applicable, the Amorcyte Stockholders, except for the Proxy Statement/Prospectus to be filed with the Securities and Exchange Commission (“SEC”) on Form S-4.

Section 4.5  Amorcyte Assets.  Amorcyte has good title to, or leasehold interest in, all properties and assets (real, personal or mixed, tangible or intangible) which are used or held for use in the conduct of the Amorcyte Business. No third party (including any Person in the Amorcyte Group) owns or has any interest by lease, license or otherwise in any of assets.

Section 4.6  Personal Property.  Amorcyte has delivered to the Parent true, correct and complete copies of the all leases of personal property used in the Amorcyte Business, together with all amendments, modifications or supplements thereto. Each of such leases is in full force and effect and none of the Persons in the Amorcyte Group has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by any of the Persons in the Amorcyte Group under any of such leases and, to the Knowledge of Amorcyte, no other party is in default thereof. All material items of personal property used in the Amorcyte Business are in good operating condition and fit for operation in the Ordinary Course of Amorcyte’s Business (subject to normal wear and tear) with no defects that could reasonably be expected to interfere with the conduct of the normal operation of such items and are suitable for the purposes for which they are currently being used.

Section 4.7  Real Property.

(a)  Amorcyte owns no real property. Its only leased property is the property in Allendale, New Jersey, which it sub-leases from PCT (the “Leased Property”).

(b)  All real estate Taxes for which any Person in the Amorcyte Group is responsible with respect to any Leased Property (and which are not otherwise incorporated into payments made under any lease), have been paid in full, as and when due.

Section 4.8  Absence of Questionable Payments.  No Person in the Amorcyte Group nor any Affiliate, director, officer, manager, Amorcyte Stockholder, partner, employee, agent, representative or other Person acting on behalf of the Amorcyte Group has: (i) used any funds for contributions, payments, gifts or entertainment, or made any expenditures relating to political activities of foreign, federal, state or local government officials or others in violation of any Law (including the Foreign Corrupt Practices Act of 1977, as amended), or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

Section 4.9  Financial Statements; Books and Records; Accounts Receivable; Funded Indebtedness.

(a)  Attached as Schedule 4.9(a) is (i) a true and complete copy of Amorcyte’s unaudited consolidated balance sheet as of the Balance Sheet Date and March 31, 2010 and the related unaudited consolidated statements of operations, changes in Amorcyte Stockholder’s deficit and cash flows for the three month periods then ended and (ii) a true and complete copy of Amorcyte’s audited balance sheet as of December 31, 2010 and December 31, 2009 and the related audited statements of operations, changes in Amorcyte Stockholder’s deficit and cash flows for each of the years ended December 31, 2008, December 31, 2009 and December 31, 2010, prepared in accordance with GAAP, together with the report of EisnerAmper LLP (“EisnerAmper”), which has served as Amorcyte’s auditors since the audit of its 2008 financial statements (such statements, including the related notes and schedules thereto, are referred to herein as the “GAAP Financial Statements”). The GAAP Financial Statements have been prepared from, are in accordance with, and accurately reflect, the books and records of Amorcyte, comply in all material respects with applicable accounting requirements in the case of the GAAP Financial Statements; fairly present in all material respects the financial position and the results of operations and cash flows (and changes in financial position, if any) of Amorcyte as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year end adjustments that are not material either individually or in the aggregate and the absence of footnotes). The GAAP Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as set forth in the notes thereto). The GAAP Financial Statements are in form appropriate for filing with the SEC.

(b)  All books, records and accounts of the Amorcyte Group are accurate and complete in all material respects and are maintained in all material respects in accordance with good business practice and all applicable Laws.

(c)  Amorcyte does not have any funded Indebtedness other than Indebtedness being satisfied in full prior to Closing.

(d)  EisnerAmper who has certified Amorcyte’s GAAP Financial Statements and related schedules is an independent registered public accounting firm with respect to Amorcyte as required by the Securities Act of 1933 (the “Securities Act”) and the rules and regulations promulgated thereunder and the Public Company Accounting Oversight Board (United States).

(e)  There are no relationships or services, or any other factors that may affect the objectivity and independence of EisnerAmper, Amorcyte’s auditors, under applicable auditing standards. EisnerAmper has not performed any non-audit services for any Person in the Amorcyte Group since the Balance Sheet Date.

Section 4.10  Internal Control over Financial Reporting.  Amorcyte maintains a system of internal control over financial reporting that is reasonably designed to ensure (i) that Amorcyte maintains records that in reasonable detail accurately and fairly reflect its transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are executed only in accordance with authorizations of management and the Board of Directors and (iv) the prevention or timely detection of the unauthorized acquisition, use or disposition of Amorcyte’s assets that would have a material effect on Amorcyte’s consolidated financial statements. Amorcyte maintains disclosure controls and procedures which are designed to ensure that all material information concerning the Amorcyte Group is made known on a timely basis to the individuals responsible for the preparation of its financial statements. Neither Amorcyte nor EisnerAmper has identified any material weaknesses or significant deficiencies in the design or operation of Amorcyte’s internal control over financial reporting or its disclosure controls and procedures.

Section 4.11  Capitalization; Votes.

(a)  The authorized and outstanding equity interests of Amorcyte are set forth in Schedule 4.11(a). No other capital stock of Amorcyte is authorized, issued or outstanding. All equity interests outstanding are duly authorized, validly issued, fully paid and non-assessable. None of the holders of outstanding equity interests of Amorcyte have rescission or pre-emptive rights. Except as set forth on Schedule 4.11(a), none of the equity interests issued by Amorcyte were issued in violation of any registration requirements under federal or state securities laws. Except as set forth on Schedule 4.11(a), there are no options, warrants, or other rights, agreements, arrangements, or commitments to which Amorcyte or any Amorcyte Stockholder or other equity holder of Amorcyte is a party or by which any such party is bound obligating Amorcyte or the Amorcyte Stockholder or equity holder of Amorcyte to grant, issue, or sell any capital stock or any other equity interest in Amorcyte.

(b)  The allocation of the aggregate Base Stock Consideration, Contingent Shares, Warrants and Earn Out to be issued or paid to the Amorcyte Securityholders will be accurately reflected in Exhibit E as of the date of delivery of Exhibit E in accordance with this Agreement and as of the Closing Date.

(c)  Except as set forth on Schedule 4.11(c), there are no voting trusts or other agreements or understandings to which any of the Amorcyte Stockholders or other equity holders of Amorcyte or Amorcyte is a party with respect to the voting of the equity interests of Amorcyte.

(d)  This Agreement and the First Merger have been unanimously approved by Amorcyte’s Board of Directors, who have recommended that it be approved by the Amorcyte Stockholders. Amorcyte Stockholders representing holders of a majority of the outstanding shares of the Amorcyte Series A

Preferred Stock and the Amorcyte Common Stock (collectively, the “Lock-Up Stockholders”), which are the only outstanding securities of Amorcyte, have agreed to enter into, and will enter into promptly after execution and delivery of this Merger Agreement, the Voting Agreement annexed hereto as Exhibit A, under which such Amorcyte Stockholders irrevocably agree to vote in favor of the First Merger and the other transactions contemplated hereby (the “Voting Agreement”). Such Amorcyte Stockholder votes or consents will be sufficient without any other votes or consents to approve this Agreement, the First Merger and all the transactions contemplated hereby under the Amorcyte Governing Documents, the DGCL and all applicable law, and no other approvals or Amorcyte Stockholder votes or consents are required to consummate the First Merger. To Amorcyte’s Knowledge, the provisions of the Voting Agreement are legal, valid and binding obligations of the Lock-Up Stockholders subject to the Bankruptcy/Equity Exception.

Section 4.12  No Undisclosed Liabilities.  The Amorcyte Group does not have any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise) which are not accurately reflected or provided for in the balance sheet dated as of the Balance Sheet Date included within the GAAP Financial Statements (whether or not they are required to be disclosed under GAAP), other than (a) those incurred in the Ordinary Course of Amorcyte’s Business since the Balance Sheet Date and (b) those material obligations arising subsequent to the date hereof pursuant to the express terms of executory Contracts, which executory Contracts (to the extent such Contracts are Material Contracts) are identified in Schedule 4.16(a). No Person in the Amorcyte Group has effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulations S-K of the SEC) since January 1, 2008. Except as set forth on Schedule 4.12, as of the Closing there will be no Indemnified Liabilities.

Section 4.13  Absence of Certain Developments.  Except as set forth in Schedule 4.13, since December 31, 2010: (a) each Person in the Amorcyte Group has conducted its businesses only in the Ordinary Course of Amorcyte’s Business; (b) there has not been any event, change, occurrence, development, circumstance or state of facts that has had or could reasonably be expected to have a Material Adverse Effect; (c) the Amorcyte Group has not suffered any damage, destruction or casualty loss which individually or in the aggregate materially and adversely affects the business, financial condition or results of operations of Amorcyte; (d) no Person in the Amorcyte Group has incurred or discharged any material obligation or liability except in the Ordinary Course of Amorcyte’s Business; and (e) Amorcyte has not entered into any material transaction or made any material expenditures or commitments other than in the Ordinary Course of Amorcyte’s Business.

Section 4.14  Taxes

(a)  All Tax Returns required to be filed by or on behalf of Amorcyte and each Person in the Amorcyte Group have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes payable by or on behalf of Amorcyte and each Person in the Amorcyte Group (whether or not shown on any Tax Return) have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, Amorcyte has made due and sufficient accruals for such Taxes in the GAAP Financial Statements and in its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of Amorcyte and each Person in the Amorcyte Group. Amorcyte and each of Person in the Amorcyte Group has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, equity owner or other third party and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(b)  Amorcyte has delivered to the Parent complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of Amorcyte relating to the taxable periods since January 1, 2005 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to Amorcyte. Schedule 4.14 lists each such audit. To Amorcyte’s Knowledge, there are no audits or investigations of Amorcyte by any Taxing Authority in progress, nor has Amorcyte received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. No claim has been made by a Taxing Authority in a jurisdiction where Amorcyte do not file Tax Returns to the effect that Amorcyte is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Amorcyte arising as a result of any failure (or alleged failure) to pay any Tax. Amorcyte and each of Person in the Amorcyte Group has disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and neither Amorcyte nor any Person in the Amorcyte Group has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(c)  Amorcyte has not (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (ii) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. Amorcyte is not a foreign person within the meaning of Sections 7701(a)(1) and 7701(a)(5) of the Code. Amorcyte has never been a Amorcyte Stockholder of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes. Amorcyte is not a party to any Tax allocation or Tax sharing agreement nor has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law), as a transferee or successor, by contract, or otherwise.

(d)  Amorcyte has not made any payments, is not obligated to make any payments, or is not a party to any agreement that obligates it to make any payments that are not deductible under Section 280G of the Code. Amorcyte has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code.

Section 4.15  Intellectual Property.

(a)  Schedule 4.15(a) sets forth an accurate and complete list of the Amorcyte Intellectual Property as follows: (i) all Patents, Marks and Copyrights owned by, controlled by or filed in the name of the Amorcyte Group that have been issued or registered in any jurisdiction, or for which an application to issue or register the rights in such Intellectual Property has been filed in any jurisdiction, (ii) all Marks owned by the Amorcyte Group that are material to the Business but that are not registered or subject to an application to register and (iii) all Software that is owned exclusively by the Amorcyte Group that is material to the operation of the Amorcyte Business as presently conducted and presently proposed to be conducted by the Amorcyte Group. Schedule 4.15(a) lists the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed, and the name of the owner of each such registration or application. To the Knowledge of Amorcyte, all of the Patents are valid.

(b)  Except as set forth on Schedule 4.15(b), Amorcyte owns or possesses adequate rights to use all Intellectual Property necessary to carry on the Amorcyte Business. The Amorcyte Group has taken all steps necessary to perfect its ownership of and interest in the Amorcyte Intellectual Property.

(c)  The Amorcyte Group’s products and services, and the conduct of the Amorcyte Business as presently conducted do not infringe, violate or constitute an unauthorized use or misappropriation of any Intellectual Property Right or other similar right, or any contractual right, of any Person.

(d)  Each item of the Amorcyte Intellectual Property that has been issued and registered in any jurisdiction by Amorcyte is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such registered Amorcyte Intellectual Property have been paid and all necessary documents and certificates in connection with such registered Amorcyte Intellectual Property owned by the Amorcyte Group have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Amorcyte Intellectual Property.

(e)  Except as set for in Schedule 4.15(e), no other Person has any rights to any material Amorcyte Intellectual Property owned by the Amorcyte Group.

(f)  Except with respect to licenses of generally available, commercial, off-the-shelf Software licensed pursuant to standardized end-user or enterprise licenses for Software in object code format available for a license fee of no more than $5,000 (collectively, “Off-The-Shelf Software”), and except pursuant to the Intellectual Property Licenses listed in Schedule 4.15(f) or as reflected in the GAAP Financial Statements, the Amorcyte Group is not under any liability whatsoever to make any payments or provide any other consideration, to any Person with respect to the Amorcyte Group’s use of any Intellectual Property in connection with the conduct of the Amorcyte Business as presently conducted. Amorcyte has notified Baxter of the termination of the Baxter Agreement and the termination of the Baxter Agreement will not result in any Liability to Parent or its Affiliates.

(g)  Schedule 4.15(g) sets forth a complete and accurate list of all Contracts to which the Persons in the Amorcyte Group are a party (other than licenses to the Amorcyte Group of Off-The-Shelf-Software) that (i) grant any Intellectual Property Licenses to or from the Amorcyte Group, (ii) contain a covenant not to compete or otherwise limit the Amorcyte Group’s ability to use or exploit fully any of the Amorcyte Intellectual Property, or (iii) contain an agreement by any of the Persons in the Amorcyte Group to indemnify any other Person against any claim of infringement of, violation, misappropriation or unauthorized use of any intellectual property rights of any third Person. Amorcyte has delivered to the Parent true, correct and complete copies of each Contract set forth on Schedule 4.15(g), together with all amendments, modifications or supplements thereto. All Intellectual Property Licenses are valid, binding and enforceable agreements, subject to the Bankruptcy/Equity Exception. Prior to the execution of this Agreement, Amorcyte terminated the Baxter Agreement. Amorcyte has no ongoing obligations under the Baxter Agreement and there are no outstanding Liabilities due or which may become due to Baxter under the Baxter Agreement.

(h)  The Amorcyte Group has taken all commercially reasonable steps to protect the secrecy and confidentiality of all Trade Secrets of any Person in the Amorcyte Group.

(i)  The Amorcyte Group is not, or has not been at any time during the five (5) years prior to the date hereof, the subject of any pending or, to the Knowledge of Amorcyte, threatened Legal Proceedings which involve a claim of infringement, misappropriation, unauthorized use or violation of any intellectual property rights of any Person, or challenging the Amorcyte Group’s ownership, use, validity or enforceability of any Intellectual Property. None of the Persons in the Amorcyte Group has received notice of any such threatened claim and to the Knowledge of Amorcyte, there are no facts or circumstances that would form the basis for any such claim. To Amorcyte’s Knowledge, all of the Amorcyte Group’s rights in and to Amorcyte Intellectual Property are valid and enforceable in all material respects.

(j)  To the Knowledge of Amorcyte, no Person is infringing, violating, misusing or misappropriating any Amorcyte Intellectual Property, and no claims of such infringements, violations, misuse or misappropriations have been made against any Person by any of the Persons in the Amorcyte Group.

(k)  Except as set forth on Schedule 4.15(k), no present or former employee or consultant of the Amorcyte Group has any right, title, or interest, directly or indirectly, in whole or in part, in any Amorcyte Intellectual Property owned or used by any of the Persons in the Amorcyte Group. To the Knowledge of Amorcyte, no employee, consultant or independent contractor of any of the Persons in the Amorcyte Group is, as a result of or in the course of such employee, consultant or independent contractor’s engagement by any of the Persons in the Amorcyte Group, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement. Each employee of and consultant to the Amorcyte Group is bound by a non-disclosure and assignment of inventions agreement, copies of which have been made available to the Parent.

(l)  Each Person in the Amorcyte Group has at all times complied in all material respects with all applicable Laws, as well as their own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Amorcyte Group in the conduct of the Amorcyte Business. No claims have been asserted or, to Amorcyte’s Knowledge, threatened against any Person in the Amorcyte Group alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by the Amorcyte Group in the conduct of the Amorcyte Business. Each Person in the Amorcyte Group takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

Section 4.16  Material Contracts.

(a)  Schedule 4.16(a) sets forth all of the following Contracts to which any of the Persons in the Amorcyte Group is a party or by which any of them or their respective assets or properties are bound (collectively, the “Material Contracts”):

(i)  Contracts with any current or former officer, director, partner, Amorcyte Stockholder, manager, stockholder or other equityholder or Affiliate of any Person in the Amorcyte Group;

(ii)  Contracts for the sale of any of the assets of any of the Persons in the Amorcyte Group other than in the Ordinary Course of Amorcyte’s Business;

(iii)  Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements or sharing of profits or proprietary information;

(iv)  Contracts containing covenants of any Person in the Amorcyte Group not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any individual with respect to employment or covenants of any other Person not to compete with any of the Persons in the Amorcyte Group in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(v)  Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by any Person in the Amorcyte Group of any operating business or material assets or the capital stock or other equity interests of any other Person;

(vi)  Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any assets of the Amorcyte Group, including indentures, guarantees, loan or credit agreements, purchase money obligations incurred in connection with the acquisition of property, pledge agreements and security agreements;

(vii)  Contracts entered into outside of the Ordinary Course of Amorcyte’s Business providing for the license of the Amorcyte Group Products or the provision of services by any Person in the Amorcyte Group;

(viii)  Contracts providing for severance, retention, change in control or other similar payments;

(ix)  Contracts for the employment of any individual on a full-time, part-time or consulting or other basis;

(x)  outstanding agreements of guaranty or surety, direct or indirect, by any of the Persons in the Amorcyte Group;

(xi)  Contracts providing for indemnification by any of the Persons in the Amorcyte Group arising out of or in connection with any Amorcyte Product or service provided by any of the Persons in the Amorcyte Group;

(xii)  Contracts (or group of related contracts) which involve the expenditure or receipt of more than $25,000 annually or which require performance by any party more than one year from the date hereof;

(xiii)  Contracts for the lease of Leased Property, including, without limitation, the Real Property Leases;

(xiv)  Contracts pursuant to which any Person in the Amorcyte Group provides services to any third party related to the conduct of the Amorcyte Business, including all customer or client Contracts;

(xv)  Contracts and agreements related to obtaining materials and services used in the manufacture of Cell Therapy Products and other material supplier Contracts;

(xvi)  Contracts with any Person that require Amorcyte to deal exclusively with such Person or that require Amorcyte to transact a minimum amount of business with such Person (or provide for negative consequences if Amorcyte fails to do either of the foregoing) or that give any Person “most favored nations” treatment;

(xvii)  powers of attorney given by any Person within the Amorcyte Group;

(xviii)  confidentiality agreements, assignments of invention and non-compete or non-solicitation agreements signed by employees of or consultants to any Person in the Amorcyte Group;

(xix)  Contracts involving licenses of any Intellectual Property; and

(xx)  Contracts that are otherwise material to any of the Persons in the Amorcyte Group.

(b)  Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Person in the Amorcyte Group signatory thereto, enforceable against them in accordance with its terms, subject to the Bankruptcy/Equity Exception. None of the Persons in the Amorcyte Group is in material default under any Material Contract, nor, to the Knowledge of Amorcyte, is any other party to any Material Contract in material default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and, to Amorcyte’s Knowledge, no party has given notice of any significant dispute with respect to any Material Contract. Amorcyte has delivered to the Parent true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto. If consent is required for the transfer of any Material Contract, Amorcyte has no Knowledge that any counterparty will not or can not provide such a consent.

Section 4.17  Employee Benefits Plans.

(a)  Amorcyte has no employees, and no employee benefit plans. Amorcyte has no responsibilities with respect to any employee benefit plan currently orpreviously maintained for the benefit of any person providing services to Amorcyte. Amorcyte has no plan or commitment to hire any employees or establish any benefit plan for employees, consultants or otherwise.

(b)  Neither Amorcyte nor any of its ERISA Affiliates has or has ever contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or the comparable provisions of any other applicable Law) (a “Multiemployer Plan”) or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA).

(c)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment or benefit becoming due, or increase the amount of any compensation due, to any employee, consultant or other person, or (ii) result in the acceleration of the time of payment or vesting of any such compensation or benefits to any person. Except as set forth on Schedule 4.17(c), Amorcyte owes no back pay or accrued compensation to any Person. Amorcyte is not a party to any contract, arrangement or plan pursuant to which it is bound to compensate any Person for any excise or other additional taxes under Section 409A or 4999 of the Code or any similar provision of state, local or foreign law.

(d)  Amorcyte has no obligations or potential liability for health, life or similar welfare benefits to any person.

(e)  No “service provider” (within the meaning of Section 409A) of Amorcyte has any equity-based right or incentive (such as a stock option, stock appreciation right, phantom stock, restricted stock or restricted stock unit) that is either subject to Section 409A or in violation of Section 409A. Amorcyte has no commitment to compensate or reimburse any individual for penalty taxes imposed under Section 409A.

Section 4.18  Labor.

(a)  Except as set forth on Schedule 4.18(a), Amorcyte has no employees. All services provided to Amorcyte have been provided by PCT. To the Knowledge of Amorcyte, no employee of PCT who provides services to Amorcyte (“Business Employee”) has any plans to terminate employment with PCT or any Person in the Amorcyte Group.

(b)  Schedule 4.18(b) contains an accurate and complete list of the names of each consultant or independent contractor who currently provides, or who has within the prior twelve month period provided, services to the Amorcyte Business (each, a “Business Consultant”).

(c)  All Business Employees are actively at work (or on vacation) and no Business Employee is currently on a leave of absence, layoff, suspension, sick leave, workers compensation, short or long term disability, family leave, military leave, or otherwise not actively performing his or her work during all normally scheduled business hours (other than vacation).

(d)  All Business Employees and Business Consultants are subject to confidentiality and assignment of inventions agreements with Amorcyte.

(e)  With respect to current and former Business Employees, consultants and service providers of the Amorcyte Business (each a “Service Provider”):

(i)  the Amorcyte Group is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any Laws respecting minimum wage and overtime payments, employment discrimination, workers’ compensation, family and medical leave, immigration, and occupational safety and health requirements, affirmative action requirements and has not and is not engaged in any unfair labor practice;

(ii)  there is not now, nor within the past six years has there been, any actions, suits, claims, labor disputes or grievances pending, or, to Amorcyte’s Knowledge, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Service Provider, including charges of unfair labor practices or discrimination complaints;

(iii)  the Amorcyte Group does not have any liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice).

(f)  The Amorcyte Group does not have any contracts to render services to any Government Authority.

Section 4.19  Litigation.  Except as set forth on Schedule 4.19, there is no Legal Proceeding pending or, to the Knowledge of Amorcyte, threatened against any of the Persons in the Amorcyte Group (or to the Knowledge of Amorcyte, pending or threatened against any employees of any of the Persons in the Amorcyte Group with respect to their business activities on behalf of the Amorcyte Group), or to which any of the

Persons in the Amorcyte Group is otherwise a party, before any Governmental Authority; nor to the Knowledge of Amorcyte is there any reasonable basis for any such Legal Proceeding. None of the Persons in the Amorcyte Group is subject to any Order. There are no Legal Proceedings pending or, to the Knowledge of Amorcyte, threatened that are reasonably likely to prohibit or restrain the ability of Amorcyte or the Amorcyte Stockholders to perform their obligations under this Agreement or consummate the transactions contemplated hereby.

Section 4.20  Compliance with Laws; Orders; Permits.

(a)  Each of the Persons in the Amorcyte Group is in compliance in all material respects with all Laws of each Governmental Authority applicable to its business, operations or assets, including without limitation all FDA rules and regulations, comparable state laws, regulations governing current Good Manufacturing Practice (cGMP) and current Good Tissue Practice (cGTP), the Health Insurance Portability and Accountability Act of 1996 (HIPAA), the federal Clinical Laboratory Improvement Act of 1988, as amended (CLIA), Occupational Safety and Health requirements, the Stark Law and state equivalents, escheat laws, abandoned property laws, laws relating to employment and compensation and marketing laws and other laws relating to privacy and internet communications. Since January 1, 2005, none of the Persons in the Amorcyte Group has received any notice of or been charged with the violation of any material Law by any Governmental Authority. To the Knowledge of Amorcyte, none of the Persons in the Amorcyte Group is or since January 1, 2006, has been, under investigation with respect to the violation of any Law and to the Knowledge of Amorcyte, there are no facts or circumstances which could reasonably form the basis for any such violation other than violations which would have an immaterial effect upon the Amorcyte Business. Except as set forth in Schedule 4.20(a), none of the Amorcyte Permits will be impaired or in any way affected by the First Merger.

(b)  Schedule 4.20(b) is a true and complete listing of all Permits which are required for the operation of the Amorcyte Business as presently conducted (“Amorcyte Permits”). The Persons in the Amorcyte Group currently have all Permits which are required for the operation of their respective businesses as presently conducted. Each issued Permit currently is in full force and effect. None of the Persons in the Amorcyte Group is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Amorcyte Permit, and to the Knowledge of Amorcyte, there are no facts or circumstances which form the basis for any such default or violation. No Person in the Amorcyte Group has received notification of any revocation or modification of any Permit. Amorcyte has completed all necessary registration of its establishments and facilities with all Governmental Authorities that are necessary for Amorcyte to conduct its business in the manner and to the extent now conducted. Each Amorcyte Permit is current and up to date. Except as set forth in Schedule 4.20(a), none of the Amorcyte Permits will be impaired or in any way affected by the First Merger or the consummation of any other transaction contemplated by this Agreement.

(c)  The drug or biological substances manufactured by Amorcyte on behalf of Amorcyte’s clients and used in studies, tests, preclinical studies and clinical trials have been and, if still pending, are being manufactured, under current Good Manufacturing Practices. Amorcyte has not received any notices or correspondence from the FDA or any foreign, state or local governmental body exercising comparable authority requiring the termination, suspension or material modification of any studies, tests, preclinical studies or clinical trials conducted by or on behalf of Amorcyte’s clients and to which Amorcyte was involved as either a contract manufacturer and/or product and/or process consultant. No filing or submission to the FDA or any other regulatory body, that was or is intended to be the basis for any approval of Amorcyte’s client’s products or product candidates, contains any material omission or material false information by Amorcyte.

(d)  The consulting services and/or process development services that Amorcyte provides its clients or customers for the purpose of clinical trials for Investigational New Drug Applications, New Drug Applications, and/or Biologic License Application are conducted in accordance with good clinical practices and are in compliance with all applicable Laws and state and federal regulatory requirements.

Amorcyte has not received any notices or other correspondence from the FDA or any other governmental agency requiring the termination, suspension or modification of any clinical trials.

(e)  To Amorcyte’s Knowledge, no Person in the Amorcyte Group, nor any manager, director, agent, employee or any other person acting for or on behalf of a Person in the Amorcyte Group, has directly or indirectly made any unlawful contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any person, including but not limited to any staff Amorcyte Stockholder at any hospital or any government officer (a) to obtain favorable treatment in securing business for Amorcyte, (b) to pay for favorable treatment for business secured, (c) to obtain special concessions or for special concessions already obtained, for or in respect of any Person in the Amorcyte Group, or (d) in violation of any applicable anti-corruption law.

(f)  No Person in the Amorcyte Group nor, to Amorcyte’s Knowledge, any manager, director, agent, employee or any other person acting for or on behalf of Amorcyte, has established or maintained any fund or assets in which Amorcyte has proprietary rights that have not been recorded in the books and records of Amorcyte. Each transaction is properly and accurately recorded in all material respects on the books and records of Amorcyte, and each document upon which entries such books and records are based is complete and accurate in all material respects. Amorcyte maintains a system of internal accounting controls reasonably designed to insure that there are no off-the-books accounts and its assets are used only in accordance with its corporate management directives.

(g)  The FDA Package contains true and complete copies of all filings made by Amorcyte with the FDA and any state or third party regulatory authority (including but not limited to state regulatory authorities in New Jersey, New York, California and Maryland), all Permits obtained by Amorcyte from the FDA and any state or third party regulatory authority and all approvals and disapprovals, audit reports and correspondence from or with the FDA or such state regulatory authorities, including but not limited to an audit report received by Amorcyte from New York regulatory authorities for its Hackensack facility and follow up correspondence, a Amorcyte created chart of documents requested by the FDA during its inspection of its Mountain View, California facility, and Amorcyte created daily summaries of FDA inspections of Amorcyte and its clients. Amorcyte also represented to the Parent and its counsel that the FDA did not find any 483 observations and did not provide Amorcyte with a 483, Establishment Inspection Report or audit report at the close of any inspection conducted in 2010. To the Knowledge of Amorcyte and to the knowledge of any manager, officer, agent, or employee of Amorcyte, all information contained in such filings made by Amorcyte to any Governmental Authority is true and accurate.

(h)  Neither Amorcyte nor, to the Knowledge of Amorcyte, any manager, officer, agent, employee, Amorcyte Stockholder or Affiliate of Amorcyte, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(i)  Neither the Amorcyte Group nor any of its officers, directors, employees has (i) been disqualified, debarred or voluntarily excluded by FDA or any other Governmental Authority for any purpose, or received notice of action or threat of action with respect to debarment under the provisions of 21 USC §§ 335a, 335b, or 335c as amended by the generic drug Enforcement Act of 1992, 42 USC § 1320a-7, 45 CFR Part 76 or any equivalent provisions in any other jurisdiction; (ii) been subject to any material enforcement action involving the FDA or similar Governmental Authority in any other jurisdiction, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing, memorandum, plea agreement, court order or target or no target letter, and none of the foregoing is pending, asserted or threatened against same; or (iii) been charged with or convicted under United States federal law for conduct related to the development or approval or otherwise related to the regulation of any drug product under the Generic Drug Enforcement Act of 1992 or any other applicable Laws.

(j)  The Amorcyte Group has taken reasonable measures to ensure that it has conducted and is conducting all pre-clinical and clinical trials in compliance in all material respects with (i) all work orders, protocols and specifications and approvals by institutional review boards and similar authorities (ii) procedures and controls pursuant to standards and controls generally accepted and observed in the pharmaceutical industry and (iii) all Laws, regulations, orders, guidances and policies including those implemented by FDA or any counterparty Governmental Authority in any other jurisdiction including regulations and guidances relating to the manufacture, distribution, clinical trial disclosure and clinical and non-clinical investigations and all other requirements, as applicable.

(k)  Neither the Amorcyte Group nor any of its officers, directors or employees has made any false statements on or material omissions from, any representations, reports or other submissions, whether oral, written or electronically delivered in the FDA Package or otherwise or in or from any other records and documentation prepared or maintained to comply with the requirements of the FDA, any other Governmental Authority or applicable Law relating the Amorcyte Group, the Cell Therapy Product or any other activities. Neither the Amorcyte Group nor any of its officers, directors or employees has committed any act, made any statement or failed to make any statement that would breach the FDA’s policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery or Illegal Gratuities” set forth in Fed. Reg. 46191(September 10, 1991) or any similar Laws, rules, regulations or policies whether under the jurisdiction of the FDA or any counterpart Governmental Authority in any other applicable jurisdiction, and any amendments or other modifications thereto. Neither the Amorcyte Group nor any of its officers, directors or employees has received, nor is aware of any basis for the issuance of, any notice to such effect.

Section 4.21  Insurance.  The Amorcyte Group has insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all agreements to which each of the Persons in the Amorcyte Group is a party or by which such Persons are bound and which provide commercially reasonable levels of insurance. No event has occurred, including, without limitation, the failure by any of the Persons in the Amorcyte Group to give any notice or information or any of the Persons in the Amorcyte Group giving any inaccurate or erroneous notice or information, which limits or impairs the rights of any Person in the Amorcyte Group under any such insurance policies.

Section 4.22  Related Party Transactions.  (a)  Except as set forth on Schedule 4.22, no employee, officer, director, shareholder, partner, manager, stockholder or other equityholder of any of the Persons in the Amorcyte Group, nor any Amorcyte Stockholder or his or her immediate family, nor any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Amorcyte Group and none of the Persons in the Amorcyte Group owe any amount to, nor have any of the Persons in the Amorcyte Group committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship (other than customary employment relationships) with any of the Persons in the Amorcyte Group (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by any of the Persons in the Amorcyte Group (other than rights arising out of employment arrangements), (iv) to the Knowledge of Amorcyte, has any claim or cause of action against any of the Persons in the Amorcyte Group or (v) is obligated to make any payment to any other Person in the Amorcyte Group or Related Person in connection with the transactions contemplated by this Agreement.

(b)  There are no transactions, arrangements or other relationships between and/or among Amorcyte, any of its Affiliates and any unconsolidated entity, including, but not limited to, any structured finance, special purpose or limited purpose entity that could reasonably be expected to materially affect Amorcyte’s liquidity or the availability of or requirements for its capital resources. There are no transactions, arrangements or other relationships between and/or among Amorcyte, any Person in the Amorcyte Group and any Amorcyte Stockholders or their Affiliates that are not on terms at least as favorable to Amorcyte as would be obtained in an arm’s length, commercially reasonable transaction with an unrelated third party.

(c)  No Person in the Amorcyte Group has, since January 1, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Amorcyte.

(d)  All agreements, payment obligations, and other business relationships between Amorcyte or any other Person in the Amorcyte Group or their Affiliates, on the one hand, and Amorcyte, on the other hand, are commercially reasonable and on terms no less favorable to Amorcyte than would be available in an arm’s length transaction with an unrelated third party. PCT provides Amorcyte with a $500,000 line of credit on terms no less favorable to Amorcyte or PCT than would be available in an arm’s length transaction in an unrelated bank financing, and no borrowings are outstanding under that line of credit.

Section 4.23  Suppliers.  Schedule 4.23 sets forth a list identifying each supplier to the Amorcyte Group during Amorcyte’s current fiscal year (through May 31, 2011). Since December 31, 2009, no supplier listed on Schedule 4.23 has terminated its relationship with any of the Persons in the Amorcyte Group or materially increased, decreased or changed the pricing, the volume of business or other terms of its business with any of the Persons in the Amorcyte Group and, to the Knowledge of Amorcyte, no supplier listed on Schedule 4.23 has notified any of the Persons in the Amorcyte Group that it intends to terminate or materially increase, decrease or change the pricing, the volume of business or other terms of its business with the Amorcyte Group.

Section 4.24  Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Amorcyte Group or the Amorcyte Stockholders in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

Section 4.25  Environmental Matters.  Each Person in the Amorcyte Group is in compliance with all Environmental Laws and the requirements of all Permits issued under such Environmental Laws with respect to Amorcyte in all material respects. There are no pending or, to the Knowledge of Amorcyte, threatened Environmental Legal Proceedings against any Person in the Amorcyte Group.

Section 4.26  Registration Statement; Prospectus/Joint Proxy Statement.  None of the information supplied or to be supplied by Amorcyte for inclusion in the Form 8-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the registration statement under the Securities Act registering the Parent Common Stock or other Parent securities as to be issued pursuant to this Agreement (such registration statement, as amended or supplemented by any amendments or supplements thereto, being referred to herein as the “Registration Statement”) or the Prospectus/Joint Proxy Statement to be sent to the stockholders of Parent and the Amorcyte Stockholders in connection with the special meeting of stockholders of Parent at which such stockholders will be asked to approve the issuance of Parent Common Stock pursuant to this Agreement (the “NeoStem Meeting”) and the special meeting of the Amorcyte Stockholders at which the Amorcyte Stockholders will be asked to approve the First Merger and this Agreement (the “Amorcyte Meeting”) (such Prospectus/Joint Proxy Statement, as amended or supplemented by any amendments or supplements thereto, being referred to herein as the “Prospectus/Joint Proxy Statement”), including all amendments and supplements to the Registration Statement and Prospectus/Joint Proxy Statement, shall, in the case of the Registration Statement, at the time the Registration Statement becomes effective and, in the case of the Prospectus/Joint Proxy Statement, on the date or dates the Prospectus/Joint Proxy Statement is first mailed to the stockholders of the Parent and the Amorcyte Stockholders and on the date or dates of the NeoStem Meeting and the Amorcyte Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Amorcyte will supply NeoStem with all business, financial, accounting, legal, management and other information about Amorcyte, the Amorcyte Group, any Person in the Amorcyte Group, the Amorcyte Stockholders and the Amorcyte Business as is required to be disclosed in a Form S-4 under SEC rules.

Section 4.27  FINRA.  To the Knowledge of Amorcyte, none of the Amorcyte Stockholders are a registered representative under the Financial Industry Regulatory Authority (“FINRA”), a member of FINRA or associated or affiliated with any member of FINRA, or a broker-dealer registered with the SEC under the Exchange Act or engaged in a business that would require it to be so registered, nor is it an affiliate of such a broker-dealer or any person engaged in a business that would require it to be registered as a broker-dealer.

Section 4.28  Full Disclosure.  No representation or warranty, exhibit or schedule furnished by or on behalf of Amorcyte or any Person in the Amorcyte Group in this Agreement, the Company Disclosure Letter or any other Transaction Document contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. Neither Amorcyte nor any Person in the Amorcyte Group has any Knowledge of any facts pertaining to Amorcyte, any Person in the Amorcyte Group, the Amorcyte Business or its assets that has or could reasonably be expected to have a Material Adverse Effect and that have not been disclosed in this Agreement, the schedules and exhibits hereto and the Transaction Documents.

ARTICLE V

Representations and Warranties of the Parent and Subco

The Parent and Subco jointly and severally represent and warrant to Amorcyte as follows:

Section 5.1  Organization and Good Standing.  The Parent is a corporation, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business. Subco is a corporation, validly existing and in good standing under the laws of the State of Delaware. Subco II is a limited liability company, validly existing and in good standing under the laws of the State of Delaware.

Section 5.2  Authorization.  Each of the Parent, Subco, and Subco II has full power and authority to execute and deliver this Agreement and each other Purchaser Document, to the extent applicable, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Parent, Subco, and Subco II of this Agreement and each other Purchaser Document, to the extent applicable, have been duly authorized by all necessary action on behalf of each of the Parent, Subco, and Subco II. This Agreement has been, and each other Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Parent, Subco, and/or Subco II, to the extent applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Parent, Subco, and/or Subco II, to the extent applicable, enforceable against the Parent, Subco, or Subco II, to the extent applicable, in accordance with its respective terms, subject to the Bankruptcy/Equity Exception.

Section 5.3  Conflicts; Consents of Third Parties.

(a)  Neither the execution or delivery by the Parent, Subco, or Subco II of this Agreement or any of the other Purchaser Documents, nor the performance by the Parent, Subco, or Subco II of its obligations hereunder and thereunder will (i) contravene any provision contained in the organizational documents of the Parent, Subco, or Subco II or (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under any judgment, order, decree, law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Parent, Subco, or Subco II is a party or by which the Parent, Subco, or Subco II is bound or to which any of its assets or properties are subject or (iii) violate or result in a breach (with or without the lapse of time, the giving of notice, or both) of or constitute a default under any material contract to which the Parent, Subco, or Subco II is a party where the breach or default would have a Material Adverse Effect on Parent.

(b)  No notice to, filing with, or authorization, registration, consent or approval of, any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or any other Purchaser Document or the consummation of the transactions contemplated hereby or thereby by the Parent, Subco, and Subco II other than (i) the Proxy Statement/Prospectus and Form S-4 of which it is a part and (ii) the additional listing application with the New York Stock Exchange-Amex.

Section 5.4  Litigation.  There are no Legal Proceedings pending or, to the Knowledge of the Parent, threatened that are reasonably likely to prohibit or restrain the ability of the Parent to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 5.5  Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Parent in connection with the transactions contemplated by this Agreement who is or will be entitled to any fee or commission or like payment in respect thereof other than those paid by Parent.

Section 5.6  Registration Statement; Prospectus/Joint Proxy Statement.  None of the information supplied or to be supplied by Parent for inclusion in the Registration Statement under the Securities Act registering the Parent Common Stock to be issued pursuant to this Agreement or the Prospectus/Joint Proxy

Statement to be sent to the stockholders of the Parent and the Amorcyte Stockholders in connection with the NeoStem Meeting and the Amorcyte Meeting, including all amendments and supplements to the Registration Statement and Prospectus/Joint Proxy Statement, shall, in the case of the Registration Statement, at the time the Registration Statement becomes effective and, in the case of the Prospectus/Joint Proxy Statement, on the date or dates the Prospectus/Joint Proxy Statement is first mailed to the stockholders of the Parent and the Amorcyte Stockholders and on the date or dates of the NeoStem Meeting and the Amorcyte Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Parent is not responsible for any information supplied by the Amorcyte Group.

ARTICLE VI

Covenants and Agreements

Section 6.1  Meetings of Stockholders and Amorcyte Stockholders.

(a)  NeoStem Meeting.  NeoStem will take all action in accordance with the federal securities law, the DGCL, the applicable rules of the Exchange on which the Parent Common Stock is listed or quoted, NeoStem’s certificate of incorporation, as amended, and NeoStem’s by-laws, as amended, necessary to convene the NeoStem Meeting on the earliest practical date as reasonably determined by NeoStem in light of the circumstances, and to obtain the consent and approval of NeoStem’s stockholders with respect to the issuance of the Stock Consideration and the Warrants pursuant to this Agreement, including (in the absence of conditions that would justify the termination of this Agreement) recommending such approval to NeoStem’s stockholders.

(b)  Amorcyte Meeting.  Amorcyte shall take all action in accordance with the federal securities laws, the DGCL, the Voting Agreement, and the Amorcyte certificate of incorporation and by-laws, necessary to give notice to the Amorcyte Stockholders and convene the Amorcyte Meeting to be held on the earliest practical date as reasonably determined by NeoStem in light of the circumstances, and to obtain the consent and approval of the Amorcyte Stockholders with respect to the Agreement and the transactions contemplated hereby, including recommending such approval to the Amorcyte Stockholders.

(c)  Amorcyte will provide Subco, Subco II, Parent and its transfer agent with (a) a representation that the information provided by Amorcyte and contained in the Prospectus/Joint Proxy Statement and any other disclosure documents is true and accurate in all material respects and that there is no fact or matter which has not been disclosed in such disclosure documents which renders such information untrue or misleading and (b) appropriate other certifications, accountant consents and opinions of counsel with respect to the Securities Act registration of the issuance of the Stock Consideration and Warrants, compliance with the Amorcyte organizational documents and Law with respect to the transactions contemplated by this Agreement and the Intellectual Property. Amorcyte will also cause its attorneys and accountants at all other times to provide consents, comfort letters and opinion letters as may be required in connection with disclosure documents of NeoStem that contain information about Amorcyte or the Amorcyte Business.

(d)  Parent, Subco, and Subco II will provide the Amorcyte Stockholders with a representation that the information provided by Parent, Subco, and Subco II and contained in the Prospectus/Joint Proxy Statement and any other disclosure documents is true and accurate in all material respects and that there is no fact or matter which has not been disclosed in such disclosure documents which renders such information untrue or misleading.

Section 6.2  Preparation of the Prospectus/Joint Proxy Statement and the Registration Statement.

(a)  Parent and Amorcyte shall cooperate to prepare the Prospectus/Joint Proxy Statement to be included in the Registration Statement. Once Parent and Amorcyte consent to the filing of the Prospectus/Joint Proxy Statement with the SEC (which consent shall not be unreasonably withheld), Parent shall file the Registration Statement with the SEC. Consistent with the timing for the Amorcyte Meeting, NeoStem shall use reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable thereafter and to maintain the effectiveness of the Registration Statement through the First Effective Time. If, at any time prior to the First Effective Time, Parent or Amorcyte shall obtain knowledge of any information contained in or omitted from the Registration Statement that would require an amendment or supplement to the Registration Statement or the Prospectus/Joint Proxy Statement, the party obtaining such knowledge will promptly so advise the other parties in writing and each of Parent and Amorcyte will promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Prospectus/Joint Proxy Statement. Amorcyte shall promptly furnish to Parent all financial and other information concerning it as may be required for the Prospectus/Joint Proxy Statement and any supplements or amendments thereto. Parent and Amorcyte shall cooperate in the preparation of the Prospectus/Joint Proxy Statement in a timely fashion and shall use all reasonable efforts to clear the Prospectus/Joint Proxy Statement and the Registration Statement with the staff of the SEC. After the Registration Statement is declared effective by the SEC, each of Parent and Amorcyte shall use reasonable efforts to mail as soon as reasonably practicable to the Amorcyte Stockholders the Prospectus/Joint Proxy Statement, which shall include all information required under applicable Law to be furnished to the Amorcyte Stockholders and NeoStem’s stockholders in connection with this Agreement and the transactions contemplated hereby and shall include the recommendation of Amorcyte’s Board of Directors in favor of the transactions contemplated hereby.

(b)  Notwithstanding anything contained in this Agreement to the contrary, NeoStem shall not be obligated to take any action under this Section 6.2 unless and until the following conditions shall have been met: (i) NeoStem shall have received any audited financial statements of Amorcyte and any other financial information of Amorcyte required for inclusion in the Registration Statement as determined by NeoStem, (ii) NeoStem shall have received all information it needs to prepare pro forma financial statements if required to be included in the Registration Statement under SEC rules, and (iii) NeoStem shall have received such auditor consents from its, and Amorcyte’s auditors, and legal opinions from Amorcyte’s counsel as it deems necessary or desirable.

Section 6.3  Financial Statements for NeoStem Current Report on Form 8-K.

(a)  Attached as Schedule 4.9(a), Amorcyte has provided to NeoStem (i) audited consolidated balance sheets of Amorcyte as of December 31, 2010 and 2009, (ii) audited consolidated statements of income, cash flows and changes in shareholders’ equity of Amorcyte for the years ended December 31, 2010, 2009 and 2008, (iii) an unqualified report with respect to such audited financial statements by EisnerAmper and a consent by EisnerAmper to have such audited financial statements incorporated by reference into NeoStem’s Securities Act filings, which report and consent shall be in form and substance reasonably satisfactory to NeoStem, and (iv) unaudited consolidated statements of income, cash flows and changes in shareholders’ equity of Amorcyte for the three months ended March 31, 2011 and 2010 and an unaudited balance sheet as of March 31, 2011. Amorcyte has also provided to NeoStem all other financial statements, business descriptions, risk factors, compensation data, ownership data and other information of Amorcyte required for any SEC filing to be filed by NeoStem or which needs to be incorporated in any existing NeoStem registration statement or other SEC filings to make the information therein complete, including, without limitation, pro forma financial statements that give effect to the transaction contemplated by this Agreement and a full description of the business of the Amorcyte Group. Such financial statements have been prepared in accordance with generally accepted accounting principles, so that such financial statements meet the requirements for filing by NeoStem with the SEC as required by the SEC’s Current Report on Form 8-K and for incorporation into any Form S-3 or other registration statement on file or to be filed by NeoStem, all so that NeoStem’s currently effective Form S-3 may immediately be used by NeoStem in a capital raising transaction.

(b)  Amorcyte will provide Parent with a representation that the information provided by it for inclusion and/or incorporation into the Registration Statement and/or Form 8-K is true and accurate in all material respects and that there is no material fact or matter which has not been disclosed in the disclosure document which renders such information untrue or misleading in any material respect.

(c)  Upon execution of this Agreement, Amorcyte shall cause EisnerAmper to deliver an executed consent, in form and substance reasonably satisfactory to NeoStem and suitable for filing by NeoStem with the SEC, which consent shall authorize NeoStem to file with the SEC the reports delivered pursuant to Section 6.3(a).

(d)  Upon NeoStem’s request, contemporaneous with the delivery of the consolidated financial statements described in Section 6.3(a), Amorcyte shall cause EisnerAmper to make available to NeoStem and its representatives the work papers generated in connection with such accounting firm’s audit of the audited consolidated financial statements delivered pursuant to Section 6.3(a).

(e)  Prior to the Closing, Amorcyte shall cooperate with NeoStem in providing to NeoStem such financial statements, financial data and accountants’ reports as NeoStem shall reasonably request with respect to any filing that NeoStem shall make or be required to make under the Securities Act or the Exchange Act. Not in limitation of the foregoing, Amorcyte shall deliver to Parent the following financial information (the “Supplemental Financial Information”): (i) promptly after each fiscal quarter ending after the date hereof, the unaudited balance sheet of Amorcyte as of the end of such quarter and the unaudited statements of income, stockholders’ equity and cash flows of Amorcyte for such quarter and for the portion of the fiscal year then ended prepared in accordance with GAAP, and (ii) promptly upon the reasonable request by Parent, such additional financial information as may be required in connection with any filing by Parent pursuant to the requirements of federal or state securities laws. Such Supplemental Financial Information shall present fairly, in all material respects, the financial position of Amorcyte as of the last day of the periods covered and the results of operations, cash flows and changes in stockholders’ equity of Amorcyte for the periods covered, subject in the case of unaudited financials, to normal year-end adjustments.

(f)  Notwithstanding anything in this Agreement to the contrary, any NeoStem Related Expenses incurred by Amorcyte shall be paid directly by NeoStem to Amorcyte’s agents or to the parties to whom such obligations are owed, as applicable, as directed by the Amorcyte Representative.

Section 6.4  Access and Information.

(a)  Prior to the Closing, and except for disclosures which would cause Amorcyte to waive the attorney-client privilege or otherwise violate applicable Law or any material confidentiality agreement, NeoStem shall be entitled to make or cause to be made such investigation of Amorcyte, and the financial and legal condition thereof, as NeoStem deems necessary or advisable, and Amorcyte shall cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, Amorcyte shall (a) permit NeoStem and its agents and representatives or cause them to be permitted to have full and complete access to the premises, operating systems, computer systems (hardware and software) and books and records of Amorcyte upon reasonable notice during regular business hours, (b) furnish or cause to be furnished to NeoStem such financial and operating data, projections, forecasts, business plans, strategic plans and other data relating to Amorcyte and their businesses as NeoStem shall request from time to time and (c) cause its accountants to furnish to NeoStem and its accountants access to all work papers relating to any of the periods covered by financial statements provided by Amorcyte to NeoStem hereunder.

(b)  Prior to the Closing, NeoStem shall not use any information provided to it in confidence by Amorcyte for any purposes unrelated to this Agreement. Amorcyte shall not use any information provided to it in confidence by NeoStem for any purposes unrelated to this Agreement. Except with respect to publicly available documents, in the event that this Agreement is terminated, (a) NeoStem will return to Amorcyte all documents obtained by it from Amorcyte and any Person in the Amorcyte Group in confidence and any copies thereof in the possession of NeoStem or its agents and representatives or, at the option of NeoStem, NeoStem shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to Amorcyte and (b) Amorcyte will return to NeoStem all documents obtained by it from NeoStem and its subsidiaries in confidence and any copies thereof in the possession of Amorcyte or its agents and representatives or, at the option of Amorcyte, Amorcyte shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to NeoStem.

(c)  No investigation of Amorcyte or the Amorcyte Business by the Parent heretofore shall modify or otherwise affect any representations and warranties of Amorcyte, which shall survive any such investigation, or the conditions to the obligation of the Parent, Subco, and Subco II to consummate the transactions contemplated hereby.

Section 6.5  No Solicitation.  (a)  Commencing on the date of this Agreement and continuing thereafter, unless and until this Agreement is terminated pursuant to Article IX, Amorcyte shall not, nor shall it authorize or permit any of its Affiliates or any Amorcyte Stockholder, officer, director, employee, investment banker, attorney or other adviser or representative of Amorcyte or any of its Affiliates to (i) solicit, initiate, or encourage the submission of, any Amorcyte Acquisition Proposal (as hereinafter defined), (ii) enter into any agreement or understanding with respect to any Amorcyte Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Amorcyte Acquisition Proposal. Without limiting the foregoing, it is understood that any violation, of which Amorcyte or any of its Affiliates had knowledge at the time of such violation, of the restrictions set forth in the immediately preceding sentence by any Amorcyte Stockholder, officer, director, employee, investment banker, attorney or other adviser or representative of Amorcyte or any of its Affiliates, whether or not such Person is purporting to act on behalf of Amorcyte or any of its Affiliates or otherwise, shall be deemed to be a breach of this Section 6.5 by Amorcyte and its Affiliates. Amorcyte shall notify Parent in accordance with the notice provisions of this Agreement in writing and orally within 24 hours after receipt of any Amorcyte Acquisition Proposal or receipt of any inquiries with respect to any Amorcyte Acquisition Proposal, such notice to include the identity of the Person making such proposal, offer, inquiry or contact, and the terms of such Amorcyte Acquisition Proposal. Amorcyte immediately shall cease and cause to be terminated in all respects all existing discussions or negotiations with any parties conducted heretofore with respect to an Amorcyte Acquisition Proposal. Amorcyte shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. “Amorcyte Acquisition Proposal” means any proposal for a merger or other business combination involving Amorcyte or any of its Affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in Amorcyte or any of its Affiliates, any voting securities of Amorcyte or any of its Affiliates or a substantial portion of the assets of Amorcyte or a license to its Intellectual Property.

(b)  Amorcyte acknowledges that damages for any breach of the obligations in this Section will be difficult to measure and that Parent has the right to have the provisions of this Agreement, including this Section, specifically enforced pursuant to Section 10.3. If Amorcyte breaches the obligations set forth in this Section 6.5 and such obligations are not specifically enforced pursuant to Section 10.3, then, if Amorcyte consummates a transaction related to or arising out of an Amorcyte Acquisition Proposal, upon the closing of such transaction, Amorcyte shall pay to the Parent an amount equal to $1,500,000.

Section 6.6  Commercially Reasonable Efforts; Further Assurances.  Subject to the terms and conditions herein provided, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement. Each of the parties hereto will use their respective commercially reasonable efforts to obtain the consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the parties will, as promptly as practicable, apply for and diligently prosecute all applications for, and will use their commercially reasonable efforts promptly to: (a) effect all necessary registrations and filings, (b) defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Authorities or officials), challenging this Agreement or the consummation of the transactions contemplated hereby and (c) furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing. Amorcyte will also furnish the Parent with all financial statements and other information required by the Parent to satisfy all regulatory requirements including its June 30, 2011 financial statements and all other information required to satisfy Parent’s filing requirements with the SEC. The provisions of this Section 6.6 shall survive the Closing.

Section 6.7  Employment Matters.  No employment agreements or other Benefit Arrangements for employees of or consultants to Amorcyte shall be in effect after the Closing.

Section 6.8  Waiver and Release of Claims.

(a)  Effective as of the Closing, subject to the limitations set forth in Section 6.8(b), each of the Lock-Up Stockholders will agree as part of the Voting Agreement or otherwise, that, on behalf of himself or itself and his or its successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing, he/it does hereby unconditionally and irrevocably release, waive and forever discharge the Parent, Subco, Subco II, Amorcyte and each of their past and present directors, officers, employees, agents, predecessors, successors, assigns, subsidiaries and Affiliates, from any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) with respect to Amorcyte on or prior to the Closing (collectively, “Amorcyte Claims”), including without limitation any and all Amorcyte Claims arising out of or relating to: (i) such individual’s capacity as a current or former shareholder, officer or director, manager, employee or agent of Amorcyte or any of its predecessors or Affiliates (or his capacity as a current or former trustee, director, officer, manager, employee or agent of any other entity in which capacity he is or was serving at the request of Amorcyte); or (ii) any contract, agreement or other arrangement (whether written or verbal) with Amorcyte entered into or established prior to the Closing, including any shareholders agreements, equity purchase agreements, employment agreements or previous noncompetition agreements. The foregoing releases shall not release Amorcyte from obligations owed by Amorcyte to the extent such obligations are reflected in the Estimated Liabilities, as modified by the Adjusted Closing Liabilities (and thus are ultimately reflected on the Adjusted Closing Liabilities Statement).

(b)  Amorcyte shall procure similar releases from all Amorcyte Service Stockholders at or prior to the Closing.

(c)  Notwithstanding the foregoing Section 6.8(a), no Lock-Up Stockholder releases or discharges, and each Lock-Up Stockholder or Amorcyte Service Stockholder who executes a release as required pursuant to Section 6.8(a) expressly does not release or discharge any Amorcyte Claims which arise out of or are in connection with any conduct on the part of Amorcyte which arise under or are based upon the terms of this Agreement or any other agreement executed or delivered in connection herewith. For the avoidance of doubt, the release and discharge provided by the Lock-Up Stockholders and each other Person who executed a release as required pursuant to Section 6.8(a) shall be for the sole benefit of the parties set forth therein and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than such parties and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

Section 6.9  Permits.  To the extent required by applicable Law, each Person in the Amorcyte Group shall cooperate with Parent and use best efforts to assure that Amorcyte retains all Permits required by it to operate the Amorcyte Business, whether by way of renewal of Permits held by Persons in the Amorcyte Group or through obtaining new Permits.

Section 6.10  Amorcyte’s Affirmative Covenants.  Prior to the Closing, except as otherwise expressly provided herein, Amorcyte shall (and Amorcyte shall cause each Person in the Amorcyte Group to):

(a)  conduct its business only in the Ordinary Course of Amorcyte’s Business;

(b)  use commercially reasonable efforts to keep in full force and effect its corporate existence and all material rights, franchises, Amorcyte Intellectual Property rights and goodwill relating or pertaining to its businesses;

(c)  endeavor to retain its employees and preserve its present relationships with customers, suppliers, contractors, distributors and employees, and continue to compensate its employees consistent with past practices;

(d)  use commercially reasonable efforts to maintain the Amorcyte Intellectual Property rights so as not to affect adversely the validity or enforcement thereof; maintain its other assets in customary repair, order and condition and maintain insurance reasonably comparable to that in effect on the date of this Agreement;

(e)  maintain its books, accounts and records in accordance with generally accepted accounting principles;

(f)  use commercially reasonable efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated hereby, and to cause the other conditions to NeoStem’s obligation to close to be satisfied;

(g)  promptly notify NeoStem in writing if, prior to the consummation of the Closing, to its Knowledge (a) any of the representations and warranties contained in Article IV cease to be accurate and complete in all material respects or (b) Amorcyte fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to NeoStem; and

(h)  promptly pay all amounts due to PCT.

Section 6.11  NeoStem’s Affirmative Covenants.  Prior to the Closing, except as otherwise expressly provided herein, each of Parent, Subco, and Subco II shall:

(a)  conduct its business only in the ordinary and regular course of business consistent with past practices (it being understood that financing efforts are consistent with past practice);

(b)  maintain its books, accounts and records in accordance with generally accepted accounting principles;

(c)  use commercially reasonable efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to Amorcyte’s obligation to close to be satisfied;

(d)  promptly notify Amorcyte in writing if, prior to the consummation of the Closing, to its Knowledge (i) any of the representations and warranties contained in Article V cease to be accurate and complete in all material respects or (ii) Parent fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available hereunder to Amorcyte; and

Section 6.12  Amorcyte’s Negative Covenants.  Prior to the Closing, without the prior written consent of NeoStem or as otherwise expressly provided herein, Amorcyte will not, and Amorcyte will cause each Person in the Amorcyte Group not to:

(a)  take any action or omit to take any action which would result in Amorcyte’s (i) incurring any trade accounts payable outside of the Ordinary Course of Business or making any commitment to purchase quantities of any item of inventory in excess of quantities normally purchased in the Ordinary Course of Amorcyte’s Business; (ii) increasing any of its indebtedness for borrowed money; (iii) guaranteeing the obligations of any entity; (iv) merging or consolidating with, purchasing substantially all of the assets of, or otherwise acquiring any business or any proprietorship, firm, association, limited liability company, corporation or other business organization; (v) increasing the rate or type of compensation payable to any person; (vi) entering into any agreement related to employment (except as required by law), or creating any pension or profit-sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or any other employee benefit plan, or extending the exercisability of any outstanding stock option or increasing or decreasing any severance or termination pay benefit or any other fringe benefit; (vii) making any representation to anyone indicating any intention of NeoStem to retain, institute, or provide any employee benefit plans; (viii) declaring or paying any dividend or making any distribution with respect to, or purchasing or redeeming, equity interests of Amorcyte; (ix) selling or disposing or licensing of any assets otherwise than in the Ordinary Course of Amorcyte’s Business; (x) making any capital expenditures other than in the Ordinary Course of Amorcyte’s Business consistent with past practices and in no event in excess of $25,000 in the aggregate; (xi) after the Registration Statement and/or Proxy Statement is filed, issuing any equity interests of any kind of Amorcyte, except for stock issuable upon exercise of an Amorcyte Option or Amorcyte Warrant outstanding on the date hereof; (xii) issuing or granting any subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating Amorcyte or any Person in the Amorcyte Group to issue, any equity, or securities convertible into any equity; (xiii) modifying, amending or terminating any Material Contract other than in the Ordinary Course of Amorcyte’s Business that is consistent with past practices; or (xiv) entering into any other transaction outside of the Ordinary Course of Amorcyte’s Business, provided that nothing in this Section 6.12 shall prohibit Amorcyte from modifying the Amorcyte Options and Amorcyte Warrants as contemplated by this Agreement;

(b)  change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by generally accepted accounting principles as advised by Amorcyte’s regular independent accountants;

(c)  take any action that would likely result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

(d)  incur any Indebtedness, or increase the outstanding amount of any existing Indebtedness; provided however that Amorcyte may issue its Series A Preferred Stock (or Convertible Debt or preferred stock with terms identical to the Series A Preferred Stock) in an amount up to $1,200,000 (the “Amorcyte Financing”) so long as (i) all proceeds of such issuance are held by Amorcyte for use in the Ordinary Course of Amorcyte’s Business or used only to pay accounts payable due in the Ordinary Course of Amorcyte’s Business, (ii) such issuance is completed prior to the filing of the Registration Statement and the Prospectus/Joint Proxy Statement with the SEC (and Amorcyte is expressly permitted to amend its Certificate of Incorporation to the extent necessary to effect the Amorcyte Financing, including, without limitation, to the extent necessary to provide for a sufficient number of authorized Series A Preferred Stock to allow any Convertible Debt issued as part of the Amorcyte Financing to be exercised), (iii) following such Amorcyte Financing, the Lock-Up Stockholders continue to hold a sufficient number of Amorcyte Securities so as to have sufficient votes to approve the First Merger and this Agreement and continue to be bound to do so, and (iv) at or prior to Closing, Amorcyte causes any issued and outstanding Convertible Debt to either be (X) converted into shares of Amorcyte Series A Preferred Stock or (Y) satisfied on a non-cash basis as if so converted;

(e)  incur or create any encumbrances, liens, pledges or security interests on assets;

(f)  except as contemplated herein, take any action or omit to take any action which would materially interfere with NeoStem’s rights to compel performance of each of the obligations of Amorcyte under this Agreement;

(g)  take or omit to be taken any action, or permit any of its Affiliates to take or to omit to take any action, which would reasonably be expected to result in a Material Adverse Effect;

(h)  grant or otherwise issue any option, warrant or other securities exercisable for or convertible into equity of Amorcyte; or

(i)  agree or commit to take any action precluded by this Section 6.12.

Section 6.13  NeoStem’s Negative Covenants.  Prior to the Closing, without the prior written consent of Amorcyte or as otherwise expressly provided herein, NeoStem will not:

(a)  take any action that would likely result in the representations and warranties set forth in Article V becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

(b)  except as contemplated herein, take any action or omit to take any action which would materially interfere with Amorcyte’s rights to compel performance of each of the obligations of NeoStem under this Agreement; or

(c)  agree or commit to take any action precluded by this Section 6.13.

Section 6.14  Obligation to Develop.  NeoStem shall use commercially reasonable efforts to develop AMR-001, or NeoStem shall use commercially reasonable efforts to locate a partner to develop AMR-001, and if and only if commercially reasonable, file a New Drug Application (or its equivalent, i.e., BLA) with the FDA for marketing and sale of AMR-001 in the United States, obtain approval for such marketing and sale in the United States and in other territories to be agreed to by the parties (the “Additional Territories”), and commercialize or cause the commercialization of AMR-001 in the United States and in the Additional Territories, all in a timely fashion to the extent commercially reasonable.

Section 6.15  Opinions.  Amorcyte shall deliver to Parent within 5 Business Days of the date of execution of this Agreement an opinion from its Intellectual Property counsel in form and substance satisfactory to the Parent and its counsel, which opinion shall cover matters reasonably satisfactory to Parent, including without limitation opinions with respect to the validity of the Patents and a freedom to operate opinion. Additionally, within 5 Business Days of the date of this Agreement, Amorcyte shall cause its corporate counsel and its Intellectual Property counsel to deliver to Parent opinions reasonably requested by Parent in connection with Parent’s offering of securities.

ARTICLE VII

Conditions to Closing

Section 7.1  Mutual Conditions.  The obligation of the Parent, Subco, and Subco II, and Amorcyte to consummate the transactions contemplated hereby is subject to the satisfaction as of the Closing of the following conditions unless waived (to the extent that such conditions can be waived) in writing by the Parent, Subco, Subco II, and Amorcyte:

(a)  Laws.  There shall not be any Law in effect that would prevent the consummation of the transactions contemplated by the Transaction Documents.

(b)  Absence of Litigation.  There shall not be (i) any Order of any nature issued by a Governmental Authority with competent jurisdiction directing that the transactions provided for in the Transaction Documents or any material aspect of them not be consummated as provided herein or therein, or (ii) any Legal Proceeding pending wherein an unfavorable Order would prevent the performance of any of the Transaction Documents or the consummation of any material aspect of the transactions contemplated hereby or thereby, declare unlawful any material aspect of the transactions contemplated by the Transaction Documents or cause any material aspect of the transactions contemplated by the Transaction Documents to be rescinded.

(c)  Government Approvals.  All authorizations, consents, Orders or approvals of, or declarations or filings with or expiration of waiting periods imposed by, applicable Law necessary for the consummation of the transactions contemplated hereby shall have been obtained or made or shall have occurred.

(d)  Escrow Agreement.  The Escrow Agent, Parent and Amorcyte shall have executed the Escrow Agreement.

(e)  Stockholder Approval.  The requisite percentage of Amorcyte Stockholders of Amorcyte and the stockholders of Parent shall have approved this Agreement and the Mergers and issuance of securities by Parent hereunder.

(f)  Registration Statement.  The SEC shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC or any state securities administrator. The shares of Parent Common Stock required to be issued pursuant to this Agreement shall have been approved for listing on the NYSE-Amex or such other stock exchange (the “Exchange”) on which the Parent Common Stock is listed or quoted, subject to official notice of issuance.

Section 7.2  Conditions to the Obligations of the Parent and Subco.  The obligations of the Parent and Subco to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions:

(a)  Representations and Warranties; Performance of Covenants.  Except for those representations and warranties which are made as of a particular date, the representations and warranties of Amorcyte contained in this Agreement shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) on the Closing Date. The representations and warranties of Amorcyte contained in this Agreement which are made as of a particular date shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) as of such date. Amorcyte and the Lock-Up Stockholders shall have performed in all material respects the agreements, covenants and obligations to be performed by them prior to the consummation of the Closing.

(b)  No Material Events.  Since the date hereof, there shall have been (i) no material damage, destruction or loss to the Amorcyte Business, regardless of insurance coverage, and (ii) no other Material Adverse Effect.

(c)  Consents.  All authorizations, consents, waivers, approvals or other actions legally required in connection with the execution, delivery and performance by Amorcyte of this Agreement and the other Amorcyte Documents and the consummation by Amorcyte of the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect; without limiting the foregoing, Amorcyte shall have obtained any authorizations, consents, waivers, approvals or other actions required to prevent a breach or default by any Person in the Amorcyte Group under any Contract to which any Person in the Amorcyte Group is a party or required for the continuation of any agreement or Permit to which any Person in the Amorcyte Group is a party and which relates to the Amorcyte Business, including without limitation all authorizations, consents, waivers, approvals, licenses, Amorcyte Permits or other actions necessary to permit the Surviving Company to operate the Amorcyte Business in compliance with all applicable Laws immediately after the Closing.

(d)  Secretary’s Certificate.  Amorcyte shall have delivered to the Parent a certificate of the Secretary or Assistant Secretary of Amorcyte, in form and substance satisfactory to the Parent, certifying (i) resolutions of the Amorcyte directors and stockholders approving this Agreement, the other Amorcyte Documents and the transactions contemplated hereby and thereby and (ii) the Amorcyte certificate of incorporation, by-laws and other governing documents of Amorcyte, as amended, and setting forth (I) such good standing certificates as the Parent shall reasonably request, (II) a certified copy of Amorcyte’s certificate of incorporation, as amended, and (III) an incumbency certificate with respect to all officers of Amorcyte executing this Agreement, the other Amorcyte Documents and/or any instrument or document contemplated hereby or thereby.

(e)  Legal Opinion.  The Parent and Subco shall have received an opinion or opinions from counsel to Amorcyte in form and substance satisfactory to the Parent and its counsel, including opinions with respect to the matters set forth in Exhibit D.

(f)  Auditor Consent.  The Parent and Subco shall have received a signed consent from Amorcyte’s independent auditors permitting Parent to include the GAAP Financial Statements and its opinion with respect to such statements in Parent’s filings with the SEC, as well as providing comfort as needed with respect to any subsequent securities offerings by Parent.

(g)  Options and Warrants.  The Parent and Subco shall have received proof reasonably satisfactory to them that Amorcyte Options and Amorcyte Warrants have been modified as contemplated by Section 3.1(d) of this Agreement.

(h)  Non-Compete Agreements.  Each person listed on Schedule 7.2(h) shall have executed a non-compete and non-solicitation agreement in the form of NeoStem’s standard non-compete and non-solicitation agreement to be provided.

(i)  Non-Disclosure Agreements.  Each person designated by Subco, shall have executed a non-disclosure and confidentiality agreement and an assignment of inventions in form satisfactory to Parent and Subco.

(j)  Due Diligence.  The result of any and all regulatory and intellectual property due diligence shall be satisfactory to NeoStem, in its sole discretion.

(k)  Dissenters’ Rights.  Amorcyte Stockholders entitled to 1% or more of the aggregate Stock Consideration shall not have voted against the First Merger or withheld their consent thereto in writing or otherwise remain eligible to perfect appraisal rights in accordance with the DGCL; and holders who represent more than 5% of the issued and outstanding Amorcyte Common Stock shall not have voted against the First Merger or withheld their consent thereto in writing or otherwise remain eligible to perfect appraisal rights in accordance with the DGCL.

(l)  Baxter Agreement.  The termination of the Baxter Agreement shall be effective in accordance with the terms of the Baxter Agreement with no liability to Parent or any of its Affiliates.

(m)  Supplier Agreement.  The Parent and Subco shall have received evidence reasonably satisfactory to them that Amorcyte has entered into an agreement with a supplier for cell sorting for the Phase 2 trial that is reasonably acceptable to the Parent and on terms and conditions reasonably acceptable to the Parent (the “Supplier Agreement”). It is understood that Amorcyte shall not order any supplies under the Supplier Agreement prior to Closing without the express written consent of Parent, but that so long as no supplies actually are ordered, the contingent liability of Amorcyte under the Supplier Agreement for future orders shall not be included when scheduling Estimated Liabilities or in preparing the Adjusted Closing Liabilities Schedule.

(n)  Redemption Rights.  No holders of the issued and outstanding Amorcyte Series A Preferred Stock shall have redeemed or requested Amorcyte to redeem any shares of Series A Preferred Stock.

(o)  Estimated Liabilities.  Estimated Liabilities shall not exceed $728,000.

(p)  Amendment to Pecora Agreement.  Parent and Subco shall have received an executed copy of an amendment to the Pecora Agreement, effective upon Closing, reflecting Andrew Pecora, M.D.’s additional duties as Chief Scientific Officer of Amorcyte for no additional consideration.

(q)  Acknowledgement from Thomas Moss.  Unless waived by Parent, Parent and Subco shall have received an executed copy of a written acknowledgement from Thomas Moss, M.D. providing for the continuation of the Moss Offer Letter and Dr. Moss’ agreement to supervise the Phase II trial.

(r)  Other Documents.  Amorcyte and the Amorcyte Stockholders shall have executed and delivered to the Parent the documents set forth in Section 3.8(a) and such other documents or instruments as the Parent reasonably requests to effect the transactions contemplated by this Agreement and the other Amorcyte Documents.

Section 7.3  Conditions to the Obligations of Amorcyte and the Amorcyte Stockholders.  The obligation of Amorcyte to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)  Representations and Warranties; Performance of Covenants.  Except for those representations and warranties which are made as of a particular date, the representations and warranties of the Parent and Subco contained in this Agreement shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) on the Closing Date. The representations and warranties of the Parent and Subco contained in this Agreement which are made as of a particular date shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) as of such date. The Parent and Subco shall have performed in all material respects the agreements, covenants and obligations to be performed by them prior to the consummation of the Closing.

(b)  Consents.  All authorizations, consents, waivers, approvals or other actions legally required in connection with the execution, delivery and performance by Parent and Subco of this Agreement and the other Purchaser Documents and the consummation by Parent and Subco of the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect.

(c)  Secretary’s Certificates.  Prior to or at the Closing, the Parent shall have delivered an executed certificate of the Secretary or Assistant Secretary of the Parent, in form and substance satisfactory to Amorcyte, certifying resolutions of the governing body of the Parent and Subco approving this Agreement and setting forth an incumbency certificate with respect to all officers of the Parent and Subco executing this Agreement and any other Purchaser Document and/or any instrument or document contemplated hereby or thereby.

(d)  Other Documents.  The Parent or Subco, as applicable, shall have executed and delivered to Amorcyte the documents set forth in Section 3.8(b) and such other documents or instruments as Amorcyte reasonably requests to effect the transactions contemplated by this Agreement or any other Purchaser Document.

ARTICLE VIII

Survival of Representations and Warranties; Survival of Covenants; Indemnification

Section 8.1  Survival of Representations, Warranties and Covenants.

(a)  Except as set forth in the immediately succeeding sentences, the representations and warranties provided for in this Agreement shall survive the Closing until the date that is two (2) years after the Closing Date. The survival period of each representation or warranty as provided in this Section 8.1 is hereinafter referred to as the “Survival Period.” Any claim in the nature of fraud, willful breach or intentional misconduct or intentional misrepresentation or similar claim may be made notwithstanding the end of the Survival Period so long as the statute of limitations has not expired.

(b)  The covenants contained in this Agreement shall survive the Closing until they are otherwise terminated by their respective terms.

(c)  Any representation, warranty, covenant or other agreement in respect of which indemnity may be sought under this Article VIII, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if written notice of the claim giving rise to such right or potential right of indemnity shall have been given to the Amorcyte Representative or the party against whom such indemnity may be sought prior to such time and, in any such case, such representation, warranty, covenant or other agreement shall survive until any claim for indemnity related to such inaccuracy or breach or potential inaccuracy or breach is settled or resolved, provided in each case that the claim is asserted in good faith.

(d)  The representations, warranties and covenants contained in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive for the periods set forth in this Section 8.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s representatives or the acceptance by any party of any certificate or opinion hereunder.

Section 8.2  Indemnification.

(a)  The Amorcyte Stockholders (to the extent of their collective interest in the Escrow Account) shall jointly and severally indemnify and hold harmless the Parent, Subco, their Affiliates, and their respective officers, directors, employees, agents and representatives, and any Person claiming by or through any of them (the “Parent Indemnified Parties”), against and in respect of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including, without limitation, counsel’s fees and other costs and expenses incident to any suit, action or proceeding) (the “Damages”) arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by Amorcyte in this Agreement (ignoring, for purposes of determining the existence of any such misrepresentation or breach or the amount of Damages with respect thereto, any “materiality”, “Material Adverse Effect” or similar qualifier set forth in such representation or warranty), (ii) the breach by Amorcyte of any covenant or agreement to be performed by it hereunder, (iii) any Taxes relating to the Amorcyte Business with respect to any time prior to the Closing Date, (iv) any Indemnified Liabilities (unless such Indemnified Liabilities have been included in the Adjusted Closing Liabilities Statement), (v) except as contemplated by this Agreement, any liability arising from the operation of the Amorcyte Business or services provided by any Person in the Amorcyte Group with respect to any time prior to the Closing Date outside of the Ordinary Course of Amorcyte’s Business, including but not limited to claims with respect to patent infringement or otherwise challenging Amorcyte’s ownership of, or right to use, the Intellectual Property, (vi) any claim by any Person relating to any Indebtedness, equity interest, or option, warrant or other right exercisable, convertible or exchangeable into or for any equity interest of Amorcyte, and (vii) any product liability claim by any Person relating to the Amorcyte Business with respect to any time prior to the Closing Date (to the extent not covered by insurance). The Parent Indemnified Parties shall not be entitled to recover Damages from Amorcyte or the Amorcyte Stockholders for any claim for indemnification pursuant to this Section 8.2(a) first made after the expiration of the Survival Period nor from any other source other than the Escrow Account, except for claims in the nature of fraud, willful breach or intentional misconduct or intentional misrepresentation.

(b)  The Parent shall indemnify and hold harmless the Amorcyte Stockholders (the “Amorcyte Indemnified Parties”) against and in respect of any and all Damages arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Parent and Subco in this Agreement, or (ii) the breach by the Parent or Subco of any covenant or agreement to be performed by such party hereunder. Amorcyte Indemnified Parties shall not be entitled to recover Damages from the Parent for any claim for indemnification pursuant to this Section 8.2(b) first made after the expiration of the Survival Period except for claims made against Parent or Subco for failure to pay any portion of, or deliver any portion of, the Base Stock Consideration, the Contingent Shares, the Warrants (including the failure to deliver shares of Parent Common Stock upon the exercise of any Warrants) or the Earn Out Payments (collectively, the “Excluded Payments”) owed to the Amorcyte Securityholders.

(c)  Any Person providing indemnification pursuant to the provisions of this Section 8.2 is hereinafter referred to as an “Indemnifying Party” and any Person entitled to be indemnified pursuant to the provisions of this Section 8.2 is hereinafter referred to as an “Indemnified Party.”

(d)  Notwithstanding anything to the contrary contained in this Agreement, the Parent may not seek indemnification with respect to any claim for Damages until the aggregate amount of all Damages for which the Parent is seeking indemnification under Section 8.2 equals or exceeds $25,000 (the “Threshold”), whereupon the Parent shall be entitled to seek indemnification with respect to all Damages exceeding the Threshold, provided that the Threshold shall not apply to Amorcyte’s failure to pay any

Indemnified Liabilities. Notwithstanding anything to the contrary contained in this Agreement, the Amorcyte Stockholders may not seek indemnification with respect to any claim for Damages until the aggregate amount of all Damages for which the Amorcyte Stockholders are seeking indemnification under Section 8.2 equals or exceeds the Threshold whereupon the Amorcyte Stockholders, through the Amorcyte Representative, shall be entitled to seek indemnification with respect to all such Damages exceeding the Threshold, provided that the Threshold shall not apply to Parent and/or Subco’s failure to pay any Excluded Payments.

(e)  The liability of the Amorcyte Stockholders or any Amorcyte Stockholder(s) of the Knowledge Group to the Parent for all Damages for which indemnification is provided hereunder shall not exceed the Escrow Account, except for any claims of fraud, willful breach, intentional misconduct or intentional misrepresentation. The liability of the Parent to the Amorcyte Stockholders for all Damages for which indemnification is provided hereunder shall not exceed $2,000,000, except for any claims of fraud, willful breach, intentional misconduct or intentional misrepresentation and except for any failure by Parent and/or Subco to pay any Excluded Payments. Any claim for fraud, willful breach, intentional misconduct or intentional misrepresentation, may be asserted only against the applicable Amorcyte Stockholder to which such claim relates. Notwithstanding any provision herein to the contrary, no limitation on a party’s liability provided for herein shall apply in the event of the fraudulent conduct, willful breach, intentional misconduct, or intentional misrepresentation of such party.

(f)  If and to the extent any provision of Section 8.2(a) is unenforceable for any reason, the Amorcyte Stockholders (to the extent of the Escrow Account other than in the case of fraud) shall make the maximum contribution to the payment and satisfaction of any Damages for which indemnification is provided for in Section 8.2(a) which is permissible under applicable Laws, such amount not to exceed the amount otherwise available under this Agreement if such provision were enforceable. If and to the extent any provision of Section 8.2(b) is unenforceable for any reason, the Parent hereby agrees to make the maximum contribution to the payment and satisfaction of any Damages for which indemnification is provided for in Section 8.2(b) which is permissible under applicable Laws, such amount not to exceed the amount otherwise available under this Agreement if such provision were enforceable.

(g)  For the purposes of determining the amount of any Damages related to a breach of any representation or warranty, the representations and warranties set forth in this Agreement shall be considered without regard to any “material,” “Material Adverse Effect”, or similar qualifications set forth therein.

Section 8.3  Procedures for Third Party Claims.  In the case of any claim for indemnification arising from a claim of a third party, an Indemnified Party shall give prompt written notice, following such Indemnified Party’s receipt of such claim or demand, to the Indemnifying Party of any claim or demand of which such Indemnified Party has knowledge and as to which it may request indemnification hereunder; provided, however, that failure to give such notice will not affect such Indemnified Party’s rights furnished hereunder unless, and then solely to the extent that, the rights of the parties from whom indemnity is sought are materially prejudiced as a result of such failure. The Indemnifying Party shall have the right to defend and to direct the defense against any such claim or demand, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party provided that the Indemnifying Party shall have provided the Indemnified Party with the prior written assumption, in form and substance reasonably acceptable to the Indemnified Party, by the Indemnifying Party of any and all liability with respect to the matter in controversy, unless (i) such claim or demand seeks an order, injunction or other equitable relief against the Indemnified Party, or (ii) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such claim or demand or (y) the Indemnified Party has one or more defenses not available to the Indemnifying Party. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such claim or demand. The Indemnified Party shall have the right to participate in the defense of any claim or demand with counsel employed at its own expense; provided, however, that, in the case of any claim or demand described in clause (i) or (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such claim or demand, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any such claim or demand which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not settle any such claim without the prior written consent of the Indemnified Party, unless such claim solely involves a claim for monetary Damages and such settlement is accompanied by a document releasing the Indemnified Party from all liability with respect to the matter in controversy.

Section 8.4  Escrow Account.  Upon approval of this Agreement the Amorcyte Stockholders shall be deemed to have consented to the right of Parent or any Parent Indemnified Party to collect from the Escrow Account the amount of any Damages payable to the Parent or any of the Parent Indemnified Parties in accordance with this Article VIII as and when the Parent or any of the Parent Indemnified Parties incurs or suffers such Damages.

(a)  Escrow Period; Release of Escrow Account.  The Escrow Account shall commence on the Closing Date and terminate on the date (the “Termination Date”) which is two (2) years and one day after the Closing Date (the “Escrow Period”).

(i)  An aggregate of up to 20% of the Base Stock Consideration in the Escrow Account may be released from the Escrow Account and distributed to the Amorcyte Representative for distribution to the Amorcyte Securityholders in accordance with their proportional interests six (6) months after the Closing Date, provided, however, that the Parent shall not be required to release any shares of Parent Common Stock then being held with respect to pending claims. Shares subject to pending claims will be released to the Amorcyte Representative for distribution to the applicable Amorcyte Stockholders when the pending claim is finally resolved.

(ii)  As soon as practicable after the one year anniversary of the Closing Date (the “One-Year Release Date”), the Parent shall direct the Escrow Agent to release and distribute to the Amorcyte Representative for distribution to the Amorcyte Securityholders in accordance with the terms of this Agreement all shares of Parent Common Stock then remaining in the Escrow Account except as follows: If no indemnification claims have been asserted by the Parent prior to the One-Year Release Date, then Parent Common Stock with a Current Value of $1,250,000 shall remain in the Escrow Account until the Termination Date. If any indemnification claims have been asserted by the Parent prior to the One-Year Release Date, then Parent Common Stock with a Current Value equal to the sum of (i) $2,500,000 plus (ii) the amount of any then pending indemnification claims shall remain in the Escrow Account until the Termination Date. For purposes of this paragraph, “Current Value” means the Parent Per Share Value.

(iii)  As soon as practical after the Termination Date, the Parent shall direct the Escrow Agent to release and distribute to the Amorcyte Representative for distribution to the Amorcyte Securityholders in accordance with this Agreement all shares of Parent Common Stock then remaining in the Escrow Account; provided that Parent Common Stock representing 120% of the maximum amount of any claim made by the Parent pursuant to Article VIII during the Escrow Period shall be withheld and remain in the Escrow Account pending resolution of such claim; provided, further, that the Parent Common Stock in the Escrow Account which is necessary to satisfy any unsatisfied claims specified in any Parent Notice theretofore delivered to the Escrow Agent prior to the termination of the Escrow Period with respect to facts and circumstances existing prior to the expiration of the Escrow Period, shall remain in the Escrow Account until such claims have been resolved. Parent shall direct the Escrow Agent to promptly distribute to the Amorcyte Representative for distribution to Amorcyte’s former Amorcyte Securityholders any portion of the Escrow Account at the Termination Date for which there is no claim pending or unsatisfied pursuant to this Article VIII. All shares of Parent Common Stock in the Escrow Account shall have been registered on the Form S-4.

(b)  Claims Upon Escrow Account.  Subject to the provisions of this Section 8.4, the Parent or Subco may make claims upon the Escrow Account by delivering to the Escrow Agent at any time on or before the last day of the Escrow Period a notice signed by a representative of Parent or Subco (a “Parent Notice”) specifying in reasonable detail the individual items of Damages for which indemnification is being sought. Thirty (30) calendar days after receipt by the Escrow Agent of a Parent Notice, the Escrow Agent shall deliver to Parent, the number of shares of Parent Common Stock held in the Escrow Account having a Current Value equal to such Damages. Parent shall, concurrent with the sending of any Parent Notice to the Escrow Agent, provide a copy of such Parent Notice to the Amorcyte Representative. Any payments made to an Indemnified Person pursuant to this Article VIII or the Escrow Agreement shall be treated as an adjustment to the total consideration being paid hereunder for Tax purposes.

(c)  Objections to Claims.

(i)  If the Amorcyte Representative shall deliver a written objection to a Parent Notice to Parent and the Escrow Agent within thirty (30) calendar day period after Parent or Subco’s delivery thereof, then Parent and the Amorcyte Representative shall use their good faith efforts to resolve such dispute. If Parent and the Amorcyte Representative resolve such dispute, the parties shall deliver a written notice to the Escrow Agent directing the delivery of the applicable portion of the Escrow Account based upon such resolution. In the event that no objection is made by the Amorcyte Representative as provided herein, the Amorcyte Representative, Amorcyte and the Amorcyte Stockholders shall have irrevocably waived any right to object to such Parent Notice.

(ii)  If timely notice of such an objection is given and Parent and the Amorcyte Representative are unable to resolve the applicable dispute within thirty (30) days after the Amorcyte Representative objects to such Parent Notice, either Parent or the Amorcyte Representative may, by written notice to the other and the Escrow Agent, demand arbitration of such dispute. Any such arbitration shall be conducted by JAMS/Endispute, Inc. or such other alternative dispute service (“Arbitration Service”) as shall be reasonably acceptable to Parent and the Amorcyte Representative. The Arbitration Service shall select one (1) arbitrator reasonably acceptable to both Parent and the Amorcyte Representative who shall be expert in the area in dispute. The decision by the arbitrator shall be binding and conclusive and, notwithstanding any other provisions of this Section 8.4, the Escrow Agent shall be entitled to act in accordance with such decisions and make delivery of the Escrow Account in accordance therewith. The arbitration shall be held in New York, New York. The costs of any such arbitration shall be borne one-half by the Parent and one-half by the Amorcyte Stockholders (out of the Escrow Account to the extent available after all claims have been satisfied and shares released). Judgment upon any award rendered by the arbitrator may be entered in any court of competent jurisdiction.

Section 8.5  Amorcyte Representative.

(a)  By approval of the First Merger at the Amorcyte Meeting, each Amorcyte Stockholder shall be deemed to irrevocably constitute and appoint the Amorcyte Representative as such Amorcyte Stockholder’s attorney-in-fact and agent in connection with the transactions contemplated by this Agreement and the Escrow Agreement. This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness or other inability to act of any Amorcyte Stockholder. Each Amorcyte Stockholder hereby irrevocably grants the Amorcyte Representative full power and authority on behalf of such Amorcyte Stockholder, including, but not limited, to:

(i)  execute and deliver, and to accept delivery of, such documents as may be deemed by the Amorcyte Representative, in its sole discretion, to be appropriate to consummate the transactions contemplated by this Agreement or the Escrow Agreement;

(ii)  certify as to the accuracy of the representations and warranties of the Company and of such Amorcyte Stockholder under, or pursuant to the terms of, this Agreement and to deliver such documents, instruments, certificates or agreements contemplated by this Agreement on behalf of such Amorcyte Stockholder;

(iii)  (A) dispute or refrain from disputing any claim made by the Parent and Subco under this Agreement; (B) negotiate and compromise any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement and (C) execute any settlement agreement, release or other document with respect to such dispute or remedy;

(iv)  waive any closing condition contained in Article VII and give or agree to any and all consents, waivers, amendments or modifications deemed by the Amorcyte Representative, in its sole discretion, to be necessary or appropriate under this Agreement or the Escrow Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith.

(v)  enforce any claim against the Parent and Subco arising under this Agreement;

(vi)  engage attorneys, accountants and agents at the expense of the Amorcyte Stockholders;

(vii)  exercise all rights of, and take all actions that may be taken by, the Amorcyte Stockholders or any of them hereunder or under the Escrow Agreement; and

(viii)  give such instructions and to take such action or refrain from taking such action as the Amorcyte Representative deems, in his sole discretion, necessary or appropriate to carry out the provisions of, and to consummate the transactions contemplated by, this Agreement.

(b)  The Amorcyte Representative shall not be liable for any act done or omitted hereunder as Amorcyte Representative while acting in good faith and in the exercise of reasonable judgment. The Amorcyte Securityholders shall indemnify the Amorcyte Representative and hold the Amorcyte Representative harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Amorcyte Representative and arising out of or in connection with the acceptance or administration of the Amorcyte Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Amorcyte Representative. This indemnification shall survive termination of this Agreement. A decision, act, consent or instruction of the Amorcyte Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Amorcyte Stockholders and shall be final, binding and conclusive upon the Amorcyte Representative; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Amorcyte Representative as being the decision, act, consent or instruction of the Amorcyte Stockholders. The Amorcyte Representative may in all questions arising under this Agreement seek advice of legal counsel, and for anything done, omitted or suffered in good faith by the Amorcyte Representative in accordance with such advice, the Amorcyte Representative shall not be liable to any Amorcyte Securityholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any decision, act, consent or instruction of the Amorcyte Representative.

(c)  In no event shall the Amorcyte Representative be liable hereunder or in connection herewith to any Amorcyte Stockholder for any indirect, punitive, special or consequential damages.

(d)  Without limiting in any way any other provision of this Agreement, the Amorcyte Representative is authorized to, without limitation, engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement and the transactions contemplated hereby or thereby as the Amorcyte Representative may in his sole discretion deem appropriate. The Amorcyte Representative shall be entitled to reimbursement of all expenses incurred in connection with its duties as Amorcyte Representative hereunder from the Amorcyte Securityholders in proportion to the aggregate consideration received by each of the respective Amorcyte Securityholders from Parent. If an Amorcyte Securityholder shall default in his, her or its obligations to reimburse the Amorcyte Representative hereunder, the Amorcyte Representative shall be entitled to withhold from distribution to the defaulting Amorcyte Securityholder an amount equal to such defaulted obligation.

(e)  In the performance of its duties hereunder, the Amorcyte Representative shall be entitled to (i) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Amorcyte Stockholder or any party hereunder and (ii) assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

(f)  Notwithstanding any other provision herein to the contrary, the Parent and all of its Affiliates shall be able to rely conclusively on the instructions and decisions of the Amorcyte Representative as to any matter requiring action or decision by Amorcyte or the Amorcyte Securityholders under this Agreement or the Escrow Agreement, notwithstanding any dispute or disagreement among the Amorcyte Securityholders, without any liability to, or obligation to inquire of, any Amorcyte Securityholder, and notwithstanding any Knowledge on the part of the Parent and Subco of any such dispute or disagreement. Amorcyte and the Amorcyte Securityholders shall not have any cause of action against the Parent or any of its Affiliates for any action taken by the Parent in reliance upon the instructions or decisions of the Amorcyte Representative. All actions, decisions and instructions of the Amorcyte Representative shall be conclusive and binding upon Amorcyte and the Amorcyte Securityholders and, in the absence of fraud or intentional misconduct, neither Amorcyte nor the Amorcyte Securityholders shall have any right to object, dissent, protest or otherwise contest the same or have any cause of action against the Amorcyte Representative for any action taken, decision made or instruction given by the Amorcyte Representative under this Agreement, the Escrow Agreement or any other agreement contemplated hereby.

(g)  By approval of the First Merger at the Amorcyte Meeting, each Amorcyte Securityholder shall be deemed to agree that:

(i)  notice to the Amorcyte Representative, delivered in the manner provided herein, shall be deemed to be notice to each Amorcyte Securityholder for the purposes of this Agreement;

(ii)  the authority of the Amorcyte Representative, as described in this Agreement and the Escrow Agreement, shall be effective until the rights and obligations of the Amorcyte Representative under this Agreement shall terminate by virtue of the termination of any and all rights and obligations of such Amorcyte Securityholder to the Parent and all of its Affiliates under this Agreement;

(iii)  if the Amorcyte Representative is removed, resigns or otherwise ceases to function in his capacity as such for any reason whatsoever, and if no successor is appointed by a majority-in-interest of the Amorcyte Securityholders based on their proportional percentage of the Stock Consideration within thirty (30) days of such removal, resignation or otherwise, then the Parent and Subco shall have the right to appoint a Amorcyte Representative to serve as described in this Agreement (who shall be an Amorcyte Securityholder) and, under such circumstances, the Parent and Subco and the Escrow Agent shall be entitled to rely on all actions taken by such Amorcyte Representative; and

(iv)  the Amorcyte Representative shall not be liable to any Amorcyte Securityholder for Damages with respect to any action taken or any omission by the Amorcyte Representative pursuant to this Section 8.5 or the Escrow Agreement, except to the extent such Damages are caused by the Amorcyte Representative’s gross negligence or willful misconduct.

(h)  Each Amorcyte Securityholder shall be deemed to have agreed that, notwithstanding the foregoing, at the request of the Parent and Subco, he/she/it shall take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement (including, without limitation, delivery of his/her/its shares of Amorcyte Securities and/or the Letter of Transmittal contemplated by this Agreement and acceptance of the consideration payable pursuant to this Agreement in escrow at Closing) individually on his/her/its own behalf. As a condition to receipt of each Amorcyte Securityholder’s pro rata portion of the Warrants, the Adjusted Stock Consideration, the Contingent Shares, and the Earn Out Payments, if applicable, each Amorcyte Securityholder shall execute and deliver to the Parent and its transfer agent the Letter of Transmittal, duly endorsed (signature guaranteed by a commercial bank).

(i)  Any claim, action, suit or other proceeding, whether at law or in equity, to enforce any right, benefit or remedy granted to Amorcyte Stockholders under this Agreement shall be asserted, brought, prosecuted, or maintained only by the Amorcyte Representative on behalf of the Amorcyte Stockholders. Any claim, action, suit or other proceedings, either at law or in equity, to enforce any right, benefit or remedy granted under this Agreement, including, without limitation, any right of indemnification provided in this Agreement, may be asserted, brought, prosecuted or maintained by the Parent or Subco against the

Amorcyte Stockholder by service of process on the Amorcyte Representative and without the necessity of serving process on, or otherwise joining or naming any other Amorcyte Stockholder as a defendant in such action, suit or other proceeding. With respect to any matter contemplated by this Section, an Amorcyte Stockholder shall be bound by any determination in favor of or against the Amorcyte Representative or the terms of any settlement or release to which the Amorcyte Representative shall become a party.

ARTICLE IX

Termination

Section 9.1  Termination.  This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Effective Time (notwithstanding any approval of this Agreement by Parent’s stockholders and/or Amorcyte’s Stockholders):

(a)  by mutual written consent of Amorcyte and Parent;

(b)  by either Amorcyte or Parent if there shall be any law or regulation that, as supported by the written opinion of outside legal counsel, makes consummation of either Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining Amorcyte or Parent from consummating the Mergers shall have been entered and such judgment, injunction, order or decree shall have become final and non-appealable, provided that the party seeking to terminate this Agreement shall have used reasonable commercial efforts to remove or lift such injunction, order, decree or ruling;

(c)  by either Amorcyte or Parent if the requisite vote (under all applicable Laws) of the Amorcyte Stockholders to approve the First Merger and the transactions contemplated hereby shall not have been obtained;

(d)  by either Amorcyte or Parent if the Closing does not occur on or prior to January 31, 2012; provided that, in each case, the party seeking to terminate this Agreement is not then in material breach of any material representation or warranty contained in this Agreement.

(e)  by either Amorcyte or Parent if any representation or warranty made in this Agreement (including without limitation the Company Disclosure Letter) for the benefit of the other party is untrue in any material respect (other than representations and warranties which are qualified as to materiality, which representations and warranties will give rise to a right to terminate if untrue in any respect); provided that, in each case, (i) the party seeking to terminate this Agreement is not then in material breach of any material representation or warranty contained in this Agreement, and (ii) such untrue representation or warranty cannot be or has not been cured within 30 days after receipt of written notice of such breach;

(f)  by either Amorcyte or Parent if the other party shall have defaulted in the performance of any material covenant or agreement set forth in this Agreement; provided that, in each case, (i) the party seeking to terminate this Agreement has complied with its covenants and agreements under this Agreement in all material respects and (ii) such failure to comply cannot be or has not been cured within 30 days after receipt of written notice of such default;

(g)  by Parent if any authorization, consent, waiver or approval required for the consummation of the transactions contemplated hereby shall impose any material condition or requirement, which condition or requirement, would be reasonably likely to have a Material Adverse Effect after the First Effective Time giving effect to consummation of the transactions contemplated by this Agreement;

(h)  by Parent, in the event that the conditions to its obligations set forth in Article VII have not been satisfied or waived by the date set for the Closing, provided that Parent is not then in material breach of any material representation, warranty, covenant or other agreement contained in this Agreement; or

(i)  by Amorcyte, in the event that the conditions to its obligations set forth in Article VII have not been satisfied or waived by the date set for the Closing, provided that Amorcyte is not then in material breach of any material representation, warranty, covenant or other agreement contained in this Agreement.

Section 9.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement, except for any provisions relating to the confidentiality obligations of the parties hereto to each other, the provisions of this Section 9.2, and the first sentence of Section 10.2, shall become void and have no effect, without any liability on the part of any party or its directors, officers, stockholders or Amorcyte Stockholders. Notwithstanding the foregoing, nothing in this Section 9.2 shall relieve any party to this Agreement of liability for a breach of any material representation or covenant expressly set forth herein.

ARTICLE X

Miscellaneous

Section 10.1  Notices.  All notices and other communications hereunder will be in writing and will be deemed received (a) on the date of delivery if delivered personally or by telecopy or facsimile, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder must be delivered as set forth below, or pursuant to instructions as may be designated in writing by the party to receive such notice:

If to the Parent:	NeoStem, Inc. 420 Lexington Avenue, Suite 450 New York, NY 10107 Telephone: 212-584-4171 Facsimile: 646-514-7787 Attention: Catherine Vaczy, Esq. Vice President — General Counsel
With a copy to:	Lowenstein Sandler PC 65 Livingston Avenue Roseland, NJ 07068 Telephone: 973-597-2564 Facsimile: 973-597-2565 Attention: Alan Wovsaniker, Esq.
If to Amorcyte or the Amorcyte Representative:	Amorcyte, Inc. 4 Pearl Court, Suite C Allendale, New Jersey 07401 Telephone: (201) 883-1406 Facsimile: (201) 883-1406 Attention: Paul Schmitt
With a copy to:	LeClair Ryan One Riverfront Plaza 1037 Raymond Boulevard Sixteenth Floor Newark, NJ 07102 Telephone: 973-491-3358 Facsimile: 973-491-3489 Attention: William Oberdorf, Esq.
If to the Escrow Agent:	Continental Stock Transfer As provided in the Escrow Agreement

Section 10.2  Expenses.  Unless the transactions provided for in this Agreement are consummated, each party hereto shall be responsible for its own expenses incident to this Agreement and the transactions contemplated hereby. To the extent that the Amorcyte Expenses cause the Liabilities to exceed the Target Liabilities, the Stock Consideration shall be reduced on a two dollar for one dollar basis by the excess over the Target Liabilities in accordance with Section 3.3 of this Agreement.

Section 10.3  Governing Law; Consent to Jurisdiction; Injunctive Relief.

(a)  This Agreement will be governed in all respects, including but not limited to, as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to its principles or rules of conflict of laws (to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction).

(b)  Notwithstanding anything to the contrary set forth herein or elsewhere, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States of America or the State of New York sitting in New York City, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 10.4  Assignment; Successors and Assigns; No Third Party Rights.  Except as otherwise provided herein, this Agreement may not be assigned, and any attempted assignment shall be null and void. The Parent may assign all of its rights under this Agreement to any Affiliate of the Parent or any third party that acquires all or substantially all of the assets of the Parent, or more than 50% of the outstanding stock of the Parent, whether by sale, consolidation, merger or otherwise; provided that the assignee assumes all of the obligations of the Parent hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder; provided, however, that Article VIII shall also be for the benefit of the Parent Indemnified Parties and Amorcyte Indemnified Parties.

Section 10.5  Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, by facsimile or otherwise. Each such counterpart shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

Section 10.6  Headings.  The headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 10.7  Entire Agreement.  This Agreement, including the Schedules and Exhibits attached thereto, constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 10.8  Amendment and Modification.  This Agreement may only be amended or modified in a writing signed by the party against whom enforcement of such amendment or modification is sought.

Section 10.9  Public Announcement.  Except for the current report on Form 8-K that the Parent will file with the SEC within four business days following the date of this Agreement and except as may otherwise be required by Law or requirements of any national securities exchange on which the Parent Common Stock is quoted or listed, prior to the Closing, neither the Parent, Amorcyte nor the Amorcyte Stockholders shall issue any press release or otherwise make any public disclosures regarding this Agreement or the transactions contemplated hereby or any dealings between or among the parties in connection with the subject matter hereof without the prior written approval of the other party. In the event that any such press release or other public disclosure shall be required by Law or applicable Exchange requirements, Amorcyte shall consult in good faith with the Parent with respect to the form and substance of such release or other disclosure prior to the public dissemination thereof if time permits and if such consultation is permitted by Law.

Section 10.10  Waiver.  Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

Section 10.11  Severability.  The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

Section 10.12  Joint Negotiation and Drafting.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the agreements ancillary hereto and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement and the agreements ancillary hereto shall be construed as jointly drafted by the parties hereto or thereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or of any of the agreements ancillary hereto.

Section 10.13  Risk of Loss.  Prior to the consummation of the Closing, the risk of loss with respect to the Amorcyte Business shall remain with Amorcyte. In the event that any casualty that results in a Material Adverse Effect occurs with respect to a party prior to the consummation of the Closing, in addition to any other rights the other party may have hereunder, the other party shall have the right to terminate this Agreement upon giving written notice of its election to terminate to such party.

Section 10.14  Schedules.  All references herein to Schedules refer to the disclosure schedules delivered by Amorcyte to the Parent contemporaneous with the execution of this Agreement.

Section 10.15  Waiver of Trial by Jury.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

[Balance of this page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NEOSTEM, INC.
By: /s/ Robin L. Smith Name: Robin L. Smith Title: Chief Executive Officer
AMORCYTE, INC.
By: /s/ Paul J. Schmitt Name: Paul J. Schmitt Title: Chief Executive Officer
AMO ACQUISITION COMPANY I, INC.
By: /s/ Robin L. Smith Name: Robin L. Smith Title: Chief Executive Officer
AMO ACQUISITION COMPANY II, LLC
By: /s/ Robin L. Smith Name: Robin L. Smith Title: Manager

EXHIBIT A

VOTING AND LOCK-UP AGREEMENT

VOTING AND LOCK UP AGREEMENT

VOTING AND LOCK UP AGREEMENT dated July 13, 2011 (the “Lock Up Agreement”) by and between NEOSTEM, INC., a Delaware corporation (the “Parent”), AMORCYTE, INC., a Delaware corporation (the “Company”), and the individuals or entities listed on Schedule A annexed hereto (collectively, the “Lock Up Stockholders” and each individually, a “Lock Up Stockholder”). Capitalized terms used but not defined herein shall have the meanings given to those terms in the Merger Agreement.

RECITALS

WHEREAS, concurrent with the execution of this Lock Up Agreement, the Company, Parent, AMO Acquisition Company I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Subco”), and AMO Acquisition Company II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Subco II”), have entered into an Agreement and Plan of Merger dated of even date herewith (as amended from time to time, the “Merger Agreement”) pursuant to which (i) Subco will be merged with and into the Company with the Company continuing as the surviving company and as a direct wholly owned subsidiary of Parent (the “First Merger”) and (ii) within ninety (90) days thereafter, the Company will be merged with and into Subco II (the “Second Merger” and together with the First Merger, the “Mergers”), with Subco II surviving the Second Merger, in each case on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Lock Up Stockholders are the record and beneficial owners of certain equity securities of the Company (the “Shares”), in the classes, amounts and percentages set forth opposite each Lock Up Stockholder’s name on Schedule A hereto; and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent desires that each of the Lock Up Stockholders agree, and each of the Lock Up Stockholders is willing to agree, to enter into this Lock Up Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parent, the Company and each of the Lock Up Stockholders, intending to be legally bound, hereby agree as follows:

1.  Certain Definitions.  In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Lock Up Agreement:

(a)	“Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act.
(b)	“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

2.  Disclosure.  Each of the Lock Up Stockholders hereby agrees to permit the Company and Parent to publish and disclose in the Prospectus/Joint Proxy Statement, and any press release or other disclosure document which Parent and the Company reasonably determine to be necessary or desirable in connection with the Mergers and any transactions related thereto, each Lock Up Stockholder’s identity and ownership of the Shares and the nature of each Lock Up Stockholder’s commitments, arrangements and understandings under this Lock Up Agreement.

EX-A-1

3.  Voting of Stockholdership Interests.

(a)  Each of the Lock Up Stockholders hereby consents to the Company’s execution and delivery of the Merger Agreement and the taking of all actions by the Company to effect the Mergers.

(b)  Each of the Lock Up Stockholders consents to the provisions in the Merger Agreement which provide for the creation of the Escrow Account and the terms of the Escrow Agreement annexed to the Merger Agreement.

(c)  Each of the Lock Up Stockholders hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (x) the First Effective Time or (y) the taking by the Board of Directors of the Company of any action permitted under the Merger Agreement properly to terminate the Merger Agreement in accordance with its terms (the “Termination Date”), at any meeting of the holders of the Shares, however called, or in connection with any written consent of the holders of the Shares, he shall vote (or cause to be voted) the Shares held of record or Beneficially Owned by the Lock Up Stockholder, whether now owned or hereafter acquired: (i) in favor of approval of the First Merger, adoption of the Merger Agreement and any actions required in furtherance thereof and hereof, (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement, of the Company under the Merger Agreement or any Lock Up Stockholder under this Lock Up Agreement and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the First Merger and the transactions contemplated by this Lock Up Agreement and the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company, (B) a sale, lease or transfer of a material amount of assets of the Company, or a reorganization, recapitalization, dissolution or liquidation of the Company; (C)(1) any change in a majority of the individuals who constitute the Company’s board of directors; (2) any change in the present capitalization of the Company or any amendment of the Company’s Certificate of Incorporation or By-laws; (3) any material change in the Company’s corporate structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2) or (3), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially and adversely affect the Mergers and the transactions contemplated by this Lock Up Agreement and the Merger Agreement.

(d) To the extent that any Lock Up Stockholder holds any Options, Warrants or other rights to acquire securities of the Company, the Lock Up Stockholder hereby consents and agrees to the treatment of such Options, Warrants and any other rights to acquire securities of the Company as provided in the Merger Agreement.

(e) Each of the Lock Up Stockholders agrees that notwithstanding anything else in any agreement to the contrary, (i) no further consent of or notice to the Lock Up Stockholders shall be required in connection with the Company’s execution of the Merger Agreement or consummation of the transactions contemplated thereby, including, without limitation, the First Merger and (ii) neither the Company’s execution of the Merger Agreement or consummation of the transactions contemplated thereby, including, without limitation, the First Merger, shall trigger, or give any legal rights except as contemplated by the Merger Agreement. Upon request of the Company or the Parent, each Lock Up Stockholder agrees to execute a form of proxy in favor of the Company.

EX-A-2

4.  Covenants, Representations and Warranties of the Company and each Lock Up Stockholder.  The Company represents and warrants to Parent, and each Lock Up Stockholder represents and warrants to Parent severally with respect to the securities held by it, (a) that to the best of its knowledge, the signatories to this Agreement, as listed on Schedule A, (i) constitute the holders of at least 51% of each class of equity securities of the Company, which percentage is and will be at the record date for any shareholders meeting or consent with respect to the Merger, sufficient to constitute all shareholders’ consents or votes needed to approve the Merger Agreement and the First Merger and (ii) constitute all of the directors of the Company, and (b) that there are no other classes of equity or persons with voting, consent or approval rights with respect to the First Merger under the certificate of incorporation or by-laws of the Company, or under any investor rights agreement, subscription agreement, voting trust, trust or other agreement or understanding, so that the First Merger and all matters related thereto will have received all requisite approvals under any law, organizational document or agreement upon approval by the signatories hereto at the Amorcyte Special Meeting. Each of the Lock Up Stockholders hereby severally represents and warrants (with respect to such Lock Up Stockholder only and not with respect to each other Lock Up Stockholder) to, and agrees with, Parent as follows:

(a)	Ownership of Securities. Such Lock Up Stockholder is the sole record and Beneficial Owner of the class and number of Shares set forth opposite such Lock Up Stockholder’s name on Schedule A hereto. On the date hereof, the Shares set forth opposite the Lock Up Stockholder’s name on Schedule A hereto constitute all of the shares or other securities of the Company owned of record or Beneficially Owned by such Lock Up Stockholder or with respect to which such Lock Up Stockholder has voting power by proxy, voting agreement, voting trust or other similar instrument. Such Lock Up Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 3 hereof, sole power of disposition, sole power of conversion, sole power to demand and waive appraisal rights and sole power to agree to all of the matters set forth in this Lock Up Agreement, in each case with respect to all of the Shares set forth opposite such Lock Up Stockholder’s name on the signature page hereof, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, and the terms of this Lock Up Agreement.
(b)	Authorization. Such Lock Up Stockholder has the legal capacity, power and authority to enter into and perform all of such Lock Up Stockholder’s obligations under this Lock Up Agreement. The execution, delivery and performance of this Lock Up Agreement by such Lock Up Stockholder will not violate any other agreement to which such Lock Up Stockholder is a party including, without limitation, any voting agreement, stockholders agreement, voting trust, trust or similar agreement. This Lock Up Agreement has been duly and validly executed and delivered by such Lock Up Stockholder and constitutes a valid and binding agreement enforceable against such Lock Up Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Lock Up Stockholder is a trustee whose consent is required for the execution and delivery of this Lock Up Agreement or the consummation by such Lock Up Stockholder of the transactions contemplated hereby. If such Lock Up Stockholder is married and such Lock Up Stockholder’s Shares constitute community property, this Lock Up Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Lock Up Stockholder’s spouse, enforceable against such person in accordance with its terms.
(c)	No Conflicts. (i) Except as may be required under Section 13 of the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Lock Up Agreement by such Lock Up Stockholder and the consummation by such Lock Up Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Lock Up Agreement by such Lock Up Stockholder, the consummation by such Lock Up Stockholder of the transactions contemplated hereby or compliance by such Lock Up Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of such Lock Up Stockholder (if applicable), (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or

EX-A-3

acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Lock Up Stockholder is a party or by which such Lock Up Stockholder or any of its properties or assets may be bound, or (C) violate any order, writ injunction, decree, judgment, order, statute, rule or regulation applicable to such Lock Up Stockholder or any of its properties or assets.
(d)	No Encumbrances. Such Lock Up Stockholder’s Shares at all times during the term hereof will be Beneficially Owned by such Lock Up Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.
(e)	No Solicitation. Such Lock Up Stockholder agrees not to take any action inconsistent with or in violation of the Merger Agreement.
(f)	Restriction on Transfer; Restriction on Redemption; Proxies and Non-interference. At any time during the period from the date hereof until the Termination Date (the “Lock Up Period”), such Lock Up Stockholder shall not, directly or indirectly, (i) except for a Permitted Transfer (as defined below) and except as contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Lock Up Stockholder’s Shares, or any interest therein, whether such Shares are held by such Lock Up Stockholder as of the date hereof or are acquired by such Lock Up Stockholder from and after the date hereof, (ii) except as contemplated by this Lock Up Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into any other lockup agreement with respect to the Shares, (iii) to the extent such Lock Up Stockholder owns any shares of the Company’s Series A Preferred Stock, redeem or request the Company to redeem any shares of such Lock Up Stockholder’s Series A Preferred Stock or (iv) take any action that would make any representation or warranty of such Lock Up Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Lock Up Stockholder from performing such Lock Up Stockholder’s obligations under this Lock Up Agreement.
(g)	Reliance by Parent. Such Lock Up Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Lock Up Stockholder’s execution and delivery of this Lock Up Agreement.
(h)	Permitted Transfer. Notwithstanding the foregoing or any other provision of this Lock-Up Agreement to the contrary, any Lock Up Stockholder may sell or transfer any Shares to any Lock Up Stockholder or any other Person who executes and delivers to Parent an agreement, in form and substance acceptable to Parent, to be bound by the terms of this Lock-Up Agreement to the same extent as the transferring Lock Up Stockholder (any such transfer, a “Permitted Transfer”).
(i)	Diligence; Confidentiality. Each of the Lock Up Stockholders acknowledges that it has been afforded a reasonable opportunity to review information and ask questions regarding Parent, the Merger Agreement and the Mergers. Each Lock Up Stockholder agrees to keep such information and all information about this transaction confidential, not to disclose it to any third party and not to trade in the securities of the Parent until after such time as a Form 8-K with respect to the transactions contemplated by the Merger Agreement has been on file for at least 72 hours.
(j)	Non-Disclosure. Each of the Lock Up Stockholders agrees not to make any public disclosure with respect to the Merger Agreement or this Lock-Up Agreement without the consent of the Parent and the Company.

EX-A-4

5.  Stop Transfer.

(a)	Each of the Lock Up Stockholders agrees and covenants to Parent that such Lock Up Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Lock Up Stockholder’s Shares, unless such transfer is made in compliance with this Lock Up Agreement.
(b)	Without limiting the covenants set forth in paragraph (a) above, in the event of a stock dividend or distribution, or any change in Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, other than pursuant to the Merger Agreement, the term “Shares” shall be deemed to refer to and include any and all shares into which or for which any or all of the Shares may be changed or exchanged, including, without limitation, shares of NeoStem Common Stock issued in respect thereof in connection with the Merger Agreement or otherwise, and appropriate adjustments shall be made to the terms and provisions of this Lock Up Agreement.

6.  Further Assurances.  From time to time until the expiration of the Lock Up Period, at Parent’s request and without further consideration, each Lock Up Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Lock Up Agreement.

7.  Lock Up Stockholder Capacity.  If any Lock Up Stockholder is or becomes during the term hereof a director or an officer of the Company, such Lock Up Stockholder makes no agreement or understanding herein in his capacity as such manager or officer. Each of the Lock Up Stockholders signs solely in his or her capacity as the record and Beneficial Owner of the Lock Up Stockholder’s Shares.

8.  Termination.  Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the Termination Date.

9.  Miscellaneous.

(a)	Entire Agreement. This Lock Up Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
(b)	Certain Events. Each of the Lock Up Stockholders agrees that this Lock Up Agreement and the obligations hereunder shall attach to each such Lock Up Stockholder’s Shares and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation, each Lock Up Stockholder’s heirs, guardians, administrators or successors. Notwithstanding any such transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Lock Up Agreement.
(c)	Assignment. This Lock Up Agreement shall not be assigned by operation of law or otherwise without the prior written consent of Parent in the case of an assignment by any Lock Up Stockholder and each Lock Up Stockholder in the case of any assignment by Parent; provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.
(d)	Amendment and Modification. This Lock Up Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto affected by such amendment.
EX-A-5

(e)	Notices. Any notice or other communication required or which may be given hereunder shall be in writing and delivered (i) personally, (ii) via telecopy, (iii) via overnight courier (providing proof of delivery) or (iv) via registered or certified mail (return receipt requested). Such notice shall be deemed to be given, dated and received (i) when so delivered personally, via telecopy upon confirmation, or via overnight courier upon actual delivery or (ii) two days after the date of mailing, if mailed by registered or certified mail. Any notice pursuant to this section shall be delivered as follows:

If to the Lock Up Stockholder, to the address set forth for the Lock Up Stockholder on Schedule A to this Lock Up Agreement.

If to Parent:

NeoStem, Inc.
420 Lexington Avenue
Suite 450
New York, New York 10170
Attn: Catherine Vaczy, Esq.
Facsimile: (646) 514-7787

with copies to:

Lowenstein Sandler, PC
65 Livingston Avenue
Roseland, NJ 07078
Attention: Alan Wovsaniker, Esq.
Fax: 973-597-2565

(f)	Severability. Whenever possible, each provision or portion of any provision of this Lock Up Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Lock Up Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this Lock Up Agreement in such jurisdiction, and this Lock Up Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
(g)	Specific Performance. Each of the parties hereto agrees, recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Lock Up Agreement will cause the other parties to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach any aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements (without any requirement to post bond or other security and without having to prove actual damages) and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.
(h)	Remedies Cumulative. All rights, powers and remedies provided under this Lock Up Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such rights, powers or remedies by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
(i)	No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Lock Up Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
(j)	No Third Party Beneficiaries. This Lock Up Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

EX-A-6

(k)	Governing Law. This Lock Up Agreement will be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.
(l)	Submission to Jurisdiction. Each party to this Lock Up Agreement irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof will be brought in the state or federal courts located within the jurisdiction of the United States District Court for the Southern District of New York, and, by execution and delivery of this Lock Up Agreement, each party to this Lock Up Agreement hereby irrevocably submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each party to this Lock Up Agreement further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof in the manner set forth in Section 9(e). Each party to this Lock Up Agreement hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Lock Up Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.
(m)	WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING IN CONNECTION WITH THIS LOCK UP AGREEMENT.
(n)	Description Headings. The description headings used herein are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Lock Up Agreement.
(o)	Counterparts. This Lock Up Agreement may be executed in counterparts, each of which will be considered one and the same Lock Up Agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
(p)	No Survival. No representations, warranties and covenants of any Lock Up Stockholder in this Lock Up Agreement shall survive the First Merger.

EX-A-7

IN WITNESS WHEREOF, Parent, the Company and each of the Lock Up Stockholders have caused this Lock Up Agreement to be duly executed as of the day and year first above written.

NEOSTEM, INC.
By: /s/ Robin L. Smith Name: Robin L. Smith Title: CEO
AMORCYTE, INC.
By: /s/ Paul J. Schmitt Name: Paul J. Schmitt Title: President / CEO
/s/ Andrew L. Pecora Andrew L. Pecora
/s/ Robert A. Preti Robert A. Preti
/s/ George S. Goldberger George S. Goldberger
/s Paul Schmitt Paul Schmitt
/s/ Hans Mueller Hans Mueller
/s/ Darren Blanton Darren Blanton
Desmond O’Connell

[Signature Page to Lock Up Agreement]

EX-A-8

Michael D. Starcher
/s/ Thomas J. Moss Thomas J. Moss
/s/ Andrew L. Pecora Andrew L. Pecora
HACKENSACK UNIVERSITY MEDICAL CENTER
By: Name: Title:
CCP-AMORC, L.P.,
By: /s/ Michael Starcher Name: Michael Starcher Title: President, CCP-AMORC GP, LLC its General Partner
COLT VENTURES, LTD.
By: /s/ Darren Blanton Name: Darren Blanton Title: Managing Partner
NOVITAS CAPITAL III, L.P.
By: /s/ Paul J. Schmitt Name: Paul J. Schmitt Title: Managing Director
NOVITAS CAPITAL III, L.P. (Ex PA Early Stage Partners III, L.P.)
By: /s/ Paul J. Schmitt Name: Paul J. Schmitt Title: Managing Director

[Signature Page to Lock Up Agreement]

EX-A-9

/s/ Andrew L. Pecora Dr. and Mrs. Andrew L. Pecora
/s/ Robert A. Preti Dr. and Mrs. Robert A. Preti
DARREN & JULIE BLANTON CHILDREN’S TRUST
By: /s/ Brett Blanton Name: Brett Blanton Title: Trustee
DARREN & JULIE BLANON 2001 DESCENDANTS TRUST
By: /s/ Brett Blanton Name: Brett Blanton Title: Trustee
/s/ Desmond H. O’Connell Jr. Desmond H. O’Connell Jr. (f/b/o Desmond H. O’Connell Jr. IRA Rollover @ Newberger Berman LLC)

[Signature Page to Lock Up Agreement]

EX-A-10

Schedule A

Name of Stockholder	Common Shares Held	Series A Preferred Stock	Voting Percentage (as converted basis)	Address
Dr. & Mrs. Andrew L. Pecora	1,219.7	58.8	6.94%	486 Carlton Road Wyckoff, NJ 07481
Dr. & Mrs. Robert A. Preti	1,219.7	27.5	6.77%	80 Nursery Road Ridgefield, Ct 06877
George Goldberger	177.1	38.8	1.18%	200 Central Park South, Apt. 12Q New York, New York 10019
Darren & Julie Blanton Children’s Trust	0.0	250.4	1.41%	Attn: Brett H. Blanton, Trustee 3505 Beverly Drive, Dallas, TX
Darren & Julie Blanton 2001 Descendants Trust	0.0	250.4	1.41%	Am: Brett H. Blanton, Trustee 3505 Beverly Drive. Dallas. TX
Desmond H. O’Connell, Jr. (f/b/o Desmond H. O’Connell Jr. IRA Rollover @ Newberger Berman LLC)	0.0	125.2	0.71%	(f/b/o Desmond H. O’Connell Jr. IRA Rollover @ Newberger Berman LLC) 971 Lagoon Lane South Mantoloking, NJ 08738
Thomas J. Moss	5.9	0.0	0.03%	10216 Melvin Avenue Northridge. CA 91324
CCP-AMOR L.P.	0.0	1,252.1	7.07%	CCP-AMORC GP. L.L.C., General Partner c/o Michael D. Starcher, Manager 2311 Cedar Springs Road Suite 100 Dallas, TX 75201
Colt Ventures, Ltd.	0.0	939.7	5.30%	3505 Beverly Drive Dallas, TX 75205
Novitas Capital Ill. L.P	0.0	3,631.5	20.49%	Attn: Dean E. Miller 435 Devon Park Drive Suite 801 Wayne. PA 19087
	2,622.4	6,574.4	51.31%

[Signature Page to Lock Up Agreement]

EX-A-11

EXHIBIT B

FORM OF ESCROW AGREEMENT

Exhibit B

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”) is made and entered into as of , 2011, by and among NeoStem, Inc., a Delaware corporation (“Parent”), Amorcyte, Inc., a Delaware corporation (the “Company”), Paul Schmitt (the “Amorcyte Representative”), as representative of the stockholders of the Company identified from time to time on Schedule 1 hereto, and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”).

RECITALS

WHEREAS, Parent, AMO Acquisition Company, I, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Subco”), AMO Acquisition Company II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Subco II”), and the Company have entered into an Agreement and Plan of Merger dated as of July 13, 2011 (the “Merger Agreement”), pursuant to which, among other things, (i) Subco is merging with and into the Company, with the Company surviving the merger (the “First Merger”), (ii) within ninety (90) days after the First Merger, the Company, as the surviving company of the First Merger, is merging with and into Subco II, with Subco II surviving the merger as the Surviving Company (the “Second Merger” and together with the First Merger, the “Mergers”), and (iii) certain issuances of Parent Common Stock are to be made by Parent to the Amorcyte Representative on behalf of the Amorcyte Stockholders. A copy of the Merger Agreement is attached hereto as Exhibit A;

WHEREAS, the Merger Agreement contemplates the establishment of an escrow account to secure certain rights of the Parent Indemnified Parties to indemnification and reimbursement as provided in the Merger Agreement; and

WHEREAS, pursuant to Section 8.5 of the Merger Agreement, Paul Schmitt has been irrevocably appointed by the Amorcyte Stockholders to serve as the Amorcyte Representative in connection with all matters under this Agreement and the resolution of all claims for Damages under the Merger Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

Section 1.  Defined Terms.

1.1  Capitalized terms used and not defined in this Agreement shall have the meanings given to them in the Merger Agreement.

1.2  As used in this Agreement, the term “Amorcyte Stockholders” refers to the Persons who were stockholders of the Company immediately prior to the First Effective Time or to which the rights under this Agreement have been assigned as set forth herein. “Escrowed Shares” refers to the 6,821,283 shares of Parent Common Stock being issued as the Base Stock Consideration under the Merger Agreement.

Section 2.  Escrow and Indemnification.

2.1  Appointment of Escrow Agent; Shares and Stock Powers Placed in Escrow.  Continental Stock Transfer & Trust Company is hereby appointed to serve as Escrow Agent hereunder, and Continental Stock Transfer & Trust Company hereby agrees to serve as Escrow Agent hereunder. In accordance with the Merger Agreement, promptly following the First Effective Time, (a) Parent shall issue certificates for the Escrowed Shares registered in the name of the Escrow Agent evidencing 6,821,283 shares of Parent Common Stock to be held in escrow under this Agreement, and shall cause such certificates to be delivered to the Escrow Agent, and (b) the Amorcyte Representative shall deliver to the Escrow Agent an “assignment separate from certificate” (“Stock Power”) endorsed by him in blank. Such endorsement by the Amorcyte Representative shall have been guaranteed by a national bank or an NYSE-Amex member firm.

EX-B-1

2.2  Escrow Account.  The Escrowed Shares being held in escrow pursuant to this Agreement, together with any distributions on the Escrowed Shares, shall collectively constitute an escrow fund securing the indemnification rights of Parent and the other Parent Indemnified Parties under the Merger Agreement. The Escrow Agent agrees to accept delivery of the Escrowed Shares and to hold the Escrowed Shares in a separate escrow account (such account, the “Escrow Account”), subject to the terms and conditions of this Agreement and the Merger Agreement.

2.3  Voting of Escrow Shares.  The Escrow Agent, as record owner of the Escrowed Shares, shall exercise all voting rights with respect to such Escrowed Shares in accordance with Section 3.5 of the Merger Agreement, upon receipt of written instructions from the Amorcyte Representative. The Escrow Agent is not obligated to distribute to the Amorcyte Stockholders or to the Amorcyte Representative any proxy materials or other documents relating to the Escrowed Shares received by the Escrow Agent from Parent.

2.4  Reports.  Upon the request of either Parent or the Amorcyte Representative, the Escrow Agent shall provide a statement to the requesting party that describes any deposit, distribution or investment activity or deductions with respect to shares of Parent Common Stock held in the Escrow Account in addition to quarterly account statements from the Escrow Agent.

2.5  Dividends, Etc.  Parent and the Amorcyte Representative, on behalf of each of the Amorcyte Stockholders, agree that any shares of Parent Common Stock or other property (including ordinary cash dividends) distributable or issuable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrowed Shares (including pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent) shall not be distributed or issued to the beneficial owners of such Escrowed Shares, but rather shall be distributed or issued to and held by the Escrow Agent in the Escrow Account. Any securities or other property received by the Escrow Agent in respect of any Escrowed Shares held in escrow as a result of any stock split or combination of shares of Parent Common Stock, payment of a stock dividend or other stock distribution in or on shares of Parent Common Stock, or change of Parent Common Stock into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent, or otherwise, shall be held by the Escrow Agent as part of the Escrow Account.

2.6  Transferability.  Except as expressly provided for herein or by operation of law, the interests of the Amorcyte Stockholders in the Escrow Account shall not be assignable or transferable.

2.7  Trust Fund.  The Escrow Account shall be held as trust funds and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of Escrow Agent, any Amorcyte Stockholder or Parent, respectively, or of any party hereto. The Escrow Agent shall hold and safeguard the Escrow Account until the Escrow Termination Date (as defined in Section 3.3) or earlier distribution in accordance with this Agreement.

Section 3.  Release of Escrow Shares.

3.1  General.  (X) Within ten (10) calendar days after receiving either (a) written instructions from the Parent (a “Parent Notice”) which have not been objected to by the Amorcyte Representative within thirty (30) calendar days after the Parent’s delivery of such Parent Notice to the Amorcyte Representative, (b) joint written instructions from Parent and the Amorcyte Representative (“Joint Instructions”), (c) a decision and/or award from the Arbitrator (an “Arbitration Award”) or (d) an order issued by a court of competent jurisdiction (a “Court Order ”) relating to the release of any Escrowed Shares from the Escrow Account or (Y) in accordance with Section 3.3 hereof, the Escrow Agent shall release or cause to be released any such Escrowed Shares and any other amounts from the Escrow Account, in the amounts, to the Persons and in the manner set forth in such Parent Notice, Joint Instructions, Arbitration Award, Court Order or as provided in Section 3.3, as applicable. If a Parent Notice is sent under Section 8.4 of the Merger Agreement and such Parent Notice is not disputed as provided in Section 8.4 within thirty (30) calendar days, the Escrow Agent shall make the distribution requested by the Parent Notice without action by the Amorcyte Representative.

EX-B-2

3.2  Pro Rata Distributions.  For purposes of this Agreement, all distributions to the Amorcyte Stockholders shall be pro rata distributions made based on the percentages set forth on Schedule 1, as may be amended from time to time pursuant to Section 9.8 of this Agreement, except that no fractional shares shall be issued, and all amounts released from the Escrow Account and distributed to the Amorcyte Representative on behalf of the Amorcyte Stockholders shall be rounded up or down pursuant to Section 3.4(e) of the Merger Agreement.

The Company and the Amorcyte Representative represent and warrant that Schedule 1 attached hereto (the “Percentage Certification”) accurately reflects each Amorcyte Stockholder’s percentage ownership interest in the Company immediately prior to the consummation of the First Merger.

3.3  Release of the Escrowed Shares.

(a)  Within ten (10) Business Days following the six (6) month anniversary of the Closing Date (the “Six-Month Release Date”), the Escrow Agent shall deliver to the Amorcyte Representative for distribution to the Amorcyte Stockholders in accordance with the Percentage Certification as of the Six-Month Release Date an aggregate of up to 20% of the Base Stock Consideration in the Escrow Account (the “Six-Month Release Amount”), provided, however, that if there are claims for Damages against the Escrow Account that have not been finally resolved and paid as of the Six-Month Release Date, the Escrow Agent shall release and deliver to the Amorcyte Representative for distribution to the Amorcyte Stockholders only a number of Escrowed Shares equal to the positive difference, if any, between (i) the Six-Month Release Amount and (ii) the number of Escrowed Shares then being held with respect to pending claims against the Escrow Account. The Escrow Agent shall deliver Escrowed Shares subject to pending claims that would have otherwise been released and delivered to the Amorcyte Representative pursuant to this Section 3.3(a) when the pending claims are finally resolved.

(b)  Within ten (10) Business Days following the one year anniversary of the Closing Date (the “One-Year Release Date”), the Escrow Agent shall deliver to the Amorcyte Representative for distribution to the Amorcyte Stockholders in accordance with the Percentage Certification as of the One-Year Release Date the balance of shares of Parent Common Stock then held in the Escrow Account at such time except as follows: If no claims for Damages have been asserted against the Escrow Account by the Parent prior to the One-Year Release Date, then the Escrow Agent shall retain in the Escrow Account Parent Common Stock with a Current Value of $1,000,000 until the date that is two (2) years and one day after the Closing Date (the “Escrow Termination Date”). If any claims for Damages have been asserted against the Escrow Account by the Parent prior to the One-Year Release Date, then the Escrow Agent shall retain in the Escrow Account Parent Common Stock with a Current Value equal to the sum of (i) $2,000,000 plus (ii) the amount of any then pending and unresolved claims until the Escrow Termination Date.

(c)  Within ten (10) Business Days following the Escrow Termination Date, if there are no claims for Damages pending against the Escrow Account, the Escrow Agent shall deliver to the Amorcyte Representative for distribution to the Amorcyte Stockholders in accordance with the Percentage Certification as of the Escrow Termination Date the balance of shares of Parent Common Stock and other property held in the Escrow Account at such time. If, on the Escrow Termination Date, there are claims for Damages against the Escrow Account that have not been finally resolved, then, within ten (10) Business Days of the Escrow Termination Date, the Escrow Agent shall deliver to the Amorcyte Representative for distribution to the Amorcyte Stockholders the excess, if any, by which the value of the amounts held in the Escrow Account exceed an amount equal to 120% of the maximum amount of any claims for Damages against the Escrow Account that have not been finally resolved and paid at such time. Thereafter, final distributions of the Escrow Account shall be made in accordance with Section 3.1(X)(a), (b), (c) or (d), as applicable.

EX-B-3

3.4  Distributions.  Whenever a distribution of a number of shares of Parent Common Stock is to be made pursuant to the terms of this Agreement, the Escrow Agent shall requisition the appropriate number of shares from Parent’s stock transfer agent, delivering to the transfer agent the appropriate stock certificates accompanied by the respective Stock Powers, together with the specific instructions, as appropriate. Within 5 Business Days prior to the date the Escrow Agent is required to make a distribution of shares of Parent Common Stock or other property (including ordinary cash dividends) to the Amorcyte Representative pursuant to the terms of this Agreement, the Escrow Agent shall provide the Amorcyte Representative and the Parent with a notice specifying that a distribution will be made and requesting that the Amorcyte Representative update the then current Schedule 1 to this Agreement. The Escrow Agent shall make the appropriate distributions to the Amorcyte Representative for distribution to the Persons listed on such updated Schedule 1 in accordance with the terms hereof. Notwithstanding anything to the contrary set forth herein, the Escrow Agent shall not be obligated to make any distribution under this Agreement unless it has received from the Amorcyte Representative an updated Schedule 1 to this Agreement as provided herein. Any distributions to Parent pursuant to the terms of this Agreement shall be made to the address set forth in Schedule 2 hereto.

3.5  Disputes.  All disputes, claims, or controversies arising out of or relating to Section 3 of this Agreement that are not resolved by mutual agreement between Parent and the Amorcyte Representative shall be resolved solely and exclusively as set forth in Section 8.4 of the Merger Agreement by the Amorcyte Representative and the Parent.

Section 4.  Fees and Expenses.

The Escrow Agent shall be entitled to receive, from time to time, fees in accordance with Schedule 3. In accordance with Schedule 3, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement. All such fees and expenses shall be paid by Parent.

Section 5.  Limitation of Escrow Agent’s Liability.

5.1  The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own gross negligence or willful misconduct. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

5.2  Parent and the Amorcyte Representative, acting on behalf of the Amorcyte Stockholders hereby agree to indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with the Escrow Agent’s carrying out its duties hereunder. This right of indemnification shall survive the termination of this Agreement and the resignation of the Escrow Agent.

Section 6.  Termination.

This Agreement shall terminate upon the release by the Escrow Agent of the final amounts held in the Escrow Account in accordance with Section 3.

EX-B-4

Section 7.  Successor Escrow Agent.

In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than thirty (30) calendar days after it is given to all the other parties hereto. In such event, Parent may appoint a successor Escrow Agent (acceptable to the Amorcyte Representative, acting reasonably). If Parent fails to appoint a successor Escrow Agent within fifteen (15) calendar days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from Parent and the Amorcyte Representative as to the transfer of the Escrow Accounts to a successor Escrow Agent.

Section 8.  Amorcyte Representative.

Unless and until Parent and the Escrow Agent shall have received written notice of the appointment of a successor Amorcyte Representative, Parent and the Escrow Agent shall be entitled to rely on, and shall be fully protected in relying on, the power and authority of the Amorcyte Representative to act on behalf of the Amorcyte Stockholders.

Section 9.  Miscellaneous.

9.1  Attorneys’ Fees.  In any action at law or suit in equity to enforce or interpret this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.2  Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

NeoStem, Inc.
Suite 450
420 Lexington Avenue
New York, NY 10170
Attention: Catherine M. Vaczy, Esq.
Facsimile: (646) 607-4672

with a copy, which shall not constitute notice, to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, NJ 07068
Attention: Alan Wovsaniker, Esq.
Facsimile: (973) 597-2565

if to the Amorcyte Representative:

Amorcyte, Inc.
4 Pearl Court, Suite C
Allendale, NJ 07401
Attention: Paul Schmitt
Facsimile: (201) 883-1406

EX-B-5

with a copy, which shall not constitute notice, to:

LeClair Ryan
One Riverfront Plaza
1037 Raymond Boulevard, Sixteenth Floor
Newark, NJ 07102
Attention: William Oberdorf, Esq.
Facsimile: (973) 491-3489

if to the Escrow Agent:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, NY 10004
Attention: John W. Comer, Jr.
Facsimile: (212) 616-7615

Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or other document is required to be delivered to the Escrow Agent and any other Person, the Escrow Agent may assume without inquiry that notice or other document was received by such other Person on the date on which it was received by the Escrow Agent.

9.3  Headings.  The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.4  Counterparts and Exchanges by Facsimile or Other Electronic Transmission.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other means of electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5  Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 3.5 of this Agreement, in any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the non-exclusive jurisdiction and venue of the state and federal courts located in the State of New York; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of New York; and (c) each of the parties irrevocably waives the right to trial by jury.

9.6  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any. No direct or indirect interest in the Escrow Account or the shares of Parent Common Stock held in the Escrow Account may be sold, assigned, transferred or pledged except by operation of law.

9.7  Waiver.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

EX-B-6

9.8  Amendment.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, the Amorcyte Representative and the Escrow Agent; provided, however, that any amendment executed and delivered by the Amorcyte Representative shall be deemed to have been approved by and duly executed and delivered by all of the Amorcyte Stockholders.

9.9  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.10  Parties in Interest.  Except as expressly provided herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

9.11  Entire Agreement.  This Agreement and the Merger Agreement set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

9.12  Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action arising out of or related to this Agreement or the transactions contemplated hereby.

9.13  Cooperation.  The Amorcyte Representative on behalf of the Amorcyte Stockholders and Parent agree to cooperate fully with each other and the Escrow Agent and to execute and deliver such further documents, certificates, agreements, stock powers and instruments and to take such other actions as may be reasonably requested by Parent, the Amorcyte Representative or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

9.14  Construction.

(a)  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include masculine and feminine genders.

(b)  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)  Except as otherwise indicated, all references in this Agreement to “Sections”, “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement, Schedules to this Agreement and Exhibits to this Agreement.

[Remainder of page intentionally left blank]

EX-B-7

IN WITNESS WHEREOF, the parties have duly caused this Agreement to be executed as of the day and year first above written.

NEOSTEM, INC., a Delaware corporation
By: Name: Robin L. Smith Title: Chief Executive Officer
AMORCYTE, INC.
By: Name: Paul Schmitt Title: Chief Executive Officer
Paul Schmitt, as Amorcyte Representative
CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation
By: Name: Title:

[Escrow Agreement Signature Page]

EX-B-8

SCHEDULE 1

AMORCYTE STOCKHOLDERS

Percentage Certification Attached.

EX-B-9

SCHEDULE 2

ESCROWED SHARES

Number of Escrowed Shares:	6,821,283
Address for distributions to Parent:	NeoStem Inc. Suite 450 420 Lexington Avenue New York, New York 10170 Attention: Catherine M. Vaczy, Esq.

EX-B-10

SCHEDULE 3

ESCROW AGENT’S FEES AND EXPENSES

Monthly Fee for holding securities and/or cash:	$	____ per month
Additional out of pocket expenses including postage and stationary:		Additional
Disbursement fees at termination:		Additional

EX-B-11

EXHIBIT A

MERGER AGREEMENT

EX-B-12

EXHIBIT C

FORM OF WARRANTS

Exhibit C

AMORCYTE WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Agreement”), dated as of _________, 2011, is entered into by and between NeoStem, Inc., a Delaware corporation (“NeoStem” or the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, on __________, 2011, NeoStem consummated a merger (the “Merger”) of its wholly-owned subsidiary, AMO Acquisition Company, Inc. (“Subco”), with and into Amorcyte, Inc., a Delaware corporation (“Amorcyte”), pursuant to an Agreement and Plan of Merger, dated as of July 13, 2011 (as such agreement may be amended from time to time, the “Merger Agreement”), by and among NeoStem, Amorcyte, Subco and AMO Acquisition Company II, LLC, a wholly-owned subsidiary of NeoStem;

WHEREAS, the Merger Agreement provides that the Company will issue warrants to purchase One Million Eight Hundred Eighty-One Thousand Eight (1,881,008) shares of the Company’s common stock, par value $0.001 per share, (the “NeoStem Common Stock”) exercisable over a seven year period at an exercise price of $1.466 per share (the “Warrants” or the “Amorcyte Warrants”);

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.  Appointment of Warrant Agent and Depository.  The Company hereby appoints the Warrant Agent to act as agent for the Company for the Amorcyte Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement. The Company initially appoints the Warrant Agent to act as Depository with respect to the Global Warrants as hereinafter defined.

2.  Warrants.

2.1  Issuance of Warrants.  Each Amorcyte Warrant shall be (a) issued by book-entry registration only and (b) evidenced by the Global Warrant, substantially in the form of Exhibit A, hereto (individually a “Global Warrant” and together, the “Global Warrants”), respectively, the provisions of which are incorporated herein.

2.2  Execution and Delivery of the Global Warrants.

2.2.1  Each Global Warrant shall be dated and may have such letters, numbers or other marks of identification or designation and such legends or endorsements printed, lithographed or engraved thereon as the officers of the Company executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Agreement or the respective Warrants, or as may be required to comply with any law or with any rule or regulation made pursuant thereto. The Global Warrants shall be signed on behalf of the Company by its chairman or vice chairman of the Board of Directors of the Company (the “Board of Directors”), the chief financial officer, the president, any vice president, any assistant vice president, the treasurer or any assistant treasurer of the Company, which may but need not be attested to by its secretary or one of its assistant secretaries. Such signatures may be manual or facsimile signatures of such authorized officers and may be imprinted or otherwise reproduced on each Global Warrant. From time to time, in accordance with the Warrant Agent’s customary practices, the Warrant Agent shall send to each Holder (as hereinafter defined) a statement reflecting such Holder’s book-entry position in the Warrants and any changes thereto (the “Warrant Statement”). The terms and conditions of each Global Warrant are incorporated herein by this

EX-C-1

reference and made a part hereof. Notwithstanding anything contained herein to the contrary, if any terms or conditions of the Global Warrant or the Warrant Statement shall be found to conflict with any terms or conditions of this Agreement, the terms and conditions of the respective Global Warrants shall control except that the Warrant Agent’s procedures relating to the exercise of book-entry interests in the Global Warrants shall control the exercise of the Warrants.

2.2.2  Each Global Warrant shall represent the respective number of outstanding Warrants from time to time endorsed thereon and the respective number of outstanding Warrants represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions, exercises and other similar transactions.

2.2.3  No Warrant shall be valid for any purpose, and no Warrant evidenced thereby shall be exercisable, until the Global Warrant has been countersigned by the Warrant Agent by manual or facsimile signature. Such signature by the Warrant Agent upon the Global Warrant executed by the Company shall be conclusive evidence, and the only evidence, that the Global Warrant so countersigned has been duly issued hereunder.

2.2.4  In case any officer of the Company who shall have signed any of the Global Warrants either manually or by facsimile signature shall cease to be such officer before such Global Warrant so signed shall have been countersigned and delivered by the Warrant Agent as provided herein, such Global Warrant may be countersigned and delivered notwithstanding that the person who signed such Global Warrant ceased to be such officer of the Company; and such Global Warrant may be signed on behalf of the Company by such persons as, at the actual date of the execution of such Global Warrant, shall be the proper officers of the Company, although at the date of the execution of this Agreement any such person was not such officer.

2.2.5  The term “Holder” shall mean, when used with respect to any Warrant, any person in whose name a Warrant is issued at the time such Warrant shall be registered upon the books to be maintained by the Warrant Agent for that purpose.

3.  Terms and Exercise of Warrants.

3.1  Exercise Price.  For purposes of this Agreement, “Exercise Price” shall mean the initial exercise price for each Warrant as set forth in the Global Warrant, subject to adjustment as provided in the Global Warrant.

3.2  Duration of Warrants.  A Warrant may be exercised only during the period (“Exercise Period”) specified in the Global Warrant or as the same may be extended as hereinafter provided. Except with respect to the right to receive the Redemption Price if the Warrants have been redeemed (as set forth in the Global Warrant), each Warrant not exercised on or before the expiration date, as set forth in the Global Warrant (the “Expiration Date”), shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date.

3.3  Exercise of Warrants.  Warrants may be exercised, at the option of the Holder, in whole or in part, at any time or from time to time during the Exercise Period, by complying with the Warrant Agent’s procedures relating to the exercise of such book-entry interest in the Global Warrant. In addition, the Holder shall deliver to the Company at the then designated office of the Warrant Agent (the “Warrant Agent Office”) (i) the Exercise Form substantially in the form attached to the Global Warrant duly executed by such Holder or its duly authorized agent or attorney (the “Exercise Form ”) and (ii) payment of the aggregate Exercise Price. In case an exercise of Warrants is in part only, the Warrant Agent shall make an appropriate adjustment to the account of the Holder to reflect a number of Warrants for the number of shares of NeoStem Common Stock equal (without giving effect to any adjustment thereof) to the number of such shares called for by such Holder’s Warrants prior to such exercise, minus the number of shares designated by the Holder upon such exercise.

3.3.1  Payment.  The Holder shall pay the Exercise Price in accordance with the procedures in the Global Warrant and this Agreement.

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3.3.2  Procedures and Validity.

(a)  Any exercise of a Warrant by a Holder pursuant to the terms of this Agreement shall be irrevocable and shall constitute a binding agreement between the Holder and the Company, enforceable in accordance with its terms.

(b)  The Warrant Agent shall:

(i)  examine all Exercise Forms and all other documents delivered to it by or on behalf of Holders as contemplated hereunder to ascertain whether or not, on their face, such Exercise Forms and any such other documents have been executed and completed in accordance with their terms and the terms hereof;

(ii)  where an Exercise Form or other document appears on its face to have been improperly completed or executed or some other irregularity in connection with the exercise of the Warrants exists, the Warrant Agent shall endeavor to inform the appropriate parties (including the person submitting such instrument) of the need for fulfillment of all requirements, specifying those requirements which appear to be unfulfilled;

(iii)  inform the Company of and cooperate with and assist the Company in resolving any reconciliation problems between the Exercise Forms received and the crediting of Warrants to the respective Holders’ accounts; and

(iv)  advise the Company no later than two (2) business days after receipt of an Exercise Form, of (i) the receipt of such Exercise Form and the number of Warrants exercised in accordance with the terms and conditions of this Agreement, (ii) the percentage of the then outstanding Warrants represented by such exercise and (iii) such other information as the Company shall reasonably require.

(c)  All questions as to the validity, form and sufficiency (including time of receipt) of an exercised Warrant and any Exercise Form will be determined by the Company in good faith. The Company reserves the right to reject any and all Exercise Forms not in proper form or for which any corresponding agreement by the Company to exchange would, in the opinion of the Company, be unlawful. Moreover, the Company reserves the absolute right to waive any of the conditions to the exercise of Warrants or defects in the exercise thereof with regard to any particular exercise of Warrants. Other than as required in Section 3.3.2(b)(ii) above, neither the Company nor the Warrant Agent shall be under any duty to give notice to the Holders of the Warrants of any irregularities in any exercise of Warrants or any Exercise Form, nor shall it incur any liability for the failure to give such notice.

3.3.3  Issuance of Certificates.  As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Exercise Price, the Company shall cause its Transfer Agent to issue to the Holder of such Warrant a certificate or certificates representing the number of full shares of NeoStem Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant unless (a) a registration statement under the Securities Act of 1933 (the “Securities Act”) with respect to the NeoStem Common Stock issuable upon exercise of such Warrants is effective and a current prospectus relating to the shares of NeoStem Common Stock issuable upon exercise of the Warrants is available for delivery to the Holders or (b) in the opinion of counsel to the Company, the exercise of the Warrants is exempt from the registration requirements of the Securities Act and such securities are qualified for sale or exempt from qualification under applicable securities laws of the states or other jurisdictions in which the registered holder resides. Warrants may not be exercised by, or securities issued to, any Holder in any state in which such exercise or issuance would be unlawful. In the event that a registration statement under the Securities Act with respect to the NeoStem Common Stock underlying the Warrants is not effective or a current prospectus is not available, a Holder shall not be entitled to exercise his, her or its Warrants unless an exemption from registration is available. In the event that during the last 20 business days immediately prior to the Expiration Date both (i) a

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registration statement with respect to the NeoStem Common Stock underlying the Warrants is not effective or a current prospectus is not available and (ii) the Exercise Price of the Warrants is less than the price at which the NeoStem Common Stock is trading on the NYSE Amex (or if the NeoStem Common Stock is no longer trading on the NYSE Amex, such other stock exchange on which the shares of NeoStem Common Stock trades), the Exercise Period shall automatically be extended for a period of 20 business days after the date that the Company causes a registration statement covering the NeoStem Common Stock underlying the Warrants to be effective and a current prospectus is made available. In no event will the Company be required to “net cash settle” the warrant exercise.

3.3.4  Valid Issuance.  All shares of NeoStem Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.5  Date of Issuance.  All shares of NeoStem Common Stock so issued shall be registered in the name of the Holder or such other name as shall be designated in the Exercise Form delivered by the Holder. Such shares of NeoStem Common Stock shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become the holder of record of such shares of NeoStem Common Stock as of the date of delivery of the Exercise Form to the Warrant Agent Office duly executed by the Holder thereof and upon the Company’s receipt of payment of the Exercise Price.

4.  Adjustments.

4.1  Adjustments Generally.  The Exercise Price, the number of shares of NeoStem Common Stock issuable upon exercise of the Warrants and the number of Warrants outstanding are subject to adjustment from time to time upon the occurrence of certain events in accordance with the provisions of the Global Warrant.

4.2  Notices of Changes in Warrant.  Upon every adjustment of (i) the Exercise Price, (ii) the number of shares of NeoStem Common Stock issuable upon exercise of the Warrants and (iii) the number of Warrants outstanding, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in the Global Warrant then, in any such event, the Company shall give written notice to each Holder, at the last address set forth for such Holder in the Warrant register maintained by the Warrant Agent, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.3  No Fractional Shares.  Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the Holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up or down to the nearest whole number the number of shares of NeoStem Common Stock to be issued to the Holder.

4.4  Form of Warrant.  The form of Global Warrant need not be changed because of any adjustment pursuant to this Section 4. However, the Company may, at any time, in its sole discretion, make any change in the form of Global Warrant that the Company may deem appropriate and that does not affect the substance thereof.

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5.  Transfer and Exchange of Warrants.

5.1  Exchange and Transfer.

5.1.1  The Warrant Agent shall keep, at the Warrant Agent Office, books in which, subject to such reasonable regulations as it may prescribe, it shall register Warrants and exchanges and transfers of outstanding Warrants upon request to exchange or transfer such Warrants, provided, that the Warrant Agent shall have received a written instruction of transfer or exchange in form satisfactory to the Warrant Agent, duly executed by the Holder thereof or by his duly authorized agent or attorney, providing all information required to be delivered hereunder, such signature to be guaranteed by an eligible guarantor institution to the extent required by the Warrant Agent or the Depository. Upon any such registration of transfer, a Warrant Statement shall be issued to the transferee.

5.1.2  No service charge shall be made for any exchange or registration of transfer of Warrants; however, the Warrant Agent and/or the Company may require payment of a sum sufficient to cover any stamp or other tax or other charge that may be imposed in connection with any such exchange or registration of transfer. Neither the Warrant Agent nor the Company shall be required to pay any stamp or other tax or other charge required to be paid in connection with such transfer, and neither the Warrant Agent nor the Company shall be required to issue or deliver any Warrants until it has been established to the Company’s and the Warrant Agent’s satisfaction that such tax or other charge has been paid or that no such tax or other charge is due.

5.1.3  The Warrant Agent shall not effect any exchange or registration of transfer which will result in the issuance of a Warrant evidencing a fraction of a Warrant or a number of full Warrants and a fraction of a Warrant.

5.1.4  All Warrants credited to a Holder’s or transferee’s account upon any exchange or transfer of Warrants in accordance with the provisions of this Agreement shall be the valid obligations of the Company evidencing the same obligations, and entitled to the same benefits under this Agreement, as the Warrants that were so exchanged or transferred.

5.2  Treatment of Holders of Warrants.  Each Holder of Warrants, by accepting the same, consents and agrees with the Company, the Warrant Agent and every subsequent Holder of such Warrants that until the transfer of such Warrants is registered on the books of such Warrant Agent, the Company and the Warrant Agent may treat the registered Holder of such Warrants as the absolute owner thereof for any purpose and as the person entitled to exercise the rights represented by the Warrants evidenced thereby, any notice to the contrary notwithstanding.

5.3  Restrictions on Transfers. Notwithstanding anything in this Agreement to the contrary, in no event may any Holder transfer any NeoStem Common Stock received upon the exercise of a Warrant until after the one year anniversary of the date of issuance of the Global Warrant.

5.4  Cancellation of Global Warrant.  Promptly following the Expiration Date or at such earlier time that there are no longer outstanding any Warrants, the Global Warrants shall be cancelled or destroyed and the Warrant Agent shall deliver a certificate of such cancellation or destruction to the Company.

6.  Redemption.  The Warrants may be redeemed, at the option of the Company, in accordance with the provisions of the Global Warrant.

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7.  Other Provisions Relating to Rights of Holders of Warrants.

7.1  No Rights as Stockholder.  No Warrant shall, and nothing contained in this Agreement, in the Global Warrants or in the Warrant Statement shall be construed to, entitle the Holder or any beneficial owner thereof to any of the rights of a holder or beneficial owner of NeoStem Common Stock, including, without limitation, the right to vote or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or any other matter, to receive dividends on NeoStem Common Stock or any rights whatsoever as stockholders of the Company, until such Warrant is duly exercised in accordance with this Agreement and such Holder is issued the NeoStem Common Stock to which it is entitled in connection therewith.

7.2  Reservation of Common Stock.  The Company shall at all times reserve and keep available a number of its authorized but unissued shares of NeoStem Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.3  Registration of Common Stock.  The Company included the shares of NeoStem Common Stock underlying the Warrants in the registration statement on Form S-4 that was filed with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”). The Company will use its commercially reasonable efforts to maintain the effectiveness of such Registration Statement or file and maintain the effectiveness of another registration statement covering the shares of NeoStem Common Stock issuable upon exercise of the Warrants at any time that both (a) the Warrants are exercisable and (b) the Exercise Price of the Warrants is less than 105% of the price at which the NeoStem Common Stock is trading on the NYSE Amex (or if the NeoStem Common Stock is no longer trading on the NYSE Amex, such other stock exchange on which the shares of Common Stock trades). In no event will any Holder of a Warrant be entitled to receive a “net cash settlement” in lieu of physical settlement in shares of NeoStem Common Stock regardless of whether the Company complies with this Section 7.3.

7.4  Limitation on Monetary Damages.  In no event shall the Holder of a Warrant be entitled to receive monetary damages for failure to settle any Warrant exercise if the NeoStem Common Stock issuable upon exercise of the Warrants has not been registered with the SEC pursuant to an effective registration statement or if a current prospectus is not available for delivery by the Warrant Agent, provided the Company has fulfilled its obligations under Section 7.3 to use its commercially reasonable efforts to effect the registration under the Securities Act of the NeoStem Common Stock issuable upon exercise of the Warrants. The foregoing limitation on damages shall not apply to an exercise in connection with a redemption of a Warrant.

8.  Concerning the Warrant Agent and Other Matters.

8.1  Payment of Taxes.  The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of NeoStem Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2  Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1  Appointment of Successor Warrant Agent.  The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty(60) days’ notice in writing to the Company and to each Holder. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by any Holder of a Warrant, then the Holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized

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under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2  Notice of Successor Warrant Agent.  In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to each Holder, the predecessor Warrant Agent and the transfer agent for the NeoStem Common Stock not later than the effective date of any such appointment.

8.2.3  Merger or Consolidation of Warrant Agent.  Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3  Fees and Expenses of Warrant Agent.

8.3.1  Remuneration.  The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2  Further Assurances.  The Company agrees to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4  Liability of Warrant Agent.

8.4.1  Reliance on Company Statement.  Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the General Counsel, President or Chairman of the Board of Directors of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2  Indemnity.  The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

8.4.3  Exclusions.  The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any

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representation or warranty as to the authorization or reservation of any shares of NeoStem Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of NeoStem Common Stock will when issued be valid and fully paid and nonassessable.

8.5  Acceptance of Agency.  The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of NeoStem Common Stock through the exercise of Warrants.

9.  Miscellaneous Provisions.

9.1  Successors.  All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2  Notices.  Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, New York 10170
Attention: General Counsel

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Compliance Department

with a copy in each case to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, NJ 07068
Telephone: 973-597-2564
Facsimile: 973-597-2565
Attention: Alan Wovsaniker, Esq.

Any notice, sent pursuant to this Agreement shall be effective, if delivered by hand, upon receipt thereof by the party to whom it is addressed, if sent by overnight courier, on the next business day of the delivery to the courier, and if sent by registered or certified mail on the third day after registration or certification thereof.

9.3  Notices to Holders of Warrants.  Any notice to Holders of Warrants which by any provisions of this Warrant Agreement is required or permitted to be given shall be given by first class mail prepaid at such Holder’s address as it appears on the books of the Warrant Agent.

9.4  Applicable Law.  The validity, interpretation and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to

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such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

9.5  Persons Having Rights under this Agreement.  Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the Warrants.

9.6  Examination of the Warrant Agreement.  A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Holder of any Warrant. The Warrant Agent may require any such Holder to submit his, her or its Warrant Statements for inspection by it.

9.7  Counterparts.  This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.8  Effect of Headings.  The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.9  Amendments.  This Agreement may be amended by the parties hereto without the consent of any Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and provided such amendment shall not adversely affect the interest of the Holders. All other modifications, adjustments or amendments of this Agreement, shall require the written consent of the registered holders of a majority of the then outstanding Warrants provided that no amendment to the Global Warrant shall be effective to charge any Holder who has not consented thereto. The Warrant Agent may request from either the Company or the Holders an opinion of counsel with respect to the validity of any amendment as a condition to its exercise of any amendment.

9.10  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

NEOSTEM, INC.
By: Name: Robin L. Smith Title: CEO
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By: Name: John W. Comer, Jr. Title: Vice President

[Signature Page to Warrant Agency Agreement]

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EXHIBIT A

FORM OF GLOBAL WARRANT CERTIFICATE FOR AMORCYTE WARRANTS

EXERCISABLE ONLY IF AUTHENTICATED BY THE
WARRANT AGENT AS PROVIDED HEREIN

VOID AFTER THE CLOSE OF BUSINESS ON __________, 2018

NEOSTEM, INC.

Global Warrant Certificate representing
Warrants to purchase __________ shares of common stock, par value $0.001 per share as described herein

NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

Each Warrant (each a “Warrant”) represented hereby, entitles the holder to purchase one share (the “Warrant Share”) of common stock, $.001 par value (the “Common Stock”), of NeoStem, Inc., a Delaware corporation, (the “Corporation”) for the benefit of certain Holders (as defined in the Warrant Agreement) of such Warrants on the following terms. This Global Warrant Certificate represents the number of outstanding Warrants from time to time endorsed hereon and the number of outstanding Warrants represented hereby may from time to time be reduced or increased, as appropriate to reflect exchanges, redemptions, exercises and other similar transactions. This Global Warrant Certificate is issued under and in accordance with the Warrant Agreement, and is subject to the terms and provisions contained therein, all of which terms and provisions the Holders consent to by acceptance of their book-entry interests in the Global Warrant Certificate. Copies of the Warrant Agreement are on file at the Corporation’s headquarters. In the event of any conflict or inconsistency between this Global Warrant Certificate and the Warrant Agreement, this Global Warrant Certificate shall control. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Warrant Agreement dated as of _________, 2011 by and between the Corporation and Continental Stock Transfer & Trust Company (as such agreement may be amended from time to time, the “Warrant Agreement”).

1.  Exercise Period.  The Warrants shall vest in full and become exercisable on _________, 2011 (the “Vesting Date”) and, notwithstanding anything to the contrary contained herein, shall expire at 5:00 p.m. (Eastern Time) on ___________, 2018 (the “Termination Date”).

2.  Exercise of Warrants.  Each Holder may, at any time on or after the Vesting Date and prior to the Termination Date, exercise his, her or its Warrant in whole or in part at an exercise price per share equal to $1.466 per share, subject to adjustment as provided herein (the “Exercise Price”), by the delivery of the Warrant Exercise Form annexed hereto duly completed and executed to the Warrant Agent at the Warrant Agent Office or at such other agency or office of the Corporation in the United States of America as the Corporation may designate by notice in writing to the Holder at the address of such Holder appearing on the books of the Corporation, and by payment to the Corporation of the Exercise Price in lawful money of the United States by certified check or wire transfer for each share of Common Stock being purchased. Upon any partial exercise of a Warrant, the Warrant Agent shall make an appropriate adjustment to the account of the Holder to reflect a number of warrants for the account of the Holder equal (without giving effect to any adjustment thereof) to the number of shares called for by such Holder’s Warrants prior to such exercise, minus the number of shares designated by the Holder upon such exercise. In the event of the exercise of the rights represented by any Warrant, a certificate or certificates for the Warrant Shares so purchased, as applicable, registered in the name of the Holder, shall be delivered to the Holder hereof as soon as practicable after the rights represented by such Warrant shall have been so exercised.

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3.  Reservation of Warrant Shares.  The Corporation agrees that, prior to the expiration of this Warrant, it will at all times have authorized and in reserve, and will keep available, solely for issuance or delivery upon the exercise of all outstanding Warrants represented by this Global Warrant Certificate, the number of Warrant Shares as from time to time shall be issuable by the Corporation upon the exercise of this Warrant.

4.  No Stockholder Rights; No Rights to Net Cash Settled.  No Warrant shall entitle the holder hereof to any voting rights or other rights as a stockholder of the Corporation. In no event may any Warrant be net cash settled.

5.  Transferability of Warrant and Underlying Shares.  Prior to the Termination Date and subject to compliance with applicable Federal and State securities and other laws, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Corporation by the Holder in person or by duly authorized attorney in accordance with the provisions of the Warrant Agreement and upon delivery of the Assignment Form annexed hereto properly endorsed for transfer. The Corporation or the Warrant Agent shall be entitled to require, as a condition of any such transfer, that the Holder and the transferee execute or provide such documents and make such representations and warranties as the Corporation or the Warrant Agent may deem appropriate to evidence compliance with applicable law or otherwise. None of the Warrant Shares, if issued, may be transferred by the Holder until after the date that is one year after the date of issuance of this Warrant.

6.  Certain Adjustments.  With respect to any rights that any Holder has to exercise any Warrant and convert into shares of Common Stock, Holder shall be entitled to the following adjustments:

(a)  Merger or Consolidation.  If at any time there shall be a merger or a consolidation of the Corporation with or into another entity when the Corporation is not the surviving corporation, then, as part of such merger or consolidation, lawful provision shall be made so that the holder hereof shall thereafter be entitled to receive upon exercise of each Warrant, during the period specified herein and upon payment of the aggregate Exercise Price then in effect, the number of shares of stock or other securities or property (including cash) of the successor corporation resulting from such merger or consolidation, to which the holder hereof as the holder of the stock deliverable upon exercise of each Warrant would have been entitled in such merger or consolidation if each Warrant had been exercised immediately before such transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of each Warrant with respect to the rights and interests of the holder hereof as the holder of each Warrant after the merger or consolidation.

(b)  Reclassification, Recapitalization, etc.  If the Corporation at any time shall, by subdivision, combination or reclassification of securities, recapitalization, automatic conversion, or other similar event affecting the number or character of outstanding shares of Common Stock, or otherwise, change any of the securities as to which purchase rights under each Warrant exist into the same or a different number of securities of any other class or classes, each Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under each Warrant immediately prior to such subdivision, combination, reclassification or other change.

(c)  Split or Combination of Common Stock and Stock Dividend.  In case the Corporation shall at any time subdivide, redivide, recapitalize, split (forward) or change its outstanding shares of Common Stock into a greater number of shares or declare a dividend upon its Common Stock payable solely in shares of Common Stock, the Exercise Price shall be proportionately reduced and the number of Warrant Shares proportionately increased. Conversely, in case of a reverse stock split or the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Exercise Price shall be proportionately increased and the number of Warrant Shares proportionately reduced.

EX-C-12

7.  Compliance with Securities Laws; Legend and Stop Transfer Orders.  Unless the Warrant Shares are subject to an effective registration statement under the Securities Act, upon exercise of any part of any Warrant represented hereby, (i) the Corporation shall be entitled to require that the Holder make such representations and warranties as may be reasonably required by the Corporation to assure that the issuance of Warrant Shares is exempt from the registration requirements of applicable securities laws and (ii) the Corporation shall instruct its transfer agent to enter stop transfer orders with respect to such Warrant Shares, and all certificates or instruments representing the Warrant Shares shall bear on the face thereof substantially the following legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

8.  Redemption of Warrant.  Each Warrant is subject to redemption by the Corporation as provided in this Section 8.

(a)  Each Warrant may be redeemed, at the option of the Corporation, in whole and not in part, at a redemption price of $.0001 per Warrant (the “Redemption Price”), provided the average closing price of the Common Stock as quoted by Bloomberg, LP., or the Principal Trading Market (as defined below) on which the Common Stock is included for quotation or trading, shall equal or exceed $3.466 per share (taking into account all adjustments) for twenty (20) out of thirty (30) consecutive trading days.

(b)  If the conditions set forth in Section 8(a) are met, and the Corporation desires to exercise its right to redeem each Warrant, it shall mail a notice (the “Redemption Notice”) to the registered holder of each Warrant by first class mail, postage prepaid, at least fourteen (14) business days prior to the date fixed by the Corporation for redemption of the Warrants (the “Redemption Date”).

(c)  The Redemption Notice shall specify (i) the Redemption Price, (ii) the Redemption Date, (iii) the redemption price payable, and (iv) that the right to exercise each Warrant shall terminate at 5:00 p.m. (New York time) on the business day immediately preceding the Redemption Date. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to a holder (a) to whom notice was not mailed, or (b) whose notice was defective. An affidavit of the Secretary or an Assistant Secretary of the Corporation that the Redemption Notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(d)  Any right to exercise a Warrant shall terminate at 5:00 p.m. (New York time) on the business day immediately preceding the Redemption Date. On and after the Redemption Date, the holder of each Warrant shall have no further rights except to receive the Redemption Price.

(e)  From and after the Redemption Date, the Corporation shall, at the place specified in the Redemption Notice, upon presentation and surrender to the Corporation by or on behalf of the holder thereof the warrant certificates evidencing each Warrant being redeemed, deliver, or cause to be delivered to or upon the written order of such holder, a sum in cash equal to the Redemption Price of each Warrant. From and after the Redemption Date, each Warrant shall expire and become void and all rights hereunder, except the right to receive payment of the Redemption Price, shall cease.

EX-C-13

9.  Miscellaneous.  This Global Warrant Certificate and each Warrant represented hereby shall be governed by and construed in accordance with the laws of the State of New York. All the covenants and provisions of this Global Warrant Certificate and each Warrant by or for the benefit of the Corporation shall bind and inure to the benefit of its successors and assigns hereunder. Nothing in this Global Warrant Certificate shall be construed to give to any person or corporation other than the Corporation and the holder of each Warrant represented hereby any legal or equitable right, remedy, or claim under this Global Warrant Certificate and each Warrant represented hereby. This Global Warrant Certificate and each Warrant represented hereby shall be for the sole and exclusive benefit of the Corporation and the Holder. The section headings herein are for convenience only and are not part of this Global Warrant Certificate and shall not affect the interpretation hereof.

10.  Validity.  This Global Warrant Certificate shall not be valid or obligatory for any purpose until authenticated by the Warrant Agent.

EX-C-14

IN WITNESS WHEREOF, the Corporation has caused this Warrant to be executed by its duly authorized officer, this ______ day of __________ 2011.

NEOSTEM, INC.
Robin L. Smith Chairman & Chief Executive Officer

Certificate of Authentication

This is the Global Warrant Certificate for the Amorcyte Warrants referred to in the within-mentioned Warrant Agreement.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, As Warrant Agent
By: Authorized Signature

EX-C-15

[TO BE ATTACHED TO GLOBAL WARRANT CERTIFICATE]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL WARRANT CERTIFICATE

AMORCYTE WARRANT

The following increases or decreases in this Global Warrant have been made:

Date	Amount of decrease in the number of Warrants represented by this Global Warrant	Amount of increase in number of Warrants represented by this Global Warrant	Number of Warrants represented by this Global Security following such decrease or increase	Signature of authorized officer of the Depositary

EX-C-16

FORM OF EXERCISE FORM

To Be Executed by the Holder in Order to Exercise Amorcyte Warrant

The undersigned hereby irrevocably elects to exercise the right, represented by the book-entry Warrant(s), to purchase ____________ shares of the Common Stock of NeoStem, Inc. (the “Warrant Shares”) and the undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant in accordance with the terms of the Warrant Agreement. Such payment takes the form of $__________ in lawful money of the United States.

The undersigned hereby requests that certificates for the Warrant Shares purchased hereby be issued in the name of:

(please print or type name and address)
(please insert social security or other identifying number)
and be delivered as follows:
(please print or type name and address)
(please insert social security or other identifying number)

and if such number of shares of Common Stock shall not be all the shares evidenced by this Warrant Certificate, that a new Warrant for the balance of such shares be registered in the name of, and delivered to, Holder.

Signature of Holder SIGNATURE GUARANTEE:

This Warrant may be exercised by delivering the Exercise Form to Continental Stock Transfer & Trust Company at the following addresses:

By mail at	Continental Stock Transfer & Trust Company 17 Battery Place New York, New York 10004 Attn: [_______________]

EX-C-17

[FORM OF ASSIGNMENT]

(TO BE EXECUTED TO TRANSFER THE WARRANT)

For value received, ______________________________ hereby sells, assigns and transfers unto the Assignee(s) named below the rights represented by such number of Amorcyte Warrants listed opposite the respective name(s) of the Assignee(s) named below and all other rights of the Holder with respect to such Warrants, and does hereby irrevocably constitute and appoint _____________________________ attorney, to transfer said Warrant on the books of the Depositary and/or the Warrant Agent with respect to the number of Warrants set forth below, with full power of substitution:

Name(s) of Assignee(s)	Address	No. of Warrants

Dated: _____________

Signature
(Signed exactly as name appears in the records of the Depositary)

Signature Guarantee:

EX-C-18

EXHIBIT D

FORM OF COUNSEL OPINION

Exhibit D

FORM OF OPINION FROM AMORCYTE COUNSEL

NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, New York 10170

Re: NeoStem Agreement and Plan of Merger

Dear Ladies and Gentlemen:

We have acted as legal counsel to Amorcyte, Inc., a Delaware corporation (the “Company”) in connection with the execution and delivery of the Agreement and Plan of Merger by and among the Company, NeoStem, Inc. (“NeoStem”), AMO Acquisition Company I, Inc., and AMO Acquisition Company II, LLC (the “Agreement”). This opinion is being delivered to the parent pursuant to Article 7.2(e) of the Agreement. All capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to them in the Agreement.

In rendering the following opinions, we have made such inquiries and examined such documents as we have considered necessary or appropriate for the purpose of rendering the opinions herein set forth. As to various questions of fact material to this opinion, we have relied, without independent verification, upon representations and warranties of the Company contained in the Agreement and upon public records. We have not undertaken any special or independent examination or investigation to determine the existence of, or absence of, facts or circumstances not otherwise expressly disclosed to us, and no inference as to our knowledge of the existence of, or absence of, such facts or circumstances should be drawn merely from our representation of the Company. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as copies and the authenticity of the originals of such documents. Further, in rendering the following opinion, we note that we have not conducted a docket search in any jurisdiction with respect to litigation that may be pending against the Company or any of its officers or directors. However, to our knowledge, except as disclosed in the disclosure schedules to the Agreement, we know of no facts or circumstances that are contrary to the opinions expressed herein.

Based upon such examination and in reliance thereon and having regard for legal considerations which we deem relevant, subject to the assumptions set forth herein and the limitations and qualifications set forth herein, we are of the following opinions:

The opinion of counsel to Amorcyte, Inc. (the “Company”) shall be to the effect that:

1. The Company is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified and in good standing to do business as a foreign corporation in the State of New Jersey.

2. The Company has the requisite power and authority to own its assets and conduct its business as presently conducted and to execute, deliver and perform its obligations under the Merger Agreement and the Escrow Agreement, and to consummate the transactions contemplated thereby.

3. The Company’s board of directors and stockholders have taken all action necessary for the authorization, execution and delivery of the Merger Agreement and the Escrow Agreement by the Company and the performance by the Company of its obligations under the Merger Agreement and the Escrow Agreement.

4. The Merger Agreement and the Escrow Agreement have been duly authorized, executed and delivered by the Company and such agreements constitute valid and binding obligations of the Company enforceable against it in accordance with their terms.

EX-D-1

5. The execution and delivery of the Merger Agreement and Escrow Agreement and the Company’s performance of its obligations thereunder do not and will not (i) contravene any provision contained in the Certificate of Incorporation of the Company, as amended or amended and restated as of the date hereof, the bylaws of the Company, as amended or amended and restated as of the date hereof, or other organizational documents of the Company, (ii) violate the provisions of any law, rule or regulation applicable to the Company; (iii) to our knowledge violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under any Material Contract known to us, (iv) to our knowledge violate any judgment, decree, order or award of any government entity naming the Company, (v) to our knowledge result in the creation or imposition of any lien, claim, charge, encumbrance, equity, restriction or right on any of the assets or properties of the Company or any Person in the Amorcyte Group, or (vi) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any Liability known to us of the Company or any Person in the Amorcyte Group (except where the result of such acceleration would not cause a Material Adverse Effect).

6. The authorized capital stock of the Company consists of: (i) 31,000 shares of Amorcyte Common Stock, of which 7,821.5 shares are issued and outstanding and (ii) 11,000 shares of Amorcyte Series A Preferred Stock, of which [    ] shares are issued and outstanding. The Company has issued (i) Warrants to purchase an aggregate of 0 shares of Amorcyte Common Stock, all of which Warrants are issued and outstanding and (ii) Options to purchase an aggregate of 3,972 shares Amorcyte Common Stock, all of which Options are issued and outstanding. All of the securities which are issued and outstanding on the date hereof have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive or similar rights. None of the securities issued by the Company since January 1, 2007 were issued in violation of any registration requirements under federal securities laws. Immediately prior to the First Effective Time, the Company validly modified in accordance with their terms and the terms of the Merger Agreement, and without liability to the Company, all outstanding Warrants and Options. Immediately prior to the First Effective Time, the Company validly cancelled in accordance with their terms and without liability to the Company all outstanding other rights, agreements, or commitments known to us or listed in the schedules to the Merger Agreement to which the Company or any Amorcyte Securityholder is a party or by which any such party is bound obligating the Company or the Amorcyte Securityholder to grant, issue, or sell any capital stock or any other security in the Company.

7. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no consent, approval or authorization of or designation, declaration, filing with any Governmental Authority or other action on the part of the Company is required in connection with the consummation of the transactions contemplated by the Merger Agreement and the Escrow Agreement.

8. Assuming that all necessary action in respect of the First Merger has been duly taken by the Parent and Subco, upon the filing of the First Certificate of Merger in the office of the Secretary of State of the State of Delaware (and the acceptance of such filings by such offices) and the payment of all applicable filing fees with respect thereto, the First Merger will be effective at the First Effective Time under the DGCL.

9. To our knowledge, except as disclosed in the disclosure schedules to the Agreement, there are no civil, criminal or administrative actions, suits or proceedings which are pending or have been threatened in writing against the Company or any Person in the Amorcyte Group which (a) seek either damages in excess of $25,000 or equitable relief or (b) in any manner challenge or seek to prevent, enjoin, alter or delay the transactions contemplated by the Merger Agreement.

We express no opinion herein as to laws other than the laws of the State of Delaware and the federal law of the United States of America. All opinions are rendered as of the date of this opinion unless otherwise expressly indicated.

EX-D-2

The opinions expressed herein are subject to the following qualifications, limitations, and assumptions:

(a)  No opinion is given, either express or implied, as to any document, agreement, instrument or certificate delivered or to be delivered in connection with the Agreement other than the documents attached as schedules or exhibits to the Agreement and, with respect to those schedules or documents, only as expressly set forth and qualified and limited herein.

(b)  No opinion is given with respect to the effect of rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)  No opinion is given with respect to any income, sales, transfer, withholding, personal property or other tax, assessment, penalty, charge or levy that may result from the transactions contemplated by the Agreement or from the payment of any sum, or from the performance of any obligation of the Company, or any other person under the Agreement and the exhibits or schedules thereto.

(d)  No opinion is given with respect to the following miscellaneous provisions in the Agreement, the exhibits or schedules thereto: notice requirements, merger provisions, and choice of law and whether provisions for waiver or modification may be limited by general contract principles and rules of construction.

(e)  No opinion is given with respect to the enforceability of provisions that may purport to restrict access to legal or equitable remedies or provisions that may purport to impose liquidated damages, penalties, set-offs or forfeitures.

(f)  We express no opinion as to whether a Court in any jurisdiction will find that any provisions relating to a covenant not to compete contained in the Agreement the exhibits or schedules thereto are valid or enforceable.

(g)  No opinion is given, either express or implied, with respect to any requirement that provisions of the Agreement, the exhibits or schedules thereto, may only be waived in writing, to the extent an oral agreement has been consummated modifying provisions of the Agreement, the exhibits or schedules thereto, and other schedules or documents.

(h)  No opinion is given, either express or implied, with respect to the effect of judicial decisions that may permit the introduction of extrinsic evidence to modify the terms or the interpretation of the Agreement the exhibits or schedules thereto.

(i)  No opinion is given, either express or implied, with respect to the enforceability of provisions of the Agreement, the exhibits or schedules thereto, that purport to establish evidentiary standards or to make determinations conclusive.

(j)  No opinion is given, either express or implied, with respect to the enforceability of provisions of the Agreement, the exhibits or schedules thereto, that purport to establish particular courts as the forum for the adjudication of any controversy relating to the Agreement, and other schedules or documents.

(k)  No opinion is given, either express or implied, with respect to the enforceability of provisions of the Agreement, the exhibits or schedules thereto, providing that rights or remedies are not exclusive, that every right or remedy is cumulative, or that the election of a particular remedy or remedies does not preclude recourse to one or more other remedies.

(l)  No opinion is given with respect to the enforceability of any provision of the Agreement that would result in the forfeiture of any rights of any Amorcyte Securityholder if such Amorcyte Securityholder does not deliver an executed Letter of Transmittal within certain time periods set forth in the Agreement.

(m)  No opinion is given as to the effect of bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium, or similar laws relating to or affecting the rights of creditors.

(n)  No opinion is given as to federal laws and judicial decisions concerning the enforceability of contractual provisions which were unconscionable at the time the contract was made.

EX-D-3

(o)  With respect to the opinion expressed in paragraph 1 above, as it relates to the good standing of the Company, we have relied solely upon a Certificate of Good Standing issued by the Secretary of State of Delaware dated [____________________].

(p)  The words “to our knowledge” or the like used in this letter refer only to items of which we have current actual knowledge. The words “our knowledge” or the like used in this letter signify that, in the course of our representation of the Company, no information has come to our attention that would give us current actual knowledge that any statements, opinions or other matters so qualified are not accurate. We have undertaken no independent investigation or verification of such matters, and no inference as to our knowledge of the existence or absence of facts; documents or instruments should be drawn from the fact of our representation of the Company. Further, the words “our knowledge”, “to our knowledge” or the like as used in this letter are intended to be limited to the actual knowledge of the attorneys within our firm who have been directly involved in representing the Company.

The opinions contained herein address only the facts in existence and the laws in effect on the date hereof and we have no obligation to update our opinions for changes in such laws or other events occurring after the date hereof. Without our written consent and except as may be required by applicable law: (i) no person other than NeoStem, Subco, and Subco II, their successors and assigns and the affiliates may rely on this letter for any purpose; (ii) this letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum, or other similar document; (iii) this letter may not be cited or quoted in any other document or communication which might encourage reliance upon this letter by any person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this letter may not be furnished to anyone for purposes of encouraging such reliance.

Sincerely,
LECLAIRRYAN, a Professional Corporation
By: Name: Title:

EX-D-4

Annex B

General Corporation Law of the State of Delaware, § 262. Appraisal Rights.

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)  Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)  If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)  After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED OF INCORPORATION
OF
NEOSTEM, INC.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

NeoStem, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.  The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting ARTICLE ELEVENTH thereof and inserting the following in lieu thereof:

“ELEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and its Directors and stockholders:

“A.  The number of Directors constituting the Corporations’ Board of Directors shall be determined by the Board of Directors, from time to time. The term of office of all Directors shall expire at the 2011 annual meeting of stockholders of the Corporation. Commencing with the 2011 annual meeting of stockholders, the Directors constituting the Corporation’s Board of Directors shall not be classified and, other than those who may be elected by the holders of any classes or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be elected annually at each annual meeting of stockholders of the Corporation, to hold office for a term expiring at the next annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. Any Director, other than those who may be elected by the holders of any classes or series of stock having a preference over the Common Stock as to dividends or upon liquidation, may be removed from office at any time, with or without cause by the affirmative vote of at least a majority of the voting power of then outstanding capital stock entitled to vote on the matter, voting together as a single class.

“B.  Except as otherwise fixed by or pursuant to provisions hereof relating to the rights of the holders of any class or series of stock having a preference over Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining Director. Any Director appointed by the Board of Directors in accordance with the preceding sentence shall hold office and shall be elected for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been elected and qualified.”

2.  The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

C-1

IN WITNESS WHEREOF, we have set our hands on this  day of , 2011.

NEOSTEM, INC.
By: Name: Title:

C-2

Annex D

AMENDMENT TO 2009 EQUITY COMPENSATION PLAN

NeoStem Proposal 4 presents for stockholder consideration the following amendment to Section 3 of the NeoStem, Inc. 2009 Equity Compensation Plan:

3.	Stock Subject to the Plan. Subject to the provisions of Section 16(a) of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 23,750,000 Shares, all of which may be issued in respect of Incentive Stock Options. The Shares may be authorized but unissued, or reacquired, shares of Common Stock. The maximum number of Shares subject to Options and Stock Appreciation Rights which may be issued to any Participant under the Plan during any calendar year is 1,900,000 Shares. If an Option or Stock Appreciation Right expires or becomes unexercisable without having been exercised in full or is canceled or terminated, or if any Shares of Restricted Stock or Shares underlying a Stock Award are forfeited or reacquired by the Company, the Shares that were subject thereto shall be added back to the Shares available for issuance under the Plan. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

Other than the amendment to the text of Section 3 as set forth above, in all other respects the text of the NeoStem, Inc. 2009 Equity Compensation Plan would appear as such document was filed with the Securities and Exchange Commission on January 24, 2011 as Exhibit 10.3 to NeoStem’s Current Report on Form 8-K dated January 18, 2011.

D-1

Please mark your votes like this **X**

PROXY **NEOSTEM, INC.** PROXY

THE NEOSTEM, INC. BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3, 4, 5, AND 6.

3a. IF NEOSTEM PROPOSAL 2 IS APPROVED, ELECTION OF SEVEN NOMINEES TO THE NEOSTEM BOARD OF DIRECTORS, EACH TO SERVE A ONE-YEAR TERM EXTENDING UNTIL THE 2012 ANNUAL MEETING OF NEOSTEM STOCKHOLDERS:

FOR all nominees listed to the left (except as marked to the contrary below) ☐ **WITHHOLD AUTHORITY** to vote for all nominees listed to the left ☐

NOMINEES: (01) Robin L. Smith, M.D. (02) Richard Berman (03) Steven S. Myers (04) Edward C. Geehr, M.D. (05) Drew Bernstein (06) Eric H.C. Wei (07) Shi Mingsheng

INSTRUCTION: To withhold authority for any individual nominee(s), print nominee's name(s) on the lines below.)

____

____

FOR all nominees listed to the left (except as marked to the contrary below) ☐ **WITHHOLD AUTHORITY** to vote for all nominees listed to the left ☐

NOMINEES: (01) Steven S. Myers (Class II) (02) Edward C. Geehr, M.D (Class II)

INSTRUCTION: To withhold authority for any individual nominee(s), print nominee's name(s) on the line below.)

____

▼ FOLD AND INSERT IN ENVELOPE PROVIDED ▼

In their discretion, the proxies named on the reverse side are authorized to vote upon such other business as may properly come before the Meeting or any adjournment or postponement thereof and upon matters incident to the conduct of the Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED IN THE SQUARES OR SPACE PROVIDED IN THIS PROXY, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5 AND 6.

Label Area 4" x 1 1/2"

PRINT AUTHORIZATION *(THIS BOXED AREA DOES NOT PRINT)*

To commence printing on this proxy card please sign, date and fax this card to this number: 212-691-9013 or email us your approval.

SIGNATURE:____________ DATE:______ TIME:______

Registered Quantity ________ Broker Quantity________

Note: SCOTTI to Email final approved copy for Electronic Voting website setup: Yes ☐

See Reverse Side On How To Vote Your Shares Electronically.

UPON FINAL APPROVAL FORWARD INTERNET VOTING TO

SUNGUARD

WITHOUT THE YELLOW BOX, BLUE BOX & CROP MARKS

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Note: If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.

Signature __________ **Signature** __________ **Date** ________, **2011.**

NOTE: Please sign exactly as your name appears hereon. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation or other entity, please sign in full entity name by principal executive officer or other authorized signatory.

NeoStem, Inc.

VOTE BY INTERNET OR TELEPHONE
QUICK ★★★ EASY ★★★ IMMEDIATE

As a stockholder of NeoStem, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on October 13, 2011.

Vote Your Proxy on the Internet:		***Vote Your Proxy by Phone:***		***Vote Your Proxy by Mail:***
Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	**OR**	**Call 1 (866) 894-0537** Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	**OR**	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

▼ FOLD AND INSERT IN ENVELOPE PROVIDED ▼

PROXY

NEOSTEM, INC.

FORM OF PROXY CARD FOR HOLDERS OF COMMON STOCK AND SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK

October 14, 2011

The undersigned hereby appoints Robin L. Smith and Catherine M. Vaczy, and each of them, attorneys and proxies with power of substitution, to vote for and on behalf of the undersigned at the NeoStem, Inc. Annual Meeting of Stockholders to be held on October 14, 2011 and at any adjournments or postponements thereof (the "Meeting"), upon the following matters and upon any other business that may properly come before the Meeting, as set forth in the related Notice of Annual Meeting of Stockholders and Joint Proxy Statement/Prospectus, both of which have been received by the undersigned.

PLEASE INDICATE YOUR VOTE ON THE OTHER SIDE
(CONTINUED, AND TO BE DATED AND SIGNED, ON THE OTHER SIDE

VOTE BY MAIL OR FAX
QUICK ★★★ EASY ★★★ IMMEDIATE

HOW TO VOTE YOUR SHARES OF AMORCYTE, INC.

Vote Your Proxy by Mail:
Mark, sign and date your proxy card and return it in the postage-paid pre-addressed envelope provided to Amorcyte, Inc., 4 Pearl Court, Suite C, Allendale, NJ 07401, Attention: George Goldberger, no later than twenty four hours before the time appointed for the aforesaid Special Meeting.

Vote Your Proxy by Fax:

Mark, sign and date your proxy card below, then fax both sides of your proxy card to (201) 883-1409.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING BY FAX

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

THE AMORCYTE, INC. BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2

PROXY

Please mark your votes like this **X**

☐ FOR ☐ AGAINST ☐ ABSTAIN

Label Area 4" x 1 1/2"

☐ FOR ☐ AGAINST ☐ ABSTAIN

In their discretion, the above-named proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment or postponement thereof and upon matters incident to the conduct of the Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED IN THE SQUARES OR SPACE PROVIDED IN THIS PROXY, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature________________ **Signature**________________ **Date**________**, 2011.**

NOTE: Please sign exactly as your name appears hereon. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation or other entity, please sign in full entity name by principal executive officer or other authorized signatory.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

AMORCYTE, INC.

FORM OF PROXY CARD FOR HOLDERS OF COMMON STOCK AND SERIES A PREFERRED STOCK

October 14, 2011

The undersigned hereby appoints Paul J. Schmitt as his or her attorney and proxy with power of substitution, to vote for and on behalf of the undersigned at the Amorcyte, Inc. Special Meeting of Stockholders to be held on October 14, 2011 and at any adjournments or postponements thereof (the "Meeting"), upon the following matters and upon any other business that may properly come before the Meeting, as set forth in the related Notice of Special Meeting of Stockholders and Joint Proxy Statement/Prospectus, both of which have been received by the undersigned.

PLEASE INDICATE YOUR VOTE ON THE OTHER SIDE

(Continued, and to be marked, dated and signed, on the other side)